Form 10KSB, Exhibit 13
period 1998-06-30
SOUTHERN MISSOURI BANCORP INC
filed 1998-09-30
CIK 916907

TABLE OF CONTENTS

                                                         Page

   Letter to Stockholders                                1

   Business of the Company and the Bank                  2

   Common Stock                                          2

   Selected Consolidated Financial Condition,
     Operating and Other Data                           3-4

   Management's Discussion and Analysis of Financial
     Condition and Results of Operations                5-15

   Independent Auditors' Report                          16

   Consolidated Financial Statements:

     Consolidated Statements of Financial Condition
       as of June 30, 1998 and 1997                      17

     Consolidated Statements of Income for the
       years ended June 30, 1998,1997 and 1996           18

     Consolidated Statements of Stockholders' Equity
       for the years ended June 30, 1998,1997 and 1996   19

     Consolidated Statements of Cash Flows for the
       years ended June 30, 1998, 1997 and 1996         20-21

   Notes to Consolidated Financial Statements           22-41

   Directors and Officers                                 42

   Corporate Information                                  43



September 3, 1998

To Our Fellow Stockholders:

On behalf of the Board of Directors, Management, and Staff of Southern Missouri Bancorp, Inc. and its wholly owned subsidiary, Southern Missouri Bank and Trust, we are pleased to present the results of the Company's performance for the year ended June 30, 1998.

This was our fourth full year of operation for Southern Missouri Bancorp, Inc., following our initial public offering in April of 1994. Southern Missouri's positive trends for revenue growth continued as both net interest income and noninterest income increased for the fourth consecutive year. These increases in revenue are indicative of the success of our Company's focus on increasing loans receivable and generating higher levels of noninterest income. Partially, as a result of these increased revenues, Southern Missouri earned $.69 per share for the fiscal year ended June 30, 1998, which reflects a slight increase over the $.68 per share earned during the prior fiscal year. Earnings per share increased for fiscal 1998, in spite of management and the Board of Directors election to increase the reserve for loan losses with the establishment of $783,000 in loss provisions as compared to the $241,000 established during fiscal 1997.

Southern Missouri Bancorp had total assets of $155.9 million at June 30, 1998 as compared to $160.4 million at June 30, 1997. This slight reduction in assets was inconsistent with our strategic plan for asset growth, but did contribute to the improvement in our net interest rate spread. This reduction in total assets was primarily the result of the Company's stock repurchase program. During the year ended June 30, 1998, Southern Missouri repurchased 159,000 shares of its own common stock for $3.3 million, or $20.88 per common share. These stock repurchase programs are intended to help increase Southern Missouri's return on average equity. For the year ended June 30, 1998, Southern Missouri had a return on average equity of 4.06% and a return on average assets of .67%.

During fiscal 1998, Southern Missouri continued to share its financial returns with shareholders through the declaration and payment of dividends. Since 1995, the Company has paid a quarterly dividend of $.125 per common share.

As we turn our attention toward fiscal 1999, we intend to focus on continuing to generate loan growth through loan originations in our market area and attracting new depositors in our local market. It is our pledge to remain committed to the growth and performance goals of the Company and to generate value and opportunity for the main groups that hold the keys to our success: our customers, our staff, our shareholders, and our communities.

Thank you for your investment in Southern Missouri Bancorp, and for the confidence you have placed in our team here at Southern
Missouri. We look forward to a prosperous and bright future together.

Sincerely,



Donald R. Crandell
President and Chief Executive Officer


BUSINESS OF THE COMPANY AND THE BANK

The Bank operates as a state-chartered stock savings bank, originally chartered by the State of Missouri in 1887. The Bank converted from a state-chartered stock savings and loan association to a Federally-chartered stock savings bank effective June 20, 1995. Then effective February 17, 1998 the Bank converted its charter to a state-chartered stock savings bank. The Bank's deposit accounts are insured up to a maximum of $100,000 by the Savings Association Insurance Fund (SAIF), which is administered by the Federal Deposit Insurance Corporation
(FDIC).

The Bank's primary business is the origination of mortgage loans secured by one- to four-family residences. The Bank conducts its business through its home office located in Poplar Bluff and seven full service branch facilities in Poplar Bluff, Van Buren, Dexter, Malden, Kennett, Doniphan, and Ellington, Missouri. Lending activities are funded through the attraction of deposit accounts, consisting of certificate accounts with terms of 60 months or less, passbook accounts and money-market deposit accounts and advances from the Federal Home Loan Bank of Des Moines. The Bank also originates mortgage loans on commercial real estate, construction loans on single-family residences and commercial properties, consumer loans, and loans secured by deposit accounts.


COMMON STOCK

The common stock of the Company is listed on the Nasdaq Stock
Market under the symbol "SMBC".

The following table sets forth per share market price and dividend information for the Company's common stock. As of September 1, 1998, there were approximately 400 stockholders of record. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

   Fiscal 1998         High       Low     Dividend Paid
   First Quarter    $ 18.375   $ 17.00       $ .125
   Second Quarter     20.75      17.00         .125
   Third Quarter      23.875     18.75         .125
   Fourth Quarter     23.00      20.25         .125

   Fiscal 1997         High       Low     Dividend Paid
   First Quarter    $ 14.75    $ 13.50       $ .125
   Second Quarter     15.00      14.00         .125
   Third Quarter      17.25      14.25         .125
   Fourth Quarter     18.00      15.50         .125

Any future dividend declarations and payments are subject to the discretion of the Board of Directors of the Company. The ability of the Company to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company. For a discussion of the restrictions on the Bank's ability to pay dividends, see Note 11 of Notes to Consolidated Financial Statements included elsewhere in this report.


                SELECTED CONSOLIDATED FINANCIAL CONDITION,
                         OPERATING AND OTHER DATA

<CATION>
                                                        At June 30,
                                                      (In thousands)
FINANCIAL CONDITION DATA:             1998       1997       1996       1995       1994
Total assets                       $155,947   $160,393   $159,848   $148,323   $141,824
Loans receivable, net               119,083    107,783     95,535     82,887     74,932
Mortgage-backed and related
 securities                          14,154     26,236     35,037     24,574     24,144
Cash, interest-bearing deposits
 and investment securities           18,324     21,638     24,459     35,421     37,540
Deposits                            109,410    118,705    120,138    118,152    114,127
Borrowings                           21,069     13,535     11,550      1,314        412
Stockholders' equity                 24,112     26,400     26,227     27,047     25,793

                                                         Year Ending June 30,
                                                           (In thousands)
OPERATING DATA:                       1998       1997       1996       1995      1994
Interest income                    $ 11,444   $ 11,408   $ 11,010   $  9,640    $9,219
Interest expense                      6,212      6,318      6,308      5,187     4,725

Net interest income                   5,232      5,090      4,702      4,453     4,494
Provision for loan losses               783        241         60         95       230

Net interest income after
 provision for loan losses            4,449      4,849      4,642      4,358     4,264

Noninterest income                      797        618        639        455       571
Noninterest expense                   3,660      3,972      3,161      3,112     2,731

Income before income taxes and
 cumulative effect of change
 in accounting principle              1,586      1,495      2,120     1,701      2,104
Income tax expense                      522        440        653       454        626

Income before cumulative effect of
 change in accounting principle       1,064      1,055      1,467     1,247      1,478



Cumulative effect of change in
 accounting principle, income taxes      -          -          -         -         279

Net income                         $  1,064   $  1,055   $  1,467  $  1,247     $1,757



Basic earnings per common share    $    .69        .68        .89       .74          *
Diluted earnings per common share  $    .67        .67        .87       .73          *
Dividends per share                $    .50        .50        .50       .40          -

<F1>
*Not meaningful since the common stock was issued on April 13,1994


                                                        At June 30,
OTHER DATA:                           1998        1997       1996      1995       1994
Number of:
  Real estate loans                    3,035      3,040      3,053     3,082      3,278
  Deposit accounts                    12,762     12,542     12,626    12,837     12,917
  Full service offices                     8          8          8         8          8



KEY OPERATING RATIOS:                    At or For the Year Ended June 30,
                                         1998       1997       1996      1995      1994
Return on assets (net income
 divided by average assets)              .67%       .65%       .93%      .86%      1.30%

Return on average equity (net
 income divided by average equity)      4.06       4.09       5.48      4.68      13.34

Average equity to average assets       16.40      16.01      17.05     18.30       9.73

Interest rate spread (spread between
 weighted average rate on all interest-
 earning assets and all interest-
 bearing liabilities)                   2.67       2.51        2.29     2.39       3.13

Net interest margin (net interest
 income as a percentage of average
 interest-earning assets)               3.39       3.25        3.09     3.16       3.44

Noninterest expense to average assets   2.29       2.46        2.01     2.14       2.02

Average interest-earning assets to
 interest-bearing liabilities         117.76     118.32      119.42    121.09    108.59

Allowance for loan losses to total
 loans at end of period                 1.07        .64         .63       .67       .62

Allowance for loan losses to
 nonperforming loans                  243.01      51.19      114.94     77.66     68.53

Net charge offs to average out-
 standing loans during the period        .17         .16        .01       .00       .02

Ratio of nonperforming assets
 to total assets                         .45         .89        .38       .99      1.04

Dividend payout ratio                  72.29       73.06      52.17     46.98       N/A


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Southern Missouri Bancorp, Inc. (Southern Missouri or Company) is a Delaware corporation organized on April 13, 1994, for the principal purpose of becoming the holding company of Southern Missouri Savings Bank (SMSB). SMSB converted from a Federally-chartered stock savings bank to a state-chartered stock savings bank effective February 17, 1998 and subsequently changed its name to Southern Missouri Bank and Trust Co., (SMBT or the Bank). The principal business of SMBT consists primarily of attracting deposits from the general public and using such deposits along with wholesale funding from the Federal Home Loan Bank of Des Moines (FHLB) to finance mortgage loans secured by one-to four-family residences and, to a lesser extent, consumer loans, commercial real estate loans, and commercial business loans. These funds have also been used to purchase investment securities, mortgage-backed and related securities (MBS), U.S. government and federal agency obligations and other permissible securities.

The revenues of Southern Missouri are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investment securities and MBS. Southern Missouri's operations are significantly influenced by general economic conditions including monetary and fiscal policies of the U.S. government and Federal Reserve. Additionally, Southern Missouri is subject to policies and regulations issued by financial institution regulatory agencies, including the Federal Deposit Insurance Corporation (FDIC), Office of Thrift Supervision (OTS) and the Missouri Department of Finance. Each of these factors may influence interest rates, loan demand, prepayment rates and deposit flows. Interest rates available on competing investments as well as general market interest rates influence Southern Missouri's cost of funds. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. Southern Missouri intends to continue to focus on its lending programs for one- to four-family residential real estate, commercial mortgage, business and consumer financing on loans secured by properties or collateral located in Southeastern Missouri.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, the matters discussed in the annual report may be deemed to be "forward-looking statements" within the meaning of the federal securities law. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in Southern Missouri's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Southern Missouri's market area and price competition for loans and deposits. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent Southern Missouri's judgment as of the date of this report. Southern Missouri disclaims however, any intent or obligation to update these forward-looking statements.

FINANCIAL CONDITION

Southern Missouri's total assets declined $4.5 million, or 2.8%, to $155.9 million at June 30, 1998 as compared to $160.4 million at June 30, 1997. The decline was primarily due to the repurchase of $3.3 million of the Company's stock. Other changes in the composition of the balance sheet included a $16.2 million reduction in investment securities and MBS, which was partly used to finance $11.3 million, or 10.5% growth in loans receivable.

Investment securities and MBS declined $16.2 million, or 36.5% from $44.4 million at June 30, 1997 to $28.2 million at June 30, 1998. The reduction was attributed to sales and maturities of $10.1 million and $12.2 million, respectively, which exceeded purchases of $6.1 million.

Net loans receivable increased $11.3 million, or 10.5% to $119.1 million at June 30, 1998 from $107.8 million June 30, 1997. Loan growth consisted primarily of a $5.1 million increase in loans secured by one- to four-family residences and to a lesser degree, increased commercial real estate loan balances of $4.0 million and installment loan balances of $615,000. Southern Missouri originated $36.9 million mortgage and installment loans during fiscal 1998 as compared to originations of $32.5 million over the same period of the prior year.

Allowance for loan losses increased $589,000 or 83.4% from $706,000 at June 30, 1997 to $1,295,000 at June 30, 1998. The
allowance for loan losses at June 30, 1998 represented 1.07% and 96.99% of total loans and loans past due 90 days or more, respectively, as compared to respective balances of .64% and 51.19% at June 30, 1997 (see provision for loan losses).

Deposits declined $9.3 million, or 7.9%, from $118.7 million at June 30, 1997 to $109.4 million at June 30, 1998. The decline was a result of a $10.1 million, or 10.7%, decline in certificates of deposit, which was partially offset by a $772,000 increase in checking and savings accounts. The decline in the balance of certificates of deposit was a result of public unit certificates of deposit declining from $14.6 million at June 30, 1997 to $4.0 million at June 30, 1998.

FHLB advances increased $7.5 million, or 55.7%, from $13.5 million at June 30, 1997 to $21.1 million at June 30, 1998. The outstanding advances have fixed interest rates with original terms of up to fifteen years and some are subject to an early call from the issuer. The advances have primarily been used to finance deposit outflows and at June 30, 1998 maintained an average cost which was 38 basis points higher than SMBT's overall cost of deposits.

Stockholders' equity declined $2.3 million, or 8.7%, from $26.4 million at June 30, 1997 to $24.1 million at June 30, 1998. The decline was primarily attributed to the repurchase of $3.3 million of the Company's common stock and the payment of $769,000 in cash dividends, which together exceeded the Company's net income of $1.1 million.

RESULTS OF OPERATIONS

Southern Missouri's results of operations are primarily dependent on the level of its net interest income, noninterest income, and the control of operating expenses. Net interest income is dependent primarily on the difference or spread between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as the relative amounts of each such assets and liabilities. Southern Missouri, like other financial institutions, is also subject to interest-rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a varying basis, from its interest-bearing liabilities.

Southern Missouri's noninterest income consists primarily of fees charged on transaction and loan accounts, gains from the sale of available-for-sale securities and real estate owned and commissions earned on the sale of insurance products. Southern Missouri's operating expenses include, among other costs, employee compensation and benefits, occupancy expenses, legal and professional fees, federal deposit insurance premiums and other general and administrative expenses.

COMPARISON OF THE YEARS ENDED JUNE 30, 1998 AND 1997

Net Income.  Southern Missouri's net income increased $10,000, or
 .9%, from $1,055,000 for the year ended June 30, 1997 to $1,065,000 for the year ended June 30, 1998. Fiscal 1997's results included the adverse impact of a one-time, industry-wide special assessment to recapitalize the Savings Association Insurance Fund (SAIF). Exclusive of the one-time SAIF assessment of $779,000, net income for fiscal 1997 would have approximated $1,546,000, which would have exceeded fiscal 1998's net income by $481,000, or 31.1%. This decline in adjusted net income was primarily due to increased provisions for loan losses and increased recurring noninterest expenses.

Net Interest Income. Net interest income increased by $143,000, or 2.8%, to $5.2 million for the year ended June 30, 1998 as compared to $5.1 million for the year ended June 30, 1997. The increase was primarily due to a .16% increase in the average interest rate spread, which was partially offset by a decline in the ratio of average interest-earning assets to interest-bearing liabilities.

Interest Income. Interest income increased $35,000, or .3%, to $11.4 million for the year ended June 30, 1998 as compared to $11.4 million for the year ended June 30, 1997. The slight increase was primarily due to a .12% increase in the average yield earned on interest-earning assets, which was mostly offset by a $2.0 million, or 1.3%, decline in average interest-earning assets.

Interest income on loans receivable increased $1.1 million, or 13.8%, to $9.2 million for the year ended June 30, 1998 as compared to $8.1 million for the year ended June 30, 1997. The increase was due to a $12.2 million increase in average loans receivable and a .13% increase in average yield earned, from 7.84% during fiscal 1997 to 7.97% during fiscal 1998. Interest income on investment and MBS securities, and other interest-earning assets declined $1.1 million, or 32.1%, to $2.3 million for the year ended June 30, 1998 as compared to $3.3 million for the year ended June 30, 1997.

Interest Expense. Interest expense declined $107,000, or 1.7%, to $6.2 million for the year ended June 30, 1998 as compared to $6.3 million for the year ended June 30, 1997. The change was primarily due to the average balance of interest-bearing liabilities declining $1.1 million, or .8%, and the .04% decline in the average rate paid on these same interest-bearing liabilities, to 4.73% during fiscal 1998 from 4.77% during fiscal 1997.

Provision for Loan Losses. Provision for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for loan losses based on prior loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.
Management also considers other factors relating to the collectibility of the Bank's loan portfolio.

For the year ended June 30, 1998, the Bank established a provision for loan losses of $783,000 compared with $241,000 for the year ended June 30, 1997. Substandard assets identified under the Bank's internal classified assets policy increased from $1.4 million as of June 30, 1997 to $5.5 million at June 30, 1998 due primarily to an increase in substandard assets secured by commercial real estate. The largest classified commercial real estate relationship as of June 30, 1998 totaled $2.6 million and was current at that date and performing in accordance with its terms. In addition, the Bank had three other lending relationships with aggregate balances ranging from $299,000 to $536,000 which were secured primarily by commercial real estate that were also classified due to their underlying collateral experiencing cash flow difficulties.

The above provisions were made based on management's analysis of the various factors which affect the loan portfolio and management's desire to hold the allowance at a level considered adequate. Management performed a detailed analysis of the Bank's loan portfolio, including types of loans and reviews of the Bank's charge-off history and an analysis of the Bank's allowance for loan losses. Management also considered the Bank has continued to originate loans secured by commercial real estate. Such loans bear an inherently higher level of credit risk than one-to four-family residential real estate loans. Subject to market conditions, management of the Bank expects that these trends in its lending activities will continue. While management believes the allowance for losses at June 30, 1998 is adequate to cover all losses inherent in the Bank's portfolio, there can be no assurance that in the future the Bank's regulators will not require further increases in the allowance or actual losses will not exceed the allowance.

Noninterest Income. Noninterest income increased $179,000, or 29.0%, to $797,000 for the year ended June 30, 1998 as compared to $618,000 for the year ended June 30, 1997. Contributing to the increase was a $150,000 one-time gain from the termination of a defined benefit plan, increased customer service charges of $47,000 and a $31,000 increase in gains on sale of investment and MBS securities which were partly offset by a $49,000 reduction in insurance commissions and other income. Gains on sales of securities and MBSs are not a stable source of income and no assurance can be given that the Company will generate such gains in the future.

Noninterest Expense. Noninterest expense decreased $312,000, or 7.9%; however, exclusive of the aforementioned SAIF special assessment, noninterest expense increased $467,000, or 14.6% to $3.7 million for the year ended June 30, 1998 as compared to $3.2 million for the year ended June 30, 1997. The increase was due to a $280,000 rise in compensation and benefits expense, $125,000 decline in realized recoveries from the sale of foreclosed real estate, increased occupancy costs of $95,000 and $31,000 in increased legal and professional fees. These increased expenditures were attributed to increased personnel, higher benefit plan costs, higher data processing costs and costs associated with SMBT's conversion to a bank charter. Offsetting a portion of these increases was a $54,000 decline in deposit insurance premiums.

Provision for Income Taxes. Provision for income taxes increased $82,000, to $522,000 for the year ended June 30, 1998 as compared to $440,000 for the year ended June 30, 1997. The increase was primarily due to Southern Missouri's effective tax rate increasing from 29.4% for fiscal 1997 to 32.9% for fiscal 1998. This increase is primarily due to the smaller effect of tax exempt income of state and municipal obligations.

COMPARISON OF THE YEARS ENDED JUNE 30, 1997 AND 1996

Net Income. Southern Missouri's net income decreased $412,000, or 28.1%, from $1.5 million for the year ended June 30, 1996 to $1.1 million for the year ended June 30, 1997. The decline was attributed to increased noninterest expense, in particular the one-time industry-wide special assessment to recapitalize the SAIF, and lower noninterest income which was offset by increased net interest income and lower income taxes.

Net Interest Income. Net interest income increased by $388,000, to $5.1 million for the year ended June 30, 1997 as compared to $4.7 million for the year ended June 30, 1996. The increase was primarily due to a 22 basis point increase in the average interest rate spread from 2.29% during fiscal 1996 to 2.51% during fiscal 1997.

Interest Income. Interest income increased $398,000, or 3.6%, to $11.4 million for the year ended June 30, 1997 as compared to $11.0 million for the year ended June 30, 1996. The increase was primarily attributed to the $4.5 million, or 2.9%, increase in the average balance of interest-earning assets and the .04% increase in the average yield earned on those same assets, from 7.24% during fiscal 1996 to 7.28% during fiscal 1997.

Interest income on loans receivable increased $1.0 million, or 14.9%, to $8.1 million for the year ended June 30, 1997 as compared to $7.0 million for the year ended June 30, 1996. The increase was primarily due to the $13.8 million, or 15.5%, increase in the average balance of loans receivable which was partially offset by a .04% decline in the average yield earned on loans receivable, from 7.88% during fiscal 1996 to 7.84% during fiscal 1997.

Interest Expense. Interest expense increased $10,000 to $6.3 million for the year ended June 30, 1997 as compared to $6.3 million for the year ended June 30, 1996. During fiscal 1997, average interest-bearing liabilities increased $5.0 million, or 3.9%, to $132.4 million while the average cost of those interest-bearing liabilities declined .18%, from 4.95% during fiscal 1996 to 4.77% during fiscal 1997.

Provision for Loan Losses. For the year ended June 30, 1997, the Bank established a provision for loan losses of $241,000 compared with $60,000 for the year ended June 30, 1996. The book value of non-performing loans at June 30, 1997 was $1.4 million compared to $546,000 at June 30, 1996.

Nonperforming loans increased principally due to an increase in nonperforming mobile home loans of approximately $155,000 and a nonperforming commercial real estate loan of $277,000. The Bank has a dealer reserve account which was $63,000 at June 30, 1997 for these mobile home loans.

Noninterest Income. Noninterest income declined $21,000, or 3.3%, to $618,000 for the year ended June 30, 1997 as compared to $639,000 for the year ended June 30, 1996. The decline was attributed to an $83,000 decline in gains realized on sales of investment securities and MBS which was partially offset by increased insurance commissions and banking service charges of $25,000 and $32,000, respectively.

Noninterest Expense. Noninterest expense increased $811,000, to $4.0 million for the year ended June 30, 1997 as compared to $3.2 million for the year ended June 30, 1996. Exclusive of the aforementioned SAIF special assessment of $779,000, noninterest expense increased $32,000, or 1.0%, to $3.2 million when compared to the same period of the prior year. Increased expenses were primarily due to increased compensation and benefits, other expenses and advertising of $102,000, $96,000, and $26,000, respectively. Reduced expenses for deposit insurance premiums and provisions for losses on foreclosed real estate of $112,000 and $92,000 mostly offset these increased expenses, respectively.

Provision for Income Taxes. Provision for income taxes decreased $213,000, to $440,000 for the year ended June 30, 1997 as compared to $653,000 for the year ended June 30, 1996. The decrease was primarily due to reduced net income and Southern Missouri's effective tax rate decreasing from 30.8% during fiscal 1996 to 29.4% during fiscal 1997.

REGULATORY MATTERS AND SUPERVISORY AGREEMENT

On February 17, 1998, the OTS approved the conversion of Southern Missouri's financial institution subsidiary, Southern Missouri Savings Bank, FSB, from a federally-chartered stock savings bank to a Missouri-chartered stock savings bank. Due to this change in charters, SMBT's primary regulator changed from the OTS to the Missouri Division of Finance and the FDIC. Furthermore, the operating restrictions placed on the Bank, pursuant to an OTS Supervisory Agreement were lifted. However, SMBT remains subject to increased SAIF deposit insurance premium assessments until January 1, 1999, due to the Bank's former regulatory status. During the year ended June 30, 1998, SMBT recognized additional expense of $36,000, due to these higher deposit premiums.

ASSET/LIABILITY MANAGEMENT

The goal of Southern Missouri's asset/liability management strategy is to manage the interest rate sensitivity of both interest-earning assets and interest-bearing liabilities so as to maximize net interest income without exposing the Bank's Net Portfolio Value (NPV) to an excessive level of interest-rate risk. The Bank has employed various strategies intended to manage the potential effect that changing interest rates have on future operating results. Historically, the primary asset/liability management strategy had been to focus on matching the repricing intervals of interest-bearing assets and interest-bearing liabilities. This strategy has resulted in a manageable exposure to interest-rate risk with modest asset and loan growth rates.

The primary elements of Southern Missouri's current asset/liability strategy includes (i) increasing loans receivable through the origination of both fixed and adjustable-rate residential loans, (ii) growth in loans secured by commercial real estate, which typically provide higher yields, increased credit risk and shorter repricing periods, (iii) expanding the consumer loan portfolio, (iv) active solicitation of less rate-sensitive deposits, (v) offering competitively priced short-term certificates of deposit, and (vi) the use of FHLB advances to help manage exposure to interest-rate risk. The degree to which each segment of the strategy is achieved will affect Southern Missouri's overall profitability and exposure to interest-rate risk.

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of June 30, 1998, management's estimates of the projected changes in net portfolio value and net interest income in the event of 1%, 2%, 3%, and 4% instantaneous permanent increases or decreases in market interest rates.

                                               NPV as % of
Change              Net Portfolio              PV of Assets
in Rates  $ Amount  $ Change    % Change   NPV Ratio   Change
                      (Dollars in thousands)

+400 bp   $ 16,124   (5,775)      (26)%      11.09%     -313 bp
+300 bp     18,785   (3,114)      (14)       12.65      -157 bp
+200 bp     21,168     (731)       (3)       13.97       -25 bp
+100 bp     21,950       51         0        14.35        13 bp
   0 bp     21,899        -         -        14.22         -
-100 bp     21,525     (374)       (2)       13.87       -35 bp
-200 bp     21,434     (465)       (2)       13.68       -54 bp
-300 bp     21,324     (575)       (3)       13.47       -75 bp
-400 bp     20,615   (1,284)       (6)       12.93      -129 bp

Computations in the table are based on prospective effects of hypothetical changes in interest rates and are based on an internally generated model using the actual maturity and repricing schedules for SMBT's loans and deposits, adjusted by management's assumptions for prepayment rates and deposit runoff. Further, the computations do not consider any reactions that the Bank may undertake in response to changes in interest rates. These projected changes should not be relied upon as indicative of actual results in any of the aforementioned interest rate changes.

Management cannot accurately predict future interest rates or their effect on the Bank's NPV and net interest income in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV and net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Additionally, most of Southern Missouri's loans have features, which restrict changes in interest rates on a short term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

SMBT's Board of Directors is responsible for reviewing SMBT's asset/liability and interest-rate risk management policy which includes allowable limits for exposure to interest-rate risk. The Board meets quarterly to review projected exposure to interest-rate risk, as well as liquidity and capital requirements.

LIQUIDITY AND CAPITAL RESOURCES

Southern Missouri's primary potential sources of funds include deposit growth, FHLB advances, amortization and prepayment of loan principal, investment maturities and sales, and on-going operating results. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and loan prepayment rates are significantly influenced by factors outside of the Bank's control, including general economic conditions and competition. Southern Missouri has relied on using FHLB advances as a source for funding cash or liquidity needs.

Historically, the Bank was required by OTS regulations to maintain minimum levels of specified liquid assets in order to fund cash needs. The required percentage was 5% of net withdrawable deposits and borrowings, which were payable on demand or in one year or less. Under the Bank's current charter, it is no longer subject to this requirement.

Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 1998, the Bank had outstanding commitments to extend credit of $3.1 million (including $1.5 million on lines of credit). Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.

Liquidity management is an ongoing responsibility of the Company's management. The Company adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and (iv) asset/liability management objectives.

At June 30, 1998, the Company had $73.9 million in certificates of deposit maturing within one year and $25.7 million in other deposits without a specified maturity, as well as scheduled FHLB advances maturing within one year of $1.0 million. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities.

REGULATORY CAPITAL

Federally insured savings banks are required to maintain a minimum level of regulatory capital. FDIC regulations established capital requirements, including a leverage (or core capital) requirement and a risk-based capital requirement. The FDIC is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

At June 30, 1998, SMBT exceeded regulatory capital requirements with core and risk-based capital of $21.1 million and $22.3 million, or 13.7% and 25.5% of adjusted total assets and risk-based assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0% for adjusted total assets and risk-weighted assets, by approximately $15.0 million and $15.3 million, respectively. Under regulatory guidelines, SMBT was considered well-capitalized at June 30, 1998.

IMPACT OF INFLATION

The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates generally have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

YEAR 2000 CONSIDERATION

Many existing computer programs and data processing systems use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If uncorrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations.

The Company uses an in-house computer processing system and is in the process of reviewing it and other data processing functions as well as those of its software providers, vendors, suppliers, and major customers to ascertain the degree to which each will be impacted by Year 2000 failures. Initial testing of internal systems and how they interact with those of vendors and suppliers began June 30, 1998, and is scheduled to be completed by March 31, 1999. Upon completion of system testing the Bank will modify its contingency plan to incorporate the results of this testing. Management anticipates Year 2000 expenditures to be less than $100,000 of which $16,000 had been expended as of June 30, 1998. In addition the Bank expended $230,000 to upgrade its data processing system from June 30, 1996 to September 30, 1997. Incomplete or untimely compliance, however, may have a material adverse effect on the Company, the dollar amount of which cannot be accurately quantified at this time because of the inherent variables and uncertainties involved.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

See Note 1 of Notes to Consolidated Financial Statements for a discussion of the impact of recent accounting pronouncements.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average month-end balance of assets or liabilities, respectively, for the periods indicated. During the periods indicated, nonaccrual loans are included in the net loan category.

The table also presents information for the periods indicated with respect to the difference between the weighted-average yield earned on interest-earning assets and the weighted-average rate paid on interest-bearing liabilities, or "interest rate spread," which financial institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.


                                       Year Ended June 30,
                       1998                     1997                       1996
                     Interest                 Interest                 Interest
             Average    and    Yield/ Average   and     Yield/ Average   and       Yield/
             Balance Dividends  Cost  Balance Dividends  Cost  Balance  Dividends  Cost
                                       (Dollars in thousands)
Interest
 -earning
  assets
 Mortgage
  loans(1)  $104,417 $ 8,172   7.83% $ 90,387 $ 6,988    7.73% $ 80,275 $  6,244    7.78%
 Other
  loans(1)    10,691   1,003   9.38    12,534   1,076    8.58     8,806      775    8.80

   Total net
    loans    115,108   9,175   7.97   102,921   8,064    7.84    89,081    7,019    7.88

 Mortgage-
  backed
  and related
  securities  19,344   1,172   6.06    31,296   2,050    6.55    30,690    1,976    6.44
 Investment
  securi-
  ties(2)     16,078     947   5.89    18,473   1,159    6.27    27,935    1,821    6.52
 Other interest-
  earning
  assets       4,049     150   3.70     3,934     135    3.43     4,461      194    4.35

  Total
   interest-
   earning
   assets(1) 154,579  11,444   7.40   156,624  11,408    7.28   152,167   11,010    7.24

 Other non-
  interest-
  earning
  assets       5,405       -            4,595      -              4,947       -
   Total
    assets $ 159,984 $ 11,444        $161,219 $11,408          $157,114 $ 11,010

Interest-bearing liabilities:
 Passbook
  accounts $   7,487 $    202   2.70 $  7,221 $   200    2.77 $  6,783  $    180   2.65
 NOW
  accounts     9,605      186   1.94    7,316     178    2.43    6,478       159   2.45
 Money market
  accounts     7,856      241   3.07    8,572     237    2.76    8,786       264   3.00
 Certificates
  of deposit  86,705    4,522   5.21   96,197   4,947    5.14   97,728     5,263   5.39

   Total
    deposits 111,653    5,151   4.61  119,306   5,562    4.66  119,775     5,866   4.90

 FHLB
  advances    19,617    1,061   5.41   13,067     756    5.79    7,645       442   5.78

   Total interest-
    bearing
    liabili-
    ties     131,270    6,212   4.73  132,373   6,318    4.77  127,420    6,308     4.95

 Other
  liabilities  2,483       -            3,035                    2,904       -

   Total
    liabili-
    ties     133,753    6,212         135,408       -           130,324      -

 Stockholders'
  equity      26,231       -           25,811       -            26,790      -

  Total liabil-
   ities and
   stockhol-
   ders'
   equity $ 159,984 $  6,212       $ 161,219   $ 6,318        $157,114  $  6,308


Net interest
 income          -  $  5,232               -   $ 5,090              -   $  4,702

Interest rate
 spread (3)      -        -    2.67%       -        -    2.51%      -         -     2.29%

Net interest
 margin (4)      -        -    3.39%       -        -    3.25%      -         -     3.09%

Ratio of average
 interest-earn-
 ing assets to
 average
 interest-bearing
 liabilities  117.76%     -      -      118.32%     -      -     119.42%      -       -

<F1>
(1)  Calculated net of deferred loan fees, loan discounts and loans-in-process.
(2)  Includes FHLB stock and related cash dividends.
(3) Net interest spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on average interest-earning assets represents net interest income dividend by average interest-earning assets.

YIELDS EARNED AND RATES PAID:

The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on the Company's assets, the weighted average interest rates paid on the Company's liabilities, together with the net yield on interest-earning assets.


                                                At
                                              June 30,   Year Ended June 30,
                                                1998    1998    1997    1996

Weighted-average yield on loan portfolio        7.98%   7.97%   7.84%   7.88%

Weighted-average yield on mortgage-backed
 and related securities                         6.00    6.06    6.55    6.44

Weighted-average yield on investment portfolio  5.99    5.89    6.27    6.52

Weighted-average yield on other
 interest-earning assets                        5.19    3.70    3.43    4.35

Weighted-average yield on all
 interest-earning assets                        7.56    7.40    7.28    7.24

Weighted-average rate paid on deposits          4.59    4.61    4.66    4.90

Weighted-average rate paid on FHLB
 advances                                       4.97    5.41    5.79    5.78

Weighted-average rate paid on all
 interest-bearing liabilities                   4.65    4.73    4.77    4.95

Interest rate spread (spread between weighted
 average rate on all interest-earning assets
 and all interest-bearing liabilities)          2.91    2.67    2.51    2.29

Net interest margin (net interest income
 as a percentage of average interest-
 earning assets)                                   -    3.39    3.25    3.09


The following table sets forth the effects of changing rates and volumes on net interest income of the Bank. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and
(iii) changes in rate/volume (change in rate multiplied by change in volume).

                         Years Ended June 30,        Years Ended June 30,
                          1998 Compared to 1997        1997 Compared to 1996
                           Increase (Decrease)          Increase(Decrease)
                                       Due to                      Due to
                                       Rate/                       Rate/
                        Rate  Volume  Volume  Net    Rate  Volume Volume   Net
                                        (Dollars in Thousands)
Interest-earning assets:
 Loans receivable (1)   $134   $955   $ 22  $1,111   $(36)  $1,088  $(6) $1,046
 Mortgage-backed and
   related securitie    (153)  (783)    58    (878)    34       39    1      74
 Investment securities   (72)  (150)    10    (212)   (70)    (616)  24    (662)
 Other interest-
   earning deposits       11      4      0      15    (42)     (23)   5     (60)

Total net change in
 income on interest-
 earning assets          (80)    26     90      36   (114)     488   24     398

Interest-bearing
  liabilities:
 Deposits                (60)  (353)     2    (411)  (282)     (23)   1    (304)
 FHLB advances           (50)   379    (24)    305      1      312    1     314

Total net change in
 expense on interest-
 bearing liabilities    (110)    26    (22)   (106)  (281)     289    2      10

Net change in net
 interest income        $ 30   $  0   $112  $  142   $167   $  199  $22   $  388


(1) Does not include interest on loans placed on nonaccrual status.




                 INDEPENDENT AUDITORS' REPORT



Board of Directors
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri


We have audited the accompanying consolidated statements of financial condition of Southern Missouri Bancorp, Inc. and Subsidiary (Company) as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Missouri Bancorp, Inc. and Subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.




Poplar Bluff, Missouri
July 31, 1998


         SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
         CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                     JUNE 30, 1998 AND 1997

ASSETS                                              1998          1997

Cash and cash equivalents                    $  4,326,474     3,425,175
Certificates of deposit                                -         91,199
Investment and mortgage-backed and related
 securities: (Note 2)
  Available for sale - at estimated market
   value (amortized cost $23,550,641 and
   $39,571,322 at June 30, 1998 and 1997,
   respectively)                                23,506,508   39,577,474
  Held to maturity - at amortized cost
   (estimated market value $4,796,884 and
   $4,904,989 at June 30, 1998 and 1997,
   respectively)                                 4,645,407    4,780,845
Stock in Federal Home Loan Bank of
 Des Moines                                      1,053,500    1,519,700
Loans receivable, net (Note 3)                 119,083,215  107,782,977
Accrued interest receivable (Note 4)               907,778    1,079,967
Foreclosed real estate, net (Note 5)               171,721       54,838
Premises and equipment (Note 6)                  1,883,064    1,682,075
Prepaid expenses and other assets                  369,391      398,784

         Total assets                        $ 155,947,058  160,393,034



LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 7)                            $ 109,410,436  118,704,601
Advances from borrowers for
  taxes and insurance                              315,123      321,609
Advances from FHLB of Des Moines (Note 8)       21,068,905   13,535,321
Accounts payable and other liabilities             459,119      582,825
Accrued interest payable                           581,590      848,435
         Total liabilities                     131,835,173  133,992,791

Commitments and contingencies (Note 12)

Preferred stock, $.01 par value; 500,000 shares
 authorized; none issued and outstanding                -            -
Common stock, $.01 par value; 3,000,000 shares
 authorized; 1,803,201 shares issued                18,032       18,032
Additional paid-in capital                      17,628,758   17,579,778
Retained earnings-substantially restricted      12,771,731   12,476,753
Treasury stock of 310,813 shares in 1998 and
 169,898 shares in 1997, at cost                (5,613,008)  (2,680,183)
Unearned employee benefits                        (665,824)    (993,528)
Unrealized gain (loss) on investment and mortgage-
 backed securities available for sale              (27,804)       2,966
Minimum pension liability (Note 9)                      -        (3,575)
         Total stockholders' equity             24,111,885   26,400,243

         Total liabilities and
          stockholders' equity               $ 155,947,058   160,393,034



See accompanying notes to consolidated financial statements.


        SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF INCOME
             YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                            1998        1997        1996
Interest income:
   Loans receivable                  $  9,175,090   8,064,447   7,018,869
   Investment securities                  946,447   1,159,386   1,820,703
   Mortgage-backed and related
    securities                          1,172,281   2,049,764   1,976,216
   Other interest-earning assets          150,030     134,871     194,646
       Total interest income           11,443,848  11,408,468  11,010,434

Interest expense:
   Deposits (Note 7)                    5,150,691   5,562,266   5,866,482
   Advances from FHLB                   1,060,788     756,340     442,247
       Total interest expense           6,211,479   6,318,606   6,308,729
       Net interest income              5,232,369   5,089,862   4,701,705

Provision for loan losses (Note 3)        783,009     241,300      60,000
       Net interest income after
       provision for loan losses        4,449,360   4,848,562   4,641,705

Noninterest income:
   Gain on sale of investment securities,
    available for sale                      9,205      58,462      75,632
   Gain (loss) on sale of mortgage-backed
    securities, available for sale         69,956     (10,386)     (8,722)
   Gain on sale of mortgage-backed securities,
    held to maturity                          242          -       63,748
   Insurance commissions                  302,246     333,519     308,634
   Banking service charges                198,981     171,789     140,237
   Net income on foreclosed real estate   (16,509)    (15,971)    (17,945)
   Loan late charges                       68,845      49,103      52,611
   Other                                  164,337      31,812      25,182
       Total noninterest income           797,303     618,328     639,377

Noninterest expense:
   General and administrative:
   Compensation and benefits            2,457,458   2,177,532   2,075,615
   Occupancy and equipment                401,141     306,218     302,126
   SAIF special assessment                     -      779,184          -
   SAIF deposit insurance premium         109,980     163,711     275,488
   Provisions (credit) for losses on
    foreclosed real estate (Note 5)       (51,550)   (176,533)    (84,252)
   Professional fees                      191,583     160,522     149,940
   Advertising                            116,349     110,986      84,612
   Postage and office supplies            133,666     115,580     117,917
   Other                                  301,573     335,203     239,703
       Total noninterest expense        3,660,200   3,972,403   3,161,149

Income before income taxes              1,586,463   1,494,487   2,119,933

Income taxes (Note 10)
   Current                                588,000     440,700     590,513
   Deferred                               (66,000)       (900)     62,898
                                          522,000     439,800     653,411

Net income                           $  1,064,463   1,054,687   1,466,522


Basic earnings per common share      $        .69         .68         .89
Diluted earnings per common share    $        .67         .67         .87




See accompanying notes to consolidated financial statements.


          SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              YEARS ENDED JUNE 30, 1998, 1997 AND 1996



                                                                        Unrealized
                                                                        Gain(Loss) on
                         Additional                           Unearned   Securities   Minimum     Total
                 Common    Paid-in    Retained     Treasury   Employee   Available    Pension  Stockholders'
                Stock    Capital    Earnings       Stock    Benefits   For Sale    Liability    Equity
Balance at
 June 30, 1995  $ 18,032  17,325,586 11,491,096          -   (1,663,056) (115,647)   (9,035)    27,046,976
Change in un-
 realized loss
 on securities
 available for
 sale, net            -           -          -           -           -    304,138)       -        (304,138)
Minimum pension
 liability            -           -          -           -           -         -      2,730          2,730
Release of ESOP
 Awards               -     104,392          -           -      204,044        -         -         308,436
MRP expense, net      -      20,000          -           -      142,833        -         -         162,833
Dividends paid
 ($.50 per share)     -          -     (765,035)         -           -         -         -        (765,035)
Purchase of treasury
 Stock                -          -           -   (1,799,150)         -         -         -      (1,799,150)
Exercise of stock
 Options              -          -           -      108,120          -         -         -         108,120
Net income            -          -    1,466,522          -           -         -         -       1,466,522
Balance at
 June 30, 1996    18,032 17,449,978  12,192,583  (1,691,030) (1,316,179) (419,785)   (6,305)    26,227,294
Change in un-
 realized gain
 (loss) on
 securities
 available for
 sale, net            -          -           -           -           -     422,751       -         422,751
Minimum pension
 Liability            -          -           -           -           -          -     2,730          2,730
Release of ESOP
 Awards               -     104,800          -           -      204,047         -        -         308,847
MRP expense, net      -      25,000          -           -      118,604         -        -         143,604
Dividends paid
 ($.50 per share)     -          -     (770,517)         -           -          -        -        (770,517)
Purchase of treasury
 Stock                -          -           -   (1,010,153)         -          -        -      (1,010,153)
Exercise of stock
 Options              -          -           -       21,000          -          -        -          21,000
Net income            -          -    1,054,687          -           -          -        -       1,054,687
Balance at
 June 30, 1997    18,032 17,579,778  12,476,753  (2,680,183)   (993,528)     2,966   (3,575)    26,400,243
Change in un-
 realized loss
 on securities
 available for
 sale, net            -          -           -           -           -     (30,770)      -         (30,770)
Minimum pension
 Liability            -          -           -           -           -          -     3,575          3,575
Release of ESOP
 Awards               -     195,480          -           -      204,046         -        -         399,526
MRP expense, net      -      52,000          -           -      123,658         -        -         175,658
Dividends paid
 ($.50 per share)     -          -     (769,485)         -           -          -        -        (769,485)
Purchase of treasury
 Stock                -          -           -    3,314,645)         -          -        -      (3,314,645)
Exercise of stock
 Options              -    (198,500)         -      381,820          -          -        -         183,320
Net income            -          -    1,064,463          -           -          -        -       1,064,463
Balance at
 June 30, 1998  $ 18,032 17,628,758  12,771,731 (5,613,008)    (665,824)   (27,804)      -      24,111,885


See accompanying notes to consolidated financial statements.

         SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             CONSOLIDATED STATEMENTS OF CASH FLOWS
           YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                              1998         1997         1996
Cash flows from operating activities:
 Net income                             $ 1,064,463    1,054,687    1,466,522
  Items not requiring (providing) cash:
    Depreciation and amortization           217,895      188,521      156,377
    MRP expense and ESOP expense            523,187      427,451      451,269
    Gain on sale of investment
     securities, available for sale          (9,205)     (58,462)     (75,632)
   (Gain) loss on sale of mortgage-backed
     securities, available for sale         (69,956)      10,386        8,722
    Gain on sale of mortgage-backed
     securities, held to maturity              (242)          -       (63,748)
    Provision for loan losses               783,009      241,300       60,000
    FHLB stock dividend                          -            -       (30,000)
    (Gain) loss on foreclosed real
     estate, net                            (51,550)    (176,533)     (84,252)
    Net amortization of deferred income,
     premiums, and discounts                131,371      236,149      140,058
  Changes in:
    Accrued interest receivable             172,189       61,132       53,894
    Prepaid expenses and other assets       (17,494)      35,206       19,251
    Accounts payable and other liabilities (123,706)     (13,356)      58,165
    Accrued interest payable               (266,845)    (133,374)     183,524
       Net cash provided by
        operating activities              2,353,116    1,873,107    2,344,150

Cash flows from investing activities:
 Net increase in loans                  (12,170,696) (12,431,883) (11,827,066)
 Proceeds from sales of investment
  securities, available for sale          2,584,919    2,081,950    5,841,202
 Proceeds from maturing investment
  securities, available for sale          6,660,000    3,965,556   10,535,000
 Proceeds from maturing investment
  securities, held to maturity               25,000           -     3,600,000
 Purchase of investment securities,
  available for sale                     (4,993,594)  (4,251,016)  (7,457,104)
 Purchase of investment securities,
  held to maturity                               -            -      (500,000)
 Proceeds from sales of mortgage-backed
  securities, held to maturity               50,434           -     1,161,028
 Proceeds from sales of mortgage-backed
  securities, available for sale          7,493,339    6,475,469    8,087,727
 Proceeds from maturing mortgage-backed
  securities, available for sale          5,396,806    5,168,146    6,223,361
 Proceeds from maturing mortgage-backed
  securities, held to maturity               80,159       64,070    1,131,708
 Purchase of mortgage-backed
  securities, available for sale         (1,107,089)  (2,461,989) (27,239,834)
 Proceeds from sales of certificates
  of deposit                                 93,825           -            -
 Proceeds from maturing certificates
  of deposit                                     -        95,000       90,000
 Proceeds from reduction of FHLB stock      466,200           -            -
 Purchase of premises and equipment        (390,511)    (428,079)    (239,666)
 Proceeds from sale of foreclosed
  real estate                                32,468       37,550       94,799
       Net cash provided by (used in)
        investing activities              4,221,260   (1,685,226) (10,498,845)

Cash flows from financing activities:
 Net increase (decrease) in demand
  deposits and savings accounts        $    771,880    2,485,172     (985,489)
 Net (decrease) increase in
  certificates of deposit               (10,066,045)  (3,918,637)   2,971,170
 Net decrease in advances from
  borrowers for taxes and insurance          (6,486)     (32,286)    (118,951)
 Net increase in advances from FHLB
  of Des Moines                           7,533,584    1,984,843   10,236,004
 Dividends on common stock                 (769,485)    (770,517)    (765,035)
 Exercise of stock options                  178,120       21,000      108,120
 Payments to acquire treasury stock      (3,314,645)  (1,010,153)  (1,799,150)
       Net cash (used in) provided by
        financing activities             (5,673,077)  (1,240,578)   9,646,669


Increase (decrease) in cash
 and cash equivalents                       901,299   (1,052,697)   1,491,974

Cash and cash equivalents
 at beginning of period                   3,425,175    4,477,872    2,985,898

Cash and cash equivalents
 at end of period                      $  4,326,474    3,425,175    4,477,872


Supplemental disclosures of
 cash flow information:

Noncash investing and
 financing activities

Conversion of loans to
 foreclosed real estate                $    116,371      121,050      124,279

Conversion of foreclosed
 real estate to loans                  $      6,950      152,150      680,839

Transfer of investment and mortgage-
 backed and related securities from
 held to maturity to available for
 sale                                            -            -    23,041,000
Unrealized loss at transfer date                 -            -       227,000

Cash paid during the period for
Interest (net of interest credited)    $  2,062,670    2,018,878    1,939,186

Income taxes                           $    583,928      441,560      422,306



See accompanying notes to consolidated financial statements.

        SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 1998, 1997 and 1996



NOTE 1:  Organization and Summary of Significant Accounting
         Policies

   Organization

   Southern Missouri Bancorp, Inc., a Delaware corporation (the Company) was organized in 1994 and is the parent company of Southern Missouri Bank and Trust (the Bank) and the Bank's wholly-owned subsidiary S.M.S. Financial Services, Inc. Substantially all of the Company's consolidated revenues are derived from the operations of the Bank, and the Bank represented substantially all of the Company's consolidated assets and liabilities.

   Basis of Financial Statement Presentation

   The financial statements of the Company have been prepared in conformity with generally accepted accounting principles and general practices within the financial institution industry. In the normal course of business, the Company encounters two significant types of risk; economic and regulatory. Economic risk is comprised of interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities reprice on a different basis than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the value of the Company's investment in real estate.

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. The determination of the provision for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to changes in the economic environment and market conditions. These balances may be adjusted in the future based on such changes, or based on requirements of regulatory examiners of the Company's subsidiary.

   Principles of Consolidation

   The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiary, S.M.S. Financial Services, Inc. All significant intercompany accounts and transactions have been eliminated.

   Cash and Cash Equivalents

   For purposes of reporting cash flows, cash and cash equivalents include cash and due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest bearing deposits in other depository institutions were $1,898,619, and $1,411,857 at June 30, 1998 and 1997, respectively.

   Investment and Mortgage-Backed and Related Securities

   Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held to maturity" securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading" securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as "available for sale" securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity (net of deferred tax effects). No securities have been classified as trading securities.

   Premiums and discounts on debt securities are amortized or accreted as adjustments to income over the estimated life of the security using the level yield method. Gain or loss on the sale of securities is based on the specific identification method. The fair value of securities is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

   The Company does not invest in collateralized mortgage obligations that are considered high risk.

   Loans Receivable, Net

   Loans receivable, net are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan origination fees, deferred gain on real estate and unearned discounts.

   Discounts on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity adjusted for prepayments. Discounts on consumer loans are recognized over the lives of the loans using the interest method.

   The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

   Loans are placed on nonaccrual status upon becoming 90 days contractually past due as to principal or interest, and in management's opinion full collection of interest is doubtful. Interest income previously accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. Cash receipts on a nonaccrual loan are applied to principal and interest in accordance with its contractual terms unless full payment of principal is not expected, in which case cash receipts, whether designated as principal or interest, are applied as a reduction of the carrying value of the loan. A non-accrual loan is generally returned to accrual status when principal and interest payments are current, full collectability of principal and interest is reasonably assured and a consistent record of performance has been demonstrated.

   In accordance with SFAS No. 114, "Accounting by Creditor for Impairment of a Loan," as amended the Company considers a loan falling within its scope impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement.
   SFAS No. 114 does not apply to large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, which, for the Company include small residential real estate loans and consumer loans. Valuation allowances are established for impaired loans for the difference between the loan amount and fair value of collateral less estimated selling costs. Impaired loans are placed on nonaccrual status at the point they become contractually delinquent 90 days or more and cash receipts are applied, and interest income recognized, pursuant to the discussion above for nonaccrual loans. Impairment losses are recognized through an increase in the allowance for loan losses.

   Loan Origination Fees

   Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans.


   Foreclosed Real Estate

   Real estate acquired by foreclosure or by deed in lieu of foreclosure is initially recorded at the lower of cost or fair value less estimated selling costs. Costs for development and improvement of the property are capitalized.

   Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value, less estimated selling costs.

   Loans to facilitate the sale of real estate acquired in foreclosure are discounted if made at less than market rates.
   Discounts are amortized over the fixed interest period of each loan using the interest method.

   Income Taxes

   The Company and its subsidiary file consolidated income tax returns. Deferred income taxes are provided on temporary differences between the financial reporting bases and income tax bases of the Company's assets and liabilities.

   Premises and Equipment

   Premises and equipment are stated at cost less accumulated depreciation and include expenditures for major betterments and renewals. Maintenance, repairs, and minor renewals are expensed as incurred. When property is retired or sold, the retired asset and related accumulated depreciation are removed from the accounts and the resulting gain or loss taken into income.

   Depreciation is computed by use of straight-line and accelerated methods over the estimated useful lives of the assets. Estimated lives are generally twenty to fifty years for premises, and five to seven years for equipment.

   Earnings Per Share

   Basic income per share is computed using the weighted average number of common shares outstanding during each year. Diluted income per share includes the effect of all dilutive potential common shares (primarily stock options) outstanding during each year. All per share data has been restated to reflect the adoption of SFAS No. 128.

   The following paragraphs summarize the impact of new accounting pronouncements:

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It does not address recognition or measurement issues for comprehensive income and its components. Entities are required to classify items of other comprehensive income (including minimum pension liability adjustment and unrealized gains and losses on securities available for sale) by their nature in the financial statement and display the accumulated balance of other comprehensive income separately in the equity section of the statement of financial position. The statement is effective for fiscal years beginning after December 15, 1997. Comparative financial statements for earlier periods are required to reflect the provisions of this statement.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement requires that public entities report certain information about operating segments in the financial statements. The statement also requires disclosures about products and services, geographic areas and major customers. The statement supersedes SFAS No. 14 and supersedes and amends certain other accounting pronouncements. The statement is effective for fiscal years beginning after December 15, 1997.

   In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement addresses disclosure only. It does not address measurement or recognition. This statement amends SFAS No's. 87, 88 and 106. The statement is effective for fiscal years beginning after December 15, 1997.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 is not expected to have a material impact on the financial position or results of operations of the Company.


         SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   JUNE 30, 1998, 1997 and 1996



NOTE 2:  Investment and Mortgage-Backed and Related Securities

Available for Sale - The amortized cost, gross unrealized gains, gross unrealized losses and estimated market value of securities available for sale consisted of the following:



                                                      June 30, 1998
                                               Gross       Gross    Estimated
                                  Amortized  Unrealized  Unrealized   Market
                                     Cost      Gains       Losses     Value
Investment securities:

  U.S. government and federal
   agency obligations            $ 6,990,453     8,838      2,074   6,997,217
  Obligations of states and
   political subdivisions          2,296,754    58,441         -    2,355,195
      Total investment securities  9,287,207    67,279      2,074   9,352,412

Mortgage-backed and related securities:

  GNMA certificates                6,288,989    39,622      2,345   6,326,266
  FNMA certificates                3,850,598    24,513     29,093   3,846,018
  FHLMC certificates               1,412,755    18,687      5,357   1,426,085
  Collateralized mortgage
   obligations                     2,711,092        -     155,365   2,555,727
      Total mortgage-backed and
        related securities        14,263,434    82,822    192,160  14,154,096

      Total                     $ 23,550,641   150,101    194,234  23,506,508


                                                    June 30, 1997
                                                Gross       Gross    Estimated
                                   Amortized  Unrealized  Unrealized  Market
                                      Cost       Gains      Losses     Value

Investment securities:

  U.S. government and federal
   agency obligations            $  9,558,290     8,753   120,623    9,446,420
  Corporate securities              1,549,812     2,567     4,264    1,548,115
  Obligations of states and
   political subdivisions           2,382,809    95,186       639    2,477,356
      Total investment securities  13,490,911   106,506   125,526   13,471,891

Mortgage-backed and related securities:

  GNMA certificates                11,614,442   155,490        -    11,769,932
  FNMA certificates                 6,379,872    42,321    31,454    6,390,739
  FHLMC certificates                4,820,668    60,418    25,521    4,855,565
  Collateralized mortgage
   obligations                      3,265,429        -    176,082    3,089,347
      Total mortgage-backed and
       related securities          26,080,411   258,229   233,057   26,105,583

      Total                      $ 39,571,322   364,735   358,583   39,577,474


        SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              JUNE 30, 1998, 1997 AND 1996




Held to Maturity - The amortized costs, gross unrealized gains, gross unrealized losses and estimated market value of securities held to maturity consisted of the following:

                                                   June 30, 1998
                                               Gross       Gross    Estimated
                                 Amortized   Unrealized  Unrealized  Market
                                    Cost        Gains      Losses    Value
Investment securities:
  U.S. government and federal
   agency obligations          $   600,000          -       13,500    586,500
  Obligations of states and
   political subdivisions        4,045,407     164,977          -   4,210,384

       Total                   $ 4,645,407     164,977      13,500  4,796,884



                                                   June 30, 1997
                                               Gross       Gross    Estimated
                                 Amortized   Unrealized  Unrealized   Market
                                    Cost       Gains       Losses     Value

Investment securities:
  U.S. government and federal
   agency obligations          $   600,000         -       23,266    576,734
  Obligations of states and
   political subdivisions        4,050,121    144,697          -   4,194,818

   Total investment securities   4,650,121    144,697      23,266  4,771,552

Mortgage-backed securities:
  FHLMC certificates               130,724      2,713          -     133,437
   Total mortgage-backed
        Securities                 130,724      2,713          -     133,437

    Total                       $ 4,780,845   147,410      23,266  4,904,989



    The amortized cost and estimated market value of investment and mortgage-backed and related securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     June 30, 1998
                                 Available for Sale        Held to Maturity
                                           Estimated                 Estimated
                               Amortized     Market     Amortized      Market
                                  Cost       Value        Cost         Value

  Due in one year or less  $    180,000     180,373      775,118      763,377
  Due after one year
   thru 5 years               7,620,597   7,667,222    1,617,627    1,667,746
  Due after 5 years
   thru 10 years              1,291,610   1,302,152    1,444,283    1,507,377
  Due after 10 years            195,000     202,665      808,379      858,384
     Total investment
       Securities             9,287,207   9,352,412    4,645,407    4,796,884
  Mortgage-backed and
   related securities        14,263,434  14,154,096           -            -
     Total                 $ 23,550,641  23,503,508    4,645,407    4,796,884


         SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 1998, 1997 AND 1996



Proceeds from sales of investment and mortgage-backed and related securities and gross realized gains and losses are summarized below.
                                              June 30,
                                    1998        1997       1996
Proceeds from sales:
  Investment securities       $ 2,584,919   2,081,950  5,841,202
  Mortgage-backed and related
   Securities                   7,543,773   6,475,469  9,248,755

Gross realized gains:
  Investment securities            12,427      58,462     86,947
  Mortgage-backed and related
   Securities                      81,187      44,854    148,477

Gross realized losses:
  Investment securities            (3,222)         -     (11,315)
  Mortgage-backed and related
   Securities                     (10,989)    (55,240)   (93,451)

Included in the 1998 and 1996 gross realized gains on mortgage-backed and related securities are sales of small balance pools of mortgage-backed securities held to maturity, that had an amortized cost of $50,193 and $1,161,028, respectively, which met the condition described under paragraph 11b of SFAS No. 115 and are permitted to be sold prior to maturity.

The amortized cost of investment and mortgage-backed securities pledged as collateral to secure public deposits amounted to $10,662,083 and $21,814,982 at June 30, 1998 and 1997,
respectively.

Adjustable rate mortgage loans included in mortgage-backed and related securities at June 30, 1998 and 1997 amounted to $9,780,955 and $13,639,675, respectively. All adjustable rate mortgage-backed and related securities at June 30, 1998 and 1997 are recorded as available for sale.


NOTE 3:  Loans Receivable, net

Loans receivable, net are summarized as follows:
                                                 June 30,
                                            1998          1997
Real estate loans:
    Conventional                    $  83,398,800    77,895,000
    Construction                        2,707,601     3,822,259
    Commercial                         22,529,953    18,293,158
Loans secured by deposit accounts         671,123       721,403
Consumer loans                         11,792,529     9,689,237
                                      121,100,006   110,421,057
Loans in process                         (653,095)   (1,837,746)
Deferred loan fees, net                   (61,240)      (80,413)
Deferred gain on sale of real estate       (7,234)      (13,434)
Allowance for loan losses              (1,295,222)     (706,487)
                                     $119,083,215   107,782,977


         SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JUNE 30, 1998, 1997 AND 1996



Adjustable-rate loans included in the loan portfolio amounted to $95,429,990, and $86,111,104 at June 30, 1998 and 1997
respectively.

One-to four-family residential real estate loans amounted to $81,257,000 and $78,359,000 at June 30, 1998 and 1997,
respectively.

Real estate construction loans are secured principally by single and multi-family dwelling units.

Commercial real estate loans are secured principally by motels, medical centers, churches and fast food restaurants.

Following is a summary of activity in the allowance for loan losses:

                                             June 30,
                                    1998       1997      1996

Balance, beginning of period  $   706,487    627,564   572,341
Loans charged-off                (326,382)  (162,377)   (5,167)
Recoveries of loans previously
   charged off                    132,108         -        390
     Net charge-offs             (194,274)  (162,377)   (4,777)

Provision charged to expense      783,009    241,300    60,000
  Balance, end of period      $ 1,295,222    706,487   627,564

The Company ceased recognition of interest income on loans with a book value of $533,000, $1,380,000 and $546,000 for June 30,
1998, 1997 and 1996, respectively. The average balance of nonaccrual loans for the year ended June 30, 1998 was approximately $1,180,000. Allowance for losses on nonaccrual loans amounted to approximately $54,000 at June 30, 1998. Interest income of approximately $15,000, $98,000 and $22,000 was recognized on these loans for the years ended June 30, 1998, 1997 and 1996, respectively. Gross interest income would have been approximately $46,000, $124,000 and $47,000 for the years ended June 30, 1998, 1997 and 1996, respectively, if the interest payments had been received in accordance with the original terms. The Savings Bank is not committed to lend additional funds to customers whose loans have been placed on nonaccrual.

Of the above nonaccrual loans at June 30, 1998, 1997, and 1996 $316,000, $-0-, and -0-, respectively, was considered to be impaired. The average balance of impaired loans for the years ended June 30, 1998, 1997, and 1996 was $297,000, $-0-, and -0-,
respectively. Interest income recognized on these loans for the year ended June 30, 1998 was $4,700. Gross interest income on these loans would have been $29,000 for the year ended June 30, 1998 if the interest payments had been received in accordance with the original terms. Allowance for loan losses on all of the impaired loans for 1998 was $32,000.

Following is a summary of loans to directors, executive officers and loans to corporations in which executive officers and directors have a substantial interest:

   Balance, June 30, 1996          $  455,734
      Additions                       175,900
      Repayments                      (57,629)
   Balance, June 30, 1997             574,005
      Additions                        86,956
      Repayments                     (202,525)
   Balance, June 30, 1998          $  458,436

These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.



        SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                JUNE 30, 1998, 1997 AND 1996



NOTE 4:  Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                  June 30,
                                              1998        1997

  Investment securities                 $   216,380     371,414
  Mortgage-backed and related securities     83,443     172,435
  Loans receivable                          607,955     536,118

                                        $   907,778   1,079,967

NOTE 5:  Foreclosed Real Estate

Foreclosed real estate consists of the following:
                                          June 30,
                                       1998        1997

   Foreclosed real estate        $   171,721     390,135
   Allowance for losses                   -     (335,297)

                                 $   171,721      54,838

   Activity in the allowance for losses for foreclosed real
estate    is as follows:

                                               June 30,
                                       1998      1997     1996

   Balance, beginning of period   $  335,297   335,297  419,109
   Charge-offs and recoveries, net  (283,747)  176,533      440
   Provisions (credit) for losses on
    foreclosed real estate           (51,550) (176,533) (84,252)

   Balance, end of period         $        0   335,297  335,297


NOTE 6:  Premises and Equipment

   Following is a summary of premises and equipment:
                                                June 30,
                                            1998        1997

   Land                               $   342,042     342,042
   Buildings and improvements           2,175,325   2,227,863
   Furniture, fixtures, and equipment   1,297,611   1,395,624
   Automobiles                             62,821      58,246
                                        3,877,799   4,023,775
   Less accumulated depreciation       (1,994,735) (2,341,700)

                                       1,883,064    1,682,075


   Depreciation expense for the years ended June 30, 1998, 1997 and 1996 was $189,522, $157,252 and $123,160, respectively.





         SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JUNE 30, 1998, 1997 AND 1996


NOTE 7: Deposits

Deposits are summarized as follows:
                                              June 30,
                                           1998        1997

Non-interest bearing accounts       $  2,590,177   1,170,071
NOW accounts                           7,510,236   7,786,764
Money market deposit accounts          8,250,437   8,300,850
Savings accounts                       7,318,578   7,639,863
      Total transactions accounts     25,669,428  24,897,548

Certificates:
     4.00 - 4.99%                      8,850,236  21,003,577
     5.00 - 5.99%                     74,667,090  72,566,220
     6.00 - 6.99%                        120,183     123,112
     7.00 - 7.99%                         25,949      28,339
     8.00 - 8.99%                         58,372      67,455
     9.00 - 9.99%                         19,178      18,350
     Total certificates, 5.16%
      and 5.13%, respectively         83,741,008  93,807,053

     Total deposits                $ 109,410,436 118,704,601

Weighted-average rates - deposits           4.59%       4.62%

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $12,021,623 and $19,892,987 at June
30, 1998 and 1997, respectively.

Certificate maturities at June 30, 1998 are summarized as follows:

    July 1, 1998 to June 30, 1999               $ 73,907,218
    July 1, 1999 to June 30, 2000                  3,138,413
    July 1, 2000 to June 30, 2001                  5,715,049
    July 1, 2001 to June 30, 2002                    657,514
    July 1, 2002 to June 30, 2003                    310,548
    Thereafter                                        12,266

                                                $ 83,741,008

Interest expense on deposits is summarized as follows:

                                      Year Ended June 30,
                                    1998       1997       1996

  NOW accounts                $   186,254    178,055    159,335
  Money market deposit accounts   240,803    236,953    259,926
  Savings accounts                202,143    199,583    178,847
  Certificates of deposit       4,521,491  4,947,675  5,268,374

                              $ 5,150,691  5,562,266  5,866,482



         SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 1998, 1997 AND 1996



NOTE 8:  Advances from Federal Home Loan Bank of Des
Moines

Advances from Federal Home Loan Bank of Des Moines are summarized as follows:

                Callable or
                Quarterly     Interest      1998         1997
  Maturity      Thereafter      Rate
  7-31-97           -           5.70  $         -    13,250,000
  8-27-08           -           5.97       159,238      169,006
  9-08-08           -           5.80       109,667      116,315
  1-22-08        1-22-99        4.79    16,800,000           -
  2-06-08        2-06-01        5.17     3,000,000           -
  7-03-98           -           5.69     1,000,000           -
                                      $ 21,068,905   13,535,321

Weighted average rate                         4.97%        5.71%

Advances from Federal Home Loan Bank of Des Moines are secured by FHLB stock and single-family mortgage loans of $31,603,000. Schedule principal maturities of advances from Federal Home Loan Bank of Des Moines over the next five years are as follows:

    July 1, 1998 to June 30, 1999    $ 1,017,849
    July 1, 1999 to June 30, 2000         19,166
    July 1, 2000 to June 30, 2001         20,852
    July 1, 2001 to June 30, 2002         22,853
    July 1, 2002 to June 30, 2003         24,457


NOTE 9:  Employee Benefits

 On July 1, 1995 the Savings Bank adopted a 401(k) profit sharing plan that covers substantially all eligible employees. Contributions to the plan are at the discretion of the Board of Directors of the Savings
 Bank. During 1998, 1997 and 1996 there were no contributions made to the plan.

 The Savings Bank established a tax-qualified employee stock ownership plan (ESOP). The plan covers substantially all employees who have attained the age of 21 and completed one year of service.

 The Savings Bank makes contributions to the ESOP equal to the ESOP's debt service less dividends on unallocated
 ESOP shares used to repay the ESOP Loan. Dividends on allocated ESOP shares are paid to participants of the ESOP. The ESOP shares are pledged as collateral on the ESOP loan.

 Shares are released from collateral and allocated to participants based on pro-rata compensation as the loan is repaid over seven years. Effective July 1, 1998 the loan terms were modified and principal payments were extended an additional four years. Benefits are vested over five years. Forfeitures are allocated on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation of service. The purchase of the shares of the ESOP has been recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares.
 As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the average fair value of the ESOP shares committed to be released. The ESOP expense for 1998, 1997 and 1996 was $399,526, $308,847, and $308,436, respectively.

 The number of ESOP shares at June 30, 1998 were as follows:

        Allocated shares            85,096
        Unreleased shares           51,011
           Total ESOP shares       136,107


        SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               JUNE 30, 1998, 1997 AND 1996



 The fair value of unreleased ESOP shares at June 30, 1998 was $1,122,242.

 The Board of Directors of the Bank adopted a management recognition plan (MRP) for the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors). The Bank contributed 53,590 shares to the MRP. Subsequent to the reorganization an additional 17,826 shares were purchased from the Company by the MRP. During 1994 the Bank granted 17,825 shares of common stock to non-employee directors and 45,593 shares to officers and key employees. During 1998 the Bank granted 1,500 shares to a new executive officer. The market value of the common stock at the grant date was $19.875. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. Compensation expense in the amount of the fair market value of the common stock at the date of grant will be recognized pro rata over the five years during which the shares are payable.

 The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 1998, 1997 and 1996 was $123,658,
 $118,604 and $142,833, respectively.

 The Board of Directors has also adopted a stock option plan.
 The purpose of the plan is to provide additional incentive to certain directors, officers and key employees of the Bank. In connection with conversion to stock form in April 1994, the Bank has granted non-incentive options for 53,560 shares to non-employee directors and incentive options for 72,489 shares to certain officers and key personnel of which 2,000 shares have been forfeited. The stock options were granted at $10 per share which was equal to the market value at the date of grant. During 1998 10,000 additional shares were granted at $19.75 and 15,000 shares were granted at $19.875 which was equal to the market value at the date of the grants. All options are 100% vested at the grant date and options expire ten years from the date of the grant. In addition 29,491 shares are unallocated.

  Changes in options outstanding were as follows:

                                   Number of      Weighted Average
                                     Shares        Exercise Price
      Balance at June 30, 1995       124,049           $10.00
      Granted                             -                -
      Exercised                       10,812            10.00
      Balance at June 30, 1996       113,237            10.00
      Granted                             -                -
      Exercised                        2,100            10.00
      Balance at June 30, 1997       111,137            10.00
      Granted                         25,000            19.83
      Exercised                       17,812            10.00
      Balance at June 30, 1998       118,325            12.08

   The Company has estimated the fair value of awards granted under its stock option plan during 1998 utilizing the Black-
   Scholes pricing model.

   For the options granted in 1998 the Company has applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and diluted earnings per share would have been reduced by approximately $111,000, or $.07 per share in 1998.


         SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               JUNE 30, 1998, 1997 AND 1996



Following is a summary of the fair values of options granted using the Black-Scholes pricing model.

                                                 1998

       Fair value at grant date              $ 167,900
       Assumptions:
             Expected dividend yield              5.00%
             Expected volatility                 38.00%
             Risk-free interest rate              5.67%
             Weighted-average expected life     5 years

The Bank adopted a directors' retirement plan. The directors' retirement plan provides that each non-employee director (participant) shall receive, upon termination of service on the Board on or after age 60, other than termination for cause, a benefit in equal annual installments over a five year period.
The benefit will be based upon the product of the participant's vesting percentage and the total Board fees paid to the participant during the calendar year preceding termination of service on the Board. The vesting percentage shall be determined based upon the participant's years of service on the Board, whether before or after the reorganization date, according to the following schedule:

      Full Years of Service            Non-Employee Director's
          on the Board                    Vested Percentage

         Less than 5                              0%
           5 to 9                                50%
          10 to 14                               75%
          15 or more                            100%


In the event that the participant dies before collecting any or all of the benefits, the Bank shall pay the participant's beneficiary. No benefits shall be payable to anyone other than the beneficiary, and shall terminate on the death of the beneficiary.

The following table sets forth the directors' retirement plan's funded status and amounts recognized in the financial statements at June 30, 1998, 1997 and 1996:


                                                 1998       1997       1996

 Actuarial present value of benefit obligations:
   Vested accumulated benefits               $ 175,652    169,458    156,830
   Nonvested accumulated benefits               13,228     15,478     13,689
       Total accumulated benefits              188,880    184,936    170,519
   Unrecognized prior service cost
    being recognized over four years                 0     29,643     60,131
   Unrecognized net obligation being
    recognized over four years                       0      3,575      6,305
   Adjustment to recognize minimum liability         0    (33,218)   (66,436)
   (Under) over accrual                              0     (2,175)     1,340

        Accrued pension cost                 $ 188,880    182,761    171,859

 Net pension cost includes the following components:
   Service costs - benefits earned
    during the year                          $   1,319      2,783      2,783
   Interest cost on benefit obligation           2,625     11,634     10,659
   Amortization of prior service cost
    and net obligation                          33,218     33,218     33,218
   (Under) over accrual                             -      (2,175)     1,340

        Net pension cost                     $  37,162     45,460     48,000


A discount rate of 7% was used in determining net pension cost.

          SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     JUNE 30, 1998, 1997 AND 1996



NOTE 10:  Income Taxes

On August 20, 1996 the Small Business Job Protection Act of 1996 was signed into law. Under the Act, tax bad debt reserves in excess of the base year level (June 30, 1988) are subject to recapture and payable in equal amounts over six years in tax years beginning July 1, 1996. Since the Bank's tax bad debt reserves were less than its base year level and other conditions were met, the Bank did not have any recapture. Provisions of the Act repealed the percentage of taxable income method for the Bank effective July 1, 1996. The Bank is permitted to make additions to the tax bad debt reserve using the experience method.

SFAS No. 109 requires the Bank to establish a deferred tax liability for the tax bad debt reserves over the base year amounts. The Bank's base year tax bad debt reserves are $1,798,626. The estimated deferred tax liability on such amount is approximately $611,000, which has not been recorded in the accompanying consolidated financial statements. If these tax bad debt reserves are used for other than loan losses, the amount will be subject to Federal income taxes at the then prevailing corporate rate.

The components of net deferred tax assets are summarized as follows:

                                                 1998      1997
Deferred tax assets:
  Provision for losses on loans
   and foreclosed real estate                $ 408,314   354,224
  Accrued compensation and benefits            113,834    83,635
  Base year tax bad debt reserve at 12/31/87
   in excess of current tax bad debt reserve   110,897    11,482
  Unrealized loss on available for sale
   Securities                                   16,329        -

  Gross deferred tax assets                    649,374   449,341
  Valuation allowance                         (110,897)  (11,482)
    Total deferred tax assets                  538,477   437,859

Deferred tax liabilities:
  FHLB stock dividends                         166,566   166,566
  Purchase accounting adjustments               58,224    62,150
  Premises and equipment, tax vs book
   accumulated depreciation                     50,407    28,192
  Unrealized gain on available for sale
   Securities                                       -      3,187
       Total deferred tax liabilities          275,197   260,095

Net deferred tax assets                      $ 263,280   177,764

The valuation allowance increased by $99,415 during the year ended June 30, 1998.

Income taxes are summarized as follows:

                                        Year Ended June 30,
                                 1998         1997         1996
   Current:
      Federal                $ 548,500      358,000      496,658
      State                     39,500       82,700       93,855
                               588,000      440,700      590,513
   Deferred:
      Federal                  (65,000)        (900)      60,898
      State                     (1,000)          -         2,000
                               (66,000)        (900)      62,898

                             $ 522,000      439,800      653,411



        SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                JUNE 30, 1998, 1997 AND 1996



The provision for income taxes varies from the amount of income tax determined by applying the statutory Federal income tax rate to income before income taxes as a result of the following differences:
                                         Year Ended June 30,

                                       1998      1997      1996

  Tax at statutory Federal rate    $ 539,397   508,125   720,777
  Increase (reduction) in taxes
   resulting from:
    Nontaxable municipal income      (98,135) (121,946) (150,428)
    State tax, net of Federal benefit 26,070    54,582    63,264
      Nondeductible ESOP expenses     66,463    35,632    38,625
       Other, net                    (11,795)  (36,593)  (18,827)

        Actual provision           $ 522,000   439,800   653,411

Deferred income tax expense represents the tax effects of reporting income and expense in different periods for financial reporting purposes than tax purposes as follows:

                                          Year Ended June 30,
                                       1998      1997      1996

  FHLB stock dividend              $      -         -     10,200
   Accrued income and expense        (30,199)  (16,820)  (10,302)
   Purchase accounting adjustments    (3,926)   (3,922)   31,554
   Provision for losses on loans
    and foreclosed real estate       (54,090)    9,134    15,664
   Premises and equipment, tax vs
    book accumulated depreciation     22,215    10,708    15,782

                                   $ (66,000)     (900)   62,898

NOTE 11: Stockholders' Equity and Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I risk-based capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


        SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JUNE 30, 1998, 1997 AND 1996


The following table summarizes the Bank's actual and required regulatory capital as of June 30, 1998 and 1997:

                                                                   To Be Well
                                                                   Capitalized
                                                                  Under Prompt
                                                                   Corrective
                                                  For Capital        Action
                                   Actual     Adequacy Purposes    Provisions
                              Amount   Ratio   Amount   Ratio    Amount  Ratio
                                                (Dollars in Thousands)
 As of June 30, 1998:
   Total Capital (to
    Risk-Weighted Assets)    $22,257   25.5%   $6,970    38.0%  $8,712  >10.0%
   Tier I Capital (to
    Risk-Weighted Assets)     21,167   24.3%    3,485    34.0%   5,227   >6.0%
   Tier I Capital (to
    Average Assets)           21,167   13.7%    6,196    34.0%   4,356   >5.0%
 As of June 30, 1997:
   Total Capital (to
    Risk-Weighted Assets)     21,253   25.6%    6,722    38.0%   8,402  >10.0%
   Tier I Capital (to
    Risk-Weighted Assets)     20,816   24.8%    3,360    34.0%   5,041   >6.0%
   Tier I Capital (to
    Average Assets)           20,816   13.4%    4,680    34.0%   7,798   >5.0%

The Bank's ability to pay dividends on its common stock to the Company is restricted to maintain adequate capital as shown in the above table.


NOTE 12:  Commitments and Contingencies

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The Bank is involved in litigation and investigations of a routine nature which are being defended and handled in the ordinary course of business. These matters are not considered significant to the Company's financial condition.


NOTE 13:  Off-Balance-Sheet and Credit Risk

The Company's consolidated financial statements do not reflect various financial instruments to extend credit to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. A summary of the Company's commitments to extend credit and standby letters of credit is as follows:

                                 Contract or Notional Amount
                                            June 30,
                                       1998           1997

    Commitments to extend credit  $ 3,132,428      2,081,671

    Standby letters of credit     $    40,710        126,370

At June 30, 1998, total commitments to originate fixed rate loans were $270,000 at interest rates ranging from 7.5% to 8.5%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company's policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the statement of financial condition. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

         SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 1998, 1997 AND 1996



The Company grants collateralized commercial, real estate, and consumer loans to customers in southeast Missouri. Although the Company has a diversified portfolio, loans aggregating
$84,391,000 at June 30, 1998, are secured by single and multifamily residential real estate in the Company's primary lending area.


NOTE 14:  Earnings Per Share

The following table sets forth the computations of basic and diluted earnings per common share for the year ended June 30:

                                1998          1997         1996

 Numerator - net income     $ 1,064,463    1,054,687   1,466,522
 Denominators
   Denominator for basic earnings
    per share -
     Weighted average shares
      Outstanding             1,532,910    1,549,032   1,639,509
     Common equivalent shares
      due to stock options
      under treasury stock
      method                     51,563       38,072     40,481
     Denominator for diluted
      earnings per share      1,584,473    1,587,104  1,679,990
     Basic earnings per
      common share          $       .69          .68        .89
     Diluted earnings per
      common share          $       .67          .67        .87


NOTE 15:  Fair Value of Financial Instruments

The carrying amounts and estimated fair values of the Company's financial instruments at June 30, 1998 and 1997, are summarized as follows:


                                         1998                      1997
                                 Carrying      Fair      Carrying      Fair
                                  Amount       Value      Amount       Value
Non-trading instruments and
 nonderivatives:
  Cash and cash equivalents   $  4,326,474   4,326,474   3,425,175   3,425,175
  Certificates of deposits              -           -       91,199      91,199
  Investment and mortgage-backed
   and related securities:
     Available for sale         23,506,508  23,506,508  39,577,474  39,577,474
     Held to maturity            4,645,407   4,796,884   4,780,845    4,904,989
  Stock in FHLB of Des Moines    1,053,500   1,053,500   1,519,700    1,519,700
  Loans receivable, net        119,083,215 120,374,197 107,782,977 108,874,000
  Accrued interest receivable      907,778     907,778   1,079,967   1,079,967
  Deposits                     109,410,436 109,379,862 118,704,601 118,228,000
  Advances from FHLB of
   Des Moines                   21,068,905  21,010,601  13,535,321  13,489,000


The following methods and assumptions were used in estimating the fair values of financial instruments:

Cash and cash equivalents and certificates of deposit are valued at their carrying amounts due to the relatively short period to maturity of the instruments.

Fair values of securities and mortgage-backed and related securities are based on quoted market prices or, if unavailable, quoted market prices of similar securities.

        SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JUNE 30, 1998, 1997 AND 1996



Stock in FHLB of Des Moines is valued at cost, which represents redemption value and approximates fair value.

Fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics are aggregated for purposes of the calculations.

Deposits with no defined maturities, such as NOW accounts, savings accounts and money market deposit accounts, are valued at the amount payable on demand at the reporting date.

The fair value of certificates of deposit is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Fair value of advances from the FHLB of Des Moines is estimated by discounting maturities using an estimate of the current market for similar instruments.

The carrying amounts of accrued interest approximates their fair value.


NOTE 16:  Condensed Parent Company Only Financial Statements

The following condensed statements of financial condition and condensed statements of income and cash flows for Southern Missouri Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.


                STATEMENTS OF FINANCIAL CONDITION

                                              At June 30,
Assets                                    1998           1997

Cash                                 $    266,599      785,511
Investment securities -
 available for sale                     2,087,247    3,766,328
ESOP note receivable                      510,114      714,160
Accrued interest receivable                62,026      106,016
Other assets                               77,165       27,821
Equity in net assets of the Bank       21,144,543   21,031,774

          Total assets               $ 24,147,694   26,431,610

Liabilities and Stockholders' Equity

Accrued expenses and other
 Liabilities                         $     35,809       31,367
         Total liabilities                 35,809       31,367

Stockholders' equity                   24,111,885   26,400,243

         Total liabilities and
          stockholders' equity       $ 24,147,694   26,431,610



         SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 1998, 1997 AND 1996


                      STATEMENTS OF INCOME

                                     Year Ended June 30,
                                  1998      1997        1996

Interest income              $   279,740   376,383     434,458
Dividend from Bank             1,447,206   400,000     300,000
                               1,726,946   776,383     734,458
Operating expenses               202,714   167,246     154,690

 Income before income taxes
  and equity in undistributed
  income of the Bank           1,524,232   609,137    579,768

Income taxes                       7,500    48,161     62,493

 Income before equity in
  undistributed
  income of the Bank          1,516,732    560,976    517,275

Equity in undistributed
  income of the Bank           (452,269)   493,711    949,247

      Net income            $ 1,064,463  1,054,687  1,466,522


                      STATEMENTS OF CASH FLOWS

                                          Year Ended June 30,
                                    1998          1997          1996
Cash flows from operating
 activities:
   Net income                  $  1,064,463     1,054,687     1,466,522
   Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
   Equity in undistributed
    Income of the Bank              452,269      (493,711)     (949,247)
   Amortization of premiums
    (discounts) on investment
    securities                       29,900        33,012        93,996
   Other adjustments, net            11,420         8,747        36,584
       Net cash provided by
        operating activities      1,558,052       602,735       647,855

Cash flows from investing
  activities:
   Principal collected on
    loan to ESOP                    204,046       204,046       204,045
   Purchase of investment
    securities, available
    for sale                             -             -     (2,075,386)
   Proceeds from maturities of
    investment securities,
    available for sale            1,625,000       870,000     2,950,000
   Purchase of fixed assets              -             -        (10,375)
       Net cash provided by
        investing activities      1,829,046     1,074,046     1,068,284

Cash flows from financing
 activities:
   Dividends on common stock       (769,485)     (770,517)     (765,035)
   Exercise of stock options        178,120        21,000       108,120
   Payments to acquire treasury
    Stock                        (3,314,645)   (1,010,153)   (1,799,150)
       Net cash used in
        financing activities     (3,906,010)   (1,759,670)   (2,456,065)

Net decrease in cash and
 cash equivalents                  (518,912)      (82,889)     (739,926)
Cash and cash equivalents
 at beginning of period             785,511       868,400     1,608,326

Cash and cash equivalents
 at end of period              $    266,599       785,511       868,400


        SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JUNE 30, 1998, 1997 and 1996


NOTE 17:  Quarterly Financial Data (Unaudited)

Quarterly operating data for the years ended June 30 is summarized as follows (in thousands):

                            First    Second     Third    Fourth
          1998:            Quarter   Quarter   Quarter   Quarter

   Interest income       $   2,876    2,897     2,842     2,829
   Interest expense          1,607    1,589     1,514     1,502

   Net interest income       1,269    1,308     1,328     1,327
   Provision for loan losses    23      114       263       383
   Noninterest income          173      179       161       284
   Noninterest expense         867      902       987       904

   Income before income
    taxes                      552      471       239       324
   Income taxes                195      178        76        73

   Net income            $     357      293       163       251

                            First    Second     Third    Fourth
        1997:              Quarter   Quarter   Quarter   Quarter

   Interest income       $   2,876    2,822     2,821     2,889
   Interest expense          1,582    1,538     1,607     1,591

   Net interest income       1,294    1,284     1,214     1,298
   Provision for loan losses    18       22        23       178
   Noninterest income          144      150       165       159
   Noninterest expense       1,615      806       754       797

   Income (loss) before
    income taxes              (195)     606       602       482
   Income taxes                (97)     181       187       169

   Net income (loss)       $   (98)     425       415       313

     DIRECTORS AND OFFICERS


SOUTHERN MISSOURI BANCORP

DIRECTORS:

Thadis R. Seifert
Chairman of the Board
Retired former executive vice president
 of Savings Bank

Leonard M. Ehlers
Vice-Chairman
Retired court reporter of the 36th
 Judicial Circuit

Donald R. Crandell
President
Chief Executive Officer

Samuel H. Smith
Engineer and majority owner of
 S.H. Smith and Company, Inc.

James W. Tatum
Retired certified public accountant

Ron Black
Executive Director General Association
 of General Baptist

Douglas Bagby
General Manager Municipal Utilities of
 City of Poplar Bluff


OFFICERS:

Donald R. Crandell
President
Chief Executive Officer

Greg Steffens
Vice President
Chief Financial Officer










SOUTHERN MISSOURI BANK AND TRUST

DIRECTORS:

Leonard W. Ehlers
Chairman of the Board
Retired court reporter of the 36th
 Judicial Circuit

James W. Tatum
Vice Chairman
Retired certified public accountant

Donald R. Crandell
President
Chief Executive Officer

Thadis R. Seifert
Retired former executive vice president
 of Savings Bank

Samuel H. Smith
Engineer and majority owner of
 S.H. Smith and Company, Inc.

Ron Black
Executive Director General Association
 of General Baptists

Douglas Bagby
General Manager Municipal Utilities of
 City of Poplar Bluff



OFFICERS:

Donald R. Crandell
President
Chief Executive Officer

Wilma Case
Senior Vice President
Chief Operations Officer

Kent Nichols
Senior Vice President
Chairman Loan Department

Greg Steffens
Vice President
Chief Financial Officer

















     CORPORATE INFORMATION





CORPORATE HEADQUARTERS               TRANSFER AGENT

531 Vine Street                 Registrar and Transfer Company
Poplar Bluff, Missouri 63901    10 Commerce Drive
                                Cranford, New Jersey 07016



INDEPENDENT AUDITORS                 COMMON STOCK

Kraft, Miles and Tatum, LLC     Nasdaq Stock Market
Poplar Bluff, Missouri 63901    Nasdaq Symbol: SMBC


SPECIAL COUNSEL

Breyer & Aguggia, LLP
Washington, D.C.




ANNUAL MEETING

The Annual Meeting of Stockholders will be held Monday, October
19, 1998, at 9:00 a.m., Central Time, at the Greater Poplar Bluff
Area Chamber of Commerce Building, 1111 West Pine, Poplar Bluff,
Missouri 63901.


FORM 10-KSB

A copy of Form 10-KSB, including financial statement schedules as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date upon written request to the Secretary, Southern Missouri Bancorp, Inc., 531 Vine Street, Poplar Bluff, Missouri 63901.