Form 10KSB, Exhibit 13
period 1998-06-30
SOUTHERN MISSOURI BANCORP INC
filed 1998-09-30
CIK 916907

[ARTICLE] 9

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          JUN-30-1998
[PERIOD-END]                               JUN-30-1998
[CASH]                                       2,427,855
[INT-BEARING-DEPOSITS]                       1,898,619
[FED-FUNDS-SOLD]                                     0
[TRADING-ASSETS]                                     0
[INVESTMENTS-HELD-FOR-SALE]                 23,506,508
[INVESTMENTS-CARRYING]                       4,645,407
[INVESTMENTS-MARKET]                         4,796,884
[LOANS]                                    119,083,215
[ALLOWANCE]                                  1,295,222
[TOTAL-ASSETS]                             155,947,058
[DEPOSITS]                                 109,410,436
[SHORT-TERM]                                 1,000,000
[LIABILITIES-OTHER]                          1,355,832
[LONG-TERM]                                 20,068,905
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                    17,646,790
[OTHER-SE]                                   6,465,095
[TOTAL-LIABILITIES-AND-EQUITY]             155,947,058
[INTEREST-LOAN]                              9,175,090
[INTEREST-INVEST]                            2,118,728
[INTEREST-OTHER]                               150,030
[INTEREST-TOTAL]                            11,443,848
[INTEREST-DEPOSIT]                           5,150,691
[INTEREST-EXPENSE]                           6,211,479
[INTEREST-INCOME-NET]                        5,232,369
[LOAN-LOSSES]                                  783,000
[SECURITIES-GAINS]                              79,403
[EXPENSE-OTHER]                              3,660,200
[INCOME-PRETAX]                              1,584,463
[INCOME-PRE-EXTRAORDINARY]                   1,586,463
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                 1,064,463
[EPS-PRIMARY]                                      .69
[EPS-DILUTED]                                      .67
[YIELD-ACTUAL]                                    7.56
[LOANS-NON]                                    533,000
[LOANS-PAST]                                   804,000
[LOANS-TROUBLED]                                     0
[LOANS-PROBLEM]                              5,531,000
[ALLOWANCE-OPEN]                               706,487
[CHARGE-OFFS]                                  326,382
[RECOVERIES]                                   132,108
[ALLOWANCE-CLOSE]                            1,295,222
[ALLOWANCE-DOMESTIC]                         1,295,222
[ALLOWANCE-FOREIGN]                                  0
[ALLOWANCE-UNALLOCATED]                         21,000