Form 10KSB, Exhibit 13
period 1999-06-30
SOUTHERN MISSOURI BANCORP INC
filed 1999-09-28
CIK 916907

TABLE OF CONTENTS




                                                            Page

Letter to Stockholders                                        1

Business of the Company and the Bank                          2

Common Stock                                                  2

Selected Consolidated Financial Condition,
  Operating and Other Data                                    3-4

Management's Discussion and Analysis of Financial
  Condition and Results of Operations                         5-17

Independent Auditors' Report                                  18

Consolidated Financial Statements:

  Consolidated Statements of Financial Condition
   as of June 30, 1999 and 1998                               19

  Consolidated Statements of Income for the
   years ended June 30, 1999, 1998 and 1997                   20

  Consolidated Statements of Stockholders' Equity
   for the years ended June 30, 1999, 1998 and 1997           21

  Consolidated Statements of Cash Flows for the
   years ended June 30, 1999, 1998 and 1997                   22-23

Notes to Consolidated Financial Statements                    24-45

Directors and Officers                                        46

Corporate Information                                         47













September 1, 1999


To Our Fellow Stockholders:

On behalf of the Board of Directors, Management, and Staff of Southern Missouri Bancorp, Inc. and its wholly owned subsidiary, Southern Missouri Bank and Trust, we are pleased to present the results of the Company's performance for the year ended June 30, 1999 and discuss some of our strategic plans and initiatives for the upcoming millennium.

This was our fifth year of operation as a publicly traded company and it can be summarized by one word "Change". Operational change occurred as we strengthened collection procedures, tightened underwriting guidelines, enhanced core noninterest income and diligently reviewed our operating expenses. In addition, managerial change occurred as we said farewell to our President of 15 years with Mr. Donald Crandell's retirement, while we welcomed two new members to our management team, James Duncan and Adrian Rushing. Jim serves us as Executive Vice President and is responsible for our lending department including originating commercial loans, while Adrian serves us as Chief Operating Officer.

During 1999, our Company's primary goal was to increase revenue through a combination of loan growth and fee income, while addressing the performance of our loan portfolio. We were successful in increasing fee income through increased customer charges. Loan growth eluded us, however, primarily due to rapid prepayment rates, which caused us to broaden our selection of loan products to include a wider variety of competitively priced fixed rate loans. Change also occurred during the year as we sold our insurance operation to allow us to focus on our primary business - banking. The sum of all of these changes is a Company which recorded earnings of $1.23 per share for the fiscal year ended June 30, 1999, which reflects improvement over the $.69 per share earned during the prior fiscal year. Earnings per share increased for fiscal 1999, primarily as a result of a nonrecurring gain on the sale of the insurance operation and reduced loss provisions, but our new management team and the Board of Directors believe that these changes could lead to enhanced core operating performance.

Southern Missouri Bancorp had total assets of $165.0 million at June 30, 1999 as compared to $155.9 million at June 30, 1998. The 5.8% increase was consistent with our strategic plan for asset growth, but the composition of growth varied as it consisted primarily of securities instead of loans. We feel that our current staff and product lines will provide us the opportunity to reach our goals for loan growth, which in turn will allow us to continue to leverage our capital base and increase our financial returns. For the year ended June 30, 1999, we earned a return on average equity of 7.30% and a return on average assets of 1.02%, including the nonrecurring gain.

As we turn our attention toward the next millennium, we intend to focus on generating asset growth through loan originations, growing fee income, attracting new deposits in our local market area and prudently managing our stockholders' equity. It is our pledge to remain committed to the growth and performance goals of the Company and to generate value and opportunity for the main groups that hold the keys to our success: our shareholders, our customers, our staff, and our communities.

Thank you for your investment in Southern Missouri Bancorp, and for the confidence you have placed in our team here at Southern Missouri as we continue to implement change. Change, which we believe, will bring about one of the more important goals - a higher stock price and an improvement in our return on stockholders' equity. We look forward to a prosperous and bright future together.




/s/ Thadis R. Seifert                      /s/ Greg A. Steffens
Thadis R. Seifert                          Greg A. Steffens
Chairman and President                     Chief Financial Officer
Southern Missouri Bancorp, Inc.            Southern Missouri Bancorp, Inc.



BUSINESS OF THE COMPANY AND THE BANK

Southern Missouri Bancorp, Inc. (Southern Missouri or Company) is a Missouri Corporation and owns all outstanding stock of Southern Missouri Bank and Trust Co. (SMBT or the Bank). The Company's earnings are primarily dependent on the operations of the Bank. As a result, the following discussion relates primarily to the operations of the Bank.

The Bank operates as a state-chartered stock savings bank, originally chartered by the State of Missouri in 1887. The Bank converted from a state-chartered stock savings and loan association to a Federally-chartered stock savings bank effective June 20, 1995. Then, effective February 17, 1998, the Bank converted its charter to a state-chartered stock savings bank. The Bank's deposit accounts are insured up to a maximum of $100,000 by the Savings Association Insurance Fund (SAIF), which is administered by the Federal Deposit Insurance Corporation
(FDIC).

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

The following table sets forth per share market price and dividend information for the Company's common stock. As of September 1, 1999, there were approximately 381 stockholders of record. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

   Fiscal 1999           High         Low         Dividend Paid
   First Quarter      $ 21.875     $ 15.75           $ .125
   Second Quarter       17.50        14.50             .125
   Third Quarter        15.25        11.875            .125
   Fourth Quarter       14.625       13.00             .125

   Fiscal 1998           High         Low         Dividend Paid
   First Quarter      $ 18.375     $ 17.00           $ .125
   Second Quarter       20.75        17.00             .125
   Third Quarter        23.875       18.75             .125
   Fourth Quarter       23.00        20.25             .125

Any future dividend declarations and payments are subject to the discretion of the Board of Directors of the Company. The ability of the Company to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company. For a discussion of the restrictions on the Bank's ability to pay dividends, see Note 12 of Notes to Consolidated Financial Statements included elsewhere in this report.



          SELECTED CONSOLIDATED FINANCIAL CONDITION,
                    OPERATING AND OTHER DATA


                                                  At June 30,
                                               (In thousands)
FINANCIAL CONDITION DATA:          1999      1998      1997      1996      1995

Total assets                    $164,972  $155,947  $160,393  $159,848  $148,323
Loans receivable, net            118,249   119,083   107,783    95,535    82,887
Mortgage-backed and
 related securities               16,900    14,154    26,236    35,037    24,574
Cash, interest-bearing deposits
 and investment securities        25,048    18,324    21,638    24,459    35,421
Deposits                         120,155   109,410   118,705   120,138   118,152
Borrowings                        20,550    21,069    13,535    11,550     1,314
Stockholders' equity              22,629    24,112    26,400    26,227    27,047

                                                Year Ending June 30,
                                                   (In thousands)
OPERATING DATA:                    1999      1998      1997      1996      1995

Interest income                 $ 11,414  $ 11,444  $ 11,408  $ 11,010  $  9,640
Interest expense                   6,247     6,212     6,318     6,308     5,187

Net interest income                5,167     5,232     5,090     4,702     4,453
Provision for loan losses            235       783       241        60        95

Net interest income after
 provision for loan losses         4,932     4,449     4,849     4,642     4,358

Noninterest income                 1,255       797       618       639       455
Noninterest expense                3,682     3,660     3,972     3,161     3,112

Income before income taxes         2,505     1,586     1,495     2,120     1,701
Income tax expense                   860       522       440       653       454

Net income                      $  1,645  $  1,064  $  1,055  $  1,467  $  1,247



Basic earnings per common share $   1.23       .69       .68       .89       .74
Diluted earnings per common share   1.20       .67       .67       .87       .73
Dividends per share                  .50       .50       .50       .50       .40








                                                  At June 30,
OTHER DATA:                             1999    1998    1997    1996    1995

Number of:
  Real estate loans                    2,920   3,035   3,040   3,053   3,082
  Deposit accounts                    13,189  12,762  12,542  12,626  12,837
  Full service offices                     8       8        8       8      8


KEY OPERATING RATIOS:                     At or For the Year Ended June 30,
                                        1999    1998     1997    1996    1995
Return on assets (net income
 divided by average assets)             1.02%    .67%     .65%    .93%    .86%

Return on average equity (net
 income divided by average equity)      7.30    4.06     4.09    5.48    4.68

Average equity to average assets       14.01   16.40    16.01   17.05   18.30

Interest rate spread (spread between
 weighted average rate on all interest-
 earning assets and all interest-
 bearing liabilities)                   2.76    2.67     2.51    2.29    2.39

Net interest margin (net interest
 income as a percentage of average
 interest-earning assets)               3.32    3.39     3.25    3.09    3.16

Noninterest expense to average assets   2.29    2.29     2.46    2.01    2.14

Average interest-earning assets to
 interest-bearing liabilities         114.15  117.76   118.32  119.42  121.09

Allowance for loan losses to total
 loans at end of period                  .99    1.07      .64     .63     .67

Allowance for loan losses to
 nonperforming loans                  658.09  243.01    51.19  114.94   77.66

Net charge offs to average out-
 standing loans during the period        .29     .17      .16     .01     .00

Ratio of nonperforming assets
 to total assets                         .64     .98      .89     .38     .99

Dividend payout ratio                  39.95   72.29    73.06   52.17   46.98


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Southern Missouri Bancorp, Inc. is a Missouri corporation originally organized on April 13, 1994 in Delaware, for the principal purpose of becoming the holding company of Southern Missouri Savings Bank (SMSB). SMSB converted from a Federally-chartered stock savings bank to a state-chartered stock savings bank effective February 17, 1998 and subsequently changed its name to Southern Missouri Bank and Trust Co. The Company's state of incorporation changed from Delaware to Missouri effective April 1, 1999. The principal business of SMBT consists primarily of attracting deposits from the general public and using such deposits along with wholesale funding from the Federal Home Loan Bank of Des Moines (FHLB) to finance mortgage loans secured by one-to four-family residences and, to a lesser extent, consumer loans, commercial real estate loans, and commercial business loans. These funds have also been used to purchase investment securities, mortgage-backed and related securities (MBS), U.S. government and federal agency obligations and other permissible securities.

The revenues of Southern Missouri are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investment securities and MBS. Southern Missouri's operations are significantly influenced by general economic conditions including monetary and fiscal policies of the U.S. government and Federal Reserve. Additionally, Southern Missouri is subject to policies and regulations issued by financial institution regulatory agencies, including the Federal Deposit Insurance Corporation (FDIC), Office of Thrift Supervision (OTS) and the Missouri Division of Finance. Each of these factors may influence interest rates, loan demand, prepayment rates and deposit flows. Interest rates available on competing investments as well as general market interest rates influence the Bank's cost of funds. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. The Bank intends to continue to focus on its lending programs for one-to four-family residential real estate, commercial mortgage, business and consumer financing on loans secured by properties or collateral located in Southeastern Missouri.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, the matters discussed in the annual report may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in Southern Missouri's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Southern Missouri's market area and price competition for loans and deposits. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent Southern Missouri's judgment as of the date of this report. Southern Missouri disclaims, however, any intent or obligation to update these forward-looking statements.

FINANCIAL CONDITION

Southern Missouri's total assets increased $9.1 million, or 5.8%, to $165.0 million at June 30, 1999 as compared to $155.9 million at June 30, 1998. The increase was primarily due to an increase in investment securities and MBS, funded primarily by an increase in deposits of $10.7 million. Investment securities and MBS increased $9.7 million from $28.2 million at June 30, 1998 to $37.9 million at June 30, 1999. The increase was mostly attributed to $24.9 million in security purchases exceeding $14.7 million in sales and maturities. Effective April 1, 1999, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". With the adoption of this statement, the Company transferred its remaining held to maturity investment securities into the available for sale category. (See Note 1 of Notes to Consolidated Financial Statements)

Net loans receivable declined $835,000 to $118.2 million at June 30, 1999 from $119.1 million on June 30, 1998. The Company was unable to achieve its stated goal of increasing loans receivable, due primarily to higher than anticipated loan prepayment rates. In response, the Company introduced a wider array of more competitively priced loan products including 15, 20, and 30-year fixed rate mortgages for residential financing. During fiscal 1999, the Company originated $50.5 million in loans as compared to originations of $48.5 million over the same period of the prior year.

Allowance for loan losses declined $104,000, or 8.0%, from $1.3 million at June 30, 1998 to $1.2 million at June 30, 1999. The allowance for loan losses at June 30, 1999 represented 1.0% and 33.2% of loans receivable and loans past due 90 days or more, respectively, as compared to respective balances of 1.1% and 97.0% at June 30, 1998 (see provision for loan losses).

Deposits increased $10.7 million, or 9.8%, from $109.4 million at June 30, 1998 to $120.2 million at June 30, 1999. The increase was primarily due to growth in checking accounts and certificates of deposit of $6.3 million and $4.4 million, respectively. The growth in checking accounts was due in part to the success of a recently introduced fee-based checking account and a competitively priced, tiered money market demand account, while the growth in certificates of deposit was due, in part to more competitive pricing.

Stockholders' equity declined $1.5 million, or 6.1%, from $24.1 million at June 30, 1998 to $22.6 million at June 30, 1999. The decline was primarily attributed to the repurchase of $2.8 million of the Company's common stock and the payment of $657,000 in cash dividends on common stock. The decline was partially offset by the Company's $1.6 million net income.

RESULTS OF OPERATIONS

Southern Missouri's results of operations are primarily dependent on the level of its net interest income, noninterest income, and the control of operating expenses. Net interest income is dependent primarily on the difference or spread between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as the relative amounts of such assets and liabilities. Southern Missouri, like other financial institutions, is also subject to interest-rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a varying basis, from its interest-bearing liabilities.

Southern Missouri's noninterest income consists primarily of fees charged on transaction and loan accounts and commissions earned on the sale of insurance products. Southern Missouri's operating expenses include, among other costs, employee compensation and benefits, occupancy expenses, legal and professional fees, federal deposit insurance premiums and other general and administrative expenses.

COMPARISON OF THE YEARS ENDED JUNE 30, 1999 AND 1998

Net Income. Southern Missouri's net income increased $580,000, or 54.5%, from $1.1 million for the year ended June 30, 1998 to $1.6 million for the year ended June 30, 1999. Fiscal 1999's results included a $526,000 pre-tax gain realized on the sale of the Bank's subsidiary's insurance operation. Exclusive of the sale, net income for fiscal 1999 would have approximated $1.3 million, which would have exceeded fiscal 1998's net income by $250,000, or 23.4%. The improvement was primarily due to reduced provisions for loan losses, partially offset by increased noninterest expense and a slight decline in net interest income. The Company's sale of its insurance operation is not expected to materially impact future operating income.

Net Interest Income. Net interest income, before provision for loan losses, declined by $65,000, or 1.3%, to $5.2 million for the year ended June 30, 1999 when compared to the year ended June 30, 1998. The decline was primarily due to the ratio of average interest-earning assets to interest-bearing liabilities declining to 114.2% during fiscal 1999 as compared to 117.8% during fiscal 1998, which was primarily due to the Company's stock repurchase program. This was partially offset by a .09% increase in the average interest rate spread.

Interest Income. Interest income declined $29,000, or .3%, to $11.4 million for the year ended June 30, 1999 when compared to the year ended June 30, 1998. The decline was primarily due to a
 .06% decline in the average yield earned on interest-earning assets, which was partly offset by a $1.0 million, or 0.7%, increase in average interest-earning assets.

Interest income on loans receivable increased $111,000, or 1.2%, to $9.3 million for the year ended June 30, 1999 as compared to $9.2 million for the year ended June 30, 1998. The increase was due to a $1.5 million increase in average loans receivable and stable portfolio yields during fiscal 1999. Interest income on the investment portfolio declined $179,000, or 8.4%, to $1.9 million for the year ended June 30, 1999 as compared to $2.1 million for the year ended June 30, 1998. The decline was due to prepayments on higher yielding MBS and the early redemption of higher yielding callable bonds resulting in lower average balances and lower average yields for fiscal 1999 as compared to fiscal 1998. Other interest income increased $38,000 in fiscal 1999 as compared to 1998 primarily due to higher average balances outstanding.

Interest Expense. Interest expense increased $36,000, or 0.6%, to $6.2 million for the year ended June 30, 1999 when compared to the year ended June 30, 1998. The increase was primarily due to the average balance of interest-bearing liabilities increasing $5.0 million, or 3.8%, which was partly offset by the .15% decline in the average rate paid on these same interest-bearing liabilities, to 4.58% during fiscal 1999 from 4.73% during fiscal 1998.

Provision for Loan Losses. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for loan losses based on prior loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Management also considers other factors relating to the collectibility of the Bank's loan portfolio.

Provision for loan losses decreased $548,000 to $235,000 for the year ended June 30, 1999 as compared to $783,000 for the year ended June 30, 1998. The decline was primarily due to a reduction in classified assets from $5.6 million at June 30, 1998 to $5.1 million at June 30, 1999. In addition, during fiscal 1998, adversely classified assets increased significantly which contributed to increased provisions in that year. The largest classified commercial real estate relationship as of June 30, 1999 totaled $2.6 million and was current at that date and performing in accordance with its terms. Furthermore, the Bank has two other lending relationships with balances of $382,000 and $971,000 which are secured by commercial real estate which were current as of June 30, 1999, but classified primarily due to the related businesses experiencing cash flow difficulties.

The above provisions were made based on management's analysis of the various factors which affect the loan portfolio and management's desire to maintain the allowance at a level considered adequate. Management performed a detailed analysis of the Bank's loan portfolio, including types of loans, the Bank's historical charge-off history and an analysis of the Bank's allowance for loan losses. Management also considered the Bank's continued origination of loans secured by commercial real estate. Such loans bear an inherently higher level of credit risk than one-to four-family residential real estate loans.
While management believes the allowance for losses at June 30, 1999 is adequate to cover all losses inherent in the Bank's portfolio, there can be no assurance that in the future the Bank's regulators will not require further increases in the allowance or actual losses will not exceed the allowance.

Noninterest Income. Noninterest income increased $458,000, or 57.4%, to $1.3 million for the year ended June 30, 1999 as compared to $797,000 earned during the year ended June 30, 1998. Contributing to the increase was a $526,000 one-time gain from the sale of the Company's insurance operation. In addition, the Company experienced increased income from banking service charges, late charges, foreclosed real estate, and insurance commissions, which were partially offset by reductions in gains on the sale of securities and in other income, in which during fiscal 1998 the Company realized a $150,000 one-time gain on the termination of a defined benefit plan.

Noninterest Expense. Noninterest expense increased $22,000, or 0.6% to $3.7 million for the year ended June 30, 1999 when compared to the year ended June 30, 1998. Compensation and benefits decreased from $2.5 million for 1998 to $2.2 million in 1999. The decrease was primarily due to a reduction in stock benefit plan expense, partially offset by salary increases. Effective July 1, 1998, the Employee Stock Ownership Plan (ESOP) loan terms were modified and principal payments were extended an additional four years, resulting in fewer shares being released. Due to less shares being released and a decline in the Company's average stock price, ESOP related expenses declined $264,000. ESOP expense will continue to fluctuate in the future based on changes in the market price of the Company's stock. Occupancy and equipment expense increased from $401,000 for 1998 to $497,000 during 1999 as a result of increased expenses for depreciation, repairs and maintenance, and data processing upgrades. SAIF deposit insurance premiums decreased from $110,000 in 1998 to $85,000 in 1999 as a result of the Bank's supervisory risk classification being upgraded. Professional fees decreased from $192,000 in 1998 to $136,000 in 1999 due to lower supervisory examination fees and legal fees. Other expenses increased $148,000 to $450,000 in 1999 from $302,000 in
1998 primarily due to increased costs associated with the Bank's fee-based checking club promotion, higher correspondent banking charges, and increased repossession expenses.

Provision for Income Taxes. Provision for income taxes increased $338,000 to $860,000 for the year ended June 30, 1999 as compared to $522,000 for the year ended June 30, 1998. The increase was primarily due to Southern Missouri's effective tax rate increasing from 32.9% for fiscal 1998 to 34.3% for fiscal 1999 and increased operating income. The increase in the effective tax rate for fiscal 1999 is primarily due to an increase in taxable state income.

COMPARISON OF THE YEARS ENDED JUNE 30, 1998 AND 1997

Net Income.  Southern Missouri's net income increased $10,000, or
 .9%, from $1.1 million for the year ended June 30, 1997 to $1.1 million for the year ended June 30, 1998. Fiscal 1997's results included the adverse impact of a one-time, industry-wide special assessment to recapitalize the Savings Association Insurance Fund
(SAIF). Exclusive of the one-time SAIF assessment of $779,000, net income for fiscal 1997 would have approximated $1.5 million, which would have exceeded fiscal 1998's net income by $481,000, or 31.1%. This decline in adjusted net income was primarily due to increased provisions for loan losses and increased recurring noninterest expenses.

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

Noninterest Income. Noninterest income increased $179,000, or 29.0%, to $797,000 for the year ended June 30, 1998 as compared to $618,000 for the year ended June 30, 1997. Contributing to the increase was a $150,000 one-time gain from the termination of a defined benefit plan, increased customer service charges of $47,000 and a $31,000 increase in gains on sales of investment and MBS securities which were partly offset by a $49,000 reduction in insurance commissions and other income. Gains on sales of investment and MBS securities are not a stable source of income and no assurance can be given that the Company will generate such gains in the future.

Noninterest Expense. Noninterest expense decreased $312,000, or 7.9%; however, exclusive of the aforementioned SAIF special assessment, noninterest expense increased $467,000, or 14.6%, to $3.7 million for the year ended June 30, 1998 as compared to $3.2 million for the year ended June 30, 1997. The increase was due to a $280,000 rise in compensation and benefits expense, $125,000 decline in realized recoveries from the sale of foreclosed real estate, increased occupancy costs of $95,000 and $31,000 in increased legal and professional fees. These increased expenditures were attributed to increased personnel, higher benefit plan costs, higher data processing costs and costs associated with SMBT's conversion to a bank charter. Offsetting a portion of these increases was a $54,000 decline in deposit insurance premiums.

Provision for Income Taxes. Provision for income taxes increased $82,000 to $522,000 for the year ended June 30, 1998 as compared to $440,000 for the year ended June 30, 1997. The increase was primarily due to Southern Missouri's effective tax rate increasing from 29.4% for fiscal 1997 to 32.9% for fiscal 1998. This increase was primarily due to the smaller effect of tax exempt income of state and municipal obligations.

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

The primary elements of Southern Missouri's current asset/liability strategy include (i) increasing loans receivable through the origination of both fixed and adjustable-rate residential loans, (ii) growth in loans secured by commercial real estate, which typically provide higher yields, increased credit risk and shorter repricing periods, (iii) expanding the consumer loan portfolio, (iv) active solicitation of less rate-sensitive deposits, (v) offering competitively priced short-term certificates of deposit, and (vi) the use of FHLB advances to help manage exposure to interest-rate risk. The degree to which each segment of the strategy is achieved will affect Southern Missouri's overall profitability and exposure to interest-rate risk.

During the year, Southern Missouri expanded its loan products to include fixed and adjustable-rate loans for residential financing based on an amortization schedule of up to 30 years. This, as well as more competitive pricing and an increase in customer preferences for fixed-rate residential financing led to fixed rate originations increasing from $5.1 million during the prior year to $19.1 million in fiscal 1999. At June 30, 1999, fixed rate loans with remaining maturities in excess of 10 years totaled $9.5 million, or 7.9% of loans receivable.

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



                                                                Year Ended June 30,
                                               1999                       1998                       1997
                                              Interest                   Interest                   Interest
                                     Average    and     Yield/  Average    and     Yield/  Average    and     Yield/
                                     Balance  Dividends  Cost   Balance  Dividends  Cost   Balance  Dividends  Cost
                                                                (Dollars in thousands)
Interest-earning assets:
 Mortgage loans (1)                  $ 106,117 $  8,315  7.84% $ 104,417  $  8,172  7.83%  $ 90,387  $ 6,988   7.73%
 Other loans (1)                        10,510      971  9.24     10,691     1,003  9.38     12,534    1,076   8.58
   Total net loans                     116,627    9,286  7.96    115,108     9,175  7.97    102,921    8,064   7.84

 Mortgage-backed and
   related securities                   17,074      973  5.70     19,344     1,172  6.06     31,296    2,050   6.55
 Investment securities (2)              16,693      967  5.79     16,078       947  5.89     18,473    1,159   6.27
 Other interest-earning assets           5,200      188  3.62      4,049       150  3.70      3,934      135   3.43
    Total interest-earning assets (1)  155,594   11,414  7.34    154,579    11,444  7.40    156,624   11,408   7.28

 Other noninterest-earning assets        5,292        -            5,405         -            4,595        -
   Total assets                      $ 160,886 $ 11,414        $ 159,984 $  11,444         $161,219  $11,408

Interest-bearing liabilities:
 Passbook accounts                   $   7,190 $    182   2.53 $   7,487 $     202  2.70   $  7,221  $   200   2.77
 NOW accounts                           10,672      210   1.97     9,605       186  1.94      7,316      178   2.43
 Money market accounts                  11,265      414   3.68     7,856       241  3.07      8,572      237   2.76
 Certificates of deposit                87,189    4,457   5.11    86,705     4,522  5.21     96,197    4,947   5.14
   Total deposits                      116,316    5,263   4.52   111,653     5,151  4.61    119,306    5,562   4.66

 FHLB advances                          19,990      984   4.92    19,617     1,061  5.41     13,067      756   5.79
 Total interest-bearing liabilities    136,306    6,247   4.58   131,270     6,212  4.73    132,373    6,318   4.77

 Other liabilities                       2,045        -            2,483         -            3,035        -
   Total liabilities                   138,351    6,247          133,753     6,212          135,408    6,318

Stockholders' equity                    22,535        -           26,231         -           25,811        -
   Total liabilities and
       stockholders' equity          $ 160,886 $  6,247        $ 159,984 $   6,212        $ 161,219  $ 6,318

Net interest income                          - $  5,167       -        - $   5,232     -          -  $ 5,090      -
 Interest rate spread (3)                    -        -    2.76%       -         -  2.67%         -        -   2.51%
 Net interest margin (4)                     -        -    3.32%       -         -  3.39%         -        -   3.25%
 Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                           114.15%       -       -   117.76%        -     -     118.32%       -      -

<F1>

(1)Calculated net of deferred loan fees, loan discounts and loans-in-process.
<F2>
(2)Includes FHLB stock and related cash dividends.
<F3>
(3)Net interest spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
<F4>
(4)Net yield on average interest-earning assets represents net interest income dividend by average interest-earning assets.

YIELDS EARNED AND RATES PAID:

The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on the Company's assets, the weighted average interest rates paid on the Company's liabilities, together with the net yield on interest-earning assets.

                                                     At
                                                  June 30,  Year Ended June 30,
                                                     1999   1999   1998   1997

Weighted-average yield on loan portfolio             7.72%  7.96%  7.97%  7.84%

Weighted-average yield on mortgage-backed
 and related securities                              5.88   5.70   6.06   6.55

Weighted-average yield on investment securities      6.34   5.79   5.89   6.27

Weighted-average yield on other
 interest-earning assets                             3.63   3.62   3.70   3.43

Weighted-average yield on all
 interest-earning assets                             7.24   7.34   7.40   7.28

Weighted-average rate paid on deposits               4.47   4.52   4.61   4.66

Weighted-average rate paid on FHLB
 advances                                            4.92   4.92   5.41   5.79

Weighted-average rate paid on all
 interest-bearing liabilities                        4.47   4.58   4.73   4.77

Interest rate spread (spread between weighted
 average rate on all interest-earning assets
 and all interest-bearing liabilities)               2.77   2.76   2.67   2.51

Net interest margin (net interest income
 as a percentage of average interest-
 earning assets)                                        -   3.32   3.39   3.25


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


                            Years Ended June 30,        Years Ended June 30,
                           1999 Compared to 1998       1998 Compared to 1997
                            Increase (Decrease)          Increase (Decrease)
                                   Due to                       Due to
                                       Rate/                        Rate/
                         Rate  Volume Volume  Net    Rate  Volume Volume    Net
                                           (Dollars in Thousands)
Interest-earning assets:
   Loans receivable (1)  $(12) $ 123  $ 0   $ 111    $134  $955   $ 22   $1,111
   Mortgage-backed and
    related securities    (70)  (138)   9    (199)   (153) (783)    58     (878)
   Investment securities  (16)    36    1      21     (72) (150)    10     (212)
   Other interest-
    earning deposits       (3)    42   (1)     38      11     4      0       15

Total net change in
 income on interest-
 earning assets          (101)    63    9     (29)    (80)   26     90       36
Interest-bearing
 liabilities:
   Deposits               (50)   143   20     113     (60) (353)     2     (411)
   FHLB advances          (96)    21   (2)   (77)     (50)  379    (24)     305

Total net change in
 expense on interest-
 bearing liabilities     (146)   164   18     36     (110)   26    (22)    (106)

Net change in net
 interest income         $ 45  $(101) $(9) $ (65)    $ 30  $  0   $112   $  142


(1) Does not include interest on loans placed on nonaccrual status.


INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of June 30, 1999, management's estimates of the projected changes in net portfolio value and net interest income in the event of 1%, 2%, 3%, and 4% instantaneous permanent increases or decreases in market interest rates.
                                                             NPV as % of
     Change                       Net Portfolio              PV of Assets
    in Rates            $ Amount  $ Change    % Change   NPV Ratio   Change
                             (Dollars in thousands)

   +400 bp              $ 14,968  $ (7,671)     (34)%      9.58%     -416 bp
   +300 bp                17,057    (5,582)     (25)      10.75      -299 bp
   +200 bp                18,998    (3,641)     (16)      11.81      -193 bp
   +100 bp                20,603    (2,036)      (9)      12.65      -109 bp
      0 bp                22,639         -        -       13.74        12 -
   -100 bp                23,005       366        2       13.86        15 bp
   -200 bp                23,214       575        3       13.89        -2 bp
   -300 bp                22,489       384        2       13.72       -37 bp
   -400 bp                22,562      (150)      (1)      13.37        -5 bp

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

Management cannot accurately predict future interest rates or their effect on the Bank's NPV and net interest income in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV and net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Additionally, most of Southern Missouri's loans have features which restrict changes in interest rates on a short term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

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

Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 1999, the Bank had outstanding commitments to extend credit of $6.5 million (including $1.2 million on lines of credit). Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.

The primary sources of funding for the Company are deposits and FHLB advances. For the year ended June 30, 1999, Southern Missouri increased deposits by $10.7 million as compared to a decrease of $9.3 million during the prior year. The amount, or degree, to which the Company will continue to attract and retain new deposits is unknown. At June 30, 1999, the Company had additional borrowing capacity from the FHLB of approximately $39.8 million.

Liquidity management is an ongoing responsibility of the Company's management. The Company adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and (iv) asset/liability management objectives.

At June 30, 1999, the Company had $76.6 million in certificates of deposit maturing within one year and $32.0 million in other deposits without a specified maturity, as well as scheduled FHLB advances maturing within one year of $750,000. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities.

REGULATORY CAPITAL

Federally insured savings banks are required to maintain a minimum level of regulatory capital. FDIC regulations established capital requirements, including a leverage (or core capital) requirement and a risk-based capital requirement. The FDIC is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

At June 30, 1999, SMBT exceeded regulatory capital requirements with core and risk-based capital of $20.8 million and $21.9 million, or 12.7% and 24.5% of adjusted total assets and risk-weighted assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0% for adjusted total assets and risk-weighted assets, by approximately $14.2 million and $14.8 million, respectively. Under regulatory guidelines, SMBT was considered well-capitalized at June 30, 1999.

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

YEAR 2000 CONSIDERATION

General. The Year 2000 (Y2K) issue confronting the Bank and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers may recognize "00" as the year 1900 rather than the year 2000.

Financial institution regulators recently have increased their focus upon Y2K compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council (FFIEC) has issued several interagency statements on Y2K Project Management Awareness. These statements require financial institutions to, among other things, examine the Y2K implications of reliance on vendors and with respect to data exchange, the potential impact of the Y2K issue on customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure risk and prepare a plan to address the Y2K issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any Y2K problems. The federal banking agencies have asserted that Y2K testing and certification is a key safety and soundness issue in conjunction with regulatory examinations and thus, that an institution's failure to address appropriately the Y2K issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil money penalties.

Risk. Like most financial institutions service providers, the Bank and its operations may be significantly affected by the Y2K issue due to its dependence on technology and date-sensitive data. Computer software and hardware and other equipment, both within and outside the Bank's direct control and third parties with whom the Bank electronically or operationally interfaces (including without limitation its customers and third party vendors) are likely to be affected. If computer systems are not modified in order to be able to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated, and the Bank could experience an inability to process transactions, prepare statements or engage in similar normal business activities. Likewise, under certain circumstances, a failure to adequately address the Y2K issue could adversely affect the viability of the Bank's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Y2K issue could result in a significant adverse impact on the Bank's operations and, in turn, its financial condition and results of operations.

State of Readiness. During October 1997, the Bank formulated its plan to address the Y2K issue. Since that time, the Bank has taken the following steps:

  -    Established senior management advisory and review responsibilities;
  -    Completed a Bank-wide inventory of applications and system software;
  -    Built an internal tracking database for application and vendor software;
  -    Developed, tested and validated compliance plans;
  -    Initiated vendor compliance verification;
  - Begun awareness and education activities for employees, customers, borrowers and suppliers;
  -    Started testing contingency plans.

The following paragraphs summarize the phases of the Bank's Y2K plan:

Awareness Phase. The Bank formally established a Y2K plan headed by a senior manager, and a project team was assembled for management of the Y2K project. The project team created a plan of action that includes milestones, budget estimates, strategies, and methodologies to track and report the status of the project. Members of the project team also attended conferences and information sharing sessions to gain more insight into the Y2K issue and potential strategies for addressing it. This phase is substantially complete.

Assessment Phase. The Bank's strategies were further developed with respect to how the objectives of the Y2K plan would be achieved, and a Y2K business risk assessment was made to quantify the extent of the Bank's Y2K exposure. A corporate inventory (which is periodically updated as new technology is acquired and as systems progress through subsequent phases) was developed to identify and monitor Y2K readiness for information systems (hardware, software, utilities, and vendors) as well as environmental systems (security systems, facilities, etc.). Systems were prioritized based on business impact and available alternatives. Mission critical systems supplied by vendors were researched to determine Y2K readiness. If Y2K-ready versions were not available, the Bank began identifying functional replacements, which were either upgradable or currently Y2K-ready, and a formal plan was developed to repair, upgrade, or replace all mission critical systems. This phase is substantially complete.

Beginning in August, 1998, all borrowing relationships greater than $250,000 were sent a questionnaire developed by the Bank's credit administration staff to evaluate Y2K exposure. The Bank also performed a more detailed risk assessment of major borrowers and depositors exposure to Y2K and their potential impact on the Bank. The Bank's loan portfolio is primarily real estate based and is diversified with regard to individual borrowers and types of businesses, and the Bank's primary market area is not significantly dependent on one employer or industry. As part of the current credit approval process, all new and renewed loans are evaluated for Y2K risk as well as new major depositors.

Renovation Phase. The Bank's corporate inventory revealed that Y2K upgrades were available for all vendor supplied mission critical systems, and all these Y2K-ready versions have been delivered, placed into production and have been successfully evaluated through the validation process. This phase is substantially complete.

Validation Phase. The validation phase is designed to test the ability of hardware and software to accurately process date sensitive data. The Bank has completed its validation testing of each mission critical system. During the validation testing process, no significant Y2K problems were identified relating to any modified or upgraded mission critical system. New equipment purchases or data updates that are made to mission critical systems will continue to be validated.

Implementation Phase. The Bank's plan calls for putting Y2K-ready code into production before having actually completed Y2K validation testing. Y2K-ready modified or upgraded versions have been installed and placed into production with respect to all mission critical systems. This phase is substantially complete.

Bank Resources Invested. The Bank's Y2K project team has substantially completed its assigned task of ensuring that all systems across the Bank are identified, analyzed for Y2K compliance, corrected, if necessary, tested, and changes put into service. The Y2K project team members represent all functional areas of the Bank, including branches, data processing, loan administration, accounting, item processing, operations, compliance, internal audit, the Board of Directors and marketing. The Board of Directors oversees the Y2K plan and receives monthly updates on Y2K readiness from the project team.

The Bank has expensed costs associated with the required system changes as those costs are incurred, and such costs are being funded through operating cash flows. The total cost of the Y2K conversion project for the Bank is estimated to be $125,000, approximately $100,000 of which has been incurred and expensed by the Bank through June 30, 1999. The Bank does not expect significant increases in future data processing costs related to Y2K compliance.

Customer Awareness. The Bank has established a customer awareness program, by which the Bank's customers will be informed about the Bank's Y2K preparedness as well as the Y2K issue in general. The program's focus includes direct and indirect customer contact and its goal is to make the Bank's Y2K efforts known to its customer base and allay significant apprehension of the customer base to the Y2K issue.

Contingency Plans. During the assessment phase, the Bank began to develop back-up or contingency plans for each of its mission critical systems. Virtually all of the Bank's mission critical systems are dependent upon third party vendors or service providers;
therefore, contingency plans include selecting a new vendor or service provider and converting to their system. No mission critical vendor systems failed during the validation phase. For some systems, contingency plans consist of using spreadsheet or data base software or reverting to manual systems until system problems can be corrected. Although the Bank has been informed that each of its primary vendors have certified that all mission critical systems either are or will timely be Y2K-ready, no warranties have been received from such vendors.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

See Note 1 of Notes to Consolidated Financial Statements for a discussion of the impact of recent accounting pronouncements.



                  INDEPENDENT AUDITORS' REPORT



Board of Directors
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri


We have audited the accompanying consolidated statements of financial condition of Southern Missouri Bancorp, Inc. and Subsidiary (Company) as of June 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Missouri Bancorp, Inc. and Subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.



Kraft, Miles & Tatum, LLC
Poplar Bluff, Missouri
July 30, 1999

              SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          JUNE 30, 1999 AND 1998



        ASSETS                                      1999        1998


Cash and cash equivalents                   $   4,068,674   4,326,474
Investment and mortgage-backed and related
 securities: (Note 2)
  Available for sale - at estimated market
   value (amortized cost $38,276,905 and
   $23,550,641 at June 30, 1999 and 1998,
   respectively)                               37,878,685  23,506,508
  Held to maturity - at amortized cost
   (estimated market value $4,796,884
   at June 30, 1998)                                    -   4,645,407
Stock in Federal Home Loan Bank of Des Moines   1,091,000   1,053,500
Loans receivable, net (Note 3)                118,248,638 119,083,215
Accrued interest receivable (Note 4)            1,033,076     907,778
Foreclosed real estate, net (Note 5)              477,537     171,721
Premises and equipment (Note 6)                 1,878,719   1,883,064
Prepaid expenses and other assets                 296,014     369,391

        Total assets                        $ 164,972,343 155,947,058



        LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 7)                           $ 120,154,540 109,410,436
Advances from borrowers for taxes and insurance   317,954     315,123
Advances from FHLB of Des Moines (Note 8)      20,550,000  21,068,905
Accounts payable and other liabilities            591,528     459,119
Accrued interest payable                          728,859     581,590
        Total liabilities                     142,342,881 131,835,173

Commitments and contingencies (Note 13)

Preferred stock, $.01 par value; 500,000 shares
 authorized; none issued and outstanding                -           -
Common stock, $.01 par value; 3,000,000 shares
 authorized; 1,803,201 shares issued               18,032      18,032
Additional paid-in capital                     17,545,544  17,628,758
Retained earnings-substantially restricted     13,759,488  12,771,731
Treasury stock of 424,991 shares in 1999 and
 310,813 shares in 1998, at cost               (7,911,655) (5,613,008)
Unearned employee benefits                       (531,068)   (665,824)
Accumulated other comprehensive income           (250,879)    (27,804)
        Total stockholders' equity             22,629,462  24,111,885

        Total liabilities and
         stockholders' equity               $ 164,972,343 155,947,058







See accompanying notes to consolidated financial statements.


           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF INCOME
              YEARS ENDED JUNE 30, 1999, 1998 AND 1997


                                           1999         1998        1997
Interest income:
Loans receivable                    $  9,285,757    9,175,090   8,064,447
Investment securities                    967,142      946,447   1,159,386
Mortgage-backed and related securities   972,770    1,172,281   2,049,764
Other interest-earning assets            188,834      150,030     134,871
   Total interest income              11,414,503   11,443,848  11,408,468

Interest expense:
Deposits (Note 7)                      5,263,225    5,150,691   5,562,266
Advances from FHLB                       984,168    1,060,788     756,340
   Total interest expense              6,247,393    6,211,479   6,318,606
   Net interest income                 5,167,110    5,232,369   5,089,862

Provision for loan losses (Note 3)       235,000      783,009     241,300
   Net interest income after
    provision for loan losses          4,932,110    4,449,360   4,848,562

Noninterest income:
Gain (loss) on sale of investment
 securities, available for sale             (625)       9,205      58,462
Gain (loss) on sale of mortgage-backed
 securities, available for sale          (27,942)      69,956     (10,386)
Gain on sale of mortgage-backed securities,
 held to maturity                              -          242           -
Insurance commissions                    323,603      302,246     333,519
Banking service charges                  284,058      198,981     171,789
Net income on foreclosed real estate      17,487      (16,509)    (15,971)
Loan late charges                         82,574       68,845      49,103
Gain on sale of insurance agency         526,413            -           -
Other                                     49,583      164,337      31,812
   Total noninterest income            1,255,151      797,303     618,328

Noninterest expense:
General and administrative:
  Compensation and benefits            2,237,166    2,457,458   2,177,532
  Occupancy and equipment                496,929      401,141     306,218
  SAIF special assessment                      -            -     779,184
  SAIF deposit insurance premium          85,265      109,980     163,711
Provisions (credit) for losses on
   foreclosed real estate (Note 5)             -      (51,550)   (176,533)
  Professional fees                      136,304      191,583     160,522
  Advertising                            133,925      116,349     110,986
  Postage and office supplies            142,608      133,666     115,580
  Other                                  450,300      301,573     335,203
   Total noninterest expense           3,682,497    3,660,200   3,972,403

Income before income taxes             2,504,764    1,586,463   1,494,487

Income taxes (Note 10)
   Current                               593,300      588,000     440,700
   Deferred                              266,700      (66,000)       (900)
                                         860,000      522,000     439,800

Net income                          $  1,644,764    1,064,463   1,054,687



Basic earnings per common share     $       1.23          .69         .68
Diluted earnings per common share   $       1.20          .67         .67


See accompanying notes to consolidated financial statements.



                    SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                              YEARS ENDED JUNE 30, 1999, 1998 AND 1997

                                                                                         Accumulated
                              Additional                                       Unearned     Other          Total
                                Common     Paid-in   Retained    Treasury      Employee  Comprehensive Stockholders'
                                Stock      Capital   Earnings      Stock       Benefits     Income         Equity
Balance at June 30, 1996      $ 18,032   17,449,978 12,192,583  (1,691,030)  (1,316,179)   (426,090)     26,227,294
 Net income                                          1,054,687                                            1,054,687
 Change in unrealized gain
  (loss) on available for
  sale securities                                                                            422,751        422,751
 Minimum pension liability adjustment                                                          2,730          2,730
   Total comprehensive income                                                                             1,480,168

 Purchase of treasury stock                                      (1,010,153)                             (1,010,153)
 Dividends paid ($.50 per share)                      (770,517)                                            (770,517)
 Release of ESOP awards                     104,800                             204,047                     308,847
 MRP expense, net                            25,000                             118,604                     143,604
 Exercise of stock options                                           21,000                                  21,000
Balance at June 30, 1997      18,032     17,579,778 12,476,753   (2,680,183)   (993,528)        (609)    26,400,243

 Net income                                          1,064,463                                            1,064,463
 Change in unrealized gain (loss)
  on available for sale securities                                                           (30,770)       (30,770)
 Minimum pension liability adjustment                                                          3,575          3,575
   Total comprehensive income                                                                             1,037,268

 Purchase of treasury stock                                      (3,314,645)                             (3,314,645)
 Dividends paid ($.50 per share)                      (769,485)                                            (769,485)
 Release of ESOP awards                     195,480                             204,046                     399,526
 MRP expense, net                            52,000                             123,658                     175,658
 Exercise of stock options                 (198,500)                381,820                                 183,320
Balance at June 30, 1998      18,032     17,628,758 12,771,731   (5,613,008)   (665,824)     (27,804)    24,111,885

 Net income                                          1,644,764                                            1,644,764
    Change in unrealized gain (loss)
  on available for sale securities                                                          (355,788)      (355,788)
 Cumulative effect of change in
  accounting principle, net of tax
  (Note 1)                                                                                   132,713        132,713
   Total comprehensive income                                                                             1,421,689

 Purchase of treasury stock                                      (2,803,903)                             (2,803,903)
 Dividends paid ($.50 per share)                      (657,007)                                            (657,007)
 Release of ESOP awards                     52,250                               83,261                     135,511
 MRP expense, net                           16,800                               66,309                      83,109
 MRP shares awarded                         14,814                              (14,814)                          -
 Exercise of stock options                (167,078)                 505,256                                 338,178
Balance at June 30, 1999    $ 18,032    17,545,544  13,759,488   (7,911,655)   (531,068)    (250,879)    22,629,462

See accompanying notes to consolidated financial statements.

               SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED JUNE 30, 1999, 1998 AND 1997

                                                1999        1998         1997
Cash flows from operating activities:
   Net income                            $  1,644,764   1,064,463    1,054,687
Items not requiring (providing) cash:
  Depreciation and amortization               265,769     217,895      188,521
  MRP expense and ESOP expense                201,820     523,187      427,451
  (Gain) loss on sale of investment
     securities, available for sale               625      (9,205)     (58,462)
  (Gain) loss on sale of mortgage-backed
   securities, available for sale              27,942     (69,956)      10,386
  (Gain) on sale of mortgage-backed
   securities, held to maturity                     -        (242)          -
  Provision for loan losses                   235,000     783,009      241,300
  (Gain) on sale of insurance agency         (526,413)          -            -
  Provisions (credit) for losses on
   foreclosed real estate                           -     (51,550)    (176,533)
  Net amortization of deferred income,
   premiums, and discounts                    117,757     131,371      236,149
Changes in:
  Accrued interest receivable                (125,298)    172,189       61,132
  Prepaid expenses and other assets           189,333     (17,494)      35,206
  Accounts payable and other liabilities      132,409    (123,706)     (13,356)
  Accrued interest payable                    147,269    (266,845)    (133,374)
Net cash provided by
 operating activities                       2,310,977   2,353,116    1,873,107

Cash flows from investing activities:
Net decrease (increase) in loans              874,888 (12,170,696) (12,431,883)
Proceeds from sales of investment
 securities, available for sale               999,375   2,584,919    2,081,950
Proceeds from maturing investment
 securities, available for sale             5,440,000   6,660,000    3,965,556
Proceeds from maturing investment
 securities, held to maturity                 875,000      25,000            -
Purchase of investment securities,
 available for sale                       (14,581,010) (4,993,594)  (4,251,016)
Proceeds from sales of mortgage-backed
 securities, held to maturity                       -      50,434            -
Proceeds from sales of mortgage-backed
 securities, available for sale             1,700,497   7,493,339    6,475,469
Proceeds from maturing mortgage-backed
 securities, available for sale             5,659,654   5,396,806    5,168,146
Proceeds from maturing mortgage-backed
 securities, held to maturity                       -      80,159       64,070
Purchase of mortgage-backed
 securities, available for sale           (10,330,331) (1,107,089)  (2,461,989)
Proceeds from sales of certificates
 of deposit                                         -      93,825            -
Proceeds from maturing certificates
 of deposit                                         -           -       95,000
Proceeds from reduction of FHLB stock               -     466,200            -
Purchase of FHLB stock                        (37,500)          -            -
Purchase of premises and equipment           (282,257)   (390,511)    (428,079)
Proceeds from sale of foreclosed
      real estate                              39,477      32,468       37,550
Net cash provided by (used in)
 investing activities                      (9,642,207)  4,221,260   (1,685,226)


See accompanying notes to consolidated financial statements.


            SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
               YEARS ENDED JUNE 30, 1999, 1998 AND 1997



                                                1999         1998        1997
Cash flows from financing activities:
Net increase in demand
 deposits and savings accounts           $  6,331,517      771,880   2,485,172
Net increase (decrease) in
 certificates of deposit                    4,412,587  (10,066,045) (3,918,637)
Net increase (decrease) in advances from
 borrowers for taxes and insurance              2,831       (6,486)    (32,286)
Net increase (decrease) in advances from
 FHLB of Des Moines                          (518,905)   7,533,584   1,984,843
Dividends on common stock                    (657,007)    (769,485)   (770,517)
Exercise of stock options                     306,310      178,120      21,000
Payments to acquire treasury stock         (2,803,903)  (3,314,645) (1,010,153)
 Net cash provided by (used in)
  financing activities                      7,073,430   (5,673,077) (1,240,578)


Increase (decrease) in cash
 and cash equivalents                        (257,800)     901,299  (1,052,697)

Cash and cash equivalents
 at beginning of period                     4,326,474    3,425,175   4,477,872

Cash and cash equivalents
 at end of period                        $  4,068,674    4,326,474   3,425,175


Supplemental disclosures of
 cash flow information:

Noncash investing and
 financing activities
Conversion of loans to
 foreclosed real estate                  $    395,375      116,371     121,050

Conversion of foreclosed
 real estate to loans                    $    134,000        6,950     152,150

Transfer of investment securities from
 held to maturity to available for sale  $  3,766,292            -           -

Cash paid during the period for
Interest (net of interest credited)      $  1,577,100    2,062,670   2,018,878

Income taxes                             $    468,514      583,928     441,560


See accompanying notes to consolidated financial statements.
          SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   JUNE 30, 1999, 1998 and 1997



NOTE 1:  Organization and Summary of Significant Accounting Policies

   Organization

   Southern Missouri Bancorp, Inc., a Missouri corporation (the Company) was organized in 1994 and is the parent company of Southern Missouri Bank and Trust (the Bank) and the Bank's wholly-owned subsidiary S.M.S. Financial Services, Inc. Substantially all of the Company's consolidated revenues are derived from the operations of the Bank, and the Bank represents substantially all of the Company's consolidated assets and liabilities.

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

   Principles of Consolidation

   The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiary, S.M.S. Financial Services, Inc. The insurance agency of S.M.S. Financial Services, Inc. was sold effective 5-31-99. The operations of the agency were not material to the consolidated financial condition or operations of the Company. All significant intercompany accounts and transactions have been eliminated.

   Cash and Cash Equivalents

   For purposes of reporting cash flows, cash and cash equivalents include cash and due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest bearing deposits in other depository institutions were $2,430,037 and $1,898,619 at June 30, 1999 and 1998, respectively.

   Investment and Mortgage-Backed and Related Securities

   Effective April 1, 1999, the Company adopted Statement of Financial Accounting Standards(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. The statement further requires that all derivatives should be recognized as either assets or liabilities and measured at the fair value. The accounting for changes in the fair value, or gains and losses, of a derivative depends on the use of the derivative and resulting designation. Presently, management does not intend to purchase derivative instruments or enter into hedging activities.

           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 and 1997



   With the adoption of SFAS No. 133, the Company transferred its remaining held to maturity investment securities into the available for sale category. All investments transferred were obligations of state and political subdivisions with an amortized cost of $3,766,292, at the date of transfer. The cumulative effect of the change in accounting principle of $132,713, net of income taxes of $77,942, is included as a credit in other comprehensive income for the year ended June 30, 1999. The transition provisions of SFAS No. 133 provide that at the date of initial application, any debt security categorized as held to maturity may be transferred into the available for sale category without calling into question the Company's intent to hold other debt securities to maturity in the future.

   Debt securities classified as available for sale are carried at fair value. Their related unrealized gains and losses, net of tax, are reported in accumulated other comprehensive income, a component of stockholders' equity. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. No securities have been classified as trading securities.

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

   The Bank is a member of the Federal Home Loan Bank system. As a member of this system, it is required to maintain an investment in capital stock of the Federal Home Loan Bank (FHLB) in an amount equal to the greater of 1% of its outstanding home loans, 0.3% of its total assets, or one-twentieth of its outstanding advances from FHLB.

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


           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 and 1997



   Loans are placed on nonaccrual status upon becoming 90 days contractually past due as to principal or interest, and in management's opinion full collection of interest is doubtful. Interest income previously accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. Cash receipts on a nonaccrual loan are applied to principal and interest in accordance with its contractual terms unless full payment of principal is not expected, in which case cash receipts, whether designated as principal or interest, are applied as a reduction of the carrying value of the loan. A non-accrual loan is generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance has been demonstrated.

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

           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 and 1997



   Earnings Per Share

   Basic income per share is computed using the weighted average number of common shares outstanding during each year. Diluted income per share includes the effect of all dilutive potential common shares (primarily stock options) outstanding during each year.

   Segments

   Southern Missouri Bancorp, Inc. through the branch network of its subsidiary, Southern Missouri Bank and Trust, provides a broad range of financial services to individuals and companies in Southeast Missouri. These services include demand, time and savings deposits, and lending activities. While the Company's chief decision makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable segment.

The following paragraphs summarize the impact of new accounting pronouncements:

   SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits" revised and standardized employers' disclosures about pension and other postretirement benefit plans. It did not change the measurement or recognition of those plans. The Company has adopted the disclosure requirements of SFAS No. 132 in the 1999 financial statements.

   In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." The statement amends SFAS No. 65 and No. 115. The statement requires that after the securitization of a mortgage loan held for sale, any retained mortgage-backed securities must be classified under the provisions of SFAS No. 115. Mortgage banking enterprises must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. The statement is effective for the first fiscal quarter of the fiscal year beginning after December 15, 1998. SFAS No. 134 is not expected to affect the Bank's financial position or results of operations of the Bank.



           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 and 1997



NOTE 2:  Investment and Mortgage-Backed and Related Securities

   Available for Sale - The amortized cost, gross unrealized gains, gross unrealized losses and estimated market value of securities available for sale consisted of the following:


                                                        June 30, 1999
                                                   Gross      Gross    Estimated
                                     Amortized  Unrealized  Unrealized  Market
                                         Cost      Gains      Losses     Value
Investment securities:
  U.S. government and federal
   agency obligations              $ 15,579,972        -     359,977  15,219,995
  Obligations of states and
   political subdivisions             5,591,415  167,634           -   5,759,049
      Total investment securities    21,171,387  167,634     359,977  20,979,044

Mortgage-backed and related securities:
  GNMA certificates                   4,971,128   18,253       8,673   4,980,708
  FNMA certificates                   2,124,168    4,689      21,985   2,106,872
  FHLMC certificates                    240,000        -         276     239,724
  Collateralized mortgage
   obligations                        9,770,222      550     198,435   9,572,337
     Total mortgage-backed and
      related securities             17,105,518   23,492     229,369  16,899,641

      Total                        $ 38,276,905  191,126     589,346  37,878,685


                                                        June 30, 1998
                                                   Gross      Gross    Estimated
                                     Amortized  Unrealized  Unrealized  Market
                                         Cost      Gains      Losses    Value

Investment securities:
  U.S. government and federal
   agency obligations              $  6,990,453    8,838      2,074    6,997,217
  Obligations of states and
   political subdivisions             2,296,754   58,441          -    2,355,195
     Total investment securities      9,287,207   67,279      2,074    9,352,412

Mortgage-backed and related securities:
  GNMA certificates                   6,288,989   39,622      2,345    6,326,266
  FNMA certificates                   3,850,598   24,513     29,093    3,846,018
  FHLMC certificates                  1,412,755   18,687      5,357    1,426,085
  Collateralized mortgage
   obligations                        2,711,092        -    155,365    2,555,727
     Total mortgage-backed and
      related securities             14,263,434   82,822    192,160   14,154,096

     Total                          $ 23,550,64  150,101    194,234   23,506,508

               SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JUNE 30, 1999, 1998 AND 1997



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

                                             June 30, 1999
                                          Available for Sale
                                                      Estimated
                                        Amortized       Market
                                           Cost         Value

    Due in one year or less          $    280,000       281,242
    Due after one year
     thru 5 years                      18,367,701    18,065,798
    Due after 5 years
     thru 10 years                        939,964       997,358
    Due after 10 years                  1,583,722     1,634,646
         Total investment
          securities                   21,171,387    20,979,044
    Mortgage-backed and
     related securities                17,105,518    16,899,641

         Total                       $ 38,276,905    37,878,685

              SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       JUNE 30, 1999, 1998 AND 1997



   Proceeds from sales of investment and mortgage-backed and related securities and gross realized gains and losses are summarized below.

                                                 June 30,
                                       1999       1998       1997
  Proceeds from sales:
    Investment securities        $   999,375  2,584,919  2,081,950
    Mortgage-backed and related
     securities                    1,700,497  7,543,773  6,475,469

  Gross realized gains:
    Investment securities                  -     12,427     58,462
    Mortgage-backed and related
     securities                        4,879     81,187     44,854

  Gross realized losses:
    Investment securities               (625)    (3,222)         -
    Mortgage-backed and related
     securities                      (32,821)   (10,989)   (55,240)

   Included in the 1998 gross realized gains on mortgage-backed and related securities are sales of small balance pools of mortgage-backed securities held to maturity, that had an amortized cost of $50,192 which met the condition described under paragraph 11b of SFAS No. 115 and are permitted to be sold prior to maturity.

   The amortized cost of investment and mortgage-backed securities pledged as collateral to secure public deposits amounted to $11,692,878 and $10,662,083 at June 30, 1999 and 1998,
   respectively.

   Adjustable rate mortgage loans included in mortgage-backed and related securities at June 30, 1999 and 1998 amounted to $6,866,095 and $9,780,955, respectively. All adjustable rate mortgage-backed and related securities at June 30, 1999 and 1998 are recorded as available for sale.


NOTE 3:  Loans Receivable, net

   Loans receivable, net are summarized as follows:
                                                   June 30,
                                               1999         1998
  Real estate loans:
     Conventional                      $  87,246,749   83,398,800
     Construction                          3,553,651    2,707,601
     Commercial                           19,047,821   22,529,953
  Loans secured by deposit accounts          826,981      671,123
  Consumer loans                          10,113,558   11,792,529
                                         120,788,760  121,100,006
  Loans in process                        (1,296,384)    (653,095)
  Deferred loan fees, net                    (42,491)     (61,240)
  Deferred gain on sale of real estate       (10,100)      (7,234)
  Allowance for loan losses               (1,191,147)  (1,295,222)
                                       $ 118,248,638  119,083,215

             SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      JUNE 30, 1999, 1998 AND 1997



   Adjustable-rate loans included in the loan portfolio amounted to $77,619,448 and $95,429,990 at June 30, 1999 and 1998
   respectively.

   One-to four-family residential real estate loans amounted to $85,196,804 and $81,257,000 at June 30, 1999 and 1998,
   respectively.

   Real estate construction loans are secured principally by single and multi-family dwelling units.

   Commercial real estate loans are secured principally by motels, medical centers, churches and fast food restaurants.

   Following is a summary of activity in the allowance for loan losses:

                                               June 30,
                                      1999       1998       1997

   Balance, beginning of period $ 1,295,222    706,487    627,564
  Loans charged-off                (429,998)  (326,382)  (162,377)
  Recoveries of loans previously
    charged off                      90,923    132,108          -
  Net charge-offs                  (339,075) (194,274)   (162,377)

  Provision charged to expense      235,000    783,009    241,300
   Balance, end of period       $ 1,191,147  1,295,222    706,487

   The Company ceased recognition of interest income on loans with a book value of $181,000, $533,000 and $1,380,000 at June 30,
   1999, 1998 and 1997, respectively. The average balance of nonaccrual loans for the year ended June 30, 1999 was approximately $321,000. Allowance for losses on nonaccrual loans amounted to approximately $18,000 at June 30, 1999. Interest income of approximately $13,000, $15,000 and $98,000 was recognized on these loans for the years ended June 30, 1999, 1998 and 1997, respectively. Gross interest income would have been approximately $17,000, $46,000 and $124,000 for the years ended June 30, 1999, 1998 and 1997, respectively, if the interest payments had been received in accordance with the original terms. The Savings Bank is not committed to lend additional funds to customers whose loans have been placed on nonaccrual.

   Of the above nonaccrual loans at June 30, 1999, 1998, and 1997 $0, $316,000, and $0, respectively, was considered to be impaired. The average balance of impaired loans for the years ended June 30, 1999, 1998, and 1997 was $26,000, $297,000, and
   $0, respectively.

   Following is a summary of loans to directors, executive officers and loans to corporations in which executive officers and directors have a substantial interest:

   Balance, June 30, 1997                   $  574,005
      Additions                                 86,956
      Repayments                              (202,525)
   Balance, June 30, 1998                      458,436
      Additions                                 25,737
      Repayments                               (49,603)
   Balance, June 30, 1999                   $  434,570

   These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.



           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 AND 1997



NOTE 4:  Accrued Interest Receivable

   Accrued interest receivable is summarized as follows:


                                                       June 30,
                                                    1999       1998

   Investment securities                      $   380,540    216,380
   Mortgage-backed and related securities          92,371     83,443
   Loans receivable                               560,165    607,955

                                              $ 1,033,076    907,778

NOTE 5:  Foreclosed Real Estate

   Foreclosed real estate consists of the following:

                                                        June 30,
                                                    1999       1998

  Foreclosed real estate                      $   477,537    171,721
  Allowance for losses                                  -          -

                                              $   477,537    171,721

  Activity in the allowance for losses for foreclosed real estate is as follows:

                                                       June 30,
                                         1999       1998       1997

  Balance, beginning of period      $       0     335,297    335,297
  Charge-offs and recoveries, net           0    (283,747)   176,533
  Provisions (credit) for losses on
   foreclosed real estate                   0     (51,550)  (176,533)

  Balance, end of period            $       0           0    335,297


NOTE 6:  Premises and Equipment

  Following is a summary of premises and equipment:
                                                        June 30,
                                                    1999         1998

   Land                                       $   342,042      342,042
   Buildings and improvements                   2,303,103    2,175,325
   Furniture, fixtures, and equipment           1,124,009    1,297,611
   Automobiles                                     62,821       62,821
                                                3,831,975    3,877,799
   Less accumulated depreciation               (1,953,256)  (1,994,735)

                                              $ 1,878,719    1,883,064


   Depreciation expense for the years ended June 30, 1999, 1998 and 1997 was $247,668, $189,522 and $157,252, respectively.



           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 AND 1997



NOTE 7: Deposits

   Deposits are summarized as follows:
                                                        June 30,
                                                    1999         1998

   Non-interest bearing accounts            $   2,316,468    2,590,177
   NOW accounts                                 9,112,465    7,510,236
   Money market deposit accounts               13,222,131    8,250,437
   Savings accounts                             7,349,881    7,318,578
        Total transactions accounts            32,000,945   25,669,428

   Certificates:
       4.00 - 4.99%                            59,838,980    8,850,236
       5.00 - 5.99%                            28,231,135   74,667,090
       6.00 - 6.99%                                     -      120,183
       7.00 - 7.99%                                25,360       25,949
       8.00 - 8.99%                                58,120       58,372
       9.00 - 9.99%                                     -       19,178
        Total certificates, 4.94%
         and 5.16%, respectively               88,153,595   83,741,008

        Total deposits                      $ 120,154,540  109,410,436

   Weighted-average rates - deposits                 4.47%        4.59%

   The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $15,266,726 and $12,021,623 at June
   30, 1999 and 1998, respectively.

   Certificate maturities at June 30, 1999 are summarized as follows:

            July 1, 1999 to June 30, 2000               $   76,618,226
            July 1, 2000 to June 30, 2001                    7,386,507
            July 1, 2001 to June 30, 2002                    2,383,276
            July 1, 2002 to June 30, 2003                      516,519
            July 1, 2003 to June 30, 2004                    1,249,067
                                                        $   88,153,595
   Interest expense on deposits is summarized as follows:
                                       Year Ended June 30,
                                          1999        1998       1997

    NOW accounts                   $    210,180     186,254    178,055
    Money market deposit accounts       414,011     240,803    236,953
    Savings accounts                    181,567     202,143    199,583
    Certificates of deposit           4,457,467   4,521,491  4,947,675

                                   $  5,263,225   5,150,691  5,562,266



              SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       JUNE 30, 1999, 1998 AND 1997



NOTE 8:  Advances from Federal Home Loan Bank of Des Moines

   Advances from Federal Home Loan Bank of Des Moines are summarized as follows:

                      Callable or
                       Quarterly  Interest      1999        1998
        Maturity      Thereafter    Rate
        1-22-08         7-22-99     4.79   16,800,000  16,800,000
        2-06-08         2-06-01     5.17    3,000,000   3,000,000
        7-02-99               -     4.99      750,000           -
        7-03-98               -     5.69            -   1,000,000
        8-27-08               -     5.97            -     159,238
        9-08-08               -     5.80            -     109,667
                                         $ 20,550,000  21,068,905

        Weighted average rate                    4.85%       4.97%

   In addition to the above advances, the Bank had an available line of credit amounting to $39,785,000, $42,131,000 and $50,000,000 with the FHLB at June 30, 1999, 1998 and 1997, respectively.

   Advances from Federal Home Loan Bank of Des Moines are secured by FHLB stock and single-family mortgage loans of $26,715,000 and $31,603,000 at June 30, 1999 and 1998, respectively. Schedule principal maturities of advances from Federal Home Loan Bank of Des Moines over the next five years are as follows:

        July 1, 1999 to June 30, 2000      $    750,000
        July 1, 2000 to June 30, 2001                 -
        July 1, 2001 to June 30, 2002                 -
        July 1, 2002 to June 30, 2003                 -
        July 1, 2003 to June 30, 2004                 -
        Thereafter                           19,800,000

NOTE 9:  Employee Benefits

   The Savings Bank has adopted a 401(k) profit sharing plan that covers substantially all eligible employees. Contributions to the plan are at the discretion of the Board of Directors of the Savings Bank. During 1999, 1998 and 1997 there were no contributions made to the plan.

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

   Shares are released from collateral and allocated to participants based on pro-rata compensation as the loan is repaid over seven years. Effective July 1, 1998 the loan terms were modified and principal payments were extended an additional four years. Benefits are vested over five years. Forfeitures are allocated on the same basis as other contributions.
   Benefits are payable upon a participant's retirement, death, disability or separation of service. The purchase of the shares of the ESOP has been recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the average fair value of the ESOP shares committed to be released. The ESOP expense for 1999, 1998 and 1997 was $135,511, $399,526, and $308,847,
   respectively.



           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 AND 1997



   The number of ESOP shares at June 30, 1999 were as follows:

        Allocated shares                84,712
        Unreleased shares               42,686
            Total ESOP shares          127,398

   The fair value of unreleased ESOP shares at June 30, 1999 was $570,925.

   The Board of Directors of the Bank adopted a management recognition plan (MRP) for the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors). The Bank contributed 53,590 shares to the MRP. Subsequent to the reorganization an additional 17,826 shares were purchased from the Company by the MRP. During 1994 the Bank granted 17,825 shares of common stock to non-employee directors and 45,593 shares to officers and key employees. During 1999 and 1998 the Bank granted 1,500 shares to a new executive officer. The market value of the common stock at the grant dates was $13.50 and $19.875. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. Compensation expense in the amount of the fair market value of the common stock at the date of grant will be recognized pro rata over the five years during which the shares are payable.

   The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 1999, 1998 and 1997 was $66,309,
   $123,658 and $118,604, respectively.

   The Board of Directors has also adopted a stock option plan.
   The purpose of the plan is to provide additional incentive to certain directors, officers and key employees of the Bank. In connection with conversion to stock form in April 1994, the Bank has granted non-incentive options of 53,560 shares to non-employee directors and incentive options of 72,489 shares to certain officers and key personnel of which 2,000 shares have been forfeited. The stock options were granted at $10 per share which was equal to the market value at the date of grant. During 1998 10,000 additional shares were granted at $19.75 and 15,000 shares were granted at $19.875 which was equal to the market value at the date of the grants. During 1999 the 10,000 shares granted in 1998 at $19.75 were repriced at $13.50 which was equal to the market value at the date of repricing. All of the aforementioned options are 100% vested at the grant date.
   During 1999 15,000 additional shares were granted at $13.50 which was equal to the market value at the date of the grant.
   Of these 15,000 shares granted, 7,600 shares vested at the grant date and the remaining 7,400 shares vest on January 3, 2000.
   All options expire ten years from the date of the grant. In addition 14,491 shares are unallocated.

     Changes in options outstanding were as follows:

                                 Number of    Weighted Average
                                   Shares      Exercise Price
      Balance at June 30, 1996    113,237         $10.00
      Granted                          -             -
      Exercised                    (2,100)         10.00
      Balance at June 30, 1997    111,137          10.00
      Granted                      25,000          19.83
      Exercised                   (17,812)         10.00
      Balance at June 30, 1998    118,325          12.08
      Granted                      15,000          13.50
      Exercised                   (30,631)         10.00
      Balance at June 30, 1999    102,694          12.29

   The Company has estimated the fair value of awards granted under its stock option plan during 1999 and 1998 utilizing the Black-Scholes pricing model.



           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 AND 1997



   For the options granted in 1999 and 1998, the Company has applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and diluted earnings per share would have been reduced by approximately $38,000 and $111,000, or $.03 and $.07 per share in 1999 and 1998, respectively.

   Following is a summary of the fair values of options granted using the Black-Scholes pricing model.

                                             1999          1998

      Fair value at grant date           $  57,000     $ 167,900
      Assumptions:
            Expected dividend yield           5.00%         5.00%
            Expected volatility              19.00%        38.00%
            Risk-free interest rate           5.64%         5.67%
            Weighted-average expected life   5 years       5 years

   The Bank adopted a directors' retirement plan in 1994 for the directors at that time. The directors' retirement plan provides that each non-employee director (participant) shall receive, upon termination of service on the Board on or after age 60, other than termination for cause, a benefit in equal annual installments over a five year period. The benefit will be based upon the product of the participant's vesting percentage and the total Board fees paid to the participant during the calendar year preceding termination of service on the Board. The vesting percentage shall be determined based upon the participant's years of service on the Board, whether before or after the reorganization date, according to the following schedule:

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

   The following items are components of net pension cost for the years ended June 30, 1999, 1998 and 1997.
                                              1999     1998     1997

      Service cost - benefits earned
       during the year                    $   1,836    1,319    2,783
      Interest cost on benefit obligation    11,401    2,625   11,634
      Amortization of prior service cost
       and net obligation                         0   33,218   33,218
      Amortization of unrecognized gains     (1,178)       -        -
      (Under) over accrual                        -        -   (2,175)

            Net pension cost              $  12,059   37,162   45,460





           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 AND 1997



   The following table sets forth the directors' retirement plan's funded status and amounts recognized in the consolidated financial statements at June 30, 1999 and 1998:

                                                      1999     1998
   Actuarial present value of benefit obligations:
    Vested accumulated benefits                   $ 162,054  175,652
    Non-vested accumulated benefits                   5,283   13,228
    Total accumulated benefits                      167,337  188,880
   Effect of projected future fee increases               -        -
   Projected benefit obligation for service
    rendered to date                                167,337  188,880
   Unrecognized net gain                             24,002        -
   Accrued pension cost included in other
     liabilities                                  $ 191,339  188,880

   A reconciliation of the projected benefit obligation and fair value of plan assets is summarized as follows:

                                       1999                  1998
                               Projected  Plan Assets Projected  Plan Assets
                                Benefit       at       Benefit       at
                              Obligation  Fair Value Obligation  Fair Value

   Balance, beginning of year    188,880        -      184,936       -
    Service cost                   1,836        -        1,319       -
    Interest cost                 12,073        -        2,625       -
    Actual return                     -         -            -       -
    Actuarial gain               (25,852)       -            -       -
    Contributions                     -     9,600            -       -
    Benefits paid                 (9,600)  (9,600)           -       -
   Balance, end of year        $ 167,337        -      188,880       -


                                                   1999    1998   1997
   Weighted average assumptions as of June 30:
    Discount rate                                     7%      7%     7%
    Rate of directors fees increase                   0%      0%     0%

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




           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 AND 1997



   The components of net deferred tax assets are summarized as follows:

                                                     1999       1998
   Deferred tax assets:
     Provision for losses on loans
      and foreclosed real estate                 $ 356,139    408,314
     Accrued compensation and benefits              94,631    113,834
     Base year tax bad debt reserve at 12/31/87
      in excess of current tax bad debt reserve 30,484 110,897 Unrealized loss on available for sale
      securities                                   147,342     16,329

     Gross deferred tax assets                     628,596    649,374
     Valuation allowance                           (30,484)  (110,897)
      Total deferred tax assets                    598,112    538,477

   Deferred tax liabilities:
     FHLB stock dividends                          166,566    166,566
     Purchase accounting adjustments                55,327     58,224
     Premises and equipment, tax vs book
      accumulated depreciation                      66,683     50,407
     Installment sale                              181,943          -
              Total deferred tax liabilities       470,519    275,197

   Net deferred tax assets                       $ 127,593    263,280

   The valuation allowance decreased by $80,413 during the year ended June 30, 1999.

   Income taxes are summarized as follows:


                                                Year Ended June 30,
                                             1999       1998       1997
    Current:
       Federal                           $ 495,000    548,500    358,000
       State                                98,300     39,500     82,700
                                           593,300    588,000    440,700
    Deferred:
       Federal                             245,700    (65,000)      (900)
       State                                21,000     (1,000)         -
                                           266,700    (66,000)      (900)
                                         $ 860,000    522,000    439,800

   The provision for income taxes varies from the amount of income tax determined by applying the statutory Federal income tax rate to income before income taxes as a result of the following differences:

                                               Year Ended June 30,
                                             1999       1998       1997

    Tax at statutory Federal rate        $ 851,630    539,397    508,125
    Increase (reduction) in taxes
     resulting from:
      Nontaxable municipal income          (94,951)   (98,135)  (121,946)
      State tax, net of Federal benefit     83,592     26,070     54,582
      Nondeductible ESOP expenses           15,894     66,463     35,632
        Other, net                           3,835    (11,795)   (36,593)

     Actual provision                    $ 860,000  $ 522,000    439,800




           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 AND 1997



    Deferred income tax expense represents the tax effects of reporting income and expense in different periods for financial reporting purposes than tax purposes as follows:

                                           Year Ended June 30,
                                             1999       1998       1997

     Accrued income and expense          $  19,203    (30,199)   (16,820)
     Purchase accounting adjustments        (2,897)    (3,926)    (3,922)
     Provision for losses on loans
      and foreclosed real estate            52,175    (54,090)     9,134
     Premises and equipment, tax vs
      book accumulated depreciation         16,276     22,215     10,708
     Installment sale                      181,943          -          -

                                         $ 266,700    (66,000)      (900)

 NOTE 11: Comprehensive Income

    SFAS No. 130 "Reporting Comprehensive Income" requires the reporting of comprehensive income and its components. Comprehensive income is defined as the change in equity from transactions and other events and circumstances from non-owner sources, and excludes investments by and distributions to owners. Comprehensive income includes net income and other items of comprehensive income meeting the above criteria. Components of other comprehensive income are as follows:

                                                Year Ended June 30,
                                             1999       1998       1997
     Unrealized gains (losses) on
     available for sale securities:
       Unrealized holding gains (losses)
        arising during period            $(593,309)    28,876    689,607
       Less:  reclassification
        adjustments for (gains) losses
        realized in net income              28,567    (79,161)   (48,076)
       Total unrealized gains (losses)
        on securities                     (564,742)   (50,285)   641,531
       Income tax expense (benefit)       (208,954)   (19,515)   218,780
       Net unrealized gains (losses)
        on securities                     (355,788)   (30,770)   422,751
    Minimum pension liability adjustment         -      3,575      2,730
    Cumulative effect of change in
        accounting principle, net of income
        taxes of $77,942 (See Note 1)      132,713          -          -

          Other comprehensive
           income (loss)                 $(223,075)   (27,195)   425,481

    At June 30, 1999 and 1998 accumulated other comprehensive income in the statement of financial condition consisted entirely of unrealized gains (losses) on available for sale investment and mortgage-backed and related securities.



           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 AND 1997


NOTE 12: Stockholders' Equity and Regulatory Capital

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

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I risk-based capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

   As of June 30, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

   The following table summarizes the Bank's actual and required regulatory capital as of June 30, 1999 and 1998:

                                                                   To Be Well
                                                                   Capitalized
                                                                   Under Prompt
                                                                   Corrective
                                                For Capital          Action
                                    Actual    Adequacy Purposes    Provisions
                                Amount   Ratio   Amount   Ratio  Amount   Ratio
                                           (Dollars in Thousands)
     As of June 30, 1999:
      Total Capital (to
        Risk-Weighted Assets)  $21,908  24.5%  $ 7,142 >=8.0%   $8,927 >=10.0%
      Tier I Capital (to
        Risk-Weighted Assets)   20,792  23.3%    3,541 >=4.0%    5,356 >= 6.0%
      Tier I Capital (to
        Average Assets)         20,792  12.7%    6,565 >=4.0%    8,206 >= 5.0%
     As of June 30, 1998:
      Total Capital (to
        Risk-Weighted Assets)   22,257  25.5%    6,970 >=8.0%    8,712 >=10.0%
      Tier I Capital (to
        Risk-Weighted Assets)   21,167  24.3%    3,485 >=4.0%    5,227 >= 6.0%
      Tier I Capital (to
        Average Assets)         21,167  13.7%    6,196 >=4.0%    4,356 >= 5.0%


  The Bank's ability to pay dividends on its common stock to the Company is restricted to maintain adequate capital as shown in the above table.

NOTE 13:  Commitments and Contingencies

  In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The Bank is involved in litigation of a routine nature which are being defended and handled in the ordinary course of business. These matters are not considered significant to the Company's financial condition.



          SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   JUNE 30, 1999, 1998 AND 1997



NOTE 14:  Off-Balance-Sheet and Credit Risk

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

                                       Contract or Notional Amount
                                                    June 30,
                                              1999           1998

       Commitments to extend credit     $ 6,520,072      3,132,428

       Standby letters of credit        $   102,170         40,710

  At June 30, 1999, total commitments to originate fixed rate loans were $3.0 million at interest rates ranging from 6.75% to 9.5%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company's policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the statement of financial condition. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

  The Company grants collateralized commercial, real estate, and consumer loans to customers in southeast Missouri. Although the Company has a diversified portfolio, loans aggregating $87,246,749 at June 30, 1999, are secured by single and multi-family residential real estate in the Company's primary lending area.

NOTE 15:  Earnings Per Share

  The following table sets forth the computations of basic and diluted earnings per common share for the year ended June 30:

                                             1999       1998       1997

    Numerator - net income             $ 1,644,764  1,064,463  1,054,687
    Denominators
      Denominator for basic earnings
       per share -
        Weighted average shares
         outstanding                     1,334,299  1,532,910  1,549,032
        Common equivalent shares due
         to stock options under
         treasury stock method              31,793     51,563     38,072
      Denominator for diluted
       earnings per share                1,366,092  1,584,473  1,587,104
      Basic earnings per common
       share                           $      1.23        .69        .68
      Diluted earnings per common
       share                           $      1.20        .67        .67



          SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   JUNE 30, 1999, 1998 AND 1997



NOTE 16:  Fair Value of Financial Instruments

   The carrying amounts and estimated fair values of the Company's financial instruments at June 30, 1999 and 1998, are summarized as follows:

                                             1999                   1998
                                    Carrying      Fair      Carrying    Fair
                                     Amount       Value      Amount     Value
  Non-trading instruments and
   nonderivatives:
    Cash and cash equivalents   $  4,068,674   4,068,674   4,326,474   4,326,474
    Investment and mortgage-backed
     and related securities:
       Available for sale         37,878,685  37,878,685  23,506,508  23,506,508
       Held to maturity                    -           -   4,645,407   4,796,884
    Stock in FHLB of Des Moines    1,091,000   1,091,000   1,053,500   1,053,500
    Loans receivable, net        118,248,638 118,890,008 119,083,215 120,374,197
    Accrued interest receivable    1,033,076   1,033,076     907,778     907,778
     Deposits                    120,154,540 118,914,387 109,410,436 109,379,862
     Advances from FHLB of
      Des Moines                  20,550,000  19,864,000  21,068,905  21,010,601


   The following methods and assumptions were used in estimating the fair values of financial instruments:

   Cash and cash equivalents are valued at their carrying amounts due to the relatively short period to maturity of the instruments.

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



           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 AND 1997



NOTE 17:  Condensed Parent Company Only Financial Statements

   The following condensed statements of financial condition and condensed statements of income and cash flows for Southern Missouri Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.


                  STATEMENTS OF FINANCIAL CONDITION

                                                       At June 30,
   Assets                                            1999        1998

   Cash                                       $    508,585     266,599
   Investment securities - available for sale    1,048,701   2,087,247
   ESOP note receivable                            437,241     510,114
   Accrued interest receivable                      28,787      62,026
   Other assets                                    121,063      77,165
   Equity in net assets of the Bank             20,523,068  21,144,543
            Total assets                      $ 22,667,445  24,147,694

   Liabilities and Stockholders' Equity

   Accrued expenses and other liabilities     $     37,983      35,809
            Total liabilities                       37,983      35,809

   Stockholders' equity                         22,629,462  24,111,885

            Total liabilities and
             stockholders' equity             $ 22,667,445  24,147,694


                           STATEMENTS OF INCOME

                                                  Year Ended June 30,
                                              1999        1998        1997

   Interest income                     $    116,423     279,740     376,383
   Dividend from Bank                     2,300,000   1,447,206     400,000
                                          2,416,423   1,726,946     776,383
   Operating expenses                       193,937     202,714     167,246

      Income before income taxes and
       equity in undistributed income of
       the Bank                           2,222,486   1,524,232     609,137

   Income taxes                             (44,017)      7,500      48,161

      Income before equity in undistributed
       income of the Bank                 2,266,503   1,516,732     560,976

   Equity in undistributed income of
    the Bank                               (621,739)   (452,269)    493,711

            Net income                 $  1,644,764   1,064,463   1,054,687




             SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      JUNE 30, 1999, 1998 AND 1997



                        STATEMENTS OF CASH FLOWS

                                                      Year Ended June 30
                                                 1999        1998        1997
Cash flows from operating activities:
   Net income                             $  1,644,764   1,064,463   1,054,687
   Adjustments to reconcile net income
    to net cash provided by operating
    activities:
   Equity in undistributed income
    of the Bank                                621,739     452,269    (493,711)
   Amortization of premiums (discounts)
    on investment securities                    31,053      29,900      33,012
   Other adjustments, net                       26,782      11,420       8,747
            Net cash provided by
             operating activities            2,324,338   1,558,052     602,735

Cash flows from investing activities:
   Principal collected on loan to ESOP          72,873     204,046     204,046
   Proceeds from sales and maturities
    of investment securities, available
    for sale                                   999,375   1,625,000     870,000
            Net cash provided by
             investing activities            1,072,248   1,829,046   1,074,046

Cash flows from financing activities:
   Dividends on common stock                  (657,007)   (769,485)   (770,517)
   Exercise of stock options                   306,310     178,120      21,000
   Payments to acquire treasury stock       (2,803,903) (3,314,645) (1,010,153)

            Net cash used in
             financing activities           (3,154,600) (3,906,010) (1,759,670)

Net increase (decrease) in cash and
 cash equivalents                               241,986   (518,912)    (82,889)
Cash and cash equivalents at beginning
 of period                                      266,599    785,511     868,400

Cash and cash equivalents at end of period $    508,585    266,599     785,511


           SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    JUNE 30, 1999, 1998 and 1997



NOTE 18:  Quarterly Financial Data (Unaudited)

   Quarterly operating data for the years ended June 30 is summarized as follows (in thousands):

                                  First    Second     Third    Fourth
          1999:                  Quarter   Quarter   Quarter  Quarter

   Interest income            $   2,827     2,837     2,783    2,967
   Interest expense               1,542     1,591     1,533    1,581

   Net interest income            1,285     1,246     1,250    1,386
   Provision for loan losses         10        15        10      200
   Noninterest income               158       195       250      652
   Noninterest expense              881       912       998      891

   Income before income taxes       552       514       492      947
   Income taxes                     195       176       163      326

   Net income                 $     357       338       329      621


                                  First    Second   Third     Fourth
        1998:                    Quarter  Quarter  Quarter   Quarter

   Interest income            $   2,876    2,897    2,842     2,829
   Interest expense               1,607    1,589    1,514     1,502

   Net interest income            1,269    1,308    1,328     1,327
   Provision for loan losses         23      114      263       383
   Noninterest income               173      179      161       284
   Noninterest expense              867      902      987       904

   Income before income taxes       552      471      239       324
   Income taxes                     195      178       76        73

   Net income                 $     357      293      163       251

                       DIRECTORS AND OFFICERS


SOUTHERN MISSOURI BANCORP, INC.

DIRECTORS:

Thadis R. Seifert
Chairman of the Board
President
Retired former executive vice
president
 of Savings Bank

Leonard M. Ehlers
Vice-Chairman
Retired court reporter of the 36th
 Judicial Circuit

Donald R. Crandell
Retired former president and
chief executive officer
 of Savings Bank

Samuel H. Smith
Engineer and majority owner of
 S.H. Smith and Company, Inc.

James W. Tatum
Retired certified public
accountant

Ronnie D. Black
Executive Director General
Association
 of General Baptist

L. Douglas Bagby
General Manager Municipal
Utilities of
 City of Poplar Bluff


EXECUTIVE OFFICERS:

Thadis R. Seifert
President

Greg Steffens
Chief Financial Officer

James W. Tatum
Vice President





SOUTHERN MISSOURI BANK AND TRUST

DIRECTORS:

Leonard W. Ehlers
Chairman of the Board
Retired court reporter of the 36th
 Judicial Circuit

James W. Tatum
Vice-Chairman
Retired certified public
accountant

Thadis R. Seifert
Retired former executive vice
president
 of Savings Bank

Samuel H. Smith
Engineer and majority owner of
 S.H. Smith and Company, Inc.

Ronnie D. Black
Executive Director General
Association
 of General Baptists

L. Douglas Bagby
General Manager Municipal
Utilities of
 City of Poplar Bluff



EXECUTIVE OFFICERS:

Greg Steffens
President
Chief Executive Officer
Chief Financial Officer

Wilma Case
Senior Vice President

Kent Nichols
Senior Vice President
Chairman Loan Department











                         CORPORATE INFORMATION





CORPORATE HEADQUARTERS            TRANSFER AGENT

531 Vine Street                   Registrar and Transfer Company
Poplar Bluff, Missouri 63901      10 Commerce Drive
                                  Cranford, New Jersey 07016



INDEPENDENT AUDITORS              COMMON STOCK

Kraft, Miles and Tatum, LLC       Nasdaq Stock Market
Poplar Bluff, Missouri 63901      Nasdaq Symbol: SMBC


SPECIAL COUNSEL

Silver, Freedman & Taff, L.L.P.
Washington, D.C.




ANNUAL MEETING

The Annual Meeting of Stockholders will be held Monday, October
18, 1999, at 9:00 a.m., Central Time, at the Greater Poplar Bluff
Area Chamber of Commerce Building, 1111 West Pine, Poplar Bluff,
Missouri 63901.


ANNUAL REPORT ON FORM 10-KSB

A copy of the Company's annual report on Form 10-KSB, including financial statement schedules as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Secretary, Southern Missouri Bancorp, Inc., 531 Vine Street, Poplar Bluff, Missouri 63901.