Form 10KSB, Exhibit 13
period 2000-06-30
SOUTHERN MISSOURI BANCORP INC
filed 2000-09-28
CIK 916907

EXHIBIT 13

2000 Annual Report to Stockholders

TABLE OF CONTENTS

Consolidated Financial Statements:
Page
Letter to Stockholders	1
Business of the Company and the Bank	2
Common Stock	2
Selected Consolidated Financial Condition,Operating and Other Data	3-4
Management's Discussion and Analysis of Financial Condition and Results of Operations	5-15
Independent Auditors' Report	16

Consolidated Statements of Financial Condition as of June 30, 2000 and 1999	17
Consolidated Statements of Income for the years ended June 30, 2000, 1999 and 1998	18
Consolidated Statements of Stockholders' Equityfor the years ended June 30, 2000, 1999 and 1998	19
Consolidated Statements of Cash Flows for the years ended June 30, 2000, 1999 and 1998	20-21

Notes to Consolidated Financial Statements	22-42

Directors and Officers	43
Corporate Information	44

September 1, 2000

To Our Fellow Stockholders:

On behalf of the Board of Directors, Management, and Staff of Southern Missouri Bancorp, Inc. and its wholly owned subsidiary, Southern Missouri Bank and Trust, we are pleased to present the results of the Company's performance for the year ended June 30, 2000 and discuss some of our strategic plans and initiatives for a prosperous and exciting year ahead.

During the past year, our company has continued on its path of change. Initiatives have been enacted which we believe will generate long-term shareholder value. We invested in ourselves as we upgraded our operating infrastructure to handle growth as well as a rapidly changing world. Initiatives undertaken included the centralization of loan processing and administration, the employment of several seasoned commercial loan officers, evaluations of the profitability of our branch network, which resulted in the announced sale of two under performing branches in Malden and Ellington, Missouri, and the conversion to a new data processing system. Our Company understands the need to prudently invest in technology to improve the efficiency and delivery of our products and services as we continue to evolve as a society into a new technological era. As a company, we will strive to provide financial services to meet our customers needs including internet banking, brokerage services and PC banking.

Financially, fiscal 2000 was a challenging year for Southern Missouri as interest rates increased substantially, resources were deployed for our data conversion, our pending branch acquisition and the now forgotten "Y2K bug". Despite these challenges, our earnings per share totaled $1.03 per share, as compared to the core results of $0.96 for the prior fiscal year.

Southern Missouri Bancorp had total assets of $184.4 million at June 30, 2000 which reflects growth of $19.4 million since the end of our last fiscal year. The 11.8% increase was consistent with our strategic plan for asset growth, since it was comprised almost entirely of growth in the loan portfolio. We believe our current "team" and product lines will allow us the opportunity to continue on this path of growth, which in turn will allow us to continue to leverage our capital base and increase our financial returns. For the year ended June 30, 2000, we earned a return on average equity of 5.98% and a return on average assets of .77%, both of which need improvement.

As we turn our attention toward the future, we intend to focus on successfully integrating our purchase of two full service branches in Kennett and Qulin, Missouri, continuing to generate asset growth through loan originations, expanding our market presence through strategic acquisitions, attracting new deposits in our local markets and prudently managing our stockholders' equity. It is our pledge to remain committed to the growth and performance goals of the Company and to generate value and opportunity for the main groups that hold the keys to our success: our customers, our staff, our shareholders, and our communities.

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

The Bank was originally chartered by the State of Missouri in 1887 and converted from a state-chartered stock savings and loan association to a Federally-chartered stock savings bank effective June 20, 1995. Then, effective February 17, 1998, the Bank converted its charter to a state-chartered stock savings bank. The Bank's deposit accounts are insured up to a maximum of $100,000 by the Savings Association Insurance Fund (SAIF), which is administered by the Federal Deposit Insurance Corporation (FDIC).

The Bank's primary business is the origination of mortgage loans secured by one- to four-family residences. The Bank currently conducts its business through its home office located in Poplar Bluff and seven full service branch facilities in Poplar Bluff, Van Buren, Dexter, Malden, Kennett, Doniphan, and Ellington, Missouri. Also, the Bank has entered into an agreement to purchase two full service banking facilities in Kennett and Qulin, Missouri. In addition, the Bank has entered into an agreement to sell the full service banking facilities in Malden and Ellington, Missouri. Both of these transactions are expected to close in the first quarter of the next fiscal year. Lending activities are funded through the attraction of deposit accounts, consisting of certificate accounts with terms of 60 months or less, passbook accounts and money-market deposit accounts and advances from the Federal Home Loan Bank of Des Moines. The Bank also originates mortgage loans on commercial real estate, construction loans on single-family residences and commercial properties, consumer loans, and loans secured by deposit accounts.

COMMON STOCK

The common stock of the Company is listed on the Nasdaq Stock Market under the symbol "SMBC".

The following table sets forth per share market price and dividend information for the Company's common stock. As of August 1, 2000, there were approximately 350 stockholders of record. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

Fiscal 2000	High	Low	Dividend Paid
First Quarter	$14.25	$12.00	$.125
Second Quarter	13.625	10.875	.125
Third Quarter	13.125	10.875	.125
Fourth Quarter	13.125	10.594	.125

Fiscal 1999	High	Low	Dividend Paid
First Quarter	$ 21.875	$15.75	$.125
Second Quarter	17.50	14.50	.125
Third Quarter	15.25	11.875	.125
Fourth Quarter	14.625	13.00	.125

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

SELECTED CONSOLIDATED FINANCIAL CONDITION,
OPERATING AND OTHER DATA

	At June 30,
	(In thousands)
FINANCIAL CONDITION DATA:	2000	1999	1998	1997	1996
Total assets	$184,391	$164,972	$155,947	$160,393	$159,848
Loans receivable, net	138,425	118,249	119,083	107,783	95,535
Mortgage-backed securities	12,956	16,900	14,154	26,236	35,037
Cash, interest-bearing deposits and investment securities	26,425	25,048	18,324	21,638	24,459
Deposits	123,920	120,155	109,410	118,705	120,138
Borrowings	37,000	20,550	21,069	13,535	11,550
Stockholders' equity	21,457	22,629	24,112	26,400	26,227

	Year Ending June 30,
	(In thousands)
OPERATING DATA:	2000	1999	1998	1997	1996
Interest income	$12,290	$11,414	$11,444	$11,408	$11,010
Interest expense	6,919	6,247	6,212	6,318	6,308
Net interest income	5,371	5,167	5,232	5,090	4,702
Provision for loan losses	215	235	783	241	60
Net interest income after provision for loan losses	5,156	4,932	4,449	4,849	4,642
Noninterest income	568	1,255	797	618	639
Noninterest expense	3,714	3,682	3,660	3,972	3,161
Income before income taxes	2,010	2,505	1,586	1,495	2,120
Income tax expense	690	860	522	440	653
Net income	1,320 =========	$ 1,645 =========	$ 1,064 =========	$ 1,055 =========	$ 1,467 =========
Basic earnings per common share	$ 1.03	1.23	.69	.68	.89
Diluted earnings per common share	1.02	1.20	.67	.67	.87
Dividends per share	.50	.50	.50	.50	.50

	At June 30,
	(In thousands)
OTHER DATA:	2000	1999	1998	1997	1996
Number of:
Real estate loans	2,811	2,920	3,035	3,040	3,053
Deposit accounts	12,887	13,189	12,762	12,542	12,626
Full service offices	8	8	8	8	8

KEY OPERATING RATIOS:	At or For the Year Ended June 30,
	(In thousands)
	2000	1999	1998	1997	1996
Return on assets (net income divided by average assets)	.77%	1.02%	.67%	.65%	.93%
Return on average equity (net income divided by average equity)	5.98	7.30	4.06	4.09	5.48
Average equity to average assets	12.84	14.01	16.40	16.01	17.05
Interest rate spread (spread between weighted average rate on all interest- earning assets and all interest- bearing liabilities)	2.69	2.76	2.67	2.51	2.29
Net interest margin (net interest income as a percentage of average interest-earning assets)	3.22	3.32	3.39	3.25	3.09
Noninterest expense to average assets	2.16	2.29	2.29	2.46	2.01
Average interest-earning assets to interest-bearing liabilities	112.78	114.15	117.76	118.32	119.42
Allowance for loan losses to total loans at end of period	.91	.99	1.07	.64	.63
Allowance for loan losses to nonperforming loans	237.79	658.09	243.01	51.19	114.94
Net charge offs to average out- standing loans during the period	.10	.29	.17	.16	.01
Ratio of nonperforming assets to total assets	.59	.64	.98	.89	.38
Dividend payout ratio	48.53	39.95	72.29	73.06	52.17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Southern Missouri Bancorp, Inc. is a Missouri corporation originally organized for the principal purpose of becoming the holding company of Southern Missouri Savings Bank. The Bank converted from a Federally-chartered stock savings bank to a state-chartered stock savings bank effective February 17, 1998 and subsequently changed its name to Southern Missouri Bank and Trust Co. The Company's state of incorporation changed from Delaware to Missouri effective April 1, 1999. The principal business of SMBT consists primarily of attracting deposits from the general public and using such deposits along with wholesale funding from the Federal Home Loan Bank of Des Moines (FHLB) to finance mortgage loans secured by one-to four-family residences and, to a lesser extent, consumer loans, commercial real estate loans, and commercial business loans. These funds have also been used to purchase investment securities, mortgage-backed securities (MBS), U.S. government and federal agency obligations and other permissible securities.

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

FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, the matters discussed in the annual report may be deemed to be forward-looking statements, which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These matters involve risks and uncertainties, including changes in economic conditions in Southern Missouri's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Southern Missouri's market area and price competition for loans and deposits. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent Southern Missouri's judgment as of the date of this report. Southern Missouri disclaims, however, any intent or obligation to update these forward-looking statements.

FINANCIAL CONDITION

Southern Missouri's total assets increased $19.4 million, or 11.8%, to $184.4 million at June 30, 2000, as compared to $165.0 million at June 30, 1999. The increase was largely due to $20.2 million, or 17.1% growth in loans receivable. The increase exceeded the Company's growth targets and was comprised principally of $7.5 million in one- to four-family real estate, $2.2 million in construction loans and $10.1 million in commercial and commercial real estate loans. Loan growth was primarily attributed to changes in the staffing of the loan department with the addition of three new commercial loan officers during the year. These changes helped lead to increased loan production, as loan originations totaled $57.4 million during fiscal 2000 as compared to $50.5 million over the same period of the prior year. The loan growth was primarily funded by increased FHLB advances of $16.4 million, or 80.0%, to $37.0 million at June 30, 2000, from $20.6 million at June 30, 1999, and deposit growth of $3.8 million or 3.1%, to $123.9 million from $120.1 million.

Allowance for loan losses increased $86,000, or 7.2%, from $1.2 million at June 30, 1999 to $1.3 million at June 30, 2000. The allowance for loan losses at June 30, 2000 represented 0.9% and 42.0% of loans receivable and loans past due 90 days or more, respectively, as compared to respective balances of 1.0% and 33.2% at June 30, 1999 (see Provision for Loan Losses).

Premises and equipment increased primarily due to the purchase of land to build two new full service facilities and extensive upgrades performed on the Bank's data processing system.

FHLB advances increased $16.4 million, or 80.0%, from $20.6 million at June 30, 1999 to $37.0 million at June 30, 2000. The outstanding advances have fixed or variable interest rates and may be subject to early redemption from the issuer. The advances have primarily been used to finance growth in loans receivable and at June 30, 2000 maintained an average cost which was 130 basis points higher than the Bank's overall cost of deposits.

The Company's stockholders' equity declined from $22.6 million at June 30, 1999 to $21.5 million at June 30, 2000. The decline was primarily due to the Company's stock repurchase plan which contributed to the $1.5 million increase in treasury stock, net of stock options exercised, $641,000 in cash dividends on common stock and mark-to-market adjustments on the investment portfolio of $379,000. The decline was partially offset by the Company's $1.3 million in net income.

Southern Missouri's assets and liabilities are expected to undergo significant change over the upcoming quarter as the acquisition of two full service banking facilities with total deposits and loans of approximately $50.0 million and $27.8 million, respectively, should be completed. In addition, Southern Missouri anticipates completing the sale of two full service banking facilities with total deposits and loans of $14.8 million and $9.5 million, respectively, during this same quarter. Finally, as stated earlier, Southern Missouri is in the process of building two additional full service facilities. Both of these facilities should be completed in the third quarter of the fiscal year. The new locations will be located in Poplar Bluff and Doniphan.

RESULTS OF OPERATIONS

Southern Missouri's results of operations are primarily dependent on the level of its net interest income, noninterest income, and the control of operating expenses. Net interest income is dependent primarily on the difference or spread between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as the relative amounts of such assets and liabilities. Southern Missouri, like other financial institutions, is also subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a varying basis, from its interest-bearing liabilities.

Southern Missouri's noninterest income consists primarily of fees charged on transaction and loan accounts. Southern Missouri's operating expenses include, among other costs, employee compensation and benefits, occupancy expenses, legal and professional fees, federal deposit insurance premiums and other general and administrative expenses.

COMPARISON OF THE YEARS ENDED JUNE 30, 2000 AND 1999

Net Income. Southern Missouri's net income totaled $1.3 million, which approximated the results of the prior year, exclusive of a $526,000 pre-tax gain realized on the sale of the Bank's insurance operations during fiscal 1999.

Net Interest Income. Net interest income increased by $204,000, or 4.0%, to $5.4 million for fiscal 2000 when compared to the prior fiscal year. The increase was primarily due to the $11.2 million increase in the average balance of interest earning assets, which was largely offset by a $11.6 million increase in the average balance of interest bearing liabilities as well as a 7 basis point decline in the average interest rate spread between these assets and liabilities. The decline in average interest rate spread was primarily due to an increased ratio of short-term interest bearing liabilities to interest earning assets as well as the lagging nature of the repricing of the Bank's cost of funds loan portfolio versus its cost of deposits.

Interest Income. Interest income increased $876,000, or 7.7%, to $12.3 million for fiscal 2000 as compared to the prior fiscal year. The increase was primarily due to an $11.2 million increase in the average balance of interest earning assets and a 3 basis point increase in the average yield on these assets.

Interest income on loans receivable increased $607,000, or 6.5%, to $9.9 million for fiscal 2000 as compared to $9.3 million for the prior fiscal year. The increase was primarily due to a $9.6 million increase in average loans receivable, partially offset by a 12 basis point decline in the average yield on these loans. Interest income on the investment and mortgage-backed security portfolio increased $382,000, or 19.7%, to $2.3 million for fiscal 2000 as compared to $1.9 million for the prior fiscal year. The increase was primarily due to a $4.0 million increase in average investments and a 41 basis point increase in the average yield on these investments. Other interest income decreased $114,000 in fiscal 2000 as compared to fiscal 1999 due to lower average balances and yields earned on these assets.

Interest Expense. Interest expense increased $672,000, or 10.8%, to $6.9 million for fiscal 2000 as compared to the prior fiscal year. The increase was primarily due to an $11.6 million increase in the average balance of interest-bearing liabilities and a 10 basis point increase in the average rate paid on these liabilities, to 4.68% during fiscal 2000 from 4.58% during fiscal 1999.

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

Provision for loan losses decreased $20,000 to $215,000 for the year ended June 30, 2000 as compared to $235,000 for the year ended June 30, 1999. The decline was primarily due to a reduction in classified assets from $5.1 million at June 30, 1999 to $4.0 million at June 30, 2000. The largest classified commercial real estate relationship as of June 30, 2000 totaled $2.6 million and was current at that date and performing in accordance with its terms.

The above provisions were made based on management's analysis of the various factors which affect the loan portfolio and management's desire to maintain the allowance at a level considered adequate. Management performed a detailed analysis of the Bank's loan portfolio, including types of loans, the Bank's historical charge-off history and an analysis of the Bank's allowance for loan losses. Management also considered the Bank's continued origination of loans secured by commercial real estate. Such loans bear an inherently higher level of credit risk than one-to four-family residential real estate loans. While management believes the allowance for losses at June 30, 2000 is adequate to cover all losses inherent in the Bank's portfolio, there can be no assurance that, in the future, the Bank's regulators will not require further increases in the allowance or actual losses will not exceed the allowance.

Noninterest Income. Noninterest income declined $687,000, or 54.8%, to $568,000 for fiscal 2000 as compared to the $1.3 million earned during fiscal 1999. The decline was primarily due to a $526,000 one-time gain realized during fiscal 1999 from the sale of the Bank's insurance operations which resulted in a $292,000 reduction in insurance commissions, partially offset by a $107,000 increase in banking service charges.

Noninterest Expense. Noninterest expense increased $31,000, or 0.9% to $3.7 million for fiscal 2000 as compared to the prior fiscal year. The change was primarily due to higher occupancy expense of $73,000, professional fees of $40,000 and postage and office supplies of $23,000, partially offset by reductions in compensation expense of $31,000, advertising expense of $36,000 and deposit insurance premiums of $37,000.

The reduction in compensation and benefits was primarily due to the sale of the Bank's insurance operations in the fourth quarter of fiscal 1999 partially offset by hiring additional personnel in the loan department during this fiscal year. Occupancy and equipment expense increased due to higher depreciation and maintenance. SAIF deposit insurance premiums decreased as a result of a full year benefit of the Bank's supervisory risk classification being upgraded during fiscal 1999. Professional fees increased primarily due to outside data processing consulting and legal fees.

Provision for Income Taxes. Provision for income taxes declined $170,000 to $690,000 for fiscal 2000 as compared to $860,000 for the prior fiscal year. The decrease was due to a reduction in pre-tax income.

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

Net Interest Income. Net interest income, before provision for loan losses, declined by $65,000, or 1.3%, to $5.2 million for the year ended June 30, 1999 as compared to the year ended June 30, 1998. The decline was primarily due to the ratio of average interest-earning assets to interest-bearing liabilities declining to 114.2% during fiscal 1999 as compared to 117.8% during fiscal 1998, which was primarily due to the Company's stock repurchase program. This was partially offset by a .09% increase in the average interest rate spread.

Interest Income. Interest income declined $29,000, or .3%, to $11.4 million for the year ended June 30, 1999 as compared to the year ended June 30, 1998. The decline was primarily due to a .06% decline in the average yield earned on interest-earning assets, which was partly offset by a $1.0 million, or 0.7%, increase in average interest-earning assets.

Interest income on loans receivable increased $111,000, or 1.2%, to $9.3 million for the year ended June 30, 1999 as compared to $9.2 million for the year ended June 30, 1998. The increase was due to a $1.5 million increase in average loans receivable and stable portfolio yields during fiscal 1999. Interest income on the investment and mortgage-backed security portfolio declined $179,000, or 8.4%, to $1.9 million for the year ended June 30, 1999 as compared to $2.1 million for the year ended June 30, 1998. The decline was due to prepayments on higher yielding MBS and the early redemption of higher yielding callable bonds resulting in lower average balances and lower average yields for fiscal 1999 as compared to fiscal 1998. Other interest income increased $38,000 in fiscal 1999 as compared to 1998 primarily due to higher average balances outstanding.

Interest Expense. Interest expense increased $36,000, or 0.6%, to $6.2 million for the year ended June 30, 1999 as compared to the year ended June 30, 1998. The increase was primarily due to the average balance of interest-bearing liabilities increasing $5.0 million, or 3.8%, which was partly offset by the .15% decline in the average rate paid on these same interest-bearing liabilities, to 4.58% during fiscal 1999 from 4.73% during fiscal 1998.

Provision for Loan Losses. For the year ended June 30, 1999, the Bank established a provision for loan losses of $235,000 compared with $783,000 for the year ended June 30, 1998. Substandard assets identified under the Bank's internal classified assets policy decreased from $5.6 million as of June 30, 1998 to $5.1 million at June 30, 1999. During fiscal 1998, adversely classified assets increased significantly, primarily commercial real estate, which contributed to increased provisions in that year. The largest classified commercial real estate relationship as of June 30, 1999 totaled $2.6 million and was current at that date and performing in accordance with its terms. In addition, the Bank had two other lending relationships with balances of $382,000 and $971,000 which were secured primarily by commercial real estate that were also classified due to the related businesses experiencing cash flow difficulties.

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

ASSET/LIABILITY MANAGEMENT

The goal of Southern Missouri's asset/liability management strategy is to manage the interest rate sensitivity of both interest-earning assets and interest-bearing liabilities in order to maximize net interest income without exposing the Bank's Net Portfolio Value (NPV) to an excessive level of interest-rate risk. The Bank has employed various strategies intended to manage the potential effect that changing interest rates have on future operating results. Historically, the primary asset/liability management strategy had been to focus on matching the repricing intervals of interest-earning assets and interest-bearing liabilities. This strategy has resulted in a manageable exposure to interest-rate risk with modest asset and loan growth rates.

The primary elements of Southern Missouri's current asset/liability strategy include (i) increasing loans receivable through the origination of both fixed and adjustable-rate residential loans, (ii) growth in loans secured by commercial real estate, which typically provide higher yields and shorter repricing periods, but tend to carry higher credit risk, (iii) expanding the consumer loan portfolio, (iv) active solicitation of less rate-sensitive deposits, (v) offering competitively priced short-term certificates of deposit, and (vi) the use of FHLB advances to help manage exposure to interest-rate risk. The degree to which each segment of the strategy is achieved will affect Southern Missouri's overall profitability and exposure to interest-rate risk.

During the last two years, Southern Missouri expanded its loan products to include fixed rate loans for residential financing based on an amortization schedule of up to 30 years. This, as well as more competitive pricing and an increase in customer preferences for fixed-rate residential financing led to fixed rate originations of $12.2 million during fiscal 2000 and $19.1 million in fiscal 1999. At June 30, 2000, fixed rate loans with remaining maturities in excess of 10 years totaled $34.1 million, or 24.7% of loans receivable.

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

	Year Ended June 30,
	2000			1999			1998
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Mortgage loans (1)	$ 114,109	$ 8,784	7.70%	$ 106,117	$ 8,315	7.84%	$ 104,417	$ 8,172	7.83%
Other loans (1)	12,139	1,109	9.14	10,510	971	9.24	10,691	1,003	9.38
Total net loans	126,248	9,893	7.84	116,627	9,286	7.96	115,108	9,175	7.97
Mortgage-backed securities	14,180	867	6.11	17,074	973	5.70	19,344	1,172	6.06
Investment securities (2)	23,546	1,455	6.18	16,693	967	5.79	16,078	947	5.89
Other interest-earning assets	2,869	75	2.61	5,200	188	3.62	4,049	150	3.70
Total interest-earning assets (1)	166,843	12,290	7.37	155,594	11,414	7.34	154,579	11,444	7.40
Other noninterest-earning assets	5,158	-		5,292	-		5,405	-
Total assets	$ 172,001 =======	$ 12,290 ======		$ 160,886 =======	$ 11,414 ======		$ 159,984 =======	$11,444 ======
Interest-bearing liabilities:
Passbook accounts	$ 6,920	$ 175	2.53	$ 7,190	$ 182	2.53	$ 7,487	$ 202	2.70
NOW accounts	12,266	240	1.96	10,672	210	1.97	9,605	186	1.94
Money market accounts	15,703	606	3.86	11,265	414	3.68	7,856	241	3.07
Certificates of deposit	86,346	4,402	5.10	87,189	4,457	5.11	86,705	4,522	5.21
Total deposits	121,235	5,423	4.47	116,316	5,263	4.52	111,653	5,151	4.61
FHLB advances	26,705	1,496	5.60	19,990	984	4.92	19,617	1,061	5.41
Total interest-bearing liabilities	147,940	6,919	4.68	136,306	6,247	4.58	131,270	6,212	4.73
Other liabilities	1,973	-		2,045	-		2,483	-
Total liabilities	149,913	6,919		138,351	6,247		133,753	6,212
Stockholders' equity	22,088	-		22,535	-		26,231	-
Total liabilities and
stockholders' equity	$ 172,001 =======	$ 6,919 ======		$ 160,886 =======	$ 6,247 ======		$ 159,984 =======	$ 6,212 ======
Net interest income	-	$ 5,371	-	-	$ 5,167	-	-	$ 5,232	-
Interest rate spread (3)	-	-	2.69%	-	-	2.76%	-	-	2.67%
Net interest margin (4)	-	-	3.22%	-	-	3.32%	-	-	3.39%
Ratio of average interest-earning assets to average interest-bearing liabilities	112.78%	-	-	114.15%	-	-	117.76%	-	-

(1)   Calculated net of deferred loan fees, loan discounts and loans-in-process.
(2)   Includes FHLB stock and related cash dividends.
(3)   Net interest spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(4)   Net yield on average interest-earning assets represents net interest income divided by average interest-earning assets.

YIELDS EARNED AND RATES PAID

The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on the Company's assets, the weighted average interest rates paid on the Company's liabilities, together with the net yield on interest-earning assets.
		At
	June 30,	Year Ended June 30,
	2000	2000	1999	1998
Weighted-average yield on loan portfolio	7.97%	7.84%	7.96%	7.97%
Weighted-average yield on mortgage-backed securities	6.23	6.11	5.70	6.06
Weighted-average yield on investment securities (1)	6.57	6.18	5.79	5.89
Weighted-average yield on other interest-earning assets	5.55	2.61	3.62	3.70
Weighted-average yield on all interest-earning assets	7.63	7.37	7.34	7.40
Weighted-average rate paid on deposits	4.79	4.47	4.52	4.61
Weighted-average rate paid on FHLB advances	6.09	5.60	4.92	5.41
Weighted-average rate paid on all interest-bearing liabilities	5.09	4.68	4.58	4.73
Interest rate spread (spread between weighted average rate on all interest-earning assets and all interest-bearing liabilities)	2.54	2.69	2.76	2.67
Net interest margin (net interest income as a percentage of average interest-earning assets)	N/A	3.22	3.32	3.39

___________________
(1)       Includes Federal Home Loan Bank stock.

RATE/VOLUME ANALYSIS

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

	Years Ended June 30, 2000 Compared to 1999 Increase (Decrease) Due to				Years Ended June 30, 1999 Compared to 1998 Increase (Decrease) Due to
	Rate	Rate/ Volume	Volume	Net	Rate	Rate/ Volume	Volume	Net
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)	$(140)	$ 759	$ (12)	$ 607	$ (12)	$ 123	$ 0	$ 111
Mortgage-backed securities	70	(164)	(12)	(106)	(70)	(138)	9	(199)
Investment securities	65	396	27	488	(16)	36	1	21
Other interest-earning deposits	(54)	(84)	24	(114)	(3)	42	(1)	38
Total net change in income on interest-earning assets	(59)	907	27	875	(101)	63	9	(29)
Interest-bearing liabilities:
Deposits	9	142	8	159	(50)	143	20	113
FHLB advances	136	330	46	512	(96)	21	(2)	(77)
Total net change in expense on interest-bearing liabilities	145	472	54	671	(146)	164	18	36
Net change in net interest income	$(204) =======	$ 435 =======	$ (27) =======	$ 204 =======	$ 45 =======	$(101) =======	$(9) =======	$ (65) =======

__________________
(1)       Does not include interest on loans placed on nonaccrual status.

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of June 30, 2000, management's estimates of the projected changes in net portfolio value and net interest income in the event of 1%, 2%, 3%, and 4% instantaneous, permanent increases or decreases in market interest rates.
	Net Portfolio			NPV as % of PV of Assets
Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
+400 bp	$ 7,283	$(12,502)	(63)%	4.29%	-655 bp
+300 bp	10,945	(8,840)	(45)	6.30	-454 bp
+200 bp	13,945	(5,840)	(30)	7.88	-296 bp
+100 bp	16,661	(3,124)	(16)	9.26	-158 bp
0 bp	19,785	-	-	10.84	-
-100 bp	21,295	1,510	8	11.53	69 bp
-200 bp	21,801	2,016	10	11.71	87 bp
-300 bp	22,089	2,303	12	11.80	96 bp
-400 bp	22,271	2,486	13	11.83	99 bp

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

The Bank's exposure to interest rate risk has increased over the past year. The increase was partly due to the Bank's increased use of short-term borrowings from the FHLB and a general rise in interest rates. Some of these borrowings will be repaid with the proceeds of the Bank's pending branch acquisitions.

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

Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 2000, the Bank had outstanding commitments to extend credit of $14.3 million (including $5.2 million on lines of credit). Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.

The primary sources of funding for the Company are deposits and FHLB advances. For the year ended June 30, 2000, Southern Missouri increased deposits and FHLB advances by $3.8 million and $16.4 million, respectively. During the prior year, Southern Missouri increased deposits by $10.7 million while the level of FHLB advances outstanding remained relatively stable. At June 30, 2000, the Bank had additional borrowing capacity from the FHLB of approximately $33.7 million.

Liquidity management is an ongoing responsibility of the Bank's management. The Bank adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and (iv) asset/liability management objectives.

At June 30, 2000, the Bank had $82.9 million in certificates of deposit maturing within one year and $33.9 million in other deposits without a specified maturity, as well as scheduled FHLB advances maturing within one year of $19.0 million. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities.

REGULATORY CAPITAL

Federally insured savings banks are required to maintain a minimum level of regulatory capital. FDIC regulations established capital requirements, including a leverage (or core capital) requirement and a risk-based capital requirement. The FDIC is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

At June 30, 2000, SMBT exceeded regulatory capital requirements with core and risk-based capital of $21.5 million and $22.8 million, or 11.9% and 21.2% of adjusted total assets and risk-weighted assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0% for adjusted total assets and risk-weighted assets, by approximately $14.3 million and $14.2 million, respectively. Under regulatory guidelines, SMBT was considered well-capitalized at June 30, 2000.

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

INDEPENDENT AUDITORS' REPORT

Board of Directors
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri

We have audited the accompanying consolidated statements of financial condition of Southern Missouri Bancorp, Inc. and Subsidiary (Company) as of June 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Missouri Bancorp, Inc. and Subsidiary as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000 in conformity with generally accepted accounting principles.

Poplar Bluff, Missouri
July 19, 2000

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 2000 AND 1999

ASSETS	2000	1999
Cash and cash equivalents	$ 4,470,373	4,068,674
Investment and mortgage-backed securities: (Note 2)
Available for sale - at estimated market value (amortized cost $35,910,780 and $38,276,905 at June 30, 2000 and 1999, respectively)	34,910,850	37,878,685
Stock in Federal Home Loan Bank of Des Moines	1,850,000	1,091,000
Loans receivable, net (Note 3)	138,424,750	118,248,638
Accrued interest receivable (Note 4)	1,151,557	1,033,076
Foreclosed real estate, net (Note 5)	463,591	477,537
Premises and equipment (Note 6)	2,549,357	1,878,719
Prepaid expenses and other assets	570,690	296,014
Total assets	$ 184,391,168 ==========	164,972,343 ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 7)	$ 123,920,293	120,154,540
Advances from borrowers for taxes and insurance	334,841	317,954
Advances from FHLB of Des Moines (Note 8)	37,000,000	20,550,000
Accounts payable and other liabilities	723,061	591,528
Accrued interest payable	956,386	728,859
Total liabilities	162,934,581	142,342,881
Commitments and contingencies (Note 13)	-	-

Preferred stock, $.01 par value; 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $.01 par value; 3,000,000 shares authorized; 1,803,201 shares issued	18,032	18,032
Additional paid-in capital	17,517,834	17,545,544
Retained earnings-substantially restricted	14,438,957	13,759,488
Treasury stock of 549,352 shares in 2000 and 424,991 shares in 1999, at cost	(9,451,693)	(7,911,655)
Unearned employee benefits	(436,587)	(531,068)
Accumulated other comprehensive income	(629,956)	(250,879)
Total stockholders' equity	21,456,587	22,629,462

Total liabilities and stockholders' equity	$ 184,391,168 ==========	164,972,343 ==========

See accompanying notes to consolidated financial statements

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 2000, 1999 AND 1998

	2000	1999	1998
Interest income:
Loans receivable	$ 9,893,254	9,285,757	9,175,090
Investment securities	1,455,486	967,142	946,447
Mortgage-backed securities	866,792	972,770	1,172,281
Other interest-earning assets	74,631	188,834	150,030
Total interest income	12,290,163	11,414,503	11,443,848

Interest expense:
Deposits (Note 7)	5,422,703	5,263,225	5,150,691
Advances from FHLB	1,496,250	984,168	1,060,788
Total interest expense	6,918,953	6,247,393	6,211,479
Net interest income	5,371,210	5,167,110	5,232,369

Provision for loan losses (Note 3)	215,000	235,000	783,009
Net interest income after
provision for loan losses	5,156,210	4,932,110	4,449,360

Noninterest income:
Gain (loss) on sale of investment
securities, available for sale	14,500	(625)	9,205
Gain (loss) on sale of mortgage-backed
securities, available for sale	(35,705)	(27,942)	69,956
Gain on sale of mortgage-backed securities,
held to maturity	-	-	242
Insurance commissions	31,780	323,603	302,246
Banking service charges	390,949	284,058	198,981
Loan late charges	72,726	82,574	68,845
Gain on sale of insurance agency	-	526,413	-
Other	93,665	67,070	147,828
Total noninterest income	567,915	1,255,151	797,303

Noninterest expense:
General and administrative:
Compensation and benefits	2,205,770	2,237,166	2,457,458
Occupancy and equipment	570,283	496,929	401,141
SAIF deposit insurance premium	47,842	85,265	109,980
Provisions (credit) for losses on
foreclosed real estate (Note 5)	-	-	(51,550)
Professional fees	175,920	136,304	191,583
Advertising	97,887	133,925	116,349
Postage and office supplies	165,350	142,608	133,666
Other	450,904	450,300	301,573
Total noninterest expense	3,713,956	3,682,497	3,660,200

Income before income taxes	2,010,169	2,504,764	1,586,463

Income taxes (Note 10)
Current	775,300	580,300	588,000
Deferred	(85,300)	279,700	(66,000)
	690,000	860,000	522,000

Net income	$ 1,320,169 ==========	1,644,764 ==========	1,064,463 ==========

Basic earnings per common share	$1.03	1.23	.69
Diluted earnings per common share	$1.02	1.20	.67

See accompanying notes to consolidated financial statements

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 2000, 1999 AND 1998

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unearned Employee Benefits	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balance at June 30, 1997	$ 18,032	17,579,778	12,476,753	(2,680,183)	(993,528)	(609)	26,400,243

Net income			1,064,463				1,064,463
Change in unrealized gain (loss) on available for sale securities						(30,770)	(30,770)
Minimum pension liability adjustment						3,575	3,575
Total comprehensive income							1,037,268

Purchase of treasury stock				(3,314,645)			(3,314,645)
Dividends paid ($.50 per share)			(769,485)				(769,485)
Release of ESOP awards		195,480			204,046		399,526
MRP expense, net		52,000			123,658		175,658
Exercise of stock options		(198,500)		381,820			183,320
Balance at June 30, 1998	18,032	17,628,758	12,771,731	(5,613,008)	(665,824)	(27,804)	24,111,885

Net income			1,644,764				1,644,764
Change in unrealized gain (loss) on available for sale securities						(355,788)	(355,788)
Cumulative effect of change in accounting principle, net of tax (Note 1)						132,713	132,713
Total comprehensive income							1,421,689

Purchase of treasury stock				(2,803,903)			(2,803,903)
Dividends paid ($.50 per share)			(657,007)				(657,007)
Release of ESOP awards		52,250			83,261		135,511
MRP expense, net		16,800			66,309		83,109
MRP shares awarded		14,814			(14,814)		-
Exercise of stock options		(167,078)		505,256			338,178
Balance at June 30, 1999	18,032	17,545,544	13,759,488	7,911,655)	(531,068)	(250,879)	22,629,462

Net income			1,320,169				1,320,169

Change in unrealized gain (loss) on available for sale securities						(379,077)	(379,077)
Total comprehensive income							941,092
Purchase of treasury stock					(1,762,530)		(1,762,530)
Dividends paid ($.50 per share)				(640,700)			(640,700)
Release of ESOP awards			23,023			84,021	107,044
MRP expense, net						20,210	20,210
MRP shares awarded			9,750			(9,750)	-
Exercise of stock options		(60,483)		222,492			162,009
Balance at June 30, 2000	$ 18,032 ========	17,517,834 ========	14,438,957 ========	(9,451,693) ========	(436,587) ========	(629,956) ========	21,456,587 ========

See accompanying notes to consolidated financial information

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2000, 1999 AND 1998

	2000	1999	1998
Cash flows from operating activities:
Net income	$ 1,320,169	1,644,764	1,064,463
Items not requiring (providing) cash:
Depreciation and amortization	263,726	265,769	217,895
MRP expense and ESOP expense	127,254	201,820	523,187
(Gain) loss on sale of investment securities, available for sale	(14,500)	625	(9,205)
(Gain) loss on sale of mortgage-backed securities, available for sale	35,705	27,942	(69,956)
(Gain) on sale of mortgage-backed securities, held to maturity	-	-	(242)
Provision for loan losses	215,000	235,000	783,009
(Gain) on sale of insurance agency	-	(526,413)	-
Provisions (credit) for losses on foreclosed real estate	-	-	(51,550)
Net amortization of deferred income, premiums, and discounts	87,489	117,757	131,371
Changes in:
Accrued interest receivable	(118,481)	(125,298)	172,189
Prepaid expenses and other assets	(82,027)	189,333	(17,494)
Accounts payable and other liabilities	131,533	132,409	(123,706)
Accrued interest payable	227,527	147,269	(266,845)
Net cash provided by operating activities	2,193,395	2,310,977	2,353,116

Cash flows from investing activities:
Net (increase) decrease in loans	(20,522,582)	874,888	(12,170,696)
Proceeds from sales of investment securities, available for sale	1,034,500	999,375	2,584,919
Proceeds from maturing investment securities, available for sale	415,000	5,440,000	6,660,000
Proceeds from maturing investment securities, held to maturity	-	875,000	25,000
Purchase of investment securities, available for sale	(2,759,750)	(14,581,010)	(4,993,594)
Proceeds from sales of mortgage-backed securities, held to maturity	-	-	50,434
Proceeds from sales of mortgage-backed securities, available for sale	3,365,084	1,700,497	7,493,339
Proceeds from maturing mortgage-backed securities, available for sale	2,202,514	5,659,654	5,396,806
Proceeds from maturing mortgage-backed securities, held to maturity	-	-	80,159
Purchase of mortgage-backed securities, available for sale	(1,976,250)	(10,330,331)	(1,107,089)
Proceeds from sales of certificates of deposit	-	-	93,825
Proceeds from reduction of FHLB stock	-	-	466,200
Purchase of FHLB stock	(759,000)	(37,500)	-
Purchase of premises and equipment	(934,364)	(282,257)	(390,511)
Proceeds from sale of repossessed assets	178,122	39,477	32,468

Net cash (used in) provided by investing activities	$ (19,756,726)	(9,642,207)	4,221,260

See accompanying notes to consolidated financial statements

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
YEARS ENDED JUNE 30, 2000, 1999 AND 1998

	2000	1999	1998
Cash flows from financing activities:
Net increase in demand deposits and savings accounts	$ 1,894,048	6,331,517	771,880
Net increase (decrease) in certificates of deposit	1,871,705	4,412,587	(10,066,045)
Net increase (decrease) in advances from borrowers for taxes and insurance	16,887	2,831	(6,486)
Net increase (decrease) in advances from FHLB of Des Moines	16,450,000	(518,905)	7,533,584
Dividends on common stock	(640,700)	(657,007)	(769,485)
Exercise of stock options	135,620	306,310	178,120
Payments to acquire treasury stock	(1,762,530)	(2,803,903)	(3,314,645)
Net cash provided by (used in) financing activities	17,965,030	7,073,430	(5,673,077)

Increase (decrease) in cash and cash equivalents	401,699	(257,800)	901,299

Cash and cash equivalents at beginning of period	4,068,674	4,326,474	3,425,175

Cash and cash equivalents at end of period	$ 4,470,373 =======	4,068,674 =======	4,326,474 =======

Supplemental disclosures of cash flow information:

Noncash investing and financing activities
Conversion of loans to foreclosed real estate	$ 424,507	395,375	116,371

Conversion of foreclosed real estate to loans	$ 175,000	134,000	6,950

Transfer of investment securities from held to maturity to available for sale	$ -	3,766,292	-

Cash paid during the period for
Interest (net of interest credited)	$ 2,677,920	1,577,100	2,062,670

Income taxes	$ 706,051	468,514	583,928

See accompanying notes to consolidated financial statements

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiary, S.M.S. Financial Services, Inc. The insurance agency of S.M.S. Financial Services, Inc. was sold effective May 31, 1999. The operations of the agency were not material to the consolidated financial condition or operations of the Company. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest bearing deposits in other depository institutions were $3,074,277 and $2,430,037 at June 30, 2000 and 1999, respectively.

Investment and Mortgage-Backed Securities

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

With the adoption of SFAS No. 133, the Company transferred its remaining held to maturity investment securities into the available for sale category. All investments transferred were obligations of state and political subdivisions with an amortized cost of $3,766,292 at the date of transfer. The cumulative effect of the change in accounting principle of $132,713, net of income taxes of $77,942, is included as a credit in other comprehensive income for the year ended June 30, 1999.

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

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

In accordance with SFAS No. 114, "Accounting by Creditor for Impairment of a Loan," as amended, the Company considers a loan falling within its scope impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. SFAS No. 114 does not apply to large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, which, for the Company, include residential real estate loans and consumer loans. Valuation allowances are established for impaired loans for the difference between the loan amount and fair value of collateral less estimated selling costs. Impaired loans are placed on nonaccrual status at the point they become contractually delinquent 90 days or more and cash receipts are applied, and interest income recognized, pursuant to the discussion above for nonaccrual loans. Impairment losses are recognized through an increase in the allowance for loan losses.

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

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

Depreciation is computed by use of straight-line and accelerated methods over the estimated useful lives of the assets. Estimated lives are generally twenty to forty years for premises, and five to seven years for equipment.

Earnings Per Share

Basic income per share is computed using the weighted average number of common shares outstanding during each year. Diluted income per share includes the effect of all dilutive potential common shares (primarily stock options) outstanding during each year.

Segments

Southern Missouri Bancorp, Inc., through the branch network of its subsidiary, Southern Missouri Bank and Trust, provides a broad range of financial services to individuals and companies in Southeast Missouri. These services include demand, time and savings deposits, and lending activities. While the Company's chief decision makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable segment.

The following paragraphs summarize the impact of new accounting pronouncements:

There are no recent accounting pronouncements that are expected to effect the financial statements of the Company.

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

NOTE 2: Investment and Mortgage-Backed Securities

Available for Sale - The amortized cost, gross unrealized gains, gross unrealized losses and estimated market value of securities available for sale consisted of the following:
	June 30, 2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Investment securities:
U.S. government and federal agency obligations	$ 18,339,118	-	593,386	17,745,732
Obligations of states and political subdivisions	4,146,903	62,348	789	4,208,462
Total investment securities	22,486,021	62,348	594,175	21,954,194

Mortgage-backed securities:
GNMA certificates	1,977,258	-	39,860	1,937,398
FNMA certificates	603,330	-	17,450	585,880
Collateralized mortgage obligations	10,844,171	-	410,793	10,433,378
Total mortgage-backed securities	13,424,759	-	468,103	12,956,656

Total	$ 35,910,780 ==========	62,348 ==========	1,062,278 ==========	34,910,850 ==========

	June 30, 1999
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Investment securities:
U.S. government and federal agency obligations	$ 15,579,972	-	359,977	15,219,995
Obligations of states and political subdivisions	5,591,415	167,634	-	5,759,049
Total investment securities	21,171,387	167,634	359,977	20,979,044

Mortgage-backed securities:
GNMA certificates	4,971,128	18,253	8,673	4,980,708
FNMA certificates	2,124,168	4,689	21,985	2,106,872
FHLMC certificates	240,000	-	276	239,724
Collateralized mortgage obligations	9,770,222	550	198,435	9,572,337
Total mortgage-backed securities	17,105,518	23,492	229,369	16,899,641

Total	$ 38,276,905 ==========	191,126 ==========	589,346 ==========	37,878,685 ==========

The amortized cost and estimated market value of investment and mortgage-backed securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	June 30, 2000
	Available for Sale
	Amortized Cost	Estimated Market Value
Due in one year or less	$ 345,313	$ 346,597
Due after one year thru 5 years	21,200,276	20,628,760
Due after 5 years thru 10 years	940,432	978,837
Total investment securities	22,486,021	21,954,194
Mortgage-backed securities	13,424,759	12,956,656

Total	$35,910,780 ==========	$34,910,850 ==========

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

Proceeds from sales of investment and mortgage-backed securities and gross realized gains and losses are summarized below.
	June 30,
	2000	1999	1998
Proceeds from sales:
Investment securities	$ 1,034,500	999,375	2,584,919
Mortgage-backed securities	3,365,084	1,700,497	7,543,773

Gross realized gains:
Investment securities	14,500	-	12,427
Mortgage-backed securities	-	4,879	81,187

Gross realized losses:
Investment securities	-	(625)	(3,222)
Mortgage-backed securities	$ (35,705)	(32,821)	(10,989)

Included in the 1998 gross realized gains on mortgage-backed securities are sales of small balance pools of mortgage-backed securities held to maturity, that had an amortized cost of $50,192 which met the condition described under paragraph 11b of SFAS No. 115 and are permitted to be sold prior to maturity.

The carrying value of investment and mortgage-backed securities pledged as collateral to secure public deposits amounted to $14,238,015 and $11,692,878 at June 30, 2000 and 1999, respectively.

Adjustable rate mortgage loans included in mortgage-backed securities at June 30, 2000 and 1999 amounted to $3,801,832 and $6,866,095, respectively.

NOTE 3: Loans Receivable, net

Loans receivable, net are summarized as follows:
	June 30,
	2000	1999
Real estate loans:
Conventional	$ 94,747,953	87,246,749
Construction	5,703,982	3,553,651
Commercial	23,303,047	19,047,821
Loans secured by deposit accounts	824,899	826,981
Consumer loans	8,829,338	8,632,758
Commercial	7,349,605	1,480,800
	140,758,824	120,788,760
Loans in process	(1,021,289)	(1,296,384)
Deferred loan fees, net	(31,673)	(42,491)
Deferred gain on sale of real estate	(4,159)	(10,100)
Allowance for loan losses	(1,276,953)	(1,191,147)
	$ 138,424,750 ============	118,248,638 ============

Adjustable-rate loans included in the loan portfolio amounted to $82,167,478 and $77,619,448 at June 30, 2000 and 1999, respectively.

One-to four-family residential real estate loans amounted to $91,290,092 and $85,196,804 at June 30, 2000 and 1999, respectively.

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

Real estate construction loans are secured principally by single and multi-family dwelling units.

Commercial real estate loans are secured principally by commercial buildings, motels, medical centers, churches and fast food restaurants.

Following is a summary of activity in the allowance for loan losses:
	June 30,
Balance, beginning of period	$1,191,147	1,295,222	706,487
Loans charged-off	(240,036)	(429,998)	(326,382)
Recoveries of loans previously charged off	110,842	90,923	132,108
Net charge-offs	(129,194)	(339,075)	(194,274)

Provision charged to expense	215,000	235,000	783,009
Balance, end of period	$ 1,276,953 ============	1,191,147 ============	1,295,222 ============

The Company ceased recognition of interest income on loans with a book value of $537,000, $181,000 and $533,000 at June 30, 2000, 1999 and 1998, respectively. The average balance of nonaccrual loans for the year ended June 30, 2000 was approximately $217,000. Allowance for losses on nonaccrual loans amounted to approximately $146,000 at June 30, 2000. Interest income of approximately $23,000, $13,000 and $15,000 was recognized on these loans for the years ended June 30, 2000, 1999 and 1998, respectively. Gross interest income would have been approximately $51,000, $17,000 and $46,000 for the years ended June 30, 2000, 1999 and 1998, respectively, if the interest payments had been received in accordance with the original terms. The Bank is not committed to lend additional funds to customers whose loans have been placed on nonaccrual.

Of the above nonaccrual loans at June 30, 2000, 1999 and 1998 $0, $0, and $0, respectively, were considered to be impaired. The average balance of impaired loans for the years ended June 30, 2000, 1999 and 1998 was $0, $26,000, and $297,000, respectively.

Following is a summary of loans to directors, executive officers and loans to corporations in which executive officers and directors have a substantial interest:

Balance, June 30, 1998	$ 458,436
Additions	25,737
Repayments	(49,603)
Balance, June 30, 1999	434,570
Additions	604,294
Repayments	(234,986)
Balance, June 30, 2000	$ 803,878 ============

These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

NOTE 4: Accrued Interest Receivable

Accrued interest receivable is summarized as follows:
	June 30,
	2000	1999

Investment securities	$ 408,314	380,540
Mortgage-backed securities	72,279	92,371
Loans receivable	670,964	560,165
	$ 1,151,557 =========	1,033,076 =========

NOTE 5: Foreclosed Real Estate

Foreclosed real estate consists of the following:
	June 30,
	2000	1999
Foreclosed real estate	$ 463,591	477,537
Allowance for losses	-	-
	$ 463,591 ========	477,537 ========

Activity in the allowance for losses for foreclosed real estate is as follows:
	June 30,
	2000	1999	1998
Balance, beginning of period	$ 0	0	335,297
Charge-offs and recoveries, net	0	0	(283,747)
Provisions (credit) for losses on foreclosed real estate	0	0	(51,550)
Balance, end of period	$ 0 ========	0 ========	0 ========

NOTE 6: Premises and Equipment

Following is a summary of premises and equipment:
	June 30,
	2000	1999
Land	$ 650,941	342,042
Buildings and improvements	2,418,814	2,303,103
Furniture, fixtures, and equipment	1,630,995	1,124,009
Automobiles	51,696	62,821
	4,752,446	3,831,975
Less accumulated depreciation	(2,203,089)	(1,953,256)
	$ 2,549,357 ========	1,878,719 ========

Depreciation expense for the years ended June 30, 2000, 1999 and 1998 was $263,726, $247,668 and $189,522, respectively.

The Bank signed contracts to build two full service branches in July 2000. Estimated completion date of these two branches is March 2001 at an estimated cost of $1,200,000.

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

NOTE 7: Deposits

Deposits are summarized as follows:
	June 30,
	2000	1999

Non-interest bearing accounts	$ 2,049,111	2,316,468
NOW accounts	11,408,738	9,112,465
Money market deposit accounts	13,572,245	13,222,131
Savings accounts	6,864,899	7,349,881
Total transaction accounts	33,894,993	32,000,945

Certificates:
4.00 - 4.99%	28,950,737	59,838,980
5.00 - 5.99%	37,008,198	28,231,135
6.00 - 6.99%	23,947,540	-
7.00 - 7.99%	52,666	25,360
8.00 - 8.99%	66,159	58,120
Total certificates, 5.47% and 4.94%, respectively	90,025,300	88,153,595

Total deposits	$ 123,920,293 ========	120,154,540 ========

Weighted-average rates - deposits	4.79% ========	4.47% ========

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $20,507,645 and $15,266,726 at June 30, 2000 and 1999, respectively.

Certificate maturities at June 30, 2000 are summarized as follows:

July 1, 2000 to June 30, 2001	$ 82,888,643
July 1, 2001 to June 30, 2002	4,074,382
July 1, 2002 to June 30, 2003	1,943,932
July 1, 2003 to June 30, 2004	966,090
July 1, 2004 to June 30, 2005	152,253

$ 90,025,300 =========

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

Interest expense on deposits is summarized as follows:

	Year Ended June 30,
	2000	1999	1998

NOW accounts	$ 239,815	210,180	186,254
Money market deposit accounts	606,109	414,011	240,803
Savings accounts	174,494	181,567	202,143
Certificates of deposit	4,402,285	4,457,467	4,521,491

	$ 5,422,703 =========	5,263,225 =========	5,150,691 =========

NOTE 8: Advances from Federal Home Loan Bank of Des Moines

Advances from Federal Home Loan Bank of Des Moines are summarized as follows:

Maturity	Call Date or Quarterly Thereafter	Interest Rate	2000	1999
07-06-00	-	6.60	$ 7,000,000	-
01-10-01	07-10-00	6.67	9,000,000	-
02-15-01	07-17-00	6.64	3,000,000	-
02-06-08	02-06-01	5.17	3,000,000	3,000,000
10-26-09	10-25-00	5.50	10,000,000	-
01-20-10	01-22-01	5.77	5,000,000	-
01-22-08	07-22-99	4.79	-	16,800,000
07-02-99	-	4.99	-	750,000
			$ 37,000,000 ========	20,550,000 ========

Weighted average rate			6.09% ========	4.85% ========

In addition to the above advances, the Bank had an available line of credit amounting to $33,672,000, $39,785,000 and $42,131,000 with the FHLB at June 30, 2000, 1999 and 1998, respectively.

Advances from Federal Home Loan Bank of Des Moines are secured by FHLB stock and one- to four-family mortgage loans of $46,250,000 and $26,715,000 at June 30, 2000 and 1999, respectively. Scheduled principal maturities of advances from Federal Home Loan Bank of Des Moines over the next five years are as follows:

July 1, 2000 to June 30, 2001	$ 19,000,000
July 1, 2001 to June 30, 2002	-
July 1, 2002 to June 30, 2003	-
July 1, 2003 to June 30, 2004	-
July 1, 2004 to June 30, 2005	-
Thereafter	18,000,000

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

NOTE 9: Employee Benefits

The Bank has adopted a 401(k) profit sharing plan that covers substantially all eligible employees. Contributions to the plan are at the discretion of the Board of Directors of the Bank. During 2000, 1999 and 1998, there were no contributions made to the plan.

The Bank established a tax-qualified employee stock ownership plan (ESOP) in April 1994. The plan covers substantially all employees who have attained the age of 21 and completed one year of service.

The Bank makes contributions to the ESOP equal to the ESOP's debt service less dividends on unallocated ESOP shares used to repay the ESOP loan. Dividends on allocated ESOP shares are paid to participants of the ESOP. The ESOP shares are pledged as collateral on the ESOP loan.

Shares are released from collateral and allocated to participants based on pro-rata compensation as the loan is repaid over seven years. Effective July 1, 1998, the loan terms were modified and principal payments were extended an additional four years. Benefits are vested over five years. Forfeitures are allocated on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation of service. The purchase of the shares of the ESOP has been recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the average fair value of the ESOP shares committed to be released. The ESOP expense for 2000, 1999 and 1998 was $107,044, $135,511, and $399,526, respectively.

The number of ESOP shares at June 30, 2000 were as follows:

Allocated shares	66,976
Unreleased shares	34,283
Total ESOP shares	101,259 ======

The fair value of unreleased ESOP shares at June 30, 2000 was $437,108.

The Bank adopted a management recognition plan (MRP) for the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors) in April 1994. Total shares in the MRP left to be issued are 4,158 at June 30, 2000. During 2000, 1999, and 1998, the Bank granted 2,700, 1,500 and 1,500 shares, respectively, to employees. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. Compensation expense in the amount of the fair market value of the common stock at the date of grant will be recognized pro rata over the five years during which the shares are payable.

The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 2000, 1999 and 1998 was $20,210, $66,309 and $123,658, respectively.

The Company sponsors a stock option plan adopted in April 1994. The purpose of the plan is to provide additional incentive to certain directors, officers and key employees of the Bank. In October 1999, the stockholders voted to increase the number of shares reserved for options by 67,932 shares. The stock options are granted at the fair market value of the common stock on the date of the grant. Through June 30, 1999, all options granted were 100% vested at the grant date. For the shares granted during the current year, the vesting period ranged from the grant date up to a five year period. All options expire ten years from the date of the grant. At June 30, 2000, there are 50,932 shares remaining available for option grants.

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

Changes in options outstanding were as follows:
	Number of Shares	Weighted Average Exercise Price
Balance at June 30, 1997	111,137	$ 10.00
Granted	25,000	17.33
Exercised	(17,812)	10.00
Balance at June 30, 1998	118,325	12.08
Granted	15,000	13.50
Exercised	(30,631)	10.00
Balance at June 30, 1999	102,694	12.29
Granted	31,491	13.48
Exercised	(13,562)	10.00

Balance at June 30, 2000	120,623 ======	12.86

The Company has estimated the fair value of awards granted under its stock option plan during 2000, 1999, and 1998 utilizing the Black-Scholes pricing model.

For the options granted in 2000, 1999 and 1998, the Company has applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and diluted earnings per share would have been reduced by approximately $62,000, $38,000 and $111,000, or $.05, $.03 and $.07 per share in 2000, 1999 and 1998, respectively.

Following is a summary of the fair values of options granted using the Black-Scholes pricing model.

	2000	1999	1998
Fair value at grant date	$ 93,000	$ 57,000	$ 167,900

Assumptions:
Expected dividend yield	5.00%	5.00%	5.00%
Expected volatility	22.00%	19.00%	38.00%
Risk-free interest rate	6.20%	5.64%	5.67%
Weighted-average expected life	5 years	5 years	5 years

The Bank adopted a directors' retirement plan in April 1994 for outside directors. The directors' retirement plan provides that each non-employee director (participant) shall receive, upon termination of service on the Board on or after age 60, other than termination for cause, a benefit in equal annual installments over a five year period. The benefit will be based upon the product of the participant's vesting percentage and the total Board fees paid to the participant during the calendar year preceding termination of service on the Board. The vesting percentage shall be determined based upon the participant's years of service on the Board, whether before or after the reorganization date, according to the following schedule:

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

Full Years of Service	Non-Employee Director's
on the Board	Vested Percentage
Less than 5	0%
5 to 9	50%
10 to 14	75%
15 or more	100%

In the event that the participant dies before collecting any or all of the benefits, the Bank shall pay the participant's beneficiary. No benefits shall be payable to anyone other than the beneficiary, and shall terminate on the death of the beneficiary.

The following items are components of net pension cost for the years ended June 30, 2000, 1999 and 1998.

	2000	1999	1998
Service cost - benefits earned during the year	$ 4,062	1,836	1,319
Interest cost on benefit obligation	11,998	11,401	2,625
Amortization of prior service cost and net obligation	0	0	33,218
Amortization of unrecognized gains	(1,148)	(1,178)	-
Net pension cost	$14,912 ======	12,059 ======	37,162 ======

The following table sets forth the directors' retirement plan's funded status and amounts recognized in the consolidated financial statements at June 30, 2000 and 1999:
	2000	1999
Vested accumulated benefits	$160,932	162,054
Non-vested accumulated benefits	8,648	5,283
Total accumulated benefits	169,580	167,337
Effect of projected future fee increases	-	-
Projected benefit obligation for service rendered to date	169,580	167,337
Unrecognized net gain	21,671	24,002
Accrued pension cost included in other liabilities	$191,251 ========	191,339 ========

A reconciliation of the projected benefit obligation and fair value of plan assets is summarized as follows:
	2000		1999
	Projected Benefit Obligation	Plan Assets at Fair Value	Projected Benefit Obligation	Plan Assets at Fair Value
Balance, beginning of year	$ 167,337	-	188,880	-
Service cost	4,062	-	1,836	-
Interest cost	11,998	-	12,073	-
Actual return	-	-	-	-
Actuarial gain	1,183	-	(25,852)	-
Contributions	-	15,000	-	9,600
Benefits paid	(15,000)	(15,000)	(9,600)	(9,600)
Balance, end of year	$ 169,580 ======	- ======	167,337 ======	- ======

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

	2000	1999	1998
Weighted average assumptions as of June 30:
Discount rate	7%	7%	7%
Rate of directors fees increase	0%	0%	0%

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

The components of net deferred tax assets are summarized as follows:

	2000	1999
Deferred tax assets:
Provision for losses on loans and foreclosed real estate	$408,664	356,139
Accrued compensation and benefits	119,704	94,631
Base year tax bad debt reserve at 12/31/87 in excess of current tax bad debt reserve	-	30,484
Unrealized loss on available for sale securities	369,974	147,342
Gross deferred tax assets	898,342	628,596
Valuation allowance	-	30,484)
Total deferred tax assets	898,342	598,112
Deferred tax liabilities:
FHLB stock dividends	166,566	166,566
Purchase accounting adjustments	51,327	55,327
Premises and equipment, tax vs book accumulated depreciation	75,975	66,683
Installment sale	181,977	194,971
Total deferred tax liabilities	475,845	483,547
Net deferred tax assets	$422,497 =======	114,565 =======

The valuation allowance decreased by $30,484 during the year ended June 30, 2000.

Income taxes are summarized as follows:

	Year Ended June 30,
	2000	1999	1998
Current:
Federal	$661,700	482,000	548,500
State	113,600	98,300	39,500
	775,300	580,300	588,000
Deferred:
Federal	(76,800)	258,700	(65,000)
State	(8,500)	21,000	(1,000)
	(85,300)	279,700	(66,000)
	$690,000 =======	860,000 =======	522,000 =======

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

The provision for income taxes varies from the amount of income tax determined by applying the statutory Federal income tax rate to income before income taxes as a result of the following differences:
	Year Ended June 30,
	2000	1999	1998
Tax at statutory Federal rate	$683,457	851,620	539,397

Increase (reduction) in taxes resulting from:
Nontaxable municipal income	(66,493)	(94,951)	(98,135)
State tax, net of Federal benefit	69,300	83,592	26,070
Nondeductible ESOP expenses	7,827	15,894	66,463
Other, net	(4,091)	3,845	(11,795)
Actual provision	$690,000 =======	860,000 =======	522,000 =======

Deferred income tax expense represents the tax effects of reporting income and expense in different periods for financial reporting purposes than tax purposes as follows:

	Year Ended June 30,
	2000	1999	1998

Accrued income and expense	$ (25,073)	19,203	(30,199)
Purchase accounting adjustments	(4,000)	(2,897)	(3,926)
Provision for losses on loans and foreclosed real estate	(52,525)	52,175	(54,090)
Premises and equipment, tax vs book accumulated depreciation	9,292	16,248	22,215
Installment sale	(12,994)	194,971	-

	$ (85,300) =======	279,700 =======	(66,000) =======

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

	Year Ended June 30,
	2000	1999	1998
Unrealized gains (losses) on available for sale securities:
Unrealized holding gains (losses) arising during period	$ (612,555)	(593,309)	28,876
Less: reclassification adjustments for (gains) losses realized in net income	21,205	28,567	(79,161)
Total unrealized gains (losses) on securities	(591,350)	(564,742)	(50,285)
Income tax expense (benefit)	(212,273)	(208,954)	(19,515)
Net unrealized gains (losses) on securities	(379,077)	(355,788)	(30,770)
Minimum pension liability adjustment	-	-	3,575
Cumulative effect of change in accounting principle, net of income taxes of $77,942 (See Note 1)	-	132,713	-
Other comprehensive income (loss)	$ (379,077) =======	(223,075) =======	(27,195) =======

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

At June 30, 2000, 1999, and 1998, accumulated other comprehensive income in the statement of financial condition consisted entirely of unrealized gains (losses) on available for sale investment and mortgage-backed securities.

NOTE 12: Stockholders' Equity and Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I risk-based capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table summarizes the Bank's actual and required regulatory capital as of June 30, 2000 and 1999:

	Actual		For Capital Adequacy Purposes (1)		To Be Well Capitalized Under Prompt Corrective Action Provisions (1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of June 30, 2000:
Total Capital (to Risk-Weighted Assets)	$22,759	21.2%	$8,593	8.0%	$10,741	10.0%
Tier I Capital (to Risk-Weighted Assets)	21,482	20.0%	4,296	4.0%	6,445	6.0%
Tier I Capital (to Average Assets)	21,482	11.9%	7,229	4.0%	9,037	5.0%
As of June 30, 1999:
Total Capital (to Risk-Weighted Assets)	21,908	24.5%	7,142	8.0%	8,927	10.0%
Tier I Capital (to Risk-Weighted Assets)	20,792	23.3%	3,541	4.0%	5,356	6.0%
Tier I Capital (to Average Assets)	20,792	12.7%	6,565	4.0%	8,206	5.0%

____________________

(1)	For capital adequacy purposes and to be well capitalized under the prompt corrective action provisions, the amount must be greater than or equal to the ratio.

The Bank's ability to pay dividends on its common stock to the Company is restricted to maintain adequate capital as shown in the above table.

NOTE 13: Commitments and Contingencies

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The Bank is involved in litigation of a routine nature which is being defended and handled in the ordinary course of business. These matters are not considered significant to the Company's financial condition.

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

NOTE 14: Off-Balance-Sheet and Credit Risk

The Company's consolidated financial statements do not reflect various financial instruments to extend credit to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition. A summary of the Company's commitments to extend credit and standby letters of credit is as follows:
	Contract or Notional Amount
	June 30,
	2000	1999

Commitments to extend credit	$14,297,519	6,520,072

Standby letters of credit	$116,010	102,170

At June 30, 2000, total commitments to originate fixed rate loans with terms in excess of one year were $1.5 million at interest rates ranging from 7.9% to 9.9%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company's policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the statements of financial condition. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

The Company grants collateralized commercial, real estate, and consumer loans to customers in southeast Missouri. Although the Company has a diversified portfolio, loans aggregating $94,386,040 at June 30, 2000, are secured by single and multi-family residential real estate in the Company's primary lending area.

NOTE 15: Earnings Per Share

The following table sets forth the computations of basic and diluted earnings per common share for the year ended June 30:
	2000	1999	1998

Numerator - net income	$ 1,320,169 ========	1,644,764 ========	1,064,463 ========
Denominators:
Denominator for basic earnings per share -
Weighted average shares outstanding	1,277,562	1,334,244	1,532,910
Common equivalent shares due to stock options under treasury stock method	13,496	31,793	51,563
Denominator for diluted earnings per share	1,291,058 ========	1,366,037 ========	1,584,473 ========

Basic earnings per common share	$ 1.03	1.23	.69
Diluted earnings per common share	$ 1.02	1.20	.67

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

NOTE 16: Fair Value of Financial Instruments

The carrying amounts and estimated fair values of the Company's financial instruments at June 30, 2000 and 1999, are summarized as follows:

	2000		1999
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Non-trading instruments and nonderivatives:
Cash and cash equivalents	$ 4,470,373	4,470,373	4,068,674	4,068,674
Investment and mortgage- backed securities available for sale	34,910,850	34,910,850	37,878,685	37,878,685
Stock in FHLB of Des Moines	1,850,000	1,850,000	1,091,000	1,091,000
Loans receivable, net	138,424,750	136,002,792	118,248,638	118,890,008
Deposits	123,920,293	123,794,141	120,154,540	118,914,387
Advances from FHLB of Des Moines	$ 37,000,000	36,940,000	20,550,000	19,864,000

The following methods and assumptions were used in estimating the fair values of financial instruments:

Cash and cash equivalents are valued at their carrying amounts due to the relatively short period to maturity of the instruments.

Fair values of securities and mortgage-backed securities are based on quoted market prices or, if unavailable, quoted market prices of similar securities.

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

NOTE 17: Pending Branch Purchases and Sales

The Bank has an agreement to purchase two full service banking facilities with total deposits and loans of approximately $50.0 million and $27.8 million, respectively. In addition, the Bank has an agreement to sell two of its full service banking facilities with total deposits and loans of $14.8 million and $9.5 million, respectively. Both transactions have been approved by the Bank's regulators and are expected to be completed in the first quarter of the fiscal year ending June 30, 200l.

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

NOTE 18: Condensed Parent Company Only Financial Statements

The following condensed statements of financial condition and condensed statements of income and cash flows for Southern Missouri Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

STATEMENTS OF FINANCIAL CONDITION

	At June 30,
Assets	2000	1999

Cash	$ 167,503	508,585
Investment securities - available for sale	-	1,048,701
ESOP note receivable	362,060	437,241
Accrued interest receivable	16	28,787
Other assets	111,404	121,063
Equity in net assets of the Bank	20,852,378	20,523,068
Total assets	$21,493,361 ========	22,667,445 =========

Liabilities and Stockholders' Equity

Accrued expenses and other liabilities	$ 36,774	37,983
Total liabilities	36,774	37,983

Stockholders' equity	21,456,587	22,629,462

Total liabilities and stockholders' equity	$21,493,361 =======	22,667,445 =======

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

STATEMENTS OF INCOME

	Year Ended June 30,
	2000	1999	1998
Interest income	$ 90,226	116,423	279,740
Dividend from Bank	800,000	2,300,000	1,447,206
Other income	22,376	-	-
	912,602	2,416,423	1,726,946
Operating expenses	189,963	193,937	202,714

Income before income taxes and equity in undistributed income of the Bank	722,639	2,222,486	1,524,232

Income taxes	(34,037)	(44,017)	7,500

Income before equity in undistributed income of the Bank	756,676	2,266,503	1,516,732

Equity in undistributed income of the Bank	563,493	(621,739)	(452,269)

Net income	$ 1,320,169 ========	1,644,764 ========	1,064,463 ========

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2000	1999	1998
Cash flows from operating activities:
Net income	$ 1,320,169	1,644,764	1,064,463

Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of the Bank	(563,493)	621,739	452,269
Other adjustments, net	60,171	57,835	41,320
Net cash provided by operating activities	816,847	2,324,338	1,558,052

Cash flows from investing activities:
Principal collected on loan to ESOP	75,181	72,873	204,046
Proceeds from sales and maturities of investment securities, available for sale	1,034,500	999,375	1,625,000

Net cash provided by investing activities	1,109,681	1,072,248	1,829,046

Cash flows from financing activities:
Dividends on common stock	(640,700)	(657,007)	(769,485)
Exercise of stock options	135,620	306,310	178,120
Payments to acquire treasury stock	(1,762,530)	(2,803,903)	(3,314,645)

Net cash used in financing activities	(2,267,610)	(3,154,600)	(3,906,010)

Net increase (decrease) in cash and cash equivalents	(341,082)	241,986	(518,912)
Cash and cash equivalents at beginning of period	508,585	266,599	785,511

Cash and cash equivalents at end of period	$ 167,503 ========	508,585 ========	266,599 ========

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000, 1999 AND 1998

NOTE 19: Quarterly Financial Data (Unaudited)

Quarterly operating data for the years ended June 30 is summarized as follows (in thousands):
2000:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$ 2,923	2,955	3,133	3,279
Interest expense	1,570	1,621	1,785	1,943

Net interest income	1,353	1,334	1,348	1,336
Provision for loan losses	20	15	15	165
Noninterest income	98	128	129	213
Noninterest expense	814	910	925	1,065

Income before income taxes	617	537	537	319
Income taxes	216	177	185	112

Net income	$ 401 ======	360 ======	352 ======	207 ======

1999:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$ 2,827	2,837	2,783	2,967
Interest expense	1,542	1,591	1,533	1,581

Net interest income	1,285	1,246	1,250	1,386
Provision for loan losses	10	15	10	200
Noninterest income	158	195	250	652
Noninterest expense	881	912	998	891

Income before income taxes	552	514	492	947
Income taxes	195	176	163	326

Net income	$ 357 ======	338 ======	329 ======	621 ======

DIRECTORS AND OFFICERS

SOUTHERN MISSOURI BANCORP, INC.	SOUTHERN MISSOURI BANK AND TRUST

DIRECTORS:	DIRECTORS:

Thadis R. Seifert	Samuel H. Smith
Chairman of the Board	Chairman of the Board
President	Engineer and majority owner of
Retired former executive vice president	S.H. Smith and Company, Inc.
of Bank
James W. Tatum
Leonard M. Ehlers	Vice-Chairman
Vice-Chairman	Retired certified public accountant
Retired court reporter of the 36th
Judicial Circuit	Thadis R. Seifert
Retired former executive vice president
Donald R. Crandell	of Bank
Retired former president and
chief executive officer of Bank
Ronnie D. Black
Samuel H. Smith	Executive Director General Association
Engineer and majority owner of	of General Baptists
S.H. Smith and Company, Inc.
L. Douglas Bagby
James W. Tatum	General Manager Municipal Utilities of
Retired certified public accountant	City of Poplar Bluff

Ronnie D. Black	Sammy A. Schalk
Executive Director General Association	President of Gamblin Lumber Company
of General Baptist
Greg A. Steffens
L. Douglas Bagby	President
General Manager Municipal Utilities of	Chief Executive Officer
City of Poplar Bluff	Chief Financial Officer

EXECUTIVE OFFICERS:	EXECUTIVE OFFICERS:

Thadis R. Seifert	Greg A. Steffens
President	President
Chief Executive Officer
Greg A. Steffens	Chief Financial Officer
Chief Financial Officer
James D. Duncan
James W. Tatum	Executive Vice President
Vice President	Chairman Loan Department

CORPORATE INFORMATION

CORPORATE HEADQUARTERS	TRANSFER AGENT

531 Vine Street	Registrar and Transfer Company
Poplar Bluff, Missouri 63901	10 Commerce Drive
Cranford, New Jersey 07016

INDEPENDENT AUDITORS	COMMON STOCK

Kraft, Miles & Tatum, LLC	Nasdaq Stock Market
Poplar Bluff, Missouri 63901	Nasdaq Symbol: SMBC

SPECIAL COUNSEL

Silver, Freedman & Taff, L.L.P.
Washington, D.C.

ANNUAL MEETING

The Annual Meeting of Stockholders will be held Monday, October 16, 2000, at 9:00 a.m., Central Time, at the Greater Poplar Bluff Area Chamber of Commerce Building, 1111 West Pine, Poplar Bluff, Missouri 63901.

ANNUAL REPORT ON FORM 10-KSB AND OTHER REPORTS

A copy of the Company's annual report on Form 10-KSB, including financial statement schedules and our quarterly reports as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Secretary, Southern Missouri Bancorp, Inc., 531 Vine Street, Poplar Bluff, Missouri 63901. These documents also may be accessed through the SEC's website at "www.sec.gov".