Form 10KSB, Exhibit 13
period 2001-06-30
SOUTHERN MISSOURI BANCORP INC
filed 2001-09-28
CIK 916907

TABLE OF CONTENTS



                                                                       Page

Letter to Stockholders                                                   1

Business of the Company and the Bank                                     2

Common Stock                                                             2

Selected Consolidated Financial Condition,
  Operating and Other Data                                              3-4

Management's Discussion and Analysis of Financial
  Condition and Results of Operations                                   5-14

Independent Auditors' Report                                             15

Consolidated Financial Statements:

        Consolidated Statements of Financial Condition
         as of June 30, 2001 and 2000                                    16

        Consolidated Statements of Income for the
         Years Ended June 30, 2001, 2000 and 1999                        17

        Consolidated Statements of Stockholders' Equity
         for the Years Ended June 30, 2001, 2000 and 1999                18

        Consolidated Statements of Cash Flows for the
         Years Ended June 30, 2001, 2000 and 1999                      19-20

Notes to Consolidated Financial Statements                             21-40

Directors and Officers                                                   41

Corporate Information                                                    42

[Logo of Southern Missouri Bancorp, Inc.]            531 Vine Street
                                                     P.O. Box 520
                                                     Poplar Bluff, MO 63902-0520
                                                     573-758-1421
                                                     Fax 573-686-2920


September 10, 2001

To Our Fellow Stockholders:

On behalf of the Board of Directors, Management, and Associates of Southern Missouri Bancorp, Inc. and its wholly owned subsidiary, Southern Missouri Bank and Trust, we are pleased to present the results of the Company's performance for the year ended June 30, 2001 and discuss some of our strategic plans and initiatives for a prosperous and exciting year ahead.

During the past year, our Company started to realize some of the rewards for our efforts, initiatives and changes undertaken over the last several years. As a Company, we made significant strides on improving customer satisfaction, enhancing product lines, expanding market share and improving the quality and expertise of our staff. Our strategic focus for the year centered on overseeing the successful integration of two purchased full-service branches located in Kennett and Qulin, Missouri, the opening of a third full-service facility in Poplar Bluff and the conversion to a new data processing system.

Financially, fiscal 2001 was an exciting year for Southern Missouri as we completed two branch acquisitions and two branch sales. These transactions aided our efforts in expanding market share, improving operating efficiency and increasing deposits and contributed to the 22.8% increase in our earnings per share. As a result of asset growth, the branch transactions, and changing interest rates, the Company's net interest rate spread at June 30, 2001 had expanded to its highest level ever. During fiscal 2001, we earned $1.25 per diluted share as compared to the $1.04 per diluted share earned during the prior year.

Southern Missouri Bancorp's total assets climbed to $240.5 million at June 30, 2001, which reflected growth of $56.1 million since the end of our last fiscal year. The 30.4% increase was the result of our acquisition and internally generated growth, which was consistent with our strategic plan. We believe our management team and product lines will allow us the opportunity to continue on this path of growth, which in turn will allow us to continue to leverage our capital base and increase our financial returns. Even though we are not satisfied with our present financial returns, we are pleased with the improvements over prior years and we believe that our strategic business plan will continue to provide consistent improvement in our financial performance. Progress has been made, as evidenced by the 14.7% increase in our return on average equity to 6.86%.

As we turn our attention toward the future, we intend to focus on continuing to generate asset growth through residential and commercial loan originations, expanding our market presence through strategic acquisitions, opening a new full-service facility in Doniphan, Missouri, attracting new deposits through enhanced product lines and prudently managing our stockholders' equity. It is our pledge to remain committed to the growth and performance goals of the Company, which we believe will generate long-term value and opportunity for the main groups that hold the keys to our success: our customers, our staff, our stockholders and our communities.

Thank you for your investment in Southern Missouri Bancorp, and for the confidence you have placed in our team here at Southern Missouri as we strive to provide a higher standard of service to both our customers and stockholders. We look forward to a prosperous and bright future together.


/s/ Greg A. Steffens

Greg A. Steffens
President
Southern Missouri Bancorp, Inc.

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

The Bank's primary business is the origination of mortgage loans secured by one-to four-family residences. The Bank currently conducts its business through its home office located in Poplar Bluff and seven full service branch facilities in Poplar Bluff, Van Buren, Dexter, Kennett, Doniphan, and Qulin, Missouri.
Lending activities are funded through the attraction of deposit accounts, consisting of certificate accounts with terms of 60 months or less, passbook accounts and money-market deposit accounts and advances from the Federal Home Loan Bank of Des Moines. The Bank also originates mortgage loans on commercial real estate, construction loans on single-family residences and commercial properties, consumer loans, and loans secured by deposit accounts.


COMMON STOCK

The common stock of the Company is listed on the Nasdaq Stock Market under the symbol "SMBC".

The following table sets forth per share market price and dividend information for the Company's common stock. As of August 1, 2001, there were approximately 313 stockholders of record. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

      Fiscal 2001             High            Low            Dividend Paid
      -----------             ----            ---            -------------
      First Quarter        $  13.25       $  12.50              $ .125
      Second Quarter          13.625         12.25                .125
      Third Quarter           14.00          13.00                .125
      Fourth Quarter          14.15          13.00                .125

      Fiscal 2000            High            Low            Dividend Paid
      -----------            ----            ---            -------------
      First Quarter        $  14.25      $  12.00               $ .125
      Second Quarter          13.625        10.875                .125
      Third Quarter           13.125        10.875                .125
      Fourth Quarter          13.125        10.594                .125

Any future dividend declarations and payments are subject to the discretion of the Board of Directors of the Company. The ability of the Company to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company. For a discussion of the restrictions on the Bank's ability to pay dividends, see Note 14 of Notes to Consolidated Financial Statements included elsewhere in this report.

SELECTED CONSOLIDATED FINANCIAL CONDITION,
OPERATING AND OTHER DATA

                                                                           At June 30,
                                                                         (In thousands)

FINANCIAL CONDITION DATA:                    2001           2000           1999            1998           1997
------------------------                     ----           ----           ----            ----           ----

Total assets                             $ 240,494       $184,391       $164,972        $155,947       $160,393
Loans receivable, net                      180,857        138,425        118,249         119,083        107,783
Mortgage-backed securities                  26,224         12,957         16,900          14,154         26,236
Cash, interest-bearing deposits
 and investment securities                  19,607         26,425         25,048          18,324         21,638
Deposits                                   173,281        123,920        120,155         109,410        118,705
Borrowings                                  41,115         37,000         20,550          21,069         13,535
Stockholders' equity                        23,582         21,457         22,629          24,112         26,400




                                                                         Year Ending June 30,
                                                                           (In thousands)

OPERATING DATA:                              2001           2000           1999            1998           1997
--------------                               ----           ----           ----            ----           ----

Interest income                          $  16,161       $ 12,290       $ 11,414        $ 11,444       $ 11,408
Interest expense                             9,490          6,919          6,247           6,212          6,318
                                            ------         ------         ------          ------         ------

Net interest income                          6,671          5,371          5,167           5,232          5,090
Provision for loan losses                      510            215            235             783            241
                                            ------         ------         ------          ------         ------

Net interest income after
 provision for loan losses                   6,161          5,156          4,932           4,449          4,849

Noninterest income                           1,447            612          1,255             797            618
Noninterest expense                          5,219          3,758          3,682           3,660          3,972
                                            ------         ------         ------          ------         ------

Income before income taxes                   2,389          2,010          2,505           1,586          1,495
Income tax expense                             840            690            860             522            440
                                            ------         ------         ------          ------         ------

Net income                               $   1,549       $  1,320       $  1,645        $  1,064       $  1,055
                                            ======         ======         ======          ======         ======



Basic earnings per common share          $  1.26            1.03           1.23             .69            .68
Diluted earnings per common share           1.25            1.02           1.20             .67            .67
Dividends per share                          .50             .50            .50             .50            .50


                                                   At June 30,
OTHER DATA:                          2001    2000   1999    1998    1997
----------                           ----    ----   ----    ----    ----

Number of:
  Real estate loans                 2,910   2,811   2,920   3,035   3,040
  Deposit accounts                 15,630  12,887  13,189  12,762  12,542
  Full service offices                  8       8       8       8       8


KEY OPERATING RATIOS:                  At or For the Year Ended June 30,
--------------------                 ------------------------------------
                                     2001    2000     1999    1998    1997
                                     ----    ----     ----    ----    ----
Return on assets (net income
 divided by average assets)           .71%    .77%    1.02%    .67%    .65%

Return on average equity (net
 income divided by average equity)   6.86    5.98     7.30    4.06    4.09

Average equity to average assets    10.29   12.84    14.01   16.40   16.01

Interest rate spread (spread
 between weighted average rateon
 all interest-earning assets and
 all interest- bearing liabilities)  2.92    2.69     2.76    2.67    2.51

Net interest margin (net interest
 income as a percentage of average
 interest-earning assets)            3.22    3.22     3.32    3.39    3.25

Noninterest expense to
 average assets                      2.38    2.16     2.29    2.29    2.46

Average interest-earning assets to
 interest-bearing liabilities      106.61  112.78   114.15  117.76  118.32

Allowance for loan losses to total
 loans at end of period               .79      .91     .99    1.07     .64

Allowance for loan losses to
 nonperforming loans               299.08   237.79  658.09  243.01   51.19

Net charge offs to average out-
 standing loans during the period     .35      .10     .29     .17     .16

Ratio of nonperforming assets
 to total assets                      .69       .59    .64     .98     .89

Dividend payout ratio               39.72     48.53  39.95   72.29   73.06

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

The revenues of Southern Missouri are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investment securities and MBS. Southern Missouri's operations are significantly influenced by general economic conditions including monetary and fiscal policies of the U.S. government and Federal Reserve. Additionally, Southern Missouri is subject to policies and regulations issued by financial institution regulatory agencies, including the Federal Deposit Insurance Corporation (FDIC), the Office of Thrift Supervision (OTS) and the Missouri Division of Finance. Each of these factors may influence interest rates, loan demand, prepayment rates and deposit flows. Interest rates available on competing investments as well as general market interest rates influence the Bank's cost of funds. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. The Bank intends to continue to focus on its lending programs for one-to four-family residential real estate, commercial mortgage, business and consumer financing on loans secured by properties or collateral located in Southeastern Missouri.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, the matters discussed in this annual report may be deemed to be forward-looking statements, which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These matters involve risks and uncertainties, including changes in economic conditions in Southern Missouri's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Southern Missouri's market area and price competition for loans and deposits. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent Southern Missouri's judgment as of the date of this report. Southern Missouri disclaims, however, any intent or obligation to update these forward-looking statements.

FINANCIAL CONDITION

The Company's financial condition changed significantly during fiscal 2001, due to the acquisition of two full-service banking facilities located in Kennett and Qulin, Missouri, internally generated loan growth, a change in the composition and amount of deposits and the Company's sale of two full-service banking facilities located in Malden and Ellington, Missouri. In the acquisition, the Company assumed $44.7 million in deposits, received $14.0 million in cash, acquired $25.3 million in loans, assumed $1.6 million in premises and equipment and recorded $3.8 million in goodwill. In addition, the acquisition resulted in the consolidation of the Company's former banking facility in Kennett into the acquired facility and the repayment of $7.0 million in FHLB advances. In the sale, the Company transferred $13.2 million in deposits along with loans of $8.5 million and cash of $4.2 million, resulting in a pretax gain on the sale of $634,000.

Southern Missouri's total assets increased $56.1 million, or 30.4%, to $240.5 million at June 30, 2001, as compared to $184.4 million at June 30, 2000. The growth was primarily due to a $42.4 million increase in loans, of which $27.2 million was generated internally, a $6.2 million increase in cash balances and a $6.1 million increase in goodwill and premises and equipment. The growth in the loan portfolio approximated growth targets and was comprised of increased balances in loans secured by residential real estate of $15.2 million, commercial business of $14.9 million and commercial real estate of $13.3 million.

Allowance for loan losses increased $185,000, to $1.5 million at June 30, 2001, from $1.3 million at June 30, 2000. The allowance for loan losses at June 30, 2001 represented 0.8% of loans receivable and 299.1% of nonperforming loans, as compared to respective balances of 0.9% and 237.8% at June 30, 2000 (see Provision for Loan Losses).

Premises and equipment increased $2.5 million, to $5.1 million at June 30, 2001, from $2.5 million at June 30, 2000 due to the aforementioned branch acquisitions, the opening of another branch office in Poplar Bluff, and upgrades in data processing and information technology systems capabilities.

Total deposits increased $49.4 million, or 39.8%, to $173.3 million at June 30, 2001 as compared to $123.9 million at June 30, 2000. The increase was primarily due to the branch purchase and $17.8 million in internally generated deposit growth, partially offset by the branch sales. These changes and the introduction of a high-yield savings account contributed to significant changes in the composition of deposits, as transaction and savings accounts increased to $92.7 million at June 30, 2001 as compared to $33.9 million at June 30, 2000. The cost of interest bearing deposits declined to 4.08% at June 30, 2001, as compared to 4.79% at June 30, 2000, due in part to the decline in interest rates and increased balances in transaction and savings accounts.

In January  2001,  Southern  Missouri  introduced  a new  savings  account,  the money-market passbook account ("MMPA") in order to attract new deposits and generate a more stable source of funds that was less price sensitive than certificates of deposit ("CD"). The MMPA was originally offered at an above-market interest rate that was guaranteed until June 1, 2001 and has a minimum deposit requirement of $10,000. The MMPA was designed to give the customer a yield similar to those available from 6 to 12-month CD's, while allowing the depositor immediate access to their funds. At June 30, 2001, the MMPA had attracted $39.6 million in deposits and was priced similar to the cost of a 1-year CD.

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

Southern Missouri's noninterest income consists primarily of fees charged on transaction and loan accounts. Southern Missouri's operating expenses include employee compensation and benefits, occupancy expenses, legal and professional fees, federal deposit insurance premiums and other general and administrative expenses.

COMPARISON OF THE YEARS ENDED JUNE 30, 2001 AND 2000

Net Income. Southern Missouri's net income totaled $1.5 million during fiscal 2001, which represented a $228,000, or 17.3% increase from the results of the prior year. Increased earnings were primarily due to the gain realized on the sale of the two branches and increased net interest income, partially offset by higher non-interest expense and an increase in the provision for loan losses.

Net Interest Income. Net interest income increased $1.3 million, or 24.2%, to $6.7 million for fiscal 2001 when compared to the prior fiscal year. The increase was primarily due to the 23 basis point increase in the average interest rate spread between interest-earning assets and interest-bearing liabilities, and the $40.2 million increase in average interest-earning assets, partially offset by a $46.3 million increase in average interest-earning liabilities and a 6% decline in the ratio of interest earning assets to interest bearing liabilities from 113% to 107%. The decline was primarily the result of the acquisition, which included the addition of goodwill, and premises and equipment, which are non-earning assets.

Interest Income. Interest income for fiscal 2001 increased $3.9 million, up 31.5% to $16.2 million from the $12.3 million earned during the prior fiscal year. The increase was mostly attributed to a $40.2 million or 24.1% increase in average interest-earning assets as well as a 44 basis point increase in the average yield earned on these assets, to 7.81% from 7.37%. A general rise in average interest rates and an increased concentration of higher yielding commercial loans contributed to the increase.

Interest Expense. Interest expense for fiscal 2001 increased $2.6 million or 37.2% to $9.5 million from $6.9 million during the prior fiscal year. The increase was largely due to a $46.3 million, or 31.3% increase in average interest-bearing liabilities and a 21 basis point increase in the average cost of these liabilities, to 4.89%, from 4.68%.

Provision for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for potential loan losses based on prior loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Management also considers other factors relating to the collectibility of the loan portfolio.

The provision for loan losses for fiscal 2001 was $510,000, as compared to $215,000 for the prior fiscal year. The increase in the provision was the result of loan growth, the resolution of several problem loans and the recent slow down of national economic conditions. At June 30, 2001, classified assets totaled $5.5 million, as compared to $4.0 million at June 30, 2000. The increase in classified assets related primarily to the deterioration in the financial condition of three customers with loans primarily secured by commercial real estate, one of which was resolved through foreclosure. The largest classified asset consisted of a commercial real estate relationship, which totaled $2.4 million as of June 30, 2001 and was current at that date and performing in accordance with its terms.

The above provision was made based on management's analysis of the various factors which affect the loan portfolio and management's desire to maintain the allowance at a level considered adequate. Management performed a detailed analysis of the loan portfolio, including types of loans, the historical charge-off history and an analysis of the allowance for loan losses. Management also considered the continued origination of loans secured by commercial businesses and commercial real estate. Such loans bear an inherently higher level of credit risk than one- to four-family residential real estate loans. While management believes the allowance for losses at June 30, 2001 is adequate to cover all losses inherent in the portfolio, there can be no assurance that, in the future, the Bank's regulators will not require further increases in the allowance or actual losses will not exceed the allowance.

Noninterest Income. Noninterest income for fiscal 2001 increased $835,000 from the prior year. Exclusive of the $634,000 pretax gain realized on the sale of branches, noninterest income increased $201,000, to $813,000 as compared to the $612,000 earned during the same period of the prior year. The increase was primarily due to a $113,000 increase in banking service charges, a $46,000 increase in other customer charges and an $11,000 gain realized on the sale of available for sale securities versus a $21,000 loss during the prior year. Overall, increased banking and other customer service charges were the result of a revised fee structure, changes in the philosophy on the assessment of service charges and an increased customer base from the branch acquisitions.

Noninterest Expense. Noninterest expense for fiscal 2001 increased $1.5 million, to $5.2 million, as compared to $3.8 million expended for the prior year. The increase was primarily due to increased expenses for compensation and benefits, occupancy, advertising, amortization of goodwill and other expense of $413,000, $224,000, $71,000, $214,000 and $352,000, respectively. In addition, fiscal 2001 expenses included a $125,000 provision for loss on impairment of premises and equipment, which consisted of a $51,000 write down on the carrying value of computer equipment and a $75,000 expense related to an adjustment in the carrying value of the Company's former office in Kennett. Increased compensation expense was primarily due to increased staffing levels due to the acquisition, the addition of several loan officers, increased support staff and transitional labor cost related to the acquisition and opening of a new branch. Increased occupancy expense was primarily due to an increase in depreciation expense due to increased investment in premises and equipment. Increased advertising expense was due to promotions related to the branch acquisition, a new branch opening and the offering of the new MMPA. Other expense increased due to $85,000 in data processing conversion costs, $63,000 in check issuance charges for customers of the acquired branches, $128,000 in expenses related to repossessions and foreclosures and overall growth of the Company.

Provision for Income Taxes. The provision for income taxes for fiscal 2001 was $840,000, as compared to the $690,000 expected for the prior fiscal year. The increase was attributed to increased income.

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

Noninterest Income. Noninterest income declined $643,000, or 48.7%, to $612,000 for fiscal 2000 as compared to the $1.3 million earned during fiscal 1999. The decline was primarily due to a $526,000 one-time gain realized during fiscal 1999 from the sale of the Bank's insurance operations which resulted in a $292,000 reduction in insurance commissions, partially offset by a $107,000 increase in banking service charges.

Noninterest Expense. Noninterest expense increased $75,000, or 2.0% to $3.8 million for fiscal 2000 as compared to the prior fiscal year. The change was primarily due to higher occupancy expense of $73,000, professional fees of $40,000 and postage and office supplies of $23,000, partially offset by reductions in compensation expense of $31,000, advertising expense of $36,000 and deposit insurance premiums of $37,000.

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

ASSET/LIABILITY MANAGEMENT

The goal of Southern Missouri's asset/liability management strategy is to manage the interest rate sensitivity of both interest-earning assets and interest-bearing liabilities in order to maximize net interest income without exposing the Bank's Net Portfolio Value (NPV) to an excessive level of interest-rate risk. The Bank has employed various strategies intended to manage the potential effect that changing interest rates have on future operating results. Historically, the primary asset/liability management strategy focused on matching the repricing intervals of interest-earning assets and interest-bearing liabilities. This strategy resulted in a manageable exposure to interest-rate risk with modest loan growth.

The primary elements of Southern Missouri's current asset/liability strategy include (i) increasing loans receivable through the origination of both fixed and adjustable-rate residential loans, (ii) growth in loans secured by commercial business and commercial real estate, which typically provide higher yields and shorter repricing periods, but inherently increase credit risk, (iii) expanding the consumer loan portfolio, (iv) active solicitation of less rate-sensitive deposits, (v) offering competitively priced CD's with maturities of up to 5 years, and (vi) the use of FHLB advances with maturities of up to 10 years, subject to early redemption (See Note 10 of audited financial statements) to help manage exposure to interest-rate risk. The degree to which each segment of the strategy is achieved will affect Southern Missouri's overall profitability and exposure to interest-rate risk.

During the last three years, Southern Missouri expanded its loan products to include fixed rate loans for residential financing based on an amortization schedule of up to 30 years. This, as well as more competitive pricing and an increase in customer preferences for fixed-rate residential financing, led to fixed rate originations of $24.6 million during fiscal 2001 and $12.2 million in fiscal 2000. At June 30, 2001, fixed rate loans with remaining maturities in excess of 10 years totaled $46.4 million, or 29.7% of loans receivable, as compared to $34.1 million, or 24.7% of loans receivable at the end of the prior year.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. These yields and costs are derived by dividing income or expense by the average month-end balance of assets or liabilities, respectively, for the periods indicated. During the periods indicated, nonaccrual loans are included in the net loan category.

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


                                                                           Year Ended June 30,
                                         ----------------------------------------------------------------------------------
                                                      2001                        2000                       1999
                                         --------------------------  --------------------------  --------------------------

                                                  Interest                    Interest                   Interest
                                         Average     and     Yield/  Average     and     Yield/  Average     and    Yield/
                                         Balance  Dividends   Cost   Balance  Dividends   Cost   Balance  Dividends  Cost
                                         -------  ---------  ------  -------  ---------  ------  -------  ---------  ------
                                                                       (Dollars in thousands)

Interest-earning assets:
 Mortgage loans (1)                     $140,690   $ 11,361   8.08% $114,109   $ 8,784    7.70%  $106,117  $ 8,315    7.84%
 Other loans (1)                          24,993      2,445   9.78    12,139     1,109    9.14     10,510      971    9.24
                                        --------   --------  -----  --------   -------   -----   --------  -------   -----
   Total net loans                       165,683     13,806   8.33   126,248     9,893    7.84    116,627    9,286    7.96

 Mortgage-backed securities               15,812      1,002   6.34    14,180       867    6.11     17,074      973    5.70
 Investment securities (2)                18,681      1,117   5.98    23,546     1,455    6.18     16,693      967    5.79
 Other interest-earning assets             6,875        236   3.43     2,869        75    2.61      5,200      188    3.62
                                        --------   --------  -----  --------   -------   -----   --------  -------   -----
   Total interest-earning assets (1)     207,051     16,161   7.81   166,843    12,290    7.37    155,594   11,414    7.34

 Other noninterest-earning assets         12,445          -            5,158         -              5,292        -
                                        --------   --------         --------   -------           --------  -------
   Total assets                         $219,496   $ 16,161         $172,001   $12,290           $160,886  $11,414
                                        ========   ========         ========   =======           ========  =======

Interest-bearing liabilities:
 Passbook accounts                      $ 19,757   $    794   4.02  $  6,920   $   175    2.53   $  7,190  $   182    2.53
 NOW accounts                             22,567        389   1.72    12,266       240    1.96     10,672      210    1.97
 Money market accounts                    19,298        777   4.03    15,703       606    3.86     11,265      414    3.68
 Certificates of deposit                  92,959      5,308   5.71    86,346     4,402    5.10     87,189    4,457    5.11
                                        --------   --------  -----  --------   -------   -----   --------  -------   -----
  Total interest-bearing deposits        154,581      7,268   4.70   121,235     5,423    4.47    116,316    5,263    4.52

Borrowings
 Securities sold under agreements to
   repurchase                              3,486         99   2.84         -         -       -          -        -       -
 FHLB advances                            36,139      2,123   5.87    26,705     1,496    5.60     19,990      984    4.92
                                        --------   --------  -----  --------   -------   -----   --------  -------   -----
   Total interest-bearing liabilities    194,206      9,490   4.89   147,940     6,919    4.68    136,306    6,247    4.58

   Other liabilities                       2,702          -            1,973         -              2,045        -
                                        --------   --------         --------   -------           --------  -------
   Total liabilities                     196,908      9,490          149,913     6,919            138,351    6,247

   Stockholders' equity                   22,588          -           22,088         -             22,535        -
                                        --------   --------         --------   -------           --------  -------
      Total liabilities and
      stockholders' equity              $219,496   $  9,490         $172,001   $ 6,919           $160,886  $ 6,247
                                        ========   ========         ========   =======           ========  =======

   Net interest income                         -   $  6,671      -         -   $ 5,371       -          -  $ 5,167       -
      Interest rate spread (3)                 -          -   2.92%        -         -    2.69%         -        -    2.76%



   Net interest margin (4)                     -          -   3.22%        -         -    3.22%        -         -    3.32%
      Ratio of average interest-
      earning assets to average
      interest-bearing liabilities        106.61%         -      -    112.78%        -       -    114.15%        -       -


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

                                                            At                       For
                                                          June 30,           Year Ended June 30,
                                                          -------    -------------------------------
                                                            2001       2001       2000        1999
                                                          -------    -------     -------     -------

Weighted-average yield on loan portfolio                    8.09%      8.33%       7.84%       7.96%

Weighted-average yield on mortgage-backed
 securities                                                 5.87       6.34        6.11        5.70

Weighted-average yield on investment
 securities (1)                                             4.98       5.98        6.18        5.79

Weighted-average yield on other
 interest-earning assets                                    3.87       3.43        2.61        3.62

Weighted-average yield on all
 interest-earning assets                                    7.56       7.81        7.37        7.34

Weighted-average rate paid on deposits                      4.08       4.70        4.47        4.52

Weighted-average rate, paid on securities
 sold under agreements to repurchase                        3.25        2.84          -           -

Weighted-average rate paid on FHLB
 advances                                                   5.73       5.87        5.60        4.92

Weighted-average rate paid on all
 interest-bearing liabilities                               4.35       4.89        4.68        4.58

Interest rate spread (spread between weighted
 average rate on all interest-earning assets
 and all interest-bearing liabilities)                      3.21       2.92        2.69        2.76

Net interest margin (net interest income
 as a percentage of average interest-
 earning assets)                                               -       3.22        3.22        3.32


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


                                          Years Ended June 30,                   Years Ended June 30,
                                         2001 Compared to 2000                  2000 Compared to 1999
                             ---------------------------------------  ---------------------------------------
                             Increase (Decrease)                      Increase (Decrease)
                                   Due to                                   Due to
                             ------------------  Rate/                ------------------  Rate/
                                Rate    Volume   Volume       Net        Rate    Volume   Volume       Net
                             -------- --------- --------- ----------  -------- --------- --------- ----------
                                                                  (Dollars in Thousands)

Interest-earning assets:
    Loans receivable (1)       $619     $3,092    $ 202      $3,913     $(140)    $ 759     $(12)     $ 607
    Mortgage-backed
     securities                  33        100        2         135        70      (164)     (12)      (106)
    Investment securities       (40)      (216)     (82)       (338)       65       396       27        488
    Other interest-
     earning deposits            24        104       33         161       (54)      (84)      24       (114)
                               ----     ------    -----      ------     -----     -----     ----      -----

Total net change in
 income on interest-
 earning assets                 636      3,080      155       3,871       (59)      907       27        875
                               ----     ------    -----      ------     -----     -----     ----      -----

Interest-bearing
 liabilities:
    Deposits                    629      1,001      216       1,846         9       142        8        159
    Securities sold under
     agreements to repurchase     0          0       99          99         0         0        0          0
    FHLB advances                72        528       26         626       136       330       46        512
                               ----     ------    -----      ------     -----     -----     ----      -----

Total net change in
 expense on interest-
 bearing liabilities            701      1,529      341       2,571       145       472       54        671
                               ----     ------    -----      ------     -----     -----     ----      -----

Net change in net
 interest income               $(65)    $1,551    $(186)     $1,300     $(204)    $ 435     $(27)     $ 204
                               =====    ======    =====      ======     =====     =====     ====      =====


(1) Does not include interest on loans placed on nonaccrual status.

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of June 30, 2001, management's estimates of the projected changes in net portfolio value and net interest income in the event of 1%, 2%, and 3%, instantaneous, permanent increases or decreases in market interest rates.

                                                     NPV as % of
     Change               Net Portfolio              PV of Assets
    in Rates    $ Amount  $ Change    % Change   NPV Ratio   Change
    --------    --------  --------    --------   ---------   ------
                     (Dollars in thousands)

    +300 bp      16,437    (6,803)       (29)         7.04    -256 bp
    +200 bp      19,178    (4,062)       (17)         8.11    -149 bp
    +100 bp      21,726    (1,514)        (7)         9.08     -52 bp
       0 bp      23,240         -          -          9.60       -
    -100 bp      23,446       206          9          9.59      -1 bp
    -200 bp      23,307        67         29          9.44     -16 bp
    -300 bp      22,143    (1,097)        (4)         8.92     -68 bp

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

The Bank's reduced exposure to interest-rate risk over the last year was attributed to several factors including the general decline in interest rates from June 30, 2000 to June 30, 2001. Also, the Bank significantly increased its balances of transaction and savings accounts, which have historically provided less sensitivity to fluctuating interest rates than CDs. The change in the composition of deposits was largely due to the branch acquisitions and the introduction of the MMPA. In addition, interest rate sensitivity was reduced when the Bank replaced $19.0 million in short-term FHLB advances with long-term callable FHLB advances, which was partially offset by a $16.3 million increase in the portfolio of fixed rate residential loans.

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

LIQUIDITY AND CAPITAL RESOURCES

Southern Missouri's primary potential sources of funds include deposit growth, securities sold under agreements to repurchase, FHLB advances, amortization and prepayment of loan principal, investment maturities and sales, and ongoing operating results. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and loan prepayment rates are significantly influenced by factors outside of the Bank's control, including general economic conditions and competition. Southern Missouri has relied on FHLB advances as a source for funding cash or liquidity needs.

Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 2001, the Bank had outstanding commitments to extend credit of $8.8 million (including $1.7 million on lines of credit). Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.

The primary sources of funding for the Company are deposits, securities sold under agreements to repurchase and FHLB advances. For the year ended June 30, 2001, Southern Missouri increased deposits and securities sold under agreements to repurchase by $49.4 million and $4.1 million, respectively. The level of FHLB advances remained stable. During the prior year, Southern Missouri increased deposits by $3.8 million, while the level of FHLB advances increased by $16.4 million. At June 30, 2001, the Bank had additional borrowing capacity from the FHLB of approximately $45.1 million.

Liquidity management is an ongoing responsibility of the Bank's management. The Bank adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and
(iv) asset/liability management objectives.

At June 30, 2001, the Bank had $68.1 million in certificates of deposit maturing within one year and $92.7 million in other deposits without a specified maturity. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities. Also at June 30, 2001, the Bank had $18.0 million in FHLB advances subject to early redemption within one year.

REGULATORY CAPITAL

Federally insured savings banks are required to maintain a minimum level of regulatory capital. FDIC regulations established capital requirements, including a leverage (or core capital) requirement and a risk-based capital requirement. The FDIC is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

At June 30, 2001, SMBT exceeded regulatory capital requirements with core and risk-based capital of $18.8 million and $20.3 million, or 8.2% and 14.0% of adjusted total assets and risk-weighted assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0% for adjusted total assets and risk-weighted assets, by approximately $9.6 million and $8.7 million, respectively. Under regulatory guidelines, SMBT was considered well-capitalized at June 30, 2001.

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

                   [Letterhead of Kraft, Miles & Tatum, LLC]





                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri


We have audited the accompanying consolidated statements of financial condition of Southern Missouri Bancorp, Inc. and Subsidiary (Company) as of June 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Missouri Bancorp, Inc. and Subsidiary as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/ Kraft, Miles & Tatum, LLC

Poplar Bluff, Missouri
July 25, 2001

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             JUNE 30, 2001 AND 2000


                                                             2001                  2000
                                                        ------------          ------------
         ASSETS

Cash and cash equivalents                               $ 10,710,122          $  4,470,373
Investment and mortgage-backed
 securities: (Note 3)
  Available for sale - at estimated market
   value (amortized cost $34,728,747 and
   $35,910,780 at June 30, 2001 and 2000,
   respectively)                                          35,121,355            34,910,850
Stock in Federal Home Loan Bank of Des Moines              2,150,000             1,850,000
Loans receivable, net (Note 4)                           180,856,594           138,424,750
Accrued interest receivable (Note 5)                       1,601,830             1,151,557
Foreclosed real estate, net (Note 6)                       1,162,156               463,591
Premises and equipment (Note 7)                            5,068,808             2,549,357
Goodwill                                                   3,624,706                     -
Prepaid expenses and other assets                            198,462               570,690
                                                        ------------          ------------

         Total assets                                   $240,494,033          $184,391,168
                                                        ============          ============



         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 8)                                       $173,281,419          $123,920,293
Securities sold under agreements to repurchase (Note 9)    4,115,142                     -
Advances from FHLB of Des Moines (Note 10)                37,000,000            37,000,000
Advances from borrowers for taxes and insurance              280,112               334,841
Accounts payable and other liabilities                     1,095,738               723,061
Accrued interest payable                                   1,139,134               956,386
                                                        ------------          ------------
         Total liabilities                               216,911,545           162,934,581
                                                        ------------          ------------

Commitments and contingencies (Note 15)                            -                     -

Preferred stock, $.01 par value; 500,000 shares
 authorized; none issued and outstanding                           -                     -
Common stock, $.01 par value; 3,000,000 shares
 authorized; 1,803,201 shares issued                          18,032                18,032
Additional paid-in capital                                17,450,851            17,517,834
Retained earnings-substantially restricted                15,372,440            14,438,957
Treasury stock of  530,621  shares in 2001 and
 549,352 shares in 2000, at cost                          (9,164,892)           (9,451,693)
Unearned employee benefits                                  (341,287)             (436,587)
Accumulated other comprehensive income                       247,344              (629,956)
                                                        ------------          ------------
         Total stockholders' equity                       23,582,488            21,456,587
                                                        ------------          ------------

         Total liabilities and stockholders' equity     $240,494,033          $184,391,168
                                                        ============          ============



See accompanying notes to consolidated financial statements.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED JUNE 30, 2001, 2000 AND 1999

                                                2001           2000             1999
                                           ------------    ------------     ------------

Interest income:
     Loans receivable                      $ 13,806,477       9,893,254        9,285,757
     Investment securities                    1,116,939       1,455,486          967,142
     Mortgage-backed securities               1,002,102         866,792          972,770
     Other interest-earning assets              235,556          74,631          188,834
                                           ------------    ------------     ------------
               Total interest income         16,161,074      12,290,163       11,414,503
                                           ------------    ------------     ------------

Interest expense:
     Deposits (Note 8)                        7,268,120       5,422,703        5,263,225
     Securities sold under agreements
      to repurchase                              99,087               -                -
     Advances from FHLB                       2,122,810       1,496,250          984,168
                                           ------------    ------------     ------------
               Total interest expense         9,490,017       6,918,953        6,247,393
                                           ------------    ------------     ------------
               Net interest income            6,671,057       5,371,210        5,167,110

Provision for loan losses (Note 4)              510,000         215,000          235,000
                                           ------------    ------------     ------------
               Net interest income after
                provision for loan losses     6,161,057       5,156,210        4,932,110
                                           ------------    ------------     ------------

Noninterest income:
     Gain (loss) on sale of investment
      securities, available for sale             11,121          14,500             (625)
     Loss on sale of mortgage-backed
      securities, available for sale                  -         (35,705)         (27,942)
     Insurance commissions                       22,359          31,780          323,603
     Banking service charges                    503,452         390,949          284,058
     Loan late charges                           92,328          72,726           82,574
     Gain on sale of insurance agency                 -               -          526,413
     Gain on sale of branches                   633,538               -                -
     Other                                      184,024         137,625           67,070
                                           ------------    ------------     ------------
               Total noninterest income       1,446,822         611,875        1,255,151
                                           ------------    ------------     ------------

Noninterest expense:
     General and administrative:
       Compensation and benefits              2,618,465       2,205,770        2,237,166
       Occupancy and equipment                  794,172         570,283          496,929
       SAIF deposit insurance premium            27,516          47,842           85,265
       Professional fees                        205,177         175,920          136,304
       Advertising                              169,302          97,887          133,925
       Postage and office supplies              218,252         165,350          142,608
       Amortization of goodwill                 214,519               -                -
       Provision for loss on impairment
        of premises and equipment               125,338               -                -
       Other                                    846,536         494,864          450,300
                                           ------------    ------------     ------------
               Total noninterest expense      5,219,277       3,757,916        3,682,497
                                           ------------    ------------     ------------

Income before income taxes                    2,388,602       2,010,169        2,504,764
                                           ------------    ------------     ------------

Income taxes (Note 12)
   Current                                      850,000         775,300          580,300
   Deferred                                     (10,000)        (85,300)         279,700
                                           ------------    ------------     ------------
                                                840,000         690,000          860,000
                                           ------------    ------------     ------------


Net income                                 $  1,548,602       1,320,169        1,644,764
                                           ============    ============     ============

Basic earnings per common share            $       1.26            1.03             1.23
Diluted earnings per common share          $       1.25            1.02             1.20



See accompanying notes to consolidated financial statements.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 2001, 2000 AND 1999

                                                                                                  Accumulated
                                                   Additional                          Unearned      Other        Total
                                         Common     Paid-in     Retained   Treasury    Employee  Comprehensive Stockholders'
                                          Stock     Capital     Earnings     Stock     Benefits      Income       Equity
                                        ---------- ----------- ---------- ----------- ----------- ------------ -------------

Balance at June 30, 1998                  $ 18,032  17,628,758 12,771,731  (5,613,008)   (665,824)     (27,804)   24,111,885
                                        ---------- ----------- ---------- ----------- ----------- ------------ -------------

   Net income                                                   1,644,764                                          1,644,764
   Change in unrealized gain (loss)
    on available for sale securities                                                                  (355,788)     (355,788)
   Cumulative effect of change in
    accounting principle, net of tax
    (Note 1)                                                                                           132,713       132,713
                                                                                                                 -----------
      Total comprehensive income                                                                                   1,421,689
                                                                                                                 -----------

   Purchase of treasury stock                                              (2,803,903)                            (2,803,903)
   Dividends paid ($.50 per share)                               (657,007)                                          (657,007)
   Release of ESOP awards                               52,250                             83,261                    135,511
   MRP expense, net                                     16,800                             66,309                     83,109
   MRP shares awarded                                   14,814                            (14,814)                         -
   Exercise of stock options                          (167,078)                           505,256                    338,178
                                        ---------- ----------- ---------- ----------- ----------- ------------ -------------
Balance at June 30, 1999                    18,032  17,545,544 13,759,488  (7,911,655)   (531,068)    (250,879)   22,629,462
                                        ---------- ----------- ---------- ----------- ----------- ------------ -------------

   Net income                                                   1,320,169                                          1,320,169
   Change in unrealized gain (loss)
    on available for sale securities                                                                  (379,077)     (379,077)
                                                                                                                ------------
      Total comprehensive income                                                                                     941,092
                                                                                                                ------------

   Purchase of treasury stock                                              (1,762,530) (1,762,530)
   Dividends paid ($.50 per share)                               (640,700)               (640,700)
   Release of ESOP awards                               23,023                             84,021                    107,044
   MRP expense, net                                                                        20,210                     20,210
   MRP shares awarded                                    9,750                             (9,750)                         -
   Exercise of stock options                           (60,483)              222,492                                 162,009
                                        ---------- ----------- ---------- ----------- ----------- ------------ -------------
Balance at June 30, 2000                    18,032  17,517,834 14,438,957  (9,451,693)   (436,587)    (629,956)   21,456,587
                                        ---------- ----------- ---------- ----------- ----------- ------------ -------------

   Net income                                                   1,548,602                                          1,548,602
   Change in unrealized gain (loss)
    on available for sale securities                                                                   877,300       877,300
                                                                                                               -------------
       Total comprehensive income                                                                                  2,425,902
                                                                                                               -------------


   Purchase of treasury stock                                                 (10,646)                               (10,646)
   Dividends paid ($.50 per share)                               (615,119)                                          (615,119)
   Release of ESOP awards                               25,128                             81,876                    107,004
   MRP expense, net                                                                        13,424                     13,424
   Exercise of stock options                           (92,111)               297,447                                205,336
                                        ---------- ----------- ---------- ----------- ----------- ------------ -------------
Balance at June 30, 2001                $   18,032  17,450,851 15,372,440  (9,164,892)   (341,287)     247,344    23,582,488
                                        ========== =========== ========== =========== =========== ============ =============



See accompanying notes to consolidated financial statements.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 2001, 2000 AND 1999


                                                   2001            2000             1999
                                              ------------     ------------     -----------
Cash flows from operating activities:
   Net income                                 $  1,548,602        1,320,169       1,644,764
   Items not requiring (providing) cash:
     Depreciation and amortization                 413,087          263,726         265,769
     MRP expense and ESOP expense                  120,429          127,254         201,820
     (Gain) loss on sale of investment
      securities, available for sale               (11,121)         (14,500)            625
     Loss on sale of mortgage-backed
      securities, available for sale                     -           35,705          27,942
     Amortization of goodwill                      214,519                -               -
     Provision for loss on impairment of
        premises and equipment                     125,338                -               -
     Provision for loan losses                     510,000          215,000         235,000
     Gain on sale of insurance agency                    -                -        (526,413)
     Gain on sale of branches                     (633,538)               -               -
     Net amortization of deferred income,
      premiums, and discounts                       47,713           87,489         117,757
   Changes in:
     Accrued interest receivable                  (115,188)        (118,481)       (125,298)
     Prepaid expenses and other assets              85,903          (82,027)        189,333
     Accounts payable and other liabilities        227,847          131,533         132,409
     Accrued interest payable                        2,729          227,527         147,269
                                              ------------     ------------     -----------
        Net cash provided by
         operating activities                    2,536,320        2,193,395       2,310,977
                                              ------------     ------------     -----------

Cash flows from investing activities:
   Net (increase) decrease in loans            (27,157,886)     (20,522,582)        874,888
   Net cash received in acquisition
    of branches                                 14,021,579                -               -
   Net cash paid in sale of branches            (4,153,644)               -               -
   Proceeds from sales of investment
    securities, available for sale               7,102,357        1,034,500         999,375
   Proceeds from maturing investment
    securities, available for sale              10,195,000          415,000       5,440,000
   Proceeds from maturing investment
    securities, held to maturity                         -                -         875,000
   Purchase of investment securities,
    available for sale                          (3,558,681)      (2,759,750)    (14,581,010)
   Proceeds from sales of mortgage-backed
    securities, available for sale                       -        3,365,084       1,700,497
   Proceeds from maturing mortgage-backed
    securities, available for sale               2,343,854        2,202,514       5,659,654
   Purchase of mortgage-backed
    securities, available for sale             (14,937,089)      (1,976,250)    (10,330,331)
   Purchase of FHLB stock                         (300,000)        (759,000)        (37,500)
  Purchase of premises and equipment            (1,648,548)        (934,364)       (282,257)
  Proceeds from sale of foreclosed
    real estate                                    365,347          178,122          39,477
                                              ------------     ------------     -----------
        Net cash used in
         investing activities                 $(17,727,711)     (19,756,726)     (9,642,207)
                                              ============     ============     ===========


See accompanying notes to consolidated financial statements.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
                    YEARS ENDED JUNE 30, 2001, 2000 AND 1999


                                                  2001              2000            1999
                                              ------------     ------------     -----------
Cash flows from financing activities:
   Net increase in demand
    deposits and savings accounts             $ 38,489,609        1,894,048       6,331,517
   Net increase (decrease) in
    certificates of deposit                    (20,730,046)       1,871,705       4,412,587
   Net increase in securities sold under
    agreements to repurchase                     4,115,142                -               -
   Proceeds from Federal Home Loan
    Bank Advances                               77,000,000      143,550,000       6,250,000
   Repayments of Federal Home Loan
    Bank Advances                              (77,000,000)    (127,100,000)     (6,768,905)
   Net increase (decrease) in advances from
    borrowers for taxes and insurance              (16,460)          16,887           2,831
   Dividends on common stock                      (615,119)        (640,700)       (657,007)
   Exercise of stock options                       198,660          135,620         306,310
   Payments to acquire treasury stock              (10,646)      (1,762,530)     (2,803,903)
                                              ------------     ------------     -----------
      Net cash provided by
       financing activities                     21,431,140       17,965,030       7,073,430
                                              ------------     ------------     -----------
Increase (decrease) in cash
 and cash equivalents                            6,239,749          401,699        (257,800)

Cash and cash equivalents
 at beginning of year                            4,470,373        4,068,674       4,326,474
                                              ------------     ------------     -----------

Cash and cash equivalents
 at end of year                               $ 10,710,122        4,470,373       4,068,674
                                              ============     ============     ===========

Supplemental disclosures of cash flow information:

Noncash investing and
 financing activities
Conversion of loans to
 foreclosed real estate                       $  1,134,909          424,507         395,375

Conversion of foreclosed
 real estate to loans                         $    153,000          175,000         134,000

Transfer of investment securities from
 held to maturity to available for sale       $          -                -       3,766,292

Cash paid during the period for
Interest (net of interest credited)           $  3,718,786        2,677,920       1,577,100

Income taxes                                  $    797,254          706,051         468,514


Noncash investing and financing transactions relating to the two branch acquisitions that are not reflected in the Consolidated Statement of Cash Flows for the year ended June 30, 2001 are listed below:

Fair value of assets acquired excluding cash and
 cash equivalents acquired                                $27,249,092
Liabilities assumed                                       (45,109,896)
Goodwill                                                    3,839,225
Net cash received in acquisition of branches               14,021,579

See accompanying notes to consolidated financial statements.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


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

       Cash and Cash Equivalents

       For purposes of reporting cash flows, cash and cash equivalents include cash and due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest bearing deposits in other depository institutions were $8,686,946 and $3,074,277 at June 30, 2001 and 2000, respectively.

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

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999



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

       Debt securities classified as available for sale are carried at fair value. Their related unrealized gains and losses, net of tax, are reported in accumulated other comprehensive income, a component of stockholders' equity. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. All securities have been classified as available for sale.

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

       Loans Receivable, Net

       Loans receivable, net are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan origination fees, and deferred gain on sale of real estate.

       Interest on loans is accrued based upon the principal amount outstanding. The accrual of interest on loans is discontinued when in management's judgement, the collectibility of interest or principal in the normal course of business is doubtful. Interest income previously accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. Cash receipts on a nonaccrual loan are applied to principal and interest in accordance with its contractual terms unless full payment of principal is not expected, in which case cash receipts, whether designated as principal or interest, are applied as a reduction of the carrying value of the loan. A nonaccrual loan is generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance has been demonstrated.

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

       In accordance with SFAS No. 114, "Accounting by Creditor for Impairment of a Loan," as amended by SFAS No. 118, the Company considers a loan impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. SFAS No. 114 does not apply to large groups of smaller-balance homogeneous

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


       loans that are collectively evaluated for impairment, which, for the Company, include residential real estate loans and consumer loans. Valuation allowances are established for impaired loans for the difference between the loan amount and fair value of collateral less estimated selling costs. Impaired loans are placed on nonaccrual status at the point they become contractually delinquent 90 days or more and cash receipts are applied, and interest income recognized, pursuant to the discussion above for nonaccrual loans. Impairment losses are recognized through an increase in the allowance for loan losses.

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

       Premises and Equipment

       Premises and equipment are stated at cost less accumulated depreciation and include expenditures for major betterments and renewals. Maintenance, repairs, and minor renewals are expensed as incurred. When property is retired or sold, the retired asset and related accumulated depreciation are removed from the accounts and the resulting gain or loss taken into income. The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment loss recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets.

       Depreciation is computed by use of straight-line and accelerated methods over the estimated useful lives of the assets. Estimated lives are generally twenty to forty years for premises, and five to seven years for equipment.

       Earnings Per Share

       Basic income per share is computed using the weighted average number of common shares outstanding. ESOP shares which have been committed to be released are considered outstanding. Diluted income per share includes the effect of all dilutive potential common shares (primarily stock options) outstanding during each year.

       Goodwill

       Goodwill represents the excess of purchase price over the fair value of net assets, acquired by the Company and is being amortized over fifteen years using the straight-line method. The Company reviews goodwill for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable over the original estimated life. As adjustments become necessary, they are reflected in the results of operations in which they become known.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999

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

The following paragraph summarizes the impact of new accounting pronouncements:

       In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intagible Assets". SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. SFAS No. 142 eliminates the amortization of goodwill relating to past and future acquisitions and instead subjects goodwill to an impairment assessment. The provisions of SFAS No. 142 will apply to existing goodwill and other intangible assets effective July 1, 2002. The adoption of SFAS No. 141 will not have an impact on our historical financial statements.

NOTE 2:  Acquisitions and Divestitures

       In August 2000, the Bank purchased two full service branches in Kennett and Qulin, Missouri, from Commerce Bancshares, Inc. for $4.9 million in cash. The transaction resulted in the acquisition of approximately $25.3 million in loans, $1.6 million in premises and equipment and the assumption of $44.7 million in deposits. The excess of the cost over the fair value of the net assets acquired was $3.8 million and is being amortized over 15 years.

       In September 2000, the Bank completed its divesture of its branches in Malden and Ellington, Missouri resulting in a reduction of the deposit base of approximately $13.2 million and a pre-tax gain of $633,538 recorded in other noninterest income.

       The aforementioned acquisition was accounted for using the purchase method of accounting and accordingly, the consolidated financial statements include the financial position and results of operations for the period subsequent to the acquisition date.

NOTE 3:  Investment and Mortgage-Backed Securities

       Available for Sale - The amortized cost, gross unrealized gains, gross unrealized losses and estimated market value of securities available for sale consisted of the following:

                                                     June 30, 2001
                                                    Gross     Gross      Estimated
                                      Amortized  Unrealized Unrealized     Market
                                        Cost        Gains     Losses       Value
                                     ----------    -------   --------   ----------

Investment securities:
  U.S. government and federal
   agency obligations              $  4,955,106     10,514          -    4,965,620
  Obligations of states and
   political subdivisions             3,796,472    134,972          -    3,931,444
                                     ----------    -------   --------   ----------
   Total investment securities        8,751,578    145,486          -    8,897,064
                                     ----------    -------   --------   ----------

Mortgage-backed securities:
  FHLMC certificates                  1,823,691      7,381          -    1,831,072
  GNMA certificates                   1,436,790     15,702      2,554    1,449,938
  FNMA certificates                     479,853          -      3,813      476,040
  CMO's issued by
   government agencies               20,539,801    248,054     41,773   20,746,082
  CMO's issued by private issuer      1,697,034     24,125          -    1,721,159
                                     ----------    -------   --------   ----------
     Total mortgage-backed
      securities                     25,977,169    295,262     48,140   26,224,291
                                     ----------    -------   --------   ----------

   Total                           $ 34,728,747    440,748     48,140   35,121,355
                                     ==========    =======   ========   ==========

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999

                                                        June 30, 2000
                                                      Gross      Gross      Estimated
                                       Amortized    Unrealized Unrealized     Market
                                         Cost         Gains      Losses       Value
                                       ----------    -------   ---------   ----------

Investment securities:
  U.S. government and federal
   agency obligations                $ 18,339,118         -      593,386   17,745,732
  Obligations of states and
   political subdivisions               4,146,903     62,348         789    4,208,462
                                       ----------    -------   ---------   ----------
     Total investment securities       22,486,021     62,348     594,175   21,954,194
                                       ----------    -------   ---------   ----------

Mortgage-backed securities:
  GNMA certificates                     1,977,258         -       39,860    1,937,398
  FNMA certificates                       603,330         -       17,450      585,880
  CMO's issued by
   government agencies                 10,844,171         -      410,793   10,433,378
                                       ----------    -------   ---------   ----------
     Total mortgage-backed
      securities                       13,424,759         -      468,103   12,956,656
                                       ----------    -------   ---------   ----------

     Total                           $ 35,910,780     62,348   1,062,278   34,910,850
                                       ==========    =======   =========   ==========


       The amortized cost and estimated market value of investment and mortgage-backed securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     June 30, 2001
                                                   Available for Sale
                                                                  Estimated
                                            Amortized               Market
                                              Cost                  Value
                                           ----------            ----------

       Due in one year or less           $  1,095,561             1,108,511
       Due after one year
        thru 5 years                        7,215,643             7,310,028
       Due after 5 years
        thru 10 years                         440,374               478,525
                                           ----------            ----------

            Total investment
             securities                     8,751,578             8,897,064
                                           ----------            ----------

       Mortgage-backed securities          25,977,169            26,224,291
                                           ----------            ----------

            Total                        $ 34,728,747            35,121,355
                                           ==========            ==========

       Proceeds from sales of investment and mortgage-backed securities and gross realized gains and losses are summarized below.

                                                         June 30,
                                            2001           2000          1999
                                         ----------     ----------   ----------
       Proceeds from sales:
         Investment securities           $7,102,357      1,034,500      999,375

         Mortgage-backed securities               -      3,365,084    1,700,497

       Gross realized gains:
         Investment securities               15,680         14,500            -
         Mortgage-backed securities               -              -        4,879

       Gross realized losses:
         Investment securities               (4,559)             -         (625)
         Mortgage-backed securities               -        (35,705)     (32,821)

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


       The carrying value of investment and mortgage-backed securities pledged as collateral to secure public deposits amounted to $12,080,527 and $14,238,015 at June 30, 2001 and 2000, respectively.

       Adjustable rate mortgage loans included in mortgage-backed  securities at
       June  30,  2001  and  2000   amounted  to  $3,292,580   and   $3,801,832,
       respectively.

NOTE 4:  Loans Receivable, net

       Loans receivable, net are summarized as follows:

                                                        June 30,
                                               2001                  2000
                                           -----------           -----------
Real estate loans:
 Conventional                            $ 109,979,202            94,747,953
 Construction                                3,374,680             5,703,982
 Commercial                                 36,612,380            23,303,047
Loans secured by deposit accounts              871,319               824,899
Consumer loans                              10,949,930             8,829,338
Commercial                                  22,287,531             7,349,605
                                           -----------           -----------
                                           184,075,042           140,758,824
Loans in process                            (1,728,786)           (1,021,289)
Deferred loan fees, net                        (27,978)              (31,673)
Deferred gain on sale of real estate                 -                (4,159)
Allowance for loan losses                   (1,461,684)           (1,276,953)
                                           -----------           -----------
                                         $ 180,856,594           138,424,750
                                           ===========           ===========

       Adjustable-rate   loans  included  in  the  loan  portfolio  amounted  to
       $90,801,530 and $82,167,478 at June 30, 2001 and 2000, respectively.

       One-to four-family residential real estate loans amounted to $107,809,992 and $91,290,092 at June 30, 2001 and 2000, respectively.

       Real estate construction loans are secured principally by single and multi-family dwelling units.

       Commercial real estate loans are secured principally by commercial buildings, motels, medical centers, churches, fast food restaurants and farm land.

       Following is a summary of activity in the allowance for loan losses:

                                                  June 30,
                                       2001        2000          1999
                                    ---------    ---------     ---------

 Balance, beginning of period     $ 1,276,953    1,191,147     1,295,222
                                    ---------    ---------     ---------
 Loans charged-off                   (628,289)    (240,036)     (429,998)
 Recoveries of loans previously
charged off                            53,020      110,842        90,923
                                    ---------    ---------     ---------
 Net charge-offs                     (575,269)    (129,194)     (339,075)
                                    ---------    ---------     ---------

 Provision charged to expense         510,000      215,000       235,000
 Acquired allowance for losses        250,000           -             -
                                    ---------    ---------     ---------
 Balance, end of period           $ 1,461,684    1,276,953     1,191,147
                                    =========    =========     =========

       The Company ceased recognition of interest income on loans with a book value of $0, $537,000 and $181,000 at June 30, 2001, 2000 and 1999,
       respectively. The average balance of nonaccrual loans for the years ended June 30, 2001, 2000, and 1999 was $132,000, $217,000 and $321,000
       respectively. Allowance for losses on nonaccrual loans amounted to $0, $146,000, and $18,000 at June 30, 2001, 2000, and 1999. Interest income of approximately $0, $23,000 and $13,000 was recognized on these loans for the years ended June 30, 2001, 2000 and 1999, respectively. Gross interest income would have been approximately $0, $51,000 and $17,000 for the years ended June 30, 2001, 2000 and 1999, respectively, if the interest payments had been received in accordance with the original terms. The Bank is not committed to lend additional funds to customers whose loans have been placed on nonaccrual.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


       Of the above nonaccrual loans at June 30, 2001, 2000 and 1999 none were considered to be impaired. The average balance of impaired loans for the years ended June 30, 2001, 2000 and 1999 was $0, $0, and $26,000, respectively.

       Following is a summary of loans to directors, executive officers and loans to corporations in which executive officers and directors have a substantial interest:

       Balance, June 30, 1999           $  434,570
        Additions                          604,294
        Repayments                        (234,986)
                                        ----------
       Balance, June 30, 2000              803,878
         Additions                         973,570
         Repayments                       (189,603)
                                        ----------
       Balance, June 30, 2001           $1,587,845
                                        ==========

       These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

NOTE 5:  Accrued Interest Receivable

       Accrued interest receivable is summarized as follows:

                                                      June 30,
                                             2001                 2000
                                          -----------          ---------
       Investment securities              $   205,051            408,314
       Mortgage-backed securities             139,443             72,279
       Loans receivable                     1,257,336            670,964
                                          -----------          ---------

                                          $ 1,601,830          1,151,557
                                          ===========          =========

NOTE 6:  Foreclosed Real Estate

       Foreclosed real estate consists of the following:

                                              June 30,
                                      2001               2000
                                    ---------          ---------
       Foreclosed real estate     $ 1,162,156            463,591
       Allowance for losses                 -                  -
                                    ---------          ---------
                                  $ 1,162,156            463,591
                                    =========          =========
NOTE 7:  Premises and Equipment

       Following is a summary of premises and equipment:

                                                          June 30,
                                                 2001              2000
                                               ---------         ----------
       Land                                  $ 1,095,080            650,941
       Buildings and improvements              3,536,414          2,418,814
       Furniture, fixtures, and equipment      2,296,987          1,630,995
       Automobiles                                29,797             51,696
       Construction in progress                  199,833                 -
                                               ---------          ---------
                                               7,158,111          4,752,446
       Less accumulated depreciation          (2,089,303)        (2,203,089)
                                               ---------         ----------

                                             $ 5,068,808          2,549,357
                                               =========         ==========

       Depreciation expense for the years ended June 30, 2001, 2000 and 1999 was $413,087, $263,726 and $265,769, respectively.

       Construction in progress consists of a new full service branch being built in Doniphan, Missouri. Estimated completion date is October 2001 at an additional estimated cost of $500,000.

       During 2001, an impairment loss of $125,338 was recognized on the abandonment of certain computer equipment and as a result of a decrease in the market value of the Company's former office in Kennett, Missouri.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999

NOTE 8: Deposits

       Deposits are summarized as follows:
                                                             June 30,
                                                      2001            2000
                                                   -----------     -----------

       Non-interest bearing accounts             $   9,731,376       2,049,111
       NOW accounts                                 15,980,318      11,408,738
       Money market deposit accounts                20,695,313      13,572,245
       Savings accounts                             46,291,900       6,864,899
                                                   -----------     -----------
                 Total transaction accounts         92,698,907      33,894,993
                                                   -----------     -----------

       Certificates:
                 3.00 - 3.99%                        1,787,509              -
                 4.00 - 4.99%                       19,546,986      28,950,737
                 5.00 - 5.99%                       38,770,988      37,008,198
                 6.00 - 6.99%                       12,326,045      23,947,540
                 7.00 - 7.99%                        8,092,874          52,666
                 8.00 - 8.99%                           58,110          66,159
                                                   -----------      ----------
                 Total certificates,  5.53%
                  and 5.47%, respectively           80,582,512      90,025,300
                                                   -----------     -----------



        Total deposits                           $ 173,281,419     123,920,293
                                                   ===========     ===========

  Weighted-average rates - deposits                       4.08%           4.79%
                                                   ===========     ===========

           The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $12,864,088 and $20,507,645 at June 30,
           2001 and 2000, respectively.

           Certificate maturities at June 30, 2001 are summarized as follows:

           July 1, 2001 to June 30, 2002              $ 68,072,202
           July 1, 2002 to June 30, 2003                7,708,961
           July 1, 2003 to June 30, 2004                3,652,548
           July 1, 2004 to June 30, 2005                  544,579
           July 1, 2005 to June 30, 2006                  604,222
                                                       ----------
                                                     $ 80,582,512

           Interest expense on deposits is summarized as follows:

                                             Year Ended June 30,
                                    2001            2000           1999
                                 ----------      ----------     ----------

 NOW accounts                    $  388,792         239,815        210,180
 Money market deposit accounts      777,089         606,109        414,011
 Savings accounts                   793,810         174,494        181,567
 Certificates of deposit          5,308,429       4,402,285      4,457,467
                                 ----------      ----------     ----------

                                 $7,268,120       5,422,703      5,263,225
                                 ==========      ==========     ==========

NOTE 9:  Securities Sold Under Agreements to Repurchase

       Securities sold under agreements to repurchase, which are classified as borrowings, generally mature within one to four days. The following table presents balance and interest rate information on the securities sold under agreements to repurchase. Prior to July 1, 2000 the company had not entered into these type of contracts.

                                                           June 30
                                                             2001
                                                         -----------
                 Year end balance                        $ 4,115,142
                 Average balance during the year           3,486,000
                 Maximum month-end balance during
                  the year                                 5,169,096
                 Average interest during the year            2.84%
                 Year end interest rate                      3.25%

       The market value of the securities underlying the agreements at June 30, 2001 was $4,377,104. The securities sold under agreements to repurchase are under the Company's control.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


NOTE 10:  Advances from Federal Home Loan Bank of Des Moines

       Advances from Federal Home Loan Bank of Des Moines are summarized as follows:


Call Date or
 Quarterly                    Interest
 Maturity      Thereafter       Rate         2001            2000
                                          ------------    ----------
 07-06-00        ----           6.60%     $         -      7,000,000
 01-10-01      07-10-00         6.67%               -      9,000,000
 02-15-01      07-17-00         6.64%               -      3,000,000
 02-06-08      08-06-01         5.17%        3,000,000     3,000,000
 10-26-09      12-01-01         5.50%       10,000,000    10,000,000
 01-20-10      07-20-01         5.77%        5,000,000     5,000,000
 10-27-10      10-27-03         5.86%        9,000,000            -
 12-09-10      12-09-05         5.93%       10,000,000            -
                                          ------------    ----------
                                          $ 37,000,000    37,000,000
                                          ============    ==========

 Weighted average rate                            5.73%         6.09%
                                          ============    ==========

       In addition to the above advances, the Bank had an available line of credit amounting to $45,170,000, $33,672,000 and $39,785,000 with the
       FHLB at June 30, 2001, 2000 and 1999, respectively.

       Advances from Federal Home Loan Bank of Des Moines are secured by FHLB stock and one- to four-family mortgage loans of $44,400,000 and $46,250,000 at June 30, 2001 and 2000, respectively. Scheduled principal maturities of advances from Federal Home Loan Bank of Des Moines are over the next seven to ten years.

NOTE 11:  Employee Benefits

       The Bank has adopted a 401(k) profit sharing plan that covers substantially all eligible employees. Contributions to the plan are at the discretion of the Board of Directors of the Bank. During 2001, 2000 and 1999, there were no contributions made to the plan.

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

       Shares are released from collateral and allocated to participants based on pro-rata compensation as the loan is repaid over seven years. Effective July 1, 1998, the loan terms were modified and principal payments were extended an additional four years. Benefits are vested over five years. Forfeitures are allocated on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation of service. The purchase of the shares of the ESOP has been recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the average fair value of the ESOP shares committed to be released. The ESOP expense for 2001, 2000 and 1999 was $107,004, $107,044, and $135,511, respectively.

       The number of ESOP shares at June 30, 2001 and 2000 were as follows:

                                        2001              2000
                                        ----              ----
 Allocated shares                      55,730            66,976
 Unreleased shares                     26,096            34,283
                                      -------           -------
     Total ESOP shares                 81,826           101,259
                                      =======           =======

       The fair value of unreleased ESOP shares at June 30, 2001 was $365,344.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


       The Bank adopted a management recognition plan (MRP) for the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors) in April 1994. Total shares in the MRP left to be issued are 4,158 at June 30, 2001. During 2001, 2000, and 1999, the Bank granted 0, 2,700 and 1,500 shares, respectively, to employees. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. Compensation expense, in the amount of the fair market value of the common stock at the date of grant, will be recognized pro rata over the five years during which the shares are payable.

       The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 2001, 2000 and 1999 was $13,425, $20,210 and $66,309, respectively.

       The Company sponsors a stock option plan adopted in April 1994. The purpose of the plan is to provide additional incentive to certain directors, officers and key employees of the Bank. In October 1999, the stockholders voted to increase the number of shares reserved for options by 67,932 shares. The stock options are granted at the fair market value of the common stock on the date of the grant. Through June 30, 1999, all options granted were 100% vested at the grant date. For shares granted since June 30, 1999, the vesting period range from the grant date up to a five year period. All options expire ten years from the date of the grant. At June 30, 2001, there are 36,932 shares remaining available for option grants. The weighted average remaining contractual life of options outstanding at June 30, 2001 is 6.1 years.

       Changes in options outstanding were as follows:

                                              Number of      Weighted Average
                                                Shares        Exercise Price
                                             ------------    -----------------
             Balance at June 30, 1998          118,325           $ 12.08
             Granted                            15,000             13.50
             Exercised                         (30,631)            10.00
                                               -------
             Balance at June 30, 1999          102,694             12.29
             Granted                            31,491             13.48
             Exercised                         (13,562)            10.00
                                               -------
             Balance at June 30, 2000          120,623             12.86
             Granted                            20,000             13.38
             Exercised                         (19,566)            10.00
             Forfeited                          (6,000)            13.00
                                               -------

             Balance at June 30,2001           115,057             13.40
                                               =======

       The Company has estimated the fair value of awards granted under its stock option plan during 2001, 2000, and 1999 utilizing the Black-Scholes pricing model.

       For the options granted in 2001, 2000 and 1999, the Company has applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and diluted earnings per share would have been reduced by approximately $19,000, $62,000 and $38,000, or $.02, $.05 and $.03 per share in 2001, 2000 and 1999, respectively.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


       Following is a summary of the fair values of options granted using the Black-Scholes pricing model.

                                          2001        2000        1999
                                          ----        ----        ----

  Fair value at grant date             $ 28,000    $ 93,000    $ 57,000

  Assumptions:
    Expected dividend yield               5.00%       5.00%       5.00%
    Expected volatility                  21.00%      22.00%      19.00%
    Risk-free interest rate               5.60%       6.20%       5.64%
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

       The following items are components of net pension cost for the years ended June 30, 2001, 2000 and 1999.
                                          2001          2000           1999
                                          ----          ----           ----

Service cost - benefits earned
 during the year                      $   5,537         4,062          1,836
Interest cost on benefit obligation      12,258        11,998         11,401
Amortization of prior service cost
 and net obligation                           0             0              0
Amortization of unrecognized gains         (589)       (1,148)        (1,178)
                                        -------       -------        -------

         Net pension cost             $  17,206        14,912         12,059
                                        =======       =======        =======

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


       The following table sets forth the directors' retirement plan's funded status and amounts recognized in the consolidated financial statements at June 30, 2001 and 2000:

                                                        2001           2000
                                                        ----           ----
Actuarial present value of benefit obligations:
  Vested accumulated benefits                       $ 150,414        160,932
  Non-vested accumulated benefits                      13,781          8,648
                                                      -------        -------

  Total accumulated benefits                          164,195        169,580
Effect of projected future fee increases                   -              -
                                                      -------        -------
Projected benefit obligation for service
 rendered to date                                     164,195        169,580

Unrecognized net gain                                  23,862         21,671
                                                      -------        -------
  Accrued pension cost included in other
   liabilities                                      $ 188,057        191,251
                                                      =======        =======

       A reconciliation of the projected benefit obligation and fair value of plan assets is summarized as follows:

                                          2001                    2000
                                  ----------------------  ----------------------
                                  Projected  Plan Assets  Projected  Plan Assets
                                   Benefit       at        Benefit       at
                                  Obligation  Fair Value  Obligation  Fair Value
                                  ---------- -----------  ---------- -----------

Balance, beginning of year         $169,580           -      167,337          -
  Service cost                        5,537           -        4,062          -
  Interest cost                      12,258           -       11,998          -
  Actual return                           -           -            -          -
  Actuarial gain                     (2,780)          -        1,183          -
  Contributions                           -      20,400            -     15,000
  Benefits paid                     (20,400)    (20,400)     (15,000)   (15,000)
                                   --------    --------     --------   --------
Balance, end of year               $164,195           -      169,580          -
                                   ========    ========     ========   ========


                                                      2001    2000     1999
                                                      ----    ----     ----
       Weighted average assumptions as of June 30:
         Discount rate                                  7%      7%       7%
         Rate of directors fees increase                0%      0%       0%

NOTE 12:  Income Taxes

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

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


       The components of net deferred tax assets (liabilities) are summarized as follows:

                                                          2001           2000
                                                        --------       --------
Deferred tax assets:
  Provision for losses on loans
   and foreclosed real estate                           $411,972        408,664
  Accrued compensation and benefits                      113,455        119,704
  Unrealized loss on available for sale
   securities                                                  -        369,974
                                                        --------       --------

  Gross deferred tax assets                              525,427        898,342
  Valuation allowance                                          -              -
                                                        --------       --------
      Total deferred tax assets                          525,427        898,342
                                                        --------       --------

Deferred tax liabilities:
  FHLB stock dividends                                   166,566        166,566
  Purchase accounting adjustments                         10,514         51,327
  Premises and equipment, tax vs book
   accumulated depreciation                              107,020         75,975
  Installment sale                                       166,513        181,977
  Unrealized gain on available for sale securities       145,265              -
                                                        --------       --------
    Total deferred tax liabilities                       595,878        475,845
                                                        --------       --------

Net deferred tax (liabilities) assets                   $(70,451)       422,497
                                                        ========       ========

       Income taxes are summarized as follows:

                                         Year Ended June 30,
                              2001               2000               1999
                            -------            -------            -------
      Current:
         Federal          $ 726,000            661,700            482,000
         State              124,000            113,600             98,300
                            -------            -------            -------
                            850,000            775,300            580,300
                            -------            -------            -------
      Deferred:
         Federal             (8,000)           (76,800)           258,700
         State               (2,000)            (8,500)            21,000
                            -------            -------            -------
                            (10,000)           (85,300)           279,700
                            -------            -------            -------
                          $ 840,000            690,000            860,000
                            =======            =======            =======

       The provision for income taxes varies from the amount of income tax determined by applying the statutory Federal income tax rate to income before income taxes as a result of the following differences:

                                                    Year Ended June 30,
                                                2001        2000        1999
                                              -------     -------     -------

       Tax at statutory Federal rate        $ 812,124     683,457     851,620
       Increase (reduction) in taxes
        resulting from:
         Nontaxable municipal income          (76,635)    (66,493)    (94,951)
         State tax, net of Federal benefit     83,200      69,300      83,592
         Nondeductible ESOP expenses            9,474       7,827      15,894
         Other, net                            11,837      (4,091)      3,845
                                              -------     -------     -------

       Actual provision                     $ 840,000     690,000     860,000
                                              =======     =======     =======

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


NOTE 13: Comprehensive Income

       SFAS No. 130 "Reporting Comprehensive Income" requires the reporting of comprehensive income and its components. Comprehensive income is defined as the change in equity from transactions and other events and circumstances from nonowner sources, and excludes investments by and distributions to owners. Comprehensive income includes net income and other items of comprehensive income meeting the above criteria. Components of other comprehensive income are as follows:

                                                 Year Ended June 30,
                                             2001        2000          1999
                                          ----------  ----------    ----------
Unrealized gains (losses) on available
  for sale securities:
   Unrealized holding gains (losses)
    arising during period                 $1,403,360    (612,555)     (593,309)
   Less:  reclassification
    adjustments for (gains) losses
    realized in net income                   (11,121)     21,205        28,567
                                          ----------  ----------    ----------
   Total unrealized gains (losses)
    on securities                          1,392,239    (591,350)     (564,742)
   Income tax expense (benefit)              514,939    (212,273)     (208,954)
                                          ----------  ----------    ----------
   Net unrealized gains (losses)
    on securities                            877,300    (379,077)     (355,788)
Cumulative effect of change in
    accounting principle, net of income
    taxes of $77,942 (See Note 1)                  -           -       132,713
                                          ----------  ----------    ----------

      Other comprehensive
           income (loss)                  $  877,300    (379,077)     (223,075)
                                          ==========  ==========    ==========

       At June 30, 2001 and 2000, accumulated other comprehensive income in the statement of financial condition consisted entirely of unrealized gains (losses) on available for sale investment and mortgage-backed securities.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


NOTE 14:  Stockholders' Equity and Regulatory Capital

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

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I risk-based capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

       As of June 30, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

       The following table summarizes the Bank's actual and required regulatory capital as of June 30, 2001 and 2000:

                                                                               To Be Well
                                                                               Capitalized
                                                                               Under Prompt
                                                                                Corrective
                                                          For Capital             Action
                                       Actual          Adequacy Purposes        Provisions
                                ------------------   --------------------   --------------------
                                 Amount     Ratio      Amount     Ratio       Amount     Ratio
                                -------   --------   ---------  ---------   ---------  ---------
                                                    (Dollars in Thousands)

  As of June 30, 2001:
      Total Capital (to
        Risk-Weighted Assets)   $20,290     14.0%      $11,554    >=8.0%      $14,442   >=10.0%
      Tier I Capital (to
        Risk-Weighted Assets)    18,828     13.0%        5,777    >=4.0%        8,665   >= 6.0%
      Tier I Capital (to
        Average Assets)          18,828      8.2%        9,238    >=4.0%       11,547   >= 5.0%
  As of June 30, 2000:
      Total Capital (to
        Risk-Weighted Assets)    22,759     21.2%        8,593    >=8.0%       10,741   >=10.0%
      Tier I Capital (to
        Risk-Weighted Assets)    21,482     20.0%        4,296    >=4.0%        6,445    >=6.0%
      Tier I Capital (to
        Average Assets)          21,482     11.9%        7,229    >=4.0%        9,037    >=5.0%



       The Bank's ability to pay dividends on its common stock to the Company is restricted to maintain adequate capital as shown in the above table.

NOTE 15:  Commitments and Contingencies

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

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999

NOTE 16:  Off-Balance-Sheet and Credit Risk

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

                                        Contract or Notional Amount
                                                   June 30,
                                             2001           2000
                                             ----           ----

       Commitments to extend credit     $8,799,461      14,297,519

       Standby letters of credit        $  195,413         116,010

       At June 30, 2001, total commitments to originate fixed rate loans with terms in excess of one year were $4.2 million at interest rates ranging from 7.2% to 9.5%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company's policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the statements of financial condition. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

       The Company grants collateralized commercial, real estate, and consumer loans to customers in Southeast Missouri. Although the Company has a diversified portfolio, loans aggregating $110,224,204 at June 30, 2001, are secured by single and multi-family residential real estate in the Company's primary lending area.

NOTE 17:  Earnings Per Share

       The following table sets forth the computations of basic and diluted earnings per common share for the year ended June 30:

                                          2001          2000           1999
                                       ----------     ---------     ---------

Numerator - net income                 $1,548,602     1,320,169     1,644,764
                                       ==========     =========     =========
Denominators
  Denominator for basic earnings
   per share -
         Weighted average shares
          outstanding                   1,229,652     1,277,562     1,334,244
         Common equivalent shares due
          to stock options under
          treasury stock method            10,507        13,496        31,793
                                       ----------     ---------     ---------
  Denominator for diluted
   earnings per share                   1,240,159     1,291,058     1,366,037
                                       ==========     =========     =========
  Basic earnings per common
   share                               $     1.26          1.03          1.23
  Diluted earnings per common
   share                               $     1.25          1.02          1.20

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


NOTE 18:  Fair Value of Financial Instruments

       The carrying amounts and estimated fair values of the Company's financial instruments at June 30, 2001 and 2000, are summarized as follows:

                                         2001                     2000
                               -------------------------  -------------------------
                                 Carrying      Fair        Carrying        Fair
                                  Amount       Value        Amount         Value
                               ------------  -----------  -----------  ------------

Non-trading instruments and
 nonderivatives:
  Cash and cash equivalents    $ 10,710,122   10,710,122    4,470,373     4,470,373
  Investment and mortgage-
   backed securities
   available for sale            35,121,355   35,121,335   34,910,850    34,910,850
  Stock in FHLB of Des Moines     2,150,000    2,150,000    1,850,000     1,850,000
  Loans receivable, net         180,856,594  182,200,836  138,424,750   136,002,792
  Accrued interest receivable     1,601,830    1,601,830    1,151,557     1,151,557
  Deposits                      173,281,419  174,189,325  123,920,293   123,794,141
  Securities sold under
   agreements to repurchase       4,115,142    4,115,142            -             -
  Advances from FHLB of
   Des Moines                    37,000,000   37,840,239   37,000,000    36,940,000
  Accrued interest payable        1,139,134    1,139,134      956,386       956,386

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

       The carrying amounts of accrued interest approximate their fair values.

       Deposits with no defined maturities, such as NOW accounts, savings accounts and money market deposit accounts, are valued at the amount payable on demand at the reporting date.

       The fair value of certificates of deposit is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

       The carrying amounts of securities sold under agreements to repurchase approximate fair value.

       Fair value of advances from the FHLB of Des Moines is estimated by discounting maturities using an estimate of the current market for similar instruments.

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999


NOTE 19:  Condensed Parent Company Only Financial Statements

       The following condensed statements of financial condition and condensed statements of income and cash flows for Southern Missouri Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.


                        STATEMENTS OF FINANCIAL CONDITION

                                                          At June 30,
Assets                                              2001               2000
                                                ----------          ----------

Cash                                          $    551,175             167,503
ESOP note receivable                               289,187             362,060
Other assets                                        79,393             111,420
Equity in net assets of the Bank                22,699,953          20,852,378
                                                ----------          ----------
                Total assets                  $ 23,619,708          21,493,361
                                                ==========          ==========

Liabilities and Stockholders' Equity

Accrued expenses and other liabilities        $     37,220              36,774
                                                ----------          ----------
                Total liabilities                   37,220              36,774
                                                ----------          ----------

Stockholders' equity                            23,582,488          21,456,587
                                                ----------          ----------

                Total liabilities and
                 stockholders' equity         $ 23,619,708          21,493,361
                                                ==========          ==========


                              STATEMENTS OF INCOME

                                                      Year Ended June 30,
                                                2001         2000        1999
                                              ---------   ---------   ---------

Interest income                              $   40,334      90,226     116,423
Dividend from Bank                              800,000     800,000   2,300,000
Other income                                      4,606      22,376          -
                                              ---------   ---------   ---------
                                                844,940     912,602   2,416,423
Operating expenses                              198,340     189,963     193,937
                                              ---------   ---------   ---------

   Income before income taxes and
    equity in undistributed income of
    the Bank                                    646,600     722,639   2,222,486

Income taxes                                     52,155)    (34,037)    (44,017)
                                              ---------   ---------   ---------

   Income before equity in undistributed
    income of the Bank                          698,755     756,676   2,266,503

Equity in undistributed income of
 the Bank                                       849,847     563,493    (621,739)
                                              ---------   ---------   ---------
                Net income                   $1,548,602   1,320,169   1,644,764
                                              =========   =========   =========

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999



                            STATEMENTS OF CASH FLOWS

                                                    Year Ended June 30,
                                                2001        2000        1999
                                             ---------- ----------- -----------
Cash flows from operating activities:
       Net income                            $1,548,602   1,320,169   1,644,764
       Adjustments to reconcile net income
        to net cash provided by operating
        activities:
       Equity in undistributed income
        of the Bank                            (849,847)   (563,493)    621,739
       Other adjustments, net                    18,068      60,171      57,835
                                             ---------- ----------- -----------
                      Net cash provided by
                       operating activities     716,823     816,847   2,324,338
                                             ---------- ----------- -----------

Cash flows from investing activities:
       Principal collected on loan to ESOP       72,873      75,181      72,873
       Purchase of investment security,
        available for sale                     (100,000)          -           -
       Proceeds from sales and maturities
        of investment securities, available
        for sale                                104,581   1,034,500     999,375
       Proceeds from sales of other assets       16,500           -           -
                                             ---------- ----------- -----------

                      Net cash provided by
                       investing activities      93,954   1,109,681   1,072,248
                                             ---------- ----------- -----------

Cash flows from financing activities:
       Dividends on common stock               (615,119)   (640,700)   (657,007)
       Exercise of stock options                198,660     135,620     306,310
       Payments to acquire treasury stock       (10,646) (1,762,530) (2,803,903)
                                             ---------- ----------- -----------

                      Net cash used in
                       financing activities    (427,105) (2,267,610) (3,154,600)
                                             ---------- ----------- -----------

Net increase (decrease) in cash and
 cash equivalents                               383,672    (341,082)    241,986
Cash and cash equivalents at beginning
 of period                                      167,503     508,585     266,599
                                             ---------- ----------- -----------

Cash and cash equivalents at end of period   $  551,175     167,503     508,585
                                             ========== =========== ===========

                 SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2001, 2000 AND 1999



NOTE 20:  Quarterly Financial Data (Unaudited)

       Quarterly operating data for the years ended June 30 is summarized as follows (in thousands):

                                          First    Second     Third    Fourth
   2001:                                 Quarter   Quarter   Quarter   Quarter

Interest income                          $ 3,714    4,082     4,111      4,254
Interest expense                           2,221    2,393     2,413      2,463
                                          ------   ------    ------     ------

Net interest income                        1,493    1,689     1,698      1,791
Provision for loan losses                    170       60       140        140
Noninterest income                           804      204       197        242
Noninterest expense                        1,409    1,274     1,225      1,311
                                          ------   ------    ------     ------

Income before income taxes                   718      559       530        582
Income taxes                                 267      178       188        207
                                          ------   ------    ------     ------

Net income                               $   451      381       342        375
                                          ======   ======    ======     ======


                                          First    Second     Third    Fourth
   2000:                                 Quarter   Quarter   Quarter   Quarter

Interest income                         $ 2,923      2,955    3,133     3,279
Interest expense                          1,570      1,621    1,785     1,943
                                         ------    -------   ------    ------

Net interest income                       1,353      1,334    1,348     1,336
Provision for loan losses                    20         15       15       165
Noninterest income                          109        138      140       225
Noninterest expense                         825        920      936     1,077
                                         ------    -------   ------    ------

Income before income taxes                  617        537      537       319
Income taxes                                216        177      185       112
                                         ------    -------   ------    ------

Net income                              $   401        360      352       207
                                         ======    =======   ======    ======


                             DIRECTORS AND OFFICERS


SOUTHERN MISSOURI BANCORP, INC.              SOUTHERN MISSOURI BANK AND TRUST

DIRECTORS:                                   DIRECTORS:

Thadis R. Seifert                            Samuel H. Smith
Chairman of the Board                        Chairman of the Board
Retired former executive vice president      Engineer and majority owner of
 of Bank                                      S.H. Smith and Company, Inc.

Leonard M. Ehlers                            James W. Tatum
Vice-Chairman                                Vice-Chairman
Retired court reporter of the 36th           Retired certified public accountant
 Judicial Circuit
                                             Thadis R. Seifert
Samuel H. Smith                              Retired former executive vice president
Engineer and majority owner of                of Bank
 S.H. Smith and Company, Inc.

James W. Tatum                               Ronnie D. Black
Retired certified public accountant          Executive Director General Association
                                              of General Baptists
Ronnie D. Black
Executive Director General Association       L. Douglas Bagby
 of General Baptists                         General Manager Municipal Utilities of
                                              City of Poplar Bluff
L. Douglas Bagby
General Manager Municipal Utilities of       Sammy A. Schalk
 City of Poplar Bluff                        President of Gamblin Lumber Company

Sammy A. Schalk                              Greg A. Steffens
President of Gamblin Lumber Company          President
                                             Chief Executive Officer

EXECUTIVE OFFICERS:
                                             EXECUTIVE OFFICERS:
Greg A. Steffens
President                                    Greg A. Steffens
Chief Financial Officer                      President
                                             Chief Executive Officer
James W. Tatum
Vice President                               James W. Duncan
                                             Executive Vice President
                                             Chairman Loan Department


                                             Kimberly A. Capps
                                             Chief Financial Officer


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



INDEPENDENT AUDITORS                         COMMON STOCK

Kraft, Miles & Tatum, LLC                    Nasdaq Stock Market
Poplar Bluff, Missouri 63901                 Nasdaq Symbol: SMBC


SPECIAL COUNSEL

Silver, Freedman & Taff, L.L.P.
Washington, D.C.




ANNUAL MEETING

The Annual Meeting of Stockholders will be held Monday, October 15 , 2001, at 9:00 a.m., Central Time, at the Greater Poplar Bluff Area Chamber of Commerce Building, 1111 West Pine, Poplar Bluff, Missouri 63901.


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