Form 10KSB, Exhibit 13
period 2002-06-30
SOUTHERN MISSOURI BANCORP INC
filed 2002-09-30
CIK 916907

Growing

SOUTHERN MISSOURI BANCORP, INC.

2002 ANNUAL REPORT

NEXT PAGE

CORPORATE PROFILE

Southern Missouri Bancorp, Inc. is the holding company for Southern Missouri Bank & Trust, Co. (Southern Missouri Bank). Its stock is traded on the NASDAQ Stock Market under the symbol SMBC. While the company's history goes back 115 years, the past 3 years have truly marked a new era in company focus and performance.

In recent years, the bank's management team has succeeded in generating substantial growth through a strategy of continuing to build the bank's traditional core businesses of home loans and traditional deposit products, while at the same time increasing its geographic footprint and successfully introducing new, higher-margin products.

TABLE OF CONTENTS

Letter to Shareholders	2
Common Share Data	8
Financial Review	9
Report from Kraft, Miles & Tatum, LLC Independent Auditors	21
Consolidated Financial Statements	22
Notes to Consolidated Financial Statements	27
Corporate and Investor Information	48
Directors and Officers	49

NEXT PAGE

FINANCIAL HIGHLIGHTS

	2002	2001	Change(%)
Earnings (dollars in thousands)
Net interest income	$ 8,854	$ 6,671	32.7
Provision for possible loan losses	350	510	(31.4)
Other income	874	1,447	(39.6)
Other expense	5,872	5,219	12.5
Income taxes	1,197	840	42.5
Net income	2,309	1,549	49.1
Per Common Share
Net income:
Basic	$ 1.94	$ 1.26	54.0
Diluted	1.90	1.25	52.0
Shareholders' equity (diluted book value)	20.34	18.53	9.8
Closing market price	19.25	14.00	37.5
Cash dividends declared	.50	.50	0.0
At Year-End (dollars in thousands)
Total assets	$ 266,288	$ 240,494	10.8
Earning assets	252,596	226,815	11.4
Loans	211,212	180,857	16.8
Nonperforming assets	719	1,659	(56.7)
Reserves as a percent of nonperforming loans	466.2%	299.1%
Deposits	$ 188,947	$ 173,281	9.0
Shareholders' equity	24,511	23,582	3.9
Financial Ratios
Return on shareholders' equity	9.77%	6.86%
Return on assets	.91	.71
Net interest margin	3.67	3.22
Efficiency ratio	60.37	64.29
Allowance for possible loan losses to loans	.73	.79
Equity to average assets at year-end	9.29	10.29
Other Data(1)
Common shares outstanding	1,803,201	1,803,201
Average common and equivalent shares outstanding	1,215,009	1,240,159
Shareholders of record	314	313
Full-time equivalent employees	87	83
Assets per employee (in thousands)	$ 3,061	$ 2,897
Banking offices	8	8

(1) Other data is as of year-end, except for average shares.

NEXT PAGE

LETTER TO SHAREHOLDERS

Dear Shareholder:

All the heavy groundwork undertaken by management during our first three years here made fiscal 2002 a year of excellent growth for the company, and a very enjoyable year for us as we see all our hard work rewarded by this year's performance.

     Earnings per share rose 52%, from $1.25 to $1.90. Net income rose 49%, from $1,548,602 to $2,308,903. Total loans, total deposits and total assets all continued their trends upward.

     On a personal level, I am satisfied with the growth in our earnings per share and I am optimistic about the company's future. Before coming to my current position, it was my good fortune to be actively involved in orchestrating similar improvements at another Missouri institution. We are on track to accomplish the same thing here.

     The hard part -- staging for growth -- is behind us. Momentum is beginning to build and the main task now is to stay on the solid course we have laid out for our company's future. Our confidence in the company's future is reflected by the 12% dividend increase authorized by the board for the first quarter of 2003 from $0.125 to $.14 a share.

Improving ROE
This year, we have surpassed our peers on this most closely watched and important measurement.

(1) Peer data compares SMBC fiscal year-end figures (June) with the average of publicly traded peers' most recent fiscal year-end figures (December).

(2) Peer data information is based on the average of the latest data available from SNL DataSource's Index of Missouri publicly traded thrifts.	Return On Equity vs. Peer Banks

A NEW ERA
11.4%
7.3%
6.3%
7.3%
7.6%
7.0%
5.6%
5.7%
(12/01)
4.7%
5.5%
4.1%
4.1%
7.3%
5.9%
6.9%
9.8%
(6/02)
Southern Missouri Bancorp, Inc.
Peer Banks
'95
'96
'97
'98
'99
'00
'01
'02

NEXT PAGE

THIS TEAM CAME TOGETHER...
Pictured at right are the five managers who have been at the helm of Southern Missouri Bank for the past three years.
     Greg Steffens, CEO, was chosen by the board because he had been on a team that accomplished, at a similar-size bank in Missouri, the goals of business growth and profitability that had been set for Southern Missouri. Having spent much of his career as a bank regulator, Greg has personally examined dozens of Midwestern financial institutions and seen first-hand which strategies work and which don't.
Since coming together as a team at Southern Missouri Bank, this group has put the bank firmly on a path of growth. The list below shows some of their more significant accomplishments in the three short years they've been here.	Left to right, Jim Duncan, Adrian Rushing, Greg Steffens, Bill Hribovsek, Kimberly Capps

...MADE THESE CHANGES...

Improved Operations Automated check processing Converted to new data processing system Streamlined loan processing	Improved Services Introduced Cash Management Expanded Commercial Lending Introduced Money Market Passbooks Established Telephone Banking Established Internet Banking & Bill Pay	Improved Offices Sold two under-performing offices Purchased two Commerce Bank offices Built new PP Highway office Built new Doniphan office

...AND PRODUCED THESE RESULTS

Growth Is The Goal	By more effectively selling services we have always offered, and selectively adding higher-margin services, we are aiming for continued growth.

NEXT PAGE

LETTER TO SHAREHOLDERS

   The economic downturn felt in many other parts of the country has not been as severe in Southeast Missouri. Businesses in this area are generally doing well. This has helped us get off to a very good start with our re-energized commercial lending business. Home loans continue to be our primary business, and the low mortgage rates available throughout the year have produced growth in that area, too.

   Our performance compared to our peer banks continues to improve. We now stand in the top quintile on growth and have surpassed our peer groups Return On Equity. This is what we and most industry analysts believe is the single most important measure of overall success.

   We remain the region's leading provider of home loans, growing that business 26% in the past three years from $95 million to $120 million. Home loans continue to be the foundation for our company because they are relatively low risk and offer solid growth opportunity. Historically, homes have retained their value, which makes them excellent collateral. Borrowers tend not to walk away from these loans because that would mean walking away from their homes.

AMERICAN BANKER THE FINANCIAL SERVICES DAILY July 10, 2002 "Flight To Safety" Driving Capital To Small Banks"
The "flight to safety" that has followed controversies involving Enron Corp., Global Crossing, and WorldCom Inc. has pumped up the share prices of small banks and savings institutions. Across the country, community institutions' stocks, once thinly traded, have surged thanks to what Nickolas J. Barbarine, a partner in Hovde Financial LLC in Washington, called "value plays" by wealthy investors and fund managers.	...To be sure, bank stocks have generally been outperforming the broader markets since the technology bubble burst two years ago. But while there are signs that large-bank stocks may have peaked in recent months, investors continue to flock to community banks, analysts and fund managers say.

Reprinted with permission.
Copyright American Banker 2002.	Stock Price Climbs 38%

Even though our stock price rose from $14.00 a share to $19.25 a share this past year, our PE ratio remains low compared to the average of our peers.

(1) Peer data information is based on the average of the latest data available from SNL DataSource's Index of Missouri publicly traded thrifts.

NEXT PAGE

Growth On Top
Of Growth
Increasing our consumer/ home loans and deposit business, while building our newer commercial loan and Money Market Passbook business has made this a year of greater growth and profitability.

Commercial Loans $1
Commercial Real Estate Loans $23
Consumer/ Home Loans $96
Commercial Loans $29
Commercial Real Estate Loans $43
Consumer/ Home Loans $138
1999
2002

Loans

(Dollars in Millions)

CD, Checking, Savings $120
Money Market Passbook $48
CD, Checking, Savings $140
1999
2002

Deposits

(Dollars in Millions)

Average Interest Rate Spread

A NEW ERA
3.1%
2.8%
2.6%
2.8%
2.9%
2.8%
2.8%
2.5% (12/01)
2.4%
2.3%
2.5%
2.7%
2.8%
2.6%
2.9%
3.3% (6/02)
Southern Missouri Bancorp, Inc.
Peer Banks
'95
'96
'97
'98
'99
'00
'01
'02

Adding Money Market Passbook accounts to our deposit offerings, and commercial loans to our lending mix, has improved our profitability and contributed to the 57 basis point increase in interest rate spread during 2002.

(1) Peer data compares SMBC fiscal year-end figures (June) with the average of publicly traded peers' most recent fiscal year-end figures (December).

(2) Peer data information is based on the average of the latest data available from SNL DataSource's Index of Missouri publicly traded thrifts.

opportunity. Historically, homes have retained their value, which makes them excellent collateral. Borrowers tend not to walk away from these loans because that would mean walking away from their homes.

   Without reducing our focus on home loans, we have placed more emphasis on making loans to businesses in our community. In the past three years, we doubled our commercial real estate loans and business loans grew from 1% of our total loans ($1 million) to 14% ($29 million).

   Our offerings to area businesses now extend well beyond financing and include cash management and business checking services.

NEXT PAGE

LETTER TO SHAREHOLDERS

Today, Southern Missouri Bank is much different than it was when we began managing it three years ago.

In the past three years, deposits grew 58% from $120 million to $189 million. Not only did our established deposit products - CDs, checking and savings - grow substantially, our new Money Market Passbook product reached $48 million and now represents 25% of our total deposits.

   Recent changes had a positive impact on this year's performance. Our new location at PP Highway makes us the first bank to provide full-service banking in this high-growth area of Poplar Bluff. Last Fall, we moved our Doniphan branch to a new location, giving us a stronger presence in that market. This year also saw the introduction of Internet Banking & Bill Pay, Telephone Banking and Cash Management for our customers.

   Southern Missouri Bank is clearly a very different organization than it was when we began managing it three years ago. Today, we are a growing, full-service bank that can offer our customers everything they could get at any "big bank" because we now have the operational underpinnings required to manage all that efficiently. But unlike the big banks, we continue to give our customers the local, friendly, and responsive service they want from their bank.

Greater Efficiency
While management has succeeded in producing strong revenue growth, it has at the same time exercised control over expenses, which has improved our efficiency this year.

(1) Peer data compares SMBC fiscal year-end figures (June) with the average of publicly traded peers' most recent fiscal year-end figures (December).

(2) Peer data information is based on the average of the latest data available from SNL DataSource's Index of Missouri publicly traded thrifts.

NEXT PAGE

Loan Quality
Improvement
We now have a higher percentage of commercial loans. Commercial Loans have higher inherent credit risk than home loans. Yet, our overall loan quality has improved significantly.

(1) Peer data compares SMBC fiscal year-end figures (June) with the average of publicly traded peers' most recent fiscal year-end figures (December).

A NEW ERA
1.65% (12/01)
1.36%
1.28%
1.12%
1.23%
.98%
.95%
.89%
.77%
.69%
.57%
.42%
.42%
.41%
.27%
.16% (6/02)
Southern Missouri Bancorp, Inc.
Peer Banks
'95
'96
'97
'98
'99
'00
'01
'02

Percentage of
Non-Performing Loans
To Total Loans (90 days)

A NEW ERA
1.9% (12/01)
1.3%
1.1%
1.4%
.99%
.93%
.98%
.89%
.93%
.78%
.69%
.64%
.59%
.59%
.38%
.27% (6/02)
Southern Missouri Bancorp, Inc.
Peer Banks
'95
'96
'97
'98
'99
'00
'01
'02

Non-Performing Assets Ratio

   In the year ahead, we plan to continue growing both our "foundation" services (home loans, CDs, checking and savings) and our newer services (commercial loans, cash management, business checking and Money Market Passbooks). At the same time, we will seek opportunities to further grow our market presence - either by purchasing other institutions or branches of other institutions.

   This has been a truly enjoyable year for me. Our excellent team of dedicated employees continues to excel in meeting the challenges placed before them. Also, our sincere thanks to our customers who show their trust in us by choosing us to be their bank. It's always exciting to see things working out as planned and to know that what has been done once before, can be done again.

/s/ Greg Steffens Greg Steffens President Southern Missouri Bancorp, Inc.	Please join us . . .
...at our 2002 annual meeting, where shareholders and those considering investing in Southern Missouri Bancorp, Inc. will hear management cover this year's performance in detail and discuss our plans for continued growth.

The annual meeting will be on Monday, October 21, 9 a.m., at the Chamber of Commerce Building in Poplar Bluff.

NEXT PAGE

COMMON SHARE DATA

The common stock of the Company is listed on the Nasdaq Stock Market under the symbol "SMBC". The following bar graph sets forth the high, low and closing trade prices of the common stock, cash dividends and other information for the last three years.

The following table sets forth per share market price and dividend information for the Company's common stock. As of August 1, 2002, there were approximately 314 stockholders of record. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

2002	High	Low	Close	Book Value At End Of Period	Market Price To Book Value	Dividends Declared

4th Quarter (6-30-02)	$19.93	$16.94	$19.25	$20.34	94.64%	$0.125
3rd Quarter (3-31-02)	$17.22	$15.75	$17.00	$19.77	85.99%	$0.125
2nd Quarter (12-31-01)	$16.45	$14.70	$16.20	$19.30	83.94%	$0.125
1st Quarter (9-30-01)	$15.75	$13.75	$15.25	$19.12	79.76%	$0.125

2001

4th Quarter (6-30-01)	$14.15	$13.00	$14.00	$18.53	75.55%	$0.125
3rd Quarter (3-31-01)	$14.00	$13.00	$13.88	$18.25	76.05%	$0.125
2nd Quarter (12-31-00)	$13.63	$12.25	$13.63	$18.02	75.64%	$0.125
1st Quarter (9-30-00)	$13.25	$12.50	$12.65	$17.55	72.08%	$0.125

2000

4th Quarter (6-30-00)	$13.11	$10.68	$12.75	$17.17	74.26%	$0.125
3rd Quarter (3-31-00)	$13.13	$10.88	$11.56	$17.16	67.38%	$0.125
2nd Quarter (12-31-99)	$13.46	$10.89	$12.81	$16.69	76.77%	$0.125
1st Quarter (9-30-99)	$14.25	$12.09	$13.63	$16.59	82.13%	$0.125

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

	At Or For The Years Ended June 30
	2002	2001	2000

Average common shares outstanding	1,215,009	1,240,159	1,291,058
Year-end common shares outstanding	1,803,201	1,803,201	1,803,201
Shareholders of record	314	313	350

(1) Per NASDAQ National Market System

NEXT PAGE

Financial Review

BUSINESS OF THE COMPANY AND THE BANK

   Southern Missouri Bancorp, Inc. (Southern Missouri or Company) is a Missouri corporation and owns all of the outstanding stock of Southern Missouri Bank & Trust Co. (SMBT or the Bank). The Company's earnings are primarily dependent on the operations of the Bank. As a result, the following discussion relates primarily to the operations of the Bank.

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

   The Bank's primary business is the origination of mortgage loans secured by one- to four-family residences. The Bank currently conducts its business through its home office located in Poplar Bluff and seven full service branch facilities in Poplar Bluff, Van Buren, Dexter, Kennett, Doniphan, and Qulin, Missouri. Lending activities are funded through the attraction of deposit accounts consisting of certificate accounts with terms of 60 months or less, passbook accounts, money market deposit accounts and advances from the Federal Home Loan Bank of Des Moines. The Bank also originates mortgage loans on commercial real estate, construction loans on single-family residences and commercial properties, commercial business loans, consumer loans, and loans secured by deposit accounts.

NEXT PAGE

Financial Review (continued)

(dollars in thousands)
	At June 30
Financial Condition Data:	2002	2001	2000	1999	1998

Total assets	$ 266,288	$ 240,494	$ 184,391	$ 164,972	$ 155,947
Loans receivable, net	211,212	180,857	138,425	118,249	119,083
Mortgage-backed securities	22,609	26,224	12,957	16,900	14,154
Cash, interest-bearing deposits and investment securities	18,763	19,607	26,425	25,048	18,324
Deposits	188,947	173,281	123,920	120,155	109,410
Borrowings	51,311	41,115	37,000	20,550	21,069
Stockholders' equity	$ 24,511	$ 23,582	$ 21,457	$ 22,629	24,112

(dollars in thousands)
	For The Year Ended June 30
Operating Data:	2002	2001	2000	1999	1998

Interest income	$ 16,993	$ 16,161	$ 12,290	$ 11,414	$ 11,444
Interest expense	8,139	9,490	6,919	6,247	6,212

Net interest income	8,854	6,671	5,371	5,167	5,232
Provision for loan losses	350	510	215	235	783

Net interest income after provision for loan losses	8,504	6,161	5,156	4,932	4,449

Noninterest income	874	1,447	612	1,255	797
Noninterest expense	5,872	5,219	3,758	3,682	3,660

Income before income taxes	3,506	2,389	2,010	2,505	1,586
Income tax expense	1,197	840	690	860	522

Net income	$ 2,309	$ 1,549	$ 1,320	$ 1,645	$ 1,064

Basic earnings per common share	$ 1.94	$ 1.26	$ 1.03	$ 1.23	$ .69
Diluted earnings per common share	$ 1.90	$ 1.25	$ 1.02	$ 1.20	$ .67
Dividends per share	$ .50	$ .50	$ .50	$ .50	$ .50

NEXT PAGE

Financial Review (continued)

	At June 30
Other Data:	2002	2001	2000	1999	1998

Number of:
Real estate loans	2,952	2,910	2,811	2,920	3,035
Deposit accounts	15,975	15,630	12,887	13,189	12,762
Full service offices	8	8	8	8	8

	At Or For The Year Ended June 30
Key Operating Ratios:	2002	2001	2000	1999	1998

Return on assets (net income divided by average assets)	.91%	.71%	.77%	1.02%	.67%
Return on average equity (net income divided by average equity)	9.77	6.86	5.98	7.30	4.06
Average equity to average assets	9.29	10.29	12.84	14.01	16.40
Interest rate spread (spread between weighted average rate on all interest- earning assets and all interest- bearing liabilities)	3.33	2.76	2.60	2.76	2.67
Net interest margin (net interest income as a percentage of average interest-earning assets)	3.67	3.22	3.22	3.32	3.39
Noninterest expense to average assets	2.31	2.38	2.16	2.29	2.29
Average interest-earning assets to interest-bearing liabilities	110.15	110.26	115.02	114.15	117.76
Allowance for loan losses to total loans at end of period	.73	.79	.91	.99	1.07
Allowance for loan losses to nonperforming loans	466.22	299.08	237.79	658.09	243.01
Net charge-offs to average out- standing loans during the period	.12	.35	.10	.29	.17
Ratio of nonperforming assets to total assets	.27	.69	.59	.64	.98
Dividend payout ratio	25.46	39.72	48.53	39.95	72.29

NEXT PAGE

Financial Review (continued)

Management's Discussion and Analysis of Financial Condition
and Results of Operations

   Southern Missouri Bancorp, Inc. is a Missouri corporation originally organized for the principal purpose of becoming the holding company of Southern Missouri Savings Bank. The Bank converted from a Federally-chartered stock savings bank to a state-chartered stock savings bank effective February 17, 1998, and subsequently changed its name to Southern Missouri Bank & Trust Co. The Company's state of incorporation changed from Delaware to Missouri effective April 1, 1999. The principal business of SMBT consists primarily of attracting deposits from the general public and using such deposits along with wholesale funding from the Federal Home Loan Bank of Des Moines (FHLB) to finance mortgage loans secured by one-to four-family residences and, to a lesser extent, consumer loans, commercial real estate loans, and commercial business loans. These funds have also been used to purchase investment securities, mortgage-backed securities (MBS), U.S. government and federal agency obligations and other permissible securities.

   The revenues of Southern Missouri are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investment securities and MBS. Southern Missouri's operations are significantly influenced by general economic conditions including monetary and fiscal policies of the U.S. government and the Federal Reserve Bank. Additionally, Southern Missouri is subject to policies and regulations issued by financial institution regulatory agencies, including the Federal Deposit Insurance Corporation, the Office of Thrift Supervision (OTS) and the Missouri Division of Finance. Each of these factors may influence interest rates, loan demand, prepayment rates and deposit flows. Interest rates available on competing investments as well as general market interest rates influence the Bank's cost of funds. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. The Bank intends to continue to focus on its lending programs for one-to four-family residential real estate, commercial mortgage, business and consumer financing on loans secured by properties or collateral located in Southeastern Missouri.

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

FINANCIAL CONDITION

The Company's total assets increased $25.8 million, or 10.8%, to $266.3 million at June 30, 2002, as compared to $240.5 million at June 30, 2001. The growth was primarily due to a $30.4 million, or 16.8%, increase in the loan portfolio, partially offset by a $4.5 million decline in cash balances and investments. The growth in the loan portfolio exceeded the Company's growth targets and was comprised principally of $10.1 million in one-to four-family real estate, $7.0 million in commercial business, $6.4 million in commercial real estate and $6.0 million in indirect dealer paper. The loan growth was primarily funded by deposit growth of $15.7 million, or 9.0%, from $173.3 million to $188.9 million, an increase in FHLB advances of $10.0 million, or 27.0%, from $37.0 million to $47.0 million, and by the $2.4 million, or 6.6%, decrease in the investment portfolio from $35.1 million to $32.8 million.

   Allowance for loan losses increased $108,000, or 7.4%, from $1.5 million at June 30, 2001, to $1.6 million at June 30, 2002. The allowance for loan losses at June 30, 2002, represented 0.7% of loans receivable and 466.2% of nonperforming loans, as compared to respective balances of 0.8% and 299.1% at June 30, 2001 (see Provision for Loan Losses).

   Premises and equipment increased $775,000 after depreciation expense, to $5.8 million at June 30, 2002, from $5.1 million at June 30, 2001, due to the completion of a new branch office in Doniphan and upgrades in information technology systems.

   Intangible assets generated through branch acquisitions decreased $255,000 to $3.4 million as of June 30, 2002, and will continue to be amortized in accordance with Statement of Financial Accounting Standard (SFAS) No. 72.

   Total deposits increased $15.7 million, or 9.0%, to $188.9 million at June 30, 2002, from $173.3 million at June 30, 2001. The increase was primarily due to growth in savings accounts and certificates of deposit of $9.7 million and $3.7 million, respectively. The growth in savings accounts was mostly due to the continued success of the money market passbook account (MMPA) introduced in the prior year. The cost of interest-bearing deposits declined to 2.79% at June 30, 2002, as compared to 4.08% at June 30, 2001, due in part to the decline in interest rates.

   During 2001, the Company introduced a new savings account, the MMPA. The MMPA is designed to give customers a yield similar to those available from 6 to 12 month CDs, while allowing the depositor immediate access to their funds. At June 30, 2002, the MMPA had attracted $48.3 million in deposits as compared to $39.6 million at June 30, 2001. FHLB advances increased $10.0 million, or 27.0%, from $37.0 million at June 30, 2001, to $47.0 million at June 30, 2002. The outstanding advances have fixed interest rates and may be subject to early redemption from the issuer. At June 30, 2002, the advances had a weighted average cost of 5.62% and a weighted average maturity of 6.9 years as compared to a weighted average cost of 5.73% and a weighted average maturity of 8.8 years at June 30, 2001. The average cost of deposits declined at a faster pace than FHLB advances due to the FHLB advances average maturity being longer.

   The Company's stockholders' equity increased by $929,000, or 3.9% to $24.5 million at June 30, 2002, from $23.6 million at June 30, 2001. This increase was primarily due to net income of $2.3 million, partially offset by the repurchase of $1.1 million in common stock and the payment of cash dividends of $588,000. The Company has approximately 50,000 shares of common stock remaining to be purchased under its current stock repurchase program.

NEXT PAGE

Financial Review (continued)

RESULTS OF OPERATIONS

   Southern Missouri's results of operations are primarily dependent on the level of its net interest income, noninterest income, and its ability to control operating expenses. Net interest income is dependent primarily on the difference or spread between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as the relative amounts of such assets and liabilities. Southern Missouri, like other financial institutions, is also subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a varying basis, from its interest-bearing liabilities.

   Southern Missouri's noninterest income consists primarily of fees charged on transaction and loan accounts. Southern Missouri's operating expenses include: employee compensation and benefits, occupancy expenses, legal and professional fees, federal deposit insurance premiums, amortization of intangible assets and other general and administrative expenses.

COMPARISON OF THE YEARS ENDED JUNE 30, 2002 AND 2001

   Net Income.  Southern Missouri's net income increased $760,000, or 49.1%, to $2.3 million for fiscal 2002 when compared to the results of the prior fiscal year. The prior year's results included a $399,000 after tax gain on the sale of two branches. Exclusive of the sale, net income for fiscal 2002 would have exceeded the prior year by $1.1 million. The improvement in net income was primarily due to increased net interest income and the reduction in provision for loan losses, partially offset by higher noninterest expense and provisions for income taxes.

   Net Interest Income.  Net interest income increased $2.2 million, or 32.7%, to $8.9 million for fiscal 2002 when compared to the prior fiscal year. The increase was primarily due to the 57 basis point increase in the average interest rate spread between interest-earning assets and interest-bearing liabilities and the $34.3 million increase in average interest-earning assets, partially offset by a $31.4 million increase in average interest-bearing liabilities. The increase in the average interest rate spread was primarily due to the overall decline in average interest rates as interest-bearing liabilities repriced downward at shorter intervals than the yield earned on interest-earning assets.

   This past fiscal year, the Company operated in an economy that experienced declining interest rates and a change in the shape of the yield curve as short-term interest rates dropped at a faster pace than longer-term interest rates causing a steepening of the yield curve to a more traditional shape. During fiscal 2002, the Federal Reserve Bank dropped its targeted federal fund rate from 3.75% to the current 1.75%. These changes contributed to the improvement in the Company's average net interest rate spread.

   Interest Income.  Interest income increased $832,000, or 5.2%, to $17.0 million for fiscal 2002 when compared to the prior fiscal year. The increase was primarily due to the $34.3 million increase in the average balance of interest-earning assets, partially offset by the 77 basis point decline in the average yield earned on these assets, from 7.81% to 7.04%.

Interest income on loans receivable increased by $1.2 million, or 8.5% to $15.0 million for fiscal 2002 when compared to the prior fiscal year. The increase was primarily due to a $30.8 million increase in average loans receivable, partially offset by a 71 basis point decline in the average yield on the loans. Interest income on the investment and mortgage-backed security portfolio decreased by $225,000 or 10.6%, to $1.9 million for fiscal 2002 when compared to the prior fiscal year. The decrease was primarily due to a 108 basis point decrease in the average yield on these investments, partially offset by higher average balances of $2.9 million. Other interest income decreased $114,000 in fiscal 2002 as compared to the prior year mostly due to lower yields earned on these assets.

   Interest Expense.  Interest expense decreased $1.4 million, or 14.2%, to $8.1 million for fiscal 2002 as compared to the prior fiscal year. The decrease was primarily due to the 134 basis point decrease in the average rate paid on interest-bearing liabilities from 5.05% in fiscal 2001 as compared to 3.71% in fiscal 2002, partially offset by the $31.4 million increase in the average balance of interest-bearing liabilities used to fund loan growth.

   Provision for Loan Losses.  A provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for potential loan losses based on prior loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Management also considers other factors relating to the collectibility of the loan portfolio.

   The provision for loan losses was $350,000 for fiscal 2002 as compared to $510,000 for the prior fiscal year. The decrease in loan loss provision was primarily due to the decline in non-performing assets and loan delinquencies. At June 30, 2002, classified assets totaled $5.2 million as compared to $5.5 million at June 30, 2001. The largest classified assets were two loans to one borrower secured by commercial real estate property, which totaled $2.1 million as of June 30, 2002, and both of which were current at that date.

   The above provision was made based on management's analysis of the various factors which affect the loan portfolio and management's desire to maintain the allowance at a level considered adequate. Management performs a detailed analysis of the loan portfolio, including types of loans, the historical charge-off history and an analysis of the allowance for loan losses. Management also considered the continued origination of loans secured by commercial businesses and commercial real estate. Such loans bear an inherently higher level of credit risk than one-to four-family residential real estate loans. While management believes the allowance for loan losses at June 30, 2002, is adequate to cover all losses inherent in the portfolio, there can be no assurance that, in the future, the Bank's regulators will not require further increases in the allowance or actual losses will not exceed the allowance.

NEXT PAGE

Financial Review (continued)

   Noninterest Income.  Noninterest income increased $61,000, or 7.5% to $874,000 for fiscal 2002, as compared to the $813,000 earned during fiscal 2001, exclusive of the $634,000 gain on the sale of the two branches in fiscal 2001. The increase was primarily due to an expanded customer base and the implementation of other fee-related services.

   Noninterest Expense.  Noninterest expense increased $653,000, or 12.5%, to $5.9 million for fiscal 2002, as compared to the prior fiscal year. The increase was primarily due to increased expenses for compensation and benefits and occupancy of $379,000 and $340,000, respectively. Increased compensation expense was primarily due to increased staffing levels and higher compensation. Increased occupancy expense was primarily due to increased depreciation expense due to the Company's investments in premises and equipment the past two years.

   Provision for Income Taxes.  Provision for income taxes increased $357,000 to $1.2 million for fiscal 2002, as compared to the prior fiscal year. The increase was attributed to increased pre-tax income.

COMPARISON OF THE YEARS ENDED JUNE 30, 2001 AND 2000

   Net Income.  Southern Missouri's net income totaled $1.5 million during fiscal 2001, which represented a $228,000, or 17.3% increase from the results of the prior year. Increased earnings were primarily due to the gain realized on the sale of the two branches and increased net interest income, partially offset by higher noninterest expense and an increase in the provision for loan losses.

   Net Interest Income.  Net interest income increased $1.3 million, or 24.2%, to $6.7 million for fiscal 2001, when compared to the prior fiscal year. The increase was primarily due to the 16 basis point increase in the average interest rate spread between interest-earning assets and interest-bearing liabilities, and the $40.2 million increase in average interest-earning assets, partially offset by a $42.7 million increase in average interest-earning liabilities and a 5% decline in the ratio of interest-earning assets to interest-bearing liabilities from 113% to 115%. The decline was primarily the result of the acquisition, which included the addition of intangible assets, and premises and equipment, which are non-earning assets.

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

   Interest Expense. Interest expense for fiscal 2001 increased $2.6 million or 37.2% to $9.5 million from $6.9 million during the prior fiscal year. The increase was largely due to a $42.7 million, or 29.5% increase in average interest-bearing liabilities and a 28 basis point increase in the average cost of these liabilities, to 5.05%, from 4.77%.

   Provision for Loan Losses. The provision for loan losses for fiscal 2001 was $510,000, as compared to $215,000 for the prior fiscal year. The increase in the provision was the result of loan growth, the resolution of several problem loans and the recent slow down of national economic conditions. At June 30, 2001, classified assets totaled $5.5 million, as compared to $4.0 million at June 30, 2000. The increase in classified assets related primarily to the deterioration in the financial condition of three customers with loans primarily secured by commercial real estate, one of which was resolved through foreclosure. The largest classified asset consisted of a commercial real estate relationship, which totaled $2.4 million as of June 30, 2001 and was current at that date performing in accordance with its terms.

   Noninterest Income.  Noninterest income for fiscal 2001 increased $835,000 from the prior year. Exclusive of the $634,000 pre-tax gain realized on the sale of branches, noninterest income increased $201,000, to $813,000 as compared to the $612,000 earned during the same period of the prior year. The increase was primarily due to a $113,000 increase in banking service charges, a $46,000 increase in other customer charges and an $11,000 gain realized on the sale of available for sale securities versus a $21,000 loss during the prior year. Overall, increased banking and other customer service charges were the result of a revised fee structure, changes in the philosophy on the assessment of service charges and an increased customer base from the branch acquisitions.

NEXT PAGE

Financial Review (continued)

   Noninterest Expense.  Noninterest expense for fiscal 2001 increased $1.5 million, to $5.2 million, as compared to $3.8 million expended for the prior year. The increase was primarily due to increased expenses for compensation and benefits, occupancy, advertising, amortization of intangible assets and other expense of $413,000, $224,000, $71,000, $215,000 and $352,000, respectively. In addition, fiscal 2001 expenses included a $125,000 provision for loss on impairment of premises and equipment, which consisted of a $51,000 write down on the carrying value of computer equipment and a $75,000 expense related to an adjustment in the carrying value of the Company's former office in Kennett. Increased compensation expense was primarily due to increased staffing levels due to the acquisition, the addition of several loan officers, increased support staff and transitional labor cost related to the acquisition and opening of a new branch. Increased occupancy expense was primarily due to an increase in depreciation expense due to increased investment in premises and equipment. Increased advertising expense was due to promotions related to the branch acquisition, a new branch opening and the offering of the new MMPA. Other expense increased due to $85,000 in data processing conversion costs, $63,000 in check issuance charges for customers of the acquired branches, $128,000 in expenses related to repossessions and foreclosures and overall growth of the Company.

   Provision for Income Taxes.  The provision for income taxes for fiscal 2001 was $840,000, as compared to the $690,000 for the prior fiscal year. The increase was attributed to increased income.

ASSET/LIABILITY MANAGEMENT

   The goal of the Company's asset/liability management strategy is to manage the interest rate sensitivity of both interest-earning assets and interest-bearing liabilities in order to maximize net interest income without exposing the Company to an excessive level of interest rate risk. The Company employs various strategies intended to manage the potential effect that changing interest rates have on future operating results. The primary asset/liability management strategy had been to focus on matching the repricing intervals of interest-earning assets and interest-bearing liabilities. At times, however, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the Company may determine to increase its interest rate risk position somewhat in order to maintain its net interest margin.

   In an effort to manage the increased interest rate risk resulting from its fixed-rate lending, the Bank has utilized long-term (up to 10 year maturities) FHLB advances, subject to early redemption and has promoted long term CDs to fund a portion of the fixed-rate residential loan originations and to extend the average maturity of the CD portfolio. Other elements of the Company's current asset/liability strategy include: (i) increasing loans receivable through the origination of adjustable-rate residential loans, when available, (ii) increasing originations of commercial real estate and commercial business loans, which typically provide higher yields and shorter repricing periods, but inherently increase credit risk, (iii) expanding the consumer loan portfolio, (iv) limiting the price volatility of the investment portfolio by reducing the weighted average maturity, (v) active solicitation of less rate-sensitive deposits, (vi) offering competitively priced money market accounts and CDs with maturities of up to five years. The degree to which each segment of the strategy is achieved will affect profitability and exposure to interest rate risk.

   During the last four years, Southern Missouri expanded its loan products to include fixed-rate loans for residential financing based on an amortization schedule of up to 30 years. This, as well as more competitive pricing and an increase in customer preferences for fixed-rate residential financing, led to fixed-rate originations of $31.6 million during fiscal 2002 and $24.6 million during fiscal 2001. At June 30, 2002, fixed-rate loans with remaining maturities in excess of 10 years totaled $66.4 million or 31.4% of loans receivable, as compared to $46.4 million, or 25.7% of loans receivable at the end of the prior year. At June 30, 2002 the weighted average life of the investment portfolio was 1.6 years as compared to 2.1 years at June 30, 2001. During fiscal 2002, CDs with maturities over two years increased from $4.8 million on June 30, 2001, to $19.6 million at June 30, 2002. The additional $10.0 million in FHLB advances during the fiscal 2002 had a weighted-average maturity of 5.1 years.

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

   The table also presents information with respect to the difference between the weighted-average yield earned on interest-earning assets and the weighted-average rate paid on interest-bearing liabilities, or interest rate spread, which financial institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its net yield on interest-earning assets, which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

NEXT PAGE

Financial Review (continued)

(dollars in thousands)
	2002			2001			2000
Year Ended June 30	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Mortgage loans (1)	$ 158,032	$ 12,026	7.61%	$ 140,690	$ 11,361	8.08%	$ 114,109	$ 8,784	7.70%
Other loans (1)	38,404	2,952	7.69	24,993	2,445	9.78	12,139	1,109	9.14

Total net loans	196,436	14,978	7.62	165,683	13,806	8.33	126,248	9,893	7.84
Mortgage-backed securities	26,421	1,393	5.27	15,812	1,002	6.34	14,180	867	6.11
Investment securities (2)	10,964	501	4.57	18,681	1,117	5.98	23,546	1,455	6.18
Other interest-earning assets	7,578	121	1.60	6,875	236	3.43	2,869	75	2.61

TOTAL INTEREST- EARNING ASSETS (1)	241,399	16,993	7.04	207,051	16,161	7.81	166,843	12,290	7.37
Other noninterest-earning assets	12,976	-		12,445	-		5,158	-

TOTAL ASSETS	$ 254,375	$ 16,993		$ 219,496	$ 16,161		$ 172,001	$ 12,290

Interest-bearing liabilities:
Savings accounts	$ 55,461	$ 1,509	2.72	$ 19,757	$ 794	4.02	$ 6,920	$ 175	2.53
Now accounts	19,012	191	1.00	16,150	389	2.41	9,377	240	2.56
Money market accounts	19,143	467	2.44	19,298	777	4.03	15,703	606	3.86
Certificates of deposit	78,830	3,463	4.39	92,959	5,308	5.71	86,346	4,402	5.10

TOTAL INTEREST- BEARING DEPOSITS	172,446	5,630	3.26	148,164	7,268	4.91	118,346	5,423	4.58
Borrowings

Securities sold under agreements to repurchase	4,122	88	2.13	3,486	99	2.84	-	-	-
FHLB advances	42,583	2,421	5.69	36,139	2,123	5.87	26,705	1,496	5.60

TOTAL INTEREST- BEARING LIABILITIES	219,151	8,139	3.71	187,789	9,490	5.05	145,051	6,919	4.77

Noninterest-bearing demand deposits	8,258	-		6,417	-		2,889	-
Other liabilities	3,342	-		2,702	-		1,973	-

TOTAL LIABILITIES	230,751	8,139		196,908	9,490		149,913	6,919
Stockholders' equity	23,624	-		22,588	-		22,088	-

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 254,375	$ 8,139		$ 219,496	$ 9,490		$ 172,001	$ 6,919

Net interest income	-	$ 8,854	-	-	$ 6,671	-	-	$ 5,371	-
Interest rate spread (3)	-	-	3.33%	-	-	2.76%	-	-	2.60%
Net interest margin (4)	-	-	3.67%	-	-	3.22%	-	-	3.22%
Ratio of average interest-earning assets to average interest-bearing liabilities	110.15%	-	-	110.26%	-	-	115.02%	-	-

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

NEXT PAGE

Financial Review(continued)

YIELDS EARNED AND RATES PAID
The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on the Company's assets,	the weighted average interest rates paid on the Company's liabilities, together with the net yield on interest-earning assets.
	At June 30,	For Year Ended June 30,
	2002	2002	2001	2000
Weighted-average yield on loan portfolio	7.19%	7.62%	8.33%	7.84%
Weighted-average yield on mortgage-backed securities	5.14	5.27	6.34	6.11
Weighted-average yield on investment securities (1)	4.44	4.57	5.98	6.18
Weighted-average yield on other interest-earning assets	1.35	1.60	3.43	2.61
Weighted-average yield on all interest-earning assets	6.73	7.04	7.81	7.37
Weighted-average rate paid on deposits	2.79	3.26	4.91	4.58
Weighted-average rate, paid on securities sold under agreements to repurchase	1.75	2.13	2.84	-
Weighted-average rate paid on FHLB advances	5.62	5.69	5.87	5.60
Weighted-average rate paid on all interest-bearing liabilities	3.36	3.71	5.05	4.77
Interest rate spread (spread between weighted average rate on all interest-earning assets and all interest-bearing liabilities)	3.37	3.33	2.76	2.60
Net interest margin (net interest income as a percentage of average interest- earning assets)	-	3.67	3.22	3.22

(1) Includes Federal Home Loan Bank stock.

NEXT PAGE

Financial Review (continued)

RATE/VOLUME ANALYSIS
The following table sets forth the effects of changing rates and volumes on net interest income of the Bank. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on	interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).

	Years Ended June 30, 2002 Compared to 2001 Increase (Decrease) Due to				Increase (Decrease) Due to 2001 Compared to 2000 Years Ended June 30,
(dollars in thousands)	Rate	Volume	Rate/ Volume	Net	Rate	Volume	Rate/ Volume	Net

Interest-earnings assets:
Loans receivable (1)	$ (1,176)	$ 2,562	$ (214)	$ 1,172	$ 619	$ 3,092	$ 202	$ 3,913
Mortgage-backed securities	(169)	673	(113)	391	33	100	2	135
Investment securities	(263)	(461)	108	(616)	(40)	(216)	(82)	(338)
Other interest- earning deposits	(126)	24	(13)	(115)	24	104	33	161

Total net change in income on interest- earning assets	(1,734)	2,798	(232)	832	636	3,080	155	3,871

Interest-bearing liabilities:
Deposits	(2,019)	691	(315)	(1,643)	645	972	229	1,846
Securities sold under agreements to repurchase	(25)	18	(4)	(11)	0	0	99	99
FHLB advances	(65)	379	(11)	303	72	528	26	626

Total net change in expense on interest-bearing liabilities	(2,109)	1,088	(330)	(1,351)	717	1,500	354	2,571
Net change in net interest income	$ 375	$ 1,710	$ 98	$ 2,183	$ (81)	$ 1,580	$ (199)	$ 1,300

(1) Does not include interest on loans placed on nonaccrual status.

INTEREST RATE SENSITIVITY ANALYSIS

   The following table sets forth as of June 30, 2002, management's estimates of the projected changes in net portfolio value and net interest income in the event of 1%, 2% and 3%, instantaneous, permanent increases or decreases in market interest rates.

	Net Portfolio			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
Change in Rates	(dollars in thousands)

+300 bp	21,060	(3,384)	(14)	8.20	-84 bp
+200 bp	22,768	(1,676)	(7)	8.70	-34 bp
+100 bp	23,742	(702)	(3)	8.92	-12 bp
0 bp	24,444	-		9.04	-
-100 bp	24,529	85	4	8.94	-10 bp
-200 bp	23,005	(1,439)	(6)	8.31	-73 bp
-300 bp	21,363	(3,081)	(13)	7.65	-139 bp

NEXT PAGE

Financial Review (continued)

   Computations in the table above are based on prospective effects of hypothetical changes in interest rates and are based on an internally generated model using the actual maturity and repricing schedules for SMBT's loans and deposits, adjusted by management's assumptions for prepayment rates and deposit runoff. Further, the computations do not consider any reactions that the Bank may undertake in response to changes in interest rates. These projected changes should not be relied upon as indicative of actual results in any of the aforementioned interest rate changes.

   Management cannot accurately predict future interest rates or their effect on the Bank's NPV and net interest income in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV and net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Additionally, most of Southern Missouri's loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

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

Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 2002, the Bank had outstanding commitments to extend credit of $20.4 million (including $1.4 million on lines of credit). Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.

   The primary sources of funding for the Company are deposits, securities sold under agreements to repurchase and FHLB advances. For the year ended June 30, 2002, Southern Missouri increased deposits, FHLB advances and securities sold under agreements to repurchase by $15.7 million, $10.0 million and $196,000, respectively. During the prior year, Southern Missouri increased deposits and securities sold under agreements to repurchase by $49.4 million and $4.1 million, respectively, while the level of FHLB advances remained stable. At June 30, 2002, the Bank had additional borrowing capacity from the FHLB of $48.7 million as compared to $45.2 million at June 30, 2001.

   Liquidity management is an ongoing responsibility of the Bank's management. The Bank adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and (iv) asset/liability management objectives.

   At June 30, 2002, the Bank had $56.9 million in CDs maturing within one year and $104.7 million in other deposits without a specified maturity. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities. Also at June 30, 2002, the Bank had $18.0 million in FHLB advances subject to early redemption within one year.

NEXT PAGE

Financial Review (continued)

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

   At June 30, 2002, SMBT exceeded regulatory capital requirements with core and risk-based capital of $21.1 million and $19.5 million, or 7.5% and 12.2% of adjusted total assets and risk-weighted assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0% for adjusted total assets and risk-weighted assets, by approximately $9.1 million and $7.3 million, respectively. Under regulatory guidelines, SMBT was considered well-capitalized at June 30, 2002.

IMPACT OF INFLATION

   The consolidated financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates generally have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS See Note 1 of Notes to Consolidated Financial Statements for a discussion of the impact of recent accounting pronouncements.

NEXT PAGE

Independent Auditors' Report

KMT

KRAFT, MILES & TATUM, LLC
CERTIFIED PUBLIC ACCOUNTANTS

1650 WEST HARPER, POPLAR BLUFF, MISSOURI 63901-4196
(573) 785-6438
FAX (573) 785-0114

Board of Directors
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri

We have audited the accompanying consolidated statements of financial condition of Southern Missouri Bancorp, Inc. and Subsidiary (Company) as of June 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended June 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Missouri Bancorp, Inc. and Subsidiary as of June 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

Kraft, Miles + Tatum, LLC

Poplar Bluff, Missouri
July 10, 2002

MEMBERS - AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
MISSOURI SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

NEXT PAGE

Consolidated Statements of Financial Condition
June 30, 2002 and 2001

Southern Missouri Bancorp, Inc. and Subsidiary

Assets	2002	2001

Cash and cash equivalents	$ 8,612,714	$ 10,710,122
Investment and mortgage-backed securities: (Note 3)
Available for sale - at estimated market value (amortized cost $32,249,517 and $34,728,747 at June 30, 2002 and 2001, respectively)	32,758,857	35,121,355
Stock in FHLB of Des Moines	2,350,000	2,150,000
Loans receivable, net (Note 4)	211,211,588	180,856,594
Accrued interest receivable (Note 5)	1,559,674	1,601,830
Foreclosed real estate, net (Note 6)	383,346	1,162,156
Premises and equipment (Note 7)	5,843,680	5,068,808
Intangible assets, net	3,369,448	3,624,706
Prepaid expenses and other assets	198,282	198,462

TOTAL ASSETS	$ 266,287,589	$ 240,494,033

Liabilities and Stockholders' Equity
Deposits (Note 8)	$ 188,946,856	$ 173,281,419
Securities sold under agreements to repurchase (Note 9)	4,311,237	4,115,142
Advances from FHLB of Des Moines (Note 10)	47,000,000	37,000,000
Advances from borrowers for taxes and insurance	170,610	280,112
Accounts payable and other liabilities	776,513	1,095,738
Accrued interest payable	571,168	1,139,134

TOTAL LIABILITIES	241,776,384	216,911,545

Commitments and contingencies (Note 15)	-	-
Preferred stock, $.01 par value; 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $.01 par value; 3,000,000 shares authorized; 1,803,201 shares issued	18,032	18,032
Additional paid-in capital	17,456,872	17,450,851
Retained earnings-substantially restricted	17,093,398	15,372,440
Treasury stock of 592,966 shares in 2002 and 530,621 shares in 2001, at cost	(10,122,620)	(9,164,892)
Unearned employee benefits	(255,361)	(341,287)
Accumulated other comprehensive income	320,884	247,344

TOTAL STOCKHOLDERS' EQUITY	24,511,205	23,582,488

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 266,287,589	$ 240,494,033

See accompanying notes to consolidated financial statements.

NEXT PAGE

Consolidated Statements of Income
Years Ended June 30, 2002, 2001 and 2000

Southern Missouri Bancorp, Inc. and Subsidiary

Interest income:	2002	2001	2000

Loans receivable	$ 14,978,086	$ 13,806,477	$ 9,893,254
Investment securities	500,637	1,116,939	1,455,486
Mortgage-backed securities	1,393,518	1,002,102	866,792
Other interest-earning assets	121,181	235,556	74,631

TOTAL INTEREST INCOME	16,993,422	16,161,074	12,290,163

Interest expense:
Deposits (Note 8)	5,630,403	7,268,120	5,422,703
Securities sold under agreements to repurchase	88,092	99,087	-
Advances from FHLB	2,421,396	2,122,810	1,496,250

Total interest expense	8,139,891	9,490,017	6,918,953

Net interest income	8,853,531	6,671,057	5,371,210
Provision for loan losses (Note 4)	350,000	510,000	215,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,503,531	6,161,057	5,156,210
Noninterest income:
Gain on sale of investment securities, available for sale	-	11,121	14,500
Gain (loss) on sale of mortgage-backed securities, available for sale	1,366	-	(35,705)
Banking service charges	487,682	503,452	390,949
Loan late charges	109,534	92,328	72,726
Gain on sale of branches	-	633,538	-
Other	275,759	206,383	169,405

TOTAL NONINTEREST INCOME	874,341	1,446,822	611,875

Noninterest expense:
General and administrative:
Compensation and benefits	2,997,782	2,618,465	2,205,770
Occupancy and equipment	1,134,642	794,172	570,283
SAIF deposit insurance premium	31,255	27,516	47,842
Professional fees	211,374	205,177	175,920
Advertising	161,422	169,302	97,887
Postage and office supplies	255,646	218,252	165,350
Amortization of intangible assets	255,258	214,519	-
Provision for loss on impairment of premises and equipment	-	125,338	-
Other	824,890	846,536	494,864

TOTAL NONINTEREST EXPENSE	5,872,269	5,219,277	3,757,916

Income before income taxes	3,505,603	2,388,602	2,010,169

Income taxes (Note 12)
Current	1,126,700	850,000	775,300
Deferred	70,000	(10,000)	(85,300)

	1,196,700	840,000	690,000

NET INCOME	$ 2,308,903	$ 1,548,602	$ 1,320,169

Basic earnings per common share	$ 1.94	$ 1.26	$ 1.03
Diluted earnings per common share	$ 1.90	$ 1.25	$ 1.02

See accompanying notes to consolidated financial statements.

NEXT PAGE

Consolidated Statements of Stockholders' Equity
Years Ended June 30, 2002, 2001 and 2000

Southern Missouri Bancorp, Inc. and Subsidiary

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unearned Employee Benefits	Accumulated Other Comprehensive Income	Total Stockholders' Equity

BALANCE AT JUNE 30, 1999	$ 18,032	$17,545,544	$13,759,488	$(7,911,655)	$(531,068)	$(250,879)	$22,629,462

Net income			1,320,169				1,320,169
Change in unrealized gain (loss) on available for sale securities						(379,077)	(379,077)
Total comprehensive income							941,092
Purchase of treasury stock				(1,762,530)			(1,762,530)
Dividends paid ($.50 per share)			(640,700)				(640,700)
Release of ESOP awards		23,023			84,021		107,044
MRP expense, net					20,210		20,210
MRP shares awarded		9,750			(9,750)		-
Exercise of stock options		(60,483)		222,492			162,009

BALANCE AT JUNE 30, 2000	18,032	17,517,834	14,438,957	(9,451,693)	(436,587)	(629,956)	21,456,587

Net income			1,548,602				1,548,602
Change in unrealized gain (loss) on available for sale securities						877,300	877,300
TOTAL COMPREHENSIVE INCOME							2,425,902
Purchase of treasury stock				(10,646)			(10,646)
Dividends paid ($.50 per share)			(615,119)				(615,119)
Release of ESOP awards		25,128			81,876		107,004
MRP expense, net					13,424		13,424
Exercise of stock options		(92,111)		297,447			205,336

BALANCE AT JUNE 30, 2001	18,032	17,450,851	15,372,440	(9,164,892)	(341,287)	247,344	23,582,488

Net income			2,308,903				2,308,903
Change in unrealized gain (loss) on available for sale securities						73,540	73,540
TOTAL COMPREHENSIVE INCOME							2,382,443
Purchase of treasury stock				(1,142,399)			(1,142,399)
Dividends paid ($.50 per share)			(587,945)				(587,945)
Release of ESOP awards		45,282			71,891		117,173
MRP expense, net					14,035		14,035
Exercise of stock options		(39,261)		184,671			145,410

BALANCE AT JUNE 30, 2002	$ 18,032	$ 17,456,872	$ 17,093,398	$ (10,122,620)	$ (255,361)	$ 320,884	$ 24,511,205

See accompanying notes to consolidated financial statements.

NEXT PAGE

Consolidated Statements of Cash Flows
Years Ended June 30, 2002, 2001 and 2000

Southern Missouri Bancorp, Inc. and Subsidiary

Cash flows from operating activities:	2002	2001	2000

Net income	$ 2,308,903	$ 1,548,602	$ 1,320,169
Items not requiring (providing) cash:
Depreciation	551,668	413,087	263,726
MRP expense and ESOP expense	131,208	120,429	127,254
Gain on sale of investment securities, available for sale	-	(11,121)	(14,500)
(Gain) loss on sale of mortgage-backed securities, available for sale	(1,366)	-	35,705
Amortization of intangible assets	255,258	214,519	-
Provision for loss on impairment of premises and equipment	-	125,338	-
Provision for loan losses	350,000	510,000	215,000
Gain on sale of branches	-	(633,538)	-
Net amortization of premiums and discounts	345,408	47,713	87,489
Changes in:
Accrued interest receivable	42,156	(115,188)	(118,481)
Prepaid expenses and other assets	180	85,903	(82,027)
Accounts payable and other liabilities	(362,416)	227,847	131,533
Accrued interest payable	(567,966)	2,729	227,527

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,053,033	2,536,320	2,193,395

Cash flows from investing activities:
Net increase in loans	(30,392,626)	(27,157,886)	(20,522,582)
Net cash received in acquisition of branches	-	14,021,579	-
Net cash paid in sale of branches	-	(4,153,644)	-
Proceeds from sales of investment securities, available for sale	-	7,102,357	1,034,500
Proceeds from maturing investment securities, available for sale	11,545,000	10,195,000	415,000
Purchase of investment securities, available for sale	(12,836,748)	(3,558,681)	(2,759,750)
Proceeds from sales of mortgage-backed securities, available for sale	3,389,315	-	3,365,084
Proceeds from maturing mortgage-backed securities, available for sale	13,151,318	2,343,854	2,202,514
Purchase of mortgage-backed securities, available for sale	(13,113,698)	(14,937,089)	(1,976,250)
Purchase of FHLB stock	(200,000)	(300,000)	(759,000)
Purchase of premises and equipment	(1,326,540)	(1,648,548)	(934,364)
Proceeds from sale of foreclosed real estate	466,442	365,347	178,122

NET CASH USED IN INVESTING ACTIVITIES	$ (29,317,537)	$ (17,727,711)	$ (19,756,726)

See accompanying notes to consolidated financial statements.

NEXT PAGE

Consolidated Statements of Cash Flows (continued)
Years Ended June 30, 2002, 2001 and 2000

Southern Missouri Bancorp, Inc. and Subsidiary

Cash flows from financing activities:	2002	2001	2000

Net increase in demand deposits and savings accounts	$ 11,997,393	$ 38,489,609	$ 1,894,048
Net increase (decrease) in certificates of deposit	3,668,044	(20,730,046)	1,871,705
Net increase in securities sold under agreements to repurchase	196,095	4,115,142	-
Proceeds from FHLB Advances	11,000,000	77,000,000	143,550,000
Repayments of FHLB Advances	(1,000,000)	(77,000,000)	(127,100,000)
Net (decrease) increase in advances from borrowers for taxes and insurance	(109,502)	(16,460)	16,887
Dividends on common stock	(587,945)	(615,119)	(640,700)
Exercise of stock options	145,410	198,660	135,620
Payments to acquire treasury stock	(1,142,399)	(10,646)	(1,762,530)

NET CASH PROVIDED BY FINANCING ACTIVITIES	24,167,096	21,431,140	17,965,030

(Decrease) increase in cash and cash equivalents	(2,097,408)	6,239,749	401,699
Cash and cash equivalents at beginning of year	10,710,122	4,470,373	4,068,674

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 8,612,714	$ 10,710,122	$ 4,470,373

Supplemental disclosures of cash flow information:
Noncash investing and financing activities
Conversion of loans to foreclosed real estate	$ 94,408	$ 1,134,909	$ 424,507
Conversion of foreclosed real estate to loans	177,600	153,000	175,000
Cash paid during the period for
Interest (net of interest credited)	3,723,833	3,718,786	2,677,920
Income taxes	1,258,040	797,254	706,051

Noncash investing and financing transactions relating to the two branch acquisitions that are not reflected in the Consolidated Statement of Cash Flows for the year ended June 30, 2001, are listed below:
Fair value of assets acquired excluding cash and cash equivalents acquired		$ 27,249,092
Liabilities assumed		(45,109,896)
Intangible assets		3,839,225
Net cash received in acquisition of branches		14,021,579

See accompanying notes to consolidated financial statements.

NEXT PAGE

Notes to Consolidated Financial Statements

Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 1: Organization and Summary of Significant Accounting Policies

Organization-Southern Missouri Bancorp, Inc., a Missouri corporation (the Company) was organized in 1994 and is the parent company of Southern Missouri Bank & Trust (the Bank) and the Bank's wholly-owned subsidiary S.M.S. Financial Services, Inc. Substantially all of the Company's consolidated revenues are derived from the operations of the Bank, and the Bank represents substantially all of the Company's consolidated assets and liabilities.

Basis of Financial Statement Presentation-The financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles and general practices within the financial institution industry. In the normal course of business, the Company encounters two significant types of risk: economic and regulatory. Economic risk is comprised of interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities reprice on a different basis than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the value of the Company's investment in real estate.

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the consolidated financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates. The determination of the provision for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to changes in the economic environment and market conditions. These balances may be adjusted in the future based on such changes, or based on requirements of regulatory examiners of the Company's subsidiary.

Principles of Consolidation-The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiary, S.M.S. Financial Services, Inc. The insurance agency of S.M.S. Financial Services, Inc. was sold effective May 31, 1999. The operations of the agency were not material to the consolidated financial condition or operations of the Company. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents-For purposes of reporting cash flows, cash and cash equivalents include cash, due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest-bearing deposits in other depository institutions were $6,275,882 and $8,686,946 at June 30, 2002 and 2001, respectively.

Investment and Mortgage-Backed Securities-Debt securities classified as available for sale are carried at fair value. Their related unrealized gains and losses, net of tax, are reported in accumulated other comprehensive income, a component of stockholders' equity. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. All securities have been classified as available for sale.

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

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

Loans Receivable, Net-Loans receivable, net are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan origination fees, and deferred gain on sale of real estate.

   Interest on loans is accrued based upon the principal amount outstanding. The accrual of interest on loans is discontinued when in management's judgment, the collectibility of interest or principal in the normal course of business is doubtful. Interest income previously accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. Cash receipts on a nonaccrual loan are applied to principal and interest in accordance with its contractual terms unless full payment of principal is not expected, in which case cash receipts, whether designated as principal or interest, are applied as a reduction of the carrying value of the loan. A nonaccrual loan is generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance has been demonstrated.

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

   In accordance with SFAS No. 114, Accounting by Creditor for Impairment of a Loan, as amended by SFAS No. 118, the Company considers a loan impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. SFAS No. 114 does not apply to large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, which, for the Company, include residential real estate loans and consumer loans. Valuation allowances are established for impaired loans for the difference between the loan amount and fair value of collateral less estimated selling costs. Impaired loans are placed on nonaccrual status at the point they become contractually delinquent 90 days or more and cash receipts are applied, and interest income recognized, pursuant to the discussion above for nonaccrual loans. Impairment losses are recognized through an increase in the allowance for loan losses.

Loan Origination Fees-Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans.

Foreclosed Real Estate-Real estate acquired by foreclosure or by deed in lieu of foreclosure is initially recorded at the lower of cost or fair value less estimated selling costs. Costs for development and improvement of the property are capitalized.

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

Income Taxes-The Company and its subsidiary file consolidated income tax returns. Deferred income taxes are provided on temporary differences between the financial reporting bases and income tax bases of the Company's assets and liabilities.

Premises and Equipment-Premises and equipment are stated at cost less accumulated depreciation and include expenditures for major betterments and renewals. Maintenance, repairs, and minor renewals are expensed as incurred. When property is retired or sold, the retired asset and related accumulated depreciation are removed from the accounts and the resulting gain or loss taken into income. The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment loss recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets.

   Depreciation is computed by use of straight-line and accelerated methods over the estimated useful lives of the assets. Estimated lives are generally twenty to forty years for premises, and five to seven years for equipment.

Earnings Per Share-Basic income per share is computed using the weighted-average number of common shares outstanding. ESOP shares which have been committed to be released are considered outstanding. Diluted income per share includes the effect of all dilutive potential common shares (primarily stock options) outstanding during each year.

Intangible Assets-Intangible assets represents the premium paid in conjunction with the Bank's branch acquisitions. The premium is being amortized over a fifteen year period.

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

Segments-Southern Missouri Bancorp, Inc., through the branch network of its subsidiary, Southern Missouri Bank & Trust, provides a broad range of financial services to individuals and companies in Southeast Missouri. These services include demand, time and savings deposits, and lending activities. While the Company's chief decision makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable segment.

The following paragraphs summarize the impact of new accounting pronouncements:

   In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on the Company's financial position or results of operations.

   In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. However, the new statement did not amend SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, which requires recognition and amortization of unidentified intangible assets relating to the acquisition of financial institutions or branches thereof. The FASB has decided to undertake a limited scope project to reconsider the provisions of SFAS No. 72 in 2002. Therefore, the adoption of Statement No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company's financial statements.

   In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supercedes SFAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

NOTE 2: Acquisitions and Divestitures

   In August 2000, the Bank purchased two full-service branches in Kennett and Qulin, Missouri, from Commerce Bancshares, Inc. for $4.9 million in cash. The transaction which was accounted for as a purchase in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Bank and Thrift Acquisitions, included the acquisition of approximately $25.3 million in loans, $1.6 million in premises and equipment and the assumption of $44.7 million in deposits. The premium of $3.8 million is being amortized over 15 years.

In September 2000, the Bank completed its divesture of its branches in Malden and Ellington, Missouri, resulting in a reduction of the deposit base of approximately $13.2 million and a pre-tax gain of $633,538 recorded in other noninterest income.

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 3: Investment and Mortgage-Backed Securities

   Available for Sale - The amortized cost, gross unrealized gains, gross unrealized losses and estimated market value of securities available for sale consisted of the following:

	June 30, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

Investment securities:
U.S. government and Federal agency obligations	$ 6,987,208	$ 92,612	$	$ 7,079,820
Obligations of states and political subdivisions	2,950,363	119,717		3,070,080

TOTAL INVESTMENT SECURITIES	9,937,571	212,329	-	10,149,900

Mortgage-backed securities:
FHLMC certificates	1,330,431	30,297		1,360,728
GNMA certificates	900,192	6,138		906,330
FNMA certificates	4,950,138	53,478		5,003,616
CMO's issued by government agencies	14,176,937	192,287		14,369,224
CMO's issued by private issuer	954,248	14,811		969,059

TOTAL MORTGAGE-BACKED SECURITIES	22,311,946	297,011	-	22,608,957

TOTAL	$ 32,249,517	$ 509,340	$ -	$ 32,758,857

	June 30, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

Investment securities:
U.S. government and Federal agency obligations	$ 4,955,106	$ 10,514	$ -	$ 4,965,620
Obligations of states and political subdivisions	3,796,472	134,972	-	3,931,444

TOTAL INVESTMENT SECURITIES	8,751,578	145,486	-	8,897,064

Mortgage-backed securities:
FHLMC certificates	1,823,691	7,381	-	1,831,072
GNMA certificates	1,436,790	15,702	2,554	1,449,938
FNMA certificates	479,853	-	3,813	476,040
CMO's issued by government agencies	20,539,801	248,054	41,773	20,746,082
CMO's issued by private issuer	1,697,034	24,125	-	1,721,159

TOTAL MORTGAGE-BACKED SECURITIES	25,977,169	295,262	48,140	26,224,291

TOTAL	$ 34,728,747	$ 440,748	$ 48,140	$ 35,121,355

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

The amortized cost and estimated market value of investment and mortgage-backed securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because	borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2002
Available for Sale	Amortized Cost	Estimated Market Value

Due in one year or less	$ 869,870	$ 882,867
Due after one year thru 5 years	2,666,899	2,757,275
Due after 5 years thru 10 years	6,400,802	6,509,758

Total investment securities	9,937,571	10,149,900

Mortgage-backed securities	22,311,946	22,608,957

TOTAL	$ 32,249,517	$ 32,758,857

Proceeds from sales of investment and mortgage-backed securities and gross realized gains and losses are summarized below:

	June 30
	2002	2001	2000

Proceeds from sales:
Investment securities	$ -	$ 7,102,357	$ 1,034,500
Mortgage-backed securities	3,389,315	-	3,365,084

Gross realized gains:
Investment securities	-	15,680	14,500
Mortgage-backed securities	35,207	-	-

Gross realized losses:
Investment securities	-	(4,559)	-
Mortgage-backed securities	(33,841)	-	(35,705)

The carrying value of investment and mortgage-backed securities pledged as collateral to secure public deposits amounted to $14,873,673 and $12,080,527 at June 30, 2002 and 2001, respectively.	Adjustable rate mortgage loans included in mortgage-backed securities at June 30, 2002 and 2001 amounted to $1,266,620 and $3,292,580, respectively.

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 4: Loans Receivable, net Loans receivable, net are summarized as follows:

	June 30
	2002	2001

Real estate loans:
Conventional	$ 120,051,233	$ 109,979,202
Construction	3,083,069	3,374,680
Commercial	43,035,949	36,612,380
Loans secured by deposit accounts	696,545	871,319
Consumer loans	18,081,802	10,949,930
Commercial	29,273,348	22,287,531

	214,221,946	184,075,042
Loans in process	(1,413,818)	(1,728,786)
Deferred loan fees, net	(27,274)	(27,978)
Allowance for loan losses	(1,569,266)	(1,461,684)

TOTAL	$ 211,211,588	$ 180,856,594

   Adjustable-rate loans included in the loan portfolio amounted to $86,117,489 and $90,801,530 at June 30, 2002 and 2001, respectively.

   One-to four-family residential real estate loans amounted to $118,300,466 and $107,809,992 at June 30, 2002 and 2001, respectively.

Real estate construction loans are secured principally by single and multi-family dwelling units.

   Commercial real estate loans are secured principally by commercial buildings, motels, medical centers, churches, fast food restaurants and farmland.

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

Following is a summary of activity in the allowance for loan losses:

	June 30
	2002	2001	2000

Balance, beginning of period	$ 1,461,684	$ 1,276,953	$ 1,191,147

Loans charged-off	(280,464)	(628,289)	(240,036)
Recoveries of loans previously charged-off	38,046	53,020	110,842

Net charge-offs	(242,418)	(575,269)	(129,194)

Provision charged to expense	350,000	510,000	215,000
Acquired allowance for losses	-	250,000	-

Balance, end of period	$ 1,569,266	$ 1,461,684	$ 1,276,953

The Company ceased recognition of interest income on loans with a book value of $133,585, $0 and $537,000 at June 30, 2002, 2001 and 2000, respectively. The average balance of nonaccrual loans for the years ended June 30, 2002, 2001 and 2000 was $80,000, $132,000 and $217,000 respectively. Allowance for losses on nonaccrual loans amounted to $13,350, $0 and $146,000 at June 30, 2002, 2001 and 2000. Interest income of approximately $1,000, $0 and $23,000 was recognized on these loans for the years ended June 30, 2002, 2001 and 2000, respectively. Gross interest income would have been	approximately $13,000, $0 and $51,000 for the years ended June 30, 2002, 2001 and 2000, respectively, if the interest payments had been received in accordance with the original terms. The Bank is not committed to lend additional funds to customers whose loans have been placed on nonaccrual status.

   Of the above nonaccrual loans at June 30, 2002, 2001 and 2000 none were considered to be impaired. There were no impaired loans during the years ended June 30, 2002, 2001 and 2000.

Following is a summary of loans to directors, executive officers and loans to corporations in which executive officers and directors have a substantial interest:

Balance, June 30, 2000	$ 803,878
Additions	973,570
Repayments	(189,603)
Balance, June 30, 2001	1,587,845
Additions	4,386,699
Repayments	(2,433,634)
Balance, June 30, 2002	$ 3,540,910

These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 5: Accrued Interest Receivable

   Accrued interest receivable is summarized as follows:

	June 30
	2002	2001

Investment securities	$ 224,876	$ 205,051
Mortgage-backed securities	116,812	139,443
Loans receivable	1,217,986	1,257,336

	$1,559,674	$1,601,830

NOTE 6: Foreclosed Real Estate

   Foreclosed real estate consists of the following:

	June 30
	2002	2001

Foreclosed real estate	$383,346	$1,162,156
Allowance for losses	-	-

	$383,346	$1,162,156

NOTE 7: Premises and Equipment

   Following is a summary of premises and equipment:

	June 30
	2002	2001

Land	$ 1,128,160	$ 1,095,080
Buildings and improvements	4,317,345	3,536,414
Furniture, fixtures and equipment	2,860,854	2,296,987
Automobiles	28,733	29,797
Construction in progress	149,613	199,833

	8,484,705	7,158,111
Less accumulated depreciation	(2,641,025)	(2,089,303)

	$ 5,843,680	$ 5,068,808

   Depreciation expense for the years ended June 30, 2002, 2001 and 2000 was $551,668, $413,087 and $263,726, respectively.

   Construction in progress at June 30, 2002 consisted of remodeling at the main banking facility in Poplar Bluff, Missouri. Estimated completion date is October 2002, at an additional cost of $250,000.

During 2001, an impairment loss of $125,338 was recognized on the abandonment of certain computer equipment and as a result of a decrease in the market value of the Company's former office in Kennett, Missouri.

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 8: Deposits

   Deposits are summarized as follows:

	June 30
	2002	2001

Noninterest-bearing accounts	$10,207,129	$9,731,376
NOW accounts	19,476,866	15,980,318
Money market deposit accounts	18,974,105	20,695,313
Savings accounts	56,038,200	46,291,900

TOTAL TRANSACTION ACCOUNTS	$104,696,300	$92,698,907

Certificates:
1.00 - 1.99%	1,086,847	-
2.00 - 2.99%	37,449,560	-
3.00 - 3.99%	14,355,571	1,787,509
4.00 - 4.99%	17,579,422	19,546,986
5.00 - 5.99%	8,881,887	38,770,988
6.00 - 6.99%	4,832,442	12,326,045
7.00 - 7.99%	11,568	8,092,874
8.00 - 8.99%	53,259	58,110

Total certificates, 3.66% and 5.53%, respectively	84,250,556	80,582,512

TOTAL DEPOSITS	$188,946,856	$173,281,419

WEIGHTED-AVERAGE RATES - DEPOSITS	2.79%	4.08%

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $20,020,253 and $12,864,088 at June 30, 2002 and 2001, respectively.

Certificate maturities at June 30, 2002 are summarized as follows:
July 1, 2002 to June 30, 2003	$56,860,155
July 1, 2003 to June 30, 2004	7,764,595
July 1, 2004 to June 30, 2005	9,408,002
July 1, 2005 to June 30, 2006	1,082,681
July 1, 2006 to June 30, 2007	9,135,123

$84,250,556

   Interest expense on deposits is summarized as follows:

	Year Ended June 30
	2002	2001	2000

NOW accounts	$ 191,297	$ 388,792	$ 239,815
Money market deposit accounts	467,015	777,089	606,109
Savings accounts	1,509,490	793,810	174,494
Certificates of deposit	3,462,601	5,308,429	4,402,285

	$ 5,630,403	$ 7,268,120	$ 5,422,703

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 9: Securities Sold Under Agreements to Repurchase

   Securities sold under agreements to repurchase, which are classified as borrowings, generally mature within one to four days. The following table presents balance and interest rate information on the securities sold under agreements to repurchase. Prior to July 1, 2000, the Company had not entered into these types of contracts.

	June 30
	2002	2001

Year-end balance	$ 4,311,237	$ 4,115,142
Average balance during the year	4,694,000	3,486,000
Maximum month-end balance during the year	5,453,003	5,169,096
Average interest during the year	2.13%	2.84%
Year-end interest rate	1.75%	3.25%

The market value of the securities underlying the agreements at June 30, 2002 and 2001, was $5,684,663 and $4,377,104, respectively.	The securities sold under agreements to repurchase are under the Company's control.

NOTE 10: Advances from Federal Home Loan Bank of Des Moines

   Advances from Federal Home Loan Bank of Des Moines are summarized as follows:

			June 30
Maturity	Call Date or Quarterly Thereafer	Interest Rate
			2002	2001

06-19-06	-	4.33%	$ 1,000,000	$ -
09-08-06	-	5.00%	5,000,000	-
06-11-07	-	4.89%	1,000,000	-
06-19-07	-	4.63%	1,000,000	-
10-17-07	-	4.84%	2,000,000	-
02-06-08	08-06-02	5.17%	3,000,000	3,000,000
10-26-09	09-01-02	5.50%	10,000,000	10,000,000
01-20-10	07-20-02	5.77%	5,000,000	5,000,000
10-27-10	10-27-03	5.86%	9,000,000	9,000,000
12-09-10	12-09-05	5.93%	10,000,000	10,000,000

			$ 47,000,000	$ 37,000,000

Weighted-average rate			5.62%	5.73%

   In addition to the above advances, the Bank had an available line of credit amounting to $48,716,000, $45,170,000 and $33,672,000 with the FHLB at June 30, 2002, 2001 and 2000, respectively.

   Advances from FHLB of Des Moines are secured by FHLB stock and one-to four-family mortgage loans of $56,400,000 and

$44,400,000 at June 30, 2002 and 2001, respectively. Scheduled principal maturities of advances from FHLB of Des Moines are over the next four to nine years.

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 11: Employee Benefits

   The Bank has adopted a 401(k) profit sharing plan that covers substantially all eligible employees. Contributions to the plan are at the discretion of the Board of Directors of the Bank. During 2002, 2001 and 2000, there were no contributions made to the plan.

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

   Shares are released from collateral and allocated to participants based on pro-rata compensation as the loan is repaid over seven years. Effective

July 1, 1998, the loan terms were modified and principal payments were extended an additional four years. Benefits are vested over five years. Forfeitures are allocated on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation of service. The purchase of the shares of the ESOP has been recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the average fair value of the ESOP shares committed to be released. The ESOP expense for 2002, 2001 and 2000 was $117,173, $107,004, and $107,044, respectively.

The number of ESOP shares at June 30, 2002 and 2001 were as follows:

	2002	2001

Allocated shares	59,489	55,730
Unreleased shares	18,982	26,096

TOTAL ESOP SHARES	78,471	81,826

The fair value of unreleased ESOP shares at June 30, 2002 was $365,404.

   The Bank adopted a management recognition plan (MRP) for the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors) in April 1994. Total shares in the MRP left to be issued are 5,118 at June 30, 2002. During 2002, 2001 and 2000, the Bank granted 0, 0 and 2,700 shares, respectively, to employees. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. Compensation expense, in the amount of the fair market value of the common stock at the date of grant, will be recognized pro-rata over the five years during which the shares are payable.

   The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 2002, 2001 and 2000 was $14,035, $13,425 and $20,210, respectively.

The Company sponsors a stock option plan adopted in April 1994. The purpose of the plan is to provide additional incentive to certain directors, officers and key employees of the Bank. In October 1999, the stockholders voted to increase the number of shares reserved for options by 67,932 shares. The stock options are granted at the fair market value of the common stock on the date of the grant. Through June 30, 1999, all options granted were 100% vested at the grant date. For shares granted since June 30, 1999, the vesting period range is from the grant date up to a five year period. All options expire ten years from the date of the grant. At June 30, 2002, there are 41,932 shares remaining available for option grants. The weighted-average remaining contractual life of options outstanding at June 30, 2002 is 5.6 years.

   Changes in options outstanding were as follows:

	Number of Shares	Weighted Average Exercise Price

Balance at June 30, 1999	102,694	$ 12.29
Granted	31,491	13.48
Exercised	(13,562)	10.00
Balance at June 30, 2000	120,623	12.86
Granted	20,000	13.38
Exercised	(19,566)	10.00
Forfeited	(6,000)	13.00
Balance at June 30, 2001	115,057	13.40
Granted	0
Exercised	(13,000)	11.20
Forfeited	(5,000)	14.00
Balance at June 30, 2002	97,057	13.67

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

   The Company has estimated the fair value of awards granted under its stock option plan during 2002, 2001 and 2000 utilizing the Black-Scholes pricing model.

   For the options granted in 2002, 2001 and 2000, the Company has applied Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and diluted earnings per share would have been reduced by approximately $7,000, $19,000 and $62,000, or $.01, $.02 and $.05 per share in 2002, 2001 and 2000, respectively.

   Following is a summary of the fair values of options granted using the Black-Scholes pricing model:

	2002	2001	2000

Fair value at grant date	$ 10,000	$ 28,000	$ 93,000
Assumptions:
Expected dividend yield	5.00%	5.00%	5.00%
Expected volatility	21.50%	21.00%	22.00%
Risk-free interest rate	6.20%	5.60%	6.20%
Weighted-average expected life	5 years	5 years	5 years

The Bank adopted a directors' retirement plan in April 1994 for outside directors. The directors' retirement plan provides that each non-employee director (participant) shall receive, upon termination of service on the Board on or after age 60, other than termination for cause, a benefit in equal annual installments over a five year period. The benefit will be based upon the product of the participant's vesting percentage	and the total Board fees paid to the participant during the calendar year preceding termination of service on the Board. The vesting percentage shall be determined based upon the participant's years of service on the Board, whether before or after the reorganization date, according to the following schedule:
Full Years of Service on the Board	Non-Employee Director's Vested Percentage

Less than 5	0%
5 to 9	50%
10 to 14	75%
15 or more	100%
In the event that the participant dies before collecting any or all of the benefits, the Bank shall pay the participant's beneficiary. No benefits shall be payable to anyone other than the beneficiary, and shall terminate on the death of the beneficiary.

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

The following items are components of net pension costs for the years ended June 30, 2002, 2001 and 2000:
	2002	2001	2000

Service cost - benefits earned during the year	$ 6,027	$ 5,537	$ 4,062
Interest cost on benefit obligation	11,916	12,258	11,998
Amortization of prior service cost and net obligation	0	0	0
Amortization of unrecognized gains	(1,015)	(589)	(1,148)

Net pension cost	$ 16,928	$ 17,206	$ 14,912

The following table sets forth the directors' retirement plan's funded status and amounts recognized in the consolidated financial statements at June 30, 2002 and 2001:
	2002	2001

Actuarial present value of benefit obligations:
Vested accumulated benefits	$ 140,575	$ 150,414
Non-vested accumulated benefits	19,668	13,781

Total accumulated benefits	160,243	164,195
Effect of projected future fee increases	-	-

Projected benefit obligation for service rendered to date	160,243	164,195
Unrecognized net gain	24,342	23,862

Accrued pension cost included in other liabilities	$ 184,585	$ 188,057

A reconciliation of the projected benefit obligation and fair value of plan assets is summarized as follows at June 30, 2002 and 2001:
	2002		2001
	Projected Benefit Obligation	Plan Assets at Fair Value	Projected Benefit Obligation	Plan Assets at Fair Value

Balance, beginning of year	$ 164,195	$ -	$ 169,580	$ -
Service cost	6,027	-	5,537	-
Interest cost	11,916	-	12,258	-
Actual return	-	-	-	-
Actuarial gain	(1,495)	-	(2,780)	-
Contributions	-	20,400	-	20,400
Benefits paid	(20,400)	(20,400)	(20,400)	(20,400)

Balance, end of year	$ 160,243	$ -	$ 164,195	$ -

	2002	2001	2000

Weighted-average assumptions as of June 30:
Discount rate	7%	7%	7%
Rate of directors' fees increase	0%	0%	0%

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 12: Income Taxes

   SFAS No. 109 requires the Bank to establish a deferred tax liability for the tax bad debt reserves over the base year amounts. The Bank's base year tax bad debt reserves are $1,799,626. The estimated deferred tax liability on such amount is approximately $611,000, which has not been recorded in the accompanying Consolidated Financial Statements.

If these tax bad debt reserves are used for other than loan losses, the amount will be subject to Federal income taxes at the then prevailing corporate rate.

   The components of net deferred tax liabilities are summarized as follows:

	2002	2001

Deferred tax assets:
Provision for losses on loans and foreclosed real estate	$ 458,939	$ 411,972
Accrued compensation and benefits	100,234	113,455

Gross deferred tax assets	559,173	525,427
Valuation allowance	-	-

Total deferred tax assets	$ 559,173	$ 525,427

Deferred tax liabilities:
FHLB stock dividends	$ 166,566	$ 166,566
Purchase accounting adjustments	23,512	10,514
Premises and equipment, tax vs. book accumulated depreciation	211,842	107,020
Installment sale	143,439	166,513
Unrealized gain on available for sale securities	188,456	145,265

Total deferred tax liabilities	733,815	595,878

NET DEFERRED TAX LIABILITIES	($174,642)	$ (70,451)

   Income taxes are summarized as follows:

	Year Ended June 30
	2002	2001	2000

Current:
Federal	$ 1,034,700	$ 726,000	$ 661,700
State	92,000	124,000	113,600

	1,126,700	850,000	775,300

Deferred:
Federal	61,000	(8,000)	(76,800)
State	9,000	(2,000)	(8,500)

	70,000	(10,000)	(85,300)

	$ 1,196,700	$ 840,000	$ 690,000

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

The provision for income taxes varies from the amount of income tax determined by applying the statutory Federal income tax rate to income before income taxes as a result of the following differences:
	Year Ended June 30
	2002	2001	2000

Tax at statutory Federal rate	$ 1,191,905	$ 812,124	$ 683,457
Increase (reduction) in taxes resulting from:
Nontaxable municipal income	(79,714)	(76,635)	(66,493)
State tax, net of Federal benefit	72,700	83,200	69,300
Nondeductible ESOP expenses	17,071	9,474	7,827
Other, net	(5,262)	11,837	(4,091)

ACTUAL PROVISION	$ 1,196,700	$ 840,000	$ 690,000

NOTE 13: Comprehensive Income

   SFAS No. 130 Reporting Comprehensive Income requires the reporting of comprehensive income and its components. Comprehensive income is defined as the change in equity from transactions and other events and circumstances from non-owner sources, and excludes investments by and distributions to owners. Comprehensive income includes net income and other items of comprehensive income meeting the above criteria. Components of other comprehensive income are as follows:
	Year Ended June 30
	2002	2001	2000

Unrealized gains (losses) on available for sale securities:
Unrealized holding gains (losses) arising during period	$ 118,098	$ 1,403,360	$ (612,555)
Less: reclassification adjustments for (gains) losses realized in net income	(1,366)	(11,121)	21,205

Total unrealized gains (losses) on securities	116,732	1,392,239	(591,350)
Income tax expense (benefit)	43,192	514,939	(212,273)

Other comprehensive income (loss)	$ 73,540	$ 877,300	$ (379,077)

At June 30, 2002, 2001 and 2000 accumulated other comprehensive income in the Statement of Financial Condition consisted entirely of	unrealized gains (losses) on available for sale investment and mortgage-backed securities.

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

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

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios

(set forth in the table below) of total capital and Tier I risk-based capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

   As of June 30, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

   The following table summarizes the Bank's actual and required regulatory capital:

(dollars in thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of June 30, 2002
Total Capital (to Risk-Weighted Assets)	$ 21,080	12.2%	$ 13,788	≥8.0%	$ 17,235	10.0%
Tier I Capital (to Risk-Weighted Assets)	19,511	11.3%	6,894	≥4.0%	10,341	6.0%
Tier I Capital (to Average Assets)	19,511	7.5%	10,385	≥4.0%	12,981	5.0%
As of June 30, 2001
Total Capital (to Risk-Weighted Assets)	$ 20,290	14.0%	$ 11,554	≥8.0%	$ 14,442	10.0%
Tier I Capital (to Risk-Weighted Assets)	18,828	13.0%	5,777	≥4.0%	8,665	6.0%
Tier I Capital (to Average Assets)	18,828	8.2%	9,238	≥4.0%	11,547	5.0%

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

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

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

	Contract or Notional Amount June 30
	2002	2001

Commitments to extend credit	$ 20,808,632	$ 8,799,461
Standby letters of credit	$ 362,779	$ 195,413

At June 30, 2002, total commitments to originate fixed-rate loans with terms in excess of one year were $1.2 million at interest rates ranging from 6.75% to 8.0%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company's policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the statements of financial	condition. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

   The Company grants collateralized commercial, real estate, and consumer loans to customers in Southeast Missouri. Although the Company has a diversified portfolio, loans aggregating $120,051,233 at June 30, 2002, are secured by single and multi-family residential real estate in the Company's primary lending area.

NOTE 17: Earnings Per Share The following table sets forth the computations of basic and diluted earnings per common share:
	Year Ended June 30
	2002	2001	2000

Numerator - net income	$ 2,308,903	$ 1,548,602	$ 1,320,169

Denominators
Denominator for basic earnings per share -
Weighted-average shares outstanding	1,192,612	1,229,652	1,277,562
Common equivalent shares due to stock options under treasury stock method	22,397	10,507	13,496

Denominator for diluted earnings per share	1,215,009	1,240,159	1,291,058

Basic earnings per common share	$ 1.94	$ 1.26	$ 1.03
Diluted earnings per common share	$ 1.90	$ 1.25	$ 1.02

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 18: Fair Value of Financial Instruments The carrying amounts and estimated fair values of the Company's financial instruments at June 30, 2002 and 2001, are summarized as follows:

	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Non-trading instruments and nonderivatives:
Cash and cash equivalents	$ 8,612,714	$ 8,612,714	$ 10,710,122	$ 10,710,122
Investment and mortgage- backed securities available for sale	32,758,857	32,758,857	35,121,355	35,121,335
Stock in FHLB of Des Moines	2,350,000	2,350,000	2,150,000	2,150,000
Loans receivable, net	211,211,588	215,858,786	180,856,594	182,200,836
Accrued interest receivable	1,559,674	1,559,674	1,601,830	1,601,830
Deposits	188,946,856	189,570,828	173,281,419	174,189,325
Securities sold under agreements to repurchase	4,311,237	4,311,237	4,115,142	4,115,142
Advances from FHLB of Des Moines	47,000,000	50,287,000	37,000,000	37,840,239
Accrued interest payable	571,168	571,168	1,139,134	1,139,134

   The following methods and assumptions were used in estimating the fair values of financial instruments:

   Cash and cash equivalents are valued at their carrying amounts due to the relatively short period to maturity of the instruments.

   Fair values of investments and mortgage-backed securities are based on quoted market prices or, if unavailable, quoted market prices of similar securities.

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

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 19: Condensed Parent Company Only Financial Statements The following condensed statements of financial condition and condensed statements of income and cash flows for Southern Missouri	Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

	At June 30
Statements of Financial Condition	2002	2001

Assets
Cash	$ 1,052,923	$ 551,175
ESOP note receivable	216,313	289,187
Other assets	80,495	79,393
Equity in net assets of the Bank	23,200,003	22,699,953

TOTAL ASSETS	$ 24,549,734	$ 23,619,708

Liabilities and Stockholders' Equity
Accrued expenses and other liabilities	$ 38,529	$ 37,220

TOTAL LIABILITIES	38,529	37,220

Stockholders' equity	24,511,205	23,582,488

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 24,549,734	$ 23,619,708

	Year Ended June 30
Statements of Income	2002	2001	2000

Interest income	$ 27,826	$ 40,334	$ 90,226
Dividend from Bank	2,125,000	800,000	800,000
Other income	-	4,606	22,376

	2,152,826	844,940	912,602
Operating expenses	196,524	198,340	189,963

Income before income taxes and equity in undistributed income of the Bank	1,956,302	646,600	722,639
Income taxes	(57,300)	(52,155)	(34,037)

Income before equity in undistributed income of the Bank	2,013,602	698,755	756,676
Equity in undistributed income of the Bank	295,301	849,847	563,493

NET INCOME	$ 2,308,903	$ 1,548,602	$ 1,320,169

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

	Year Ended June 30
Statements of Cash Flows	2002	2001	2000

Cash flows from operating activities:
Net income	$ 2,308,903	$ 1,548,602	$ 1,320,169
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of the Bank	(295,301)	(849,847)	(563,493)
Other adjustments, net	(794)	18,068	60,171

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,012,808	716,823	816,847

Cash flows from investing activities:
Principal collected on loan to ESOP	73,874	72,873	75,181
Purchase of investment security, available for sale	-	(100,000)	-
Proceeds from sales and maturities of investment securities, available for sale	-	104,581	1,034,500
Proceeds from sales of other assets	-	16,500	-

NET CASH PROVIDED BY INVESTING ACTIVITIES	73,874	93,954	1,109,681

Cash flows from financing activities:
Dividends on common stock	(587,945)	(615,119)	(640,700)
Exercise of stock options	145,410	198,660	135,620
Payments to acquire treasury stock	(1,142,399)	(10,646)	(1,762,530)

NET CASH USED IN FINANCING ACTIVITIES	(1,584,934)	(427,105)	(2,267,610)

Net increase (decrease) in cash and cash equivalents	501,748	383,672	(341,082)
Cash and cash equivalents at beginning of period	551,175	167,503	508,585
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 1,052,923	$ 551,175	$ 167,503

NEXT PAGE

Notes to Consolidated Financial Statements (continued)

Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 20: Quarterly Financial Data (Unaudited) Quarterly operating data is summarized as follows (in thousands):
	June 30, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$ 4,317	$ 4,228	$ 4,229	$ 4,219
Interest expense	2,317	2,062	1,892	1,868

Net interest income	2,000	2,166	2,337	2,351
Provision for loan losses	80	90	110	70
Noninterest income	203	214	226	231
Noninterest expense	1,377	1,469	1,504	1,522

Income before income taxes	746	821	949	990
Income taxes	250	285	326	336

NET INCOME	$ 496	$ 536	$ 623	$ 654

	June 30, 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$ 3,714	$ 4,082	$ 4,111	$ 4,254
Interest expense	2,221	2,393	2,413	2,463

Net interest income	1,493	1,689	1,698	1,791
Provision for loan losses	170	60	140	140
Noninterest income	804	204	197	242
Noninterest expense	1,409	1,274	1,225	1,311

Income before income taxes	718	559	530	582
Income taxes	267	178	188	207

Net income	$ 451	$ 381	$ 342	$ 375

NEXT PAGE

Corporate Information

Corporate Headquarters 531 Vine Street Poplar Bluff, Missouri 63901 Independent Auditors Kraft, Miles & Tatum, LLC Poplar Bluff, Missouri 63901	Special Counsel Silver, Freedman & Taff, L.L.P. Washington, D.C. 20007 Transfer Agent Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016	Common Stock Nasdaq Stock Market Nasdaq Symbol: SMBC

Annual Meeting

The Annual Meeting of Stockholders will be held Monday, October 21, 2002, at 9:00 a.m., Central Time, at the Greater Poplar Bluff Area Chamber of Commerce Building, 1111 West Pine, Poplar Bluff, Missouri 63901.

Annual Report on Form 10-KSB and Other Reports

A copy of the Company's annual report on Form 10-KSB, including financial statement schedules and our quarterly reports as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Secretary, Southern Missouri Bancorp, Inc., 531 Vine Street, Poplar Bluff, Missouri 63901. These documents also may be accessed through the SEC's website at www.sec.gov

NEXT PAGE

Directors and Officers

Seated left to right, James Tatum, Samuel Smith, Thadis Seifert, Leonard Ehlers. Standing left to right, Douglas Bagby, Greg Steffens, Ronnie Black. Not shown, Sammy Schalk.

SOUTHERN MISSOURI BANCORP, INC.
Directors
Thadis R. Seifert
Chairman of the Board
Retired former executive vice president
  of Bank

Leonard M. Ehlers
Vice-Chairman
Retired court reporter of the 36th
  Judicial Circuit

Samuel H. Smith
Engineer and majority owner of
  S.H. Smith and Company, Inc.

James W. Tatum
Retired certified public accountant	Ronnie D. Black
Executive Director General Association
  of General Baptists

L. Douglas Bagby
General Manager Municipal Utilities of
  City of Poplar Bluff

Sammy A. Schalk
President of Gamblin Lumber Company

Greg A. Steffens
President
Chief Financial Officer	Executive Officers Greg A. Steffens President Chief Financial Officer James W. Tatum Vice President
SOUTHERN MISSOURI BANK AND TRUST
Directors
Samuel H. Smith
Chairman of the Board
Engineer and majority owner of
  S.H. Smith and Company, Inc.

James W. Tatum
Vice-Chairman
Retired certified public accountant

Thadis R. Seifert
Retired former executive vice president
of Bank	Ronnie D. Black
Executive Director General Association
  of General Baptists

L. Douglas Bagby
General Manager Municipal Utilities of
  City of Poplar Bluff

Sammy A. Schalk
President of Gamblin Lumber Company

Greg A. Steffens
President
Chief Executive Officer	Executive Officers
Greg A. Steffens
President
Chief Executive Officer

James D. Duncan
Executive Vice President
Chairman Loan Dept.

Kimberly A. Capps
Chief Financial Officer

Adrian Rushing
Chief Operating Officer

William D. Hribovsek
Senior Commercial Loan Officer

NEXT PAGE

Southern Missouri Bancorp, Inc. (SMBC)

is a single-bank holding company that now more than measures up to its peers on ROE and other financial performance benchmarks. This has come about through the establishment of a strong management team, continuing emphasis on growing core businesses, and the addition of new systems, services and offices that make Southern Missouri Bank one of the leading financial institutions headquartered in Southeast Missouri.

SOUTHERN MISSOURI BANCORP, INC.
531 Vine Street
Poplar Bluff, Missouri 63902
(573) 785-1421