Form 10KSB, Exhibit 13
period 2003-06-30
SOUTHERN MISSOURI BANCORP INC
filed 2003-09-22
CIK 916907

# *new* GROWTH

SOUTHERN MISSOURI BANCORP, INC.

2003 ANNUAL REPORT

 NEXT PAGE

CORPORATE PROFILE

Southern Missouri Bancorp, Inc. (NASDAQ: SMBC) is the holding company for Southern Missouri Bank ∓ Trust Company (Southern Missouri Bank). While the company's history goes back 116 years, the past 4 years have truly marked a significant change in company focus and performance.

New Growth

In recent years, the bank's management team has succeeded in generating increased growth and improved profitability by building the bank's core businesses, while successfully introducing new, higher-margin products.

This new growth represents a marked departure from past practices.

Table of Contents

2	Letter to Shareholders
8	Common Share Data
9	Financial Review
21	Report from Kraft, Miles ∓ Tatum, LLC Independent Auditors
22	Consolidated Financial Statements
27	Notes to Consolidated Financial Statements
48	Corporate and Investor Information
49	Directors and Officers

NEXT PAGE

FINANCIAL HIGHLIGHTS

	2003	2002	change(%)
EARNINGS (dollars in thousands)
Net interest income	$9,284	$8,854	4.9

Provision for possible loan losses	330	350	(5.7)
Other income	1,415	874	61.9
Other expense	6,165	5,872	5.0
Income taxes	1,466	1,197	22.5
Net income	2,738	2,309	18.6

PER COMMON SHARE
Net income:
Basic	$2.35	$1.94	21.1
Diluted	2.28	1.90	20.0
Shareholders' equity (diluted book value)	21.24	20.34	4.4
Closing market price	25.40	19.25	31.9
Cash dividends declared	.56	.50	12.0

AT YEAR-END (dollars in thousands)
Total assets	$279,455	$266,288	4.9
Earning assets	262,024	252,596	3.7
Loans	222,840	211,212	5.5
Nonperforming assets	307	719	(57.3)
Reserves as a percent of nonperforming loans	2062.59%	466.2%
Deposits	$194,532	$188,947	3.0
Shareholders' equity	25,108	24,511	2.4

FINANCIAL RATIOS
Return on shareholders' equity	11.08%	9.77%
Return on assets	1.00	.91
Net interest margin	3.57	3.67
Efficiency ratio	57.52	60.37
Allowance for possible loan losses to loans	.81	.73
Equity to average assets at year-end	9.02	9.29
OTHER DATA(1)
Common shares outstanding	1,803,201	1,803,201
Average common and equivalent shares outstanding	1,199,180	1,215,009
Shareholders of record	301	314
Full-time equivalent employees	88	87
Assets per employee (in thousands)	$3,176	$3,061
Banking offices	8	8

(1) Other data is as of year-end, except for average shares.

NEXT PAGE

LETTER TO SHAREHOLDERS

Dear Shareholder,

2003 was a year of new sources
of revenue growth.

Earnings increased 18.6% from $2,309,000 to $2,738,000, with diluted earnings per share rising 20.0%, from $1.90 to $2.28.

We confirmed our core business growth strategies by managing to increase loans and deposits during a challenging economic year. However, the most important news was the successful launch of several new high-margin products that significantly increased our non-interest income this year, and will	continue to contribute to the Bank's income in the future.

The combination of these new revenue sources, and the bank posting its fourth year of stable core business growth, gave the board the confidence to authorize the largest

# *Strong Return On Equity*

We continue to significantly outperform peer banks on ROE, the profitability measure we watch most closely.

RETURN ON EQUITY vs. PEER BANKS (1)

SOUTHERN MISSOURI BANCORP, INC.
PEER BANKS
7.3%
6.3%
7.3%
7.6%
7.0%
5.6%
5.7%
8.5%
(12/02)
5.5%
4.1%
4.1%
7.3%
5.9%
6.9%
9.8%
11.1%
(6/03)
96
97
98
99
00
01
02
03
new GROWTH

*(1) Peer data is based on the average year-end figures (December) from SNL DataSource's Index of Missouri publicly traded thrifts. SMBC data is as of fiscal year-end (June).*

NEXT PAGE

dividend increase in the company's history. The quarterly dividend will increase 28.6%, from $0.14 to $0.18.

Strengthening Our Earnings Foundation

Our core business remains attracting deposits and then lending those funds to the creditworthy homeowners and businesses we serve in Southeast Missouri.

We were especially pleased to increase total loans 5.7%, from $211 million to $223 million, during a year when two economic conditions were curtailing loan growth throughout the banking industry. First, slow economic activity kept business owners cautious. Second, the lowest home loan rates in more than 40 years motivated more	homeowners to refinance their home loans, moving those loans from bank balance sheets to the balance sheets of secondary market investors.

Consistent with our lending philosophy, the percentage of commercial loans continued to increase from 34.2% to 38.5% of the loan portfolio. With the increase in commercial loans, it is important to note that Jim Duncan's leadership has improved the overall quality of the loan portfolio. During challenging economic conditions, non-performing assets continued to decline and remain well below peer average.

We were also able to grow deposits 3.2%, from $189 million to $195 million, even though historically low interest rates made it difficult to attract new customers.

NEXT PAGE

LETTER TO SHAREHOLDERS

Customers responded enthusiastically to our new Premier Checking account. Premier Checking truly defines the future for checking accounts by combining several new technologies - check imaging, e-mail delivery of statements and Check Card purchases. It will continue to contribute to deposit growth, non-interest income and operational efficiencies for many years to come.

Adding New Growth To Our Earnings Foundation

The way we earn income must continue to evolve.

Traditional bank business is becoming more commodity based, with declining margins. To make up for that decline and keep our company on its established trajectory of	annual earnings increases, non-interest income from new growth sources will need to contribute an increasing percentage of the company's overall revenue.

This year non-interest income increased 61.9%, from $874,000 to $1,415,000. What gives us cause for even more optimism is the fact that the new products that generated these non-interest revenue increases were launched mid-year and only had four to six months to contribute incremental revenue.

Five products accounted for most of this non-interest income and they all exemplify the win-win scenario we seek for our shareholders and our customers. All five products are highly valued by our customers and contribute attractive profit margins for our shareholders.

# Our Success Is Recognized

## *By The Market*

stock price up 32%

$25.40
$19.25
$14.00
6/30/01
6/30/02
6/30/03

## *By The Media*

Southern Missouri Bancorp, Inc. moved up 5 levels in the St. Louis Post-Dispatch Top 50 Public Companies that published May 19, 2003.

| Company | Rank 2002 | Rank 2003 |
|---|---|---|
| RehabCare Group, Inc. | 10 | 25 |
| **Southern Missouri Bancorp, Inc.** | **31** | **26** |
| A.G. Edwards, Inc. | 42 | 27 |
| Smurfit-Stone Container Corp. | NR | 28 |
| Spartech Corp. | 34 | 29 |
| Pulitzer Inc. | 44 | 30 |

NEXT PAGE

# *new* GROWTH

## QUARTERLY NON-INTEREST INCOME INCREASES 104.6%

*New products that helped drive non-interest income up*

- Overdraft Privilege
- Home Loans Sold to the Secondary Market
- Credit Life & Disability Insurance
- Premier Checking
- Cash Management

$203,443
$213,693
$226,968
$230,234
$247,218
$307,900
$388,625
$471,169
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
2002
2003

Leading the new product list is Overdraft Privilege, a supplementary service for checking account customers.

For homeowners, we added fixed-rate home loans sold to the secondary market and credit life and disability insurance. In addition to contributing significant non-interest income, secondary market loans will help us enhance our home loan leadership role in Southeast Missouri.

For depositors, Premier Checking with Check Card and Overdraft Privilege convenience help make it easier to manage everyday household finances.

For business owners, our new Internet-based cash management system gives them greater	control over their companies' payables, receivables and investments.

Management pursued these five products for two reasons. First, they all have proven track records of high profit-margin success at banks in other parts of the country. Second, all of them broaden our services to our three principal customer bases - homeowners, business owners and retail depositors.

Using Technology To Control Costs

While new non-interest income products fueled strong revenue growth, new technology-based systems reduced operating costs.

NEXT PAGE

LETTER TO SHAREHOLDERS

Checking accounts have always been one of the most labor-intensive accounts banks offer. Over the past two years, we have introduced Internet Cash Management, Internet Banking, Telephone Banking, E-Mail Delivered Statements, Check Images and Check Cards to address checking costs.

Once again, this investment has resulted in a win-win situation for our shareholders and our customers. Our checking accounts have increased 8.4%, proving that our customers value the account enhancements. In addition, our overall efficiency ratio has improved from 60.4% to 57.5%, with much of that savings due to lower checking account operating costs.

In 2004, we will address one of our more costly non-personnel expenses - voice and	data transmission. We plan to convert from phone and data landlines to lower-cost wireless communications.

In Conclusion

The year 2003 may be accurately characterized as a highly noteworthy one for Southern Missouri Bancorp, Inc. We proved we could continue growing our core businesses during difficult economic times and create important new growth with several new non-interest income products.

The early success of those new revenue sources has us excited about our new growth prospects for 2004. At the same time, we will seek opportunities to expand our office network by purchasing other institutions, or building new branches.

# Improved Efficiency

Strategic investments in new systems have reduced operating costs and improved overall efficiency.

## EFFICIENCY RATIO (1)

SOUTHERN MISSOURI BANCORP, INC.
PEER BANKS
55.4%
69.6%
60.7%
57.3%
62.1%
64.3%
60.4%
57.5%
(6/03)
59.7%
62.0%
56.5%
59.8%
61.6%
63.3%
70.1%
66.6%
(12/02)
96
97
98
99
00
01
02
03
new GROWTH

### SYSTEMS IMPROVEMENTS THAT CONTRIBUTED VALUABLE COST SAVINGS:

- Introduced E-Mail Delivery of Monthly Statements instead of USPS
- Converted Check Processing from Actual Checks to Check Images
- Postage Pre-Sort

*(1) Peer data is based on the average year-end figures (December) from SNL DataSource's Index of Missouri publicly traded thrifts. SMBC data is as of fiscal year-end (June).*

NEXT PAGE

# *Loan Quality Improves Even More*

While challenging economic times have caused non-performing loans to spike at peer banks, our non-performing loans declined to a new record low for the company.

## NON-PERFORMING LOANS TO TOTAL LOANS (90 DAYS) (1)

SOUTHERN MISSOURI BANCORP, INC.
PEER BANKS
.57%
1.28%
1.12%
.42%
.42%
.27%
.16%
.04%
(6/03)
.98%
.77%
.95%
.69%
.41%
1.23%
1.65%
.41%
(12/02)
96
97
98
99
00
01
02
03
*new* GROWTH

## NON-PERFORMING ASSETS RATIO (1)

SOUTHERN MISSOURI BANCORP, INC.
PEER BANKS
.38%
.89%
.98%
.64%
.59%
.69%
.27%
.11%
(6/03)
1.1%
.93%
.93%
.78%
.59%
1.4%
1.9%
.71%
(12/02)
96
97
98
99
00
01
02
03
*new* GROWTH

*(1) Peer data is based on the average year-end figures (December) from SNL DataSource's Index of Missouri publicly traded thrifts. SMBC data is as of fiscal year-end (June).*

Our sincere thanks go out to you, our shareholders, and our customers, whose trust in us makes it possible to pursue new opportunities.

We were pleased to have finished a challenging year with an 18.6% increase in earnings, a stock price increase of 31.9%,

and a balance sheet that is well-positioned for the future. I particularly want to commend our fine staff for their enthusiasm and excellent performance throughout the year.

         Greg Steffens
         President
         Southern Missouri Bancorp, Inc.

PLEASE JOIN US . . .

. . .at our 2003 Annual Meeting where shareholders and those considering investing in Southern Missouri Bancorp, Inc. will hear management cover this year's performance in detail and discuss our plans for continued growth.	ANNUAL MEETING MONDAY, OCTOBER 20 AT 9 AM CHAMBER OF COMMERCE BUILDING POPLAR BLUFF

NEXT PAGE

COMMON SHARE DATA

The common stock of the Company is listed on the NASDAQ Stock Market under the symbol "SMBC". The following bar graph sets forth the high, low and closing trade prices of the common stock, cash dividends and other information for the last three years.

The following table sets forth per share market price and dividend information for the Company's common stock. As of August 1, 2003, there were approximately 301 stockholders of record. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

2003	High	Low	Close	Book Value At End Of Period	Market Price To Book Value	Dividends Declared

4th Quarter (6-30-03)	$25.75	$24.00	$25.40	$21.87	116.14%	$0.140
3rd Quarter (3-31-03)	$25.00	$20.95	$24.00	$21.38	112.25%	$0.140
2nd Quarter (12-31-02)	$22.25	$18.24	$20.90	$21.18	98.68%	$0.140
1st Quarter (9-30-02)	$19.10	$17.45	$19.00	$20.77	91.48%	$0.140

2002

4th Quarter (6-30-02)	$19.93	$16.94	$19.25	$20.34	94.64%	$0.125
3rd Quarter (3-31-02)	$17.22	$15.75	$17.00	$19.77	85.99%	$0.125
2nd Quarter (12-31-01)	$16.45	$14.70	$16.20	$19.30	83.94%	$0.125
1st Quarter (9-30-01)	$15.75	$13.75	$15.25	$19.12	79.76%	$0.125

2001

4th Quarter (6-30-01)	$14.15	$13.00	$14.00	$18.53	75.55%	$0.125
3rd Quarter (3-31-01)	$14.00	$13.00	$13.88	$18.25	76.05%	$0.125
2nd Quarter (12-31-00)	$13.63	$12.25	$13.63	$18.02	75.64%	$0.125
1st Quarter (9-30-00)	$13.25	$12.50	$12.65	$17.55	72.08%	$0.125

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

	At Or For The Years Ended June 30
	2003	2002	2001

Average common shares outstanding	1,199,180	1,215,009	1,240,159
Year-end common shares outstanding	1,803,201	1,803,201	1,803,201
Shareholders of record	301	314	313

NEXT PAGE

FINANCIAL REVIEW

BUSINESS OF THE COMPANY AND THE BANK

       Southern Missouri Bancorp, Inc. (Southern Missouri or Company) is a Missouri corporation and owns all of the outstanding stock of Southern Missouri Bank ∓ Trust Co. (SMBT or the Bank). The Company's earnings are primarily dependent on the operations of the Bank. As a result, the following discussion relates primarily to the operations of the Bank.

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

(dollars in thousands)

	At June 30
Financial Condition Data:	2003	2002	2001	2000	1999

Total assets	$ 279,455	$ 266,288	$ 240,494	$ 184,391	$ 164,972
Loans receivable, net	222,840	211,212	180,857	138,425	118,249
Mortgage-backed securities	25,019	22,609	26,224	12,957	16,900
Cash, interest-bearing deposits and investment securities	13,602	18,763	19,607	26,425	25,048
Deposits	194,532	188,947	173,281	123,920	120,155
Borrowings	58,734	51,311	41,115	37,000	20,550
Stockholders' equity	$ 25,108	$ 24,511	$ 23,582	$ 21,457	$ 22,629

(dollars in thousands)

	For The Year Ended June 30
Operating Data:	2003	2002	2001	2000	1999

Interest income	$16,404	$16,993	$16,161	$12,290	$11,414
Interest expense	7,120	8,139	9,490	6,919	6,247

Net interest income	9,284	8,854	6,671	5,371	5,167
Provision for loan losses	330	350	510	215	235

Net interest income after provision for loan losses	8,954	8,504	6,161	5,156	4,932

Noninterest income	1,415	874	1,447	612	1,255
Noninterest expense	6,165	5,872	5,219	3,758	3,682

Income before income taxes	4,204	3,506	2,389	2,010	2,505
Income tax expense	1,466	1,197	840	690	860

Net income	$2,738	$2,309	$1,549	$1,320	$1,645

Basic earnings per common share	$2.35	$1.94	$1.26	$1.03	$1.23
Diluted earnings per common share	$2.28	$1.90	$1.25	$1.02	$1.20
Dividends per share	$ .56	$ .50	$ .50	$ .50	$ .50

NEXT PAGE

FINANCIAL REVIEW (continued)

	At June 30
Other Data:	2003	2002	2001	2000	1999

Number of:
Real estate loans	2,842	2,952	2,910	2,811	2,920
Deposit accounts	16,455	15,975	15,630	12,887	13,189
Full service offices	8	8	8	8	8
	At Or For The Year Ended June 30
Key Operating Ratios:	2003	2002	2001	2000	1999

Return on assets (net income divided by average assets)	1.00%	.91%	.71%	.77%	1.02%

Return on average equity (net income divided by average equity)	11.08	9.77	6.86	5.98	7.30

Average equity to average assets	9.02	9.29	10.29	12.84	14.01

Interest rate spread (spread between weighted average rate on all interest- earning assets and all interest- bearing liabilities)	3.29	3.33	2.76	2.60	2.76

Net interest margin (net interest income as a percentage of average interest-earning assets)	3.57	3.67	3.22	3.22	3.32

Noninterest expense to average assets	2.25	2.31	2.38	2.16	2.29

Average interest-earning assets to interest-bearing liabilities	110.67	110.15	110.26	115.02	114.15

Allowance for loan losses to total loans at end of period	.81	.73	.79	.91	.99

Allowance for loan losses to nonperforming loans	2,062.59	466.22	299.08	237.79	658.09

Net charge-offs to average out- standing loans during the period	.03	.12	.35	.10	.29

Ratio of nonperforming assets to total assets	.12	.27	.69	.59	.64

Dividend payout ratio	23.97	25.46	39.72	48.53	39.95

NEXT PAGE

FINANCIAL REVIEW (continued)
Management's Discussion and Analysis of Financial Condition
and Results of Operations

      Southern Missouri Bancorp, Inc. is a Missouri corporation originally organized for the principal purpose of becoming the holding company of Southern Missouri Savings Bank. The Bank converted from a Federally-chartered stock savings bank to a state-chartered stock savings bank effective February 17, 1998, and subsequently changed its name to Southern Missouri Bank ∓ Trust Co. The Company's state of incorporation changed from Delaware to Missouri effective April 1, 1999. The principal business of SMBT consists primarily of attracting deposits from the general public and using such deposits along with wholesale funding from the Federal Home Loan Bank of Des Moines (FHLB) to finance mortgage loans secured by one-to four-family residences and, to a lesser extent, consumer loans, commercial real estate loans, and commercial business loans. These funds have also been used to purchase investment securities, mortgage-backed securities (MBS), U.S. government and federal agency obligations and other permissible securities.

      The revenues of Southern Missouri are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investment securities and MBS. Southern Missouri's operations are significantly influenced by general economic conditions including monetary and fiscal policies of the U.S. government and the Federal Reserve Bank. Additionally, Southern Missouri is subject to policies and regulations issued by financial institution regulatory agencies, including the Federal Deposit Insurance Corporation, the Office of Thrift Supervision (OTS) and the Missouri Division of Finance. Each of these factors may influence interest rates, loan demand, prepayment rates and deposit flows. Interest rates available on competing investments as well as general market interest rates influence the Bank's cost of funds. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. The Bank intends to continue to focus on its lending programs for one-to four-family residential real estate, commercial mortgage, commercial business and consumer financing on loans secured by properties or collateral located primarily in Southeastern Missouri.

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

CRITICAL ACCOUNTING POLICIES

      The Company has established various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the Consolidated Financial Statements. Certain accounting policies involve significant judgments and assumptions by management that have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates that could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

       The allowance for losses on loans represents management's best estimate of probable losses in the existing loan portfolio. The allowance for losses on loans is increased by the provision for losses on loans charged to expense and reduced by loans charged off, net of recoveries. The provision for losses on loans is determined based on management's assessment of several factors: reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current economic conditions and the related impact on specific borrowers and industry groups, historical loan loss experience, the level of classified and nonperforming loans and the results of regulatory examinations.

       Integral to the methodology for determining the adequacy of the allowance for loan losses is portfolio segmentation and impairment measurement. Under the Company's methodology, loans are first segmented into 1) those comprising large groups of smaller-balance homogeneous loans, including single-family mortgages and installment loans, that are collectively evaluated for impairment and 2) all other loans that are individually evaluated. Those loans in the second category are further segmented utilizing a defined grading system which involves categorizing loans by severity of risk based on conditions that may affect the ability of the borrowers to repay their debt, such as current financial information, collateral valuations, historical payment experience, credit documentation, public information, and current trends. The loans subject to credit classification represent the portion of the portfolio subject to the greatest credit risk and where adjustments to the allowance for losses on loans as a result of provisions and charge-offs are most likely to have a significant impact on operations.

       A periodic review of selected credits (based on loan size and type) is conducted to identify loans with heightened risk or probable losses and to assign risk grades. The primary responsibility for this review rests with the loan administration personnel. This review is supplemented with periodic examination of both selected credits and the credit review process by the applicable regulatory agencies and external auditors. The information from these reviews assists management in the timely identification of problems and potential problems and provides a basis for deciding whether the credit represents a probable loss or risk that should be recognized.

Loans are considered impaired if, based on current information and events, it is probable that Southern Missouri will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the fair value of the collateral for collateral-dependent loans. If the loan is not collateral-dependent, the measurement of impairment is based on the present value of expected future cash flows discounted at the historical effective interest rate or the observable market price of the loan. In measuring the fair value of the collateral, management uses the assumptions (e.g., discount rates) and methodologies (e.g., comparison to the recent selling price of similar assets) consistent with those that would be utilized by unrelated third parties. Impairment identified through this evaluation process is a

NEXT PAGE

FINANCIAL REVIEW (continued)

component of the allowance for loan losses. If a loan that is individually evaluated for impairment is found to have none, it is grouped together with loans having similar characteristics (e.g., the same risk grade), and an allowance for loan losses is based upon historical average charge-offs for similar loans over the past five years, the historical average charge-off rate for developing trends in the economy, in industries and other factors. For portfolio loans that are evaluated for impairment as part of homogenous pools, an allowance is maintained based upon the average charge-offs for the past five years. Management also applies judgment to alter slightly the historical average charge-off rate for developing trends in the economy and other factors.

       Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the conditions of the various markets in which collateral may be sold may all affect the required level of the allowance for losses on loans and the associated provision for losses on loans.

FINANCIAL CONDITION

       The Company's total assets increased $13.2 million, or 4.9%, to $279.5 million at June 30, 2003, as compared to $266.3 million at June 30, 2002. The growth was primarily due to an $11.6 million, or 5.5%, increase in the loan portfolio and the purchase of $4.0 million in bank owned life insurance, partially offset by a $2.8 million decline in cash balances and investments. The insurance was purchased as a means to offset employee benefit costs. The growth in the loan portfolio exceeded the Company's growth targets and was comprised principally of $7.8 million in commercial business loans and $5.6 million in commercial real estate loans, which was partially offset by a $3.2 million decline in the one-to four-family real estate loans. Asset growth was primarily funded by deposit growth of $5.6 million, or 3.0%, from $188.9 million to $194.5 million, an increase in FHLB advances of $6.5 million, or 13.8%, from $47.0 million to $53.5 million, and by the $1.8 million, or 5.4%, decrease in the investment portfolio from $32.8 million to $31.0 million.

       Allowance for loan losses increased $266,000, or 17.0%, from $1.6 million at June 30, 2002, to $1.8 million at June 30, 2003. The allowance for loan losses at June 30, 2003, represented 0.8% of loans receivable, as compared to 0.7% of loans receivable at June 30, 2002. At June 30, 2003, nonperforming loans which includes loans past due greater than 90 days was $89,000 as compared to $336,000 at June 30, 2002, (see Provision for Loan Losses).

       Premises and equipment increased $360,000 after depreciation expense, to $6.2 million at June 30, 2003, from $5.8 million at June 30, 2002, due to the renovation of the home office and enhancements in our information technology systems.

Intangible assets generated through branch acquisitions decreased $255,000 to $3.1 million as of June 30, 2003, and will continue to be amortized in accordance with Statement of Financial Accounting Standards (SFAS) No. 142.	Total deposits increased $5.6 million, or 3.0%, to $194.5 million at June 30, 2003, from $188.9 million at June 30, 2002. The increase was primarily due to growth in checking accounts and certificates of deposit (CDs) of $7.0 million and $2.0 million, respectively, partially offset by the decline in money market demand accounts of $4.2 million. The cost of interest-bearing deposits declined to 2.16% at June 30, 2003, as compared to 2.79% at June 30, 2002, due in part to the decline in the market rates of interest.

       During 2003, the Company introduced a new high-yield interest bearing checking account (Premier) with a 3.01% annual percentage yield on the first $10,000 balance if the customer meets certain guidelines on the use of their check card and receives e-mailed bank statements. This results in lower costs and greater efficiency for the Bank. At June 30, 2003, the Premier account had $2.7 million in deposits.

       FHLB advances increased $6.5 million, or 13.8%, from $47.0 million at June 30, 2002, to $53.5 million at June 30, 2003. The outstanding advances have fixed interest rates and $37.0 million of such advances are subject to early redemption from the issuer. At June 30, 2003, the advances had a weighted average cost of 5.18% and a weighted average maturity of 4.7 years as compared to a weighted average cost of 5.62% and a weighted average maturity of 6.9 years at June 30, 2002. The average cost of deposits declined at a faster pace than FHLB advances due to the average maturity of FHLB advances being longer.

The Company's stockholders' equity increased by $597,000, or 2.4% to $25.1 million at June 30, 2003, from $24.5 million at June 30, 2002. This increase was primarily due to net income of $2.7 million, partially offset by the repurchase of $1.6 million in common stock and the payment of cash dividends of $656,000. The Company has approximately 35,000 shares of common stock remaining to be purchased under its current stock repurchase program.

NEXT PAGE

FINANCIAL REVIEW (continued)

RESULTS OF OPERATIONS

       Southern Missouri's results of operations are primarily dependent on the level of its net interest income and noninterest income, and its ability to control operating expenses. Net interest income is dependent primarily on the difference or spread between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as the relative amounts of these assets and liabilities. Southern Missouri, like other financial institutions, is also subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a varying basis, from its interest-bearing liabilities.

       Southern Missouri's noninterest income consists primarily of fees charged on transaction and loan accounts. Southern Missouri's operating expenses include: employee compensation and benefits, occupancy expenses, legal and professional fees, federal deposit insurance premiums, amortization of intangible assets and other general and administrative expenses.

COMPARISON OF THE YEARS ENDED JUNE 30, 2003 AND 2002

       Net Income. Southern Missouri's net income increased $429,000, or 18.6%, to $2.7 million for fiscal 2003 when compared to the results of the prior fiscal year. The improvement in net income was primarily due to increased net interest income, increased noninterest income and the reduction in provision for loan losses, partially offset by higher noninterest expense and provisions for income taxes.

       Net Interest Income. Net interest income increased $431,000, or 4.9%, to $9.3 million for fiscal 2003 when compared to the prior fiscal year. The increase was primarily due to the $18.3 million increase in average interest-earning assets, partially offset by a $15.5 million increase in average interest-bearing liabilities. The average interest rate spread between interest-earning assets and interest bearing liabilities decreased four basis points from the prior year. At June 30, 2003, the interest rate spread was 3.10% as compared to an average of 3.29% for fiscal 2003.

       This past fiscal year, the banking industry as a whole experienced a declining net interest spread due to declining interest rates and a flattening of the yield curve as short-term interest rates dropped at a slower pace than longer-term interest rates. During fiscal 2003, the Federal Reserve Bank dropped its targeted federal fund rate 75 basis points from 1.75% to the current 1.00%, while the ten year treasury rate dropped 129 basis points from 4.81% at June 30, 2002 to 3.52% at June 30, 2003.

       Interest Income. Interest income decreased $589,000, or 3.5%, to $16.4 million for fiscal 2003 when compared to the prior fiscal year. The decrease was primarily due to the 72 basis point decline in the average yield earned on these assets, from 7.04% to 6.32%, partially offset by the $18.3 million increase in the average balance of interest-earning assets.

Interest income on loans receivable increased by $227,000 or 1.5% to $15.2 million for fiscal 2003 when compared to the prior fiscal year. The increase was primarily due to a $25.4 million increase in average	loans receivable, partially offset by a 77 basis point decline in the average yield on the loans. Interest income on the investment and MBS portfolio decreased by $721,000 or 38.0%, to $1.2 million for fiscal 2003 when compared to the prior fiscal year. The decrease was primarily due to a 133 basis point decrease in the average yield on these investments, and a $4.3 million decrease in the average balance outstanding. The decline was due to rapid prepayment rates causing increased premium amortization on MBS's, the relative short average life of the investment portfolio and the general decline in interest rates. Other interest income decreased $95,000 in fiscal 2003 as compared to the prior year due to lower average balances and lower yields earned on these assets.

       Interest Expense. Interest expense decreased $1.0 million, or 12.5%, to $7.1 million for fiscal 2003 as compared to the prior fiscal year. The decrease was primarily due to the 68 basis point decrease in the average rate paid on interest-bearing liabilities from 3.71% in fiscal 2002 to 3.03% in fiscal 2003, partially offset by the $15.5 million increase in the average balance of interest-bearing liabilities used to fund loan growth and the purchase of bank owned life insurance.

       Provision for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for probable loan losses based on prior loss experience, type and amount of loans in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Management also considers other factors relating to the collectibility of the loan portfolio.

       The provision for loan losses was $330,000 for fiscal 2003 as compared to $350,000 for the prior fiscal year. The decrease in loan loss provision was primarily due to the decline in non-performing assets and loan delinquencies. At June 30, 2003, classified assets totaled $3.7 million as compared to $5.2 million at June 30, 2002. The improvement in classified assets was primarily due to receiving cash payments of $1.3 million on previously classified assets. The largest classified assets were two loans to one borrower secured by commercial real estate property, which totaled $2.0 million as of June 30, 2003, and both of which were current at that date.

The above provision was made based on management's analysis of the various factors which affect the loan portfolio and management's desire to maintain the allowance at a level considered adequate. Management performs a detailed analysis of the loan portfolio, including types of loans, the charge-off history and an analysis of the allowance for loan losses. Management also considered the continued origination of loans secured by commercial businesses and commercial real estate. These loans bear an inherently higher level of credit risk than one-to four-family residential real estate loans. While management believes the allowance for loan losses at June 30, 2003, is adequate to cover probable losses in the portfolio, there can be no assurance that, in the future, the Bank's regulators will not require further increases in the allowance or actual losses will not exceed the allowance.

NEXT PAGE

FINANCIAL REVIEW (continued)

      Noninterest Income. Noninterest income increased $541,000, or 61.8% to $1.4 million for fiscal 2003, as compared to the $874,000 earned during fiscal 2002. Bank service charges increased $375,000, or 76.9%, for fiscal 2003 as compared to prior year, which was primarily due to an expanded customer base, structural changes in the assessment of overdraft fees and the implementation in the third quarter of the overdraft privilege program(ODP). The ODP allows our non-business checking account customers to overdraw their accounts up to $400. The customer is charged a fee for each check that is presented for payment while the account balance is negative. Other income increased $160,000, or 57.9%, which was primarily from additional sources of revenue, including increased cash surrender values on bank owned life insurance policies, fee income and miscellaneous services offered to customers. In February, 2003, the Bank purchased "key person" life insurance policies on six employees for a cash surrender value of $4.0 million. At June 30, 2003, the value of the cash surrender value had increased to $4.1 million, which resulted in earnings of $73,000 during fiscal 2003.

       Noninterest Expense. Noninterest expense increased $293,000, or 5.0%, to $6.2 million for fiscal 2003, as compared to the prior fiscal year. The increased expense resulted primarily from higher compensation and benefits and occupancy and equipment expenses, partially offset by a decline in professional services expenses. The decrease in professional fees was primarily due to the internal audit function being outsourced in 2002 and during 2003, an internal auditor was added to our staff.

       Compensation expense increased $242,000, or 8.1% for fiscal 2003 as compared to prior year. The increase was a result of higher health insurance costs, incentive bonuses, increased salaries and higher employee stock ownership plan expenses. Occupancy and equipment expense increased $171,000, or 15.0% for fiscal 2003 as compared to prior year. The increase was a result of higher depreciation expense on recent capital expenditures. The Company continues to invest in new technology to enhance the efficiency of the Bank and provide customers with a variety of new products. Capital improvements to the home office were completed in the first quarter of fiscal 2003.

       Provision for Income Taxes. Provision for income taxes increased $269,000 to $1.5 million for fiscal 2003, as compared to the prior fiscal year. The increase was attributed to increased pre-tax income.

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

       During fiscal 2002, the Company operated in an economy that experienced declining interest rates and a change in the shape of the yield curve as short-term interest rates dropped at a faster pace than longer-term interest rates causing a steepening of the yield curve. During fiscal 2002, the Federal Reserve Bank dropped its targeted federal fund rate from 3.75% to 1.75%. These changes contributed to the improvement in the Company's average net interest rate spread.

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

NEXT PAGE

FINANCIAL REVIEW (continued)

      Provision for Loan Losses. The provision for loan losses was $350,000 for fiscal 2002 as compared to $510,000 for the prior fiscal year. The decrease in loan loss provision was primarily due to the decline in non-performing assets and loan delinquencies. At June 30, 2002, classified assets totaled $5.2 million as compared to $5.5 million at June 30, 2001. The largest classified assets were two loans to one borrower secured by commercial real estate property, which totaled $2.1 million as of June 30, 2002, and both of which were current at that date.

       Noninterest Income. Noninterest income increased $61,000, or 7.5% to $874,000 for fiscal 2002, as compared to the $813,000 earned during fiscal 2001, exclusive of the $634,000 gain on the sale of the two branches in fiscal 2001. The increase was primarily due to an expanded customer base and the implementation of other fee-related services.

       Noninterest Expense. Noninterest expense increased $653,000, or 12.5%, to $5.9 million for fiscal 2002, as compared to the prior fiscal year. The increase was primarily due to increased expenses for compensation and benefits and occupancy and equipment of $379,000 and $340,000, respectively. Increased compensation expense was primarily due to increased staffing levels and higher compensation. Increased occupancy and equipment expense was primarily due to increased depreciation expense due to the Company's investments in premises and equipment the past two years.

       Provision for Income Taxes. Provision for income taxes increased $357,000 to $1.2 million for fiscal 2002, as compared to the prior fiscal year. The increase was attributed to increased pre-tax income.

ASSET/LIABILITY MANAGEMENT

       The goal of the Company's asset/liability management strategy is to manage the interest rate sensitivity of both interest-earning assets and interest-bearing liabilities in order to maximize net interest income without exposing the Company to an excessive level of interest rate risk. The Company employs various strategies intended to manage the potential effect that changing interest rates have on future operating results. The primary asset/liability management strategy has been to focus on matching the anticipated repricing intervals of interest-earning assets and interest-bearing liabilities. At times, however, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the Company may determine to increase its interest rate risk position somewhat in order to maintain or increase its net interest margin.

In an effort to manage the increased interest rate risk resulting from its fixed-rate lending, the Bank has utilized long-term (up to 10 year maturities) FHLB advances, subject to early redemption and has promoted long term CDs to fund a portion of the fixed-rate residential loan originations and to extend the average maturity of the CD portfolio. Other elements of the Company's current asset/liability	strategy include: (i) increasing loans receivable through the origination of adjustable-rate residential loans, when available, (ii) increasing originations of commercial real estate and commercial business loans, which typically provide higher yields and shorter repricing periods, but inherently increased credit risk, (iii) expanding the consumer loan portfolio, (iv) limiting the price volatility of the investment portfolio by maintaining a weighted average maturity of less than five years, (v) active solicitation of less rate-sensitive deposits, (vi) offering competitively priced money market accounts and CDs with maturities of up to five years. The degree to which each segment of the strategy is achieved will affect profitability and exposure to interest rate risk.

       Recently, the Bank's fixed-rate residential loan production and portfolio has decreased primarily due to the additional focus being placed on commercial loans, increased residential loan prepayment rates and increased competitiveness of the secondary market loan rates. During the year ended June 30, 2003, fixed-rate residential loan origination totaled $24.7 million as compared to $31.6 million during the prior year. At June 30, 2003, fixed-rate residential loans with remaining maturities in excess of 10 years totaled $65.6 million, or 29.8% of loans receivable as compared to $66.4 million or 31.4% of loans receivable at June 30, 2002. The Company originated $18.8 million of fixed rate commercial loans during the year ended June 30, 2003 as compared to $29.9 million during the prior year. The Company originated $55.4 million in adjustable rate commercial loans during the year ended June 30, 2003, as compared to $34.3 million during the prior year. At June 30, 2003, CDs with original terms of two years or more totaled $35.8 million as compared to $32.0 million at June 30, 2002.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

       The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. These yields and costs are derived by dividing income or expense by the average month-end balance of assets or liabilities, respectively, for the years indicated. Nonaccrual loans are included in the net loan category.

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

NEXT PAGE

FINANCIAL REVIEW (continued)

(dollars in thousands)

	2003			2002			2001
Year Ended June 30	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost

Interest-earning assets:
Mortgage loans (1)	$169,440	$11,753	6.94%	$158,032	$12,026	7.61%	$140,690	$11,361	8.08%
Other loans (1)	52,395	3,452	6.59	38,404	2,952	7.69	24,993	2,445	9.78

Total net loans	221,835	15,205	6.85	196,436	14,978	7.62	165,683	13,806	8.33
Mortgage-backed securities	22,348	737	3.30	26,421	1,393	5.27	15,812	1,002	6.34
Investment securities (2)	10,700	436	4.07	10,964	501	4.57	18,681	1,117	5.98
Other interest-earning assets	4,833	26.54		7,578	121	1.60	6,875	236	3.43

TOTAL INTEREST- EARNING ASSETS (1)	259,716	16,404	6.32	241,399	16,993	7.04	207,051	16,161	7.81
Other noninterest-earning assets	14,143	-		12,976	-		12,445	-

TOTAL ASSETS	$273,859	$16,404		$254,375	$16,993		$219,496	$16,161

Interest-bearing liabilities:
Savings accounts	$55,514	$1,074	1.93	$55,461	$1,509	2.72	$19,757	$794	4.02
Now accounts	20,746	169.81		19,012	191	1.00	16,150	389	2.41
Money market accounts	17,434	323	1.85	19,143	467	2.44	19,298	777	4.03
Certificates of deposit	87,198	2,805	3.22	78,830	3,463	4.39	92,959	5,308	5.71

TOTAL INTEREST- BEARING DEPOSITS	180,892	4,371	2.42	172,446	5,630	3.26	148,164	7,268	4.91

Borrowings:
Securities sold under agreements to repurchase	5,480	73	1.33	4,122	88	2.13	3,486	99	2.84
FHLB advances	48,309	2,676	5.54	42,583	2,421	5.69	36,139	2,123	5.87

TOTAL INTEREST- BEARING LIABILITIES	234,681	7,120	3.03	219,151	8,139	3.71	187,789	9,490	5.05
Noninterest-bearing demand deposits	10,871	-		8,258	-		6,417	-
Other liabilities	3,604	-		3,342	-		2,702	-

TOTAL LIABILITIES	249,156	7,120		230,751	8,139		196,908	9,490
Stockholders' equity	24,703	-		23,624	-		22,588	-

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$273,859	$7,120		$254,375	$8,139		$219,496	$9,490

Net interest income	-	$9,284		-	$8,854	-	-	$6,671	-
Interest rate spread (3)	-	-	3.29%	-	-	3.33%	-	-	2.76%
Net interest margin (4)	-	-	3.57%	-	-	3.67%	-	-	3.22%
Ratio of average interest- earning assets to average interest-bearing liabilities	110.67%	-	-	110.15%	-	-	110.26%	-	-
(1)	Calculated net of deferred loan fees, loan discounts and loans-in-process.
(2)	Includes FHLB stock and related cash dividends.
(3)	Net interest spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net yield on average interest-earning assets represents net interest income divided by average interest-earning assets.

NEXT PAGE

FINANCIAL REVIEW (continued)

YIELDS EARNED AND RATES PAID The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on the Company's	assets, the weighted average interest rates paid on the Company's liabilities, together with the net yield on interest-earning assets.
	At June 30,	For Year Ended June 30,
	2003	2003	2002	2001
Weighted-average yield on loan portfolio	6.53%	6.85%	7.62%	8.33%

Weighted-average yield on mortgage-backed securities	2.27	3.30	5.27	6.34

Weighted-average yield on investment securities (1)	3.43	4.07	4.57	5.98

Weighted-average yield on other interest-earning assets	.85	.54	1.60	3.43

Weighted-average yield on all interest-earning assets	5.91	6.32	7.04	7.81

Weighted-average rate paid on deposits	2.16	2.42	3.26	4.91

Weighted-average rate paid on securities sold under agreements to repurchase	1.25	1.33	2.13	2.84

Weighted-average rate paid on FHLB advances	5.18	5.54	5.69	5.87

Weighted-average rate paid on all interest-bearing liabilities	2.81	3.03	3.71	5.05

Interest rate spread (spread between weighted average rate on all interest-earning assets and all interest-bearing liabilities)	3.10	3.29	3.33	2.76

Net interest margin (net interest income as a percentage of average interest- earning assets)	3.34	3.57	3.67	3.22

(1) Includes Federal Home Loan Bank stock.

NEXT PAGE

FINANCIAL REVIEW (continued)

RATE/VOLUME ANALYSIS

The following table sets forth the effects of changing rates and volumes on net interest income of the Bank. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects	on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).
	Years Ended June 30, 2003 Compared to 2002 Increase (Decrease) Due to				Years Ended June 30, 2002 Compared to 2001 Increase (Decrease) Due to
(dollars in thousands)	Rate	Volume	Rate/ Volume	Net	Rate	Volume	Rate/ Volume	Net

Interest-earning assets: Loans receivable (1)	$ (1,512)	$ 1,935	$ (196)	$ 227	$ (1,176)	$ 2,562	$ (214)	$ 1,172
Mortgage-backed securities	(520)	(215)	78	(657)	(169)	673	(113)	391
Investment securities	(53)	(12)	1	(64)	(263)	(461)	108	(616)
Other interest- earning deposits	(81)	(44)	30	(95)	(126)	24	(13)	(115)

Total net change in income on interest- earning assets	(2,166)	1,664	(87)	(589)	(1,734)	2,798	(232)	832

Interest-bearing liabilities: Deposits	(1,515)	344	(88)	(1,259)	(2,014)	691	(315)	(1,638)
Securities sold under agreements to repurchase	(33)	29	(11)	(15)	(25)	18	(4)	(11)
FHLB advances	(64)	326	(8)	254	(70)	379	(11)	298

Total net change in expense on interest-bearing liabilities	(1,612)	699	(107)	(1,020)	(2,109)	1,088	(330)	(1,351)

Net change in net interest income	$ (554)	$ 965	$ 20	$ 431	$ 375	$ 1,710	$ 98	$ 2,183

(1) Does not include interest on loans placed on nonaccrual status.

INTEREST RATE SENSITIVITY ANALYSIS

       The following table sets forth as of June 30, 2003, management's estimates of the projected changes in net portfolio value and net interest income in the event of 1%, 2% and 3%, instantaneous, permanent increases or decreases in market interest rates.

	Net Portfolio			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
Change in Rates	(dollars in thousands)

+300 bp	21,037	(4,364)	(17)	8.31	-133 bp
+200 bp	23,063	(2,338)	(9)	8.99	-65 bp
+100 bp	24,284	(1,117)	(4)	9.34	-30 bp
0 bp	25,401	-)	-)	9.64	- bp
-100 bp	25,474	73)	-)	9.54	-10 bp
-200 bp	24,492	(909)	(4)	9.04	-60 bp
-300 bp	25,208	(193)	(1)	9.25	-39 bp

NEXT PAGE

FINANCIAL REVIEW (continued)

      Computations in the table above are based on prospective effects of hypothetical changes in interest rates and are based on an internally generated model using the actual maturity and repricing schedules for Southern Missouri's loans and deposits, adjusted by management's assumptions for prepayment rates and deposit runoff. Further, the computations do not consider any reactions that the Bank may undertake in response to changes in interest rates. These projected changes should not be relied upon as indicative of actual results in any of the aforementioned interest rate changes.

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

LIQUIDITY AND CAPITAL RESOURCES

Southern Missouri's primary potential sources of funds include deposit growth, securities sold under agreements to repurchase, FHLB advances, amortization and prepayment of loan principal, investment maturities and sales, and ongoing operating results. While scheduled repayments on loans and securities as well as the maturity of short-term investments are a relatively predictable source of funding, deposit flows, FHLB advance redemptions and loan and security prepayment rates are significantly influenced by factors outside of the Bank's control, including general economic conditions and market competition. The Bank has relied on FHLB advances as a source for funding cash or liquidity needs.	Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 2003, the Bank had outstanding commitments to extend credit of $29.3 million (including $17.8 million on lines of credit). Total commitments to originate fixed-rate loans with terms in excess of one year were $4.1 million at interest rates ranging from 4.5% to 7.0%. Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.

       The primary sources of funding for the Company are deposits, securities sold under agreements to repurchase and FHLB advances. For the year ended June 30, 2003, Southern Missouri increased deposits, FHLB advances and securities sold under agreements to repurchase by $5.6 million, $6.5 million and $923,000, respectively. During the prior year, Southern Missouri increased deposits, FHLB advances and securities sold under agreements to repurchase by $15.7 million, $10.0 million and $196,000, respectively. At June 30, 2003, the Bank had additional borrowing capacity from the FHLB of $26.4 million as compared to $48.7 million at June 30, 2002.

       Liquidity management is an ongoing responsibility of the Bank's management. The Bank adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and (iv) asset/liability management objectives.

At June 30, 2003, the Bank had $55.1 million in CDs maturing within one year and $108.2 million in other deposits without a specified maturity. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities. Also at June 30, 2003, the Bank had $27.0 million in FHLB advances eligible for early redemption within one year.

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

       At June 30, 2003, the Bank exceeded regulatory capital requirements with core and risk-based capital of $21.0 million and $22.9 million, or 7.6% and 12.0% of adjusted total assets and risk-weighted assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0% for adjusted total assets and risk-weighted assets, by approximately $10.0 million and $7.6 million, respectively. Under regulatory guidelines, SMBT was considered well-capitalized at June 30, 2003.

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

INDEPENDENT AUDITORS' REPORT

KRAFT, MILES & TATUM, LLC
CERTIFIED PUBLIC ACCOUNTANTS

1650 WEST HARPER, POPLAR BLUFF, MISSOURI 63901-4196
(573) 785-6438
FAX (573) 785-0114

Board of Directors
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri

We have audited the accompanying consolidated statements of financial condition of Southern Missouri Bancorp, Inc. and Subsidiary (Company) as of June 30, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Missouri Bancorp, Inc. and Subsidiary as of June 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

Poplar Bluff, Missouri
July 17, 2003

MEMBERS - AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

MISSOURI SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

NEXT PAGE

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 2003 AND 2002
Southern Missouri Bancorp, Inc. and Subsidiary

Assets	2003	2002

Cash and cash equivalents	$ 7,617,740	$ 8,612,714
Investment and mortgage-backed securities: (Note 3)
Available for sale - at estimated market value (amortized cost $30,786,269 and $32,249,517 at June 30, 2003 and 2002, respectively)	31,002,858	32,758,857
Stock in FHLB of Des Moines	2,675,000	2,350,000
Loans receivable, net (Note 4)	222,840,345	211,211,588
Accrued interest receivable (Note 5)	1,270,334	1,559,674
Foreclosed real estate, net (Note 6)	217,403	383,346
Premises and equipment (Note 7)	6,203,385	5,843,680
Bank owned life insurance - cash surrender value	4,072,617	-
Intangible assets, net	3,114,191	3,369,448
Prepaid expenses and other assets	440,785	198,282

TOTAL ASSETS	$ 279,454,658	$ 266,287,589

Liabilities and Stockholders' Equity

Deposits (Note 8)	$ 194,531,956	$ 188,946,856
Securities sold under agreements to repurchase (Note 9)	5,234,392	4,311,237
Advances from FHLB of Des Moines (Note 10)	53,500,000	47,000,000
Advances from borrowers for taxes and insurance	-	170,610
Accounts payable and other liabilities	686,032	776,513
Accrued interest payable	393,841	571,168

TOTAL LIABILITIES	254,346,221	241,776,384

Commitments and contingencies (Note 15)	-	-

Preferred stock, $.01 par value; 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $.01 par value; 4,000,000 shares authorized; 1,803,201 shares issued	18,032	18,032
Additional paid-in capital	17,497,708	17,456,872
Retained earnings-substantially restricted	19,175,369	17,093,398
Treasury stock of 650,306 shares in 2003 and 592,966 shares in 2002, at cost	(11,538,218)	(10,122,620)
Unearned employee benefits	(180,905)	(255,361)
Accumulated other comprehensive income	136,451	320,884

TOTAL STOCKHOLDERS' EQUITY	25,108,437	24,511,205

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 279,454,658	$ 266,287,589

See accompanying notes to consolidated financial statements.

NEXT PAGE

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 2003, 2002 AND 2001
Southern Missouri Bancorp, Inc. and Subsidiary

Interest income:	2003	2002	2001

Loans receivable	$ 15,204,984	$ 14,978,086	$ 13,806,477
Investment securities	436,366	500,637	1,116,939
Mortgage-backed securities	737,116	1,393,518	1,002,102
Other interest-earning assets	25,896	121,181	235,556

TOTAL INTEREST INCOME	16,404,362	16,993,422	16,161,074

Interest expense:
Deposits (Note 8)	4,371,163	5,630,403	7,268,120
Securities sold under agreements to repurchase	73,060	88,092	99,087
Advances from FHLB	2,676,044	2,421,396	2,122,810

Total interest expense	7,120,267	8,139,891	9,490,017

Net interest income	9,284,095	8,853,531	6,671,057
Provision for loan losses (Note 4)	330,000	350,000	510,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,954,095	8,503,531	6,161,057

Noninterest income:
Gain on sale of investment securities, available for sale	-	-	11,121
Gain on sale of mortgage-backed securities, available for sale	-	1,366	-
Banking service charges	862,862	487,682	503,452
Loan late charges	116,741	109,534	92,328
Gain on sale of branches	-	-	633,538
Other	435,309	275,759	206,383

TOTAL NONINTEREST INCOME	1,414,912	874,341	1,446,822

Noninterest expense:
General and administrative:
Compensation and benefits	3,240,085	2,997,782	2,618,465
Occupancy and equipment	1,305,241	1,134,642	794,172
SAIF deposit insurance premium	31,452	31,255	27,516
Professional fees	94,965	211,374	205,177
Advertising	159,212	161,422	169,302
Postage and office supplies	280,187	255,646	218,252
Amortization of intangible assets	255,258	255,258	214,519
Provision for loss on impairment of premises and equipment	-	-	125,338
Other	798,489	824,890	846,536

TOTAL NONINTEREST EXPENSE	6,164,889	5,872,269	5,219,277

Income before income taxes	4,204,118	3,505,603	2,388,602

Income taxes (Note 12)
Current	1,695,900	1,126,700	850,000
Deferred	(230,000)	70,000	(10,000)

	1,465,900	1,196,700	840,000

NET INCOME	$ 2,738,218	$ 2,308,903	$ 1,548,602

Basic earnings per common share	$ 2.35	$ 1.94	$ 1.26
Diluted earnings per common share	$ 2.28	$ 1.90	$ 1.25

See accompanying notes to consolidated financial statements.

NEXT PAGE

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 2003, 2002 AND 2001
Southern Missouri Bancorp, Inc. and Subsidiary

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unearned Employee Benefits	Accumulated Other Comprehensive Income	Total Stockholders' Equity

BALANCE AT JUNE 30, 2000	$ 18,032	$ 17,517,834	$ 14,438,957	$ (9,451,693)	$ (436,587)	$(629,956)	$ 21,456,587

Net income			1,548,602				1,548,602
Change in unrealized gain (loss) on available for sale securities						877,300	877,300

TOTAL COMPREHENSIVE INCOME							2,425,902

Purchase of treasury stock				(10,646)			(10,646)
Dividends paid ($.50 per share)			(615,119)				(615,119)
Release of ESOP awards		25,128			81,876		107,004
MRP expense, net					13,424		13,424
Exercise of stock options		(92,111)		297,447			205,336

BALANCE AT JUNE 30, 2001	18,032	17,450,851	15,372,440	(9,164,892)	(341,287)	247,344	23,582,488

Net income			2,308,903				2,308,903
Change in unrealized gain (loss) on available for sale securities						73,540	73,540

TOTAL COMPREHENSIVE INCOME							2,382,443

Purchase of treasury stock				(1,142,399)			(1,142,399)
Dividends paid ($.50 per share)			(587,945)				(587,945)
Release of ESOP awards		45,282			71,891		117,173
MRP expense, net					14,035		14,035
Exercise of stock options		(39,261)		184,671			145,410

BALANCE AT JUNE 30, 2002	18,032	17,456,872	17,093,398	(10,122,620)	(255,361)	320,884	24,511,205

Net income			2,738,218				2,738,218
Change in unrealized gain (loss) on available for sale securities						(184,433)	(184,433)

TOTAL COMPREHENSIVE INCOME							2,553,785

Purchase of treasury stock				(1,641,518)			(1,641,518)
Dividends paid ($.56 per share)			(656,247)				(656,247)
Release of ESOP awards		79,763			67,190		146,953
MRP expense, net					7,266		7,266
Tax benefit of MRP		2,500					2,500
Exercise of stock options		(41,427)		225,920			184,493

BALANCE AT JUNE 30, 2003	$ 18,032	$ 17,497,708	$ 19,175,369	$ (11,538,218)	$ (180,905)	$ 136,451	$ 25,108,437

See accompanying notes to consolidated financial statements.

NEXT PAGE

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2003, 2002 AND 2001
Southern Missouri Bancorp, Inc. and Subsidiary

Cash flows from operating activities:	2003	2002	2001

Net income	$2,738,218	$2,308,903	$1,548,602
Items not requiring (providing) cash:
Depreciation	677,138	551,668	413,087
MRP expense and ESOP expense	154,219	131,208	120,428
Gain on sale of investment securities, available for sale	-	-	(11,121)
Gain on sale of mortgage-backed securities, available for sale	-	(1,366)	-
Amortization of intangible assets	255,258	255,258	214,519
Increase in cash surrender value of bank owned life insurance	(72,617)	-	-
Provision for loss on impairment of premises and equipment	-	-	125,338
Provision for loan losses	330,000	350,000	510,000
Gain on sale of branches	-	-	(633,538)
Net amortization of premiums and discounts	592,761	345,408	47,713
Changes in:
Accrued interest receivable	289,340	42,156	(115,188)
Prepaid expenses and other assets	(242,503)	180	85,903
Accounts payable and other liabilities	20,336	(362,416)	221,172
Accrued interest payable	(177,327)	(567,966)	2,729

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,564,823	3,053,033	2,529,644

Cash flows from investing activities:

Net increase in loans	(11,952,333)	(30,392,626)	(27,157,886)
Net cash received in acquisition of branches	-	-	14,021,579
Net cash paid in sale of branches	-	-	(4,153,644)
Proceeds from sales of investment securities, available for sale	-	-	7,102,357
Proceeds from maturing investment securities, available for sale	7,658,450	11,545,000	10,195,000
Purchase of investment securities, available for sale	(3,646,690)	(12,836,748)	(3,558,681)
Proceeds from sales of mortgage-backed securities, available for sale	-	3,389,315	-
Proceeds from maturing mortgage-backed securities, available for sale	20,601,348	13,151,318	2,343,854
Purchase of mortgage-backed securities, available for sale	(23,742,621)	(13,113,698)	(14,937,089)
Purchase of FHLB stock	(325,000)	(200,000)	(300,000)
Purchase of premises and equipment	(955,523)	(1,326,540)	(1,648,548)
Purchase of bank owned life insurance	(4,000,000)	-	-
Proceeds from sale of foreclosed real estate	78,199	466,442	365,347

NET CASH USED IN INVESTING ACTIVITIES	$(16,284,170)	$(29,317,537)	$(17,727,711)

See accompanying notes to consolidated financial statements.

NEXT PAGE

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
YEARS ENDED JUNE 30, 2003, 2002 AND 2001
Southern Missouri Bancorp, Inc. and Subsidiary

Cash flows from financing activities:	2003	2002	2001

Net increase in demand deposits and savings accounts	$3,441,910	$11,997,393	$38,489,609
Net increase (decrease) in certificates of deposit	2,143,190	3,668,044	(20,730,046)
Net increase in securities sold under agreements to repurchase	923,155	196,095	4,115,142
Proceeds from FHLB advances	24,200,000	11,000,000	77,000,000
Repayments of FHLB advances	(17,700,000)	(1,000,000)	(77,000,000)
Net decrease in advances from borrowers for taxes and insurance	(170,610)	(109,502)	(16,460)
Dividends on common stock	(656,247)	(587,945)	(615,119)
Exercise of stock options	184,493	145,410	205,336
Payments to acquire treasury stock	(1,641,518)	(1,142,399)	(10,646)

NET CASH PROVIDED BY FINANCING ACTIVITIES	10,724,373	24,167,096	21,437,816

(Decrease) increase in cash and cash equivalents	(994,974)	(2,097,408)	6,239,749
Cash and cash equivalents at beginning of year	8,612,714	10,710,122	4,470,373

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,617,740	$8,612,714	$10,710,122

Supplemental disclosures of cash flow information:

Noncash investing and financing activities
Conversion of loans to foreclosed real estate	$ 147,370	$ 94,408	$ 1,134,909
Conversion of foreclosed real estate to loans	123,662	177,600	153,000

Cash paid during the period for
Interest (net of interest credited)	3,725,562	3,723,833	3,718,786
Income taxes	1,540,899	1,258,040	797,254

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

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 1: Organization and Summary of Significant Accounting Policies

Organization-Southern Missouri Bancorp, Inc., a Missouri corporation (the Company) was organized in 1994 and is the parent company of Southern Missouri Bank ∓ Trust (the Bank). Substantially all of the Company's consolidated revenues are derived from the operations of the Bank, and the Bank represents substantially all of the Company's consolidated assets and liabilities.

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

Principles of Consolidation-The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents-For purposes of reporting cash flows, cash and cash equivalents include cash, due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest-bearing deposits in other depository institutions were $5,505,308 and $6,275,882 at June 30, 2003 and 2002, respectively.

Investment and Mortgage-Backed Securities-Debt and equity securities classified as available for sale are carried at fair value. Their related unrealized gains and losses, net of tax, are reported in accumulated other comprehensive income, a component of stockholders' equity. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and are reported at amortized cost. Debt securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. All securities have been classified as available for sale.

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

      The Bank is a member of the Federal Home Loan Bank (FHLB) system. Capital stock of the FHLB is carried at cost.

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

Loans Receivable, Net-Loans receivable, net are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees.

       Interest on loans is accrued based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in management's judgment, the collectibility of interest or principal in the normal course of business is doubtful. A loan is considered delinquent when a payment has not been made by the contractual due date. Interest income previously accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. Cash receipts on a nonaccrual loan are applied to principal and interest in accordance with its contractual terms unless full payment of principal is not expected, in which case cash receipts, whether designated as principal or interest, are applied as a reduction of the carrying value of the loan. A nonaccrual loan is generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance has been demonstrated.

       The allowance for losses on loans represents management's best estimate of losses probable in the existing loan portfolio. The allowance for losses on loans is increased by the provision for losses on loans charged to expense and reduced by loans charged off, net of recoveries. Loans are charged off in the period deemed uncollectible. Recoveries of loans previously charged off are recorded when received. The provision for losses on loans is determined based on management's assessment of several factors: reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current economic conditions and the related impact on specific borrowers and industry groups, historical loan loss experience, the level of classified and nonperforming loans and the results of regulatory examinations.

Valuation allowances are established for impaired loans for the difference between the loan amount and fair value of collateral less estimated selling costs. Impairment losses are recognized through an increase in the allowance for loan losses.	Loans are considered impaired if, based on current information and events, it is probable that the company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.

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

Stock Compensation - The Company has elected not to adopt the recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which requires a fair-value-based method of accounting for stock options. As permitted under SFAS No. 123, the Company continues to apply APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plan, and accordingly, does not recognize compensation cost for its stock option plan. Had compensation cost for the Company's stock option plan been consistently expensed based upon the fair value at the grant date for awards under the methodology prescribed under SFAS No. 123, the Company's net income and earnings per share would have been reduced as shown in the table below. Detailed information for activity in the Company's stock plan and the assumptions used in the fair-value-based method can be found in Note 11.
	June 30
	2003	2002	2001

Net income as reported	$2,738,218	$2,308,903	$1,548,602
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(5,000)	(7,000)	(19,000)

Pro forma net income	$2,733,218	$2,301,903	$1,529,602

Earnings per share
Basic as reported	$2.35	$1.94	$1.26
Basic pro forma	2.35	1.93	1.24
Diluted as reported	2.28	1.90	1.25
Diluted pro forma	2.28	1.89	1.23

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

Intangible Assets-The Bank adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, effective July 1, 2002. Intangible assets acquired through the purchase of branches were excluded from the scope of SFAS No. 142. In October 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 147, Acquisitions of Certain Financial Institutions. SFAS No. 147 clarified that the carrying amount of an unidentified intangible asset continue to be amortized. The Bank's gross amount of this intangible asset at June 30, 2003 and 2002 was $3,837,416 and $3,837,416, respectively, with accumulated amortization of $723,226 and $467,968, respectively. The intangible asset is being amortized over 15 years with amortization expense over the next five years expected to be $255,258 per year.

Segments-Southern Missouri Bancorp, Inc., through the branch network of its subsidiary, Southern Missouri Bank ∓ Trust, provides a broad range of financial services to individuals and companies in Southeast Missouri. These services include demand, time and savings deposits, and lending activities. While the Company's chief decision makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable segment.	The following paragraphs summarize the impact of new accounting pronouncements:

       In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, effective for contracts entered into or modified after June 30, 2003. The statement amends and clarifies financial accounting and reporting for derivative instruments including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No 133. The adoption of Statement No. 149 is not expected to have a material effect on the Company's financial position or results of operations.

       In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The adoption of Statement No. 150 is not expected to have a material effect on the Company's financial position or results of operations.

NOTE 2: Acquisitions and Divestitures

       In August 2000, the Bank purchased two full-service branches in Kennett and Qulin, Missouri, from Commerce Bancshares, Inc. for $4.9 million in cash. The transaction which was accounted for in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Bank and Thrift Acquisitions, included the acquisition of approximately $25.3 million in loans, $1.6 million in premises and equipment and the assumption of $44.7 million in deposits. See also Note 1 for accounting of intangible assets acquired through the purchase of branches.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 3: Investment and Mortgage-Backed Securities

Available for Sale - The amortized cost, gross unrealized gains, gross unrealized losses and estimated market value of securities available for sale consisted of the following:
	June 30, 2003

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

Investment securities: U.S. government and Federal agency obligations	$3,617,453	$ 44,610	$ -	$3,662,063
Obligations of states and political subdivisions	1,206,630	96,915	-	1,303,545
FNMA preferred stock	1,000,000	18,500	-	1,018,500

TOTAL INVESTMENT SECURITIES	5,824,083	160,025	-	5,984,108

Mortgage-backed securities:
FHLMC certificates	5,978,033	21,050	-	5,999,083
GNMA certificates	592,475	9,997	-	602,472
FNMA certificates	6,544,806	85,689	-	6,630,495
CMO's issued by government agencies	11,552,300	-	62,178	11,490,122
CMO's issued by private issuer	294,572	2,006	-	296,578

TOTAL MORTGAGE-BACKED SECURITIES	24,962,186	118,742	62,178	25,018,750

TOTAL	$30,786,269	$ 278,767	$ 62,178	$31,002,858

	June 30, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

Investment securities: U.S. government and Federal agency obligations	$6,987,208	$ 92,612	$ -	$ 7,079,820
Obligations of states and political subdivisions	2,950,363	119,717	-	3,070,080

TOTAL INVESTMENT SECURITIES	9,937,571	212,329	-	10,149,900

Mortgage-backed securities:
FHLMC certificates	1,330,431	30,297	-	1,360,728
GNMA certificates	900,192	6,138	-	906,330
FNMA certificates	4,950,138	53,478	-	5,003,616
CMO's issued by government agencies	14,176,937	192,287	-	14,369,224
CMO's issued by private issuer	954,248	14,811	-	969,059

TOTAL MORTGAGE-BACKED SECURITIES	22,311,946	297,011	-	22,608,957

TOTAL	$32,249,517	$ 509,340	$ -	$32,758,857

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

The amortized cost and estimated market value of investment and mortgage-backed securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities	because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	June 30, 2003
Available for Sale	Amortized Cost	Estimated Market Value

Due in one year or less	$ 185,217	$ 188,981
Due after one year thru 5 years	3,171,896	3,250,190
Due after 5 years thru 10 years	1,466,970	1,526,437
Preferred Stock - no stated maturity	1,000,000	1,018,500

Total investment securities	5,824,083	5,984,108

Mortgage-backed securities	24,962,186	25,018,750

TOTAL	$ 30,786,269	$ 31,002,858

Proceeds from sales of investment and mortgage-backed securities available for sale and gross realized gains and losses are summarized below:
	June 30
	2003	2002	2001

Proceeds from sales: Investment securities	$ -	$ -	$ 7,102,357
Mortgage-backed securities	-	3,389,315	-

Gross realized gains:
Investment securities	-	-	15,680
Mortgage-backed securities	-	35,207	-

Gross realized losses:
Investment securities	-	-	(4,559)
Mortgage-backed securities	-	(33,841)	-

The carrying value of investment and mortgage-backed securities pledged as collateral to secure public deposits amounted to $16,446,110 and $14,873,673 at June 30, 2003 and 2002, respectively.	Adjustable rate mortgage loans included in mortgage-backed securities at June 30, 2003 and 2002 amounted to $2,789,026 and $1,266,620, respectively.

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 4: Loans Receivable, net Loans receivable, net are summarized as follows:
	June 30
	2003	2002

Real estate loans: Conventional	$ 116,806,457	$ 120,051,233
Construction	3,373,874	3,083,069
Commercial	48,648,914	43,035,949
Loans secured by deposit accounts	981,684	696,545
Consumer loans	19,559,284	18,081,802
Commercial	37,060,199	29,273,348

	226,430,412	214,221,946
Loans in process	(1,717,118)	(1,413,818)
Deferred loan fees, net	(37,244)	(27,274)
Allowance for loan losses	(1,835,705)	(1,569,266)

TOTAL	$ 222,840,345	$ 211,211,588

      Adjustable rate loans included in the loan portfolio amounted to $105,446,620 and $86,117,489 at June 30, 2003 and 2002, respectively.

One-to four-family residential real estate loans amounted to $115,077,899 and $118,300,466 at June 30, 2003 and 2002, respectively.	Real estate construction loans are secured principally by single and multi-family dwelling units.

Commercial real estate loans are secured principally by commercial buildings, motels, medical centers, churches, fast food restaurants and farmland.

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

Following is a summary of activity in the allowance for loan losses:

	June 30
	2003	2002	2001

Balance, beginning of period	$ 1,569,266	$ 1,461,684	$ 1,276,953

Loans charged-off	(125,862)	(280,464)	(628,289)
Recoveries of loans previously charged-off	62,301	38,046	53,020

Net charge-offs	(63,561)	(242,418)	(575,269)

Provision charged to expense	330,000	350,000	510,000
Acquired allowance for losses	-	-	250,000

Balance, end of period	$ 1,835,705	$ 1,569,266	$ 1,461,684

      Total loans past due ninety days or more and still accruing interest amounted to $82,000, $202,000 and $490,000 at June 30, 2003, 2002, and 2001, respectively. The Company ceased recognition of interest income on loans with a book value of $7,099, $133,585, and $0 at June 30, 2003, 2002 and 2001, respectively. The average balance of nonaccrual loans for the years ended June 30, 2003, 2002 and 2001 was $52,000, $80,000, and $132,000 respectively. Allowance for losses on nonaccrual loans amounted to $0, $13,350, and $0 at June 30, 2003, 2002 and 2001. Interest income of approximately $400, $1,000, and $0 was recognized on these loans for the years ended June 30, 2003, 2002 and 2001, respectively. Gross interest income would have

Following is a summary of loans to directors, executive officers and loans to corporations in which executive officers and directors have a substantial interest:	been approximately $800, $13,000, and $0 for the years ended June 30, 2003, 2002 and 2001, respectively, if the interest payments had been received in accordance with the original terms. The Bank is not committed to lend additional funds to customers whose loans have been placed on nonaccrual status.

Of the above nonaccrual loans at June 30, 2003, 2002 and 2001, none were considered to be impaired. There were no impaired loans during the years ended June 30, 2003, 2002 and 2001.
Balance, June 30, 2001	$ 1,587,845
Additions	4,386,699
Repayments	(2,433,634)
Balance, June 30, 2002	3,540,910
Additions	5,659,346
Repayments	(4,365,583)
Balance, June 30, 2003	$ 4,834,673

These loans were made in substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 5: Accrued Interest Receivable Accrued interest receivable is summarized as follows:
	June 30
	2003	2002

Investment securities	$ 74,967	$ 224,876
Mortgage-backed securities	118,857	116,812
Loans receivable	1,076,510	1,217,986

	$ 1,270,334	$ 1,559,674

NOTE 6: Foreclosed Real Estate Foreclosed real estate consists of the following:
June 30
	2003	2002

Foreclosed real estate	$ 217,403	$ 383,346
Allowance for losses	-	-

	$ 217,403	$ 383,346

NOTE 7: Premises and Equipment Following is a summary of premises and equipment:
	June 30
	2003	2002

Land	$ 1,185,355	$ 1,128,160
Buildings and improvements	4,755,694	4,317,345
Furniture, fixtures and equipment	3,153,732	2,860,854
Automobiles	38,768	28,733
Construction in progress	-	149,613

	9,133,549	8,484,705
Less accumulated depreciation	(2,930,164)	(2,641,025)

	$ 6,203,385	$ 5,843,680

      Depreciation expense for the years ended June 30, 2003, 2002 and 2001 was $677,138, $551,668, and $413,087, respectively.

Construction in progress at June 30, 2002 consisted of remodeling at the main banking facility in Poplar Bluff, Missouri, which was completed in October 2002.	During 2001, an impairment loss of $125,338 was recognized on the abandonment of certain computer equipment and as a result of a decrease in the market value of the Company's former office in Kennett, Missouri.

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 8: Deposits Deposits are summarized as follows:
	June 30
	2003	2002

Noninterest-bearing accounts	$ 12,710,925	$ 10,207,129
NOW accounts	23,997,100	19,476,866
Money market deposit accounts	14,743,438	18,974,105
Savings accounts	56,779,625	56,038,200

TOTAL TRANSACTION ACCOUNTS	108,231,088	104,696,300

Certificates:
1.00 - 1.99%	32,137,690	1,086,847
2.00 - 2.99%	21,162,585	37,449,560
3.00 - 3.99%	10,208,704	14,355,571
4.00 - 4.99%	15,342,655	17,579,422
5.00 - 5.99%	5,854,234	8,881,887
6.00 - 6.99%	1,595,000	4,832,442
7.00 - 7.99%	-	11,568
8.00 - 8.99%	-	53,259

Total certificates, 2.94% and 3.66%, respectively	86,300,868	84,250,556

TOTAL DEPOSITS	$ 194,531,956	$ 188,946,856

WEIGHTED-AVERAGE RATES - DEPOSITS	2.16%	2.79%

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $26,060,825 and $20,020,253 at June 30, 2003 and 2002, respectively.

Certificate maturities at June 30, 2003 are summarized as follows:
July 1, 2003 to June 30, 2004	$ 55,146,443
July 1, 2004 to June 30, 2005	14,230,233
July 1, 2005 to June 30, 2006	3,061,013
July 1, 2006 to June 30, 2007	9,766,817
July 1, 2007 to June 30, 2008	4,018,196
Thereafter	78,166
$ 86,300,868

Interest expense on deposits is summarized as follows:
	Year Ended June 30
	2003	2002	2001

NOW accounts	$ 169,489	$ 191,297	$ 388,792
Money market deposit accounts	322,632	467,015	777,089
Savings accounts	1,074,288	1,509,490	793,810
Certificates of deposit	2,804,754	3,462,601	5,308,429

	$ 4,371,163	$ 5,630,403	$ 7,268,120

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 9: Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as borrowings, generally mature within one to four days. The following table presents balance and interest rate information on	the securities sold under agreements to repurchase. Prior to July 1, 2001, the Company had not entered into these types of contracts.
	June 30
	2003	2002

Year-end balance	$ 5,234,392	$ 4,311,237
Average balance during the year	5,480,000	4,122,000
Maximum month-end balance during the year	7,444,437	5,453,003
Average interest during the year	1.33%	2.13%
Year-end interest rate	1.25%	1.75%

The market value of the securities underlying the agreements at June 30, 2003 and 2002, was $5,755,414 and $5,684,663, respectively.	The securities sold under agreements to repurchase are under the Company's control.

NOTE 10: Advances from Federal Home Loan Bank of Des Moines Advances from Federal Home Loan Bank of Des Moines are summarized as follows:
			June 30
Maturity	Call Date or Quarterly Thereafter	Interest Rate	2003	2002

07-01-03	-	1.50%	$ 5,500,000	$ -
06-19-06	-	4.33%	1,000,000	1,000,000
09-08-06	-	5.00%	5,000,000	5,000,000
06-11-07	-	4.89%	1,000,000	1,000,000
06-19-07	-	4.63%	1,000,000	1,000,000
08-30-07	-	3.91%	1,000,000	-
10-17-07	-	4.84%	2,000,000	2,000,000
02-06-08	08-06-03	5.17%	3,000,000	3,000,000
10-26-09	09-01-03	5.50%	10,000,000	10,000,000
01-20-10	07-20-03	5.77%	5,000,000	5,000,000
10-27-10	10-27-03	5.86%	9,000,000	9,000,000
12-09-10	12-09-05	5.93%	10,000,000	10,000,000

			$ 53,500,000	$ 47,000,000

Weighted-average rate			5.18%	5.62%

      In addition to the above advances, the Bank had an available line of credit amounting to $26,427,000, $48,716,000, and $45,170,000 with the FHLB at June 30, 2003, 2002 and 2001, respectively.

Advances from FHLB of Des Moines are secured by FHLB stock and one-to four-family mortgage loans of $64,200,000 and $56,400,000 at June 30, 2003 and 2002, respectively.
The principal maturities of FHLB advances at June 30, 2003 are as follows:
July 1, 2003 to June 30, 2004	$ 5,500,000
July 1, 2004 to June 30, 2005	-
July 1, 2005 to June 30, 2006	1,000,000
July 1, 2006 to June 30, 2007	7,000,000
July 1, 2007 to June 30, 2008	6,000,000
Thereafter	34,000,000

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 11: Employee Benefits

       The Bank has adopted a 401(k) profit sharing plan that covers substantially all eligible employees. Contributions to the plan are at the discretion of the Board of Directors of the Bank. During 2003, 2002, and 2001, there were no contributions made to the plan.

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

       Shares are released from collateral and allocated to participants based on pro-rata compensation as the loan is repaid over seven years.

The number of ESOP shares at June 30, 2003 and 2002 were as follows:	Effective July 1, 1998, the loan terms were modified and principal payments were extended an additional four years. Benefits are vested over five years. Forfeitures are allocated on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation of service. The purchase of the shares of the ESOP has been recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the average fair value of the ESOP shares committed to be released. The ESOP expense for 2003, 2002, and 2001 was $146,953, $117,173, and $107,004, respectively.
	2003	2002

Allocated shares	62,438	59,489
Unreleased shares	12,253	18,982

TOTAL ESOP SHARES	74,691	78,471

The fair value of unreleased ESOP shares at June 30, 2003 was $300,200.

      The Bank adopted a management recognition plan (MRP) for the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors) in April 1994. Total shares in the MRP left to be issued are 5,118 at June 30, 2003. During 2003, 2002 and 2001, the Bank did not grant any MRPs to employees. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. Compensation expense, in the amount of the fair market value of the common stock at the date of grant, will be recognized pro-rata over the five years during which the shares are payable.

The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 2003, 2002 and 2001 was $7,266, $14,035, and $13,424, respectively.	The Company sponsors a stock option plan adopted in April 1994. The purpose of the plan is to provide additional incentive to certain directors, officers and key employees of the Bank. In October 1999, the stockholders voted to increase the number of shares reserved for options by 67,932 shares. The stock options are granted at the fair market value of the common stock on the date of the grant. Through June 30, 1999, all options granted were 100% vested at the grant date. For shares granted since June 30, 1999, the vesting period range is from the grant date up to a five year period. All options expire ten years from the date of the grant. At June 30, 2003, there are 41,932 shares remaining available for option grants. The weighted-average remaining contractual life of options outstanding at June 30, 2003 is 5.5 years.

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

Changes in options outstanding were as follows:
	Years Ended June 30,
	2003		2002		2001
	Weighted Average Price	Number	Weighted Average Price	Number	Weighted Average Price	Number

Options Outstanding at beginning of year	$ 13.67	97,057	$ 13.40	115,057	$ 12.86	120,623
Granted	-	0	-	0	13.38	20,000
Exercised	10.00	(15,854)	11.20	(13,000)	10.00	(19,566)
Forfeited	-	0	14.00	(5,000)	13.00	(6,000)
Outstanding at year-end	14.39	81,203	13.67	97,057	13.40	115,057
Options exercisable at year-end	14.47	78,023	13.71	91,557	13.41	101,557

Following is a summary of the fair values of options granted using the Black-Scholes pricing model:
	2003	2002	2001

Assumptions:
Expected dividend yield	5.00%	5.00%	5.00%
Expected volatility	21.50%	21.50%	21.00%
Risk-free interest rate	6.20%	6.20%	5.60%
Weighted-average expected life	5 years	5 years	5 years

The Bank adopted a directors' retirement plan in April 1994 for outside directors. The directors' retirement plan provides that each non-employee director (participant) shall receive, upon termination of service on the Board on or after age 60, other than termination for cause, a benefit in equal annual installments over a five year period. The benefit will be based upon the product of the participant's vesting	percentage and the total Board fees paid to the participant during the calendar year preceding termination of service on the Board. The vesting percentage shall be determined based upon the participant's years of service on the Board, whether before or after the reorganization date, according to the following schedule:
Full Years of Service on the Board	Non-Employee Directors' Vested Percentage

Less than 5	0%
5 to 9	50%
10 to 14	75%
15 or more	100%

In the event that the participant dies before collecting any or all of the benefits, the Bank shall pay the participant's beneficiary. No benefits shall be payable to anyone other than the beneficiary, and shall terminate on the death of the beneficiary.

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

The following items are components of net pension costs for the years ended June 30, 2003, 2002 and 2001:
	2003	2002	2001

Service cost - benefits earned during the year	$ 6,571	$ 6,027	$ 5,537
Interest cost on benefit obligation	11,677	11,916	12,258
Amortization of unrecognized gains	(1,247)	(1,015)	(589)

NET PENSION COST	$ 17,001	$ 16,928	$ 17,206

The following table sets forth the directors' retirement plan's funded status and amounts recognized in the consolidated financial statements at June 30, 2003 and 2002:
	2003	2002

Actuarial present value of benefit obligations:
Vested accumulated benefits	$ 149,745	$ 140,575
Non-vested accumulated benefits	17,726	19,668

Total accumulated benefits	167,471	160,243
Effect of projected future fee increases	-	-

Projected benefit obligation for service rendered to date	167,471	160,243
Unrecognized net actuarial gain	13,715	24,342

Accrued pension cost included in other liabilities	$ 181,186	$ 184,585

A reconciliation of the projected benefit obligation and fair value of plan assets is summarized as follows at June 30, 2003 and 2002:
	2003		2002
	Projected Benefit Obligation	Plan Assets at Fair Value	Projected Benefit Obligation	Plan Assets at Fair Value

Balance, beginning of year	$ 160,243	$ -	$ 164,195	$ -
Service cost	6,571	-	6,027	-
Interest cost	11,677	-	11,916	-
Actual return	-	-	-	-
Actuarial loss (gain)	9,380	-	(1,495)	-
Contributions	-	20,400	-	20,400
Benefits paid	(20,400)	(20,400)	(20,400)	(20,400)

Balance, end of year	$ 167,471	$ -	$ 160,243	$ -

	2003	2002	2001

Weighted-average assumptions as of June 30:
Discount rate	7%	7%	7%
Rate of directors' fees increase	0%	0%	0%

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 12: Income Taxes
SFAS No. 109 requires the Bank to establish a deferred tax liability for the tax bad debt reserves over the base year amounts. The Bank's base year tax bad debt reserves are $1,796,626. The estimated deferred tax liability on such amount is approximately $611,000, which has not been recorded in the accompanying Consolidated	Financial Statements. If these tax bad debt reserves are used for other than loan losses, the amount will be subject to Federal income taxes at the then prevailing corporate rate.

The components of net deferred tax assets (liabilities) are summarized as follows:
	2003	2002

Deferred tax assets:
Provision for losses on loans	$ 624,140	$ 516,439
Accrued compensation and benefits	126,101	100,234

Gross deferred tax assets	750,241	616,673
Valuation allowance	-	-

Total deferred tax assets	750,241	616,673

Deferred tax liabilities:
FHLB stock dividends	166,566	166,566
Purchase accounting adjustments	69,725	81,012
Premises and equipment, tax vs. book accumulated depreciation	270,136	211,842
Installment sale	-	143,439
Unrealized gain on available for sale securities	80,138	188,456

Total deferred tax liabilities	586,565	791,315

NET DEFERRED TAX ASSETS (LIABILITIES)	$ 163,676	$(174,642)

Income taxes are summarized as follows:
	Year Ended June 30
	2003	2002	2001

Current:
Federal	$ 1,529,900	$ 1,034,700	$ 726,000
State	166,000	92,000	124,000

	1,695,900	1,126,700	850,000

Deferred:
Federal	(224,000)	61,000	(8,000)
State	(6,000)	9,000	(2,000)

	(230,000)	70,000	(10,000)

	$ 1,465,900	$ 1,196,700	$ 840,000

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

The provision for income taxes varies from the amount of income tax determined by applying the statutory Federal income tax rate to income before income taxes as a result of the following differences:
	Year Ended June 30
	2003	2002	2001

Tax at statutory Federal rate	$ 1,429,411	$ 1,191,905	$ 812,124
Increase (reduction) in taxes resulting from: Nontaxable municipal income	(69,174)	(79,714)	(76,635)
State tax, net of Federal benefit	102,300	72,700	83,200
Nondeductible ESOP expenses	27,925	17,071	9,474
Cash surrender value of bank owned life insurance	(27,376)	-	-
Other, net	2,814	(5,262)	11,837

ACTUAL PROVISION	$ 1,465,900	$ 1,196,700	$ 840,000

NOTE 13: Comprehensive Income
SFAS No. 130 Reporting Comprehensive Income requires the reporting of comprehensive income and its components. Comprehensive income is defined as the change in equity from transactions and other events and circumstances from non-owner	sources, and excludes investments by and distributions to owners. Comprehensive income includes net income and other items of comprehensive income meeting the above criteria. Components of other comprehensive income are as follows:
	Year Ended June 30
	2003	2002	2001

Unrealized gains (losses) on available for sale securities:
Unrealized holding gains (losses) arising during period	$ (292,751)	$ 118,098	$ 1,403,360
Less: reclassification adjustments for (gains) losses realized in net income	-	(1,366)	(11,121)

Total unrealized gains (losses) on securities	(292,751)	116,732	1,392,239
Income tax expense (benefit)	(108,318)	43,192	514,939

Other comprehensive income (loss)	$ (184,433)	$ 73,540	$ 877,300

At June 30, 2003, 2002 and 2001, accumulated other comprehensive income in the Statement of Financial Condition	consisted entirely of unrealized gains (losses) on available for sale investment and mortgage-backed securities.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I capital (as	defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

       As of June 30, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table summarizes the Bank's actual and required regulatory capital:

(dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2003
Total Capital (to Risk-Weighted Assets)	$ 22,865	12.0%	$ 15,246	≥ 8.0%	$ 19,057	≥ 10.0%
Tier I Capital (to Risk-Weighted Assets)	21,020	11.0%	7,623	≥ 4.0%	11,434	≥ 6.0%
Tier I Capital (to Average Assets)	21,020	7.6%	11,052	≥ 4.0%	13,815	≥ 5.0%

As of June 30, 2002
Total Capital (to Risk-Weighted Assets)	$ 21,080	12.2%	$ 13,788	≥ 8.0%	$ 17,235	≥ 10.0%
Tier I Capital (to Risk-Weighted Assets)	19,511	11.3%	6,894	≥ 4.0%	10,341	≥ 6.0%
Tier I Capital (to Average Assets)	19,511	7.5%	10,385	≥ 4.0%	12,981	≥ 5.0%
The Bank's ability to pay dividends on its common stock to the Company is restricted to maintain adequate capital as shown in the above table.

NOTE 15: Commitments and Contingencies
In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying Consolidated Financial Statements. The Bank is involved in litigation of a routine nature which is being	defended and handled in the ordinary course of business. These matters are not considered significant to the Company's financial condition.

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 16: Off-Balance-Sheet and Credit Risk
The Company's Consolidated Financial Statements do not reflect various financial instruments to extend credit to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These	instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition. A summary of the Company's commitments to extend credit and standby letters of credit is as follows:
	Contract or Notional Amount June 30
	2003	2002

Commitments to extend credit	$ 29,327,525	$ 20,808,632
Standby letters of credit	$ 499,724	$ 362,779
At June 30, 2003, total commitments to originate fixed-rate loans with terms in excess of one year were $4.1 million at interest rates ranging from 4.5% to 7.0%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company's policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the statements of	financial condition. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

The Company grants collateralized commercial, real estate, and consumer loans to customers in Southeast Missouri. Although the Company has a diversified portfolio, loans aggregating $116,806,457 at June 30, 2003, are secured by single and multi-family residential real estate in the Company's primary lending area.

NOTE 17: Earnings Per Share The following table sets forth the computations of basic and diluted earnings per common share:
	Year Ended June 30
	2003	2002	2001

Numerator - net income	$ 2,738,218	$ 2,308,903	$ 1,548,602

Denominators
Denominator for basic earnings per share -
Weighted-average shares outstanding	1,167,446	1,192,612	1,229,652
Common equivalent shares due to stock options under treasury stock method	31,734	22,397	10,507

Denominator for diluted earnings per share	1,199,180	1,215,009	1,240,159

Basic earnings per common share	$ 2.35	$ 1.94	$ 1.26
Diluted earnings per common share	$ 2.28	$ 1.90	$ 1.25

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 18: Fair Value of Financial Instruments The carrying amounts and estimated fair values of the Company's financial instruments at June 30, 2003 and 2002, are summarized as follows:
	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Non-trading instruments and nonderivatives: Cash and cash equivalents	$ 7,617,740	$ 7,617,740	$ 8,612,714	$ 8,612,714
Investment and mortgage- backed securities available for sale	31,002,858	31,002,858	32,758,857	32,758,857
Stock in FHLB of Des Moines	2,675,000	2,675,000	2,350,000	2,350,000
Loans receivable, net	222,840,345	232,269,581	211,211,588	215,858,786
Bank owned life insurance	4,072,617	4,072,617	-	-
Accrued interest receivable	1,270,334	1,270,334	1,559,674	1,559,674
Deposits	194,531,956	196,473,891	188,946,856	189,570,828
Securities sold under agreements to repurchase	5,234,392	5,234,392	4,311,237	4,311,237
Advances from FHLB of Des Moines	53,500,000	60,657,981	47,000,000	50,287,000
Accrued interest payable	393,841	393,841	571,168	571,168

      The following methods and assumptions were used in estimating the fair values of financial instruments:

       Cash and cash equivalents are valued at their carrying amounts due to the relatively short period to maturity of the instruments.

       Fair values of investment and mortgage-backed securities are based on quoted market prices or, if unavailable, quoted market prices of similar securities.

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

Fair value of bank owned life insurance is equal to the cash surrender value of the underlying life insurance policies.	The carrying amounts of accrued interest approximate their fair values.

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

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 19: Condensed Parent Company Only Financial Statements
The following condensed statements of financial condition and condensed statements of income and cash flows for	SouthernMissouri Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.
	At June 30
Statements of Financial Condition	2003	2002

Assets
Cash	$ 606,586	$ 1,052,923
ESOP note receivable	143,440	216,313
Other assets	135,390	80,495
Equity in net assets of the Bank	24,270,683	23,200,003

TOTAL ASSETS	$ 25,156,099	$ 24,549,734

Liabilities and Stockholders' Equity

Accrued expenses and other liabilities	$ 47,662	$ 38,529

TOTAL LIABILITIES	47,662	38,529

Stockholders' equity	25,108,437	24,511,205

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 25,156,099	$ 24,549,734

	Year Ended June 30
Statements of Income	2003	2002	2001

Interest income	$ 12,485	$ 27,826	$ 40,334
Dividend from Bank	1,800,000	2,125,000	800,000
Other income	-	-	4,606

	1,812,485	2,152,826	844,940
Operating expenses	263,406	196,524	198,340

Income before income taxes and equity in undistributed income of the Bank	1,549,079	1,956,302	646,600

Income taxes	(90,743)	(57,300)	(52,155)

Income before equity in undistributed income of the Bank	1,639,822	2,013,602	698,755

Equity in undistributed income of the Bank	1,098,396	295,301	849,847

NET INCOME	$ 2,738,218	$ 2,308,903	$ 1,548,602

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

	Year Ended June 30
Statements of Cash Flows	2003	2002	2001

Cash flows from operating activities:
Net income	$ 2,738,218	$ 2,308,903	$ 1,548,602
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of the Bank	(1,098,396)	(295,301)	(849,847)
Other adjustments, net	(50,260)	(794)	11,392

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,589,562	2,012,808	710,147

Cash flows from investing activities:
Principal collected on loan to ESOP	72,873	73,874	72,873
Purchase of investment security, available for sale	-	-	(100,000)
Proceeds from sales and maturities of investment securities, available for sale	-	-	104,581
Proceeds from sales of other assets	4,500	-	16,500

NET CASH PROVIDED BY INVESTING ACTIVITIES	77,373	73,874	93,954

Cash flows from financing activities:
Dividends on common stock	(656,247)	(587,945)	(615,119)
Exercise of stock options	184,493	145,410	205,336
Payments to acquire treasury stock	(1,641,518)	(1,142,399)	(10,646)

NET CASH USED IN FINANCING ACTIVITIES	(2,113,272)	(1,584,934)	(420,429)

Net (decrease) increase in cash and cash equivalents	(446,337)	501,748	383,672
Cash and cash equivalents at beginning of period	1,052,923	551,175	167,503

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 606,586	$ 1,052,923	$ 551,175

NEXT PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Southern Missouri Bancorp, Inc. and Subsidiary

NOTE 20: Quarterly Financial Data (Unaudited) Quarterly operating data is summarized as follows (in thousands):
	June 30, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$ 4,264	$ 4,194	$ 4,020	$ 3,926
Interest expense	1,878	1,811	1,739	1,692

Net interest income	2,386	2,383	2,281	2,234
Provision for loan losses	120	90	60	60
Noninterest income	247	308	389	471
Noninterest expense	1,468	1,522	1,528	1,647

Income before income taxes	1,045	1,079	1,082	998
Income taxes	384	401	393	288

NET INCOME	$ 661	$ 678	$ 689	$ 710

	June 30, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$ 4,317	$ 4,228	$ 4,229	$ 4,219
Interest expense	2,317	2,062	1,892	1,868

Net interest income	2,000	2,166	2,337	2,351
Provision for loan losses	80	90	110	70
Noninterest income	203	214	226	231
Noninterest expense	1,377	1,469	1,504	1,522

Income before income taxes	746	821	949	990
Income taxes	250	285	326	336

NET INCOME	$ 496	$ 536	$ 623	$ 654

NEXT PAGE

CORPORATE INFORMATION

Corporate Headquarters 531 Vine Street Poplar Bluff, Missouri 63901	Special Counsel Silver, Freedman ∓ Taff, L.L.P. Washington, D.C. 20007	Common Stock Nasdaq Stock Market Nasdaq Symbol: SMBC

Independent Auditors Kraft, Miles ∓ Tatum, LLC Poplar Bluff, Missouri 63901	Transfer Agent Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016

Annual Meeting

The Annual Meeting of Stockholders will be held Monday, October 20, 2003, at 9:00 a.m., Central Time, at the Greater Poplar Bluff Area Chamber of Commerce Building, 1111 West Pine, Poplar Bluff, Missouri 63901.

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

NEXT PAGE

DIRECTORS AND OFFICERS

SOUTHERN MISSOURI BANCORP, INC.

Directors		Executive Officers
Thadis R. Seifert
Chairman of the Board
Retired former executive vice president
   of Bank

Leonard M. Ehlers
Vice-Chairman
Retired court reporter of the 36th
   Judicial Circuit

Samuel H. Smith
Engineer and majority owner of
   S.H. Smith and Company, Inc.

James W. Tatum
Retired certified public accountant	Ronnie D. Black
Executive Director General Association
   of General Baptists

L. Douglas Bagby
General Manager Municipal Utilities of
   City of Poplar Bluff

Sammy A. Schalk
President of Gamblin Lumber Company

Greg A. Steffens
President
	Chief Financial Officer	Greg A. Steffens President Chief Financial Officer James W. Tatum Vice President

SOUTHERN MISSOURI BANK AND TRUST

Directors	Senior Officers
Samuel H. Smith
Chairman of the Board
Engineer and majority owner of
   S.H. Smith and Company, Inc.

James W. Tatum
Vice-Chairman
Retired certified public accountant

Thadis R. Seifert
Retired former executive vice president
of Bank	Ronnie D. Black
Executive Director General Association
   of General Baptists

L. Douglas Bagby
General Manager Municipal Utilities of
   City of Poplar Bluff

Sammy A. Schalk
President of Gamblin Lumber Company

Greg A. Steffens
President
Chief Executive Officer	Greg A. Steffens
President
Chief Executive Officer

James D. Duncan
Executive Vice President
Chairman Loan Dept.

Kimberly A. Capps
Chief Financial Officer

William D. Hribovsek
Senior Commercial Loan Officer

Adrian Rushing
Senior Vice President

NEXT PAGE

SOUTHERN MISSOURI BANCORP, INC.

is a single-bank holding company that outperforms peers on ROE and other measures. This has come about through the establishment of a strong management team, continuing emphasis on growing core businesses, and bringing new growth to the company by adopting technology-based systems and services. Southern Missouri Bancorp, Inc. has become one of the top performing bank holding companies in Missouri.

Southern Missouri Bancorp, Inc.        531 Vine Street
                                                                  Poplar Bluff, Missouri 63901
                                                                  (573) 785-1421