Form 10KSB, Exhibit 13
period 2005-06-30
SOUTHERN MISSOURI BANCORP INC
filed 2005-09-28
CIK 916907

EXHIBIT 13

SOUTHERN MISSOURI BANCORP, INC.
2005 ANNUAL REPORT

NEXT PAGE

2005 was, for all of us at Southern Missouri Bancorp, Inc.
personally disappointing. For net income to drop from
a record $2.9 million to $104,000 as a result of one
potentially fraudulent credit relationship is disheartening.
Nonetheless, we are confident in the overall approach
we have taken. To see why, please read on...

>  TABLE of CONTENTS  <

Letter to Shareholders	2
Common Share Data	8
Financial Review	9
Report from Independent Registered Public Accounting Firm	20
Consolidated Financial Statements	22
Notes to Consolidated Financial Statements	27
Corporate and Investor Information	48
Directors and Officers	49

NEXT PAGE

>  FINANCIAL SUMMARY  <

	2005	2004	CHANGE(%)
EARNINGS (dollars in thousands)
Net interest income	$ 9,252	$ 9,155	1.0
Provision for possible loan losses	4,815	275	1,650.9
Other income	2,313	1,875	23.4
Other expense	6,728	6,445	4.4
Income taxes	(82)	1,427	(105.7)
Net income	104	2,883	(96.4)

PER COMMON SHARE
Net income:
Basic	$ .05	$ 1.27	(96.1)
Diluted	.05	1.23	(95.9)
Tangible book value	10.07	10.26	(1.0)
Closing market price	14.50	15.76	(8.0)
Cash dividends declared	.36	.36	0

AT YEAR-END (dollars in thousands)
Total assets	$ 330,360	$ 311,893	6.0
Loans, net of allowance	267,568	248,355	7.7
Reserves as a percent of nonperforming loans	353.36%	1460.14%
Deposits	$ 224,666	$ 211,959	6.0
Stockholders' equity	25,003	25,952	(3.7)

FINANCIAL RATIOS
Return on stockholders' equity	.39%	11.09%
Return on assets	.03	.98
Net interest margin	3.06	3.28
Efficiency ratio	58.20	58.40
Allowance for possible loan losses to net loans	.75	.80
Equity to average assets at year-end	7.70	8.40

OTHER DATA(1)
Common shares outstanding	2,232,816	2,262,004
Average common and equivalent shares outstanding	2,255,674	2,335,300
Stockholders of record	285	288
Full-time equivalent employees	88	90
Assets per employee (in thousands)	$ 3,754	$ 3,465
Banking offices	8	8

(1) Other data is as of year-end, except for average shares.
| 1 |
NEXT PAGE

>  LETTER to SHAREHOLDERS  <

Dear Shareholder,

2005 can be described in many ways. In the most fundamental way it was a true disappointment. Net income for Southern Missouri Bancorp, Inc. (Company) decreased from $2.9 million to $104,000. The decrease was due to a $4.9 million credit relationship involving allegedly fraudulent financial statements and other fraudulent activities.

As a result of this one credit relationship, the Company wrote the value of the loan down by $4.6 million and sold part of the creditors' collateral, leaving the balance of the loan at $300,000. Not only did the large write down cause the provision for loan loss to increase by $4.6 million, the Company had a $210,000 loss on deposit, wrote off interest of $41,000, had $51,000 in other expenses and accrued $150,000 in legal fees all related to this credit relationship. Management and the Company's attorneys are working diligently to resolve all the issues with the creditor and the other financial institutions that have interests in the creditor and its collateral. We have been advised that, due to the complexity of the issues involved, it could take two years or longer to finally resolve the relationship. The Company could at some point in time realize a gain in the settlement of all the lawsuits, but this cannot be predicted with certainty.

Without this significant event, and the related expenses and write offs, our net income would have approximated $3.2 million, an increase of

| 2 |
NEXT PAGE

11% over the prior year and diluted earnings per share of $1.40, an increase of 13.8% over the prior year.

Stable Business Growth Continues
The second way fiscal 2005 can be described is by continued growth in our core business - loans and deposits. During fiscal 2005, total assets grew by $18.7 million. This growth can be attributed to loan growth of $19.2 million.

With increased growth projections for 2006, the Company continues to look at all opportunities for new business, including de novo branching or acquisition strategies to increase our market area, as well as adding senior personnel who can bring or develop new business.

Total deposits grew $12.7 million due in part to managements' strategic plan to offer competitively priced certificates of deposit over the course of the year. These CDs were for 11-25 month terms and helped reduce overnight borrowing at attractive prices while improving our sensitivity to rising short-term interest rates.

We have continued to enhance relationships with our commercial customers. We have recommended the use of "Sweep" accounts to offer them more value and add another link to the bank. These deposits, also known as "securities sold under agreements to repurchase" increased by $4.2 million.

The Company has seen a continuing increase in market share in all its markets, but with other institutions entering our market area, we cannot depend on this trend to go on indefinitely. These developments have confirmed the Company's strategic plan to expand into new markets, either through acquisition or de novo branches to help increase shareholder value.

| 3 |
NEXT PAGE

>  LETTER to SHAREHOLDERS  <

Technology continues to improve efficiency
Yet another way to describe this year is in terms of operating efficiency. The Company has maintained an operating efficiency ratio of 58.2% as compared to the peer bank group of 67.5%. This superior efficiency ratio is a result of investments made over the last several years to enhance our technological infrastructure.

An example of technology increasing operating efficiency is the delivery of customer account statements. No longer does the Company pay for postage, envelopes and paper, and the labor to assemble them, if the customer elects to receive an emailed statement. This results in reduced costs to the Company.

Another enhancement installed in the last year was a new communication system converting a multitude of telephone lines at the Poplar Bluff locations into one trunk line, reducing communication expenses.

Two products continuing to show effectiveness are telephone and Internet banking. These two services not only enhance our relationship with customers and offer them banking services 24/7, they allow our customers to get information on their accounts without contacting the Company's customer service department, reducing the costs associated with adding customer service staff.

The Company recognizes the importance of delivering personal service to our customers, so we will continue to seek solutions that increase operating efficiency and produce valuable customer services.

| 4 |
NEXT PAGE

What does 2006 hold?
While it is difficult to predict rates, we anticipate that short-term interest rates will continue to increase in fiscal year 2006 and long-term interest rates will increase only slightly or remain stable for the year, thus further flattening the market yield curve. The Company's strategy to increase variable rate loans tied to prime and increase less rate sensitive deposits should reduce the impact of a flatter yield curve on our net interest income.

In addition to exploring opportunities for acquisitions and de novo branches, the Company purchased land for expansion purposes during 2005 in order to maintain key Company operations in one location to maximize efficiency and to reduce overhead expenses.

A new customer enhancement will be available in the first quarter of 2006. Through a program called Branch Capture, the Company will be able to extend the end of the business day past the traditional 2:00 p.m. closing on Monday through Thursday. This allows individuals and commercial customers extra time to deposit funds and make loan payments. It also saves the Company money in courier costs, since these items will be transmitted electronically.

| 5 |
NEXT PAGE

In Summary
I want to express my heartfelt thanks. To our customers, for choosing us as your financial institution. To our employees, for your commitment and extra effort during a challenging year. To our Board of Directors, for your valuable advice and	counsel. And finally, to our Shareholders, thank you for your continuing interest in Southern Missouri Bancorp, your investment in our Company ... and for sharing our confidence in the future.

GREG STEFFENS
PRESIDENT, SOUTHERN MISSOURI BANCORP, INC.

| 6 |
NEXT PAGE

New Board Members
Shortly after last year's report was published, we announced several new Board members, to replace members who had retired. We want to gratefully acknowledge the contributions of Charles Love, Rebecca Brooks and Charles Moffitt as members	of the Board of Directors of Southern Missouri Bank and Southern Missouri Bancorp, Inc. during the past year. We look forward to their continuing support as we work together to keep our bank growing.

| 7 |
NEXT PAGE

>  COMMON SHARE DATA  <

The common stock of the Company is listed on the Nasdaq Stock Market under the symbol "SMBC." The following bar graph sets forth the high, low and closing market prices of the common stock, cash dividends and other information for the last three years.

The following table sets forth per share market price and dividend information for the Company's common stock. As of August 1, 2005, there were approximately 282 stockholders of record. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

2005	High	Low	Close	Book Value At End Of Period	Market Price To Book Value	Dividends Declared

4th Quarter (6-30-05)	$16.43	$13.85	$14.50	$11.24	129.00%	$0.09
3rd Quarter (3-31-05)	$18.48	$15.80	$15.85	$11.57	136.99%	$0.09
2nd Quarter (12-31-04)	$19.00	$14.81	$18.49	$12.19	151.68%	$0.09
1st Quarter (9-30-04)	$16.29	$15.01	$15.90	$11.96	132.94%	$0.09

2004

4th Quarter (6-30-04)	$17.50	$14.70	$15.76	$11.52	136.81%	$0.09
3rd Quarter (3-31-04)	$15.76	$13.61	$15.40	$11.53	133.56%	$0.09
2nd Quarter (12-31-03)	$14.55	$13.61	$13.85	$11.40	121.49%	$0.09
1st Quarter (9-30-03)	$14.37	$12.38	$13.76	$11.16	123.30%	$0.09

2003

4th Quarter (6-30-03)	$12.88	$12.00	$12.70	$10.94	116.09%	$0.07
3rd Quarter (3-31-03)	$12.50	$10.48	$12.00	$10.69	112.25%	$0.07
2nd Quarter (12-31-02)	$11.13	$9.12	$10.45	$10.59	98.68%	$0.07
1st Quarter (9-30-02)	$ 9.55	$ 8.73	$ 9.50	$10.39	91.43%	$0.07

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
The Bank's primary business consists of attracting deposits from the communities it serves and investing	those funds in permanent loans secured by one-to-four family residences, commercial real estate, commercial business and consumer loans. The Company's results of operations are primarily dependent on its net interest margin, which is the difference between the average yield on loans, mortgage-related securities and investments and the average rate paid on deposits, securities sold under agreements to repurchase and borrowings.
The net interest margin is affected by economic, regulatory and competitive factors that influence interest rates, loan demand and deposits. Lending activities are funded through the attraction of deposit accounts consisting of checking accounts, passbook accounts, money market deposit accounts, certificate of deposit accounts with terms of 60 months or less, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of Des Moines, and to a lesser extent brokered deposits. The Bank currently conducts its business through its home office located in Poplar Bluff and seven full service branch facilities in Poplar Bluff, (2), Van Buren, Dexter, Kennett, Doniphan and Qulin, Missouri.

(dollars in thousands)
	At June 30
Financial Condition Data:	2005	2004	2003	2002	2001

Total assets	$ 330,360	$ 311,893	$ 279,455	$ 266,288	$ 240,494
Loans receivable, net	267,568	248,355	222,840	211,212	180,857
Mortgage-backed securities	17,243	20,994	25,019	22,609	26,224
Cash, interest-bearing deposits and investment securities	21,344	23,794	13,602	18,763	19,607
Deposits	224,666	211,959	194,532	188,947	173,281
Borrowings	72,257	64,698	58,734	51,311	41,115
Subordinated debt	7,217	7,217	-	-	-
Stockholders' equity	25,003	25,952	25,108	24,511	23,582
(dollars in thousands)
	For The Year Ended June 30
Operating Data:	2005	2004	2003	2002	2001

Interest income	$ 17,284	$ 15,700	$ 16,404	$ 16,993	$ 16,161
Interest expense	8,032	6,545	7,120	8,139	9,490

Net interest income	9,252	9,155	9,284	8,854	6,671
Provision for loan losses	4,815	275	330	350	510

Net interest income after provision for loan losses	4,437	8,880	8,954	8,504	6,161
Noninterest income	2,313	1,875	1,415	874	1,447
Noninterest expense	6,728	6,445	6,165	5,872	5,219

Income before income taxes	22	4,310	4,204	3,506	2,389
Income tax (benefit) expense	(82)	1,427	1,466	1,197	840

Net income	$ 104	$ 2,883	$ 2,738	$ 2,309	$ 1,549

Basic earnings per common share	$ .05	$ 1.27	$ 1.17	$ .97	$ .63
Diluted earnings per common share	$ .05	$ 1.23	$ 1.14	$ .95	$ .63
Dividends per share	$ .36	$ .36	$ .28	$ .25	$ .25

| 9 |
NEXT PAGE

>  FINANCIAL REVIEW (continued)  <

	At June 30

Other Data:	2005	2004	2003	2002	2001

Number of:
Real estate loans	2,850	2,877	2,842	2,952	2,910
Deposit accounts	17,336	16,995	16,455	15,975	15,630
Full service offices	8	8	8	8	8

	At Or For The Year Ended June 30
Key Operating Ratios:	2005	2004	2003	2002	2001

Return on assets (net income divided by average assets)	.03%	.98%	1.00%	.91%	.71%
Return on average equity (net income divided by average equity)	.39	11.09	11.08	9.77	6.86

Average equity to average assets	8.18	8.82	9.02	9.29	10.29

Interest rate spread (spread between weighted average rate on all interest- earning assets and all interest- bearing liabilities)	2.84	3.06	3.29	3.33	2.76

Net interest margin (net interest income as a percentage of average interest-earning assets)	3.06	3.28	3.57	3.67	3.22

Noninterest expense to average assets	2.07	2.19	2.25	2.31	2.38

Average interest-earning assets to average interest-bearing liabilities	108.10	109.42	110.67	110.15	110.26

Allowance for loan losses to total loans (1)	.75	.80	.81	.73	.79

Allowance for loan losses to nonperforming loans (1)	353.36	1,460.14	2,062.59	466.22	299.08

Net charge-offs to average out- standing loans during the period	1.85	.06	.03	.12	.35

Ratio of nonperforming assets to total assets(1)	.20	.10	.11	.27	.69

Dividend payout ratio	776.14	28.50	23.97	25.46	39.72

(1) At end of period

| 10 |
NEXT PAGE

>  FINANCIAL REVIEW (continued)  <

Management's Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

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
    Southern Missouri's results of operations are primarily dependent on the levels of its net interest margin and noninterest income, and its ability to control operating expenses. Net interest margin is dependent primarily on the difference or spread between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as the relative amounts of these assets and liabilities. Southern Missouri is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a varying basis, from its interest-bearing liabilities.
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
  further developments in the Company's ongoing review of and efforts to resolve the problem credit relationship described in this report, which could result in, among other things, further downgrades of the aforementioned loans, additional provisions to the loan loss reserve and the incurrence of other material non-cash and cash charges;
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

| 11 |
NEXT PAGE

>  FINANCIAL REVIEW (continued)  <

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
    A periodic review of selected credits (based on loan size and type) is conducted to identify loans with heightened risk or probable losses and to assign risk grades. The primary responsibility for this review rests with the loan administration personnel. This review is supplemented with periodic examinations of both selected credits and the credit review process by applicable regulatory agencies and external auditors. The information from these reviews assists management in the timely identification of problems and potential problems and provides a basis for deciding whether the credit represents a probable loss or risk that should be recognized.
    Loans are considered impaired if, based on current information and events, it is probable that Southern Missouri will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the fair value of the collateral for collateral-dependent loans. If the loan is not collateral-dependent, the measurement of impairment is based on the present value of expected future cash flows discounted at the historical effective interest rate or the observable market price of the loan. In measuring the fair value of the collateral, management uses the assumptions (i.e., discount rates) and methodologies (i.e., comparison to the recent selling price of similar assets) consistent with those that would be utilized by unrelated third parties. Impairment identified through this evaluation process is a component of the allowance for loan losses. If a loan that is individually evaluated for impairment is found to have none, it is grouped together with loans having similar characteristics (i.e., the same risk grade), and an allowance for loan losses is based upon historical average charge-offs for similar loans over the past five years, the historical average charge-off rate for developing trends in the economy, in industries and other factors. For portfolio loans that are evaluated for impairment as part of homogenous pools, an allowance is maintained based upon the average charge-offs for the past five years.
    Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the conditions of the various markets in which collateral may be sold may all affect the required level of the allowance for losses on loans and the associated provision for losses on loans.

FINANCIAL CONDITION

General. The Company's total assets increased $18.7 million, or 6.0%, to $330.4 million at June 30, 2005, when compared to $311.7 million at June 30, 2004. The growth was primarily due to growth in the loan portfolio of $19.2 million, or 7.7%, an increase in bank owned life insurance of $2.0 million or 52.2%, primarily through additional purchases and the increase in premises and equipment of $1.8 million or 29.9%; partially offset by a $5.5 million or 13.7% decline in the investment portfolio. Asset growth was primarily funded by deposit growth of $12.7 million, or 6.0%, increase in securities sold under agreements to repurchase of $4.3 million or 66.8% and the increase in FHLB advances of $2.3 million, or 3.8%.

Loans. Loans increased $19.2 million, or 7.74%, to $267.6 million at June 30, 2005, from the $248.4 million at June 30, 2004. The growth in the loan portfolio exceeded the Company's growth targets and was comprised principally of commercial business loans, one-to-four-family real estate loans and commercial real estate loans of $13.4 million, $2.0 million and $4.0 million, respectively. During fiscal 2005, the Company had a credit relationship of approximately $4.9 million which is suspected to have performed fraudulent activities; hence, the Company wrote the value of this credit relationship down by $4.6 million and sold collateral for $150,000. The outstanding credit relationship balance at June 30, 2005 was approximately $300,000. Excluding the reduction in the aforementioned credit relationship, loan growth would have been $24.1 million or 9.7%.
    Allowance for Loan Losses. Allowance for loan losses increased $38,000 or 2.0%, from $2.0 million at June 30, 2004, to $2.0 million at June 30, 2005. The allowance for loan losses represented 0.8% of loans receivable at June 30, 2005, and June 30, 2004. At June 30, 2005, nonperforming loans, which includes loans past due greater than 90 days and nonaccruing loans, were $571,000 compared to $136,000 at June 30, 2004. (see Provision for Loan Losses)
    Investments. The investment portfolio decreased $5.5 million, or 13.7% to $34.7 million at June 30, 2005 from the $40.2 million at June 30, 2004. The decrease in the investment portfolio was comprised principally of equity securities, MBSs including CMOs and other investments of $3.5 million, $3.7 million and $2.2 million, respectively, partially offset by a $3.9 million increase in debt securities issued by government sponsored entities.
    Premises and Equipment. Premises and equipment increased $1.8 million to $7.9 million at June 30, 2005, from $6.1 million at June 30, 2004. The increase was primarily due to the purchase of land to be used for future expansion purposes and other equipment purchases, partially offset by depreciation expense for the year.
    Bank Owned Life Insurance. The Bank purchased "key person" life insurance policies on six employees for a cash surrender value of $4.0 million in February, 2003. In addition, in October, 2004 the Bank purchased "key person" life insurance policies on 20 employees for $2.0 million. At June 30, 2005, the cash surrender value had increased to $6.5 million.
    Intangible Assets. Intangible assets generated through branch acquisitions in 2000 decreased $255,000 to $2.6 million as of June 30, 2005, and will continue to be amortized in accordance with Statement of Financial Accounting Standards (SFAS) No. 142.
    Deposits. Deposits increased $12.7 million, or 6.0%, to $224.7 million at June 30, 2005, from $212.0 million at June 30, 2004. The deposit growth was comprised of increases in CDs and money market passbooks of $17.3 million and $1.2 million, respectively, partially offset by a decrease in money market demand accounts and savings accounts of $5.2 million and $524,000, respectively. The Bank instituted several CD promotions during the period January 2005 through March 2005 offering an 11 to 15 month special rate, anticipating that the Federal Reserve Bank will continue to raise rates, which may benefit interest expense during the next several months.
    Borrowings. FHLB advances increased $2.3 million, or 3.8%, to $61.5 million at June 30, 2005, from $59.3 million at June 30, 2004. Of the outstanding advances, $52.0 million have fixed interest rates, $37.0 million of which are subject to early redemption by the issuer. The remaining $9.5 million was borrowed overnight and reprices daily. At June 30, 2005, the fixed rate advances had a weighted average cost of 4.84% and a weighted average maturity of 3.1 years when compared to a weighted average cost of 4.84% and a weighted average maturity of 4.1 years at June 30, 2004.
Subordinated Debt. In March, 2004, the Company issued $7.0 million of Floating Rate Capital Securities of Southern Missouri Statutory Trust I with a liquidation value of $1,000 per share. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on three month LIBOR.

| 12 |
NEXT PAGE

>  FINANCIAL REVIEW (continued)  <

    Stockholders' Equity. The Company's stockholders' equity decreased by $949,000, or 3.7%, to $25.0 million at June 30, 2005, from $26.0 million at June 30, 2004. This decrease was primarily due to the repurchase of $449,000 in common stock and the payment of cash dividends of $809,000, partially offset by net income of $104,000. On September 26, 2003, the Company effected a two-for-one split of the Company's common stock in the form of a stock dividend of one additional share of Southern Missouri Bancorp, Inc. common stock for each share held. Share and per share data for all periods presented have been adjusted to give effect to the stock split. The Company has approximately 26,000 shares of common stock remaining to be purchased under its current stock repurchase program of approximately 115,000 shares announced on April 22, 2004.

COMPARISON OF THE YEARS ENDED JUNE 30, 2005 AND 2004
    Net Income. Southern Missouri's net income decreased to $104,000 for fiscal 2005 when compared to the results of the prior fiscal year. The decrease in net income was primarily due to the increased provision for loan losses. The increase in the provision for loan losses was primarily due to the alleged fraudulent activities performed by a substantial credit relationship of $4.9 million. The Bank, after inspections, evaluations and discussions with attorneys, increased the provision for loan loss by $4.5 million and proceeded to write down the credit by $4.6 million. In addition to the provision for loan loss, this credit relationship resulted in a variety of other expenditures, which included a $210,000 loss on a deposit account, a write off of accrued interest of $41,000, legal fees of $150,000, and repossession expense of $52,000. Excluding the aforementioned loss and the related expenses, the Company would have earned approximately $3.2 million.

    Net Interest Income. Net interest income increased $97,000, or 1.0%, to $9.3 million for fiscal 2005 when compared to the prior fiscal year. The increase was primarily due to a 9% increase in average interest-earning assets, partially offset by a 22 basis point decrease in the average interest rate spread. The decrease in interest rate spread was a result of short term rates increasing while long term rates decreased over the fiscal year, resulting in a flatter yield curve and increased competition. An example of this is the prime rate which increased 200 basis points over the year, from 4.25% to 6.25%, while the 10-year treasury rate decreased by 68 basis points from 4.62% to 3.94%. For fiscal 2005, the average interest rate spread was 2.84% compared to 3.06% for fiscal year 2004.

    Interest Income. Interest income increased $1.6 million, or 10.1%, to $17.3 million for fiscal 2005 when compared to the prior fiscal year. The increase was primarily due to the $24.6 million increase in average balance of interest-earning assets and the 8 basis point increase in average yield earned on these assets from 5.63% to 5.71%.
    Interest income on loans receivable increased by $1.2 million, or 8.4%, to $15.8 million for fiscal 2005 when compared to the prior fiscal year. The increase was primarily due to a $21.4 million increase in average loans receivable partially offset by a 3 basis point decrease in the average yield on the loans.
    Interest income on the investment and MBS portfolio increased by $336,000, or 29.7%, to $1.5 million for fiscal 2005 when compared to the prior fiscal year. The increase was primarily due to a 74 basis point increase in the average yield on these investments and a $2.7 million increase in the average balance outstanding. The increase in yield over the prior year was primarily related to fiscal year 2004's yields being negatively impacted by rapid prepayment rates on the MBS portfolio.
    Other interest income increased $22,000 in fiscal 2005 when compared to the prior year due to higher average balances.

    Interest Expense. Interest expense increased $1.5 million, or 22.7%, to $8.0 million for fiscal 2005 when compared to the prior fiscal year. The increase was primarily due to the 29 basis point increase in the average rate paid on interest-bearing liabilities from 2.58% in fiscal 2004 to 2.87% in fiscal 2005 and the $25.8 million increase in the average balance of interest-bearing liabilities.

Interest expense on deposits increased $934,000, or 26.2%, to $4.5 million for fiscal 2005 when compared to the prior fiscal year. The increase in interest expense was due to an increase in the average rate paid on interest-bearing deposits to 2.21% for fiscal 2005 from 1.89% for the year ended June 30, 2004. The increase was primarily due to upward repricing of deposits from the general rise in short term interest rates, from growth in the CD portfolio and from the increase in the average balance of interest-bearing deposits from $189.4 million in fiscal 2004 to $203.5 million for the year ended June 30, 2005.
    Interest expense on FHLB advances increased $154,000, or 5.5%, to $3.0 million for fiscal 2005 when compared to the prior fiscal year. The increase in interest expense was primarily due to the $4.0 million increase in average balance of FHLB advances for fiscal 2005, and the general rise in overnight borrowing rates, partially offset by the 8 basis point decrease in average rate paid on advances. The increase in average balances was attributed to increased loan funding in fiscal 2005.
    The Company issued $7.0 million of Floating Rate Capital Securities in March, 2004, with an interest rate of three month LIBOR plus 275 basis points and reprices quarterly. Interest expense was $370,000 for fiscal 2005 as compared to $84,000 for the prior year. Interest expense increased due to the TRUP being in effect for four months in fiscal 2004, compared to 12 months in fiscal 2005.

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
    The provision for loan losses was $4.8 million for fiscal 2005, compared to $275,000 for the prior fiscal year. The increase in the loan loss provision was primarily due to the aforementioned problem credit relationship. At June 30, 2005, classified assets totaled $1.3 million, compared to $2.2 million at June 30, 2004. The improvement in classified assets was primarily due to improved financial capacity of the borrowers and the receipt of cash payments on previously classified credit relationships.
    The above provision was made based on management's analysis of the various factors which affect the loan portfolio and management's desire to maintain the allowance at a level considered adequate. Management performed a detailed analysis of the loan portfolio, including types of loans, the charge-off history and an analysis of the allowance for loan losses. Management also considered the continued origination of loans secured by commercial businesses and commercial real estate. These loans bear an inherently higher level of credit risk than one-to four-family residential real estate loans. While management believes the allowance for loan losses at June 30, 2005, is adequate to cover all losses inherent in the portfolio, there can be no assurance that, in the future, the Bank's regulators will not require further increases in the allowance or actual losses will not exceed the allowance.

    Noninterest Income. Noninterest income increased $438,000, or 23.4%, to $2.3 million for fiscal 2005, when compared to the $1.9 million earned during fiscal 2004. Bank service charges decreased $117,000, or 10.3%, for fiscal 2005 when compared to the prior year. The decrease was primarily due to the $210,000 deposit loss related to the aforementioned problem credit relationship. The Bank's non-interest income was enhanced by a $371,000 increase in gains on sales of available for sale investments and equities when compared to the prior year. The funds generated from these sales were used to purchase property for future branch expansion. Other non-interest income increased $159,000 when compared to the prior year, primarily due to increases in cash surrender value on BOLI, increases in loan fees collected and the overall increase of our customer base.

| 13 |
NEXT PAGE

>  FINANCIAL REVIEW (continued)  <

    Noninterest Expense. Noninterest expense increased $283,000, or 4.4%, to $6.7 million for fiscal 2005, when compared to the $6.4 million expensed during fiscal 2004. The increased expense resulted primarily from higher compensation and benefits, professional services and other expenses.
    Compensation expense increased $102,000, or 3.0%, for fiscal 2005 when compared to the prior year. The increase was due to increased salaries and other compensation related expenditures. Professional services increased $98,000 to $277,000 for fiscal 2005 when compared to the prior year primarily due to $150,000 in legal expenses associated with the aforementioned problem credit relationship. At June 30, 2005, the Bank had approximated $119,000 in accrued legal expense associated with the credit relationship. Other expense increased $110,000 to $973,000 for fiscal 2005 when compared to the prior year as a result of an increase in expenses associated with our expanded customer base.

    Provision for Income Taxes. Provision for income taxes decreased $1.5 million to a benefit of $82,000 for fiscal 2005, when compared to the prior fiscal year. The decrease was attributed to the decrease in net income from the prior year.

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
    The Company issued $7.0 million of Floating Rate Capital Securities in March, 2004, with an interest rate of three month LIBOR plus 275 basis points and reprices quarterly. Interest expense was $84,000 for fiscal 2004.

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

    In an effort to manage the interest rate risk resulting from fixed rate lending, the Bank has utilized longer term (up to 10 year maturities) FHLB advances, subject to early redemption and fixed terms. Other elements of the Company's current asset/liability strategy include: (i) increasing originations of commercial real estate and commercial business loans, which typically provide higher yields and shorter repricing periods, but inherently increase credit risk; (ii) increasing loans receivable through the origination of adjustable-rate residential loans, (iii) expanding the consumer loan portfolio, (iv) limiting the price volatility of the investment portfolio by maintaining a weighted average maturity of less than five years, (v) actively soliciting less rate-sensitive deposits, and (vi) offering competitively priced money market accounts and CDs with maturities of up to five years. The degree to which each segment of the strategy is achieved will affect profitability and exposure to interest rate risk.
    The Bank continues to generate long term, fixed-rate residential loans. During the year ended June 30, 2005, fixed rate residential loan originations totaled $20.7 million compared to $30.6 million during the same period of the prior year. At June 30, 2005, the fixed-rate residential loan portfolio totaled $84.3 million with a weighted average maturity of 186 months compared to $81.3 million at June 30, 2004, with a weighted average maturity of 188 months. At June 30, 2005, fixed rate loans with remaining maturities in excess of 10 years totaled $73.0 million, or 27.3%, of loans receivable compared to $76.4 million, or 30.8%, of loans receivable at June 30, 2004. The Company originated $25.4 million in fixed rate commercial loans during the year ended June 30, 2005, compared to $31.8 million during the prior fiscal year. The Company also originated $65.4 million in adjustable rate commercial loans during the year ended June 30, 2005, compared to $81.8 million during the prior year. The Bank originated $10.6 million in adjustable rate residential loans during the year ended June 30, 2005, compared to $11.7 million during the prior year. At June 30, 2005, home equity loans had increased to $7.5 million as compared to $5.9 million as of June 30, 2004. Over the last several years, the Company has maintained a weighted average life of its investment portfolio of less than 4 years. At June 30, 2005, CDs with original terms of two years or more totaled $36.3 million compared to $40.5 million at June 30, 2004.

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

| 15 |
NEXT PAGE

>  FINANCIAL REVIEW (continued)  <

(dollars in thousands)

	2005			2004			2003
Year Ended June 30	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost

Interest-earning assets:
Mortgage loans(1)	$ 181,368	$ 11,206	6.18%	$ 175,554	$ 10,910	6.21%	$ 169,440	$ 11,753	6.94%
Other loans (1)	78,613	4,585	5.83	62,996	3,653	5.80	52,395	3,452	6.59
Total net loans	259,981	15,791	6.07	238,550	14,563	6.10	$ 221,835	15,205	6.85
Mortgage-backed securities	19,521	720	3.69	21,865	604	2.76	22,348	737	3.30
Investment securities (2)	19,462	747	3.84	14,413	492	3.41	10,700	436	4.07
Other interest-earning assets	3,585	26	0.73	3,137	4.14		4,833	26.54
TOTAL INTEREST- EARNING ASSETS (1)	302,549	17,284	5.71	277,965	15,663	5.63	259,716	16,404	6.32
Other noninterest-earning assets (3)	22,000	-	-	16,702	37	-	14,143	-	-

TOTAL ASSETS	$ 324,549	$ 17,284	-	$ 294,667	$ 15,700	-	$ 273,859	$ 16,404

Interest-bearing liabilities:
Savings accounts	$ 68,640	$ 1,407	2.05	$ 56,825	$ 764	1.34	$ 55,514	$ 1,074	1.93
Now accounts	30,308	341	1.13	29,181	270.92		20,746	169.81
Money market accounts	14,867	206	1.38	19,244	230	1.19	17,434	323	1.85
Certificates of deposit	89,728	2,550	2.84	84,118	2,307	2.74	87,198	2,805	3.22
TOTAL INTEREST- BEARING DEPOSITS	203,543	4,504	2.21	189,368	3,571	1.89	180,892	4,371	2.42
Borrowings:
Securities sold under agreements to repurchase	8,847	186	2.11	6,341	73	1.15	5,480	73	1.33
FHLB advances	60,263	2,972	4.93	56,234	2,818	5.01	48,309	2,676	5.54
Junior subordinated debt	7,217	370	5.12	2,093	84	4.02	-	-	-

TOTAL INTEREST- BEARING LIABILITIES	279,870	8,032	2.87	254,036	6,546	2.58	234,681	7,120	3.03
Noninterest-bearing demand deposits	15,439	-	-	11,570	-	-	10,871	-	-
Other liabilities	2,678	-	-	3,057	-	-	3,604	-	-
TOTAL LIABILITIES	297,987	8,032	-	268,663	-	-	249,156	7,120	-
Stockholders' equity	26,562	-	-	26,004	-	-	24,703	-	-

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 324,549	$ 8,032	-	$ 294,667	$ 6,546	-	$ 273,859	$ 7,120	-

Net interest income		$ 9,252			$ 9,154			$ 9,284
Interest rate spread (4)			2.84%			3.06%			3.29%
Net interest margin (5)			3.06%			3.28%			3.57%
Ratio of average interest-earning assets to average interest-bearing liabilities	108.10%			109.42%			110.67%
(1)	Calculated net of deferred loan fees, loan discounts and loans-in-process. Nonaccrual loans are included in average loans.
(2)	Includes FHLB stock and related cash dividends.
(3)	Includes equity securities and related cash dividends.
(4)	Net interest spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net yield on average interest-earning assets represents net interest income divided by average interest-earning assets.

| 16 |
NEXT PAGE

>  FINANCIAL REVIEW (continued)  <

YIELDS EARNED AND RATES PAID The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on the Company's	assets, the weighted average interest rates paid on the Company's liabilities, together with the net yield on interest-earning assets.

	At June 30,	For The Year Ended June 30,
	2005	2005	2004	2003

Weighted-average yield on loan portfolio	6.29%	6.07%	6.10%	6.85%
Weighted-average yield on mortgage-backed securities	3.74	3.69	2.76	3.30
Weighted-average yield on investment securities (1)	4.12	3.84	3.41	4.07
Weighted-average yield on other interest-earning assets	.51	.73	.14	.54
Weighted-average yield on all interest-earning assets	5.97	5.71	5.63	6.32
Weighted-average rate paid on deposits	2.53	2.21	1.89	2.42
Weighted-average rate, paid on securities sold under agreements to repurchase	2.75	2.11	1.15	1.33
Weighted-average rate paid on FHLB advances	5.09	4.93	5.01	5.54
Weighted-average rate paid on all interest-bearing liabilities	3.10	2.87	2.58	3.03
Interest rate spread (spread between weighted average rate on all interest-earning assets and all interest-bearing liabilities)	2.87	2.84	3.06	3.29
Net interest margin (net interest income as a percentage of average interest- earning assets)	3.14	3.06	3.28	3.57

(1) Includes Federal Home Loan Bank stock.

| 17 |
NEXT PAGE

>  FINANCIAL REVIEW (continued)  <

RATE/VOLUME ANALYSIS

The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate);	(ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).

	Years Ended June 30, 2005 Compared to 2004 Increase (Decrease) Due to				Years Ended June 30, 2004 Compared to 2003 Increase (Decrease) Due to
(dollars in thousands)	Rate	Volume	Rate/ Volume	Net	Rate	Volume	Rate/ Volume	Net

Interest-earning assets:
Loans receivable (1)	(73)	1,308	(7)	1,228	(1,664)	1,145	(122)	(641)
Mortgage-backed securities	203	(65)	(22)	116	(121)	(16)	4	(133)
Investment securities (2)	25	185	9	219	(71)	152	(25)	56
Other interest- earning deposits	18	1	3	22	(18)	(9)	41	14

Total net change in income on interest- earning assets	173	1,429	(17)	1,585	(1,874)	1,272	(102)	(704)

Interest-bearing liabilities:
Deposits	580	271	83	934	(835)	28	6	(801)
Securities sold under agreements to repurchase	61	29	23	113	(10)	11	(2)	(1)
Subordinated debt	23	206	57	286	0	0	85	85
FHLB advances	(44)	202	(4)	154	(256)	439	(41)	142

Total net change in expense on interest-bearing liabilities	620	708	159	1,487	(1,101)	478	48	(575)

Net change in net interest income	(447)	721	(176)	98	(773)	794	(150)	(129)

(1) Does not include interest on loans placed on nonaccrual status.
(2) Does not include dividends earned on equity securities.

INTEREST RATE SENSITIVITY ANALYSIS

    The following table sets forth as of June 30, 2005, and 2004, management's estimates of the projected changes in net portfolio value and net interest income in the even tof 1%, 2% and 3%, instantaneous, permanent increases or decreases in market interest rates.

June 30, 2005						June 30, 2004
	Net Portfolio			NPV as % of PV of Assets			Net Portfolio			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change		$ Amount	$ Change	% Change	NPV Ratio	Change
Change in Rates	(dollars in thousands)					Change in Rates	(dollars in thousands)

+300 bp	$ 20,404	(11,753)	(37)	7.07	-2.81	+300 bp	$ 27,291	(4,166)	(13)	8.69	-.70
+200 bp	25,210	(6,947)	(22)	8.20	-1.68	+200 bp	28,673	(2,784)	(9)	8.86	-.53
+100 bp	29,179	(2,978)	(9)	9.16	-.72	+100 bp	29,796	(1,661)	(5)	9.01	-.38
0 bp	32,157	-		9.88		0 bp	31,457	-		9.39
-100 bp	34,079	1,922	6	10.35	.48	-100 bp	32,284	827	3	9.90	.51
-200 bp	35,985	3,828	12	10.85	.97	-200 bp	34,164	2,707	9	10.23	.84
-300 bp	37,013	4,856	15	11.10	1.22	-300 bp	34,073	2,616	8	10.54	1.15

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
    Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 2005, the Bank had outstanding commitments to extend credit of $29.3 million (including $25.4 million on lines of credit). Total commitments to originate fixed-rate loans with terms in excess of one year were $1.5 million at interest rates ranging from 5.75% to 6.75%. Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.
    The primary sources of funding for the Company are deposits, securities sold under agreements to repurchase and FHLB advances. For the year ended June 30, 2005, Southern Missouri increased deposits, FHLB advances and securities sold under agreements to repurchase by $12.7 million, $4.3 million and $2.3 million, respectively. During the prior year, Southern Missouri increased deposits, FHLB advances and securities sold under agreements to repurchase by $17.4 million, $5.8 million and $1.2 million, respectively. At June 30, 2005, the Bank had additional borrowing capacity from the FHLB of $34.5 million when compared to $32.9 million at June 30, 2004. In addition to the $34.5 million, the Bank has the ability to pledge additional loan portfolios including commercial real estate, home equity and commercial business, which could provide additional borrowing capacity of approximately $63.4 million at June 30, 2005.
    Liquidity management is an ongoing responsibility of the Bank's management. The Bank adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and (iv) asset/liability management objectives.
    At June 30, 2005, the Bank had $60.7 million in CDs maturing within one year and $134.5 million in other deposits and securities sold under agreements to repurchase without a specified maturity as compared to the prior year of $53.9 million in CDs maturing within one year and $135.2 million in other deposits and securities sold under agreements to repurchase. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities. Also at June 30, 2005, the Bank had $27.0 million in FHLB advances eligible for early redemption within one year.

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
At June 30, 2005, the Bank exceeded regulatory capital requirements with core and risk-based capital of $24.9 million and $27.0 million, or 7.8% and 11.5% of adjusted total assets and risk-weighted assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0% for adjusted total assets and risk-weighted assets. (See Note 12 - Stockholders' Equity and Regulatory Capital)	IMPACT OF INFLATION
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

| 20 |
NEXT PAGE

>  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM  <
| 21 |
NEXT PAGE

>  CONSOLIDATED BALANCE SHEETS  <
JUNE 30, 2005 AND 2004
Southern Missouri Bancorp, Inc.
Assets		2005	2004

Cash and cash equivalents		$ 3,886,961	$ 4,582,225
Available for sale securities (Note 2)		34,700,408	40,205,907
Stock in FHLB of Des Moines		3,121,100	3,171,000
Loans, less allowance for loan losses of $2,016,514 and $1,978,491 at June 30, 2005 and 2004, respectively (Note 3)		267,567,930	248,354,980
Accrued interest receivable		1,394,120	1,357,325
Premises and equipment, net (Note 4)		7,884,366	6,069,506
Bank owned life insurance - cash surrender value		6,485,757	4,260,466
Intangible assets, net		2,603,675	2,858,933
Prepaid expenses and other assets		2,715,311	869,747

	TOTAL ASSETS	$ 330,359,628	$ 311,703,229

Liabilities and Stockholders' Equity

Deposits (Note 5)		$ 224,665,697	$ 211,958,597
Securities sold under agreements to repurchase (Note 6)		10,757,200	6,447,819
Advances from FHLB of Des Moines (Note 7)		61,500,000	59,250,000
Accounts payable and other liabilities		718,991	541,372
Accrued interest payable		497,241	336,023
Subordinated debt (Note 8)		7,217,000	7,217,000

	TOTAL LIABILITIES	305,356,129	285,750,811

Commitments and contingencies (Note 13)

Preferred stock, $.01 par value; 500,000 shares authorized; none issued or outstanding		-	-
Common stock, $.01 par value; 4,000,000 shares authorized; 2,957,226 shares issued		29,572	29,572
Additional paid-in capital		17,363,542	17,287,099
Retained earnings		20,531,752	21,236,686
Treasury stock of 724,410 shares in 2005 and 695,222 shares in 2004, at cost		(12,702,489)	(12,253,732)
Unearned employee benefits		(45,763)	(109,051)
Accumulated other comprehensive income (loss)		(173,115)	(238,156)

	TOTAL STOCKHOLDERS' EQUITY	25,003,499	25,952,418

	TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 330,359,628	$ 311,703,229

See accompanying notes to consolidated financial statements.

| 22 |
NEXT PAGE

>  CONSOLIDATED STATEMENTS OF INCOME  <
YEARS ENDED JUNE 30, 2005, 2004 AND 2003
Southern Missouri Bancorp, Inc.

Interest income:
		2005	2004	2003

Loans		$ 15,790,675	$ 14,563,974	$ 15,204,984
Investment securities		747,378	527,664	436,366
Mortgage-backed securities		720,104	603,965	737,116
Other interest-earning assets		26,175	4,511	25,896

	TOTAL INTEREST INCOME	17,284,332	15,700,114	16,404,362

Interest expense:
Deposits		4,504,594	3,570,700	4,371,163
Securities sold under agreements to repurchase		186,224	72,968	73,060
Advances from FHLB of Des Moines		2,971,936	2,817,568	2,676,044
Subordinated debt		369,733	84,152	-

	TOTAL INTEREST EXPENSE	8,032,487	6,545,388	7,120,267

	NET INTEREST INCOME	9,251,845	9,154,726	9,284,095
Provision for loan losses (Note 3)		4,815,000	275,000	330,000

	NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,436,845	8,879,726	8,954,095

Noninterest income:
Net gains (losses) on sales of available for sale securities		351,508	(19,186)	-
Customer service charges		1,018,337	1,135,736	862,862
Loan late charges		147,704	121,932	116,741
Increase in cash surrender value of bank owned life insurance		225,291	187,849	72,617
Other		570,640	448,935	362,692

	TOTAL NONINTEREST INCOME	2,313,480	1,875,266	1,414,912

Noninterest expense:
Compensation and benefits		3,510,841	3,408,432	3,240,085
Occupancy and equipment		1,263,055	1,286,651	1,305,241
SAIF deposit insurance premium		30,282	30,251	31,452
Professional fees		276,587	178,922	94,965
Advertising		164,169	161,357	159,212
Postage and office supplies		254,440	261,120	280,187
Amortization of intangible assets		255,258	255,258	255,258
Other		973,334	863,100	798,489

	TOTAL NONINTEREST EXPENSE	6,727,966	6,445,091	6,164,889

	INCOME BEFORE INCOME TAXES	22,359	4,309,901	4,204,118

Income taxes (Note 10)
Current		9,000	1,448,000	1,695,900
Deferred		(90,900)	(21,000)	(230,000)

		(81,900)	1,427,000	1,465,900

	NET INCOME	$ 104,259	$ 2,882,901	$ 2,738,218

Basic earnings per common share		$ 0.05	$ 1.27	$ 1.17
Diluted earnings per common share		$ 0.05	$ 1.23	$ 1.14

See accompanying notes to consolidated financial statements.

| 23 |
NEXT PAGE

>  CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY  <
YEARS ENDED JUNE 30, 2005, 2004 and 2003
Southern Missouri Bancorp, Inc.

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unearned Employee Benefits	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity

BALANCE AT JUNE 30, 2002	18,032	17,456,872	17,093,398	(10,122,620)	(255,361)	320,884	24,511,205
Net income			2,738,218				2,738,218
Change in unrealized gain (loss) on available for sale securities						(184,433)	(184,433)
TOTAL COMPREHENSIVE INCOME							2,553,785
Purchase of treasury stock				(1,641,518)			(1,641,518)
Dividends paid ($.28 per share)			(656,247)				(656,247)
Release of ESOP awards		79,763			67,190		146,953
MRP expense					7,266		7,266
Tax benefit of MRP		2,500					2,500
Exercise of stock options		(41,427)		225,920			184,493

BALANCE AT JUNE 30, 2003	18,032	17,497,708	19,175,369	(11,538,218)	(180,905)	136,451	25,108,437
Net income			2,882,901				2,882,901
Change in unrealized gain (loss) on available for sale securities						(374,607)	(374,607)
TOTAL COMPREHENSIVE INCOME							2,508,294
Two for one stock split effective in the form of 100% stock dividend	11,540	(11,540)					-
Purchases of treasury stock				(1,297,366)			(1,297,366)
Dividends paid ($.36 per share)			(821,584)				(821,584)
Release of ESOP awards		121,348			62,740		184,088
MRP expense					9,114		9,114
Tax benefit of MRP		2,250					2,250
Exercise of stock options		(322,667)		581,852			259,185

BALANCE AT JUNE 30, 2004	$ 29,572	$ 17,287,099	$ 21,236,686	$ (12,253,732)	$ (109,051)	$(238,156)	$25,952,418
Net income			104,259				104,259
Change in unrealized gain (loss) on available for sale securities						65,041	65,041
TOTAL COMPREHENSIVE INCOME							169,300
Purchases of treasury stock				(585,884)			(585,884)
Dividends paid ($.36 per share)			(809,193)				(809,193)
Release of ESOP awards		132,638			59,140		191,777
MRP expense		11,083			4,148		15,231
Tax benefit of MRP		3,887					3,888
Exercise of stock options		(71,165)		137,127			65,962

BALANCE AT JUNE 30, 2005	$ 29,572	$ 17,363,542	$ 20,531,752	$ (12,702,489)	$ (45,763)	$(173,115)	$25,003,499

See accompanying notes to consolidated financial statements.

| 24 |
NEXT PAGE

>  CONSOLIDATED STATEMENTS OF CASH FLOWS  <
YEARS ENDED JUNE 30, 2005, 2004 AND 2003
Southern Missouri Bancorp, Inc.

Cash flows from operating activities:	2005	2004	2003

Net income	$ 104,259	$ 2,882,901	$ 2,738,218
Items not requiring (providing) cash:
Depreciation	535,433	654,859	677,138
MRP expense and ESOP expense	207,008	193,202	154,219
Net realized losses (gains) on sale of available for sale securities	(351,508)	19,186	-
Loss on sale of foreclosed assets	14,977	32,273	-
Amortization of intangible assets	255,258	255,258	255,258
Increase in cash surrender value of bank owned life insurance	(225,291)	(187,849)	(72,617)
Provision for loan losses	4,815,000	275,000	330,000
Amortization of premiums and discounts on securities	81,630	450,317	592,761
Deferred income taxes	(90,900)	(21,000)	(230,000)
Changes in:
Accrued interest receivable	(73,453)	(86,991)	289,340
Prepaid expenses and other assets	(1,891,167)	31,295	(242,503)
Accounts payable and other liabilities	177,620	44,853	250,336
Accrued interest payable	161,218	(57,818)	(177,327)

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,720,084	4,485,486	4,564,823

Cash flows from investing activities:
Net increase in loans	(23,995,293)	(25,809,510)	(11,952,333)
Proceeds from sales of available for sale securities	7,017,287	2,932,500	-
Proceeds from maturities of available for sale securities	8,907,916	24,157,837	28,259,798
Purchase of available for sale securities	(10,046,587)	(37,357,504)	(27,389,311)
Sale (purchase) of Federal Home Loan Bank stock	49,900	(496,000)	(325,000)
Purchase of premises and equipment	(310,422)	(520,980)	(955,523)
Purchase of land	(5,537,842)	-	-
Proceeds from sale of land	3,497,971	-	-
Purchase of bank owned life insurance	(2,000,000)	-	(4,000,000)
Purchase of investment in statutory trust	-	(217,000)	-
Proceeds from sale of foreclosed real estate	64,355	42,352	78,199

NET CASH USED IN INVESTING ACTIVITIES	$ (22,352,715)	$ (37,268,305)	$ (16,284,170)

See accompanying notes to consolidated financial statements.

| 25 |
NEXT PAGE

>  CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)  <
YEARS ENDED JUNE 30, 2005, 2004 AND 2003
Southern Missouri Bancorp, Inc.

Cash flows from financing activities:	2005	2004	2003

Net increase (decrease) in demand deposits and savings accounts	$ (4,627,461)	$ 21,134,872	$ 3,441,910
Net (decrease)increase in certificates of deposit	17,334,562	(3,708,230)	2,143,190
Net increase in securities sold under agreements to repurchase	4,309,381	1,213,427	923,155
Proceeds from Federal Home Loan Bank advances	83,050,000	121,900,000	24,200,000
Repayments of Federal Home Loan Bank advances	(80,800,000)	(116,150,000)	(17,700,000)
Net decrease in advances from borrowers for taxes and insurance	-	-	(170,610)
Proceeds from issuance of subordinated debt	-	7,217,000	-
Dividends paid on common stock	(809,193)	(821,584)	(656,247)
Exercise of stock options	65,962	259,185	184,493
Purchase of treasury stock	(585,884)	(1,297,366)	(1,641,518)

NET CASH PROVIDED BY FINANCING ACTIVITIES	17,937,367	29,747,304	10,724,373

Decrease in cash and cash equivalents	(695,264)	(3,035,515)	(994,974)
Cash and cash equivalents at beginning of year	4,582,225	7,617,740	8,612,714

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 3,886,961	$ 4,582,225	$ 7,617,740

Supplemental disclosures of cash flow information:
Noncash investing and financing activities
Conversion of loans to foreclosed real estate	$ 4,000	$ 94,500	$ 147,370
Conversion of foreclosed real estate to loans	-	74,625	123,662
Cash paid during the period for
Interest (net of interest credited)	3,871,180	3,731,297	3,725,562
Income taxes	1,204,884	1,280,000	1,540,899

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

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents includes cash due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest-bearing deposits in other depository institutions were $1,437,518 and $2,339,727 at June 30, 2005 and 2004, respectively.

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

Intangible Assets. The Bank adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, effective July 1, 2002. Intangible assets acquired through the purchase of branches were excluded from the scope of SFAS No. 142. In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions. SFAS No. 147 clarified that the carrying amount of an unidentified intangible asset continue to be amortized. The Bank's gross amount of this intangible asset at June 30, 2005 and 2004 was $3,837,416 and $3,837,416, respectively, with accumulated amortization of $1,233,741 and $978,484, respectively. The intangible asset is being amortized over 15 years with amortization expense over the next five years expected to be $255,258 per year.

Income Taxes. The Company and its subsidiary file consolidated income tax returns. Deferred assets and liabilities are recognized for the tax effects of differences between the financial reporting bases and income tax bases of the Company's assets and liabilities.

Incentive Plans. The Company accounts for its management and recognition plan (MRP) in accordance with Accounting Principle Board Opinion (APB) No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The aggregate purchase price of all shares owned by the incentive plan is reflected as a reduction of stockholder's equity. Compensation expense is based on the market price of the Company's stock on the date the shares are granted and is recorded over the vesting period. The difference between the aggregate purchase price and the fair value on the date granted of the shares earned is recorded as an adjustment to additional paid in capital.

Outside Directors' Retirement. The Bank adopted a directors' retirement plan in April 1994 for outside directors. The directors' retirement plan provides that each non-employee director (participant) shall receive, upon termination of service on the Board on or after age 60, other than termination for cause, a benefit in equal annual installments over a five year period. The benefit will be based upon the product of the participant's vesting percentage and the total Board fees paid to the participant during the calendar year preceding termination of service on the Board. The vesting percentage shall be determined based upon the participant's years of service on the Board, whether before or after the reorganization date.
    In the event that the participant dies before collecting any or all of the benefits, the Bank shall pay the participant's beneficiary. No benefits shall be payable to anyone other than the beneficiary, and shall terminate on the death of the beneficiary.

Stock Options. The Company has elected not to adopt the recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which requires a fair-value-based method of accounting for stock options. As permitted under SFAS No. 123, the Company continues to apply APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plan, and accordingly, does not recognize compensation cost for its stock option plan. Had compensation cost for the Company's stock option plan been consistently expensed based upon the fair value at the grant date for awards under the methodology prescribed under SFAS No. 123, the Company's net income and earnings per share would have been reduced as shown in the table below. Detailed information for activity in the Company's stock plan and the assumptions used in the fair-value-based method can be found in Note 9.

| 28 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

	June 30
	2005	2004	2003

Net income as reported	$ 104,259	$ 2,882,900	$ 2,738,218
Add: Stock-based employee compensation expense included in reported income, net of related tax effects	207,008	193,202	154,219
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(243,469)	(203,702)	(159,219)

Pro forma net income	$ 67,798	$ 2,872,400	$ 2,733,218

Earnings per share
Basic as reported	$ .05	$ 1.27	$ 1.17
Basic pro forma	$ .03	1.26	1.17
Diluted as reported	$ .05	1.23	1.14
Diluted pro forma	$ .03	1.23	1.14

Employee Stock Ownership Plan. The Company accounts for its employee stock ownership plan (ESOP) in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6. The cost of shares issued to the ESOP but not yet allocated to participants are presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are reflected as a reduction of debt. Shares are considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

    As of June 30, 2005, the ESOP shares have been fully distributed and the Bank will purchase additional shares under the ESOP plan.

Earnings Per Share. Basic income per share is computed using the weighted-average number of common shares outstanding. ESOP shares which have been committed to be released are considered outstanding. Diluted income per share includes the effect of all dilutive potential common shares (primarily stock options) outstanding during each year. The two for one stock split effected as a 100% stock dividend in September, 2003, has been reflected for all per share data.

Treasury Stock. Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

Reclassification. Certain amounts included in the 2004 and 2003 consolidated financial statements have been reclassified to conform to the 2005 presentation. These reclassifications had no effect on net income.

The following paragraphs summarize the impact of new accounting pronouncements:

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-based Compensation, that sets accounting requirements for "share-based" compensation to employees. This statement will require the Company to recognize in the income statement the grant-date fair value of the stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. This Statement is effective on July 1, 2006. The unvested stock options that are outstanding on the effective date of SFAS No. 123R that were previously included as part of the net income in Note 1 will be charged to expense over the remaining vesting period, without any changes in measurement. The adoption of SFAS No. 123R is not expected to have a material impact on the Company's results of operations, financial position or cash flows.

    The Emerging Issues Task Force (EITF) of FASB previously issued EITF Issue 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. EITF Issue 03-1 provides guidance on the meaning of the phrase other-than-temporary impairment and its application to several types of investments, including debt securities classified as held-to-maturity and available-for-sale under FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. EITF Issue 03-1 attempts to better define whether impairment losses should be recognized on available-for-sale securities prior to sale of the securities. It provides guidance for evaluating whether and when unrealized losses should be deemed "other-than-temporary," requiring immediate recognition of those losses through earnings. Certain portions of EITF 03-1 were delayed in order for the FASB Staff to provide implementation guidance and clarify several issues that were raised by interested parties during the public comment period. FASB ultimately decided not to provide additional guidance on the meaning of other-than-temporary impairment, but directed the FASB Staff to issue a Staff Position (FSP) which will complete and codify the guidance on this topic. This FSP is expected to be issued in late 2005.

| 29 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

NOTE 2: Securities The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of securities available for sale consisted of the following:
	June 30, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Investment securities:
U.S. government and Federal agency obligations	$ 14,482,985	$ 19,300	$(128,981)	$ 14,373,304
Obligations of states and political subdivisions	1,582,148	26,538	(8,493)	1,600,193
FNMA preferred stock	1,000,000	-	(16,000)	984,000
Other securities	500,000	-	-	500,000

TOTAL INVESTMENT SECURITIES	17,565,133	45,838	(153,474)	17,457,497

Mortgage-backed securities:
FHLMC certificates	2,705,260	8,003	(40,361)	2,672,902
GNMA certificates	258,626	711	(735)	258,602
FNMA certificates	7,127,202	22,506	(83,421)	7,066,287
CMOs issued by government agencies	7,319,003	895	(74,778)	7,245,120

TOTAL MORTGAGE-BACKED SECURITIES	17,410,091	32,115	(199,295)	17,242,911

TOTAL	$ 34,975,224	$ 77,953	$(352,769)	$ 34,700,408

	June 30, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Investment securities:
U.S. government and Federal agency obligations	$ 11,420,348	$ 11,940	$(118,095)	$ 11,314,193
Obligations of states and political subdivisions	726,870	50,006		776,876
FNMA preferred stock	1,000,000	3,500	(1,300)	1,002,200
Equity securities	3,357,227	119,959	(62,332)	3,414,854
Other securities	2,712,723	8,315	(17,000)	2,704,038

TOTAL INVESTMENT SECURITIES	19,217,168	193,720	(198,727)	19,212,161

Mortgage-backed securities:
FHLMC certificates	3,633,352	14,062	(95,127)	3,552,287
GNMA certificates	350,103	-	(2,134)	347,969
FNMA certificates	9,225,163	56,780	(188,236)	9,093,707
CMOs issued by government agencies	8,158,177	14,675	(173,069)	7,999,783

TOTAL MORTGAGE-BACKED SECURITIES	21,366,795	85,517	(458,566)	20,993,746

TOTAL	$ 40,583,963	$ 279,237	$(657,293)	$ 40,205,907

| 30 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

The amortized cost and estimated fair value of investment and mortgage-backed securities, including equity securities, by contractual maturity, are shown below. Expected maturities will differ from	contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
		June 30, 2005
Available for Sale		Amortized Cost	Estimated Fair Value

Within one year		$ 729,993	$ 730,208
One to five years		14,369,873	14,270,343
After 10 years		2,465,267	2,456,946

Total investment securities		17,565,133	17,457,497
Mortgage-backed securities		17,410,091	17,242,911

	TOTAL	$ 34,975,224	$ 34,700,408

    The carrying value of investment and mortgage-backed securities pledged as collateral to secure public deposits and securities sold under agreements to repurchase amounted to $20,092,364 and $27,051,040 at June 30, 2005 and 2004, respectively.
Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2005,	was $29.1 million, which is approximately 83.8% of the Bank's available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates.
Adjustable rate mortgage loans included in mortgage-backed securities at June 30, 2005 and 2004 amounted to $1,272,829 and $1,717,999, respectively.

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
The following table shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2005.

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

For the year ended June 30, 2005
U.S. Treasury	$ 525,156	$ 6,318	$ -	$ -	$ 525,156	$ 6,318
U.S. government agencies	8,003,857	48,180	2,925,516	74,483	10,929,373	122,663
Mortgage-backed securities	10,971,366	96,196	4,742,866	103,099	15,714,232	199,295
FNMA preferred stock	984,000	16,000	-	-	984,000	16,000
Other securities	925,952	8,493	-	-	925,952	8,493

Total temporarily impaired securities	$ 21,410,331	$ 175,187	$ 7,668,382	$ 177,582	$ 29,078,713	$ 352,769

| 31 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

For the year ended June 30, 2004
U.S. Treasury	$ 541,093	$ 5,203	$ -	$ -	$ 541,093	$ 5,203
U.S. government agencies	7,765,930	112,892	-	-	7,765,930	112,892
Mortgage-backed securities	17,777,655	458,279	112,386	287	17,890,041	458,566
FNMA preferred stock	498,700	1,300	-	-	498,700	1,300
Equity services	1,044,250	62,332	-	-	1,044,250	62,332
Other securities	108,000	17,000	-	-	108,000	17,000

Total temporarily impaired securities	$ 27,735,628	$ 657,006	$ 112,386	$ 287	$ 27,848,014	$ 657,293

NOTE 3: Loans Loans are summarized as follows:

		June 30
		2005	2004

Real estate loans:
Conventional		$ 125,775,000	$ 122,392,028
Construction		8,557,307	7,533,011
Commercial		58,143,981	56,111,695
Consumer loans		21,413,427	21,478,904
Commercial		59,284,196	45,922,527

		273,173,911	253,438,165
Loans in process		(3,626,953)	(3,093,210)
Deferred loan fees, net		37,486	(11,484)
Allowance for loan losses		(2,016,514)	(1,978,491)

	TOTAL	$ 267,567,930	$ 248,354,980

    Adjustable rate loans included in the loan portfolio amounted to $126,308,061 and $118,321,901 at June 30, 2005 and 2004, respectively.
One-to four-family residential real estate loans amounted to $125,033,542 and $120,995,684 at June 30, 2005 and 2004, respectively.	Real estate construction loans are secured principally by single and multi-family dwelling units.
Commercial real estate loans are secured principally by commercial buildings, motels, medical centers, churches, fast food restaurants and farmland.

| 32 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

    Following is a summary of activity in the allowance for loan losses:

	June 30
	2005	2004	2003

Balance, beginning of period	$ 1,978,491	$ 1,835,705	$ 1,569,266

Loans charged-off	(4,821,112)	(158,557)	(125,862)
Recoveries of loans previously charged-off	44,135	26,343	62,301

Net charge-offs	(4,776,977)	(132,214)	(63,561)

Provision charged to expense	4,815,000	275,000	330,000

Balance, end of period	$ 2,016,514	$ 1,978,491	$ 1,835,705

   Total loans past due ninety days or more and still accruing interest amounted to $143,000, $131,000, and $82,000 at June 30, 2005, 2004, and 2003, respectively. The Company ceased recognition of interest income on loans with a book value of $428,000, $4,332, and $7,099, at June 30, 2005, 2004, and 2003, respectively. The average balance of nonaccrual loans for the years ended June 30, 2005, 2004, and 2003 was $717,000, $6,000, and $52,000, respectively. Allowance for losses on nonaccrual loans amounted to $6,000, $0, and $0, at June 30, 2005, 2004, and 2003. Interest income of approximately $8,000, $200, and $400, was recognized on these loans for the years ended June 30, 2005, 2004, and 2003, respectively. Gross interest income would have been approximately $146,000, $700, and $800 for the years ended June 30, 2005, 2004, and 2003, respectively, if the interest payments had been received in accordance with the original terms. The Bank is not committed to lend additional funds to customers whose loans have been placed on nonaccrual status.
    Of the above nonaccrual loans at June 30, 2005, 2004, and 2003, none were considered to be impaired. There were no impaired loans during the years ended June 30, 2005, 2004, and 2003.

Following is a summary of loans to directors, executive officers and loans to corporations in which executive officers and directors have a substantial interest:
Balance, June 30, 2004	$ 5,057,623
Additions	8,838,792
Repayments	7,714,032
Balance, June 30, 2005	$ 6,182,383
These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

| 33 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

NOTE 4: Premises and Equipment

    Following is a summary of premises and equipment:
	June 30
	2005	2004

Land	$ 3,256,273	$ 1,235,380
Buildings and improvements	4,851,199	4,739,754
Furniture, fixtures and equipment	3,640,409	3,451,994
Automobiles	31,388	31,388

	11,779,269	9,458,516
Less accumulated depreciation	(3,894,903)	(3,389,010)

TOTAL	$ 7,884,366	$ 6,069,506

| 34 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

NOTE 5: Deposits

    Deposits are summarized as follows:
		June 30
		2005	2004

Noninterest-bearing accounts		$ 15,658,008	$ 14,143,212
NOW accounts		28,970,548	30,578,091
Money market deposit accounts		14,559,584	19,731,193
Savings accounts		65,550,357	64,913,463

	TOTAL TRANSACTION ACCOUNTS	$ 124,738,497	$ 129,365,959

Certificates:
0.00 - 0.99%		-	12,925
1.00 - 1.99%		9,291,207	40,380,538
2.00 - 2.99%		40,481,477	9,209,074
3.00 - 3.99%		36,305,933	14,629,028
4.00 - 4.99%		10,600,253	14,262,299
5.00 - 5.99%		3,035,626	3,834,289
6.00 - 6.99%		212,704	264,485
Total certificates, 3.09% and 2.69%, respectively		99,927,200	82,592,638

	TOTAL DEPOSITS	$ 224,665,697	$ 211,958,597

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $33,723,245 and $23,978,176 at June 30, 2005 and 2004, respectively.

    Certificate maturities at June 30, 2005 are summarized as follows:

July 1, 2005 to June 30, 2006	$ 60,706,846
July 1, 2006 to June 30, 2007	29,947,889
July 1, 2007 to June 30, 2008	5,406,622
July 1, 2008 to June 30, 2009	2,066,909
July 1, 2009 to June 30, 2010	1,794,745
Thereafter	4,189

TOTAL	$ 99,927,200

| 35 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

NOTE 6: Securities Sold Under Agreements to Repurchase Securities sold under agreements to repurchase, which are classified as borrowings, generally mature within one to four days.	The following table presents balance and interest rate information on the securities sold under agreements to repurchase.

	June 30
	2005	2004

Year-end balance	$10,757,200	$ 6,447,819
Average balance during the year	8,846,482	6,340,861
Maximum month-end balance during the year	13,230,961	8,073,994
Average interest during the year	2.11%	1.15%
Year-end interest rate	2.75%	1.00%

The market value of the securities underlying the agreements at June 30, 2005 and 2004, was $12,005,329 and $7,395,583, respectively. The securities sold under agreements to repurchase are under the Company's control.

NOTE 7: Advances from Federal Home Loan Bank Advances from Federal Home Loan Bank are summarized as follows:
			June 30
Maturity	Call Date or Quarterly Thereafter	Interest Rate	2005	2004

Overnight borrowings	-	3.62%	$ 9,500,000	$ -
Overnight borrowings	-	1.46%	-	7,250,000
06-19-06	-	4.33%	1,000,000	1,000,000
09-08-06	-	5.00%	5,000,000	5,000,000
12-18-06	-	3.01%	2,000,000	2,000,000
01-08-07	-	2.65%	2,000,000	2,000,000
06-11-07	-	4.89%	1,000,000	1,000,000
06-19-07	-	4.63%	1,000,000	1,000,000
08-30-07	-	3.91%	1,000,000	1,000,000
10-17-07	-	4.84%	2,000,000	2,000,000
02-06-08	08-06-03	5.17%	3,000,000	3,000,000
10-26-09	09-01-03	5.50%	10,000,000	10,000,000
01-20-10	07-20-03	5.77%	5,000,000	5,000,000
10-27-10	10-27-03	5.86%	9,000,000	9,000,000
12-09-10	12-09-05	5.93%	10,000,000	10,000,000

		TOTAL	$ 61,500,000	$ 59,250,000

Weighted-average rate			5.03%	4.84%

    In addition to the above advances, the Bank had an available line of credit amounting to $32,291,000 and $32,108,000, with FHLB at June 30, 2005 and 2004, respectively.
Advances from FHLB of Des Moines are secured by FHLB stock and one-to four-family mortgage loans of $73,800,000 and $71,100,000 at June 30, 2005 and 2004, respectively. The principal maturities of FHLB advances at June 30, 2005, are as follows:
	July 1, 2005 to June 30, 2006	$ 10,500,000
	July 1, 2006 to June 30, 2007	11,000,000
	July 1, 2007 to June 30, 2008	6,000,000
	July 1, 2008 to June 30, 2009	-
	July 1, 2009 to June 30, 2010	15,000,000
	July 1, 2010 to June 30, 2011	19,000,000
	TOTAL	$ 61,500,000

| 36 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

Note 8: Subordinated Debt
    Southern Missouri Statutory Trust I issued $7.0 million of Floating Rate Capital Securities (the "Trust Preferred Securities") with a liquidation value of $1,000 per share. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on LIBOR. At June 30, 2005, the current rate was 6.17%. The securities represent undivided beneficial interests in the trust, which was established by Southern Missouri for the purpose of issuing the securities. The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended (the "Act") and have not been registered under the Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
    Southern Missouri Statutory Trust I used the proceeds from the sale of the Trust Preferred Securities to purchase Junior Subordinated Debentures of Southern Missouri Bancorp. Southern Missouri Bancorp, Inc. intends to use its net proceeds for working capital and investment in its subsidiaries.

NOTE 9: Employee Benefits
     401(k). The Bank has a 401(k) profit sharing plan that covers substantially all eligible employees. Contributions to the plan are at the discretion of the Board of Directors of the Bank. During 2005, 2004, and 2003, there were no contributions made to the plan.
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
Shares are released from collateral and allocated to participants based on pro-rata compensation as the loan is repaid over seven years. Effective July 1, 1998, the loan terms were modified and principal payments were extended an additional four years. Benefits are vested over five years. Forfeitures are allocated on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation of service. The purchase of the shares of the ESOP has been recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the average fair value of the ESOP shares committed to be released. The ESOP expense for 2005, 2004 and 2003 was $191,777, $184,088 and $146,953, respectively.	Management Recognition Plan (MRP). The Bank adopted an (MRP) for the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors) in April 1994. During 2004, the Bank granted 5,000 MRP shares to employees. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. During 2005, 1,000 MRP shares vested, which were awarded in 2004. Compensation expense, in the amount of the fair market value of the common stock at the date of grant, will be recognized pro-rata over the five years during which the shares are payable.
    The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 2005 and 2004 was $15,231 and $9,114, respectively.
Stock Option Plan. The Company adopted a stock option plan in April 1994. The purpose of the plan was to provide additional incentive to certain directors, officers and key employees of the Bank. In October 1999, the stockholders voted to increase the number of shares reserved for options by 67,932 shares. The stock options were granted at the fair market value of the common stock on the date of the grant. Through June 30, 1999, all options granted were 100% vested at the grant date. For shares granted after June 30, 1999, the vesting period ranged from the grant date up to a five year period. All options expired ten years from the date of the grant. The 1994 stock option plan expired in April 2004. In October 2003, a new stock option and incentive plan was adopted ("2003 Plan"). Under the 2003 plan, the Company has granted 77,000 options to employees and directors.
The number of ESOP shares at June 30, 2005 and 2004 were as follows:
		2005	2004

Allocated shares		136,728	137,554
Unreleased shares		-	11,828

	TOTAL ESOP SHARES	136,728	149,382

At June 30, 2005, the ESOP had no unreleased shares. The fair value of unreleased ESOP shares at June 30, 2004 was $186,409.

| 37 |
NEXT PAGE

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) <
Southern Missouri Bancorp, Inc.

Changes in options outstanding were as follows:

	Years Ended June 30,
	2005		2004		2003
	Weighted Average Price	Number	Weighted Average Price	Number	Weighted Average Price	Number

Outstanding at beginning of year	$10.24	186,972	$ 7.20	162,406	$ 6.84	194,114
Granted	15.30	15,000	15.23	66,000	-	-
Exercised	6.97	(9,457)	6.26	(41,434)	5.00	(31,788)
Forfeited	15.23	(4,000)	-	-	-	-

Outstanding at year-end	$10.70	188,515	$10.24	186,972	$ 7.20	162,406

Options exercisable at year-end	$ 8.37	123,915	$ 7.51	116,972	$ 7.24	156,046

The following is a summary of the assumptions used by the Black-Scholes pricing model in determining the fair values of options granted during fiscal 2005:
	2005	2004

Assumptions:
Expected dividend yield	2.35%	2.36%
Expected volatility	18.74%	18.93%
Risk-free interest rate	3.31%	3.87%
Weighted-average expected life	5 years	5 years
Weighted-average fair value of options granted during the year	$ 3.55	$ 3.71

The following table summarizes information about stock options under the plan outstanding at June 30, 2004
		Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

6.5000	21,515	57.6mo.	6.5000	21,515	6.5000
6.7500	60,000	49.9 mo.	6.7500	60,000	6.7500
9.9375	30,000	31.1 mo.	9.9375	30,000	9.9375
15.2300	62,000	106.7 mo.	15.2300	13,200	15.2300
15.3000	15,000	110.2 mo.	15.3000	-	15.3000

| 38 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

NOTE 10: Income Taxes

    The components of net deferred tax assets (liabilities) are summarized as follows:

		2005	2004

Deferred tax assets:
Provision for losses on loans		$ 776,743	$ 762,104
Unrealized loss of available for sale securities		101,701	157,978
Accrued compensation and benefits		133,936	146,996
Other		101,346	-

Total deferred tax assets		1,113,726	1,067,078

Deferred tax liabilities:
FHLB stock dividends		$ 188,612	$ 188,612
Purchase accounting adjustments		52,832	52,832
Depreciation		342,392	402,842

Total deferred tax liabilities		583,836	644,286

	NET DEFERRED TAX ASSET	$ 529,890	$ 422,792

    The provision for income taxes includes these components:

	Year Ended June 30
	2005	2004	2003

Current:
Federal	$ 9,000	$ 1,448,000	$ 1,529,900
State	-	-	166,000

	9,000	1,448,000	1,695,900

Deferred:
Federal	(81,900)	(19,000)	(224,000)
State	(9,000)	(2,000)	(6,000)

	(90,900)	(21,000)	(230,000)

TOTAL	$ (81,900)	$ 1,427,000	$ 1,465,900

| 39 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:
		Year Ended June 30
		2005	2004	2003

Tax at statutory Federal rate		$ 7,602	$1,457,423	$1,429,411
Increase (reduction) in taxes resulting from:
Nontaxable municipal income		(20,695)	(27,275)	(69,174)
State tax, net of Federal benefit		(12,138)	-	102,300
Nondeductible ESOP expenses		45,097	39,218	27,925
Cash surrender value of bank owned life insurance		(76,599)	(63,869)	(27,376)
Other, net		(25,167)	21,503	2,814

	ACTUAL PROVISION	$ (81,900)	$ 1,427,000	$ 1,465,900

NOTE 11: Other Comprehensive Income (Loss)

    Other comprehensive income (loss) components are as follows:

	Year Ended June 30
	2005	2004	2003

Unrealized gains (losses) on available for sale securities:
Unrealized holding gains (losses) arising during period	$ 454,748	$ (613,831)	$ (292,751)
Less: reclassification adjustments for (gains) losses realized in net income	(351,508)	19,186	-

Total unrealized gains (losses) on securities	103,240	(594,645)	(292,751)
Income tax (expense) benefit	(38,199)	220,038	108,318

Other comprehensive income (loss)	$ 65,041	$ (374,607)	$ (184,433)

| 40 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

NOTE 12: Stockholders' Equity and Regulatory Capital

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
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 2005, that the Bank meets all capital adequacy requirements to which it is subject.	As of June 30, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's only significant activity is ownership of the Bank, and, therefore, its capital, capital ratios, and minimum required levels of capital are materially the same as the Bank's.
The following table summarizes the Bank's actual and required regulatory capital:
(dollars in thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of June 30, 2005	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)
Consolidated	$ 31,574	13.42%	$ 18,825	≥8.00%		N/A
Southern Missouri Bank & Trust	26,958	11.46%	18,825	≥8.00%	23,531	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	29,558	12.56%	9,412	≥4.00%		N/A
Southern Missouri Bank & Trust	24,942	10.60%	9,412	≥4.00%	14,119	6.0%
Tier I Capital (to Average Assets)
Consolidated	29,558	8.34%	14,183	≥4.00%		N/A
Southern Missouri Bank & Trust	24,942	7.76%	12,849	≥4.00%	16,061	5.0%
As of June 30, 2004
Total Capital (to Risk-Weighted Assets)
Consolidated	$ 32,341	14.96%	$ 17,292	≥8.00%		N/A
Southern Missouri Bank & Trust	25,454	11.82%	17,292	≥8.00%	21,616	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	30,362	14.05%	8,646	≥4.00%		N/A
Southern Missouri Bank & Trust	23,475	10.90%	8,646	≥4.00%	12,969	6.0%
Tier I Capital (to Average Assets)
Consolidated	30,362	9.91%	12,253	≥4.00%		N/A
Southern Missouri Bank & Trust	23,475	7.81%	12,020	≥4.00%	15,025	5.0%

    The Bank's ability to pay dividends on its common stock to the Company is restricted to maintain adequate capital as shown in the above table.

| 41 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

NOTE 13: Commitments and Credit Risk

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
    The Bank had total outstanding standby letters of credit amounting to $947,000 and $1,337,000 at June 30, 2005 and 2004, respectively, with terms ranging from 12 to 24 months. At June 30, 2005, the Bank's deferred revenue under standby letters of credit agreements was nominal.
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
    The Company had $28.3 million in commitments to extend credit at June 30, 2005 and $35.7 million at June 30, 2004.
    At June 30, 2005, total commitments to originate fixed-rate loans with terms in excess of one year were $1.5 million at interest rates ranging from 5.75% to 6.75%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company's policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the statements of financial condition. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.
The Company grants collateralized commercial, real estate, and consumer loans to customers in Southeast Missouri. Although the Company has a diversified portfolio, loans aggregating $125,775,000 at June 30, 2005, are secured by single and multi-family residential real estate in the Company's primary lending area.
| 42 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

NOTE 14: Earnings Per Share

    The following table sets forth the computations of basic and diluted earnings per common share:

	Year Ended June 30
	2005	2004	2003

Net income	$ 104,259	$ 2,882,901	$ 2,738,218

Denominator for basic earnings per share -
Weighted-average shares outstanding	2,225,493	2,277,757	2,334,892
Effect of dilutive securities Stock options	64,255	57,543	63,468

Denominator for diluted earnings per share	2,289,748	2,335,300	2,398,360

Basic earnings per common share	$ .05	$ 1.27	$ 1.17
Diluted earnings per common share	$ .05	$ 1.23	$ 1.14

| 43 |
NEXT PAGE

NOTE 15: Disclosures about Fair Value of Financial Instruments

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
	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(in thousands)		(in thousands)
Financial Assets
Cash and cash equivalents	$ 3,887	$ 3,887	$ 4,582	$ 4,582
Investment and mortgage- backed securities available for sale	34,700	34,700	40,206	40,206
Stock in FHLB	3,121	3,121	3,171	3,171
Loans receivable, net	267,568	269,658	248,355	252,982
Bank owned life insurance	6,486	6,486	4,260	4,260
Accrued interest receivable	1,394	1,394	1,357	1,357
Financial Liabilities
Deposits	224,666	221,211	211,959	208,439
Securities sold under agreements to repurchase	10,757	10,757	6,448	6,448
Advances from FHLB	61,500	64,252	59,250	62,684
Subordinated Debt	7,217	7,217	7,217	7,217
Accrued interest payable	497	497	336	336
Unrecognized financial instruments (net of contract amount)
Letters of Credit	-	-	-	-
Lines of Credit	-	-	-	-

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

| 44 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

NOTE 16: Condensed Parent Company Only Financial Statements The following condensed balance sheets, statements of income and cash flows for Southern Missouri Bancorp, Inc. should be read in	conjunction with the consolidated financial statements and the notes thereto.

		June 30,
Condensed Balance Sheets		2005	2004

Assets
Cash and cash equivalents		$ 2,535,054	$ 1,100,569
Available for sale securities		-	5,618,892
ESOP note receivable		-	70,566
Premise and equipment		2,010,331	-
Other assets		403,694	370,288
Investment in common stock of Bank		27,390,159	26,064,814

	TOTAL ASSETS	$ 32,339,238	$ 33,225,129

Liabilities and Stockholders' Equity
Accrued expenses and other liabilities		$118,739	$ 55,711
Subordinated debt		7,217,000	7,217,000

	TOTAL LIABILITIES	7,335,739	7,272,711

Stockholders' equity		25,003,499	25,952,418

	TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 32,339,238	$ 33,225,129

		Year Ended June 30
Condensed Statements of Income		2005	2004	2003

Interest income		$ 96,653	$ 82,178	$ 12,485
Interest expense		369,733	84,152	-

Net interest income		(273,080)	(1,974)	12,485
Dividend from Bank		1,200,000	1,100,000	1,800,000
Gains on sales of securities		351,508	-	-
Operating expenses		272,643	349,245	263,406

Income before income taxes and equity in undistributed income of the Bank		1,005,785	748,781	1,549,079
Income tax benefit		79,900	128,000	90,743

Income before equity in undistributed income of the Bank		1,085,685	876,781	1,639,822
Equity in undistributed (loss) income of the Bank		(981,426)	2,006,120	1,098,396

	NET INCOME	$ 104,259	$ 2,882,901	$ 2,738,218

| 45 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

		Year Ended June 30
Condensed Statements		2005	2004	2003

Cash flows from operating activities:
Net income		$ 104,259	$ 2,882,901	$ 2,738,218
Changes in:
Equity in undistributed income of the Bank		981,426	(2,006,120)	(1,098,396)
Other adjustments, net		37,355	(22,635)	(50,260)

	NET CASH PROVIDED BY OPERATING ACTIVITIES	1,123,040	854,146	1,589,562

Cash flows from investing activities:
Principal collected on loan to ESOP		70,566	72,874	72,873
Purchase of available for sale securities		(1,099,000)	(5,573,272)	-
Purchase of investment real estate		(5,537,842)	-	-
Sale of investment real estate		3,497,971	-	-
Depreciation		39,916	-	-
Proceeds from sales available for sale securities		6,668,949	-	-
Capital contributed to Bank		(2,000,000)	-	-
Investment in statutory trust		-	(217,000)	-
Proceeds from sales of other assets		-	-	4,500

	NET CASH PROVIDED OR (USED IN) INVESTING ACTIVITIES	1,640,560	(5,717,398)	77,373

Cash flows from financing activities:
Proceeds from issuance of subordinated debt		-	7,217,000	-
Dividends on common stock		(809,193)	(821,584)	(656,247)
Exercise of stock options		65,962	259,185	184,493
Payments to acquire treasury stock		(585,884)	(1,297,366)	(1,641,518)

	NET CASH (USED IN) OR PROVIDED BY FINANCING ACTIVITIES	(1,329,115)	5,357,235	(2,113,272)

Net increase (decrease) in cash and cash equivalents		1,434,485	493,983	(446,337)
Cash and cash equivalents at beginning of year		1,100,569	606,586	1,052,923

	CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 2,535,054	$ 1,100,569	$ 606,586

| 46 |
NEXT PAGE

>  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)  <
Southern Missouri Bancorp, Inc.

NOTE 17: Quarterly Financial Data (Unaudited)

    Quarterly operating data is summarized as follows (in thousands):

		June 30, 2005
		First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income		$ 4,171	$ 4,312	$ 4,325	$ 4,476
Interest expense		1,848	1,928	2,050	2,206

Net interest income		2,323	2,384	2,275	2,270
Provision for loan losses		150	95	2,610	1,960
Noninterest income		691	764	322	536
Noninterest expense		1,643	1,605	1,664	1,816

Income (loss) before income taxes		1,221	1,448	(1,677)	(970)
Income tax expense (benefit)		428	574	(701)	(383)

	NET INCOME (LOSS)	$ 793	$ 874	$ (976)	$ (587)

		June 30, 2004
		First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income		$ 3,795	$ 3,935	$ 3,950	$ 4,020
Interest expense		1,608	1,592	1,620	1,725

Net interest income		2,187	2,343	2,330	2,295
Provision for loan losses		30	85	60	100
Noninterest income		451	488	480	456
Noninterest expense		1,526	1,598	1,670	1,651

Income before income taxes		1,082	1,148	1,080	1,000
Income tax expense		390	413	377	247

	NET INCOME	$ 692	$ 735	$ 703	$ 753

| 47 |
NEXT PAGE

>  CORPORATE INFORMATION  <

CORPORATE HEADQUARTERS 531 Vine Street Poplar Bluff, Missouri 63901 INDEPENDENT AUDITORS BKD, LLP St. Louis, Missouri 63102 SPECIAL COUNSEL Silver, Freedman & Taff, LLP Washington, D.C. 20007	TRANSFER AGENT Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016 COMMON STOCK Nasdaq Stock Market Nasdaq Symbol: SMBC
ANNUAL MEETING

The Annual Meeting of Stockholders will be held Monday, October 17, 2005, at 9:00 a.m., Central Time, at the Greater Poplar Bluff Area Chamber of Commerce Building, 1111 West Pine, Poplar Bluff, Missouri 63901.

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

| 48 |
NEXT PAGE

SOUTHERN MISSOURI BANCORP, INC.

Directors		Executive Officers

James W. Tatum	Sammy A. Schalk	Greg A. Steffens
Chairman of the Board	President of Gamblin Lumber Company	President
Retired certified public accountant		Chief Financial Officer
Greg A. Steffens
L. Douglas Bagby	President	James W. Tatum
Vice-Chairman	Chief Executive Officer	Chairman of the Board
City Manager of Poplar Bluff and
General Manager of Municipal Utilities	Rebecca M. Brooks	James D. Duncan
of Poplar Bluff	Financial Manager	Executive Vice President
McLane Transport
Samuel H. Smith
Engineer and majority owner of	Charles R. Love
S.H. Smith and Company, Inc.	Certified Public Accountant
Kraft, Miles and Tatum
Ronnie D. Black
Executive Director General Association	Charles R. Moffitt
of General Baptists	Agency Manager
Morse Harwell Jiles Insurance Agency

SOUTHERN MISSOURI BANK AND TRUST

Directors		Senior Officers

Samuel H. Smith	Sammy A. Schalk	Greg A. Steffens
Chairman of the Board	President of Gamblin Lumber Company	President
Engineer and majority owner of		Chief Executive Officer
S.H. Smith and Company, Inc.	Greg A. Steffens
	President	James D. Duncan
James W. Tatum	Chief Executive Officer	Executive Vice President
Vice-Chairman
Retired certified public accountant	Rebecca M. Brooks	Kimberly A. Capps
	Financial Manager	Chief Financial Officer
Ronnie D. Black	McLane Transport
Executive Director General Association		William D. Hribovsek
of General Baptists	Charles R. Love	Senior Commercial Loan Officer
Certified Public Accountant
L. Douglas Bagby	Kraft, Miles and Tatum	Adrian Rushing
City Manager of Poplar Bluff and		Senior Vice President
General Manager of Municipal Utilities	Charles R. Moffitt
of Poplar Bluff	Agency Manager	Valerie Yates
	Morse Harwell Jiles Insurance Agency	Controller

Tammy Curtis
Branch Coordinator

Matt Funke
Head of Internal Audit

| 49 |
NEXT PAGE

Southern Missouri Bancorp, Inc. (NASDAQ: SMBC) is the holding company for
Southern Missouri Bank and Trust Company (Southern Missouri Bank).

In recent years, the bank's management team has succeeded
in generating increased growth by building the bank's core businesses, while successfully introducing new, higher margin products.

SOUTHERN MISSOURI BANCORP, INC. 531 Vine Street Poplar Bluff, Missouri 63901 (573) 778-1800