Form 10-K, Exhibit 13
period 2006-06-30
SOUTHERN MISSOURI BANCORP INC
filed 2006-09-28
CIK 916907

Branching Out

SOUTHERN MISSOURI BANCORP, INC. 2006 ANNUAL REPORT

NEXT PAGE

>  CORPORATE PROFILE  <

Southern Missouri Bancorp, Inc. (NASDAQ: SMBC) is the holding company for Southern Missouri Bank & Trust Company (Southern Missouri Bank). While the Company's history goes back 119 years, the past seven years have seen a significant expansion in the Bank's performance and market area.

The Bank's management team is pleased to have generated substantial growth and profitability by building the Bank's core businesses. This year the Bank began successfully branching out into new communities.

>  TABLE of  CONTENTS  <

Letter to Shareholders	2
Common Share Data	8
Financial Review	9
Report from Independent Registered Public Accounting Firm	21
Consolidated Financial Statements	22
Notes to Consolidated Financial Statements	27
Corporate and Investor Information	48
Directors and Officers	49

NEXT PAGE

>  FINANCIAL SUMMARY  <

	2006	2005	change(%)
EARNINGS (dollars in thousands)
Net interest income	$ 9,600	$ 9,252	3.8
Provision for possible loan losses	555	4,815	(88.5)
Other income	2,144	2,313	(7.4)
Other expense	7,028	6,728	4.5
Income taxes	1,377	(82)	NA
Net income	2,784	104	2,570

PER COMMON SHARE
Net income:
Basic	$ 1.25	$ .05	2,400
Diluted	1.24	.05	2,380
Tangible book value	10.86	10.07	7.8
Closing market price	13.00	14.50	(10.3)
Cash dividends declared	.36	.36	-

AT YEAR-END (dollars in thousands)
Total assets	$ 350,684	$ 330,360	6.1
Loans, net of allowance	280,931	267,568	5.0
Reserves as a percent of nonperforming loans	3,888.50%	353.36%
Deposits	$ 258,069	$ 224,666	14.9
Stockholders' equity	26,554	25,003	6.2

FINANCIAL RATIOS
Return on stockholders' equity	10.83%	.39%
Return on assets	.80	.03
Net interest margin	2.96	3.06
Efficiency ratio	59.84	58.20
Allowance for possible loan losses to net loans	.73	.75
Equity to average assets at year-end	7.67	7.70

OTHER DATA(1)
Common shares outstanding	2,236,331	2,232,816
Average common and equivalent shares outstanding	2,276,071	2,255,674
Stockholders of record	282	285
Full-time equivalent employees	96	88
Assets per employee (in thousands)	$ 3,653	$ 3,754
Banking offices	9	8
(1) Other data is as of year-end, except for average shares.

|  1  |
NEXT PAGE

>  LETTER TO SHAREHOLDERS  <

Dear Shareholder,

2006 saw the beginning of a new phase in our plan for long-term growth, as we branched out into a new market area. We also increased net income in a difficult interest rate environment, and expanded our emphasis in new areas of lending.

For the first time since becoming a public company, we opened a new branch in a new community, Sikeston, Missouri, in January, 2006. The investment in this new office is proving to be a success. The location had grown to $8 million in loans at June 30, 2006, and is projected to generate positive operating income by the end of the calendar year, faster than industry norms.

Overall profitability in 2006 was strong, with diluted earnings per share of $1.24 exceeding our previous best, and recovering from what was obviously a disappointing prior year.

While we see room for improvements in this year's results, and are excited about the opportunities to realize them, 2006 was a good year. Earnings increased from $104,000 to $2,784,000, and provided a return on average assets of 0.8% and a return on average equity of 10.8%.

|  2  |
NEXT PAGE

During the fiscal year, the Federal Reserve increased short-term borrowing costs by 200 basis points. By comparison, the ten-year treasury rate was up only 121 basis points. This flattening - and, at times, inversion - of the yield curve pressured interest rate spreads throughout the industry. We were able to counteract decreased spreads with increased loan volume, and our net interest income actually improved 3.8%, compared to the prior year.

Total loans grew 5.0%, while the commercial loan portfolio grew 11%. We increased our agricultural loan balances by 78%, from $13.0 million to $23.2 million, and strengthened or established relationships with many excellent customers. Due to the uncertain nature of agriculture, this lending entails certain risks, however, these loans will help us to diversify our overall loan portfolio and improve margins, and will re-price on terms which will help the bank manage its interest rate risk.

Loan quality remained high, as the percentage of non-performing loans to total loans improved to 0.02%, compared to last year's 0.21%.

We had a record year for deposit growth, with balances increasing $33 million (14.6%), from $225 million to $258 million. While much of this growth was in certificate of deposit balances, as customers took advantage of rising interest rates and the bank locked in funding costs through brokered CDs, savings and checking deposits also grew, by 6.9%.

|  3  |
NEXT PAGE

Sikeston - The current phase in our long-term plan

As we consider growth opportunities, we must take into account both the availability and projected profitability of those opportunities. Expanding our footprint into Sikeston, a community within 50 miles of our corporate headquarters, met both of these criteria.	Sikeston is the largest untapped market in our immediate area. It has nearly half a billion dollars in bank deposits.
Fortunately for us, we were able to purchase a vacant, fully-functional bank building at an attractive price. This not only saved us money, it allowed us to

|  4  |
NEXT PAGE

open the branch in just six months, more quickly than if we had to build from scratch.

We were also fortunate in hiring strong bankers who were able to generate a large volume of loans quickly.

Industry experience tells us that a well-executed new branch opening can be expected to break even in two years. Due to the favorable factors in Sikeston, we anticipate that this office will reach break even in half that time, which means that it will start contributing to profits during the next fiscal year.

Future Expansion Plans

We have achieved a strong market share in many of our current markets. We will continue to work to expand relationships with our current customers and look for new customers in these markets. However, we know that reaching the next level of profit will require further expansion into new communities. By opening our first new branch in a new community, we have continued our strategic plan for growth.

We have actively explored several acquisition opportunities. Some of these banks were ultimately pulled off the market, others ended up selling at prices we felt were too high. While acquisitions are still our preferred expansion strategy, current pricing levels make these less likely in the near term. We will continue to explore possible acquisitions, but if they cannot be completed on attractive terms, new branches will be our best expansion option.

We are actively looking for opportunities to enter new markets, but this will be tempered by our careful, disciplined approach. We must be satisfied that the profit potential these new markets offer, and the costs of entry, meet our requirements.

|  5  |
NEXT PAGE

>  LETTER TO SHAREHOLDERS  <

Technology continues to enhance efficiency

We use technology to enhance customer relationships and to increase efficiencies. During 2006, we implemented a process called branch capture. This means each branch is able to create electronic images of customer transactions and send the images (instead of the paper items) to the home office for processing.

This allows us to extend our customers' transaction cut-off time by almost two hours, improving the availability of funds for both customers and the bank. It has also reduced our courier costs.

In 2007, we will offer remote capture to commercial customers so they can make deposits directly from their offices. We will soon provide real-time information at our ATMs, so customers can see their actual, up-to-the-moment balance, including the results of their latest transactions.

Also in 2007, we will establish a new Commercial Business Development role, to expand current commercial relationships and attract additional new customers. This position will present technology solutions and other services to existing and potential commercial customers.

|  6  |
NEXT PAGE

In Summary

It was a good year. We grew our core business and made significant progress toward our strategic vision of expansion into new markets.

A bright spot, and an indication that this vision is paying off, is the fact that the last quarter of the fiscal year was the most profitable in the bank's long history.

We will continue to aggressively explore and carefully consider opportunities for acquisitions. Meanwhile we think it is likely that during this next year a new location for a new branch will be selected and construction started.

I want to thank our employees for making 2006 another successful year. I also wish to thank our Board of Directors and you, our shareholders, for your continued support and for sharing our optimism.

GREG STEFFENS
PRESIDENT, SOUTHERN MISSOURI BANCORP, INC.

PLEASE JOIN US

at our 2006 Annual Meeting where shareholders and those considering investing in Southern Missouri Bancorp, Inc. will hear management cover this year's performance in detail and discuss plans for continued growth.

ANNUAL MEETING

MONDAY, OCTOBER 16 AT 9 AM - CHAMGER OF COMMERCE BUILDING, POPLAR BLUFF

|  7  |
NEXT PAGE

>    COMMON SHARE DATA    <

The common stock of the Company is listed on the Nasdaq Stock Market under the symbol "SMBC." The following bar graph sets forth the high, low and closing market prices of the common stock, cash dividends and other information for the last three years.

The following table sets forth per share market price and dividend information for the Company's common stock. As of August 1, 2006, there were approximately 282 stockholders of record. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

2006	High	Low	Close	Book Value At End Of Period	Market Price To Book Value	Dividends Declared
4th Quarter (6-30-06)	$15.07	$11.80	$13.00	$11.92	109.06%	$0.09
3rd Quarter (3-31-06)	$14.95	$12.02	$14.77	$11.77	125.49%	$0.09
2nd Quarter (12-31-05)	$15.47	$13.00	$14.70	$11.57	127.05%	$0.09
1st Quarter (9-30-05)	$15.06	$13.90	$14.35	$11.42	125.66%	$0.09
2005
4th Quarter (6-30-05)	$16.43	$13.85	$14.50	$11.24	129.00%	$0.09
3rd Quarter (3-31-05)	$18.48	$15.80	$15.85	$11.57	136.99%	$0.09
2nd Quarter (12-31-04)	$19.00	$14.81	$18.49	$12.19	151.68%	$0.09
1st Quarter (9-30-04)	$16.29	$15.01	$15.90	$11.96	132.94%	$0.09
2004
4th Quarter (6-30-04)	$17.50	$14.70	$15.76	$11.52	136.81%	$0.09
3rd Quarter (3-31-04)	$15.76	$13.61	$15.40	$11.53	133.56%	$0.09
2nd Quarter (12-31-03)	$14.55	$13.61	$13.85	$11.40	121.49%	$0.09
1st Quarter (9-30-03)	$14.37	$12.38	$13.76	$11.16	123.30%	$0.09

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
       The Bank was originally chartered by the State of Missouri in 1887 and converted from a state-chartered stock savings and loan association to a Federally-chartered stock savings bank effective June 1995. Then, effective February 1998, the Bank converted its charter to a state-chartered stock savings bank. On June 4, 2004, the Bank converted to a state chartered trust company with banking powers. The Bank's deposit accounts are generally insured up to a maximum of $100,000 (some retirement accounts are insured up to $250,000) by the Deposit Insurance Fund (DIF), which is administered by the Federal Deposit Insurance Corporation (FDIC).
The Bank's primary business consists of attracting deposits from the communities it serves and investing those funds in permanent loans secured by one-to four-family residences, commercial real estate, commercial business and consumer loans. The Company's results of operations are primarily dependent on its net interest margin, which is the difference between the average yield on loans, mortgage-related securities and investments and the average rate paid on deposits, securities sold under agreements to repurchase and borrowings.
       The net interest margin is affected by economic, regulatory and competitive factors that influence interest rates, loan demand and deposits. Lending activities are funded through the attraction of deposit accounts consisting of checking accounts, passbook accounts, money market deposit accounts, certificate of deposit accounts with terms of 60 months or less, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of Des Moines, and to a lesser extent brokered deposits. The Bank currently conducts its business through its home office located in Poplar Bluff and eight full service branch facilities in Poplar Bluff (2), Van Buren, Dexter, Kennett, Doniphan, Sikeston and Qulin, Missouri.

(dollars in thousands)
	At June 30
Financial Condition Data:	2006	2005	2004	2003	2002
Total assets	$350,684	$330,360	$311,703	$279,455	$266,288
Loans receivable, net	280,931	267,568	248,355	222,840	211,212
Mortgage-backed securities	14,440	17,243	20,994	25,019	22,609
Cash, interest-bearing deposits
and investment securities	30,328	21,344	23,794	13,602	18,763
Deposits	258,069	224,666	211,959	194,532	188,947
Borrowings	57,296	72,257	65,698	58,734	51,311
Subordinated debt	7,217	7,217	7,217	-	-
Stockholders' equity	26,554	25,003	25,952	25,108	24,511

(dollars in thousands)
	For The Year Ended June 30
Operating Data:	2006	2005	2004	2003	2002
Interest income	$20,363	$17,284	$15,700	$16,404	$16,993
Interest expense	10,763	8,032	6,545	7,120	8,139

Net interest income	9,600	9,252	9,155	9,284	8,854
Provision for loan losses	555	4,815	275	330	350

Net interest income after
provision for loan losses	9,045	4,437	8,880	8,954	8,504

Noninterest income	2,144	2,313	1,875	1,415 874
Noninterest expense	7,028	6,728	6,445	6,165	5,872

Income before income taxes	4,161	22	4,310	4,204	3,506
Income tax (benefit) expense	1,377	(82)	1,427	1,466	1,197
Net income	$2,784	$104	$2,883	$2,738	$2,309

Basic earnings per common share	$1.25	$.05	$1.27	$1.17	$.97
Diluted earnings per common share	$1.24	$.05	$1.23	$1.14	$.95
Dividends per share	$.36	$.36	$.36	$.28	$.25

|  9  |
NEXT PAGE

>    FINANCIAL REVIEW (continued)   <

	At June 30
Other Data:	2006	2005	2004	2003	2002
Number of:
Real estate loans	2,808	2,850	2,877	2,842	2,952
Deposit accounts	21,125	17,336	16,995	16,455	15,975
Full service offices	9	8	8	8	8

	At Or For The Year Ended June 30
Key Operating Ratios:	2006	2005	2004	2003	2002
Return on assets (net income
divided by average assets)	.80%	.03%	.98%	1.00%	.91%
Return on average equity (net
income divided by average equity)	10.83	.39	11.09	11.08	9.77

Average equity to average assets	7.43	8.18	8.82	9.02	9.29

Interest rate spread (spread
between weighted average rate on
all interest-earning assets and all
interest-bearing liabilities)	2.69	2.84	3.06	3.29	3.33

Net interest margin (net interest
income as a percentage of average
interest-earning assets)	2.96	3.06	3.28	3.57	3.67

Noninterest expense to average assets	2.03	2.07	2.19	2.25	2.31

Average interest-earning assets to
average interest-bearing liabilities	108.15	108.10	109.42	110.67	110.15

Allowance for loan losses to total
loans (1)	.73	.75	.80	.81	.73

Allowance for loan losses to
nonperforming loans (1)	3,888.50	353.36	1,460.14	2,062.59	466.22

Net charge-offs to average out-
standing loans during the period	.19	1.85	.06	.03	.12

Ratio of nonperforming assets
to total assets (1)	.08	.20	.10	.11	.27

Dividend payout ratio	28.80	776.14	28.50	23.97	25.46

(1)    At end of period

|  10  |
NEXT PAGE

>    FINANCIAL REVIEW (continued)   <

Management's Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW
       Southern Missouri Bancorp, Inc. is a Missouri corporation originally organized for the principal purpose of becoming the holding company of Southern Missouri Savings Bank. The Bank converted from a Federally-chartered stock savings bank to a state-chartered stock savings bank effective February 17, 1998, and subsequently changed its name to Southern Missouri Bank ∓ Trust Co. The Company's state of incorporation changed from Delaware to Missouri effective April 1, 1999. On June 4, 2004, the Bank converted to a state chartered trust company with banking powers, and the Company became a bank holding company supervised by the Federal Reserve.
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

|  11  |
NEXT PAGE

>    FINANCIAL REVIEW (continued)   <
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
       Integral to the methodology for determining the adequacy of the allowance for loan losses is portfolio segmentation and impairment measurement. Under the Company's methodology, loans are first segmented into 1) those comprising large groups of smaller-balance homogeneous loans, including single-family mortgages and installment loans, which are collectively evaluated for impairment and 2) all other loans which are individually evaluated. Those loans in the second category are further segmented utilizing a defined grading system which involves categorizing loans by severity of risk based on conditions that may affect the ability of the borrowers to repay their debt, such as current financial information, collateral valuations, historical payment experience, credit documentation, public information, and current trends. The loans subject to credit classification represent the portion of the portfolio subject to the greatest credit risk and where adjustments to the allowance for losses on loans as a result of provisions and charge-offs are most likely to have a significant impact on operations.
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

FINANCIAL CONDITION
       General. The Company's total assets increased $20.3 million, or 6.2%, to $350.7 million at June 30, 2006, when compared to $330.4 million at June 30, 2005. The growth was primarily due to growth in the loan portfolio of $13.4 million, or 5.0%, an increase in the investment portfolio of $3.7 million, or 10.7%, an increase in cash and cash equivalents of $2.5 million, or 63.8%, and an increase in premises and equipment of $1.0 million, or 13.3%. Asset growth was primarily funded by deposit growth of $33.4 million, or 14.9%, partially offset by a reduction of $15.5 million, or 25.2%, in FHLB advance repayments.
       Loans. Loans increased $13.4 million, or 5.0%, to $280.9 million at June 30, 2006, from $267.5 million at June 30, 2005. The growth in the loan portfolio was comprised principally of commercial real estate and commercial business loans of $7.2 million and $5.8 million, respectively.
       Allowance for Loan Losses. The allowance for loan losses increased $42,000, or 2.1%, from $2.0 million at June 30, 2005, to $2.1 million at June 30, 2006. The allowance for loan losses represented 0.7% of loans receivable at June 30, 2006, as compared to 0.8% at June 30, 2005. At June 30, 2006, nonperforming loans, which includes loans past due greater than 90 days and nonaccruing loans, were $53,000, compared to $571,000 at June 30, 2005 (see Provision for Loan Losses, under Comparison of Years Ended June 30, 2006 and 2005).
       Investments. The investment portfolio increased $3.7 million, or 10.7%, to $38.4 million at June 30, 2006, from $34.7 million at June 30, 2005. The increase in the investment portfolio was primarily due to redeploying excess cash balances, resulting in increases in debt securities issued by government-sponsored agencies of $5.8 million, partially offset by a $2.8 million decrease in mortgage-backed securities.
       Premises and Equipment. Premises and equipment increased $1.0 million to $8.9 million at June 30, 2006, from $7.9 million at June 30, 2005. The increase was primarily due to the acquisition and equipping of a facility for our new branch location in Sikeston, Missouri. Along with other equipment purchases, this expenditure was partially offset by depreciation expense for the year.
       Bank Owned Life Insurance. The Bank purchased "key person" life insurance policies on six employees for a cash surrender value of $4.0 million in February, 2003. In addition, in October, 2004, the Bank purchased "key person" life insurance policies on 20 employees for $2.0 million. At June 30, 2006, the cash surrender value had increased to $6.7 million.
       Intangible Assets. Intangible assets generated through branch acquisitions in 2000 decreased $255,000 to $2.3 million as of June 30, 2006, and will continue to be amortized in accordance with Statement of Financial Accounting Standards (SFAS) No. 142.
Deposits. Deposits increased $33.4 million, or 14.9%, to $258.1 million at June 30, 2006, from $224.7 million at June 30, 2005. The deposit growth was primarily comprised of increases in CDs, money market passbooks, and checking accounts of $25.7 million, $8.1 million, and $4.5 million, respectively, partially offset by a decrease in other money market deposit accounts of $5.7 million. Of the $25.7 million in increased CD balances, $10.7 million was due to brokered deposits.

|  12  |
NEXT PAGE

>    FINANCIAL REVIEW (continued)   <
Borrowings. FHLB advances decreased $15.5 million, or 25.2%, to $46.0 million at June 30, 2006, from $61.5 million at June 30, 2005, as a result of the Company using increased deposits, instead of borrowings, to fund loans. All of the outstanding advances have fixed interest rates, and $37.0 million is subject to early redemption by the issuer. At June 30, 2006, the advances had a weighted average maturity of 3.2 years and a weighted average cost of 5.34%, as compared to a weighted average maturity of 3.1 years and a weighted average cost of 4.84% at June 30, 2005.
       Subordinated Debt. In March, 2004, the Company issued $7.0 million of Floating Rate Capital Securities of Southern Missouri Statutory Trust I with a liquidation value of $1,000 per share. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on three month LIBOR.
       Stockholders' Equity. The Company's stockholders' equity increased by $1.6 million, or 6.2%, to $26.6 million at June 30, 2006, from $25.0 million at June 30, 2005. This increase was primarily due to net income of $2.8 million, partially offset by dividend payments of $804,000 and a $517,000 decrease in the market value of the investment portfolio, net of tax. On September 26, 2003, the Company effected a two-for-one split of its common stock in the form of a stock dividend of one additional share of Southern Missouri Bancorp, Inc. common stock for each share held. Share and per share data for all periods presented have been adjusted to give effect to the stock split. The Company has approximately 26,000 shares of common stock remaining to be purchased under its current stock repurchase program of approximately 115,000 shares announced on April 22, 2004.

COMPARISON OF THE YEARS ENDED JUNE 30, 2006 AND 2005
       Net Income. Southern Missouri's net income was $2.8 million for the fiscal year ended June 30, 2006, an increase of $2.7 million when compared to the results of the prior fiscal year. The increase in net income was primarily due to a $4.3 million decrease in the provision for loan losses. Of the prior period's provision for loan losses, $4.5 million was due to alleged fraudulent activities undertaken by a credit relationship totaling $4.9 million. Partially offsetting the impact of the reduced loan loss provision was the reversal from the accrual of an income tax benefit of $82,000 during the fiscal year ended June 30, 2005, to an income tax provision of $1.4 million during the fiscal year ended June 30, 2006.

       Net Interest Income. Net interest income increased $348,000, or 3.8%, to $9.6 million for fiscal 2006, when compared to the prior fiscal year. The increase was primarily due to a 7.3% increase in average interest-earning assets, partially offset by a 15 basis point decrease in the average interest rate spread. The decrease in interest rate spread was a result of a flattening yield curve, in which short term interest rates increased, while long term interest rates remained relatively unchanged, during the fiscal year. An example of this was the prime rate which increased 200 basis points over the year (from 6.25% to 8.25%), while the 10-year treasury rate increased by only 121 basis points (from 3.94% to 5.15%). For fiscal 2006, the average interest rate spread was 2.69%, compared to 2.84% for fiscal year 2005.

Interest Income. Interest income increased $3.1 million, or 17.8%, to $20.4 million for fiscal 2006, when compared to the prior fiscal year. The increase was primarily due to the 56 basis point increase in average yield earned on interest-earning assets from 5.71% to 6.27%; additionally, interest income increased due to the $22.2 million increase in the average balance of interest-earning assets.	Interest income on loans receivable increased by $2.8 million, or 17.5%, to $18.6 million for fiscal 2006 when compared to the prior fiscal year. The increase was primarily due to a 63 basis point increase in average yield earned on loans receivable; additionally, interest income increased due to the $17.0 million increase in average loans receivable.
       Interest income on the investment portfolio and other interest-earning assets increased $316,000, or 21.1%, to $1.8 million for fiscal 2006 when compared to the prior fiscal year. The increase was primarily due to a $5.1 million increase in the average balance outstanding; additionally, interest income increased due to a 28 basis point increase in the average yield on these investments.

       Interest Expense. Interest expense increased $2.7 million, or 34.0%, to $10.8 million for fiscal 2006 when compared to the prior fiscal year. The increase was primarily due to the 71 basis point increase in the average rate paid on interest-bearing liabilities from 2.87% in fiscal 2005 to 3.58% in fiscal 2006; additionally, interest expense increased due to the $20.4 million increase in the average balance of interest-bearing liabilities.
       Interest expense on deposits increased $2.5 million, or 54.7%, to $7.0 million for fiscal 2006 when compared to the prior fiscal year. The increase in interest expense was primarily due to an increase in the average rate paid on interest-bearing deposits to 3.06% for fiscal 2006 from 2.21% for fiscal 2005; the higher rates paid were the result of upward pricing of deposits in line with higher short-term interest rates. Additionally, interest expense on deposits increased as the average balance of deposits increased by $24.4 million for fiscal 2006 as compared to fiscal 2005. The increase was primarily due to growth in the CD portfolio.
       Interest expense on FHLB advances decreased $88,000, or 2.9%, to $2.9 million for fiscal 2006 when compared to the prior fiscal year. The decrease in interest expense was primarily due to the $5.6 million decrease in the average balance of FHLB advances for fiscal 2006, partially offset by the 35 basis point increase in the average rate paid on advances. The decrease in average balances was attributed to a reduced need for advances due to an increase in deposits during fiscal 2006.
       The Company issued $7.0 million of Floating Rate Capital Securities in March, 2004, with an interest rate of three month LIBOR plus 275 basis points, repricing quarterly. Interest expense on these securities was $512,000 for fiscal 2006 as compared to $370,000 for the prior fiscal year. Interest expense increased in fiscal 2006 as compared to the prior fiscal year as the average rate paid increased by 198 basis points.

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
The provision for loan losses was $555,000 for fiscal 2006, compared to $4.8 million for the prior fiscal year. The decrease in the loan loss provision was primarily due to the aforementioned problem credit relationship which came to light during fiscal 2005. At June 30, 2006, classified assets totaled $1.3 million, compared to $1.8 million at June 30, 2005. The decrease in classified assets was primarily due to the improvement in the status of several relationships, as well as the charge off of others.

|  13  |
NEXT PAGE

>    FINANCIAL REVIEW (continued)   <
       The above provision was made based on management's analysis of the various factors which affect the loan portfolio and management's desire to maintain the allowance at a level considered adequate. Management performed a detailed analysis of the loan portfolio, including types of loans, the charge-off history and an analysis of the allowance for loan losses. Management also considered the continued origination of loans secured by commercial businesses and commercial real estate. These loans bear an inherently higher level of credit risk than one-to four-family residential real estate loans. While management believes the allowance for loan losses at June 30, 2006, is adequate to cover all losses inherent in the portfolio, there can be no assurance that, in the future, the Bank's regulators will not require further increases in the allowance, or that actual losses will not exceed the allowance.

       Noninterest Income. Noninterest income decreased $170,000, or 7.3%, to $2.1 million for fiscal 2006, when compared to the $2.3 million earned during fiscal 2005. The decrease was primarily due to inclusion in the results of the same period of the prior year of $352,000 in gains realized on the sale of equity investments and $41,000 in dividend income received on those equities, partially offset by an increase in bank service charges of $193,000, or 18.9%, for fiscal 2006 when compared to the prior year. The increase in bank service charges was primarily due to the inclusion in the prior period's results of a $210,000 deposit loss related to the aforementioned problem credit relationship identified in fiscal 2005.

       Noninterest Expense. Noninterest expense increased $300,000, or 4.5%, to $7.0 million for fiscal 2006, compared to the $6.7 million expensed during fiscal 2004. The increase resulted primarily from higher compensation and occupancy expenses.
       Expenses for compensation and benefits increased $175,000, or 5.0%, for fiscal 2006 when compared to the prior year. The increase was due to the addition of employees attributable to the opening of the new branch facility, increased salaries, and other compensation-related expenditures. Occupancy expenses increased $113,000, or 8.9%, primarily due to the costs of acquiring and operating the new facility.

       Provision for Income Taxes. The Company expensed an income tax provision of $1.4 million for fiscal 2006, compared to the accrual of a benefit of $82,000 in fiscal 2005. The reversal was due to the improvement in earnings.

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

|  14  |
NEXT PAGE

>    FINANCIAL REVIEW (continued)   <

       The Company issued $7.0 million of Floating Rate Capital Securities in March, 2004, with an interest rate of three month LIBOR plus 275 basis points, repricing quarterly. Interest expense was $370,000 for fiscal 2005 as compared to $84,000 for the prior year. Interest expense increased due to the TRUP being in effect for four months in fiscal 2004, compared to 12 months in fiscal 2005.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
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
       In an effort to manage the interest rate risk resulting from fixed rate lending, the Company has utilized longer term (up to 10 year maturities) FHLB advances, subject to early redemption and fixed terms. Other elements of the Company's current asset/liability strategy include: (i) increasing originations of commercial real estate and commercial business loans, which typically provide higher yields and shorter repricing periods, but inherently increase credit risk, (ii) increasing loans receivable through the origination of adjustable-rate residential loans, (iii) limiting the price volatility of the investment portfolio by maintaining a weighted average maturity of less than five years, (iv) actively soliciting less rate-sensitive deposits, and (v) offering competitively priced money market accounts and CDs with maturities of up to five years. The degree to which each segment of the strategy is achieved will affect profitability and exposure to interest rate risk.
The Company continues to generate long-term, fixed-rate residential loans. During the year ended June 30, 2006, fixed rate residential loan originations totaled $21.3 million compared to $20.7 million during the same period of the prior year. At June 30, 2006, the fixed-rate residential loan portfolio totaled

|  15  |
NEXT PAGE

>    FINANCIAL REVIEW (continued)   <

$88.2 million with a weighted average maturity of 196 months compared to $84.3 million at June 30, 2005, with a weighted average maturity of 186 months. At June 30, 2006, fixed rate loans with remaining maturities in excess of 10 years totaled $74.1 million, or 26.4%, of loans receivable compared to $73.0 million, or 27.3%, of loans receivable at June 30, 2005. The Company originated $18.6 million in fixed rate commercial loans during the year ended June 30, 2006, compared to $25.4 million during the prior fiscal year. The Company also originated $61.2 million in adjustable rate commercial loans during the year ended June 30, 2006, compared to $65.4 million during the prior year. The Company originated $9.3 million in adjustable rate residential loans during the year ended June 30, 2006, compared to $10.6 million during the prior year. At June 30, 2006, home equity loans had decreased to $7.0 million as compared to $7.5 million as of June 30, 2005. Over the last several years, the Company has maintained a weighted average life of its investment portfolio of less than four years. At June 30, 2006, CDs with original terms of two years or more totaled $32.7 million compared to $36.3 million at June 30, 2005.

INTEREST RATE SENSITIVITY ANALYSIS
The following table sets forth as of June 30, 2006, and 2005, management's estimates of the projected changes in net portfolio value and net interest income in the event of 1%, 2% and 3%, instantaneous, permanent increases or decreases in market interest rates.	and deposit runoff. Further, the computations do not consider any reactions that the Bank may undertake in response to changes in interest rates. These projected changes should not be relied upon as indicative of actual results in any of the aforementioned interest rate changes.
       Management cannot accurately predict future interest rates or their effect on the Company's NPV and net interest income in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV and net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Additionally, most of Southern Missouri's loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES
       The table on the following page sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. These yields and costs are derived by dividing income or expense by the average month-end balance of assets or liabilities, respectively, for the years indicated. Nonaccrual loans are included in the net loan category.
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
June 30, 2006
	Net Portfolio			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
Change in Rates	(dollars in thousands)
+300 bp	$14,966	(15,129)	(50)	4.54	-4.15
+200 bp	20,409	(9,686)	(32)	6.08	-2.61
+100 bp	25,592	(4,503)	(15)	7.51	-1.18
0 bp	30,095	-	-	8.69
-100 bp	33,265	3,170	11	9.49	.80
-200 bp	35,080	4,985	17	9.91	1.22
-300 bp	36,172	6,077	20	10.13	1.44
June 30, 2005
	Net Portfolio			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
Change in Rates	(dollars in thousands)
+300 bp	$ 20,404	(11,753)	(37)	7.07	-2.81
+200 bp	25,210	(6,947)	(22)	8.20	-1.68
+100 bp	29,179	(2,978)	(9)	9.16	-.72
0 bp	32,157	-	-	9.88
-100 bp	34,079	1,922	6	10.35	.48
-200 bp	35,985	3,828	12	10.85	.97
-300 bp	37,013	4,856	15	11.10	1.22

Computations in the preceding table are based on prospective effects of hypothetical changes in interest rates and are based on an internally generated model using the actual maturity and repricing schedules for Southern Missouri's loans and deposits, adjusted by management's assumptions for prepayment rates

|  16  |
NEXT PAGE

>    FINANCIAL REVIEW (continued)   <

(dollars in thousands)
	2006			2005			2004
Year Ended June 30	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Mortgage loans (1)	$192,191	$12,781	6.65%	$181,368	$11,206	6.18%	$175,554	$10,910	6.21%
Other loans (1)	84,838	5,773	6.81	78,613	4,585	5.83	62,996	3,653	5.80
Total net loans	277,029	18,554	6.70	259,981	15,791	6.07	238,550	14,563	6.10
Mortgage-backed securities	15,648	596	3.81	19,521	720	3.69	21,865	604	2.76
Investment securities (2)	25,067	1,020	4.07	19,462	747	3.84	14,413	492	3.41
Other interest-earning assets	6,989	193	2.77	3,585	26	0.73	3,137	4 .14
TOTAL INTEREST-
EARNING ASSETS (1)	324,733	20,363	6.27	302,549	17,284	5.71	277,965	15,663	5.63
Other noninterest-earning assets (3)	21,281	-	-	22,000	-	-	16,702	37	-
TOTAL ASSETS	$346,014	$20,363	-	$324,549	$17,284	-	$294,667	$15,700	-
Interest-bearing liabilities:
Savings accounts	$70,704	$2,259	3.19	$68,640	$1,407	2.05	$56,825	$764	1.34
Now accounts	29,619	362	1.22	30,308	341	1.13	29,181	270.92
Money market accounts	11,333	206	1.82	14,867	206	1.38	19,244	230	1.19
Certificates of deposit	116,330	4,140	3.56	89,728	2,550	2.84	84,118	2,307	2.74
TOTAL INTEREST-
BEARING DEPOSITS	227,986	6,967	3.06	203,543	4,504	2.21	189,368	3,571	1.89
Borrowings:
Securities sold under
agreements to repurchase	10,420	400	3.84	8,847	186	2.11	6,341	73	1.15
FHLB advances	54,642	2,884	5.28	60,263	2,972	4.93	56,234	2,818	5.01
Junior subordinated debt	7,217	512	7.10	7,217	370	5.12	2,093	84	4.02
TOTAL INTEREST-
BEARING LIABILITIES	300,265	10,763	3.58	279,870	8,032	2.87	254,036	6,546	2.58
Noninterest-bearing
demand deposits	17,745	-	-	15,439	-	-	11,570	-	-
Other liabilities	2,286	-	-	2,678	-	-	3,057	-	-
TOTAL LIABILITIES	320,296	10,763	-	297,987	8,032	-	268,663	6,546	-
Stockholders' equity	25,718	-	-	26,562	-	-	26,004	-	-
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$346,014	$10,763	-	$324,549	$8,032	-	$294,667	$6,546	-
Net interest income		$9,600			$9,252			$9,154
Interest rate spread (4)			2.69%			2.84%			3.06%
Net interest margin (5)			2.96%			3.06%			3.28%
Ratio of average interest-earning
assets to average interest-
bearing liabilities	108.15%			108.10%			109.42%

(1)	Calculated net of deferred loan fees, loan discounts and loans-in-process. Nonaccrual loans are included in average loans.
(2)	Includes FHLB stock and related cash dividends.
(3)	Includes equity securities and related cash dividends.
(4)	Net interest spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net yield on average interest-earning assets represents net interest income divided by average interest-earning assets.

|  17  |
NEXT PAGE

>    FINANCIAL REVIEW (continued)   <

YIELDS EARNED AND RATES PAID

The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on the Company's assets, the weighted average interest rates paid on the Company's liabilities, together with the net yield on interest-earning assets.

	At June 30, 2006	For The Year Ended June 30,
		2006	2005	2004
Weighted-average yield on loan portfolio	7.14%	6.70%	6.07%	6.10%
Weighted-average yield on mortgage-backed securities	4.13	3.81	3.69	2.76
Weighted-average yield on investment securities (1)	4.25	4.07	3.84	3.41
Weighted-average yield on other interest-earning assets	1.71	2.77	.73	.14
Weighted-average yield on all interest-earning assets	6.71	6.27	5.71	5.63
Weighted-average rate paid on deposits	3.59	3.06	2.21	1.89
Weighted-average rate paid on securities sold under
agreements to repurchase	4.69	3.84	2.11	1.15
Weighted-average rate paid on FHLB advances	5.42	5.28	4.93	5.01
Weighted-average rate paid on subordinated debt	8.15	7.10	5.12	4.02
Weighted-average rate paid on all interest-bearing liabilities	4.03	3.58	2.87	2.58
Interest rate spread (spread between weighted average rate on
all interest-earning assets and all interest-bearing liabilities)	2.68	2.69	2.84	3.06
Net interest margin (net interest income as a percentage of
average interest-earning assets)	3.08	2.96	3.06	3.28

(1)	Includes Federal Home Loan Bank stock.

RATE/VOLUME ANALYSIS

The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate), (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) changes in rate/volume (change in rate multiplied by change in volume).
	Years Ended June 30, 2006 Compared to 2005 Increase (Decrease) Due to				Years Ended June 30, 2005 Compared to 2004 Increase (Decrease) Due to
(dollars in thousands)	Rate	Volume	Rate/ Volume	Net	Rate	Volume	Rate/ Volume	Net
Interest-earning assets:
Loans receivable (1)	1,622	1,030	111	2,763	(73)	1,308	(7)	1,228
Mortgage-backed securities	24	(143)	(5)	(124)	203	(65)	(22)	116
Investment securities (2)	45	214	14	273	25	185	9	219
Other interest-earning deposits	73	25	69	167	18	1	3	22
Total net change in income on
interest-earning assets	1,764	1,126	189	3,079	173	1,429	(17)	1,585
Interest-bearing liabilities:
Deposits	1,523	741	199	2,463	580	271	83	934
Securities sold under
agreements to repurchase	154	33	27	214	61	29	23	113
Subordinated debt	142	0	0	142	23	206	57	286
FHLB advances	210	(277)	(21)	(88)	(44)	202	(4)	154
Total net change in expense on
interest-bearing liabilities	2,029	497	205	2,731	620	708	159	1,487
Net change in net interest income	(265)	629	(16)	348	(447)	721	(176)	98

(1)	Does not include interest on loans placed on nonaccrual status.
(2)	Does not include dividends earned on equity securities.

|  18  |
NEXT PAGE

>    FINANCIAL REVIEW (continued)   <

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
       Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 2006, the Bank had outstanding commitments to extend credit of $40.6 million (including $34.3 million in unused lines of credit). Total commitments to originate fixed-rate loans with terms in excess of one year were $1.8 million at interest rates ranging from 6.95% to 10.75%. Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.
The primary sources of funding for the Company are deposits, securities sold under agreements to repurchase and FHLB advances. For the year ended June 30, 2006, Southern Missouri increased deposits and securities sold under agreements to repurchase by $33.4 million and $538,000, respectively,	while decreasing FHLB advances by $15.5 million. During the prior year, Southern Missouri increased deposits, FHLB advances and securities sold under agreements to repurchase by $12.7 million, $4.3 million and $2.3 million, respectively. At June 30, 2006, the Bank had additional borrowing capacity from the FHLB of $51.2 million as compared to $34.5 million at June 30, 2005. In addition to the $51.2 million, the Bank has the ability to pledge additional loan portfolios including commercial real estate, home equity and commercial business, which could provide additional borrowing capacity of approximately $69.7 million at June 30, 2006.
       Liquidity management is an ongoing responsibility of the Bank's management. The Bank adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and (iv) asset/liability management objectives.
At June 30, 2006, the Bank had $113.1 million in CDs maturing within one year and $143.8 million in other deposits and securities sold under agreements to repurchase without a specified maturity as compared to the prior year of $60.7 million in CDs maturing within one year and $134.5 million in other deposits and securities sold under agreements to repurchase. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities. Also at June 30, 2006, the Bank had $37.0 million in FHLB advances eligible for early redemption within one year.

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
At June 30, 2006, the Bank exceeded regulatory capital requirements with core and risk-based capital of $27.3 million and $29.4 million, or 7.9% and 11.7% of adjusted total assets and risk-weighted assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0% for adjusted total assets and risk-weighted assets. (See Note 12 - Stockholders' Equity and Regulatory Capital)	IMPACT OF INFLATION
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

KMT

KRAFT, MILES & TATUM, LLC
CERTIFIED PUBLIC ACCOUNTANTS

1650 WEST HARPER, POPLAR BLUFF, MISSOURI 63901-4196
(573) 785-6438
FAX (573) 785-0114

Board of Directors
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri

We have audited the accompanying consolidated statements of income, stockholders' equity, and cash flows of Southern Missouri Bancorp, Inc. and Subsidiary (Company) for the year ended June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated statements based on our audit.

We conducted our audit in accordance with Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated statements of income, stockholders' equity and cash flows referred to above present fairly, in all material respects, the results of the operations and cash flows of Southern Missouri Bancorp, Inc. and Subsidiary for the year ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

Kraft, Miles + Tatum, LLC

Poplar Bluff, Missouri
July 17, 2003

MEMBERS - AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
MISSOURI SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

|  20  |
NEXT PAGE

>    REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM    <

BKD LLP

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of
Directors and Stockholders
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri

We have audited the accompanying consolidated balance sheets of Southern Missouri Bancorp, Inc. as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows each of the three years in the period ended June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Southern Missouri Bancorp, Inc. as of June 30, 2006 and 2005, and the results of its operations and it cash flows for each of the three years in the period ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP

St. Louis, Missouri
July 13, 2006

501 N. Broadway, Suite 600 St. Louis, MO 63102-2102 314 231-5544 Fax 314 231-9731

bkd.com Beyond Your Numbers An independent member of Moores Rowland International

|  21  |
NEXT PAGE

>    CONSOLIDATED BALANCE SHEETS    <
JUNE 30, 2006 AND 2005
Southern Missouri Bancorp, Inc.

Assets	2006	2005
Cash and cash equivalents	$6,366,608	$3,886,961
Available for sale securities (Note 2)	38,401,508	34,700,408
Stock in FHLB of Des Moines	2,641,300	3,121,100
Loans, net of allowance for loan losses
of $2,058,144 and $2,016,514 at
June 30, 2006 and 2005, respectively (Note 3)	280,930,991	267,567,930
Accrued interest receivable	1,955,345	1,394,120
Premises and equipment, net (Note 4)	8,931,178	7,884,366
Bank owned life insurance - cash surrender value	6,735,355	6,485,757
Intangible assets, net	2,348,418	2,603,675
Prepaid expenses and other assets	2,373,025	2,715,311
TOTAL ASSETS	$350,683,728	$330,359,628

Liabilities and Stockholders' Equity
Deposits (Note 5)	$258,069,019	$ 224,665,697
Securities sold under agreements to repurchase (Note 6)	11,295,611	10,757,200
Advances from FHLB of Des Moines (Note 7)	46,000,000	61,500,000
Accounts payable and other liabilities	803,725	718,991
Accrued interest payable	744,146	497,241
Subordinated debt (Note 8)	7,217,000	7,217,000
TOTAL LIABILITIES	324,129,501	305,356,129

Commitments and contingencies (Note 13)	-	-

Preferred stock, $.01 par value; 500,000 shares
authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 4,000,000 shares
authorized; 2,957,226 shares issued	29,572	29,572
Additional paid-in capital	17,354,621	17,363,542
Retained earnings	22,511,880	20,531,752
Treasury stock of 720,895 shares in 2006 and 724,410
shares in 2005, at cost	(12,651,521)	(12,702,489)
Unearned employee benefits	-	(45,763)
Accumulated other comprehensive loss	(690,325)	(173,115)
TOTAL STOCKHOLDERS' EQUITY	26,554,227	25,003,499
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$350,683,728	$330,359,628
See accompanying notes to consolidated financial statements.

|  22  |
NEXT PAGE

>    CONSOLIDATED STATEMENTS OF INCOME    <
YEARS ENDED JUNE 30, 2006, 2005 AND 2004
Southern Missouri Bancorp, Inc.
Interest income:	2006	2005	2004
Loans	$18,554,139	$15,790,675	$14,563,974
Investment securities	1,020,140	747,378	527,664
Mortgage-backed securities	596,065	720,104	603,965
Other interest-earning assets	193,301	26,175	4,511
TOTAL INTEREST INCOME	20,363,645	17,284,332	15,700,114
Interest expense:
Deposits	6,966,798	4,504,594	3,570,700
Securities sold under agreements
to repurchase	400,097	186,224	72,968
Advances from FHLB of Des Moines	2,884,426	2,971,936	2,817,568
Subordinated debt	512,074	369,733	84,152
TOTAL INTEREST EXPENSE	10,763,395	8,032,487	6,545,388
NET INTEREST INCOME	9,600,250	9,251,845	9,154,726
Provision for loan losses (Note 3)	555,000	4,815,000	275,000
NET INCOME AFTER
PROVISION FOR LOAN LOSSES	9,045,250	4,436,845	8,879,726
Noninterest income:
Net gains (losses) on sales of
available for sale securities	-	351,508	(19,186)
Customer service charges	1,211,084	1,018,337	1,135,736
Loan late charges	119,762	147,704	121,932
Increase in cash surrender value
of bank owned life insurance	249,598	225,291	187,849
Other	563,047	570,640	448,935
TOTAL NONINTEREST INCOME	2,143,491	2,313,480	1,875,266
Noninterest expense:
Compensation and benefits	3,685,388	3,510,841	3,408,432
Occupancy and equipment	1,375,670	1,263,055	1,286,651
SAIF deposit insurance premium	30,583	30,282	30,251
Professional fees	173,685	276,587	178,922
Advertising	187,632	164,169	161,357
Postage and office supplies	294,888	254,440	261,120
Amortization of intangible assets	255,258	255,258	255,258
Other	1,024,826	973,334	863,100
TOTAL NONINTEREST EXPENSE	7,027,930	6,727,966	6,445,091
INCOME BEFORE INCOME TAXES	4,160,811	22,359	4,309,901
Income taxes (Note 10)
Current	1,673,184	9,000	1,448,000
Deferred	(296,539)	(90,900)	(21,000)
	1,376,645	(81,900)	1,427,000
NET INCOME	$2,784,166	$104,259	$2,882,901
Basic earnings per common share	$1.25	$0.05	$1.27
Diluted earnings per common share	$1.24	$0.05	$1.23
See accompanying notes to consolidated financial statements.

|  23  |
NEXT PAGE

>    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY    <
YEARS ENDED JUNE 30, 2006, 2005 AND 2004
Southern Missouri Bancorp, Inc.
	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unearned Employee Benefits	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
BALANCE AT JUNE 30, 2003	$18,032	$17,497,708	$19,175,369	$(11,538,218)	$(180,905)	$136,451	$25,108,437
Net income			2,882,901				2,882,901
Change in unrealized gain (loss)
on available for sale securities						(374,607)	(374,607)
TOTAL COMPREHENSIVE INCOME							2,508,294

Two for one stock split effective
in the form of 100% stock dividend	11,540	(11,540)					-
Purchases of treasury stock				(1,297,366)			(1,297,366)
Dividends paid ($.36 per share)			(821,584)				(821,584)
Release of ESOP awards		121,348			62,740		184,088
MRP expense					9,114		9,114
Tax benefit of MRP		2,250					2,250
Exercise of stock options		(322,667)		581,852			259,185
BALANCE AT JUNE 30, 2004	$29,572	$17,287,099	$21,236,686	$(12,253,732)	$(109,051)	$(238,156)	$25,952,418

Net income			104,259				104,259
Change in unrealized gain (loss)
on available for sale securities						65,041	65,041
TOTAL COMPREHENSIVE INCOME							169,300

Purchases of treasury stock				(585,884)			(585,884)
Dividends paid ($.36 per share)			(809,193)				(809,193)
Release of ESOP awards		132,638			59,140		191,778
MRP expense		11,083			4,148		15,231
Tax benefit of MRP		3,887					3,887
Exercise of stock options		(71,165)		137,127			65,962
BALANCE AT JUNE 30, 2005	$29,572	$17,363,542	$20,531,752	$(12,702,489)	$(45,763)	$(173,115)	$25,003,499
Net income			2,784,166				2,784,166
Change in unrealized gain (loss)
on available for sale securities						(517,210)	(517,210)
TOTAL COMPREHENSIVE INCOME							2,266,956
Reclassification of unearned
compensation in accordance with
adoption of SFAS No. 123R		(45,763)			45,763		-
Dividends paid ($.36 per share)			(804,038)				(804,038)
Release of ESOP awards		51,473					51,473
MRP expense		10,890					10,890
Tax benefit of MRP		2,599					2,599
Exercise of stock options		(28,120)		50,968			22,848
BALANCE AT JUNE 30, 2006	$29,572	$17,354,621	$22,511,880	$(12,651,521)	$ -	$(690,325)	$26,554,227
See accompanying notes to consolidated financial statements.

|  24  |
NEXT PAGE

>    CONSOLIDATED STATEMENTS OF CASH FLOWS   <
YEARS ENDED JUNE 30, 2006, 2005 AND 2004
Southern Missouri Bancorp, Inc.
Cash flows from operating activities:	2006	2005	2004
Net income	$2,784,166	$104,259	$2,882,901
Items not requiring (providing) cash:
Depreciation	642,449	535,433	654,859
SOP, MRP expense and ESOP expense	62,364	207,008	193,202
Net realized losses (gains) on sale
of available for sale securities	-	(351,508)	19,186
Loss on sale of foreclosed assets	29,938	14,977	32,273
Amortization of intangible assets	255,258	255,258	255,258
Increase in cash surrender value
of bank owned life insurance	(249,598)	(225,291)	(187,849)
Provision for loan losses	555,000	4,815,000	275,000
Amortization of premiums and discounts on securities	36,598	81,630	450,317
Deferred income taxes	(296,539)	(90,900)	(21,000)
Changes in:
Accrued interest receivable	(561,225)	(73,453)	(86,991)
Prepaid expenses and other assets	(52,073)	(1,891,167)	31,295
Accounts payable and other liabilities	1,194,227	177,620	44,853
Accrued interest payable	246,905	161,218	(57,818)
NET CASH PROVIDED BY OPERATING ACTIVITIES	4,647,470	3,720,084	4,485,486

Cash flows from investing activities:
Net increase in loans	(14,094,508)	(23,995,293)	(25,809,510)
Proceeds from sales of
available for sale securities	-	7,017,287	2,932,500
Proceeds from maturities of
available for sale securities	5,007,756	8,907,916	24,157,837
Purchases of available for
sale securities	(9,566,422)	(10,046,587)	(37,357,504)
Sale (purchase) of Federal Home Loan Bank stock	479,800	49,900	(496,000)
Purchase of premises and equipment	(1,689,261)	(310,422)	(520,980)
Purchase of land	-	(5,537,842)	-
Proceeds from sale of land	-	3,497,971
Purchase of bank owned life insurance	-	(2,000,000)	-
Purchase of investment in statutory trust	-	-	(217,000)
Proceeds from sale of foreclosed real estate	34,269	64,355	42,352
NET CASH USED IN INVESTING ACTIVITIES	$(19,828,366)	$(22,352,715)	$(37,268,305)
See accompanying notes to consolidated financial statements.

|  25  |
NEXT PAGE

>    CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)   <
YEARS ENDED JUNE 30, 2006, 2005 AND 2004
Southern Missouri Bancorp, Inc.
Cash flows from financing activities:	2006	2005	2004
Net increase (decrease) in demand
deposits and savings accounts	$7,741,339	$(4,627,461)	$21,134,872
Net (decrease)increase in
certificates of deposit	25,661,983	17,334,562	(3,708,230)
Net increase in securities sold under
agreements to repurchase	538,411	4,309,381	1,213,427
Proceeds from Federal Home Loan Bank advances	36,250,000	83,050,000	121,900,000
Repayments of Federal Home Loan Bank advances	(51,750,000)	(80,800,000)	(116,150,000)
Proceeds from issuance of subordinated debt	-	-	7,217,000
Dividends paid on common stock	(804,038)	(809,193)	(821,584)
Exercise of stock options	22,848	65,962	259,185
Purchases of treasury stock	-	(585,884)	(1,297,366)
NET CASH PROVIDED BY FINANCING ACTIVITIES	17,660,543	17,937,367	29,747,304
Increase (Decrease) in cash and cash equivalents	2,479,647	(695,264)	(3,035,515)
Cash and cash equivalents at beginning of year	3,886,961	4,582,225	7,617,740
CASH AND CASH EQUIVALENTS AT END OF YEAR	$6,366,608	$3,886,961	$4,582,225
Supplemental disclosures of cash flow information:
Noncash investing and financing activities
Conversion of loans to foreclosed real estate	$221,447	$4,000	$94,500
Conversion of foreclosed real estate to loans	45,000	-	74,625
Cash paid during the period for
Interest (net of interest credited)	4,602,987	3,871,180	3,731,297
Income taxes	1,090,000	1,204,884	1,280,000
See accompanying notes to consolidated financial statements.

|  26  |
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

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents includes cash due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest-bearing deposits in other depository institutions were $3,907,302 and $1,437,518 at June 30, 2006 and 2005, respectively.
              Available for Sale Securities. Available for sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future are carried at fair value. Unrealized gains and losses, net of tax, are reported in accumulated other comprehensive loss, a component of stockholders' equity. All securities have been classified as available for sale.
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

Intangible Assets. The Bank adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, effective July 1, 2002. Intangible assets acquired through the purchase of branches were excluded from the scope of SFAS No. 142. In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions. SFAS No. 147 clarified that the carrying amount of an unidentified intangible asset continue to be amortized. The Bank's gross amount of this intangible asset at June 30, 2006 and 2005 was $3,837,416 and $3,837,416, respectively, with accumulated amortization of $1,488,998 and $1,233,741, respectively. The intangible asset is being amortized over 15 years with amortization expense over the next five years expected to be $255,258 per year.	Income Taxes. The Company and its subsidiary file consolidated income tax returns. Deferred assets and liabilities are recognized for the tax effects of differences between the financial reporting bases and income tax bases of the Company's assets and liabilities.

              Incentive Plans. The Company accounts for its management and recognition plan (MRP) in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share-Based Payment". The aggregate purchase price of all shares owned by the incentive plan is reflected as a reduction of stockholder's equity. Compensation expense is based on the market price of the Company's stock on the date the shares are granted and is recorded over the vesting period. The difference between the aggregate purchase price and the fair value on the date the shares are considered earned is recorded as an adjustment to additional paid in capital.

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

Stock Options. In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share-Based Payment," which requires the compensation costs related to share-based payment transactions to be recognized in financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity instruments issued. Compensation cost will be recognized over the vesting period during which an employee provides service in exchange for the award. SFAS No. 123R was adopted during the first quarter of fiscal 2006 for the Company primarily due to the transition from a small business filer to a full filer; stock-based compensation will be recognized for all stock options granted or modified after July 1, 2005. In addition, stock options not vested on July 1, 2005, will be recognized in expense over the remaining vesting period. Because of the July 1, 2005, adoption of SFAS No. 123R, the table on the following page only shows pro forma compensation expense for fiscal years 2004 and 2005. In the table, net income and earnings per share are displayed as if the Company had applied the fair value recognition provisions of SFAS No. 123R.

|  28  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.
	June 30
	2005	2004
Net income as reported	$104,259	$2,882,900
Add: Stock-based employee compensation
expense included in reported income,
net of related tax effects	207,008	193,202
Deduct: Total stock-based employee
compensation expense determined under
fair-value-based method for all awards,
net of related tax effects	(243,469)	(203,702)
Pro forma net income	$67,798	$2,872,400
Earnings per share
Basic as reported	$ .05	$ 1.27
Basic pro forma	.03	1.26
Diluted as reported	.05	1.23
Diluted pro forma	.03	1.23

              Employee Stock Ownership Plan. The Company accounts for its employee stock ownership plan (ESOP) in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6.
              As of June 30, 2005, the ESOP shares were fully distributed and the Bank began purchasing additional shares under the ESOP plan.

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

              Treasury Stock. Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

Reclassification. Certain amounts included in the 2005 and 2004 consolidated financial statements have been reclassified to conform to the 2006 presentation. These reclassifications had no effect on net income.	The following paragraphs summarize the impact of new accounting pronouncements:
In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109, which provides guidance on the measurement, recognition, and disclosure of tax positions taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure. FIN 48 prescribes that a tax position should only be recognized if it is more-likely-than-not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this threshold is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The cumulative effect of applying the provisions of FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact, if any, that the adoption of this Interpretation will have on its financial statements.

|  29  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.
NOTE 2: Securities The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of securities available for sale consisted of the following:

	June 30, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment securities:
U.S. government and Federal
agency obligations	$20,672,506	$ -	$(508,951)	$20,163,555
Obligations of states and
political subdivisions	851,758	10,635	(12,371)	850,022
FNMA preferred stock	1,000,000	-	-	1,000,000
Other securities	1,950,000	-	(2,344)	1,947,656
TOTAL INVESTMENT SECURITIES	24,474,264	10,635	(523,666)	23,961,233

Mortgage-backed securities:
FHLMC certificates	1,853,852	580	(83,299)	1,771,133
GNMA certificates	193,545	-	(1,385)	192,160
FNMA certificates	5,624,398	920	(290,070)	5,335,248
CMOs issued by government agencies	7,351,232	-	(209,498)	7,141,734
TOTAL MORTGAGE-BACKED SECURITIES	15,023,027	1,500	(584,252)	14,440,275
TOTAL	$39,497,291	$12,135	$(1,107,918)	$38,401,508

	June 30, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment securities:
U.S. government and Federal
agency obligations	$14,482,985	$19,300	$(128,981)	$14,373,304
Obligations of states and
political subdivisions	1,582,148	26,538	(8,493)	1,600,193
FNMA preferred stock	1,000,000	-	(16,000)	984,000
Other securities	500,000	-	-	500,000
TOTAL INVESTMENT SECURITIES	17,565,133	45,838	(153,474)	17,457,497

Mortgage-backed securities:
FHLMC certificates	2,705,260	8,003	(40,361)	2,672,902
GNMA certificates	258,626	711	(735)	258,602
FNMA certificates	7,127,202	22,506	(83,421)	7,066,287
CMOs issued by government agencies	7,319,003	895	(74,778)	7,245,120
TOTAL MORTGAGE-BACKED SECURITIES	17,410,091	32,115	(199,295)	17,242,911
TOTAL	$34,975,224	$77,953	$(352,769)	$34,700,408

|  30  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.
The amortized cost and estimated fair value of investment and mortgage-backed securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2006
Available for Sale	Amortized Cost	Estimated Fair Value
Within one year	$1,790,000	$1,787,299
One to five years	21,184,264	20,676,278
After 10 years	1,500,000	1,497,656
Total investment securities	24,474,264	23,961,233
Mortgage-backed securities	15,023,027	14,440,275
TOTAL	$39,497,291	$38,401,508

              The carrying value of investment and mortgage-backed securities pledged as collateral to secure public deposits and securities sold under agreements to repurchase amounted to $28,395,994 and $28,055,922 at June 30, 2006 and 2005, respectively.
Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2006 was $35 million, which is	approximately 91.1% of the Bank's available for sale investment portfolio, as compared to $29 million or approximately 83.8% of the Bank's available for sale investment portfolio at June 30, 2005. These declines primarily resulted from recent increases in market interest rates.
Adjustable rate mortgage loans included in mortgage-backed securities at June 30, 2006 and 2005 amounted to $684,662 and $1,272,829, respectively.

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
The following tables show our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2006 and 2005.

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
For the year ended June 30, 2006
U.S. Treasury	$ -	$ -	$504,532	$12,119	$504,532	$12,119
U.S. government agencies	7,776,078	165,814	11,882,946	331,018	19,659,024	496,832
Mortgage-backed securities	2,434,689	39,379	11,296,394	544,873	13,731,083	584,252
Other securities	497,656	2,344	591,007	12,371	1,088,663	14,715
Total temporarily impaired securities	$10,708,423	$207,537	$24,274,879	$900,381	$34,983,302	$1,107,908

|  31  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.
	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
For the year ended June 30, 2005
U.S. Treasury	$525,156	$6,318	$ -	$ -	$525,156	$6,318
U.S. government agencies	8,003,857	48,180	2,925,516	74,483	10,929,373	122,663
Mortgage-backed securities	10,971,366	96,196	4,742,866	103,099	15,714,232	199,295
FNMA preferred stock	984,000	16,000	-	-	984,000	16,000
Other securities	925,952	8,493	-	-	925,952	8,493
Total temporarily impaired securities	$21,410,331	$175,187	$7,668,382	$177,582	$29,078,713	$352,769

NOTE 3: Loans
              Loans are summarized as follows:

	June 30
	2006	2005
Real estate loans:
Conventional	$127,205,201	$125,775,000
Construction	10,868,078	8,557,307
Commercial	65,373,576	58,143,981
Consumer loans	20,105,818	21,413,427
Commercial	65,108,884	59,284,196
	288,661,557	273,173,911
Loans in process	(5,737,933)	(3,626,953)
Deferred loan fees, net	65,511	37,486
Allowance for loan losses	(2,058,144)	(2,016,514)
TOTAL	$280,930,991	$267,567,930

              Adjustable rate loans included in the loan portfolio amounted to $126,484,100 and $126,308,061 at June 30, 2006 and 2005, respectively.
One-to four-family residential real estate loans amounted to $126,349,770 and $125,033,542 at June 30, 2006 and 2005, respectively.	Real estate construction loans are secured principally by single and multi-family dwelling units.
Commercial real estate loans are secured principally by commercial buildings, motels, medical centers, churches, fast food restaurants and farmland.

|  32  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.

              Following is a summary of activity in the allowance for loan losses:

	June 30
	2006	2005	2004
Balance, beginning of period	$2,016,514	$1,978,491	$1,835,705
Loans charged-off	(577,938)	(4,821,112)	(158,557)
Recoveries of loans previously charged-off	64,568	44,135	26,343
Net charge-offs	(513,370)	(4,776,977)	(132,214)
Provision charged to expense	555,000	4,815,000	275,000
Balance, end of period	$2,058,144	$2,016,514	$1,978,491

              Total loans past due ninety days or more and still accruing interest amounted to $2,000 and $143,000, at June 30, 2006 and 2005, respectively. The Company had ceased recognition of interest income on loans with a book value of $51,000 and $428,000, at June 30, 2006 and 2005, respectively. The average balance of nonaccrual loans for the years ended June 30, 2006 and 2005 was $272,000 and $717,000, respectively. Allowance for losses on nonaccrual loans amounted to $0 and $6,000, at June 30, 2006 and 2005. Interest income of approximately $9,000 and $8,000, was recognized on these loans for the years ended June 30, 2006 and 2005, respectively. Gross interest income would have been approximately $11,000 and $146,000 for the years ended June 30, 2006 and 2005, respectively, if the interest payments had been received in accordance with the original terms. The Company is not committed to lend additional funds to customers whose loans have been placed on nonaccrual status.
Of the above nonaccrual loans at June 30, 2006 and 2005, none were considered to be impaired. There were no impaired loans during the years ended June 30, 2006 and 2005.	Following is a summary of loans to directors, executive officers and loans to corporations in which executive officers and directors have a substantial interest:
	Balance, June 30, 2005	$6,182,383
	Additions	8,406,879
	Repayments	(7,720,920)
	Balance, June 30, 2006	$6,868,342
	These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

|  33  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.
NOTE 4: Premises and Equipment
              Following is a summary of premises and equipment:

	June 30
	2006	2005
Land	$3,328,783	$3,256,273
Buildings and improvements	5,857,147	4,851,199
Furniture, fixtures and equipment	4,274,139	3,640,409
Automobiles	48,376	31,388
	13,508,445	11,779,269
Less accumulated depreciation	(4,577,267)	(3,894,903)
TOTAL	$8,931,178	$7,884,366

|  34  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.

NOTE 5: Deposits
              Deposits are summarized as follows:
	June 30
	2006	2005
Noninterest-bearing accounts	$18,710,087	$15,658,008
NOW accounts	31,037,038	28,970,548
Money market deposit accounts	8,907,715	14,559,584
Savings accounts	73,824,996	65,550,357
TOTAL TRANSACTION ACCOUNTS	$132,479,836	$124,738,497

Certificates:
0.00 - 0.99%	-	-
1.00 - 1.99%	-	9,291,207
2.00 - 2.99%	9,474,913	40,481,477
3.00 - 3.99%	56,044,666	36,305,933
4.00 - 4.99%	49,634,850	10,600,253
5.00 - 5.99%	10,434,754	3,035,626
6.00 - 6.99%	-	212,704
Total certificates, 3.09%
and 2.69%, respectively	125,589,183	99,927,200
TOTAL DEPOSITS	$258,069,019	$224,665,697

              The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $47,509,029 and $33,723,245 at June 30, 2006 and 2005, respectively.

              Certificate maturities at June 30, 2006 are summarized as follows:

July 1, 2006 to June 30, 2007	$113,100,542
July 1, 2007 to June 30, 2008	7,491,816
July 1, 2008 to June 30, 2009	2,673,955
July 1, 2009 to June 30, 2010	1,936,437
July 1, 2010 to June 30, 2011	382,433
Thereafter	4,000
TOTAL	$125,589,183

|  35  |
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

	June 30
	2006	2005
Year-end balance	$11,295,611	$10,757,200
Average balance during the year	10,420,045	8,846,482
Maximum month-end balance during the year	12,588,949	13,230,961
Average interest during the year	3.84%	2.11%
Year-end interest rate	4.69%	2.75%

              The market value of the securities underlying the agreements at June 30, 2006 and 2005, was $12,469,129 and $12,005,329, respectively. The securities sold under agreements to repurchase are under the Company's control.

NOTE 7: Advances from Federal Home Loan Bank
              Advances from Federal Home Loan Bank are summarized as follows:

Maturity	Call Date or Quarterly Thereafter	Interest Rate	June 30
			2006	2005
Overnight borrowings	-	3.62%	$ -	$9,500,000
06-19-06	-	4.33%	-	1,000,000
09-08-06	-	5.00%	-	5,000,000
12-18-06	-	3.01%	2,000,000	2,000,000
01-08-07	-	2.65%	2,000,000	2,000,000
06-11-07	-	4.89%	1,000,000	1,000,000
06-19-07	-	4.63%	1,000,000	1,000,000
08-30-07	-	3.91%	1,000,000	1,000,000
10-17-07	-	4.84%	2,000,000	2,000,000
02-06-08	08-06-03	5.17%	3,000,000	3,000,000
10-26-09	09-01-03	5.50%	10,000,000	10,000,000
01-20-10	07-20-03	5.77%	5,000,000	5,000,000
10-27-10	10-27-03	5.86%	9,000,000	9,000,000
12-09-10	12-09-05	5.93%	10,000,000	10,000,000
TOTAL			$46,000,000	$61,500,000
Weighted-average rate			5.34%	5.03%

              In addition to the above advances, the Bank had an available line of credit amounting to $51,211,125 and $32,291,000, with FHLB at June 30, 2006 and 2005, respectively.
Advances from FHLB of Des Moines are secured by FHLB stock and one-to four-family mortgage loans of $55,200,000 and $73,800,000 at June 30, 2006 and 2005, respectively. The principal maturities of FHLB advances at June 30, 2006, are at right:	FHLB Advance Maturities
	July 1, 2006 to June 30, 2007	$6,000,000
	July 1, 2007 to June 30, 2008	6,000,000
	July 1, 2008 to June 30, 2009	-
	July 1, 2009 to June 30, 2010	15,000,000
	July 1, 2010 to June 30, 2011	19,000,000
	TOTAL	$46,000,000

|  36  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.
NOTE 8: Subordinated Debt
Southern Missouri Statutory Trust I issued $7.0 million of Floating Rate Capital Securities (the "Trust Preferred Securities") with a liquidation value of $1,000 per share in March 2004. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on LIBOR. At June 30, 2006, the current rate was 8.15%. The securities represent undivided beneficial interests in the trust, which was established by Southern Missouri for the purpose of issuing the securities. The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended (the "Act") and have not been registered under the Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Southern Missouri Statutory Trust I used the proceeds from the sale of the Trust Preferred Securities to purchase Junior Subordinated Debentures of Southern Missouri Bancorp. Southern Missouri Bancorp, Inc. used its net proceeds for working capital and investment in its subsidiaries.

NOTE 9: Employee Benefits
              401(k). The Bank has a 401(k) profit sharing plan that covers substantially all eligible employees. Contributions to the plan are at the discretion of the Board of Directors of the Bank. During 2006, 2005, and 2004, there were no contributions made to the plan.

              Employee Stock Ownership Plan (ESOP). The Bank established a tax-qualified ESOP in April 1994. The plan covers substantially all employees who have attained the age of 21 and completed one year of service.
              Benefits are vested over five years. Forfeitures are allocated on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation of service. The Bank makes discretionary contributions to the ESOP. The ESOP expense for 2006, 2005, and 2004 was $180,000, $191,777 and $184,088, respectively.

The number of ESOP shares at June 30, 2006 and 2005 were as follows:
directors, officers and key employees of the Bank. In October 1999, the stockholders voted to increase the number of shares reserved for options by 67,932 shares. The stock options were granted at the fair market value of the common stock on the date of the grant. Through June 30, 1999, all options granted were 100% vested at the grant date. For shares granted after June 30, 1999, the vesting period ranged from the grant date up to a five year period. All options expire ten years from the date of the grant. The 1994 stock option plan expired in April 2004. In October 2003, a new stock option and incentive plan was adopted ("2003 Plan"). Under the 2003 plan, the Company has granted 72,500 options to employees and directors.
              In December, 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123R, "Share-Based Payment" (SFAS 123R). SFAS 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options and restricted stock, based on the fair value of those awards at the date of grant, and eliminates the choice to account for employee stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), which is how the Company previously accounted for its stock options. The Company adopted SFAS 123R effective July 1, 2005. As a result of adopting SFAS 123R, incremental stock-based compensation expense recognized during fiscal 2006 was $53,106.
			As of June 30, 2006, there was $157,151 in remaining unrecognized compensation expense related to nonvested stock options, which will be recognized over the remaining weighted average vesting period of 3.14 years. The aggregate intrinsic value of stock options outstanding at June 30, 2006, was $425,980. The aggregate intrinsic value of stock options exercisable at June 30, 2006, was $524,793. A summary of the status of the Company's nonvested shares as of June 30, 2006, and changes during the year ended June 30, 2006, is presented below:
	2006	2005
Allocated shares	139,131	136,728
Unreleased shares	-	-
TOTAL ESOP SHARES	139,131	136,728

              Management Recognition Plan (MRP). The Bank adopted an MRP for the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors) in April 1994. During 2004, the Bank granted 5,000 MRP shares to employees. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. During 2006, 800 MRP shares vested, which had been awarded in 2004. Compensation expense, in the amount of the fair market value of the common stock at the date of grant, will be recognized pro-rata over the five years during which the shares are payable.
              The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 2006, 2005, and 2004 was $10,890, $15,231, and $9,114, respectively.

Stock Option Plan. The Company adopted a stock option plan in April 1994. The purpose of the plan was to provide additional incentive to certain
				Share	Weighted- Average Grant- Date Fair Value
			Nonvested, beginning of year	63,800	$3.67
			Granted	5,000	3.43
			Vested	(13,200)	3.67
			Forfeited	(9,500)	3.71
			Nonvested, end of year	46,100	$ 3.64

|  37  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.

              Changes in options outstanding were as follows:

	Year Ended June 30,
	2006		2005		2004
	Weighted Average Price	Number	Weighted Average Price	Number	Weighted Average Price	Number
Outstanding at beginning of year	$10.70	188,515	$10.24	186,972	$7.20	162,406
Granted	14.26	5,000	15.30	15,000	15.23	66,000
Exercised	6.50	(3,515)	6.97	(9,457)	6.26	(41,434)
Forfeited	15.23	(9,500)	15.23	(4,000)	-	-
Outstanding at year-end	$10.64	180,500	$10.70	188,515	$10.24	186,972
Options exercisable at year-end	$9.10	134,400	$8.37	123,915	$7.51	116,972

The following is a summary of the assumptions used by the Black-Scholes pricing model in determining the fair values of options granted during fiscal years 2006, 2005, and 2004:

	2006	2005	2004
Assumptions:
Expected dividend yield	2.52%	2.35%	2.36%
Expected volatility	18.89%	18.74%	18.93%
Risk-free interest rate	3.98%	3.31%	3.87%
Weighted-average expected life	5 years	5 years	5 years
Weighted-average fair value of
options granted during the year	$3.43	$3.55	$ 3.71

The following table summarizes information about stock options under the plan outstanding at June 30, 2006:

Exercise Price	Number Outstanding	Options Outstanding		Options Exercisable
		Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$6.5000	18,000	46.4 mo.	$6.5000	18,000	$6.5000
6.7500	60,000	38.0 mo.	6.7500	60,000	6.7500
9.9375	30,000	19.1 mo.	9.9375	30,000	9.9375
15.2300	52,500	94.7 mo.	15.2300	23,400	15.2300
15.3000	15,000	99.7 mo.	15.3000	3,000	15.3000
14.2600	5,000	110.5 mo.	14.2600	-	14.2600

|  38  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.

NOTE 10: Income Taxes The components of net deferred tax assets (liabilities) are summarized as follows:

	2006	2005
Deferred tax assets:
Provision for losses on loans	$792,385	$776,743
Unrealized loss of available for sale securities	405,429	101,701
Accrued compensation and benefits	140,185	133,936
Other	56,810	101,346
Total deferred tax assets	1,394,809	1,113,726

Deferred tax liabilities:
FHLB stock dividends	188,612	188,612
Purchase accounting adjustments	60,175	52,832
Depreciation	319,593	342,392
Total deferred tax liabilities	568,380	583,836
NET DEFERRED TAX ASSETS	$826,429	$529,890

              The provision for income taxes includes these components:

	Year Ended June 30,
	2006	2005	2004
Current:
Federal	$1,476,418	$9,000	$1,448,000
State	196,766	-	-
	1,673,184	9,000	1,448,000
Deferred:
Federal	(261,666)	(81,900)	(19,000)
State	(34,873)	(9,000)	(2,000)
	(296,539)	(90,900)	(21,000)
TOTAL	$1,376,645	$(81,900)	$1,427,000

|  39  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.

A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

	Year Ended June 30,
	2006	2005	2004
Tax at statutory Federal rate	$1,414,675	$7,602	$1,457,423
Increase (reduction) in taxes
resulting from:
Nontaxable municipal income	(17,879)	(20,695)	(27,275)
State tax, net of Federal benefit	106,194	(12,138)	-
Nondeductible ESOP expenses	-	45,097	39,218
Cash surrender value of bank
owned life insurance	(84,863)	(76,599)	(63,869)
Other, net	(41,482)	(25,167)	21,503
ACTUAL PROVISION	$1,376,645	$(81,900)	$1,427,000

NOTE 11: Other Comprehensive Income (Loss) Other comprehensive income (loss) components are as follows:

	Year Ended June 30,
	2006	2005	2004
Unrealized gains (losses) on
available for sale securities:
Unrealized holding gains (losses)
arising during period	$(820,968)	$454,748	$(613,831)
Less: reclassification
adjustments for (gains) losses
realized in net income	-	(351,508)	19,186
Total unrealized gains (losses)
on securities	(820,968)	103,240	(594,645)
Income tax (expense) benefit	303,758	(38,199)	220,038
Other comprehensive income (loss)	$(517,210)	$65,041	$(374,607)

|  40  |
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
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 2006, that the Bank meets all capital adequacy requirements to which it is subject.
              As of June 30, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's only significant activity is ownership of the Bank, and, therefore, its capital, capital ratios, and minimum required levels of capital are materially the same as the Bank's.
The following table summarizes the Bank's actual and required regulatory capital:

(dollars in thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of June 30, 2006	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$29,372	11.73%	$20,035	>8.00%	$25,044	10.0%
Tier I Capital (to Risk-Weighted Assets)	27,314	10.91%	10,018	>4.00%	15,026	6.0%
Tier I Capital (to Average Assets)	27,314	7.92%	13,794	>4.00%	17,242	5.0%

As of June 30, 2005
Total Capital (to Risk-Weighted Assets)	26,958	11.46%	18,825	>8.00%	23,531	10.0%
Tier I Capital (to Risk-Weighted Assets)	24,942	10.60%	9,412	>4.00%	14,119	6.0%
Tier I Capital (to Average Assets)	24,942	7.76%	12,849	>4.00%	16,061	5.0%

              The Bank's ability to pay dividends on its common stock to the Company is restricted to maintain adequate capital as shown in the table above.

|  41  |
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
              The Bank had total outstanding standby letters of credit amounting to $1,270,000 and $947,000 at June 30, 2006 and 2005, respectively, with terms ranging from 12 to 24 months. At June 30, 2006, the Bank's deferred revenue under standby letters of credit agreements was nominal.

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
              The Company had $39.3 million in commitments to extend credit at June 30, 2006, and $28.3 million at June 30, 2005.
              At June 30, 2006, total commitments to originate fixed-rate loans with terms in excess of one year were $1.8 million at interest rates ranging from 6.95% to 10.75%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company's policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the statements of financial condition. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.
The Company grants collateralized commercial, real estate, and consumer loans to customers in Southeast Missouri. Although the Company has a diversified portfolio, loans aggregating $127,205,000 at June 30, 2006, are secured by single and multi-family residential real estate in the Company's primary lending area.

|  42  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.
NOTE 14: Earnings Per Share The following table sets forth the computations of basic and diluted earnings per common share:

	Year Ended June 30,
	2006	2005	2004
Net income	$2,784,166	$104,259	$2,882,901
Denominator for basic earnings
per share -
Weighted-average shares
outstanding	2,224,409	2,225,493	2,277,757
Effect of dilutive securities
Stock options	27,852	64,255	57,543
Denominator for diluted
earnings per share	2,252,261	2,289,748	2,335,300
Basic earnings per common share	$1.25	$.05	$1.27
Diluted earnings per common share	$1.24	$.05	$1.23

|  43  |
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

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)		(in thousands)
Financial Assets
Cash and cash equivalents	$6,367	$6,367	$3,887	$3,887
Investment and mortgage-
backed securities
available for sale	38,402	38,402	34,700	34,700
Stock in FHLB	2,641	2,641	3,121	3,121
Loans receivable, net	280,931	280,784	267,568	269,658
Bank owned life insurance	6,735	6,735	6,486	6,486
Accrued interest receivable	1,955	1,955	1,394	1,394
Financial Liabilities
Deposits	258,069	256,772	224,666	221,211
Securities sold under
agreements to repurchase	11,296	11,296	10,757	10,757
Advances from FHLB	46,000	46,499	61,500	64,252
Subordinated Debt	7,217	7,217	7,217	7,217
Accrued interest payable	744	744	497	497
Unrecognized financial instruments
(net of contract amount)
Letters of Credit	-	-	-	-
Lines of Credit	-	-	-	-

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

	June 30
Condensed Balance Sheets	2006	2005

Assets

Cash and cash equivalents	$1,043,992	$2,535,054
Premise and equipment	2,079,658	2,010,331
Other assets	1,745,972	403,694
Investment in common stock of Bank	28,970,952	27,390,159
TOTAL ASSETS	$33,840,574	$32,339,238

Liabilities and Stockholders' Equity

Accrued expenses and other liabilities	$69,347	$118,739
Subordinated debt	7,217,000	7,217,000
TOTAL LIABILITIES	7,286,347	7,335,739

Stockholders' equity	26,554,227	25,003,499
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$33,840,574	$32,339,238

	Year Ended June 30
Condensed Statements of Income	2006	2005	2004
Interest income	$85,272	$96,653	$82,178
Interest expense	512,074	369,733	84,152
Net interest income	(426,802)	(273,080)	(1,974)
Dividends from Bank	1,200,000	1,200,000	1,100,000
Gain on sales of securities	-	351,508	-
Operating expenses	301,372	272,643	349,245
Income before income taxes and
equity in undistributed income
of the Bank	471,826	1,005,785	748,781
Income tax benefit	279,300	79,900	128,000
Income before equity in undistributed
income of the Bank	751,126	1,085,685	876,781
Equity in undistributed (loss) income
of the Bank	2,033,040	(981,426)	2,006,120
NET INCOME	$2,784,166	$104,259	$2,882,901

|  45  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.
	Year Ended June 30
Condensed Statements	2006	2005	2004
Cash flows from operating activities:
Net income	$2,784,166	$104,259	$2,882,901
Changes in:
Equity in undistributed income
of the Bank	(2,033,040)	981,426	(2,006,120)
Other adjustments, net	58,329	37,355	(22,635)
NET CASH PROVIDED BY
OPERATING ACTIVITIES	809,455	1,123,040	854,146
Cash flows from investing activities:
Principal collected on loan to ESOP	-	70,566	72,874
Purchase of available for sale securities (1,450,000) (1,099,000) (5,573,272)
Investment in real estate	(69,327)	(5,537,842)	-
Sale of investment real estate	-	3,497,971	-
Depreciation	-	39,916	-
Proceeds from sales available for sale
securities	-	6,668,949	-
Capital contributed to Bank	-	(2,000,000)	-
Investment in statutory trust	-	-	(217,000)
Proceeds from sales of other assets	-	-	-
NET CASH PROVIDED BY OR (USED IN)
INVESTING ACTIVITIES	(1,519,327)	1,640,560	(5,717,398)
Cash flows from financing activities:
Proceeds from issuance of
subordinated debt	-	-	7,217,000
Dividends on common stock	(804,038)	(809,193)	(821,584)
Exercise of stock options	22,848	65,962	259,185
Payments to acquire treasury stock	-	(585,884)	(1,297,366)
NET CASH (USED IN) OR PROVIDED BY
FINANCING ACTIVITIES	(781,190)	(1,329,115)	5,357,235
Net increase (decrease) in cash and
cash equivalents	(1,491,062)	1,434,485	493,983
Cash and cash equivalents at beginning
of year	2,535,054	1,100,569	606,586
CASH AND CASH EQUIVALETNS
AT END OF YEAR	$1,043,992	$2,535,054	$1,100,569

|  46  |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)   <

Southern Missouri Bancorp, Inc.

NOTE 17: Quarterly Financial Data (Unaudited)
              Quarterly operating data is summarized as follows (in thousands):

	June 30, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$4,750	$5,016	$5,187	$5,410
Interest expense	2,401	2,690	2,782	2,890
Net interest income	2,349	2,326	2,405	2,520
Provision for loan losses	120	85	80	270
Noninterest income	540	533	505	566
Noninterest expense	1,732	1,729	1,833	1,734
Income before income taxes	1,037	1,045	997	1,082
Income tax expense	356	366	352	303
NET INCOME	$681	$679	$645	$779

	June 30, 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$4,171	$4,312	$4,325	$4,476
Interest expense	1,848	1,928	2,050	2,206
Net interest income	2,323	2,384	2,275	2,270
Provision for loan losses	150	95	2,610	1,960
Noninterest income	691	764	322	536
Noninterest expense	1,643	1,605	1,664	1,816
Income (loss) before income taxes	1,221	1,448	(1,677)	(970)
Income tax expense (benefit)	428	574	(701)	(383)
NET INCOME (LOSS)	$793	$874	$(976)	$(587)

	June 30, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$3,795	$3,935	$3,950	$4,020
Interest expense	1,608	1,592	1,620	1,725
Net interest income	2,187	2,343	2,330	2,295
Provision for loan losses	30	85	60	100
Noninterest income	451	488	480	456
Noninterest expense	1,526	1,598	1,670	1,651
Income before income taxes	1,082	1,148	1,080	1,000
Income tax expense	390	413	377	247
NET INCOME	$692	$735	$703	$753

|  47  |
NEXT PAGE

>    CORPORATE INFORMATION    <

CORPORATE HEADQUARTERS 531 Vine Street Poplar Bluff, Missouri 63901 COMPANY WEBSITE www.smbtonline.com SPECIAL COUNSEL Silver, Freedman & Taff, LLP Washington, D.C. 20007	INDEPENDENT AUDITORS BKD, LLP St. Louis, Missouri 63102 COMMON STOCK Nasdaq Stock Market Nasdaq Symbol: SMBC
TRANSFER AGENT

Stockholders should report lost stock certificates or direct inquiries concerning dividend payments, change of name, address, or ownership, or consolidation of accounts, to the Company's transfer agent:
   Registrar and Transfer Company
   10 Commerce Drive
   Cranford, New Jersey 07016
   (800) 368-5948

ANNUAL MEETING

The Annual Meeting of Stockholders will be held Monday, October 16, 2006, at 9:00 a.m., Central Time, at the Greater Poplar Bluff Area Chamber of Commerce Building, 1111 West Pine, Poplar Bluff, Missouri 63901.

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
NEXT PAGE

>    DIRECTORS and OFFICERS    <

SOUTHERN MISSOURI BANCORP, INC.
Directors

James W. Tatum
Chairman of the Board,
Retired Certified Public Accountant

L. Douglas Bagby
Vice-Chairman of the Board,
City Manager, Poplar Bluff
General Manager,
Municipal Utilities of Poplar Bluff

Samuel H. Smith
Engineer and Majority Owner,
S.H. Smith and Company, Inc.

Ronnie D. Black
Executive Director,
General Association of General Baptists

Sammy A. Schalk
President,
Gamblin Lumber Company

Greg A. Steffens
President and Chief Executive Officer,
Southern Missouri Bancorp, Inc.

Rebecca M. Brooks
Financial Manager,
McLane Transport

Charles R. Love
Certified Public Accountant,
Kraft, Miles and Tatum

Charles R. Moffitt
Agency Manager,
Morse Harwell Jiles
Insurance Agency

Leonard W. Ehlers
Director Emeritus,
Retired Court Reporter,
36th Judicial Circuit

SOUTHERN MISSOURI BANK AND TRUST

Directors

Samuel H. Smith
Chairman of the Board,
Engineer and Majority Owner,
S.H. Smith and Company, Inc.

James W. Tatum
Vice-Chairman of the Board,
Retired Certified Public Accountant

Ronnie D. Black
Executive Director,
General Association of General Baptists

L. Douglas Bagby
City Manager, Poplar Bluff
General Manager,
Municipal Utilities of Poplar Bluff

Sammy A. Schalk
President,
Gamblin Lumber Company

Greg A. Steffens
President and Chief Executive Officer,
Southern Missouri Bancorp, Inc.

Rebecca M. Brooks
Financial Manager,
McLane Transport

Charles R. Love
Certified Public Accountant,
Kraft, Miles and Tatum

Charles R. Moffitt
Agency Manager,
Morse Harwell Jiles
Insurance Agency	Senior Officers

Greg A. Steffens
President and
Chief Executive Officer

Kimberly A. Capps
Chief Operations Officer

William D. Hribovsek
Chief Lending Officer

Matthew T. Funke
Chief Financial Officer

Lora L. Daves
Chief of Credit Administration

Valerie E. Yates
Head of Internal Audit

|  49  |
NEXT PAGE

SOUTHERN MISSOURI BANCORP, INC.

is a single-bank holding company that has outperformed peers in ROE and other measures in four out of the last five years. This is the result of our focus on growing core businesses, using new technologies and now, branching out into new communities.

 Southern Missouri Bancorp, Inc.     531 Vine Street Poplar Bluff, Missouri 63901     (573) 778-1800     www.smbtonline.com