Form 10-K, Exhibit 13
period 2007-06-30
SOUTHERN MISSOURI BANCORP INC
filed 2007-09-28
CIK 916907

Growth starts at the roots

SOUTHERN MISSOURI BANCORP, INC. | 2007 ANNUAL REPORT

NEXT PAGE

> CORPORATE PROFILE <

Southern Missouri Bancorp, Inc. (NASDAQ: SMBC) is
the holding company for Southern Missouri Bank & Trust Company
(Southern Missouri Bank). This year, the company celebrated
its 120th anniversary by reporting strong asset growth
and record earnings.

The Company's management team believes that its success
this year in core business growth has laid the groundwork
for even better results in future periods.

> TABLE of CONTENTS <
Letter to Shareholders	2
Common Share Data	8
Financial Review	9
Report from Independent Registered Public Accounting Firm	20
Consolidated Financial Statements	21
Notes to Consolidated Financial Statements	26
Corporate and Investor Information	48
Directors and Officers	49

NEXT PAGE

> FINANCIAL SUMMARY <

	2007	2006	CHANGE(%)
EARNINGS (dollars in thousands)
Net interest income	$ 9,929	$ 9,600	3.4
Provision for possible loan losses	605	555	9.0
Other income	2,207	2,144	2.9
Other expense	7,458	7,028	6.1
Income taxes	1,145	1,377	(16.9)
Net income	2,928	2,784	5.2

PER COMMON SHARE
Net income:
Basic	$ 1.32	$ 1.25	5.6
Diluted	1.29	1.24	4.0
Tangible book value	12.06	10.86	11.1
Closing market price	14.95	13.00	15.0
Cash dividends declared	.36	.36	-

AT YEAR-END (dollars in thousands)
Total assets	$379,927	$350,684	8.3
Loans, net of allowance	312,063	280,931	11.1
Reserves as a percent of nonperforming loans	9,845.43%	3,888.50%
Deposits	$270,088	$258,069	4.7
Stockholders' equity	28,714	26,554	8.1

FINANCIAL RATIOS
Return on average stockholders' equity	10.49%	10.83%
Return on average assets	.80	.80
Net interest margin	2.90	2.96
Efficiency ratio	61.45	59.84
Allowance for possible loan losses to net loans	.81	.73
Equity to average assets at year-end	7.88	7.67

OTHER DATA(1)
Common shares outstanding	2,213,976	2,236,331
Average common and dilutive shares outstanding	2,264,236	2,276,071
Stockholders of record	276	282
Full-time equivalent employees	95	96
Assets per employee (in thousands)	$ 3,999	$ 3,653
Banking offices	9	9

(1)Other data is as of year-end, except for average shares.

| 1 |
NEXT PAGE

>    LETTER to SHAREHOLDERS    <

In 2007, Southern Missouri Bancorp realized record net income and earnings per share, experienced strong loan and deposit growth, and positioned itself for even better results in the future.

Despite a challenging interest rate environment, we expanded our core business and grew earnings.

We realized strong asset growth – our total loan portfolio grew by 11%, most of it in commercial and commercial real estate loans, meeting our strategic objectives of diversifying our loan portfolio.

We achieved strong growth in retail and public unit deposits - up a combined 10% - and reduced higher-cost, brokered deposit balances from $13.5 million to less than $100,000.

We increased Book Value per share by 9%, to $13.01, and Tangible Book Value per share by 11%, to $12.06, reflecting the growth in our Company's value to shareholders.

Diluted earnings per share were $1.29, a record, up from $1.24 in the previous fiscal year. Total earnings rose from $2,784,000 in 2006 to $2,928,000 in 2007, a 5% increase.

| 2 |
NEXT PAGE

Overcoming Challenges

While our earnings increased this year, they declined as a percentage of average assets and equity. This was due to a balance sheet that grew more quickly than earnings. To help improve these key measures, the Company completed its share repurchase plan and announced a new one in June 2007, and in the first quarter	of our liabilities have already repriced to current market rates. We saw evidence of this in the last two quarters of the fiscal year, when our CD portfolio repriced upwards by an average of just seven basis points, less than a fourth of the average 29 basis point increase over the previous six quarters.
of fiscal 2008 announced an 11% increase in the quarterly dividend. Meanwhile, the Bank's capital levels remain strong.

As a result of an inverted yield curve for much of the year, the Company, like many in the industry, experienced interest rate spread contraction.	Over the last five years, our deposits increased at a 7.5% compounded annual growth rate. Using the most recent data available, we can tell that overall deposits in our market area have grown 5.0%, by comparison. We've been able to grow faster than our market area by increasing
We were able to overcome this contraction and increase net interest income by growing our interest-earning asset balances. We are optimistic that the worst of the margin contraction is behind us, as many	our market share, and we are poised to establish a leadership position. A key ingredient in this success is our formal program to expand relationships with our current customers and reach out to new ones.

| 3 |
NEXT PAGE

Deeper Roots for
  Stronger
     Growth

We took a number of steps that
we feel have prepared the Bank
for future growth:

>	We improved and diversified the Company's asset mix. Our commercial and commercial real estate portfolios grew by a combined 18%, or $23.3 million, including agricultural loan growth of 44%, or $7.6 million. These loans, while carrying specific additional risks, earn higher yields, and generally reprice at terms more favorable than the Bank's traditional residential real estate loans.

| 4 |
NEXT PAGE

>	We maintained strong asset quality. The Bank's percentage of loans past due 30 days or more, at 0.3%, compares favorably to peers. At the same time, the Company increased its Allowance for Loan Losses, as a percentage of net loans, to 0.81% at June 30, 2007, from 0.73% at June 30, 2006. The increase was in response to the changing portfolio components – which require additional allowances – and management recognition of the potential for challenges in the future. Traditionally, the Bank's loan portfolio has been more concentrated in residential real estate, and has required a relatively small loan loss allowance.

>	Our Sikeston branch, opened in January 2006, achieved profitability in less than 18 months, ahead of projections. We continue to look at several acquisition opportunities each year and we will proceed cautiously, insisting that any acquisition be both affordable and capable of adding significant long-term value to the Company. In the meantime, our primary focus has moved to de novo branching, since this process is more completely under our control.

| 5 |
NEXT PAGE

>    LETTER to SHAREHOLDERS    <

Technology continues to enhance efficiency

By implementing a new, more efficient loan platform system, we eliminated repetitive data-entry, which reduced processing time	the Bank electronically, without sending an employee to the Bank, or even requiring a teller to process the deposit. This has pushed the "business day" cut-off and improved our employees' ability
to serve our customers. Many
paper files have been replaced by
image files, allowing access to
documents from both headquarters
and the originating branch.

We were among the first in the area
to introduce our commercial
depositors to remote deposit
capture. We now offer them the
option of submitting deposits to	from 3:00 pm to 4:00 pm, improved the availability of funds for both the customers and the Bank, and reduced our courier costs.

| 6 |
NEXT PAGE

In Summary

This year marked Southern Missouri Bank's 120th year of operations.

For a company to persevere for such a long period of time it must provide a solid return to its shareholders. Market valuations fluctuate and share prices over shorter periods of time can be volatile, but we are optimistic that measures within our control - diluted earnings per share, Book Value per share - will continue to	show the same positive, improving results.

I would note that every eligible Southern Missouri employee is also an owner through our employee stock ownership plan; their exemplary work here demonstrates the value they hold in the Company. I appreciate their efforts more than a mere letter can convey.

Finally, we are also grateful to our customers for the opportunity to earn their business.

GREG STEFFENS
PRESIDENT, SOUTHERN MISSOURI BANCORP, INC.

PLEASE JOIN US
at our 2007 Annual Meeting where shareholders and those considering investing in Southern Missouri Bancorp, Inc. will hear management cover this year's performance in detail and discuss our plans for continued growth.

ANNUAL MEETING
MONDAY, OCTOBER 15 AT 9 AM - CHAMBER OF COMMERCE BUILDING, POPLAR BLUFF

| 7 |
NEXT PAGE

>    COMMON SHARE DATA    <

The common stock of the Company is listed on the Nasdaq Stock Market under the symbol "SMBC." The following bar graph sets forth the high, low and closing market prices of the common stock, cash dividends and other information for the last three years.

The following table sets forth per share market price and dividend information for the Company's common stock. As of June 30, 2007, there were approximately 276 stockholders of record. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

Fiscal 2007	High	Low	Close	Book Value At End Of Period	Market Price To Book Value	Dividends Declared

4th Quarter (6-30-07)	$15.49	$14.00	$14.95	$13.01	114.91%	$0.09
3rd Quarter (3-31-07)	$15.50	$14.50	$15.48	$12.83	120.65%	$0.09
2nd Quarter (12-31-06)	$15.73	$14.06	$15.19	$12.59	120.65%	$0.09
1st Quarter (9-30-06)	$15.55	$12.29	$15.00	$12.29	122.05%	$0.09

Fiscal 2006

4th Quarter (6-30-06)	$15.07	$11.80	$13.00	$11.92	109.06%	$0.09
3rd Quarter (3-31-06)	$14.95	$12.02	$14.77	$11.77	125.49%	$0.09
2nd Quarter (12-31-05)	$15.47	$13.00	$14.70	$11.57	127.05%	$0.09
1st Quarter (9-30-05)	$15.06	$13.90	$14.35	$11.42	125.66%	$0.09

Fiscal 2005

4th Quarter (6-30-05)	$16.43	$13.85	$14.50	$11.24	129.00%	$0.09
3rd Quarter (3-31-05)	$18.48	$15.80	$15.85	$11.57	136.99%	$0.09
2nd Quarter (12-31-04)	$19.00	$14.81	$18.49	$12.19	151.68%	$0.09
1st Quarter (9-30-04)	$16.29	$15.01	$15.90	$11.96	132.94%	$0.09

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
The Bank's primary business consists of attracting deposits from the communities it serves and investing those funds in permanent	loans secured by one- to four-family residences, commercial real estate, commercial business and consumer loans. The Company's results of operations are primarily dependent on its net interest margin, which is the difference between the average yield on loans, mortgage-related securities and investments and the average rate paid on deposits, securities sold under agreements to repurchase and borrowings.
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

(dollars in thousands)
	At June 30

Financial Condition Data:	2007	2006	2005	2004	2003

Total assets	$ 379,927	$ 350,684	$ 330,360	$ 311,703	$ 279,455
Loans receivable, net	312,063	280,931	267,568	248,355	222,840
Mortgage-backed securities	10,723	14,440	17,243	20,994	25,019
Cash, interest-bearing deposits and investment securities	31,492	30,328	21,344	23,794	13,602
Deposits	270,088	258,069	224,666	211,959	194,532
Borrowings	71,758	57,296	72,257	65,698	58,734
Subordinated debt	7,217	7,217	7,217	7,217	-
Stockholders' equity	28,714	26,554	25,003	25,952	25,108

(dollars in thousands)
	For The Year Ended June 30

Operating Data:	2007	2006	2005	2004	2003

Interest income	$ 23,550	$ 20,363	$ 17,284	$ 15,700	$ 16,404
Interest expense	13,621	10,763	8,032	6,545	7,120

Net interest income	9,929	9,600	9,252	9,155	9,284
Provision for loan losses	605	555	4,815	275	330

Net interest income after provision for loan losses	9,324	9,045	4,437	8,880	8,954
Noninterest income	2,207	2,144	2,313	1,875	1,415
Noninterest expense	7,458	7,028	6,728	6,445	6,165

Income before income taxes	4,073	4,161	22	4,310	4,204
Income tax (benefit) expense	1,145	1,377	(82)	1,427	1,466

Net income	$ 2,928	$ 2,784	$ 104	$ 2,883	$ 2,738

Basic earnings per common share	$ 1.32	$ 1.25	$ .05	$ 1.27	$ 1.17
Diluted earnings per common share	$ 1.29	$ 1.24	$ .05	$ 1.23	$ 1.14
Dividends per share	$ .36	$ .36	$ .36	$ .36	$ .28

| 9 |
NEXT PAGE

>    FINANCIAL REVIEW (continued)    <

	At June 30

Other Data:	2007	2006	2005	2004	2003

Number of:
Real estate loans	2,795	2,808	2,850	2,877	2,842
Deposit accounts	19,978	18,845	17,336	16,995	16,455
Full service offices	9	9	8	8	8

	At Or For The Year Ended June 30

Key Operating Ratios:	2007	2006	2005	2004	2003

Return on assets (net income divided by average assets)	.80%	.80%	.03%	.98%	1.00%
Return on average equity (net income divided by average equity)	10.49	10.83	.39	11.09	11.08

Average equity to average assets	7.66	7.43	8.18	8.82	9.02
Interest rate spread (spread between weighted average rate on all interest-earning assets and all interest-bearing liabilities)	2.57	2.69	2.84	3.06	3.29

Net interest margin (net interest income as a percentage of average interest-earning assets)	2.90	2.96	3.06	3.28	3.57

Noninterest expense to average assets	2.05	2.03	2.07	2.19	2.25

Average interest-earning assets to average interest-bearing liabilities	108.29	108.15	108.10	109.42	110.67

Allowance for loan losses to total loans (1)	.81	.73	.75	.80	.81

Allowance for loan losses to nonperforming loans (1)	9,845.43	3,888.50	353.36	1,460.14	2,062.59

Net charge-offs to average out- standing loans during the period	.04	.19	1.85	.06	.03

Ratio of nonperforming assets to total assets (1)	.04	.08	.20	.10	.11

Dividend payout ratio	27.50	28.80	776.14	28.50	23.97

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
    The principal business of SMBT consists of attracting deposits from the general public and using such deposits along with wholesale funding from the Federal Home Loan Bank of Des Moines (FHLB) to finance mortgage loans secured by one- to four-family residences, commercial real estate loans and commercial business loans. These funds have also been used to purchase investment securities, mortgage-backed securities (MBS), U.S. government and federal agency obligations and other permissible securities.
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
    Southern Missouri's operations are significantly influenced by general economic conditions including monetary and fiscal policies of the U.S. government and the Federal Reserve Board. Additionally, Southern Missouri is subject to policies and regulations issued by financial institution regulatory agencies, including the Federal Deposit Insurance Corporation, the Federal Reserve and the Missouri Division of Finance. Each of these factors may influence interest rates, loan demand, prepayment rates and deposit flows. Interest rates available on competing investments as well as general market interest rates influence the Bank's cost of funds. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. The Bank intends to continue to focus on its lending programs for one- to four-family residential real estate, commercial real estate, commercial business and consumer financing on loans secured by properties or collateral located primarily in Southeastern Missouri.

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

| 11 |
NEXT PAGE

>    FINANCIAL REVIEW (continued)    <

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
    A periodic review of selected credits (based on loan size and type) is conducted to identify loans with heightened risk or probable losses and to assign risk grades. The primary responsibility for this review rests with the loan administration personnel. This review is supplemented with periodic examinations of both selected credits and the credit review process by applicable regulatory agencies. The information from these reviews assists management in the timely identification of problems and potential problems and provides a basis for deciding whether the credit represents a probable loss or risk that should be recognized.
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
    General. The Company's total assets increased $29.2 million, or 8.3%, to $379.9 million at June 30, 2007, when compared to $350.7 million at June 30, 2006. The growth was primarily due to growth in the loan portfolio of $31.1 million, or 11.1%, and was partially offset by a reduction in investment balances of $3.5 million, or 9.2%. Asset growth was primarily funded by growth in deposit balances of $12.0 million, or 4.7%, FHLB advances of $8.0 million, or 17.4%, and repurchase agreements of $6.5 million, or 57.2%.
    Loans. Loans increased $31.1 million, or 11.1%, to $312.0 million at June 30, 2007, from $280.9 million at June 30, 2006. The growth in the loan portfolio was comprised principally of commercial real estate and commercial business loans of $12.3 million and $10.9 million, respectively, while multi-family real estate loans increased $4.5 million, and one- to four-family real estate loans increased $3.6 million.
    Allowance for Loan Losses. The allowance for loan losses increased $480,000, or 23.3%, from $2.1 million at June 30, 2006, to $2.5 million at June 30, 2007. The allowance for loan losses represented 0.81% of gross loans receivable at June 30, 2007, as compared to 0.73% at June 30, 2006. At June 30, 2007, nonperforming loans, which included loans past due greater than 90 days and nonaccruing loans, were $26,000, compared to $53,000 at June 30, 2006 (see Provision for Loan Losses, under Comparison of Years Ended June 30, 2007 and 2006).
    Investments. The investment portfolio decreased $3.5 million, or 9.2%, to $34.9 million at June 30, 2007, from $38.4 million at June 30, 2006. The decrease in the investment portfolio was primarily due to the Company's strategic decision to reduce investment balances due to the lower returns available, compared to loans and cost of funding.
    Premises and Equipment. Premises and equipment decreased $281,000 to $8.6 million at June 30, 2007, from $8.9 million at June 30, 2006. The decrease was due to depreciation expense for the fiscal year, partially offset by equipment and software purchases.
    Bank Owned Life Insurance. The Bank purchased "key person" life insurance policies on six employees for a cash surrender value of $4.0 million in February, 2003. In addition, in October, 2004, the Bank purchased "key person" life insurance policies on 20 employees for $2.0 million. At June 30, 2007, the cash surrender value had increased to $7.0 million.
    Intangible Assets. Intangible assets generated through branch acquisitions in 2000 decreased $255,000 to $2.1 million as of June 30, 2007, and will continue to be amortized in accordance with Statement of Financial Accounting Standards (SFAS) No. 142.
Deposits. Deposits increased $12.0 million, or 4.7%, to $270.1 million at June 30, 2007, from $258.1 million at June 30, 2006. The deposit growth was primarily comprised of increases in retail and public CDs, savings, and checking accounts of $18.5 million, $9.6 million, and $4.5 million, respectively, partially offset by decreases in brokered CDs of $13.5 million and money market deposit and passbook accounts of $6.2 million. At June 30, 2007, brokered deposits totaled less than $100,000. Management's decision to reduce the level of brokered deposits was based on the availability of other funding sources at more attractive terms.

| 12 |
NEXT PAGE

>    FINANCIAL REVIEW (continued)    <

    Borrowings. FHLB advances increased $8.0 million, or 17.4%, to $54.0 million at June 30, 2007, from $46.0 million at June 30, 2006, mostly as a result of the Company's use of advances in place of brokered deposits, to fund asset growth. Of the outstanding advances, $7.0 million were short term borrowings, compared to no short term borrowings at June 30, 2006. Of the remaining $47.0 million in long-term advances, the entire amount carries fixed interest rates, and $44.0 million is subject to early redemption by the issuer. At June 30, 2007, the long-term advances had a weighted average maturity of 4.2 years, compared to 3.2 years at June 30, 2006. At June 30, 2007, all FHLB advances had a weighted-average cost of 5.42%, as compared to 5.41% at June 30, 2006.
    Subordinated Debt. In March, 2004, the Company issued $7.0 million of Floating Rate Capital Securities of Southern Missouri Statutory Trust I with a liquidation value of $1,000 per share. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on three month LIBOR.
    Stockholders' Equity. The Company's stockholders' equity increased by $2.1 million, or 8.1%, to $28.7 million at June 30, 2007, from $26.6 million at June 30, 2006. This increase was primarily due to net income of $2.9 million, and a $342,000 increase in the market value of the investment portfolio, net of tax, partially offset by dividend payments of $805,000. The Company announced its current stock repurchase program of approximately 110,000 shares on June 21, 2007. As of June 30, 2007, no activity had yet occurred under the program.

COMPARISON OF THE YEARS ENDED JUNE 30, 2007 AND 2006
    Net Income. Southern Missouri's net income was $2.9 million for the fiscal year ended June 30, 2007, an increase of $144,000, or 5.2%, when compared to the results of the prior fiscal year. The increase in net income was primarily due to a $329,000 increase in net interest income, a reduction in income tax provisions of $232,000, and an increase in non-interest income of $63,000, partially offset by a $430,000 increase in non-interest expenses, and a $50,000 increase in loan loss provisions, compared to the prior fiscal year.

    Net Interest Income. Net interest income increased $329,000, or 3.4%, to $9.9 million for fiscal 2007, when compared to the prior fiscal year. The increase was primarily due to a $17.9 million increase in average interest-earning assets, partially offset by a 12 basis point decrease in the average interest rate spread. The decrease in interest rate spread was a result of a yield curve which remained relatively flat during the fiscal year. For fiscal 2007, the average interest rate spread was 2.57%, compared to 2.69% for fiscal year 2006. At June 30, 2007, our spread was 2.55%.

    Interest Income. Interest income increased $3.2 million, or 15.6%, to $23.5 million for fiscal 2007, when compared to the prior fiscal year. The increase was primarily due to the 60 basis point increase in average yield earned on interest-earning assets from 6.27% in fiscal 2006 to 6.87% in fiscal 2007. Interest income also increased due to the $17.9 million increase in the average balance of interest-earning assets.

Interest income on loans receivable increased by $3.1 million, or 16.9%, to $21.7 million for fiscal 2007 when compared to the prior fiscal year. The increase was primarily due to a 59 basis point increase in the average yield earned on loans receivable. Interest income on loans also increased due to the $20.5 million increase in average loans receivable.	Interest income on the investment portfolio and other interest-earning assets increased $49,000 or 2.7%, to $1.9 million for fiscal 2007 when compared to the prior fiscal year. The increase was due to a 33 basis point increase in the average yield earned on these assets, and was partially offset by a $2.6 million decrease in the average balance outstanding.

    Interest Expense. Interest expense increased $2.9 million, or 26.5%, to $13.6 million for fiscal 2007 when compared to the prior fiscal year. The increase was primarily due to the 72 basis point increase in the average rate paid on interest-bearing liabilities from 3.58% in fiscal 2006 to 4.30% in fiscal 2007. Interest expense also increased due to the $16.1 million increase in the average balance of interest-bearing liabilities.
    Interest expense on deposits increased $2.1 million, or 29.9%, to $9.1 million for fiscal 2007 when compared to the prior fiscal year. The increase was primarily due to an 80 basis point increase in the average rate paid on deposits. Interest expense on deposits also increased due to the $6.4 million increase in average deposits outstanding.
    Interest expense on FHLB advances increased $514,000, or 17.8%, to $3.4 million for fiscal 2007 when compared to the prior fiscal year. The increase was primarily due to the $8.3 million increase in the average balance of FHLB advances for fiscal 2007, and the 12 basis point increase in the average rate paid on advances.
    The Company issued $7.0 million of Floating Rate Capital Securities in March, 2004, with an interest rate of three month LIBOR plus 275 basis points, repricing quarterly. Interest expense on these securities was $594,000 for fiscal 2007 as compared to $512,000 for the prior fiscal year. This increase was due to the average rate paid increasing by 114 basis points.

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
    The provision for loan losses was $605,000 for fiscal 2007, compared to $555,000 for the prior fiscal year. The increase in provision was primarily due to strong loan growth and additions made in anticipation of a declining credit quality environment. In fiscal 2007 net charge offs were $125,000 compared to $513,000 for the prior year. At June 30, 2007, classified assets totaled $1.3 million, roughly equal to the total of classified assets at June 30, 2006.
The above provision was made based on management's analysis of the various factors which affect the loan portfolio and management's desire to maintain the allowance at a level considered adequate. Management performed a detailed analysis of the loan portfolio, including types of loans, the charge-off history, and an analysis of the allowance for loan losses. Management also considered the continued origination of loans secured by commercial businesses and commercial real estate, which bear an inherently higher level of credit risk. While management believes the allowance for loan losses at June 30, 2007, is adequate to cover all losses inherent in the portfolio, there can be no assurance that, in the future, the Bank's regulators will not require further increases in the allowance, or that actual losses will not exceed the allowance.

| 13 |
NEXT PAGE

>    FINANCIAL REVIEW (continued)    <

    Noninterest Income. Noninterest income increased $63,000, or 3.0%, to $2.2 million for fiscal 2007, compared to $2.1 million in fiscal 2006. The increase was primarily due to a $102,000 increase in miscellaneous income collected (including ATM and debit card transaction income, and income from sales of loans on the secondary market), and was offset by a $61,000 decrease in non-sufficient funds charges.

    Noninterest Expense. Noninterest expense increased $430,000, or 6.1%, to $7.5 million for fiscal 2007, compared to the $7.0 million expensed during fiscal 2006. The increase resulted primarily from higher compensation, legal and occupancy expenses.
    Expenses for compensation and benefits increased $322,000, or 8.7%, for fiscal 2007 when compared to the prior year. The increase was due to the mid-fiscal 2006 addition of employees attributable to the opening of a new branch facility, increased salaries, and other compensation-related expenditures. Occupancy expenses increased $57,000, or 4.1%, primarily due to the cost of acquiring and operating a new facility for the full fiscal year. Professional fees increased $73,000, or 41.8%, primarily due to an increase in legal expenses to obtain a recovery on a large loan loss reported in fiscal 2005.

    Provision for Income Taxes. The Company expensed an income tax provision of $1.1 million for fiscal 2007, compared to $1.4 million in fiscal 2006. The decrease was due to recognition of benefits from acquired tax credits, the Company's investment in additional tax-exempt securities, a reduction in pre-tax income, and adjustments related to compliance with new accounting standards.

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

| 14 |
NEXT PAGE

>    FINANCIAL REVIEW (continued)    <

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
    The above provision was made based on management's analysis of the various factors which affect the loan portfolio and management's desire to maintain the allowance at a level considered adequate. Management performed a detailed analysis of the loan portfolio, including types of loans, the charge-off history and an analysis of the allowance for loan losses. Management also considered the continued origination of loans secured by commercial businesses and commercial real estate. These loans bear an inherently higher level of credit risk than one- to four-family residential real estate loans. While management believes the allowance for loan losses at June 30, 2006, is adequate to cover all losses inherent in the portfolio, there can be no assurance that, in the future, the Bank's regulators will not require further increases in the allowance, or that actual losses will not exceed the allowance.

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

    Noninterest Expense. Noninterest expense increased $300,000, or 4.5%, to $7.0 million for fiscal 2006, compared to the $6.7 million expensed during fiscal 2005. The increase resulted primarily from higher compensation and occupancy expenses.
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
    The goal of the Company's asset/liability management strategy is to manage the interest rate sensitivity of both interest-earning assets and interest-bearing liabilities in order to maximize net interest income without exposing the Company to an excessive level of interest rate risk. The Company employs various strategies intended to manage the potential effect that changing interest rates may have on future operating results. The primary asset/liability management strategy has been to focus on matching the anticipated repricing intervals of interest-earning assets and interest-bearing liabilities. At times, however, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the Company may increase its interest rate risk position in order to maintain its net interest margin.
    In an effort to manage the interest rate risk resulting from fixed rate lending, the Company has utilized longer term (up to 10 year maturities) FHLB advances, which are subject to early redemption and fixed terms to offset interest rate risk. Other elements of the Company's current asset/liability strategy include: (i) increasing originations of commercial real estate, commercial business loans, agricultural real estate, and agricultural operating lines, which typically provide higher yields and shorter repricing periods, but inherently increase credit risk, (ii) limiting the price volatility of the investment portfolio by maintaining a weighted average maturity of less than five years, (iii) actively soliciting less rate-sensitive deposits, and (iv) offering competitively priced money market accounts and CDs with maturities of up to five years. The degree to which each segment of the strategy is achieved will affect profitability and exposure to interest rate risk.
The Company continues to generate long-term, fixed-rate residential loans. During the year ended June 30, 2007, fixed rate residential loan originations totaled $20.1 million compared to $21.3 million during the same period of the prior year. At June 30, 2007, the fixed-rate residential loan portfolio totaled $91.2 million with a weighted average maturity of 200 months compared to $88.2 million at June 30, 2006, with a weighted average maturity of 196 months. At June 30, 2007, fixed rate loans with remaining maturities in excess of 10 years totaled $78.0 million, or 24.8%, of loans receivable compared to $74.1 million, or 26.4%, of loans receivable at June 30, 2006. The Company originated $63.3 million in fixed rate commercial and commercial real estate loans during the year ended June 30, 2007, compared to $43.4 million during the prior fiscal year. The Company also originated $45.3 million in adjustable rate commercial loans during the year ended June 30, 2007, compared to $74.0 million during the prior year. The Company originated $6.8 million in adjustable rate residential loans during the year ended June 30, 2007, compared to $9.3 million during the prior year. At June 30, 2007, home equity loans had decreased to $6.5 million as compared to $7.0 million as of June 30, 2006. Over the last several years, the Company has maintained a weighted average life of its investment portfolio of less than four years. At June 30, 2007, CDs with original terms of two years or more totaled $18.4 million compared to $32.7 million at June 30, 2006.

| 15 |
NEXT PAGE

>    FINANCIAL REVIEW (continued)    <

INTEREST RATE SENSITIVITY ANALYSIS
    The following table sets forth as of June 30, 2007, and 2006, management's estimates of the projected changes in net portfolio value and net interest income in the event of 1%, 2% and 3%, instantaneous, permanent increases or decreases in market interest rates.
    Computations in the table below are based on prospective effects of hypothetical changes in interest rates and are based on an internally generated model using the actual maturity and repricing schedules for Southern Missouri's loans and deposits, adjusted by management's assumptions for prepayment rates and deposit runoff. Further, the computations do not consider any reactions that the Bank may undertake in response to changes in interest rates. These projected changes should not be relied upon as indicative of actual results in any of the aforementioned interest rate changes.
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

June 30, 2007
	Net Portfolio			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
Change in Rates	(dollars in thousands)
+300 bp	$ 16,862	(16,526)	(49)	4.73	-4.15
+200 bp	22,897	(10,491)	(31)	6.31	-2.57
+100 bp	28,458	(4,930)	(15)	7.70	-1.18
0 bp	33,388	-	-	8.88	-
-100 bp	37,139	3,751	11	9.74	0.86
-200 bp	39,307	5,919	18	10.19	1.31
-300 bp	40,593	7,205	22	10.42	1.54

June 30, 2007
	Net Portfolio			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
Change in Rates	(dollars in thousands)
+300 bp	$ 14,966	(15,129)	(50)	4.54	-4.15
+200 bp	20,409	(9,686)	(32)	6.08	-2.61
+100 bp	25,592	(4,503)	(15)	7.51	-1.18
0 bp	30,095	-	-	8.69	-
-100 bp	33,265	3,170	11	9.49	.80
-200 bp	35,080	4,985	17	9.91	1.22
-300 bp	36,172	6,077	20	10.13	1.44

| 16 |
NEXT PAGE

>    FINANCIAL REVIEW (continued)    <

(dollars in thousands)

	2007			2006			2005

Year Ended June 30	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost

Interest-earning assets:
Mortgage loans (1)	$ 211,203	$ 14,726	6.97%	$ 192,191	$ 12,781	6.65%	$ 181,368	$ 11,206	6.18%
Other loans (1)	86,352	6,966	8.07	84,838	5,773	6.81	78,613	4,585	5.83

Total net loans	297,555	21,692	7.29	277,029	18,554	6.70	259,981	15,791	6.07
Mortgage-backed securities	13,082	556	4.25	15,648	596	3.81	19,521	720	3.69
Investment securities (2)	28,234	1,256	4.45	25,067	1,020	4.07	19,462	747	3.84
Other interest-earning assets	3,780	46	1.22	6,989	193	2.77	3,585	26	0.73

TOTAL INTEREST- EARNING ASSETS (1)	342,651	23,550	6.87	324,733	20,363	6.27	302,549	17,284	5.71
Other noninterest-earning assets (3)	21,563	-	-	21,281	-	-	22,000	-	-

TOTAL ASSETS	$ 364,214	$ 23,550	-	$ 346,014	$ 20,363	-	$ 324,549	$ 17,284	-

Interest-bearing liabilities:
Savings accounts	$ 71,211	$ 2,660	3.74%	$ 70,704	$ 2,259	3.19%	$ 68,640	$ 1,407	2.05%
Now accounts	30,742	402	1.31	29,619	362	1.22	30,308	341	1.13
Money market accounts	7,321	142	1.94	11,333	206	1.82	14,867	206	1.38
Certificates of deposit	125,149	5,849	4.67	116,330	4,140	3.56	89,728	2,550	2.84

TOTAL INTEREST- BEARING DEPOSITS	234,423	9,053	3.86	227,986	6,967	3.06	203,543	4,504	2.21
Borrowings:
Securities sold under agreements to repurchase	11,863	575	4.84	10,420	400	3.84	8,847	186	2.11
FHLB advances	62,906	3,399	5.40	54,642	2,884	5.28	60,263	2,972	4.93
Junior subordinated debt	7,217	594	8.24	7,217	512	7.10	7,217	370	5.12

TOTAL INTEREST- BEARING LIABILITIES	316,409	13,621	4.30	300,265	10,763	3.58	279,870	8,032	2.87
Noninterest-bearing demand deposits	17,850	-	-	17,745	-	-	15,439	-	-
Other liabilities	2,041	-	-	2,286	-	-	2,678	-	-

TOTAL LIABILITIES	336,300	13,621	-	320,296	10,763	-	297,987	8,032	-
Stockholders' equity	27,914	-		25,718	-	-	26,562	-	-

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 364,214	$ 13,621	-	$ 346,014	$ 10,763	-	$ 324,549	$ 8,032	-

Net interest income		$ 9,929			$ 9,600			$ 9,252

Interest rate spread (4)			2.57%			2.69%			2.84%

Net interest margin (5)			2.90%			2.96%			3.06%

Ratio of average interest-earning assets to average interest- bearing liabilities	108.29%			108.15%			108.10%

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

	At June 30,	For The Year Ended June 30,
	2007	2007	2006	2005

Weighted-average yield on loan portfolio	7.41%	7.29%	6.70%	6.07%
Weighted-average yield on mortgage-backed securities	4.28	4.25	3.81	3.69
Weighted-average yield on investment securities (1)	4.16	4.45	4.07	3.84
Weighted-average yield on other interest-earning assets	1.10	1.22	2.77	.73
Weighted-average yield on all interest-earning assets	6.98	6.87	6.27	5.71
Weighted-average rate paid on deposits	4.08	3.86	3.06	2.21
Weighted-average rate paid on securities sold under agreements to repurchase	4.90	4.84	3.84	2.11
Weighted-average rate paid on FHLB advances	5.42	5.40	5.28	4.93
Weighted-average rate paid on subordinated debt	8.11	8.24	7.10	5.12
Weighted-average rate paid on all interest-bearing liabilities	4.44	4.30	3.58	2.87
Interest rate spread (spread between weighted average rate on all interest-earning assets and all interest-bearing liabilities)	2.55	2.57	2.69	2.84
Net interest margin (net interest income as a percentage of average interest-earning assets)	2.93	2.90	2.96	3.06

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

	Years Ended June 30, 2007 Compared to 2006 Increase (Decrease) Due to				Years Ended June 30, 2006 Compared to 2005 Increase (Decrease) Due to
(dollars in thousands)	Rate	Volume	Rate/ Volume	Net	Rate	Volume	Rate/ Volume	Net

Interest-earning assets:
Loans receivable (1)	1,634	1,375	129	3,138	1,622	1,030	111	2,763
Mortgage-backed securities	69	(98)	(11)	(40)	24	(143)	(5)	(124)
Investment securities (2)	95	129	12	236	45	214	14	273
Other interest-earning deposits	(108)	(89)	50	(147)	73	25	69	167

Total net change in income on interest-earning assets	1,690	1,317	180	3,187	1,764	1,126	189	3,079

Interest-bearing liabilities:
Deposits	1,721	271	94	2,086	1,523	741	199	2,463
Securities sold under agreements to repurchase	104	55	16	175	154	33	27	214
Subordinated debt	82	0	0	82	142	0	0	142
FHLB advances	66	436	13	515	210	(277)	(21)	(88)

Total net change in expense on interest-bearing liabilities	1,973	762	123	2,858	2,029	497	205	2,731

Net change in net interest income	(283)	555	57	329	(265)	629	(16)	348

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
    Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 2007, the Bank had outstanding commitments to extend credit of $36.7 million (including $30.6 million in unused lines of credit). Total commitments to originate fixed-rate loans with terms in excess of one year were $2.9 million at interest rates ranging from 6.875% to 8.75%. Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.
    The primary sources of funding for the Company are deposits, securities sold under agreements to repurchase and FHLB advances. For the year ended June 30, 2007, Southern Missouri increased deposits, securities sold under agreements to repurchase, and FHLB advances by $12.0 million, $6.5 million, and $8.0 million, respectively. During the prior year, Southern Missouri increased deposits and securities sold under agreements to repurchase by $33.4 million and $538,000, respectively, while decreasing FHLB advances by $15.5 million. At June 30, 2007, the Bank had additional borrowing capacity from the FHLB of $42.4 million as compared to $51.2 million at June 30, 2007. In addition to the $42.4 million, the Bank has the ability to pledge additional loan portfolios including commercial real estate, home equity and commercial business, which could provide additional borrowing capacity of approximately $84.0 million at June 30, 2007.
    Liquidity management is an ongoing responsibility of the Bank's management. The Bank adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and (iv) asset/liability management objectives.
    At June 30, 2007, the Bank had $117.1 million in CDs maturing within one year and $157.3 million in other deposits and securities sold under agreements to repurchase without a specified maturity as compared to the prior year of $113.1 million in CDs maturing within one year and $143.8 million in other deposits and securities sold under agreements to repurchase. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities. Also at June 30, 2007, the Bank had $39.0 million in FHLB advances eligible for early redemption by the lender within one year.
REGULATORY CAPITAL
    Federally insured financial institutions are required to maintain minimum levels of regulatory capital. FDIC regulations establish capital requirements, including a leverage (or core capital) requirement and a risk-based capital requirement. The FDIC is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.
    At June 30, 2007, the Bank exceeded regulatory capital requirements with core and total risk-based capital of $29.9 million and $32.4 million, or 8.1% and 11.8% of adjusted total assets and risk-weighted assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0% for adjusted total assets and risk-weighted assets. (See Note 12 - Stockholders' Equity and Regulatory Capital.)

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

| 19 |
NEXT PAGE

>    REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM    <

| 20 |
NEXT PAGE

>    CONSOLIDATED BALANCE SHEETS    <
JUNE 30, 2007 AND 2006
Southern Missouri Bancorp, Inc.

Assets	2007	2006

Cash and cash equivalents	$ 7,330,966	$ 6,366,608
Available for sale securities (Note 2)	34,883,588	38,401,508
Stock in FHLB of Des Moines	3,070,600	2,641,300
Loans, net of allowance for loan losses of $2,537,659 and $2,058,144 at June 30, 2007 and 2006, respectively (Note 3)	312,062,967	280,930,991
Accrued interest receivable	2,248,064	1,955,345
Premises and equipment, net (Note 4)	8,650,673	8,931,178
Bank owned life insurance - cash surrender value	6,998,565	6,735,355
Intangible assets, net	2,093,160	2,348,418
Prepaid expenses and other assets	2,588,212	2,373,025

TOTAL ASSETS	$ 379,926,795	$ 350,683,728

Liabilities and Stockholders' Equity
Deposits (Note 5)	$ 270,088,096	$ 258,069,019
Securities sold under agreements to repurchase (Note 6)	17,758,364	11,295,611
Advances from FHLB of Des Moines (Note 7)	54,000,000	46,000,000
Accounts payable and other liabilities	742,816	803,725
Accrued interest payable	1,406,280	744,146
Subordinated debt (Note 8)	7,217,000	7,217,000

TOTAL LIABILITIES	351,212,556	324,129,501

Commitments and contingencies (Note 13)	-	-

Preferred stock, $.01 par value; 500,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 4,000,000 shares authorized; 2,957,226 shares issued	29,572	29,572
Additional paid-in capital	17,389,156	17,354,621
Retained earnings	24,634,854	22,511,880
Treasury stock of 743,250 shares in 2007 and 720,895 shares in 2006, at cost	(12,990,541)	(12,651,521)
Accumulated other comprehensive loss	(348,802)	(690,325)

TOTAL STOCKHOLDERS' EQUITY	28,714,239	26,554,227

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 379,926,795	$ 350,683,728

See accompanying notes to consolidated financial statements.

| 21 |
NEXT PAGE

>    CONSOLIDATED STATEMENTS OF INCOME    <
YEARS ENDED JUNE 30, 2007, 2006 AND 2005
Southern Missouri Bancorp, Inc.

Interest income:	2007	2006	2005

Loans	$ 21,691,579	$ 18,554,139	$ 15,790,675
Investment securities	1,255,676	1,020,140	747,378
Mortgage-backed securities	556,235	596,065	720,104
Other interest-earning assets	46,144	193,301	26,175

TOTAL INTEREST INCOME	23,549,634	20,363,645	17,284,332

Interest expense:
Deposits	9,052,748	6,966,798	4,504,594
Securities sold under agreements to repurchase	574,570	400,097	186,224
Advances from FHLB of Des Moines	3,398,868	2,884,426	2,971,936
Subordinated debt	594,357	512,074	369,733

TOTAL INTEREST EXPENSE	13,620,543	10,763,395	8,032,487

NET INTEREST INCOME	9,929,091	9,600,250	9,251,845
Provision for loan losses (Note 3)	605,000	555,000	4,815,000

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	9,324,091	9,045,250	4,436,845

Noninterest income:
Net gains (losses) on sales of available for sale securities	-	-	351,508
Customer service charges	1,140,474	1,211,084	1,018,337
Loan late charges	124,076	119,762	147,704
Increase in cash surrender value of bank owned life insurance	263,210	249,598	225,291
Other	679,038	563,047	570,640

TOTAL NONINTEREST INCOME	2,206,798	2,143,491	2,313,480

Noninterest expense:
Compensation and benefits	4,006,971	3,685,388	3,510,841
Occupancy and equipment	1,432,659	1,375,670	1,263,055
SAIF deposit insurance premium	31,022	30,583	30,282
Professional fees	246,271	173,685	276,587
Advertising	224,438	187,632	164,169
Postage and office supplies	298,440	294,888	254,440
Amortization of intangible assets	255,258	255,258	255,258
Other	962,959	1,024,826	973,334

TOTAL NONINTEREST EXPENSE	7,458,018	7,027,930	6,727,966

INCOME BEFORE INCOME TAXES	4,072,871	4,160,811	22,359

Income taxes (Note 10)
Current	1,307,458	1,673,184	9,000
Deferred	(163,000)	(296,539)	(90,900)

	1,144,458	1,376,645	(81,900)

NET INCOME	$ 2,928,413	$ 2,784,166	$ 104,259

Basic earnings per common share	$ 1.32	$ 1.25	$ 0.05
Diluted earnings per common share	$ 1.29	$ 1.24	$ 0.05

See accompanying notes to consolidated financial statements.

| 22 |
NEXT PAGE

>    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY    <
YEARS ENDED JUNE 30, 2007, 2006 AND 2005
Southern Missouri Bancorp, Inc.

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unearned Employee Benefits	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity

BALANCE AT JUNE 30, 2004	$ 29,572	$ 17,287,099	$ 21,236,686	$ (12,253,732)	$ (109,051)	$ (238,156)	$ 25,952,418

Net income			104,259				104,259
Change in unrealized gain (loss)
on available for sale securities						65,041	65,041
TOTAL COMPREHENSIVE INCOME							169,300

Purchases of treasury stock				(585,884)			(585,884)

Dividends paid ($.36 per share)			(809,193)				(809,193)
Release of ESOP awards		132,638			59,140		191,778
MRP expense		11,083			4,148		15,231
Tax benefit of MRP		3,887					3,887
Exercise of stock options		(71,165)		137,127			65,962

BALANCE AT JUNE 30, 2005	$ 29,572	$ 17,363,542	$ 20,531,752	$ (12,702,489)	$ (45,763)	$ (173,115)	$ 25,003,499

Net income			2,784,166				2,784,166
Change in unrealized gain (loss)
on available for sale securities						(517,210)	(517,210)
TOTAL COMPREHENSIVE INCOME							2,266,956

Reclassification of unearned compensation in accordance with adoption of SFAS No. 123R		(45,763)			45,763		-
Dividends paid ($.36 per share)			(804,038)				(804,038)
SOP expense		51,473					51,473
MRP expense		10,890					10,890
Tax benefit of MRP		2,599					2,599
Exercise of stock options		(28,120)		50,968			22,848

BALANCE AT JUNE 30, 2006	$ 29,572	$ 17,354,621	$ 22,511,880	$ (12,651,521)	$ -	$ (690,325)	$ 26,554,227

Net income			2,928,413				2,928,413
Change in unrealized gain (loss)
on available for sale securities						341,523	341,523
TOTAL COMPREHENSIVE INCOME							3,269,936

Purchases of treasury stock				(397,020)			(397,020)
Dividends paid ($.36 per share)			(805,439)				(805,439)
SOP Expense		50,067					50,067
MRP expense		13,147					13,147
Tax benefit of MRP		3,321					3,321
Exercise of stock options		(32,000)		58,000			26,000

BALANCE AT JUNE 30, 2007	$ 29,572	$ 17,389,156	$ 24,634,854	$ (12,990,541)	$ -	$ (348,802)	$ 28,714,239

See accompanying notes to consolidated financial statements.

| 23 |
NEXT PAGE

>    CONSOLIDATED STATEMENTS OF CASH FLOWS    <
YEARS ENDED JUNE 30, 2007, 2006 AND 2005
Southern Missouri Bancorp, Inc.

Cash flows from operating activities:	2007	2006	2005

Net income	$ 2,928,413	$ 2,784,166	$ 104,259
Items not requiring (providing) cash:
Depreciation	713,774	642,449	535,433
SOP, MRP expense and ESOP expense	66,535	62,364	207,008
Net realized losses (gains) on sale of available for sale securities	-	-	(351,508)
(Gain) Loss on sale of foreclosed assets	(1,035)	29,938	14,977
Amortization of intangible assets	255,258	255,258	255,258
Increase in cash surrender value of bank owned life insurance	(263,210)	(249,598)	(225,291)
Provision for loan losses	605,000	555,000	4,815,000
Amortization of premiums and discounts on securities	(9,373)	36,598	81,630
Deferred income taxes	(163,000)	(296,539)	(90,900)
Changes in:
Accrued interest receivable	(346,437)	(561,225)	(73,453)
Prepaid expenses and other assets	(346,378)	(52,073)	(1,891,167)
Accounts payable and other liabilities	160,803	1,194,227	177,620
Accrued interest payable	440,422	246,905	161,218

NET CASH PROVIDED BY OPERATING ACTIVITIES	$ 4,040,772	$ 4,647,470	$ 3,720,084

Cash flows from investing activities:
Net increase in loans	$ (31,877,876)	$ (14,094,508)	$ (23,995,293)
Proceeds from sales of available for sale securities	-	-	7,017,287
Proceeds from maturities of available for sale securities	8,919,334	5,007,756	8,907,916
Purchases of available for sale securities	(4,849,941)	(9,566,422)	(10,046,587)
Sale (purchase) of Federal Home Loan Bank stock	(429,300)	479,800	49,900
Purchase of premises and equipment	(347,815)	(1,689,261)	(310,422)
Purchase of land	-	-	(5,537,842)
Proceeds from sale of land	-	-	3,497,971
Proceeds from sale of vehicle	1,867	-	-
Purchase of bank owned life insurance	-	-	(2,000,000)
Proceeds from sale of foreclosed real estate	201,946	34,269	64,355

NET CASH USED IN INVESTING ACTIVITIES	$ (28,381,785)	$ (19,828,366)	$ (22,352,715)

See accompanying notes to consolidated financial statements.

| 24 |
NEXT PAGE

>    CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)    <
YEARS ENDED JUNE 30, 2007, 2006 AND 2005
Southern Missouri Bancorp, Inc.

Cash flows from financing activities:	2007	2006	2005

Net increase (decrease) in demand deposits and savings accounts	$ 7,025,174	$ 7,741,339	$ (4,627,461)
Net increase in certificates of deposit	4,993,903	25,661,983	17,334,562
Net increase in securities sold under agreements to repurchase	6,462,753	538,411	4,309,381
Proceeds from Federal Home Loan Bank advances	388,475,000	36,250,000	83,050,000
Repayments of Federal Home Loan Bank advances	(380,475,000)	(51,750,000)	(80,800,000)
Dividends paid on common stock	(805,439)	(804,038)	(809,193)
Exercise of stock options	26,000	22,848	65,962
Purchases of treasury stock	(397,020)	-	(585,884)

NET CASH PROVIDED BY FINANCING ACTIVITIES	$25,305,371	$ 17,660,543	$ 17,937,367

Increase (Decrease) in cash and cash equivalents	964,358	2,479,647	(695,264)
Cash and cash equivalents at beginning of year	6,366,608	3,886,961	4,582,225

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 7,330,966	$ 6,366,608	$ 3,886,961

Supplemental disclosures of cash flow information:
Noncash investing and financing activities
Conversion of loans to foreclosed real estate	$ 288,577	$ 221,447	$ 4,000
Conversion of foreclosed real estate to loans	52,611	45,000	-

Cash paid during the period for
Interest (net of interest credited)	5,223,263	4,602,987	3,871,180
Income taxes	1,472,391	1,090,000	1,204,884

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

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents includes cash due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest-bearing deposits in other depository institutions were $4,394,010 and $3,907,302 at June 30, 2007 and 2006, respectively.	Available for Sale Securities. Available for sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future are carried at fair value. Unrealized gains and losses, net of tax, are reported in accumulated other comprehensive loss, a component of stockholders' equity. All securities have been classified as available for sale.
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

| 26 |
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
    Depreciation is computed by use of straight-line and accelerated methods over the estimated useful lives of the assets. Estimated lives are generally 20 to 40 years for premises, and five to seven years for equipment.

Intangible Assets. The Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, effective July 1, 2002. Intangible assets acquired through the purchase of branches were excluded from the scope of SFAS 142. In October 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 147, Acquisitions of Certain Financial Institutions. SFAS 147 clarified that the carrying amount of an unidentified intangible asset should continue to be amortized. The Bank's gross amount of this intangible asset at June 30, 2007 and 2006 was $3,837,416 and $3,837,416, respectively, with accumulated amortization of $1,744,256 and $1,488,998, respectively. The intangible asset is being amortized over 15 years with amortization expense over the next five years expected to be $255,258 per year.	Income Taxes. The Company and its subsidiary file consolidated income tax returns. Deferred assets and liabilities are recognized for the tax effects of differences between the financial reporting bases and income tax bases of the Company's assets and liabilities.

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

Stock Options. In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share-Based Payment," which requires the compensation costs related to share-based payment transactions to be recognized in financial statements. With limited exceptions, the amount of compensation cost is measured based on the grant-date fair value of the equity instruments issued. Compensation cost is recognized over the vesting period during which an employee provides service in exchange for the award. SFAS No. 123R was adopted during the first quarter of fiscal 2006 for the Company primarily due to the transition from a small business filer to a full filer; stock-based compensation has been recognized for all stock options granted or modified after July 1, 2005. In addition, stock options not vested on July 1, 2005, are being recognized in expense over the remaining vesting period. Because of the July 1, 2005, adoption of SFAS No. 123R, the table on the following page only shows pro forma compensation expense for fiscal year 2005. In the table, net income and earnings per share are displayed as if the Company had applied the fair value recognition provisions of SFAS No. 123R.

| 27 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

June 30, 2005
Net income as reported	$ 104,259
Add: Stock-based employee compensation expense included in reported income, net of related tax effects	207,008
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards,
net of related tax effects	(243,469)
Pro forma net income	$ 67,798
Earnings per share
Basic as reported	$ .05
Basic pro forma	.03
Diluted as reported	.05
Diluted pro forma	.03

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

    Reclassification.Certain amounts included in the 2006 and 2005 consolidated financial statements have been reclassified to conform to the 2007 presentation. These reclassifications had no effect on net income.

    The following paragraphs summarize the impact of new accounting pronouncements:
In July 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109, which provides guidance on the measurement, recognition, and disclosure of tax positions taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure. FIN 48 prescribes that a tax position should only be recognized if it is more-likely-than-not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this	threshold is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The cumulative effect of applying the provisions of FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company plans to adopt the statement on July 1, 2007, and believes the impact of the adoption of this statement on the financial results will be minimal.
    In September 2006, FASB issued SFAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS 157 establishes a common definition of fair value, provides a framework for measuring fair value under U.S. GAAP, and expands disclosure requirements about fair value measurements. SFAS 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact, if any, the adoption of SFAS 157 will have on our financial reporting and disclosures.
In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. SFAS No. 158 became effective for and was adopted by our Company for the fiscal year ended June 30, 2007. The impact on our Company's financial statements at June 30, 2007, from the adoption of SFAS No. 158 is immaterial.

| 28 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

    In September, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 requires an entity to consider the effects of prior year misstatements when quantifying misstatements in current year financial statements for purposes of determining materiality. SAB 108 was effective for our Company beginning July 1, 2006. Adoption of SAB 108 has not resulted in a material impact on our Company's financial position or results of operations.
    In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities, which permits companies to choose to measure many financial instruments and certain other items at fair value. The objective of the new pronouncement is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for the Company beginning in fiscal 2008. The Company has not yet made a determination if it will elect to apply any of the options available in SFAS 159.
In September 2006, the Emerging Issues Task Force Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement	Split-Dollar Life Insurance Arrangements, was ratified. This EITF Issue addresses accounting for separate agreements which split life insurance policy benefits between an employer and employee. The Issue requires the employer to recognize a liability for future benefits payable to the employee under these agreements. The effects of applying this Issue must be recognized through either a change in accounting principle through an adjustment to equity or through the retrospective application to all prior periods. The Issue is effective for the Company beginning in fiscal 2009. The Company is currently reviewing the impact the adoption of the Issue will have on the Company's financial results.
Effective November 17, 2006, the FDIC implemented a one-time credit of $4.7 billion to eligible institutions. The purpose of the credit is to recognize contributions made by certain institutions to capitalize the Bank Insurance Fund and Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund. The Bank is an eligible institution and has received notice from the FDIC that its share of the credit is $169,000. This amount is not reflected in the accompanying financial statements as it represents contingent future credits against future insurance assessment payments. As such, the timing and ultimate recoverability of the one-time credit may change.

| 29 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

NOTE 2: Securities The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of securities available for sale consisted of the following:

	June 30, 2007

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Investment securities:
U.S. government and Federal agency obligations	$ 21,709,953	$ -	$ (220,616)	$ 21,489,337
Obligations of states and political subdivisions	2,015,783	24,276	(24,550)	2,015,509
Other securities	661,025	-	(5,000)	656,025

TOTAL INVESTMENT SECURITIES	24,386,761	24,276	(250,166)	24,160,871

Mortgage-backed securities:
FHLMC certificates	1,229,108	210	(46,939)	1,182,379
GNMA certificates	155,726	722	(104)	156,344
FNMA certificates	4,386,823	2,913	(176,449)	4,213,287
CMOs issued by government agencies	5,278,853	-	(108,146)	5,170,707

TOTAL MORTGAGE-BACKED SECURITIES	11,050,510	3,845	(331,638)	10,722,717

TOTAL	$ 35,437,271	$ 28,121	$ (581,804)	$ 34,883,588

	June 30, 2006

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Investment securities:
U.S. government and Federal agency obligations	$ 20,672,506	$ -	$ (508,951)	$ 20,163,555
Obligations of states and political subdivisions	851,758	10,635	(12,371)	850,022
FNMA preferred stock	1,000,000	-	-	1,000,000
Other securities	1,950,000	-	(2,344)	1,947,656

TOTAL INVESTMENT SECURITIES	24,474,264	10,635	(523,666)	23,961,233

Mortgage-backed securities:
FHLMC certificates	1,853,852	580	(83,299)	1,771,133
GNMA certificates	193,545	-	(1,385)	192,160
FNMA certificates	5,624,398	920	(290,070)	5,335,248
CMOs issued by government agencies	7,351,232	-	(209,498)	7,141,734

TOTAL MORTGAGE-BACKED SECURITIES	15,023,027	1,500	(584,252)	14,440,275

TOTAL	$ 39,497,291	$ 12,135	$ (1,107,918)	$ 38,401,508

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

	June 30, 2007

Available for Sale	Amortized Cost	Estimated Fair Value

Within one year	$ 9,490,386	$ 9,424,582
After one but less than five years	11,993,329	11,852,114
After five but less than 10 years	998,626	983,226
After 10 years	1,904,420	1,900,949

Total investment securities	24,386,761	24,160,871
Mortgage-backed securities	11,050,510	10,722,717

TOTAL	$ 35,437,271	$ 34,883,588

    The carrying value of investment and mortgage-backed securities pledged as collateral to secure public deposits and securities sold under agreements to repurchase amounted to $33,455,667 and $28,395,994 at June 30, 2007 and 2006, respectively.
Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair	value of these investments at June 30, 2007 was $33 million, which is approximately 94.9% of the Bank's available for sale investment portfolio, as compared to $35 million or approximately 91.1% of the Bank's available for sale investment portfolio at June 30, 2006. These declines primarily resulted from recent increases in market interest rates.

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
The following tables show our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2007 and 2006.

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

For the year ended June 30, 2007

U.S. Treasury	$ -	$ -	$ 500,938	$ 890	$ 500,938	$ 890
U.S. government agencies	2,949,308	27,978	18,039,092	191,748	20,988,400	219,726
Mortgage-backed securities	2,125,963	27,702	7,760,000	303,936	9,885,963	331,638
Other securities	1,483,269	21,152	253,913	8,398	1,737,182	29,550

Total temporarily impaired securities	$ 6,558,540	$ 76,832	$ 26,553,943	$ 504,972	$ 33,112,483	$ 581,804

| 31 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

For the year ended June 30, 2006

U.S. Treasury	$ -	$ -	$ 504,532	$ 12,119	$ 504,532	$ 12,119
U.S. government agencies	7,776,078	165,814	11,882,946	331,018	19,659,024	496,832
Mortgage-backed securities	2,434,689	39,379	11,296,394	544,873	13,731,083	584,252
Other securities	497,656	2,344	591,007	12,371	1,088,663	14,715

Total temporarily impaired securities	$ 10,708,423	$ 207,537	$ 24,274,879	$ 900,381	$ 34,983,302	$ 1,107,918

NOTE 3: Loans Loans are summarized as follows:

	June 30,

	2007	2006

Real estate loans:
Conventional	$ 135,287,992	$ 127,205,201
Construction	7,981,390	10,868,078
Commercial	77,723,332	65,373,576
Consumer loans	19,416,309	20,105,818
Commercial	76,053,308	65,108,884

	316,462,331	288,661,557
Loans in process	(1,913,191)	(5,737,933)
Deferred loan fees, net	51,486	65,511
Allowance for loan losses	(2,537,659)	(2,058,144)

TOTAL	$ 312,062,967	$ 280,930,991

    Adjustable rate loans included in the loan portfolio amounted to $113,874,188 and $126,484,100 at June 30, 2007 and 2006, respectively.
One- to four-family residential real estate loans amounted to $129,920,634 and $126,349,770 at June 30, 2007 and 2006, respectively.	Real estate construction loans are secured principally by single and multi-family dwelling units.
Commercial real estate loans are secured principally by commercial buildings, motels, medical centers, churches, restaurants and farmland.

| 32 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

Following is a summary of activity in the allowance for loan losses:

	June 30,

	2007	2006	2005

Balance, beginning of period	$ 2,058,144	$ 2,016,514	$ 1,978,491
Loans charged-off	(162,719)	(577,938)	(4,821,112)
Recoveries of loans previously charged-off	37,234	64,568	44,135

Net charge-offs	(125,485)	(513,370)	(4,776,977)

Provision charged to expense	605,000	555,000	4,815,000

Balance, end of period	$ 2,537,659	$ 2,058,144	$ 2,016,514

    Total loans past due 90 days or more and still accruing interest amounted to $24,000 and $2,000 at June 30, 2007 and 2006, respectively.
The Company had ceased recognition of interest income on loans with a book value of $2,000 and $51,000, at June 30, 2007 and 2006, respectively. The average balance of nonaccrual loans for the years ended June 30, 2007 and 2006 was $47,000 and $272,000, respectively. Allowance for losses on nonaccrual loans amounted to $0 and $0, at June 30, 2007 and 2006. Interest income recognized on these loans for the years ended June 30, 2007 and 2006, was considered nominal. Gross interest income would have been nominal for the years ended June 30, 2007 and 2006, if the interest payments had been received in accordance with the original terms. The Company is not committed to lend additional funds to customers whose loans have been placed on nonaccrual status.
Of the above nonaccrual loans at June 30, 2007 and 2006, none were considered to be impaired. There were no impaired loans during the years ended June 30, 2007 and 2006.
Following is a summary of loans to directors, executive officers and loans to corporations in which executive officers and directors have a substantial interest:
Balance, June 30, 2006	$ 6,868,342
Additions	1,388,216
Repayments	(212,835)
Balance, June 30, 2007	$ 8,043,723
These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

| 33 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

NOTE 4: Premises and Equipment Following is a summary of premises and equipment:

	June 30,

	2007	2006

Land	$ 3,418,074	$ 3,328,783
Buildings and improvements	5,884,266	5,857,147
Furniture, fixtures and equipment	4,567,267	4,274,139
Automobiles	32,376	48,376

	13,901,983	13,508,445
Less accumulated depreciation	(5,251,310)	(4,577,267)

TOTAL	$ 8,650,673	$ 8,931,178

| 34 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

NOTE 5: Deposits Deposits are summarized as follows:

	June 30,

	2007	2006

Noninterest-bearing accounts	$ 22,275,977	$ 18,710,087
NOW accounts	31,122,878	31,037,038
Money market deposit accounts	7,211,517	8,907,715
Savings accounts	78,908,351	73,824,996

TOTAL TRANSACTION ACCOUNTS	$139,518,723	$132,479,836

Certificates:
0.00 - 0.99%	$ -	$ -
1.00 - 1.99%	-	-
2.00 - 2.99%	1,086,670	9,474,913
3.00 - 3.99%	6,557,958	56,044,666
4.00 - 4.99%	27,805,696	49,634,850
5.00 - 5.99%	95,119,049	10,434,754
6.00 - 6.99%	-	-

Total certificates, 4.94%
and 4.06%, respectively	130,569,373	125,589,183

TOTAL DEPOSITS	$ 270,088,096	$ 258,069,019

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $41,448,245 and $47,509,029 at June 30, 2007 and 2006, respectively.

Certificate maturities at June 30, 2007 are summarized as follows:

July 1, 2007 to June 30, 2008		$ 117,082,454
July 1, 2008 to June 30, 2009		4,989,240
July 1, 2009 to June 30, 2010		3,903,426
July 1, 2010 to June 30, 2011		1,803,393
July 1, 2011 to June 30, 2012		2,790,860
Thereafter		-
	TOTAL	$ 130,569,373

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
    The market value of the securities underlying the agreements at June 30, 2007 and 2006, was $18,307,912 and $12,469,129, respectively. The securities sold under agreements to repurchase are under the Company's control.

	June 30,

	2007	2006

Year-end balance	$ 17,758,364	$ 11,295,611
Average balance during the year	11,862,732	10,420,045
Maximum month-end balance during the year	17,758,364	12,588,949
Average interest during the year	4.84%	3.84%
Year-end interest rate	4.90%	4.69%

NOTE 7: Advances from Federal Home Loan Bank Advances from Federal Home Loan Bank are summarized as follows:

	Call Date or Quarterly	Interest	June 30
Maturity	Thereafter	Rate	2007	2006

Overnight borrowings and short-term
repurchase agreements	-	5.48%	$ 7,000,000	$ 0
12-18-06	-	3.05%	-	2,000,000
01-08-07	-	2.69%	-	2,000,000
06-11-07	-	4.96%	-	1,000,000
06-19-07	-	4.69%	-	1,000,000
08-30-07	-	3.96%	1,000,000	1,000,000
10-17-07	-	4.91%	2,000,000	2,000,000
02-06-08	08-06-03	5.24%	-	3,000,000
10-26-09	09-01-03	5.58%	10,000,000	10,000,000
01-20-10	07-20-03	5.85%	5,000,000	5,000,000
10-27-10	10-27-03	5.94%	9,000,000	9,000,000
12-09-10	12-09-05	6.01%	10,000,000	10,000,000
11-29-16	11-29-07	3.93%	5,000,000	-
11-29-16	11-29-11	4.42%	5,000,000	-

		TOTAL	$ 54,000,000	$ 46,000,000

Weighted-average rate			5.42%	5.41%

    In addition to the above advances, the Bank had an available line of credit amounting to $42,384,625 and $51,211,125, with FHLB at June 30, 2007 and 2006, respectively.
Advances from FHLB of Des Moines are secured by FHLB stock and one- to four-family mortgage loans of $64,800,000 and $55,200,000 at June 30, 2007 and 2006, respectively. The principal maturities of FHLB advances at June 30, 2007, are at right:
FHLB Advance Maturities
July 1, 2007 to June 30, 2008	$ 10,000,000
July 1, 2008 to June 30, 2009	-
July 1, 2009 to June 30, 2010	15,000,000
July 1, 2010 to June 30, 2011	19,000,000
July 1, 2011 to June 30, 2012	-
July 1, 2012 and thereafter	10,000,000
TOTAL	$ 54,000,000

| 36 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

NOTE 8: Subordinated Debt
Southern Missouri Statutory Trust I issued $7.0 million of Floating Rate Capital Securities (the "Trust Preferred Securities") with a liquidation value of $1,000 per share in March 2004. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on LIBOR. At June 30, 2007, the current rate was 8.11%. The securities represent undivided beneficial interests in the trust, which was established by Southern Missouri for the purpose of issuing the securities. The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933,	as amended (the "Act") and have not been registered under the Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Southern Missouri Statutory Trust I used the proceeds from the sale of the Trust Preferred Securities to purchase Junior Subordinated Debentures of Southern Missouri Bancorp. Southern Missouri Bancorp, Inc. used its net proceeds for working capital and investment in its subsidiaries.

NOTE 9: Employee Benefits
    401(k). The Bank has a 401(k) profit sharing plan that covers substantially all eligible employees. Contributions to the plan are at the discretion of the Board of Directors of the Bank. During 2007, 2006, and 2005, there were no contributions made to the plan.

    Employee Stock Ownership Plan (ESOP). The Bank established a tax-qualified ESOP in April 1994. The plan covers substantially all employees who have attained the age of 21 and completed one year of service.
    Benefits are vested over five years. Forfeitures are allocated on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation of service. The Bank makes discretionary contributions to the ESOP. The ESOP expense for 2007, 2006, and 2005 was $190,000, $180,000, and $191,777, respectively.

The number of ESOP shares at June 30, 2007 and 2006 were as follows:
	2007	2006

Allocated shares	160,270	139,131

Unreleased shares	-	-

TOTAL ESOP SHARES	160,270	139,131

Management Recognition Plan (MRP). The Bank adopted an MRP for the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors) in April 1994. During 2004, the Bank granted 5,000 MRP shares to employees. During 2007, an additional 1,000 shares were granted. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. During 2007, 900 MRP shares vested, which had been awarded in 2004 and 2007. Compensation expense, in the amount of the fair market value of the common stock at the date of grant, will be recognized pro-rata over the five years during which the shares are payable.
    The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 2007, 2006, and 2005, was $13,147, $10,890, and $15,231, respectively.

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
As of June 30, 2007, there was $107,000 in remaining unrecognized compensation expense related to nonvested stock options, which will be recognized over the remaining weighted average vesting period. The aggregate intrinsic value of stock options outstanding at June 30, 2007, was $764,000. The aggregate intrinsic value of stock options exercisable at June 30, 2007, was $761,000.

| 37 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

Changes in options outstanding were as follows:

	Year Ended June 30

	2007		2006		2005

	Weighted Average Price	Number	Weighted Average Price	Number	Weighted Average Price	Number

Outstanding at beginning of year	$ 10.64	180,500	$ 10.70	188,515	$ 10.24	186,972
Granted	-	-	14.26	5,000	15.30	15,000
Exercised	6.50	4,000	6.50	(3,515)	6.97	(9,457)
Forfeited	-	-	15.23	(9,500)	15.23	(4,000)

Outstanding at year-end	$ 10.73	176,500	$ 10.64	180,500	$ 10.70	188,515

Options exercisable at year-end	$ 9.75	144,100	$ 9.10	134,400	$ 8.37	123,915

The following is a summary of the assumptions used in the Black-Scholes pricing model in determining the fair values of options granted during fiscal years 2007, 2006, and 2005 (no options were granted in fiscal 2007):

	2007	2006	2005
Assumptions:
Expected dividend yield	-	2.52%	2.35%
Expected volatility	-	18.89%	18.74%
Risk-free interest rate	-	3.98%	3.31%
Weighted-average expected life	-	5 years	5 years
Weighted-average fair value of options granted during the year	-	$ 3.43	$ 3.55
The following table summarizes information about stock options under the plan outstanding at June 30, 2007:

		Options Outstanding		Options Exercisable

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$ 6.5000	14,000	34.5 mo.	$ 6.5000	14,000	$ 6.5000
6.7500	60,000	26.0 mo.	6.7500	60,000	6.7500
9.9375	30,000	7.1 mo.	9.9375	30,000	9.9375
15.2300	52,500	82.7 mo.	15.2300	33,100	15.2300
15.3000	15,000	87.7 mo.	15.3000	6,000	15.3000
14.2600	5,000	98.5 mo.	14.2600	1,000	14.2600

| 38 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

NOTE 10: Income Taxes The components of net deferred tax assets (liabilities) are summarized as follows:

	2007	2006

Deferred tax assets:
Provision for losses on loans	$ 900,049	$ 792,385
Unrealized loss of available for sale securities	204,851	405,429
Accrued compensation and benefits	154,965	140,185
Other	65,698	56,810

Total deferred tax assets	1,325,563	1,394,809

Deferred tax liabilities:
FHLB stock dividends	188,612	188,612
Purchase accounting adjustments	63,694	60,175
Depreciation	284,405	319,593

Total deferred tax liabilities	536,711	568,380

NET DEFERRED TAX ASSET	$ 788,852	$ 826,429

A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

	Year Ended June 30

	2007	2006	2005

Tax at statutory Federal rate	$ 1,384,776	$ 1,414,675	$ 7,602
Increase (reduction) in taxes resulting from:
Nontaxable municipal income	(31,983)	(17,879)	(20,695)
State tax, net of Federal benefit	52,006	106,194	(12,138)
Nondeductible ESOP expenses	-	-	45,097
Cash surrender value of bank owned life insurance	(89,491)	(84,863)	(76,599)
Other, net	(170,850)	(41,482)	(25,167)

ACTUAL PROVISION	$ 1,144,458	$ 1,376,645	$ (81,900)

| 39 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

NOTE 11: Other Comprehensive Income (Loss) Other comprehensive income (loss) components are as follows:

	Year Ended June 30

	2007	2006	2005

Unrealized gains (losses) on available for sale securities:
Unrealized holding gains (losses) arising during period	$ 542,101	$ (820,968)	$ 454,748
Less: reclassification adjustments for (gains) losses realized in net income	-	-	(351,508)

Total unrealized gains (losses) on securities	542,101	(820,968)	103,240
Income tax (expense) benefit	(200,578)	303,758	(38,199)

Other comprehensive income (loss)	$ 341,523	$ (517,210)	$ 65,041

| 40 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

NOTE 12: Stockholders' Equity and Regulatory Capital

    The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I capital (as defined in the regulations) to	risk-weighted assets (as defined) and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 2007, that the Bank meets all capital adequacy requirements to which it is subject.
    As of June 30, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's only significant activity is ownership of the Bank, and, therefore, its capital, capital ratios, and minimum required levels of capital are materially the same as the Bank's.
The following table summarizes the Bank's actual and required regulatory capital:

(dollars in thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

As of June 30, 2007	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)	$ 32,420	11.81%	$ 21,954	>8.00%	$ 27,443	>10.00%
Tier I Capital (to Risk-Weighted Assets)	29,882	10.89%	10,977	>4.00%	16,466	>6.00%
Tier I Capital (to Average Assets)	29,882	8.10%	14,756	>4.00%	18,445	>5.00%

As of June 30, 2006
Total Capital (to Risk-Weighted Assets)	$ 29,372	11.73%	$ 20,035	>8.00%	$ 25,044	>10.00%
Tier I Capital (to Risk-Weighted Assets)	27,314	10.91%	10,018	>4.00%	15,026	>6.00%
Tier I Capital (to Average Assets)	27,314	7.92%	13,794	>4.00%	17,242	>5.00%

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
    The Bank had total outstanding standby letters of credit amounting to $696,000 and $1,270,000 at June 30, 2007 and 2006, respectively, with terms ranging from 12 to 24 months. At June 30, 2007, the Bank's deferred revenue under standby letters of credit agreements was nominal.

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
    The Company had $36.0 million in commitments to extend credit at June 30, 2007, and $39.3million at June 30, 2006.
    At June 30, 2007, total commitments to originate fixed-rate loans with terms in excess of one year were $2.9 million at interest rates ranging from 6.875% to 8.75%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company's policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the statements of financial condition. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.
The Company grants collateralized commercial, real estate, and consumer loans to customers in Southeast Missouri. Although the Company has a diversified portfolio, loans aggregating $135,288,000 at June 30, 2007, are secured by single and multi-family residential real estate in the Company's primary lending area.

| 42 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

NOTE 14: Earnings Per Share The following table sets forth the computations of basic and diluted earnings per common share:

	Year Ended June 30

	2007	2006	2005

Net income	$ 2,928,413	$ 2,784,166	$ 104,259

Denominator for basic earnings per share -
Weighted-average shares outstanding	2,225,658	2,224,409	2,225,493
Effect of dilutive securities Stock options	38,578	27,852	64,255

Denominator for diluted earnings per share	2,264,236	2,252,261	2,289,748

Basic earnings per common share	$ 1.32	$ 1.25	$ .05
Diluted earnings per common share	$ 1.29	$ 1.24	$ .05

| 43 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

NOTE 15: Disclosures About Fair Value of Financial Instruments

The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.	Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	2007			2006

	Carrying Amount		Fair Value	Carrying Amount		Fair Value

		(in thousands)			(in thousands)
Financial Assets
Cash and cash equivalents	$ 7,331		$ 7,331	$ 6,367		$ 6,367
Investment and mortgage- backed securities available for sale	34,884		34,884	38,402		38,402
Stock in FHLB	3,071		3,071	2,641		2,641
Loans receivable, net	312,063		311,240	280,931		280,784
Bank owned life insurance	6,999		6,999	6,735		6,735
Accrued interest receivable	2,248		2,248	1,955		1,955
Financial Liabilities
Deposits	270,088		268,236	258,069		256,772
Securities sold under agreements to repurchase	17,758		17,758	11,296		11,296
Advances from FHLB	54,000		54,366	46,000		46,499
Subordinated Debt	7,217		7,217	7,217		7,217
Accrued interest payable	1,406		1,406	744		744
Unrecognized financial instruments (net of contract amount)
Letters of Credit	-		-	-		-
Lines of Credit	-		-	-		-

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

	June 30

Condensed Balance Sheets	2007	2006

Assets
Cash and cash equivalents	$ 1,870,317	$ 1,043,992
Premise and equipment	2,079,658	2,079,658
Other assets	433,122	1,745,972
Investment in common stock of Bank	31,626,094	28,970,952

TOTAL ASSETS	$ 36,009,191	$ 33,840,574

Liabilities and Stockholders' Equity
Accrued expenses and other liabilities	$ 77,952	$ 69,347
Subordinated debt	7,217,000	7,217,000

TOTAL LIABILITIES	7,294,952	7,286,347

Stockholders' equity	28,714,239	26,554,227

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 36,009,191	$ 33,840,574

	Year Ended June 30

Condensed Statements of Income	2007	2006	2005

Interest income	$ 61,165	$ 85,272	$ 96,653
Interest expense	594,357	512,074	369,733

Net interest income	(533,192)	(426,802)	(273,080)
Dividends from Bank	1,200,000	1,200,000	1,200,000
Gain on sales of securities	-	-	351,508

Operating expenses	294,479	301,372	272,643

Income before income taxes and equity in undistributed income of the Bank	372,329	471,826	1,005,785

Income tax benefit	309,000	279,300	79,900

Income before equity in undistributed income of the Bank;	681,329	751,126	1,085,685

Equity in undistributed (loss) income of the Bank	2,247,084	2,033,040	(981,426)

NET INCOME	$ 2,928,413	$ 2,784,166	$ 104,259

| 45 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

	Year Ended June 30

Condensed Statements	2007	2006	2005

Cash flows from operating activities:
Net income	$ 2,928,413	$ 2,784,166	$ 104,259
Changes in:
Equity in undistributed income of the Bank	(2,247,084)	(2,033,040)	981,426
Other adjustments, net	32,480	58,329	37,355

NET CASH PROVIDED BY OPERATING ACTIVITIES	713,809	809,455	1,123,040

Cash flows from investing activities:
Principal collected on loan to ESOP	-	-	70,566
Purchase of available for sale securities	(1,330,000)	(1,450,000)	(1,099,000)
Investment in real estate	-	(69,327)	(5,537,842)
Sale of investment real estate	-	-	3,497,971
Depreciation	-	-	39,916
Proceeds from sales and maturities of available for sale securities	2,618,975	-	6,668,949
Capital contributed to Bank	-	-	(2,000,000)

NET CASH PROVIDED BY OR (USED IN) INVESTING ACTIVITIES	1,288,975	(1,519,327)	1,640,560

Cash flows from financing activities:
Dividends on common stock	(805,439)	(804,038)	(809,193)
Exercise of stock options	26,000	22,848	65,962
Payments to acquire treasury stock	(397,020)	-	(585,884)

NET CASH (USED IN) OR PROVIDED BY FINANCING ACTIVITIES	(1,176,459)	(781,190)	(1,329,115)

Net increase (decrease) in cash and cash equivalents	826,325	(1,491,062)	1,434,485
Cash and cash equivalents at beginning of year	1,043,992	2,535,054	1,100,569

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 1,870,317	$ 1,043,992	$ 2,535,054

| 46 |
NEXT PAGE

>    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)    <
Southern Missouri Bancorp, Inc.

NOTE 17: Quarterly Financial Data (Unaudited) Quarterly operating data is summarized as follows (in thousands):

	June 30, 2007

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$ 5,686	$ 5,802	$ 5,920	$ 6,141
Interest expense	3,197	3,388	3,465	3,570

Net interest income	2,489	2,414	2,455	2,571

Provision for loan losses	125	95	100	285
Noninterest income	577	548	516	565
Noninterest expense	1,797	1,803	1,889	1,969

Income before income taxes	1,144	1,064	982	882
Income tax expense	404	341	330	69

NET INCOME	$ 740	$ 723	$ 652	$ 813

	June 30, 2006

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$ 4,750	$ 5,016	$ 5,187	$ 5,410
Interest expense	2,401	2,690	2,782	2,890

Net interest income	2,349	2,326	2,405	2,520

Provision for loan losses	120	85	80	270
Noninterest income	540	533	505	566
Noninterest expense	1,732	1,729	1,833	1,734

Income before income taxes	1,037	1,045	997	1,082
Income tax expense	356	366	352	303

NET INCOME	$ 681	$ 679	$ 645	$ 779

	June 30, 2005

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$ 4,171	$ 4,312	$ 4,325	$ 4,476
Interest expense	1,848	1,928	2,050	2,206

Net interest income	2,323	2,384	2,275	2,270

Provision for loan losses	150	95	2,610	1,960
Noninterest income	691	764	322	536
Noninterest expense	1,643	1,605	1,664	1,816

Income (loss) before income taxes	1,221	1,448	(1,677)	(970)
Income tax expense (benefit)	428	574	(701)	(383)

NET INCOME (LOSS)	$ 793	$ 874	$ (976)	$ (587)

| 47 |
NEXT PAGE

>    CORPORATE INFORMATION    <

CORPORATE HEADQUARTERS 531 Vine Street Poplar Bluff, Missouri 63901 COMPANY WEBSITE www.smbtonline.com SPECIAL COUNSEL Silver, Freedman & Taff, LLP Washington, D.C. 20007	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM BKD, LLP St. Louis, Missouri 63102 COMMON STOCK Nasdaq Stock Market Nasdaq Symbol: SMBC

TRANSFER AGENT

Stockholders should report lost stock certificates or direct inquiries concerning dividend payments, change of name, address, or ownership, or consolidation of accounts, to the Company's transfer agent:
   Registrar and Transfer Company
   10 Commerce Drive
   Cranford, New Jersey 07016
   (800) 368-5948

ANNUAL MEETING

The Annual Meeting of Stockholders will be held Monday, October 15, 2007, at 9:00 a.m., Central Time, at the Greater Poplar Bluff Area Chamber of Commerce Building, 1111 West Pine, Poplar Bluff, Missouri 63901.

ANNUAL REPORT ON FORM 10-K AND OTHER REPORTS

A copy of the Company's annual report on Form 10-K, including financial statement schedules and our quarterly reports as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Secretary, Southern Missouri Bancorp, Inc., 531 Vine Street, Poplar Bluff, Missouri 63901. These documents also may be accessed through the SEC's website at www.sec.gov.

| 48 |
NEXT PAGE

>    DIRECTORS and OFFICERS    <

SOUTHERN MISSOURI BANCORP, INC.

Directors

James W. Tatum Chairman of the Board, Retired Certified Public Accountant	Ronnie D. Black Executive Director, General Association of General Baptists	Charles R. Love Certified Public Accountant, Kraft, Miles and Tatum

Samuel H. Smith Vice-Chairman of the Board, Engineer and Majority Owner, S.H. Smith and Company, Inc.	Sammy A. Schalk President, Gamblin Lumber Company	Charles R. Moffitt Agency Manager, Morse Harwell Jiles Insurance Agency

L. Douglas Bagby City Manager, Poplar Bluff General Manager, Municipal Utilities of Poplar Bluff	Greg A. Steffens President and Chief Executive Officer, Southern Missouri Bancorp, Inc. Rebecca M. Brooks Financial Manager, McLane Transport	Leonard W. Ehlers Director Emeritus, Retired Court Reporter, 36th Judicial Circuit

SOUTHERN MISSOURI BANK AND TRUST

Directors	Senior Officers
Samuel H. Smith
Chairman of the Board,
Engineer and Majority Owner,
S.H. Smith and Company, Inc.

L. Douglas Bagby
Vice-Chairman of the Board,
City Manager, Poplar Bluff
General Manager,
Municipal Utilities of Poplar Bluff

Ronnie D. Black
Executive Director,
General Association of General Baptists

James W. Tatum
Retired Certified Public Accountant	Sammy A. Schalk
President,
Gamblin Lumber Company

Greg A. Steffens
President and Chief Executive Officer,
Southern Missouri Bancorp, Inc.

Rebecca M. Brooks
Financial Manager,
McLane Transport

Charles R. Love
Certified Public Accountant,
Kraft, Miles and Tatum

Charles R. Moffitt
Agency Manager,
Morse Harwell Jiles
Insurance Agency	Greg A. Steffens
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