Form 10-K, Exhibit 13
period 2008-06-30
SOUTHERN MISSOURI BANCORP INC
filed 2008-09-29
CIK 916907

Standing Tall *in our Field*

SOUTHERN MISSOURI BANCORP, INC.
2008 ANNUAL REPORT

> CORPORATE PROFILE <

Southern Missouri Bancorp, Inc. (NASDAQ: SMBC) is
the holding company for Southern Missouri Bank & Trust Company (Southern Missouri Bank). While the last year has been turbulent for much of our industry, the Company
reported record profits and maintained asset quality.

The Company looks forward to the coming year with
great anticipation. We believe it’s a great time
to be a bank in our communities.

> TABLE of CONTENTS <

Letter to Shareholders	2
Common Share Data	8
Financial Review	9
Report of Independent
Registered Public Accounting Firm	19
Consolidated Financial Statements	20
Notes to Consolidated Financial Statements	25
Corporate and Investor Information	44
Directors and Officers	45

> FINANCIAL SUMMARY <
	2008	2007	CHANGE(%)
EARNINGS (dollars in thousands) Net interest income	$11,780	$9,929	18.6
Provision for possible loan losses	940	605	55.4
Other income	2,412	2,207	9.3
Other expense	7,864	7,458	5.4
Income taxes	1,775	1,145	55.1
Net income	3,613	2,928	23.4

PER COMMON SHARE Net income: Basic	$1.64	$1.32	24.2
Diluted	1.63	1.29	26.4
Tangible book value	13.11	12.06	8.7
Closing market price	15.49	14.95	3.6
Cash dividends declared	.40	.36	11.1

AT YEAR-END (dollars in thousands) Total assets	$417,820	$379,927	10.0
Loans, net of allowance	343,070	312,063	9.9
Reserves as a percent of nonperforming loans	58,865%	9,845%
Deposits	$292,257	$270,088	8.2
Stockholders’ equity	30,472	28,714	6.1

FINANCIAL RATIOS Return on average stockholders’ equity	12.06%	10.49%
Return on average assets	.92	.80
Net interest margin	3.17	2.90
Efficiency ratio	55.41	61.45
Allowance for possible loan losses to net loans	1.04	.81
Equity to average assets at year-end	7.73	7.88

OTHER DATA(1) Common shares outstanding	2,190,833	2,213,976
Average common and dilutive shares outstanding	2,212,132	2,264,236
Stockholders of record	276	276
Full-time equivalent employees	100	95
Assets per employee (in thousands)	$4,178	$3,999
Banking offices	9	9

(1)	Other data is as of year-end, except for average shares.

Share and per share data have been adjusted to reflect the September 26, 2003 two-for-one stock split.

|1|

> LETTER to SHAREHOLDERS <
In 2008,
Southern Missouri Bancorp
produced outstanding results,
standing tall in our field.

Our earnings grew to a record $1.63 per diluted share, up from $1.29 in the prior fiscal year, providing a return on average equity of 12.1% and a return on average assets of 0.92%.  While much of the financial services industry has been embroiled in turmoil since the summer of 2007, we were able to continue to grow our core business, maintain strong asset quality, and improve our profitability.  We are very pleased with our results for 2008, and look forward to continued strong performance in the years to come.

Net income for 2008 totaled $3.6 million, up 23.4% from a year ago. The main factor in our success was growth in net interest income, up 18.6% in 2008.  We grew net interest income by improving our net interest margin – up 27 basis points – and by growing our average interest earning assets – up 8.5%.

Return on Equity again surpasses peer banks We improved our ROE and outperformed our peers.	Tangible Book Value per share growth beats peers We have regularly exceeded our peer banks (1) in this key measure of shareholder value.

(1)
Peer data is based on the average year-end figures (December) from SNL DataSource’s Index of publicly traded commercial banks and thrifts with assets of $100 million to $1 billion, headquartered in Missouri, Arkansas, Illinois, Iowa, Kansas, Kentucky, Nebraska, Oklahoma, and Tennessee. SMBC data is as of fiscal year-end (June).

|2|

Our net loan portfolio grew 10.0% in 2008, with much of our growth continuing to be realized in commercial and commercial real estate loans, serving to diversify our existing portfolio.  Deposits were up 8.2%, and repurchase agreements were up 22.8%, as we were able to attract retail and public unit funds despite a tough competitive environment.

Net income for 2008 totaled $3.6 million, up 23.4% from a year ago.

The Company’s book value per share increased by 7.2%, and tangible book value per share increased by 8.7%. Along with earnings, our per-share valuations are some of our most closely-watched measures, as they are indicators of the Company’s true value to our shareholders.  The Company also purchased approximately 4% of outstanding stock under the repurchase plan announced in June 2007, increasing each remaining shareholder’s percentage of ownership.

Steady growth in these key measures of our core businesses
We have continued our solid loan growth in 2008 and improved deposit growth.

|3|

There is no doubt that we are experiencing a very difficult
period for our nation’s economy.

Employment growth has sputtered, the housing industry’s troubles continue, financial firms have been weakened first by the sub-prime lending fallout, and then by a more general credit crunch, and now energy and food prices are putting the squeeze on the American consumer.

But there are silver linings:

w w w
While our local economies may not grow as fast as other areas when times are good, they don’t decline as quickly when times are bad – the massive construction and development lending that fueled excess capacity in many metropolitan areas is simply not an issue in our markets.

Southern Missouri never adopted a policy of making home loans without requiring that old-fashioned down payment, and we’re not suffering fallout from either losing that line of business, or worse, dealing with the asset quality problems that resulted.

And, as many of the national financial players begin to restrict growth – or even close offices – in an attempt to repair their stressed capital ratios, Southern Missouri is still here and ready to do business in our communities in a safe and sound manner.

|4|

The Company has continued to focus intently on asset quality, and non-performing assets and past-dues remain below peers. While charge-offs have remained low, and the Company does not expect to realize the level of credit problems afflicting banks that took more aggressive positions, we still believe that it is prudent to take into account the nation’s slowing economy and troubled real estate market when setting our allowance for loan losses.  With this in mind, the Company increased the allowance from 0.81% of total loans at June 30, 2007, to 1.03% of total loans at June 30, 2008.

Loan quality is sound These important indicators show that our loan quality remained well ahead of peer banks in 2008.

(1)
Peer data is based on the average year-end figures (December) from SNL DataSource’s Index of publicly traded commercial banks and thrifts with assets of $100 million to $1 billion, headquartered in Missouri, Arkansas, Illinois, Iowa, Kansas, Kentucky, Nebraska, Oklahoma, and Tennessee. SMBC data is as of fiscal year-end (June).

|5|

Holding the line on expenses while our earnings grew, our measures of efficiency improved markedly.  Our efficiency ratio improved to 55.4% in fiscal 2008, from 61.5% the year prior.  With an eye towards prudence, the Company is willing to spend when it sees a true return from investing in technology, premises, or, most importantly, people. We added key employees during fiscal 2008 when we saw an opportunity to use them to improve returns to you, the shareholder.

Efficiency remains ahead of peers

We improved income significantly in 2008 while holding overhead costs in check.

(1)
Peer data is based on the average year-end figures (December) from SNL DataSource’s Index of publicly traded commercial banks and thrifts with assets of $100 million to $1 billion, headquartered in Missouri, Arkansas, Illinois, Iowa, Kansas, Kentucky, Nebraska, Oklahoma, and Tennessee. SMBC data is as of fiscal year-end (June).

We will continue to develop new products and use innovative technology to reach our next generation of customers.
New “rewards checking” products are on the horizon, and we will specifically tailor some rewards to bring in young depositors. We have implemented an investment services program at multiple locations, broadening existing relationships and building new ones. We will increase our efforts to reach potential customers using the internet and mobile technology over the coming year.  And we have developed a Company-wide effort to help our local schools provide sound financial education to students, knowing that our work will benefit the community, the young people we meet, and eventually, the Company.

|6|

To sum up, it was a fantastic year for Southern Missouri.
Improved earnings, solid asset quality, and
growth in our core business all combined to
produce the kind of year we hope to report
to you every year and, we believe, provides a
foundation for future results.  As a result,
we recently announced a 20% increase in our
quarterly dividend.
In recognition of our profitable year, we increased our quarterly dividend by 20%.

Our success is possible because of our employees.  Their hard work, year after year, is a credit to them and to the culture of this organization.

Our success is possible because of our customers.  Their willingness to entrust to us their financial needs provides the opportunity to generate returns on the capital you’ve invested.

And our success is possible because of you, our shareholders.  In the years since the establishment of the Company, we’ve been fortunate to hold a base of shareholders that trusted us to execute our business plan.

We are happy to report these positive results on your investment.

GREG STEFFENS

PRESIDENT, SOUTHERN MISSOURI BANCORP, INC.

PLEASE JOIN US

at our 2008 Annual Meeting where shareholders and those considering investing in Southern Missouri Bancorp, Inc. will hear management cover this year’s performance in detail and discuss our plans for continued growth.

ANNUAL MEETING
MONDAY, OCTOBER 20 AT 9 AM   –   CHAMBER OF COMMERCE BUILDING, POPLAR BLUFF

|7|

> COMMON SHARE DATA <

The common stock of the Company is listed on the NASDAQ Stock Market under the symbol “SMBC.” The following bar graph sets forth the high, low and closing market prices of the common stock for the last three fiscal years.

The following table sets forth per share market price and dividend information for the Company’s common stock. As of June 30, 2008, there were approximately 276 stockholders of record. This does not reflect the number of persons or entities who hold stock in nominee or “street name.”
				Book
				Value At
				End Of	Market Price	Dividends
Fiscal 2008	High	Low	Close	Period	To Book Value	Declared
4th Quarter (6-30-08)	$15.89	$11.21	$15.49	$13.95	111.04%	$0.10
3rd Quarter (3-31-08)	$15.10	$12.75	$15.10	$13.95	108.24%	$0.10
2nd Quarter (12-31-07)	$15.02	$12.75	$13.99	$13.76	101.67%	$0.10
1st Quarter (9-30-07)	$15.25	$14.45	$14.96	$13.35	112.06%	$0.10
Fiscal 2007
4th Quarter (6-30-07)	$15.49	$14.00	$14.95	$13.01	114.91%	$0.09
3rd Quarter (3-31-07)	$15.50	$14.50	$15.48	$12.83	120.65%	$0.09
2nd Quarter (12-31-06)	$15.73	$14.06	$15.19	$12.59	120.65%	$0.09
1st Quarter (9-30-06)	$15.55	$12.29	$15.00	$12.29	122.05%	$0.09
Fiscal 2006
4th Quarter (6-30-06)	$15.07	$11.80	$13.00	$11.92	109.06%	$0.09
3rd Quarter (3-31-06)	$14.95	$12.02	$14.77	$11.77	125.49%	$0.09
2nd Quarter (12-31-05)	$15.47	$13.00	$14.70	$11.57	127.05%	$0.09
1st Quarter (9-30-05)	$15.06	$13.90	$14.35	$11.42	125.66%	$0.09

Any future dividend declarations and payments are subject to the discretion of the Board of Directors of the Company.
The ability of the Company to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company. For a discussion of the restrictions on the Bank’s ability to pay dividends, see Note 12 of Notes to Consolidated Financial Statements included elsewhere in this report.

|8|

> FINANCIAL REVIEW <

BUSINESS OF THE COMPANY AND THE BANK
Southern Missouri Bancorp, Inc. (Southern Missouri or Company) is a Missouri corporation and owns all of the outstanding stock of Southern Missouri Bank & Trust Co. (SMBT or the Bank). The Company’s earnings are primarily dependent on the operations of the Bank. As a result, the following discussion relates primarily to the operations of the Bank.
The Bank was originally chartered by the State of Missouri in 1887 and converted from a state-chartered stock savings and loan association to a Federally-chartered stock savings bank effective June 1995. Then, effective February 1998, the Bank converted its charter to a state-chartered stock savings bank. On June 4, 2004, the Bank converted to a state chartered trust company with banking powers. The Bank’s deposit accounts are generally insured up to a maximum of $100,000 (some retirement accounts are insured up to $250,000) by the Deposit Insurance Fund (DIF), which is administered by the Federal Deposit Insurance Corporation (FDIC).
The Bank’s primary business consists of attracting deposits from the communities it serves and investing those funds in loans secured by one- to four-family residences, commercial real estate,

commercial business and consumer loans. The Company’s results of operations are primarily dependent on its net interest margin, which is the difference between the average yield on loans, mortgage-related securities and investments and the average rate paid on deposits, securities sold under agreements to repurchase and borrowings.
The net interest margin is affected by economic, regulatory and competitive factors that influence interest rates, loan demand and deposits. Lending activities are funded through the attraction of deposit accounts consisting of checking accounts, passbook accounts, money market deposit accounts, certificate of deposit accounts with terms of 60 months or less, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of Des Moines, and, to a lesser extent, brokered deposits.  The Bank currently conducts its business through its home office located in Poplar Bluff and eight full service branch facilities in Poplar Bluff (2), Van Buren, Dexter, Kennett, Doniphan, Sikeston and Qulin, Missouri.

(dollars in thousands)	At June 30
Financial Condition Data:	2008	2007	2006	2005	2004
Total assets	$417,820	$379,927	$350,684	$330,360	$311,703
Loans receivable, net	343,070	312,063	280,931	267,568	248,355
Mortgage-backed securities	28,006	10,723	14,440	17,243	20,994
Cash, interest-bearing deposits
and investment securities	19,931	31,492	30,328	21,344	23,794
Deposits	292,257	270,088	258,069	224,666	211,959
Borrowings	85,854	71,758	57,296	72,257	65,698
Subordinated debt	7,217	7,217	7,217	7,217	7,217
Stockholders’ equity	30,472	28,714	26,554	25,003	25,952

(dollars in thousands, except per share data)	For The Year Ended June 30
Operating Data:	2008	2007	2006	2005	2004
Interest income	$25,327	$23,550	$20,363	$17,284	$15,700
Interest expense	13,547	13,621	10,763	8,032	6,545

Net interest income	11,780	9,929	9,600	9,252	9,155
Provision for loan losses	940	605	555	4,815	275

Net interest income after
provision for loan losses	10,840	9,324	9,045	4,437	8,880

Noninterest income	2,412	2,207	2,144	2,313	1,875
Noninterest expense	7,864	7,458	7,028	6,728	6,445

Income before income taxes	5,388	4,073	4,161	22	4,310
Income tax (benefit) expense	1,775	1,145	1,377	(82)	1,427
Net income	$3,613	$2,928	$2,784	$104	$2,883

Basic earnings per common share	$1.64	$1.32	$1.25	$.05	$1.27
Diluted earnings per common share	$1.63	$1.29	$1.24	$.05	$1.23
Dividends per share	$.40	$.36	$.36	$.36	$.36

|9|

> FINANCIAL REVIEW   (continued)   <

	At June 30
Other Data:	2008	2007	2006	2005	2004
Number of:
Real estate loans	2,868	2,795	2,808	2,850	2,877
Deposit accounts	20,560	19,978	18,845	17,336	16,995
Full service offices	9	9	9	8	8

	At Or For The Year Ended June 30
Key Operating Ratios:	2008	2007	2006	2005	2004
Return on assets (net income
divided by average assets)	.92%	.80%	.80%	.03%	.98%
Return on average equity (net
income divided by average equity)	12.06	10.49	10.83	.39	11.09

Average equity to average assets	7.60	7.66	7.43	8.18	8.82

Interest rate spread (spread
between weighted average rate on
all interest-earning assets and all
interest-bearing liabilities)	2.86	2.57	2.69	2.84	3.06

Net interest margin (net interest
income as a percentage of average
interest-earning assets)	3.17	2.90	2.96	3.06	3.28

Noninterest expense to average assets	2.00	2.05	2.03	2.07	2.19

Average interest-earning assets to
average interest-bearing liabilities	108.60	108.29	108.15	108.10	109.42

Allowance for loan losses to gross
loans (1)	1.03	.81	.73	.75	.80

Allowance for loan losses to
nonperforming loans (1)	58,864.74	9,845.43	3,888.50	353.36	1,460.14

Net (recoveries) charge-offs to average
outstanding loans during the period	(0.03)	.04	.19	1.85	.06

Ratio of nonperforming assets
to total assets (1)	.02	.04	.08	.20	.10

Dividend payout ratio	24.49	27.50	28.80	776.14	28.50

(1)  At end of period

|10|

> FINANCIAL REVIEW   (continued)   <
Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW
Southern Missouri Bancorp, Inc. is a Missouri corporation originally organized for the principal purpose of becoming the holding company of Southern Missouri Savings Bank. The Bank converted from a Federally-chartered stock savings bank to a state-chartered stock savings bank effective February 17, 1998, and subsequently changed its name to Southern Missouri Bank & Trust Co. The Company’s state of incorporation changed from Delaware to Missouri effective April 1, 1999. On June 4, 2004, the Bank converted to a state chartered trust company with banking powers, and the Company became a bank holding company supervised by the Federal Reserve.
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
Southern Missouri’s results of operations are primarily dependent on the levels of its net interest margin and noninterest income, and its ability to control operating expenses. Net interest margin is dependent primarily on the difference or spread between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as the relative amounts of these assets and liabilities. Southern Missouri is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a varying basis, from its interest-bearing liabilities.
Southern Missouri’s noninterest income consists primarily of fees charged on transaction and loan accounts and increased cash surrender value of bank owned life insurance (“BOLI”). Southern Missouri’s operating expenses include: employee compensation and benefits, occupancy expenses, legal and professional fees, federal deposit insurance premiums, amortization of intangible assets and other general and administrative expenses.
 Southern Missouri’s operations are significantly influenced by general economic conditions including monetary and fiscal policies of the U.S. government and the Federal Reserve Board. Additionally, Southern Missouri is subject to policies and regulations issued by financial institution regulatory agencies, including the Federal Deposit Insurance Corporation, the Federal Reserve and the Missouri Division of Finance. Each of these factors may influence interest rates, loan demand, prepayment rates and deposit flows. Interest rates available on competing investments as well as general market interest rates influence the Bank’s cost of funds. Lending activities are affected by the demand for real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. The Bank intends to continue to focus on its lending programs for one- to four-family residential real estate, commercial real estate, commercial business and consumer financing on loans secured by properties or collateral located primarily in Southeastern Missouri.

FORWARD-LOOKING STATEMENTS
    This document, including information incorporated by reference, contains forward-looking statements about the Company and its subsidiaries which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, growth opportunities, interest rates, cost savings and funding advantages expected or anticipated to be realized by management. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify these forward looking statements. Forward-looking statements by the Company and its management are based on beliefs, plans, objectives, goals, expectations, anticipations, estimates and the intentions of management and are not guarantees of future performance. The important factors we discuss below, as well as other factors discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and identified in our filings with the SEC and those presented elsewhere by our management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this document:
  the strength of the United States economy in general and the strength of the local economies in which we conduct operations;
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;
  inflation, interest rate, market and monetary fluctuations;
  the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;
  the willingness of users to substitute our products and services for products and services of our competitors;
  the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);
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
    The allowance for losses on loans represents management’s best estimate of probable losses in the existing loan portfolio. The allowance for losses on loans is increased by the provision for losses on loans charged to expense and reduced by loans charged off, net of recoveries.

|11|

> FINANCIAL REVIEW   (continued)   <

The provision for losses on loans is determined based on management’s assessment of several factors: reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current economic conditions and the related impact on specific borrowers and industry groups, historical loan loss experience, the level of classified and nonperforming loans and the results of regulatory examinations.
Integral to the methodology for determining the adequacy of the allowance for loan losses is portfolio segmentation and impairment measurement. Under the Company’s methodology, loans are first segmented into 1) those comprising large groups of smaller-balance homogeneous loans, including single-family mortgages and installment loans, which are collectively evaluated for impairment and 2) all other loans which are individually evaluated. Those loans in the second category are further segmented utilizing a defined grading system which involves categorizing loans by severity of risk based on conditions that may affect the ability of the borrowers to repay their debt, such as current financial information, collateral valuations, historical payment experience, credit documentation, public information, and current trends. The loans subject to credit classification represent the portion of the portfolio subject to the greatest credit risk and where adjustments to the allowance for losses on loans as a result of provisions and charge-offs are most likely to have a significant impact on operations.
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

FINANCIAL CONDITION
General. The Company’s total assets increased $37.9 million, or 10.0%, to $417.8 million at June 30, 2008, when compared to $379.9 million at June 30, 2007. The growth was primarily due to growth in the loan portfolio of $31.0 million, or 10.0%, as well as growth in available for sale investments of $5.0 million, or 14.4%. Asset growth was primarily funded by growth in deposit balances of $22.2 million, or 8.2%, FHLB advances of  $10.1 million, or 18.6%, and repurchase agreements of $4.0 million, or 22.8%.
Loans. Loans increased $31.1 million, or 10.0%, to $343.1 million at June 30, 2008, from $312.0 million at June 30, 2007. The growth in the loan portfolio was comprised principally of residential real estate loans of $14.1 million (including $7.2 million in multifamily developments), and commercial and commercial real estate loans of $5.5 million and $8.1 million, respectively.
Allowance for Loan Losses. The allowance for loan losses increased $1.1 million, or 40.6%, from $2.5 million at June 30, 2007, to $3.6 million at June 30, 2008. The allowance for loan losses represented 1.03% of gross loans receivable at June 30, 2008, as compared to 0.81% at June 30, 2007. At June 30, 2008, nonperforming loans, which included loans past due greater than 90 days and nonaccruing loans, were $6,000, compared to $26,000 at June 30, 2007 (see, however, Provision for Loan Losses, under Comparison of Years Ended June 30, 2008 and 2007).
Investments. The investment portfolio increased $5.0 million, or 14.4%, to $39.9 million at June 30, 2008, from $34.9 million at June 30, 2007. The increase in the investment portfolio was primarily due to the Company’s strategic decision to increase investment balances to meet pledging needs for public unit deposits and repurchase agreements, and to take advantage of  attractive yield spreads available during the fiscal year.
Premises and Equipment. Premises and equipment decreased $446,000 to $8.2 million at June 30, 2008, from $8.6 million at June 30, 2007. The decrease was due to depreciation expense for the fiscal year, partially offset by equipment and software purchases.
Bank Owned Life Insurance. The Bank purchased “key person” life insurance policies on six employees with a cash surrender value of $4.0 million in February, 2003. In addition, in October, 2004, the Bank purchased “key person” life insurance policies on 20 employees for $2.0 million. At June 30, 2008, the cash surrender value had increased to $7.3 million.
Intangible Assets. Intangible assets generated through branch acquisitions in 2000 decreased $255,000 to $1.8 million as of June 30, 2008, and will continue to be amortized in accordance with Statement of Financial Accounting Standards (SFAS) No. 142.
Deposits. Deposits increased $22.2 million, or 8.2%, to $292.3 million at June 30, 2008, from $270.1 million at June 30, 2007. The deposit growth was primarily comprised of increases in retail and public CDs and checking accounts of $19.8 million and $3.0 million, respectively, partially offset by decreases in money market deposit and passbook accounts of $600,000.  At June 30, 2008, brokered deposits totaled less than $100,000. Public unit deposits increased $10.3 million during fiscal 2008.
    Borrowings. FHLB advances increased $10.1 million, or 18.6%, to $64.1 million at June 30, 2008, from $54.0 million at June 30, 2007, with much of the increase coming late in the fiscal year to fund asset growth. Of the outstanding advances, $5.6 million were short term borrowings, compared to $7.0 million in short term borrowings at June 30, 2007. Of the remaining $58.5 million in long-term advances, the entire amount carries fixed interest rates, and $49.5 million is subject to early redemption by the issuer.

|12|

> FINANCIAL REVIEW   (continued)   <

At June 30, 2008, the long-term advances had a weighted average maturity of 4.3 years, compared to 4.2 years at June 30, 2007. At June 30, 2008, all FHLB advances had a weighted-average cost of 4.91%, as compared to 5.42% at June 30, 2007.
Subordinated Debt. In March, 2004, the Company issued $7.0 million of Floating Rate Capital Securities of Southern Missouri Statutory Trust I with a liquidation value of $1,000 per share. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on three month LIBOR.
Stockholders’ Equity. The Company’s stockholders’ equity increased by $1.8 million, or 6.1%, to $30.5 million at June 30, 2008, from $28.7 million at June 30, 2007. This increase was primarily due to net income of $3.6 million and stock options exercised for $566,000, partially offset by treasury stock purchases of $1.4 million, dividend payments of $884,000 , and a $278,000 decrease in the market value of the investment portfolio, net of tax. The Company has approximately 17,000 shares of common stock remaining to be purchased under its current stock repurchase program of approximately 110,000 shares announced on June 21, 2007.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2008 AND 2007
Net Income. Southern Missouri’s net income was $3.6 million for the fiscal year ended June 30, 2008, an increase of $685,000, or 23.4%, when compared to the results of the prior fiscal year. The increase in net income was primarily due to a $1.9 million increase in net interest income and an increase in non-interest income of $205,000, partially offset by a $630,000 increase in income tax provisions, a $406,000 increase in non-interest expenses, and a $335,000 increase in loan loss provisions.

Net Interest Income. Net interest income increased $1.9 million, or 18.6%, to $11.8 million for fiscal 2008, when compared to the prior fiscal year. The increase was primarily due to a 29 basis point increase in the average interest rate spread, combined with a $29.0 million increase in average interest-earning assets. The increase in interest rate spread was primarily a result of decreasing short-term interest rates, prompted by actions of the Federal Reserve’s Federal Open Market Committee, as well as a steeper yield curve for most of the fiscal year. For fiscal 2008, the average interest rate spread was 2.86%, compared to 2.57% for fiscal year 2007. At June 30, 2008, the spread was 3.12%.

Interest Income. Interest income increased $1.8 million, or 7.5%, to $25.3 million for fiscal 2008, when compared to the prior fiscal year. The increase was primarily due to the $29.0 million increase in the average balance of interest-earning assets, partially offset by a five basis point decrease in average yield earned on interest-earning assets, from 6.87% in fiscal 2007 to 6.82% in fiscal 2008.
Interest income on loans receivable increased by $1.6 million, or 7.4%, to $23.3 million for fiscal 2008 when compared to the prior fiscal year. The increase was due to a $27.6 million increase in average balance of loans receivable, partially offset by a 13 basis point decrease in the average yield earned on loans receivable.
Interest income on the investment portfolio and other interest-earning assets increased $183,000 or 9.8%, to $2.0 million for fiscal 2008 when compared to the prior fiscal year. The increase was due to a 27 basis point increase in the average yield earned on these assets, combined with a $1.4 million increase in the average balance of investments and other interest-earning assets.

Interest Expense. Interest expense decreased $74,000, or 0.5%, to $13.5 million for fiscal 2008 when compared to the prior fiscal year. The decrease was due to the 34 basis point decrease in the average rate paid on interest-bearing liabilities, from 4.30% in fiscal 2007 to 3.96% in fiscal 2008, partially offset by a $25.8 million increase in the average balance of interest-bearing liabilities.
Interest expense on deposits increased $199,000, or 2.2%, to $9.3 million for fiscal 2008 when compared to the prior fiscal year. The increase was due to a $21.4 million increase in average deposits outstanding, partially offset by a 24 basis point decrease in the average rate paid on deposits.
Interest expense on FHLB advances decreased $324,000, or 9.5%, to $3.1 million for fiscal 2008 when compared to the prior fiscal year. The decrease was primarily due to the $4.4 million decrease in the average balance of FHLB advances for fiscal 2008, combined with the 15 basis point decrease in the average rate paid on advances.
The Company issued $7.0 million of Floating Rate Capital Securities in March, 2004, with an interest rate of three month LIBOR plus 275 basis points, repricing quarterly. Interest expense on these securities was $539,000 for fiscal 2008 as compared to $594,000 for the prior fiscal year. This decrease was due to the average rate paid decreasing by 77 basis points.

Provision for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for probable loan losses based on prior loss experience, type and amount of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management also considers other factors relating to the collectibility of the loan portfolio.
The provision for loan losses was $940,000 for fiscal 2008, compared to $605,000 for the prior fiscal year. The increase in provision was primarily due to loan growth, the health of the national and regional economy, and the potential for declining real estate collateral values. In fiscal 2008, net recoveries were $90,000, compared to net charge offs of $125,000 for the prior year. At June 30, 2008, classified assets totaled $4.5 million, compared to classified assets of $1.3 million at June 30, 2007.  The increase in classifications was due primarily to a single loan relationship with outstanding classified balances of $3.5 million, secured by commercial and agricultural real estate, and was performing according to terms at June 30, 2008.  The relationship was classified due to concerns regarding the borrower’s ability to generate sufficient cash flow from operations to service the debt.
The above provision was made based on management’s analysis of the various factors which affect the loan portfolio and management’s desire to maintain the allowance at a level considered adequate. Management performed a detailed analysis of the loan portfolio, including types of loans, the charge-off history, and an analysis of the allowance for loan losses. Management also considered the continued origination of loans secured by commercial businesses and commercial real estate, which bear an inherently higher level of credit risk. While management believes the allowance for loan losses at June 30, 2008, is adequate to cover all losses inherent in the portfolio, there can be no assurance that, in the future, increases in the allowance will not be necessary, or that actual losses will not exceed the allowance.

Noninterest Income. Noninterest income increased $205,000, or 9.3%, to $2.4 million for fiscal 2008, when compared to the prior fiscal year.  The increase was primarily due to increased collection of insufficient funds charges, increased debit and ATM card income, loan late charges, and increases in the cash surrender value of BOLI, partially offset by lower secondary market loan income.

Noninterest Expense. Noninterest expense increased $406,000, or 5.4%,

|13|

> FINANCIAL REVIEW   (continued)   <

to $7.9 million for fiscal 2008, when compared to the prior fiscal year.  The increase resulted primarily from higher compensation expenses, partially offset by lower professional, advertising, and miscellaneous expenses.  Expenses for compensation and benefits increased $422,000, or 10.5%, for fiscal 2008 when compared to the prior year. The increase was due to increased salaries, addition of personnel, and the payment of additional bonuses based on the Company’s strong financial performance.

Provision for Income Taxes. The Company expensed an income tax provision of $1.8 million for fiscal 2008, compared to $1.1 million in fiscal 2007. The increase was primarily due to increased pre-tax income, as well as the prior fiscal year’s adjustments related to compliance with new accounting standards.

COMPARISON OF THE YEARS ENDED JUNE 30, 2007 AND 2006
Net Income. Southern Missouri’s net income was $2.9 million for the fiscal year ended June 30, 2007, an increase of $144,000, or 5.2%, when compared to the results of the prior fiscal year. The increase in net income was primarily due to a $329,000 increase in net interest income, a reduction in income tax provisions of $232,000, and an increase in non-interest income of $63,000, partially offset by a $430,000 increase in non-interest expenses, and a $50,000 increase in loan loss provisions, compared to the prior fiscal year.

Net Interest Income. Net interest income increased $329,000, or 3.4%, to $9.9 million for fiscal 2007, when compared to the prior fiscal year. The increase was primarily due to a $17.9 million increase in average interest-earning assets, partially offset by a 12 basis point decrease in the average interest rate spread. The decrease in interest rate spread was a result of a yield curve which remained relatively flat during the fiscal year. For fiscal 2007, the average interest rate spread was 2.57%, compared to 2.69% for fiscal year 2006. At June 30, 2007, the spread was 2.55%.

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

Provision for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for probable loan losses based on prior loss experience, type and amount of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions. Management also considers other factors relating to the collectibility of the loan portfolio.
The provision for loan losses was $605,000 for fiscal 2007, compared to $555,000 for the prior fiscal year. The increase in provision was primarily due to strong loan growth and a declining credit quality environment. In fiscal 2007 net charge offs were $125,000 compared to $513,000 for the prior year. At June 30, 2007, classified assets totaled $1.3 million, roughly equal to the total of classified assets at June 30, 2006.
The above provision was made based on management’s analysis of the various factors which affect the loan portfolio and management’s desire to maintain the allowance at a level considered adequate. Management performed a detailed analysis of the loan portfolio, including types of loans, the charge-off history, and an analysis of the allowance for loan losses. Management also considered the continued origination of loans secured by commercial businesses and commercial real estate, which bear an inherently higher level of credit risk. While management believes the allowance for loan losses at June 30, 2007, is adequate to cover all losses inherent in the portfolio, there can be no assurance that, in the future, the Bank’s regulators will not require further increases in the allowance, or that actual losses will not exceed the allowance.

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

Provision for Income Taxes. The Company expensed an income tax

|14|

> FINANCIAL REVIEW   (continued)   <

provision of $1.1 million for fiscal 2007, compared to $1.4 million in fiscal 2006. The decrease was due to recognition of benefits from acquired tax credits, the Company’s investment in additional tax-exempt securities, a reduction in pre-tax income, and adjustments related to compliance with new accounting standards.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The goal of the Company’s asset/liability management strategy is to manage the interest rate sensitivity of both interest-earning assets and interest-bearing liabilities in order to maximize net interest income without exposing the Company to an excessive level of interest rate risk. The Company employs various strategies intended to manage the potential effect that changing interest rates may have on future operating results. The primary asset/liability management strategy has been to focus on matching the anticipated repricing intervals of interest-earning assets and interest-bearing liabilities. At times, however, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the Company may increase its interest rate risk position in order to maintain its net interest margin.
In an effort to manage the interest rate risk resulting from fixed rate lending, the Company has utilized longer term (up to 10 year maturities), fixed-rate FHLB advances, which may be subject to early redemption, to offset interest rate risk. Other elements of the Company’s current asset/liability strategy include: (i) increasing originations of commercial real estate, commercial business loans, agricultural real estate, and agricultural operating lines, which typically provide higher yields and shorter repricing periods, but inherently increase credit risk, (ii) limiting the price volatility of the investment portfolio by maintaining a weighted average maturity of five years or less, (iii) actively soliciting less rate-sensitive deposits, and (iv) offering competitively priced money market accounts and CDs with maturities of up to five years. The degree to which each segment of the strategy is achieved will affect profitability and exposure to interest rate risk.
    The Company continues to generate long-term, fixed-rate residential loans. During the year ended June 30, 2008, fixed rate residential loan originations totaled $22.0 million compared to $20.1 million during the same period of the prior year. At June 30, 2008, the fixed-rate residential loan portfolio totaled $98.6 million with a weighted average maturity of 207 months, compared to $91.2 million at June 30, 2007, with a weighted average maturity of 200 months. At June 30, 2008, fixed rate loans with remaining maturities in excess of 10 years totaled $83.7 million, or 24.1%, of loans receivable compared to $78.0 million, or 24.8%, of loans receivable at June 30, 2007. The Company originated $58.3 million in fixed rate commercial and commercial real estate loans during the year ended June 30, 2008, compared to $63.3 million during the prior fiscal year. The Company also originated $50.1 million in adjustable rate commercial and commercial real estate loans during the year ended June 30, 2008, compared to $45.3 million during the prior year. The Company originated $9.9 million in adjustable rate residential loans during the year ended June 30, 2008, compared to $6.8 million during the prior year. At June 30, 2008, adjustable-rate home equity lines of credit had increased to $8.2 million as compared to $6.5 million as of June 30, 2007. Over the last several years, the Company had maintained a weighted average life of its investment portfolio of less than four years, but extended the portfolio’s average life and duration during fiscal 2008 in order to take advantage of historically attractive spreads on products with longer maturities. At June 30, 2008, CDs with original terms of two years or more totaled $20.8 million compared to $18.4 million at June 30, 2007.

INTEREST RATE SENSITIVITY ANALYSIS
The following table sets forth as of June 30, 2008, and 2007, management’s estimates of the projected changes in net portfolio value in the event of 1%, 2% and 3%, instantaneous, permanent increases or decreases in market interest rates.
Computations in the table below are based on prospective effects of hypothetical changes in interest rates and are based on an internally generated model using the actual maturity and repricing schedules for Southern Missouri’s loans and deposits, adjusted by management’s assumptions for prepayment rates and deposit runoff. Further, the computations do not consider any reactions that the Bank may undertake in response to changes in interest rates. These projected changes should not be relied upon as indicative of actual results in any of the aforementioned interest rate changes.
Management cannot accurately predict future interest rates or their effect on the Company’s NPV and net interest income in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV and net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Additionally, most of Southern Missouri’s loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

June 30, 2008
                                                                                                    NPV as % of
                                                    Net Portfolio                           PV of Assets
                                $ Amount      $ Change    % Change  NPV Ratio  Change
Change in Rates                       (dollars in thousands)
+300 bp                    $20,957          (15,791)          (43)          5.33          -3.51
+200 bp                      26,442          (10,306)          (28)          6.60          -2.24
+100 bp                      31,816            (4,932)          (13)          7.79          -1.05
       0 bp                     36,748                     -                -           8.84                 -
 -100 bp                      39,471              2,723               7          9.36            0.52
 -200 bp                      42,133              5,385             15          9.85            1.01
 -300 bp                      43,892              7,144             19        10.15            1.31

June 30, 2007
                                                                                                   NPV as % of
                                                     Net Portfolio                         PV of Assets
                                $ Amount       $ Change   % Change  NPV Ratio  Change
Change in Rates                        (dollars in thousands)
+300 bp                    $16,862          (16,526)          (49)          4.73          -4.15
+200 bp                      22,897          (10,491)          (31)          6.31          -2.57
+100 bp                      28,458            (4,930)          (15)          7.70          -1.18
       0 bp                     33,388                     -                -           8.88                 -
 -100 bp                      37,139              3,751             11          9.74            0.86
 -200 bp                      39,307              5,919             18        10.19            1.31
 -300 bp                      40,593              7,205             22        10.42            1.54

|15|

> FINANCIAL REVIEW   (continued)   <

LIQUIDITY AND CAPITAL RESOURCES
Southern Missouri’s primary potential sources of funds include deposit growth, securities sold under agreements to repurchase, FHLB advances, amortization and prepayment of loan principal, investment maturities and sales, and ongoing operating results. While scheduled repayments on loans and securities as well as the maturity of short-term investments are a relatively predictable source of funding, deposit flows, FHLB advance redemptions and loan and security prepayment rates are significantly influenced by factors outside of the Bank’s control, including general economic conditions and market competition. The Bank has relied on FHLB advances as a source for funding cash or liquidity needs.
Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 2008, the Bank had outstanding commitments to extend credit of $51.5 million (including $39.1 million in unused lines of credit). Total commitments to originate fixed-rate loans with terms in excess of one year were $8.5 million at tax-equivalent rates ranging from 5.0% to 10.0%, with a weighted-average tax-equivalent rate of 6.83%. Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.
The primary sources of funding for the Company are deposits, securities sold under agreements to repurchase and FHLB advances. For the year ended June 30, 2008, Southern Missouri increased deposits, securities sold under agreements to repurchase, and FHLB advances by $22.2 million, $4.0 million, and $10.1 million, respectively. During the prior year, Southern Missouri increased deposits and securities sold under agreements to repurchase by $12.0 million, $6.5 million, and $8.0 million, respectively. At June 30, 2008, the Bank had pledged its residential real estate loan portfolio to the FHLB for available credit of approximately $103.9 million, of which $64.1 million had been advanced, and another $3.5 million had been issued in the form of letters of credit.  In addition, the Bank has the ability to pledge several of its other loan portfolios, including commercial real estate, home equity, and commercial business loans, which could provide additional collateral for an additional $96.6 million in borrowings at June 30, 2008.  In total, FHLB borrowings are generally limited to 40% of Bank assets (effective January, 2008), or approximately $165.6 million, which means $98.0 million in borrowings remain available.  Along with the ability to borrow from the FHLB, management believes its liquid resources will be sufficient to meet the Company’s liquidity needs.
Liquidity management is an ongoing responsibility of the Bank’s management. The Bank adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and (iv) asset/liability management objectives.
At June 30, 2008, the Bank had $130.0 million in CDs maturing within one year and $163.7 million in other deposits and securities sold under agreements to repurchase without a specified maturity as compared to the prior year of $117.1 million in CDs maturing within one year and $157.3 million in other deposits and securities sold under agreements to repurchase without a specified maturity. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities. Also at June 30, 2008, the Bank had $39.0 million in FHLB advances eligible for early redemption by the lender within one year.

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
At June 30, 2008, the Bank exceeded regulatory capital requirements with core and total risk-based capital of $32.7 million and $36.3 million, or 8.08% and 11.79% of adjusted total assets and risk-weighted assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0% for adjusted total assets and risk-weighted assets. (See Note 12 - Stockholders’ Equity and Regulatory Capital.)

IMPACT OF INFLATION
The consolidated financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates generally have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and maturity structure of the Company’s assets and liabilities are critical to the maintenance of acceptable performance levels.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES
The table on the following page sets forth certain information relating to the Company’s average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. These yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the years indicated. Nonaccrual loans are included in the net loan category.
The table also presents information with respect to the difference between the weighted-average yield earned on interest-earning assets and the weighted-average rate paid on interest-bearing liabilities, or interest rate spread, which financial institutions have traditionally used as an indicator of profitability. Another indicator of an institution’s net interest income is its net yield on interest-earning assets, which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

|16|

> FINANCIAL REVIEW   (continued)   <
(dollars in thousands)
	2008			2007			2006
Year Ended June 30	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost

Interest-earning assets:
Mortgage loans (1)	$232,500	$16,541	7.11%	$211,203	$14,726	6.97%	$192,191	$12,781	6.65%
Other loans (1)	92,614	6,745	7.28	86,352	6,966	8.07	84,838	5,773	6.81
Total net loans	325,114	23,286	7.16	297,555	21,692	7.29	277,029	18,554	6.70
Mortgage-backed securities	19,372	923	4.76	13,082	556	4.25	15,648	596	3.81
Investment securities (2)	22,552	1,059	4.69	28,234	1,256	4.45	25,067	1,020	4.07
Other interest-earning assets	4,567	59	1.29	3,780	46	1.22	6,989	193	2.77
TOTAL INTEREST- EARNING ASSETS (1)	371,605	25,327	6.82	342,651	23,550	6.87	324,733	20,363	6.27
Other noninterest-earning assets (3)	22,429	-	-	21,563	-	-	21,281	-	-
TOTAL ASSETS	$394,034	$25,327	-	$364,214	$23,550	-	$346,014	$20,363	-
Interest-bearing liabilities:
Savings accounts	$76,126	$2,426	3.19%	$71,211	$2,660	3.74%	$70,704	$2,259	3.19%
NOW accounts	32,461	427	1.31	30,742	402	1.31	29,619	362	1.22
Money market accounts	6,319	112	1.77	7,321	142	1.94	11,333	206	1.82
Certificates of deposit	140,955	6,287	4.46	125,149	5,849	4.67	116,330	4,140	3.56
TOTAL INTEREST- BEARING DEPOSITS	255,861	9,252	3.62	234,423	9,053	3.86	227,986	6,967	3.06
Borrowings:
Securities sold under agreements to repurchase	20,567	682	3.31	11,863	575	4.84	10,420	400	3.84
FHLB advances	58,526	3,074	5.25	62,906	3,399	5.40	54,642	2,884	5.28
Junior subordinated debt	7,217	539	7.47	7,217	594	8.24	7,217	512	7.10
TOTAL INTEREST- BEARING LIABILITIES	342,171	13,547	3.96	316,409	13,621	4.30	300,265	10,763	3.58
Noninterest-bearing demand deposits	20,055	-	-	17,850	-	-	17,745	-	-
Other liabilities	1,848	-	-	2,041	-	-	2,286	-	-
TOTAL LIABILITIES	364,074	13,547	-	336,300	13,621	-	320,296	10,763	-
Stockholders’ equity	29,960	-	-	27,914	-	-	25,718	-	-
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$394,034	$13,547	-	$364,214	$13,621	-	$346,014	$10,763	-
Net interest income		$11,780			$9,929			$9,600
Interest rate spread (4)			2.86%			2.57%			2.69%
Net interest margin (5)			3.17%			2.90%			2.96%
Ratio of average interest-earning assets to average interest- bearing liabilities	108.60%				108.29%				108.15%

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

|17|

> FINANCIAL REVIEW   (continued)   <

YIELDS EARNED AND RATES PAID

The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on the Company’s assets, the weighted average interest rates paid on the Company’s liabilities, together with the net yield on interest-earning assets.

	At June 30,	For The Year Ended June 30,
	2008	2008	2007	2006

Weighted-average yield on loan portfolio	6.62%	7.16%	7.29%	6.70%
Weighted-average yield on mortgage-backed securities	4.78	4.76	4.25	3.81
Weighted-average yield on investment securities (1)	4.30	4.69	4.45	4.07
Weighted-average yield on other interest-earning assets	0.39	1.29	1.22	2.77
Weighted-average yield on all interest-earning assets	6.31	6.82	6.87	6.27
Weighted-average rate paid on deposits	2.84	3.62	3.86	3.06
Weighted-average rate paid on securities sold under agreements to repurchase	1.67	3.31	4.84	3.84
Weighted-average rate paid on FHLB advances	4.91	5.25	5.40	5.28
Weighted-average rate paid on subordinated debt	5.56	7.47	8.24	7.10
Weighted-average rate paid on all interest-bearing liabilities	3.19	3.96	4.30	3.58
Interest rate spread (spread between weighted average rate on all interest-earning assets and all interest-bearing liabilities)	3.12	2.86	2.57	2.69
Net interest margin (net interest income as a percentage of average interest-earning assets)	3.38	3.17	2.90	2.96
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

	Years Ended June 30, 2008 Compared to 2007 Increase (Decrease) Due to				Years Ended June 30, 2007 Compared to 2006 Increase (Decrease) Due to
(dollars in thousands)	Rate	Volume	Rate/ Volume	Net	Rate	Volume	Rate/ Volume	Net
Interest-earning assets:
Loans receivable (1)	(387)	2,009	(28)	1,594	1,634	1,375	129	3,138
Mortgage-backed securities	67	267	33	367	69	(98)	(11)	(40)
Investment securities (2)	68	(253)	(12)	(197)	95	129	12	236
Other interest-earning deposits	3	10	-	13	(108)	(89)	50	(147)
Total net change in income on interest-earning assets	(249)	2,033	(7)	1,777	1,690	1,317	180	3,187
Interest-bearing liabilities:
Deposits	(667)	926	(60)	199	1,721	271	94	2,086
Securities sold under agreements to repurchase	(182)	421	(132)	107	104	55	16	175
Subordinated debt	(56)	-	1	(55)	82	-	-	82
FHLB advances	(94)	(237)	6	(325)	66	436	13	515
Total net change in expense on interest-bearing liabilities	(999)	1,110	(185)	(74)	1,973	762	123	2,858
Net change in net interest income	750	923	178	1,851	(283)	555	57	329

(1) Does not include interest on loans placed on nonaccrual status.
(2) Does not include dividends earned on equity securities.

|18|

> REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM <

BKD LLP

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of
Directors and Stockholders
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri

We have audited the accompanying consolidated balance sheets of Southern Missouri Bancorp, Inc. as of June 30, 2008 and 2007, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2008. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Missouri Bancorp, Inc. as of June 30, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP

St. Louis, Missouri

August 15, 2008

501 N. Broadway, Suite 600 St. Louis, MO 63102-2102 314 231-5544 Fax 314 231-9731
bkd.com
Beyond Your Numbers
Praxity MEMBER GLOBAL ALLIANCE OF INDEPENDENT FIRMS

|19|

> CONSOLIDATED BALANCE SHEETS <
JUNE 30, 2008 AND 2007

Southern Missouri Bancorp, Inc.

Assets	2008	2007
Cash and cash equivalents	$6,042,408	$7,330,966
Interest-bearing time deposits	1,980,000	-
Available for sale securities (Note 2)	39,915,280	34,883,588
Stock in FHLB of Des Moines	3,323,700	3,070,600
Loans, net of allowance for loan losses of $3,567,203 and $2,537,659 at June 30, 2008 and 2007, respectively (Note 3)	343,069,775	312,062,967
Accrued interest receivable	3,011,777	2,248,064
Premises and equipment, net (Note 4)	8,204,631	8,650,673
Bank owned life insurance - cash surrender value	7,289,819	6,998,565
Intangible assets, net	1,837,903	2,093,160
Prepaid expenses and other assets	3,145,090	2,588,212
TOTAL ASSETS	$417,820,383	$379,926,795

Liabilities and Stockholders’ Equity
Deposits (Note 5)	$292,257,045	$270,088,096
Securities sold under agreements to repurchase (Note 6)	21,803,513	17,758,364
Advances from FHLB of Des Moines (Note 7)	64,050,000	54,000,000
Accounts payable and other liabilities	821,407	742,816
Accrued interest payable	1,199,769	1,406,280
Subordinated debt (Note 8)	7,217,000	7,217,000
TOTAL LIABILITIES	387,348,734	351,212,556

Commitments and contingencies (Note 13)	-	-

Preferred stock, $.01 par value; 500,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 4,000,000 shares authorized; 2,957,226 shares issued	29,572	29,572
Additional paid-in capital	16,675,839	17,389,156
Retained earnings	27,364,219	24,634,854
Treasury stock of 766,393 shares in 2008 and 743,250 shares in 2007, at cost	(13,002,803)	(12,990,541)
Accumulated other comprehensive loss - AFS securities	(626,673)	(348,802)
Accumulated other comprehensive income - FAS 158	31,495	-
TOTAL STOCKHOLDERS’ EQUITY	30,471,649	28,714,239
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$417,820,383	$379,926,795

See accompanying notes to consolidated financial statements.

|20|

> CONSOLIDATED STATEMENTS OF INCOME <
YEARS ENDED JUNE 30, 2008, 2007 AND 2006

Southern Missouri Bancorp, Inc.

Interest income:	2008	2007	2006
Loans	$23,285,907	$21,691,579	$18,554,139
Investment securities	1,058,742	1,255,676	1,020,140
Mortgage-backed securities	923,039	556,235	596,065
Other interest-earning assets	58,992	46,144	193,301
TOTAL INTEREST INCOME	25,326,680	23,549,634	20,363,645
Interest expense:
Deposits	9,251,569	9,052,748	6,966,798
Securities sold under agreements to repurchase	681,817	574,570	400,097
Advances from FHLB of Des Moines	3,074,378	3,398,868	2,884,426
Subordinated debt	539,017	594,357	512,074
TOTAL INTEREST EXPENSE	13,546,781	13,620,543	10,763,395
NET INTEREST INCOME	11,779,899	9,929,091	9,600,250
Provision for loan losses (Note 3)	940,000	605,000	555,000
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	10,839,899	9,324,091	9,045,250
Noninterest income:
Net gains on sales of available for sale securities	6,084	-	-
Customer service charges	1,257,525	1,140,474	1,211,084
Loan late charges	142,232	124,076	119,762
Increase in cash surrender value of bank owned life insurance	291,254	263,210	249,598
Other	715,016	679,038	563,047
TOTAL NONINTEREST INCOME	2,412,111	2,206,798	2,143,491
Noninterest expense:
Compensation and benefits	4,428,909	4,006,971	3,685,388
Occupancy and equipment	1,525,999	1,432,659	1,375,670
Deposit insurance premium	30,393	31,022	30,583
Professional fees	223,136	246,271	173,685
Advertising	176,479	224,438	187,632
Postage and office supplies	275,585	298,440	294,888
Amortization of intangible assets	255,258	255,258	255,258
Other	947,968	962,959	1,024,826
TOTAL NONINTEREST EXPENSE	7,863,727	7,458,018	7,027,930
INCOME BEFORE INCOME TAXES	5,388,283	4,072,871	4,160,811
Income taxes (Note 10)
Current	2,278,803	1,307,458	1,673,184
Deferred	(504,000)	(163,000)	(296,539)
	1,774,803	1,144,458	1,376,645
NET INCOME	$3,613,480	$2,928,413	$2,784,166
Basic earnings per common share	$1.64	$1.32	$1.25
Diluted earnings per common share	$1.63	$1.29	$1.24

See accompanying notes to consolidated financial statements.

|21|

> CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY <
YEARS ENDED JUNE 30, 2008, 2007 AND 2006

Southern Missouri Bancorp, Inc.
	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unearned Employee Benefits	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

BALANCE AT JUNE 30, 2005	$29,572	$17,363,542	$20,531,752	$(12,702,489)	$(45,763)	$(173,115)	$25,003,499

Net income			2,784,166				2,784,166
Change in unrealized loss on available for sale securities						(517,210)	(517,210)
TOTAL COMPREHENSIVE INCOME							2,266,956

Reclassification of unearned compensation in accordance with adoption of SFAS No. 123R		(45,763)			45,763		-
Dividends paid ($.36 per share)			(804,038)				(804,038)
SOP expense		51,473					51,473
MRP expense		10,890					10,890
Tax benefit of MRP		2,599					2,599
Exercise of stock options		(28,120)		50,968			22,848
BALANCE AT JUNE 30, 2006	$29,572	$17,354,621	$22,511,880	$(12,651,521)	$-	$(690,325)	$26,554,227

Net income			2,928,413				2,928,413
Change in unrealized gain on available for sale securities						341,523	341,523
TOTAL COMPREHENSIVE INCOME							3,269,936

Purchases of treasury stock				(397,020)			(397,020)
Dividends paid ($.36 per share)			(805,439)				(805,439)
SOP Expense		50,067					50,067
MRP expense		13,147					13,147
Tax benefit of MRP		3,321					3,321
Exercise of stock options		(32,000)		58,000			26,000
BALANCE AT JUNE 30, 2007	$29,572	$17,389,156	$24,634,854	$(12,990,541)	$-	$(348,802)	$28,714,239

Net income			3,613,480				3,613,480
Change in unrealized loss on available for sale securities						(277,871)	(277,871)
Defined benefit pension plan net gain						31,495	31,495
TOTAL COMPREHENSIVE INCOME							3,367,104

Purchases of treasury stock				(1,364,279)			(1,364,279)
Dividends paid ($.40 per share)			(884,115)				(884,115)
SOP Expense		48,481					48,481
MRP expense		19,777					19,777
Tax benefit of MRP		4,817					4,817
Exercise of stock options		(786,392)		1,352,017			565,625
BALANCE AT JUNE 30, 2008	$29,572	$16,675,839	$27,364,219	$(13,002,803)	$-	$(595,178)	$30,471,649

See accompanying notes to consolidated financial statements.

|22|

> CONSOLIDATED STATEMENTS OF CASH FLOWS <
YEARS ENDED JUNE 30, 2008, 2007 AND 2006

Southern Missouri Bancorp, Inc.

Cash flows from operating activities:	2008		2007		2006
Net income	$3,613,480		$2,928,413		$2,784,166
Items not requiring (providing) cash:
Depreciation	680,693		713,774		642,449
SOP, MRP expense and ESOP expense	73,075		66,535		62,364
Net realized gains on sale of available for sale securities	(6,084)	-		-
(Gain) Loss on sale of foreclosed assets	(18,455)		(1,035)		29,938
Amortization of intangible assets	255,258		255,258		255,258
Increase in cash surrender value of bank owned life insurance	(291,254)		(263,210)		(249,598)
Provision for loan losses	940,000		605,000		555,000
Amortization of premiums and discounts on securities	(52,965)		(9,373)		36,598
Deferred income taxes	(504,000)		(163,000)		(296,539)
Changes in:
Accrued interest receivable	(763,713)		(346,437)		(561,225)
Prepaid expenses and other assets	49,053		(346,378)		(52,073)
Accounts payable and other liabilities	110,086		160,803		1,194,227
Accrued interest payable	(206,511)		440,422		246,905
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,878,663		$4,040,772		$4,647,470

Cash flows from investing activities:
Net change in interest-bearing deposits	$(1,980,000)		$-		$-
Net increase in loans	(32,445,458)		(31,877,876)		(14,094,508)
Proceeds from sales of available for sale securities	233,500		-		-
Proceeds from maturities of available for sale securities	24,698,058		8,919,334		5,007,756
Purchases of available for sale securities	(30,345,266)		(4,849,941)		(9,566,422)
Sale (purchase) of Federal Home Loan Bank stock	(253,100)		(429,300)		479,800
Purchase of premises and equipment	(234,651)		(347,815)		(1,689,261)
Proceeds from sale of vehicle	-		1,867		-
Proceeds from sale of foreclosed and repossessed property	578,367		201,946		34,269
NET CASH USED IN INVESTING ACTIVITIES	$(39,748,550)		$(28,381,785)		$(19,828,366)

See accompanying notes to consolidated financial statements.

|23|

> CONSOLIDATED STATEMENTS OF CASH FLOWS   (continued)   <
YEARS ENDED JUNE 30, 2008, 2007 AND 2006

Southern Missouri Bancorp, Inc.

Cash flows from financing activities:	2008	2007	2006
Net increase in demand deposits and savings accounts	$2,405,635	$7,025,174	$7,741,339
Net increase in certificates of deposit	19,763,314	4,993,903	25,661,983
Net increase in securities sold under agreements to repurchase	4,045,149	6,462,753	538,411
Proceeds from Federal Home Loan Bank advances	353,550,000	388,475,000	36,250,000
Repayments of Federal Home Loan Bank advances	(343,500,000)	(380,475,000)	(51,750,000)
Dividends paid on common stock	(884,115)	(805,439)	(804,038)
Exercise of stock options	565,625	26,000	22,848
Purchases of treasury stock	(1,364,279)	(397,020)	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	$34,581,329	$25,305,371	$17,660,543
Increase (Decrease) in cash and cash equivalents	(1,288,558)	964,358	2,479,647
Cash and cash equivalents at beginning of year	7,330,966	6,366,608	3,886,961
CASH AND CASH EQUIVALENTS AT END OF YEAR	$6,042,408	$7,330,966	$6,366,608

Supplemental disclosures of cash flow information:
Noncash investing and financing activities
Conversion of loans to foreclosed real estate	$654,369	$288,577	$221,447
Conversion of foreclosed real estate to loans	235,000	52,611	45,000

Cash paid during the period for
Interest (net of interest credited)	5,050,895	5,223,263	4,602,987
Income taxes	1,965,393	1,472,391	1,090,000

See accompanying notes to consolidated financial statements.

|24|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS <
Southern Missouri Bancorp, Inc.

NOTE 1:  Organization and Summary of Significant Accounting Policies
Organization. Southern Missouri Bancorp, Inc., a Missouri corporation (the Company) was organized in 1994 and is the parent company of Southern Missouri Bank & Trust (the Bank). Substantially all of the Company’s consolidated revenues are derived from the operations of the Bank, and the Bank represents substantially all of the Company’s consolidated assets and liabilities.

Basis of Financial Statement Presentation. The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and general practices within the banking industry. In the normal course of business, the Company encounters two significant types of risk: economic and regulatory. Economic risk is comprised of interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities reprice on a different basis than its interest-earning assets. Credit risk is the risk of default on the Company’s loan portfolio that results from the borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the value of the Company’s investment in real estate.

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

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents includes cash, due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest-bearing deposits in other depository institutions were $5,656,273 and $4,394,010 at June 30, 2007 and 2008, respectively.

Available for Sale Securities. Available for sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future are carried at fair value. Unrealized gains and losses, net of tax, are reported in accumulated other comprehensive loss, a component of stockholders’ equity. All securities have been classified as available for sale.
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
Interest on loans is accrued based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in management’s judgment, the collectibility of interest or principal in the normal course of business is doubtful. A loan is considered delinquent when a payment has not been made by the contractual due date. Interest income previously accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. Cash receipts on a nonaccrual loan are applied to principal and interest in accordance with its contractual terms unless full payment of principal is not expected, in which case cash receipts, whether designated as principal or interest, are applied as a reduction of the carrying value of the loan. A nonaccrual loan is generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance has been demonstrated.
The allowance for losses on loans represents management’s best estimate of losses probable in the existing loan portfolio. The allowance for losses on loans is increased by the provision for losses on loans charged to expense and reduced by loans charged off, net of recoveries. Loans are charged off in the period deemed uncollectible. Recoveries of loans previously charged off are recorded when received. The provision for losses on loans is determined based on management’s assessment of several factors: reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current economic conditions and the related impact on specific borrowers and industry groups, historical loan loss experience, the level of classified and nonperforming loans and the results of regulatory examinations.
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

|25|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

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

Intangible Assets. The Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, effective July 1, 2002. Intangible assets acquired through the purchase of branches were excluded from the scope of SFAS 142. In October 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 147, Acquisitions of Certain Financial Institutions. SFAS 147 clarified that the carrying amount of an unidentified intangible asset should continue to be amortized. The Bank’s gross amount of this intangible asset at June 30, 2008 and 2007 was $3,837,416 and $3,837,416, respectively, with accumulated amortization of $1,999,513 and $1,744,256, respectively. The intangible asset is being amortized over 15 years with amortization expense over the next five years expected to be $255,258 per year.

Income Taxes. The Company and its subsidiary file consolidated income tax returns. Deferred assets and liabilities are recognized for the tax effects of differences between the financial reporting bases and income tax bases of the Company’s assets and liabilities.

Incentive Plan. The Company accounts for its management and recognition plan (MRP) in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment”. The aggregate purchase price of all shares owned by the incentive plan is reflected as a reduction of stockholders’ equity. Compensation expense is based on the market price of the Company’s stock on the date the shares are granted and is recorded over the vesting period. The difference between the aggregate purchase price and the fair value on the date the shares are considered earned is recorded as an adjustment to additional paid in capital.

Outside Directors’ Retirement. The Bank adopted a directors’ retirement plan in April 1994 for outside directors. The directors’ retirement plan provides that each non-employee director (participant) shall receive, upon termination of service on the Board on or after age 60, other than termination for cause, a benefit in equal annual installments over a five year period. The benefit will be based upon the product of the participant’s vesting percentage and the total Board fees paid to the participant during the calendar year preceding termination of service on the Board. The vesting percentage shall be determined based upon the participant’s years of service on the Board, whether before or after the reorganization date.
    In the event that the participant dies before collecting any or all of the benefits, the Bank shall pay the participant’s beneficiary. No benefits shall be payable to anyone other than the beneficiary, and shall terminate on the death of the beneficiary.

Stock Options. In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” which requires the compensation costs related to share-based payment transactions to be recognized in financial statements. With limited exceptions, the amount of compensation cost is measured based on the grant-date fair value of the equity instruments issued. Compensation cost is recognized over the vesting period during which an employee provides service in exchange for the award. SFAS No. 123R was adopted during the first quarter of fiscal 2006 for the Company primarily due to the transition from a small business filer to a full filer; stock-based compensation has been recognized for all stock options granted or modified after July 1, 2005. In addition, stock options not vested on July 1, 2005, are being recognized in expense over the remaining vesting period.

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

Reclassification. Certain amounts included in the 2007 and 2006 consolidated financial statements have been reclassified to conform to the 2008 presentation. These reclassifications had no effect on net income.

The following paragraphs summarize the impact of new accounting pronouncements:
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a common definition of fair value, provides a framework for measuring fair value under U.S. GAAP, and expands disclosure requirements about fair value measurements.  The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, meaning it is effective for the Company on July 1, 2008, and is not expected to have a material effect on the Company’s consolidated financial statements.
    In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.”  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value, on an instrument-by-instrument basis. Once an entity has elected to record eligible items at fair value, the decision is irrevocable and the entity should report unrealized gains and losses for which the fair value option has been elected in earnings. The Statement’s objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, meaning it is

|26|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

effective for the company beginning July 1, 2008, and is not expected to have a material effect on the Company’s consolidated financial statements.
In December 2007, FASB issued SFAS No. 141(revised), “Business Combinations”. The Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting be used for business combinations, but broadens the scope of Statement 141 and contains improvements to the application of this method. The Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity at the acquisition date, measured at their fair values as of that date. Costs incurred to effect the acquisition are to be recognized separately from the acquisition. Assets and liabilities arising from contractual contingencies must be measured at fair value as of the acquisition date. Contingent consideration must also be measured at fair value as of the acquisition date. The Statement also changes the accounting for negative goodwill arising from a bargain purchase, requiring recognition in earnings instead of allocation to assets acquired. For business combinations achieved in stages (step acquisitions), the assets and liabilities must be recognized at the full amounts of their fair values, while under former guidance the entity was acquired in a series of purchases, with costs and fair values being identified and measured at each step. The Statement applies to business combinations occurring on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, meaning it is effective for the Company beginning July 1, 2009.
Also in December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” The Statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Statement establishes a single method of accounting for changes in a parent’s ownership interest if the parent retains its controlling interest, deeming these to be equity transactions. The Statement is effective for annual periods beginning after December 15, 2008, meaning it is effective for the Company July 1, 2009. The Company does not expect adoption of the Statement to have a significant effect on its consolidated financial statements.
In March 2008, FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” This Statement requires enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how these activities affect its financial position, financial performance, and cash flows. The Statement is effective for financial statements issued for fiscal years and interim period beginning after November 15, 2008, meaning it is effective for the Company beginning July 1, 2009. The Company does not expect adoption of the Statement to have a significant effect on its consolidated financial statements.
The Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” on July 1, 2007.  Implementation of the new Standard did not have a material impact on the Company’s consolidated financial statements.  The Company files income tax returns in the U.S. federal jurisdiction and the state of Missouri.  As of June 30, 2008, the open tax years under FIN 48 are 2007, 2006, and 2005.  These tax years correspond to our fiscal years ended 2008, 2007, and 2006.
    In September 2006, the Emerging Issues Task Force (EITF) Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” was ratified.

This EITF Issue addresses accounting for separate agreements which split life insurance policy benefits between an employer and employee. The Issue requires the employer to recognize a liability for future benefits payable to the employee under these agreements. The effects of applying this Issue must be recognized through either a change in accounting principle through an adjustment to equity or through the retrospective application to all prior periods. The consensus in this Issue is effective for fiscal years beginning after December 15, 2007, meaning it is effective for the Company beginning July 1, 2008. The Company does not expect adoption of the Issue to have a significant effect on its consolidated financial statements.
    Effective November 17, 2006, the FDIC implemented a one-time credit of $4.7 billion to eligible institutions.  The purpose of the credit is to recognize contributions made by certain institutions to capitalize the Bank Insurance Fund and the Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund (DIF).  The Bank is an eligible institution and received notice from the FDIC that its share of the credit was $169,000.  The amount was not reflected in the Company’s financial statements as it represented contingent future credits against future insurance assessment payments.  As of June 30, 2008, substantially all of the credit has been absorbed, and the Company anticipates incurring additional expenses for DIF assessments beginning in the second quarter of fiscal 2009.

|27|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 2: Securities The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of securities available for sale consisted of the following:

	June 30, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment securities:
U.S. government and Federal agency obligations	$3,992,999	$52,103	$(25,660)	$4,019,442
Obligations of states and political subdivisions	6,299,763	7,195	(276,075)	6,030,883
FHLMC preferred stock	304,125	-	(8,925)	295,200
Other securities	1,889,424	-	(325,979)	1,563,445
TOTAL INVESTMENT SECURITIES	12,486,311	59,298	(636,639)	11,908,970

Mortgage-backed securities:
FHLMC certificates	13,114,487	2,658	(291,529)	12,825,616
GNMA certificates	127,583	108	(807)	126,884
FNMA certificates	11,247,033	11,441	(165,909)	11,092,565
CMOs issued by government agencies	3,934,614	49,547	(22,916)	3,961,245
TOTAL MORTGAGE-BACKED SECURITIES	28,423,717	63,754	(481,161)	28,006,310
TOTAL	$40,910,028	$123,052	$(1,117,800)	$39,915,280

	June 30, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment securities:
U.S. government and Federal agency obligations	$21,709,953	$-	$(220,616)	$21,489,337
Obligations of states and political subdivisions	2,015,783	24,276	(24,550)	2,015,509
Other securities	661,025	-	(5,000)	656,025
TOTAL INVESTMENT SECURITIES	24,386,761	24,276	(250,166)	24,160,871

Mortgage-backed securities:
FHLMC certificates	1,229,108	210	(46,939)	1,182,379
GNMA certificates	155,726	722	(104)	156,344
FNMA certificates	4,386,823	2,913	(176,449)	4,213,287
CMOs issued by government agencies	5,278,853	-	(108,146)	5,170,707
TOTAL MORTGAGE-BACKED SECURITIES	11,050,510	3,845	(331,638)	10,722,717
TOTAL	$35,437,271	$28,121	$(581,804)	$34,883,588

|28|

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

	June 30, 2008
	Amortized Cost	Estimated Fair Value
Available for Sale
Within one year	$249,720	$254,280
After one but less than five years	1,637,451	1,663,035
After five but less than 10 years	2,995,918	2,990,488
After 10 years	7,603,222	7,001,167
Total investment securities	12,486,311	11,908,970
Mortgage-backed securities	28,423,717	28,006,310
TOTAL	$40,910,028	$39,915,280

The carrying value of investment and mortgage-backed securities pledged as collateral to secure public deposits and securities sold under agreements to repurchase amounted to $37,886,510 and $33,455,667 and at June 30, 2008 and 2007, respectively.
Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2008 was $32 million, which is approximately 79.5% of the Bank’s available for sale investment portfolio, as compared to $33 million or approximately 94.9% of the Bank’s available for sale investment portfolio at June 30, 2007. These declines primarily resulted from recent changes in the credit markets.
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
    The following tables show our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2008 and 2007.

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
For the year ended June 30, 2008

U.S. government agencies	$ 1,971,482	$ 25,660	$ -	$ -	$ 1,971,482	$ 25,660
Mortgage-backed securities	21,382,034	449,610	1,407,530	31,551	22,789,564	481,161
Other securities	6,976,246	610,979	-	-	6,976,246	610,979

Total temporarily impaired securities	$30,329,762	$1,086,249	$1,407,530	$31,551	$31,737,292	$1,117,800

|29|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
For the year ended June 30, 2007

U.S. Treasury	$-	$-	$500,938	$890	$500,938	$890
U.S. government agencies	2,949,308	27,978	18,039,092	191,748	20,988,400	219,726
Mortgage-backed securities	2,125,963	27,702	7,760,000	303,936	9,885,963	331,638
Other securities	1,483,269	21,152	253,913	8,398	1,737,182	29,550

Total temporarily impaired securities	$6,558,540	$76,832	$26,553,943	$504,972	$33,112,483	$581,804

NOTE 3:  Loans

Loans are summarized as follows:

		June 30
		2008	2007
Real estate loans:
Residential		$149,340,248	$135,287,992
Construction		13,945,027	7,981,390
Commercial		85,859,482	77,723,332
Consumer loans		21,524,166	19,416,309
Commercial		81,574,995	76,053,308
		352,243,918	316,462,331
Loans in process		(5,667,898)	(1,913,191)
Deferred loan fees, net		60,958	51,486
Allowance for loan losses		(3,567,203)	(2,537,659)
	TOTAL	$343,069,775	$312,062,967

Adjustable rate loans included in the loan portfolio amounted to $118,302,376 and $113,874,188 at June 30, 2008 and 2007, respectively.
One- to four-family residential real estate loans amounted to $136,732,435 and $129,920,634 at June 30, 2008 and 2007, respectively.

Real estate construction loans are secured principally by single and multi-family dwelling units.
Commercial real estate loans are secured principally by commercial buildings, motels, medical centers, churches, restaurants and farmland.

|30|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

Following is a summary of activity in the allowance for loan losses:

	June 30
	2008	2007	2006
Balance, beginning of period	$2,537,659	$2,058,144	$2,016,514
Loans charged-off	(93,755)	(162,719)	(577,938)
Recoveries of loans previously charged-off	183,299	37,234	64,568
Net recoveries (charge-offs)	89,544	(125,485)	(513,370)
Provision charged to expense	940,000	605,000	555,000
Balance, end of period	$3,567,203	$2,537,659	$2,058,144

Total loans past due 90 days or more and still accruing interest amounted to $6,000 and $24,000 at June 30, 2008 and 2007, respectively.
The Company had ceased recognition of interest income on loans with a book value of $0 and $2,000 at June 30, 2008 and 2007, respectively. The average balance of nonaccrual loans for the years ended June 30, 2008, 2007, and 2006 was $28,000, $47,000, and $272,000, respectively.  The allowance for losses allocated to nonaccrual loans at June 30, 2008 and 2007 was immaterial.  Interest income recognized on these loans for the years ended June 30, 2008, 2007, and 2006 was immaterial.  Gross interest income would have been immaterial for the years ended June 30, 2008, 2007, and 2006 if interest payments had been received in accordance with the original terms.  The Company is not committed to lend additional funds to customers whose loans have been placed on nonaccrual status.
Of the above nonaccrual loans at June 30, 2008 and 2007, none were considered to be impaired. There were no impaired loans during the years ended June 30, 2008 and 2007.

Following is a summary of loans to directors, executive officers and loans to corporations in which executive officers and directors have a substantial interest:

Balance, June 30, 2007                              $8,043,723
    Additions                                       2,156,449
    Repayments                                      (1,739,839)
Balance, June 30, 2008                              $8,460,333

These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

NOTE 4: Premises and Equipment Following is a summary of premises and equipment:

		June 30
		2008	2007
Land		$3,448,083	$3,418,074
Buildings and improvements		6,016,459	5,884,266
Furniture, fixtures and equipment		4,598,236	4,567,267
Automobiles		32,376	32,376
		14,095,154	13,901,983
Less accumulated depreciation		(5,890,523)	(5,251,310)
	TOTAL	$8,204,631	$8,650,673

|31|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 5: Deposits Deposits are summarized as follows:

		June 30
		2008	2007
Noninterest-bearing accounts		$19,220,977	$22,275,977
NOW accounts		37,150,005	31,122,878
Money market deposit accounts		12,104,527	7,211,517
Savings accounts		73,423,195	78,908,351
	TOTAL TRANSACTION ACCOUNTS	$141,898,704	$139,518,723

Certificates:
1.00 - 1.99%		$7,134,672	-
2.00 - 2.99%		33,105,497	1,086,670
3.00 - 3.99%		50,555,205	6,557,958
4.00 - 4.99%		48,413,758	27,805,696
5.00 - 5.99%		11,149,209	95,119,049
Total certificates, 3.62%
and 4.94%, respectively		150,358,341	130,569,373
	TOTAL DEPOSITS	$292,257,045	$270,088,096

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $58,181,336 and $41,448,245 at June 30, 2008 and 2007, respectively.

Certificate maturities at June 30, 2008 are summarized as follows:

July 1, 2008 to June 30, 2009		$130,025,135
July 1, 2009 to June 30, 2010		7,910,035
July 1, 2010 to June 30, 2011		5,546,812
July 1, 2011 to June 30, 2012		2,719,343
July 1, 2012 to June 30, 2013		4,157,016
Thereafter		-
	TOTAL	$150,358,341

|32|

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

The market value of the securities underlying the agreements at June 30, 2008 and 2007, was $24,854,028 and $18,307,912, respectively. The securities sold under agreements to repurchase are under the Company’s control.

	June 30
	2008	2007
Year-end balance	$21,803,513	$17,758,364
Average balance during the year	20,567,605	11,862,732
Maximum month-end balance during the year	24,659,429	17,758,364
Average interest during the year	3.31%	4.84%
Year-end interest rate	1.67%	4.90%

NOTE 7: Advances from Federal Home Loan Bank Advances from Federal Home Loan Bank are summarized as follows:

			June 30
Maturity	Call Date or Quarterly Thereafter	Interest Rate	2008	2007
Overnight borrowings and short-term
repurchase agreements	-	2.81%	$5,550,000	$-
Overnight borrowings and short-term
repurchase agreements	-	5.48%	-	$7,000,000
08-30-07	-	3.96%	-	1,000,000
10-17-07	-	4.91%	-	2,000,000
10-26-09	09-01-03	5.58%	10,000,000	10,000,000
01-20-10	07-20-03	5.85%	5,000,000	5,000,000
10-27-10	10-27-03	5.94%	9,000,000	9,000,000
12-09-10	12-09-05	6.01%	10,000,000	10,000,000
10-30-12	-	4.87%	3,000,000	-
04-01-13	-	3.65%	3,000,000	-
01-30-15	-	3.75%	3,000,000	-
11-29-16	11-29-07	3.93%	5,000,000	5,000,000
11-29-16	11-29-11	4.42%	5,000,000	5,000,000
11-20-17	11-22-10	3.87%	3,000,000	-
11-29-17	11-29-12	4.07%	2,500,000	-
		TOTAL	$64,050,000	$54,000,000
Weighted-average rate			4.91%	5.42%

In addition to the above advances, the Bank had an available line of credit amounting to $37,380,792 and $42,384,625, with FHLB at June 30, 2008 and 2007, respectively.
Advances from FHLB of Des Moines are secured by FHLB stock and one- to four-family mortgage loans of $76,860,000 and $64,800,000 at June 30, 2008 and 2007, respectively. The principal maturities of FHLB advances at June 30, 2008, are at right:

FHLB Advance Maturities
July 1, 2008 to June 30, 2009                 $ 5,550,000
July 1, 2009 to June 30, 2010                  15,000,000
July 1, 2010 to June 30, 2011                  19,000,000
July 1, 2011 to June 30, 2012                           -
July 1, 2012 to June 30, 2013                    6,000,000
July 1, 2013 and thereafter                     18,500,000
                                 total   $64,050,000

|33|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 8:  Subordinated Debt
Southern Missouri Statutory Trust I issued $7.0 million of Floating Rate Capital Securities (the “Trust Preferred Securities”) with a liquidation value of $1,000 per share in March 2004. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on LIBOR. At June 30, 2008, the current rate was 5.56%. The securities represent undivided beneficial interests in the trust, which was established by Southern Missouri for the purpose of issuing the securities. The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”) and have not been registered under the Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Southern Missouri Statutory Trust I used the proceeds from the sale of the Trust Preferred Securities to purchase Junior Subordinated Debentures of Southern Missouri Bancorp. Southern Missouri Bancorp, Inc. used its net proceeds for working capital and investment in its subsidiaries.

NOTE 9:  Employee Benefits
401(k). The Bank has a 401(k) profit sharing plan that covers substantially all eligible employees. Contributions to the plan are at the discretion of the Board of Directors of the Bank. During 2008, 2007, and 2006, there were no contributions made to the plan.

Employee Stock Ownership Plan (ESOP). The Bank established a tax-qualified ESOP in April 1994. The plan covers substantially all employees who have attained the age of 21 and completed one year of service.
Benefits are vested over five years. Forfeitures are allocated on the same basis as other contributions. Benefits are payable upon a participant’s retirement, death, disability or separation of service. The Bank makes discretionary contributions to the ESOP. The ESOP expense for 2008, 2007, and 2006 was $200,000, $190,000, and $180,000, respectively.

The number of ESOP shares at June 30, 2008 and 2007 were as follows:
                                                     2008            2007
Allocated shares                   173,719         160,270

Unreleased shares                                          -               -
         TOTAL ESOP SHARES     173,719           160,270

Management Recognition Plan (MRP). The Bank adopted an MRP for the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors) in April 1994. During 2004, the Bank granted 5,000 MRP shares to employees; during 2007, an additional 1,000 shares were granted; and during 2008, an additional 2,500 shares were awarded. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. During 2008, 1,300 MRP shares vested, which had been awarded in 2004, 2007, and 2008. Compensation expense, in the amount of the fair market value of the common stock at the date of grant, will be recognized pro-rata over the five years during which the shares are payable.

The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 2008, 2007, and 2006, was $19,777, $13,147, and $10,890, respectively.

Stock Option Plan. The Company adopted a stock option plan in April 1994. The purpose of the plan was to provide additional incentive to certain directors, officers and key employees of the Bank. In October 1999, the stockholders voted to increase the number of shares reserved for options by 67,932 shares. The stock options were granted at the fair market value of the common stock on the date of the grant. Through June 30, 1999, all options granted were 100% vested at the grant date. For shares granted after June 30, 1999, the vesting period ranged from the grant date up to a five year period. All options expire ten years from the date of the grant. The 1994 stock option plan expired in April 2004. In October 2003, a new stock option and incentive plan was adopted (“2003 Plan”). Under the 2003 Plan, the Company has granted 70,500 options to employees and directors.
In December, 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment” (SFAS 123R). SFAS 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options and restricted stock, based on the fair value of those awards at the date of grant, and eliminates the choice to account for employee stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), which is how the Company previously accounted for its stock options. The Company adopted SFAS 123R effective July 1, 2005. As a result of adopting SFAS 123R, incremental stock-based compensation expense recognized during fiscal 2006 was $53,106.
As of June 30, 2008, there was $53,000 in remaining unrecognized compensation expense related to nonvested stock options, which will be recognized over the remaining weighted average vesting period. The aggregate intrinsic value of stock options outstanding at June 30, 2008, was $320,000. The aggregate intrinsic value of stock options exercisable at June 30, 2008, was $313,000. The intrinsic value of options exercised in fiscal 2008 was $327,000. The intrinsic value of options vested in fiscal 2008 was $4,000.

|34|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

Changes in options outstanding were as follows:

	Year Ended June 30
	2008		2007		2006
	Weighted Average Price	Number	Weighted Average Price	Number	Weighted Average Price	Number
Outstanding at beginning of year	$10.73	176,500	$10.64	180,500	$10.70	188,515
Granted	-	-	-	-	14.26	5,000
Exercised	8.08	(70,000)	6.50	(4,000)	6.50	(3,515)
Forfeited	15.23	(2,000)	-	-	15.23	(9,500)
Outstanding at year-end	$12.43	104,500	$10.73	176,500	$10.64	180,500
Options exercisable at year-end	$11.88	86,800	$9.75	144,100	$9.10	134,400

The following is a summary of the assumptions used in the Black-Scholes pricing model in determining the fair values of options granted during fiscal years 2008, 2007, and 2006 (no options were granted in fiscal 2008 or 2007):

	2008	2007	2006

Assumptions:
Expected dividend yield	-	-	2.52%
Expected volatility	-	-	18.89%
Risk-free interest rate	-	-	3.98%
Weighted-average expected life	-	-	5 years
Weighted-average fair values
options granted during the year	-	-	$3.43

The following table summarizes information about stock options under the plan outstanding at June 30, 2008:

		Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$6.5000	4,000	17.7 mo.	$6.5000	4,000	$6.5000
6.7500	30,000	17.3 mo.	6.7500	30,000	6.7500
15.2300	50,500	70.6 mo.	15.2300	41,800	15.2300
15.3000	15,000	75.7 mo.	15.3000	9,000	15.3000
14.2600	5,000	86.5 mo.	14.2600	2,000	14.2600

|35|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 10: Income Taxes The components of net deferred tax assets (liabilities) are summarized as follows:

		2008	2007
Deferred tax assets:
Provision for losses on loans		$1,373,373	$900,049
Unrealized loss of available for sale securities		368,046	204,851
Accrued compensation and benefits		121,319	154,965
Other		64,532	65,698
Total deferred tax assets		1,927,270	1,325,563

Deferred tax liabilities:
FHLB stock dividends		188,612	188,612
Purchase accounting adjustments		71,062	63,694
Depreciation		211,550	284,405
Total deferred tax liabilities		471,224	536,711
	NET DEFERRED TAX ASSET	$1,456,046	$788,852

A reconciliation of income tax expense at the statutory rate to the
Company’s actual income tax expense is shown below:

		Year Ended June 30
		2008	2007	2006
Tax at statutory Federal rate		$1,832,016	$1,384,776	$1,414,675
Increase (reduction) in taxes resulting from:
Nontaxable municipal income		(56,886)	(31,983)	(17,879)
State tax, net of Federal benefit		74,951	52,006	106,194
Cash surrender value of bank owned life insurance		(99,026)	(89,491)	(84,863)
Other, net		23,748	(170,850)	(41,482)
	ACTUAL PROVISION	$1,774,803	$1,144,458	$1,376,645

|36|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 11: Other Comprehensive (Loss) Income Other comprehensive (loss) income components are as follows:

	Year Ended June 30
	2008	2007	2006
Unrealized (losses) gains on available for sale securities:
Unrealized holding (losses) gains arising during period	$(434,981)	$542,101	$(820,968)
Less: reclassification adjustments for losses realized in net income	(6,084)	-	-
Total unrealized (losses) gains on securities	(441,065)	542,101	(820,968)
Defined benefit pension plan net gain	31,495	-
Income tax benefit (expense)	163,194	(200,578)	303,758
Other comprehensive (loss) income	$(246,376)	$341,523	$(517,210)

|37|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 12:  Stockholders’ Equity and Regulatory Capital
The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 2008, that the Bank meets all capital adequacy requirements to which it is subject.
As of June 30, 2008, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s only significant activity is ownership of the Bank, and, therefore, its capital, capital ratios, and minimum required levels of capital are materially the same as the Bank’s.
The following table summarizes the Bank’s actual and required regulatory capital:

(dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of June 30, 2008	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$ 36,302	11.79%	$ 24,631	>8.00%	$ 30,789	>10.00%
Tier I Capital (to Risk-Weighted Assets)	32,735	10.63%	12,315	>4.00%	18,473	>6.00%
Tier I Capital (to Average Assets)	32,735	8.08%	16,214	>4.00%	20,267	>5.00%

As of June 30, 2007
Total Capital (to Risk-Weighted Assets)	$ 32,420	11.81%	$ 21,954	>8.00%	$ 27,443	>10.00%
Tier I Capital (to Risk-Weighted Assets)	29,882	10.89%	10,977	>4.00%	16,466	>6.00%
Tier I Capital (to Average Assets)	29,882	8.10%	14,756	>4.00%	18,445	>5.00%

The Bank’s ability to pay dividends on its common stock to the Company is restricted to maintain adequate capital as shown in the table above.

|38|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 13:  Commitments and Credit Risk
Standby Letters of Credit. In the normal course of business, the Bank issues various financial standby, performance standby, and commercial letters of credit for its customers. As consideration for the letters of credit, the institution charges letter of credit fees based on the face amount of the letters and the creditworthiness of the counterparties. These letters of credit are stand-alone agreements, and are unrelated to any obligation the depositor has to the Bank.
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
The Bank had total outstanding standby letters of credit amounting to $1.1 million and $696,000 at June 30, 2008 and 2007, respectively, with terms ranging from 12 to 24 months. At June 30, 2008, the Bank’s deferred revenue under standby letters of credit agreements was nominal.

Off-balance-sheet and Credit Risk. The Company’s Consolidated Financial Statements do not reflect various financial instruments to extend credit to meet the financing needs of its customers.
These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition. Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.
The Company had $50.4 million in commitments to extend credit at June 30, 2008, and $36.0 million at June 30, 2007.
At June 30, 2008, total commitments to originate fixed-rate loans with terms in excess of one year were $8.5 million at tax-equivalent rates ranging from 5.0% to 10.0%, with a weighted-average tax-equivalent rate of 6.83%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company’s policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the statements of financial condition. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.
The Company grants collateralized commercial, real estate, and consumer loans to customers in Southeast Missouri. Although the Company has a diversified portfolio, loans aggregating $149,340,000 at June 30, 2008, are secured by single and multi-family residential real estate in the Company’s primary lending area.

NOTE 14: Earnings Per Share The following table sets forth the computations of basic and diluted earnings per common share:

	Year Ended June 30
	2008	2007	2006
Net income	$3,613,480	$2,928,413	$2,784,166
Denominator for basic earnings per share -
Weighted-average shares outstanding	2,199,928	2,225,658	2,224,409
Effect of dilutive securities Stock options	12,204	38,578	27,852
Denominator for diluted earnings per share	2,212,132	2,264,236	2,252,261
Basic earnings per common share	$ 1.64	$ 1.32	$ 1.25
Diluted earnings per common share	$ 1.63	$ 1.29	$ 1.24

|39|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 15:  Disclosures About Fair Value of Financial Instruments
The following table presents estimated fair values of the Company’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	2008			2007
	Carrying Amount		Fair Value	Carrying Amount		Fair Value
		(in thousands)			(in thousands)
Financial Assets
Cash and cash equivalents	$6,042		$6,042	$7,331		$7,331
Interest-bearing time deposits	1,980		1,980	-		-
Investment and mortgage- backed securities available for sale	39,915		39,915	34,884		34,884
Stock in FHLB	3,324		3,324	3,071		3,071
Loans receivable, net	343,070		344,330	312,063		311,240
Accrued interest receivable	3,012		3,012	2,248		2,248
Bank owned life insurance	7,290		7,290	6,999		6,999
Financial Liabilities
Deposits	292,257		289,214	270,088		268,236
Securities sold under agreements to repurchase	21,804		21,804	17,758		17,758
Advances from FHLB	64,050		65,968	54,000		54,366
Accrued interest payable	1,200		1,200	1,406		1,406
Subordinated Debt	7,217		7,217	7,217		7,217
Unrecognized financial instruments (net of contract amount)
Letters of Credit	-		-	-		-
Lines of Credit	-		-	-		-

The following methods and assumptions were used in estimating the fair values of financial instruments:
Cash and cash equivalents and interest-bearing time deposits are valued at their carrying amounts which approximates fair value.
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

|40|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 16:  Condensed Parent Company Only Financial Statements
The following condensed balance sheets, statements of income and cash flows for Southern Missouri Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

		June 30
Condensed Balance Sheets		2008	2007

Assets

Cash and cash equivalents		$1,378,574	$1,870,317
Premise and equipment		2,109,667	2,079,658
Other assets		251,752	433,122
Investment in common stock of Bank		33,987,344	31,626,094
	TOTAL ASSETS	$37,727,337	$36,009,191

Liabilities and Stockholders’ Equity

Accrued expenses and other liabilities		$38,688	$77,952
Subordinated debt		7,217,000	7,217,000
	TOTAL LIABILITIES	7,255,688	7,294,952

Stockholders’ equity		30,471,649	28,714,239
	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$37,727,337	$36,009,191

		Year Ended June 30
Condensed Statements of Income		2008	2007	2006

Interest income		$23,843	$61,165	$85,272
Interest expense		539,017	594,357	512,074
Net interest income		(515,174)	(533,192)	(426,802)
Dividends from Bank		1,600,000	1,200,000	1,200,000

Operating expenses		316,897	294,479	301,372

Income before income taxes and equity in undistributed income of the Bank		767,929	372,329	471,826

Income tax benefit		311,000	309,000	279,300

Income before equity in undistributed income of the Bank		1,078,929	681,329	751,126

Equity in undistributed income of the Bank		2,534,551	2,247,084	2,033,040
	NET INCOME	$3,613,480	$2,928,413	$2,784,166

|41|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

		Year Ended June 30
Condensed Statements		2008	2007	2006
Cash flows from operating activities:
Net income		$3,613,480	$2,928,413	$2,784,166
Changes in:
Equity in undistributed income of the Bank		(2,534,551)	(2,247,084)	(2,033,040)
Other adjustments, net		(18,919)	32,480	58,329
	NET CASH PROVIDED BY OPERATING ACTIVITIES	1,060,010	713,809	809,455

Cash flows from investing activities:
Purchase of available for sale securities		-	(1,330,000)	(1,450,000)
Investment in real estate		(30,009)	-	(69,327)
Proceeds from sales and maturities of available for sale securities		161,025	2,618,975	-
	NET CASH PROVIDED BY OR (USED IN) INVESTING ACTIVITIES	131,016	1,288,975	(1,519,327)

Cash flows from financing activities:
Dividends on common stock		(884,115)	(805,439)	(804,038)
Exercise of stock options		565,625	26,000	22,848
Payments to acquire treasury stock		(1,364,279)	(397,020)	-
	NET CASH USED IN FINANCING ACTIVITIES	(1,682,769)	(1,176,459)	(781,190)

Net increase (decrease) in cash and cash equivalents		(491,743)	826,325	(1,491,062)
Cash and cash equivalents at beginning of year		1,870,317	1,043,992	2,535,054
	CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,378,574	$1,870,317	$1,043,992

|42|

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 17:  Quarterly Financial Data (Unaudited)
Quarterly operating data is summarized as follows (in thousands):

		June 30, 2008
		First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income		$6,333	$6,377	$6,386	$6,231
Interest expense		3,701	3,606	3,310	2,930

Net interest income		2,632	2,771	3,076	3,301

Provision for loan losses		110	90	350	390
Noninterest income		590	602	601	621
Noninterest expense		1,899	1,978	1,987	2,003
Income before income taxes		1,213	1,305	1,340	1,529
Income tax expense		400	432	442	500
	NET INCOME	$813	$873	$898	$1,029

		June 30, 2007
		First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income		$5,686	$5,802	$5,920	$6,141
Interest expense		3,197	3,388	3,465	3,570

Net interest income		2,489	2,414	2,455	2,571

Provision for loan losses		125	95	100	285
Noninterest income		577	548	516	565
Noninterest expense		1,797	1,803	1,889	1,969
Income before income taxes		1,144	1,064	982	882
Income tax expense		404	341	330	69
	NET INCOME	$740	$723	$652	$813

		June 30, 2006
		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income		$4,750	$5,016	$5,187	$5,410
Interest expense		2,401	2,690	2,782	2,890

Net interest income		2,349	2,326	2,405	2,520

Provision for loan losses		120	85	80	270
Noninterest income		540	533	505	566
Noninterest expense		1,732	1,729	1,833	1,734
Income before income taxes		1,037	1,045	997	1,082
Income tax expense		356	366	352	303
	NET INCOME	$681	$679	$645	$779

|43|

> CORPORATE INFORMATION <

CORPORATE HEADQUARTERS 531 Vine Street Poplar Bluff, Missouri 63901 COMPANY WEBSITE www.smbtonline.com SPECIAL COUNSEL Silver, Freedman & Taff, LLP Washington, D.C. 20007	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM BKD, LLP St. Louis, Missouri 63102 COMMON STOCK Nasdaq Stock Market Nasdaq Symbol: SMBC

TRANSFER AGENT

Stockholders should report lost stock certificates or direct inquiries concerning dividend payments, change of name, address, or ownership, or consolidation of accounts, to the Company’s transfer agent:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948

ANNUAL MEETING

The Annual Meeting of Stockholders will be held Monday, October 20, 2008, at 9:00 a.m., Central Time, at the Greater Poplar Bluff Area Chamber of Commerce Building, 1111 West Pine, Poplar Bluff, Missouri 63901.

ANNUAL REPORT ON FORM 10-K AND OTHER REPORTS

A copy of the Company’s annual report on Form 10-K, including financial statement schedules and our quarterly reports as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Secretary, Southern Missouri Bancorp, Inc., 531 Vine Street, Poplar Bluff, Missouri 63901. These documents also may be accessed through Southern Missouri Bank’s website at www.smbtonline.com, under the Investor Relations tab.

|44|

> DIRECTORS and OFFICERS <

Standing: Rebecca Brooks, Douglas Bagby, Charles Moffitt, Sammy Schalk, Ronnie Black Seated: Greg Steffens, James Tatum, Samuel Smith, Charles Love

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
Our outstanding results this year are in contrast to much of our industry;
we are standing tall in our field.

Southern Missouri Bancorp, Inc. 531 Vine Street Poplar Bluff, Missouri 63901   (573) 778-1800 www.smbtonline.com