Form 10-K, Exhibit 13
period 2009-06-30
SOUTHERN MISSOURI BANCORP INC
filed 2009-09-28
CIK 916907

Weathering the Storm SOUTHERN MISSOURI BANCORP, INC. | 2009 ANNUAL REPORT

>   CORPORATE PROFILE   <

Southern Missouri Bancorp, Inc. (NASDAQ: SMBC)
is the holding company for Southern Bank.

The last twelve months have seen an historic upheaval
in the financial industry, but the Company reported
solid results and took steps to provide
for continued growth.

> TABLE of CONTENTS <

Letter to Shareholders	2
Common Share Data	8
Financial Review	9
Report of Independent
Registered Public Accounting Firm	20
Consolidated Financial Statements	21
Notes to Consolidated Financial Statements	26
Corporate and Investor Information	48
Directors and Officers	49

>   FINANCIAL SUMMARY   <

	2009	2008	CHANGE(%)
EARNINGS (dollars in thousands)
Net interest income	$14,097	$11,780	19.7
Provision for possible loan losses	1,220	940	29.8
Other income	1,820	2,412	-24.5
Other expense	9,150	7,864	16.4
Income taxes	1,712	1,775	-3.5
Net income	3,835	3,613	6.1
Effective dividend on preferred shares	289	---	N/A
Net income available to common stockholders	3,546	3,613	-1.9

PER COMMON SHARE
Net income:
Basic	$1.67	$1.64	1.8
Diluted	1.67	1.63	2.5
Tangible book value	14.82	13.11	13.0
Closing market price	9.95	15.49	-35.8
Cash dividends declared	.48	.40	20.0

AT YEAR-END (dollars in thousands)
Total assets	$465,897	$417,820	11.5
Loans, net of allowance	368,556	343,070	7.4
Reserves as a percent of nonperforming loans	556.78%	58,865%
Deposits	$311,955	$292,257	6.7
Stockholders’ equity	42,008	30,472	37.9

FINANCIAL RATIOS
Return on average common stockholders’ equity	11.38%	12.06%
Return on average assets	.87	.92
Net interest margin	3.37	3.17
Efficiency ratio	57.49	55.41
Allowance for possible loan losses to net loans	1.20	1.04
Equity to average assets at year-end	9.51	7.73

OTHER DATA(1)
Common shares outstanding	2,087,976	2,190,833
Average common and dilutive
shares outstanding	2,124,369	2,212,132
Common stockholders of record	283	276
Full-time equivalent employees	108	100
Assets per employee (in thousands)	$4,314	$4,178
Banking offices	10	9

(1) Other data is as of year-end, except for average shares.

l 1 l

>   LETTER to SHAREHOLDERS   <

In 2009, Southern Missouri Bancorp weathered the financial market storm, continuing to generate strong returns, and taking steps to grow the company for the future.

In last year’s report, we announced outstanding earnings growth, and noted that the economy had soured. Since then, we’ve seen the recession plunge to depths that would have been nearly unimaginable twelve months ago.  But our results have held up remarkably well.  Earnings per diluted common share were $1.67 for fiscal 2009, up from $1.63 in 2008.  The Company generated a return on average common equity of 11.4% and a return on average assets of 0.87% in fiscal 2009.

Return on common equity again surpasses peer banks

Our ROE was down slightly, but well ahead of peer banks in a troubled banking environment.

(1)
Peer data is based on the average year-end figures (December) from SNL DataSource’s Index of publicly traded commercial banks and thrifts with assets of $100 million to $1 billion, headquartered in Missouri, Arkansas, Illinois, Iowa, Kansas, Kentucky, Nebraska, Oklahoma, and Tennessee. SMBC data is as of fiscal year-end (June).

l 2 l

Net income available to common shareholders totaled $3.5 million in fiscal 2009, down slightly from $3.6 million in the prior year.  Our net interest income was up 19.7% in 2009, as we expanded our net interest margin by 20 basis points, and grew our average interest earning assets by 12.1%.  Non-interest expense grew – up 16.4% – as we geared up operations to position ourselves for future opportunities, and as we paid higher deposit insurance premiums resulting from industry-wide base assessment rate increases and a special assessment from the FDIC.  Non-interest income was down – off 24.6% – due to charges the bank recorded to reflect the other-than-temporary impairment of two investments.

Our net interest income was up 19.7% in 2009

Our net loan portfolio grew 7.4% in 2009, while our commercial and commercial real estate loans   continued to account for much of that growth, up a combined 11.2%.  Deposits increased 6.7% as we introduced a successful new rewards checking product, now marketed nationally under the “Kasasa” brand.  Repurchase agreements, all of which are with local governments and businesses, were up 8.9%, even before accounting for a significant new public unit relationship which did not fund until early July.

Continued steady growth in our core business
Asset growth was above-trend due to the leveraging of additional capital.

l 3 l

The Company’s book value per common share increased by 11.7%, and tangible book value per common share increased by 13.0%. While our stock price did not perform well over the last year, it roughly mirrored the industry, down 35.8%, compared to a decline of 32.3% for the SNL bank index, and a decline of 38.4% for SNL micro cap banks. Earnings and increases in book value, however, outperformed the industry, and we believe that those results should bode well for our stock performance as the markets return to normal functioning over time. The Company also repurchased 5.8% of shares that were outstanding at July 1, 2008, increasing each remaining shareholder's percentage of ownership.

Tangible Book Value per share growth beats peers We have regularly exceeded our peer banks (1) in this key measure of shareholder value.

Asset quality at Southern Missouri has always been important, and we are benefitting from that focus today.  Net charge-offs were up, but are still far below peers; non-performing assets have increased, but, again, remain at very manageable levels.  However, we have continued to grow loan loss reserves in these uncertain economic times, increasing our allowance from 1.03% of total loans at June 30, 2008, to 1.19% at June 30, 2009.

Loan quality is sound
Problem loans and assets increased, but credit quality remained relatively strong.

(1)
Peer data is based on the average year-end figures (December) from SNL DataSource’s Index of publicly traded commercial banks and thrifts with assets of $100 million to $1 billion, headquartered in Missouri, Arkansas, Illinois, Iowa, Kansas, Kentucky, Nebraska, Oklahoma, and Tennessee. SMBC data is as of fiscal year-end (June).

l 4 l

In April 2009, Southern Missouri
announced that it was acquiring a small
financial institution, Southern Bank of
Commerce, located in northeast Arkansas.
The transaction closed in July 2009, and the Company is working diligently to implement its successful business model in these attractive new markets.  The bank acquired was a troubled financial institution, and the acquisition is expected to have a relatively small negative impact on our near-term earnings. However, we believe entry to these markets will provide a framework for us to deliver consistent growth in the future as the available potential customer base for us will nearly double.

The Company also announced, in December 2008, that it received an investment of $9.6 million from the U.S. Treasury under the terms of its Capital Purchase Program (CPP), whereby the Company sold shares of fixed-rate, cumulative preferred stock and issued warrants to purchase 114,000 shares of common stock.  The Company accepted the investment due to the uncertainty in the economic environment at the time, the relatively attractive cost of capital compared to the market at the time, and the strategic opportunities the Company foresaw regarding the potential uses of the capital.

While the program has become highly politicized, we believe we have put it to good uses that have helped accomplish Treasury's objectives: increasing the flow of financing to U.S. businesses and consumers, and to support the U.S. economy. Provided not a handout, but capital - an investment to be repaid, plus interest - the Company has increased its loan and investment portfolios - collectively, our investment in the credit markets - by more than we would have been likely to do, otherwise. Additionally, the Company utilized the additional capital when it made the aforementioned acquisition of Southern Bank of Commerce, a troubled financial institution, thereby improving credit availability in markets where it operated.

We will strongly consider our opportunities to raise capital and repay the Treasury investment at the earliest possible time, subject to consideration of the best possible uses of the capital. But we will not be pressured into raising capital at an inopportune time, or into reducing capital levels in a time of economic turbulence, if needed to maintain the safe and sound operation of the Company.

l 5 l

We look forward with great anticipation to 2010.

Our goals include:

➢	First and foremost, continuing growth in core shareholder value - these can be disappointing times for investors who check the ticker daily. We hope that our solid results in key measures of shareholder value translate to an improved stock price in coming periods.

➢	Second, building our retail deposit base – especially in our new markets, where we think our products will be well received.

➢	Third, resolving problem assets at our newly-acquired Arkansas operations, and generating sound asset growth in those markets to build profitability.

➢	And fourth, due to our expansion into new Arkansas markets, accomplishing a complicated re-branding of Southern Missouri Bank as simply

Southern

BANK

Next year's results will be hampered by the northeast Arkansas integration.  We know the return to profitability for these branches will not be easy.  But we also know they represent an impressive opportunity for the future of our Company.

Moreover, we don’t expect this economy to turn around overnight, and that means we must remain committed to operating at the highest efficiency and with strong asset quality.  We will continue to bring the best products to our markets, do so at reasonable costs, and ensure that our customers receive outstanding support from our employees.

Efficiency remains ahead of peers
We again outperformed peer banks in this key measure.

(1)
Peer data is based on the average year-end figures (December) from SNL DataSource’s Index of publicly traded commercial banks and thrifts with assets of $100 million to $1 billion, headquartered in Missouri, Arkansas, Illinois, Iowa, Kansas, Kentucky, Nebraska, Oklahoma, and Tennessee. SMBC data is as of fiscal year-end (June).

l 6 l

In these trying times, we could hardly	In these trying times, we could hardly be prouder of our solid results in 2009.
be prouder of our solid results in 2009.
Our institution is well-positioned for the
coming year due to the diligence of our
management team, the hard work of our
employees, and the loyalty of our valued
customers. I want to take this opportunity
to thank them all.

I would also like to take this opportunity to thank our board of directors for the steady hand of leadership they have provided over the years, and, especially, our former Chairman, James W. Tatum, who retired from the board in October 2008. Mr. Tatum served our Company on the board for over
25 years, and I am happy to note that he continues to serve in the role of Director Emeritus.

And finally, I thank you for your investment in Southern Missouri, and consider myself fortunate to hold your trust.  I am pleased to issue this positive report on your investment.

/s/ Greg Steffens
GREG STEFFENS

PRESIDENT and CHIEF EXECUTIVE OFFICER

SOUTHERN MISSOURI BANCORP, INC.

PLEASE JOIN US

at our 2009 Annual Meeting, where shareholders and those considering invest-
ing in Southern Missouri Bancorp, Inc. will hear management review this year’s performance in detail and discuss our plans to achieve continued superior results.

ANNUAL MEETING

MONDAY, OCTOBER 19, 2009 AT 9:00 AM
CHAMBER OF COMMERCE BUILDING
1111 WEST PINE, POPLAR BLUFF, MISSOURI

l 7 l

>   COMMON SHARE DATA   <

The common stock of the Company is listed on the NASDAQ Stock Market under the symbol “SMBC.” The following bar graph sets forth the high, low and closing market prices of the common stock for the last three fiscal years.

The following table sets forth per share market price and dividend information for the Company’s common stock. As of June 30, 2009, there were approximately 283 common stockholders of record. This does not reflect the number of persons or entities who hold common stock in nominee or “street name.”

Fiscal 2009	High	Low	Close	Book Value At End Of Period	Market Price To Book Value	Dividends Declared
4th Quarter (6-30-09)	$11.00	$8.99	$9.95	$15.58	63.86%	$0.12
3rd Quarter (3-31-09)	$11.70	$7.63	$10.80	$15.16	71.24%	$0.12
2nd Quarter (12-31-08)	$14.91	$9.87	$11.09	$14.75	75.19%	$0.12
1st Quarter (9-30-08)	$15.01	$12.36	$13.05	$14.23	91.71%	$0.12
Fiscal 2008
4th Quarter (6-30-08)	$15.89	$11.21	$15.49	$13.95	111.04%	$0.10
3rd Quarter (3-31-08)	$15.10	$12.75	$15.10	$13.95	108.24%	$0.10
2nd Quarter (12-31-07)	$15.02	$12.75	$13.99	$13.76	101.67%	$0.10
1st Quarter (9-30-07)	$15.25	$14.45	$14.96	$13.35	112.06%	$0.10
Fiscal 2007
4th Quarter (6-30-07)	$15.49	$14.00	$14.95	$13.01	114.91%	$0.09
3rd Quarter (3-31-07)	$15.50	$14.50	$15.48	$12.83	120.65%	$0.09
2nd Quarter (12-31-06)	$15.73	$14.06	$15.19	$12.59	120.65%	$0.09
1st Quarter (9-30-06)	$15.55	$12.29	$15.00	$12.29	122.05%	$0.09

Any future dividend declarations and payments are subject to the discretion of the Board of Directors of the Company.  The ability of the Company to pay dividends on its common stock depends primarily on the ability of the Bank to pay dividends to the Company. For a discussion of the restrictions on the Bank’s ability to pay dividends, see Note 12 of Notes to Consolidated Financial Statements included elsewhere in this report.

l 8 l

>   FINANCIAL REVIEW   <

BUSINESS OF THE COMPANY AND THE BANK
Southern Missouri Bancorp, Inc. (Southern Missouri or Company) is a Missouri corporation and owns all of the outstanding stock of Southern Bank (the Bank). The Company’s earnings are primarily dependent on the operations of the Bank. As a result, the following discussion relates primarily to the operations of the Bank.
The Bank was originally chartered by the State of Missouri in 1887 and converted from a state-chartered stock savings and loan association to a Federally-chartered stock savings bank effective June 1995. Then, effective February 1998, the Bank converted its charter to a state-chartered stock savings bank. On June 4, 2004, the Bank converted to a state chartered trust company with banking powers. The Bank’s deposit accounts are generally insured up to a maximum of $250,000 under current law by the Deposit Insurance Fund (DIF), which is administered by the Federal Deposit Insurance Corporation (FDIC).
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
The net interest margin is affected by economic, regulatory and competitive factors that influence interest rates, loan demand and deposits. Lending activities are funded through the attraction of deposit accounts consisting of checking accounts, passbook accounts, money market deposit accounts, certificate of deposit accounts with terms of 60 months or less, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of Des Moines, and, to a lesser extent, brokered deposits.  As of June 30, 2009, the Bank conducted its business through its home office located in Poplar Bluff and nine full service branch facilities in Poplar Bluff (2), Van Buren, Dexter, Kennett, Doniphan, Sikeston, Matthews, and Qulin, Missouri. Subsequent to June 30, 2009, the Company added four branches through its acquisition of Southern Bank of Commerce. Those branches are located in Paragould, Jonesboro, Leachville, and Brookland, Arkansas.

(dollars in thousands)	At June 30
Financial Condition Data:	2009	2008	2007	2006	2005
Total assets	$465,897	$417,820	$379,927	$350,684	$330,360
Loans receivable, net	368,556	343,070	312,063	280,931	267,568
Mortgage-backed securities	40,269	28,006	10,723	14,440	17,243
Cash, interest-bearing deposits
and investment securities	27,983	19,931	31,492	30,328	21,344
Deposits	311,955	292,257	270,088	258,069	224,666
Borrowings	102,498	85,854	71,758	57,296	72,257
Subordinated debt	7,217	7,217	7,217	7,217	7,217
Stockholders’ equity	42,008	30,472	28,714	26,554	25,003

(dollars in thousands, except per share data)	For The Year Ended June 30
Operating Data:	2009	2008	2007	2006	2005
Interest income	$25,301	$25,327	$23,550	$20,363	$17,284
Interest expense	11,204	13,547	13,621	10,763	8,032

Net interest income	14,097	11,780	9,929	9,600	9,252
Provision for loan losses	1,220	940	605	555	4,815

Net interest income after
provision for loan losses	12,877	10,840	9,324	9,045	4,437

Noninterest income	1,820	2,412	2,207	2,144	2,313
Noninterest expense	9,150	7,864	7,458	7,028	6,728

Income before income taxes	5,547	5,388	4,073	4,161	22
Income tax (benefit) expense	1,712	1,775	1,145	1,377	(82)
Net income	$3,835	$3,613	$2,928	$2,784	$104

Less: effective dividend on preferred stock	289	-	-	-	-
Net income available to common stockholders	$3,546	$3,613	$2,928	$2,784	$104

Basic earnings per share available to
common stockholders	$1.67	$1.64	$1.32	$1.25	$.05
Diluted earnings per share available to
common stockholders	$1.67	$1.63	$1.29	$1.24	$.05
Dividends per share	$.48	$.40	$.36	$.36	$.36

l 9 l

>   FINANCIAL REVIEW   (continued)   <

	At June 30
Other Data:	2009	2008	2007	2006	2005
Number of:
Real estate loans	2,957	2,868	2,795	2,808	2,850
Deposit accounts	22,069	20,560	19,978	18,845	17,336
Full service offices	10	9	9	9	8

	At Or For The Year Ended June 30
Key Operating Ratios:	2009	2008	2007	2006	2005
Return on assets (net income
divided by average assets)	.87%	.92%	.80%	.80%	.03%

Return on average common equity (net
income available to common stockholders
divided by average common equity)	11.38	12.06	10.49	10.83	.39

Average equity to average assets	8.29	7.60	7.66	7.43	8.18

Interest rate spread (spread
between weighted average rate on
all interest-earning assets and all
interest-bearing liabilities)	3.11	2.86	2.57	2.69	2.84

Net interest margin (net interest
income as a percentage of average
interest-earning assets)	3.37	3.17	2.90	2.96	3.06

Noninterest expense to average assets	2.07	2.00	2.05	2.03	2.07

Average interest-earning assets to
average interest-bearing liabilities	109.77	108.60	108.29	108.15	108.10

Allowance for loan losses to gross
loans (1)	1.19	1.03	.81	.73	.75

Allowance for loan losses to
nonperforming loans (1)	556.78	58,864.74	9,845.43	3,888.50	353.36

Net charge-offs (recoveries) to average
outstanding loans during the period	.10	(0.03)	.04	.19	1.85

Ratio of nonperforming assets
to total assets (1)	.29	.02	.04	.08	.20

Common shareholder dividend
payout ratio (common dividends as a
percentage of earnings available to
common shareholders)	28.27	24.49	27.50	28.80	776.14
(1) At end of period

l 10 l

>   FINANCIAL REVIEW   (continued)   <
Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW
Southern Missouri Bancorp, Inc. is a Missouri corporation originally organized for the principal purpose of becoming the holding company of Southern Missouri Savings Bank. The Bank converted from a Federally-chartered stock savings bank to a state-chartered stock savings bank effective February 17, 1998. The Company’s state of incorporation changed from Delaware to Missouri effective April 1, 1999. On June 4, 2004, the Bank converted to a state chartered trust company with banking powers, and the Company became a bank holding company supervised by the Federal Reserve. On June 1, 2009, the Bank changed its name to Southern Bank.

The principal business of Southern Bank consists of attracting deposits from the general public and using such deposits along with advances from the Federal Home Loan Bank of Des Moines (FHLB) to finance mortgage loans secured by one- to four-family residences, commercial real estate loans and commercial business loans. These funds have also been used to purchase investment securities, mortgage-backed securities (MBS), U.S. government and federal agency obligations and other permissible securities.

Southern Bank’s results of operations are primarily dependent on the levels of its net interest margin and noninterest income, and its ability to control operating expenses. Net interest margin is dependent primarily on the difference or spread between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as the relative amounts of these assets and liabilities. Southern Bank is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a varying basis, from its interest-bearing liabilities.

Southern Bank’s noninterest income consists primarily of fees charged on transaction and loan accounts and increased cash surrender value of bank owned life insurance (“BOLI”). Southern Bank’s operating expenses include: employee compensation and benefits, occupancy expenses, legal and professional fees, federal deposit insurance premiums, amortization of intangible assets and other general and administrative expenses.

 Southern Bank’s operations are significantly influenced by general economic conditions including monetary and fiscal policies of the U.S. government and the Federal Reserve Board. Additionally, Southern Bank is subject to policies and regulations issued by financial institution regulatory agencies, including the Federal Deposit Insurance Corporation, the Federal Reserve and the Missouri Division of Finance. Each of these factors may influence interest rates, loan demand, prepayment rates and deposit flows. Interest rates available on competing investments as well as general market interest rates influence the Bank’s cost of funds. Lending activities are affected by the demand for real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. The Bank intends to continue to focus on its lending programs for one- to four-family residential real estate, commercial real estate, commercial business and consumer financing on loans secured by properties or collateral located primarily in southeast Missouri and northeast Arkansas.

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

l 11 l

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

Loans are considered impaired if, based on current information and events, it is probable that Southern Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the fair value of the collateral for collateral-dependent loans. If the loan is not collateral-dependent, the measurement of impairment is based on the present value of expected future cash flows discounted at the historical effective interest rate or the observable market price of the loan. In measuring the fair value of the collateral, management uses the assumptions (i.e., discount rates) and methodologies (i.e., comparison to the recent selling price of similar assets) consistent with those that would be utilized by unrelated third parties. Impairment identified through this evaluation process is a component of the allowance for loan losses. If a loan that is individually evaluated for impairment is found to have none, it is grouped together with loans having similar characteristics (i.e., the same risk grade), and an allowance for loan losses is based upon historical average charge-offs for similar loans over the past five years, the historical average charge-off rate for developing trends in the economy, in industries and other factors. For portfolio loans that are evaluated for impairment as part of homogenous pools, an allowance is maintained based upon the average charge-offs for the past five years.

Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the conditions of the various markets in which collateral may be sold may all affect the required level of the allowance for losses on loans and the associated provision for losses on loans.

FINANCIAL CONDITION

General. The Company’s total assets increased $48.1 million, or 11.5%, to $465.9 million at June 30, 2009, when compared to $417.8 million at June 30, 2008. The growth was primarily due to growth in the net loan portfolio of $25.5 million, or 7.4%, as well as growth in available for sale investments of $20.3 million, or 50.8%. Asset growth was primarily funded by growth in deposit balances of $19.7 million, or 6.7%, FHLB advances of $14.7 million, or 23.0%, total equity of $11.5 million, or 37.9%, and repurchase agreements of $1.9 million, or 8.9%.

Loans. Loans increased $25.5 million, or 7.4%, to $368.6 million at June 30, 2009, from $343.1 million at June 30, 2008. The growth in the loan portfolio was comprised principally of commercial real estate loans of $11.3 million, commercial loans of $7.5 million, and residential real estate loans of $6.2 million.

Allowance for Loan Losses. The allowance for loan losses increased $863,000, or 24.2%, from $3.6 million at June 30, 2008, to $4.4 million at June 30, 2009. The allowance for loan losses represented 1.19% of gross loans receivable at June 30, 2009, as compared to 1.03% at June 30, 2008. At June 30, 2009, nonperforming loans, which included loans past due greater than 90 days and nonaccruing loans, were $796,000, compared to $6,000 at June 30, 2008 (see also, Provision for Loan Losses, under Comparison of Operating Results for the Years Ended June 30, 2009 and 2008).

Investments. The investment portfolio increased $20.3 million, or 50.8%, to $60.2 million at June 30, 2009, from $39.9 million at June 30, 2008. The increase in the investment portfolio was primarily due to the Company’s leveraged deployment of $9.6 million in capital raised from the U.S. Treasury under the terms of its Capital Purchase Program.  Investment growth was comprised primarily of collateralized mortgage obligations (CMOs) issued by U.S. government agencies and obligations of state and political subdivisions.

Premises and Equipment. Premises and equipment decreased $70,000 to $8.1 million at June 30, 2009, from $8.2 million at June 30, 2008. The decrease was due to an increase in accumulated depreciation for the fiscal year, partially offset by investments in buildings, equipment and software.

Bank Owned Life Insurance. The Bank purchased “key person” life insurance policies on six employees with a cash surrender value of $4.0 million in February, 2003. In addition, in October, 2004, the Bank purchased “key person” life insurance policies on 20 employees for $2.0 million. At June 30, 2009, the cash surrender value had increased to $7.6 million.

Intangible Assets. Intangible assets generated through branch acquisitions in 2000 decreased $255,000 to $1.6 million as of June 30, 2009, and will continue to be amortized in accordance with Statement of Financial Accounting Standards (SFAS) No. 142.

Deposits. Deposits increased $19.7 million, or 6.7%, to $312.0 million at June 30, 2009, from $292.3 million at June 30, 2008. The deposit growth was primarily comprised of increases in interest checking accounts of $28.0 million and certificate of deposit balances of $9.9 million, partially offset by decreases in money market passbook and statement savings accounts of $14.8 million, and money market deposit accounts of $5.5 million.  The increase in interest checking balances was attributed to the success of the Bank’s rewards checking product, and the increase in certificates was attributed to customers’ seeking higher rates, as well as a $5.7 million increase in brokered CDs, which were added due to advantageous pricing and to help manage interest rate risk.  Brokered CDs totaled $5.8 million at June 30, 2009, compared to less than $100,000 at June 30, 2008.  Decreases in money market passbook and statement

l 12 l

>   FINANCIAL REVIEW   (continued)   <

savings, as well as money market deposit accounts were attributed primarily to a decrease in public unit deposits in those products, as well as customers shifting from those products to our rewards checking product, or to CDs.  During fiscal 2009, public unit deposits decreased by $15.4 million.  Total retail, non-public deposits increased by $29.3 million during the fiscal year.

Borrowings. FHLB advances increased $14.7 million, or 23.0%, to $78.8 million at June 30, 2009, from $64.1 million at June 30, 2008. The increase was primarily attributed to the use of borrowings to leverage the $9.6 million investment by the U.S. Treasury to purchase investments and grow loan balances.  Of the outstanding advances, $6.3 million was in overnight and short term borrowings at June 30, 2009, compared to $5.6 million in overnight and short term borrowings at June 30, 2008. Of the remaining $72.5 million in long-term advances, the entire amount carries fixed interest rates, and $58.5 million is subject to early redemption by the issuer.

At June 30, 2009, the long-term advances had a weighted average maturity of 3.8 years, compared to 4.3 years at June 30, 2008. At June 30, 2009, all FHLB advances had a weighted-average cost of 4.31%, as compared to 4.91% at June 30, 2008.

Subordinated Debt. In March 2004, $7.0 million of Floating Rate Capital Securities of Southern Missouri Statutory Trust I with a liquidation value of $1,000 per share were issued. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on three month LIBOR.

Stockholders’ Equity. The Company’s stockholders’ equity increased by $11.5 million, or 37.9%, to $42.0 million at June 30, 2009, from $30.5 million at June 30, 2008. This increase was primarily due to the investment by the U.S. Treasury of $9.6 million pursuant to the terms of its Capital Purchase Program (CPP).  Additionally, net income of $3.8 million, a $733,000 increase in the market value of the investment portfolio, net of tax, and stock options exercised for $161,000, were partially offset by treasury stock purchases of $1.5 million, and common and preferred dividend payments of $1.3 million. The Company completed its most recently announced share repurchase program on November 19, 2008, and has not announced a new repurchase plan. Due to the Company’s participation in the CPP, new repurchase activity is restricted.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

Net Income. The Company’s net income available to common stockholders for the fiscal year ended June 30, 2009, was $3.5 million, a decrease of $67,000, or 1.9%, from the $3.6 million net income available to common stockholders for the prior fiscal year.  Before an effective dividend on preferred shares of $289,000, net income was $3.8 million for the 2009 fiscal year, an increase of $222,000, or 6.1%, compared to the $3.6 million in net income for the prior fiscal year.  The increase in net income was primarily due to a $2.3 million increase in net interest income, partially offset by a $1.3 million increase in non-interest expense, a $592,000 decrease in non-interest income, and a $280,000 increase in loan loss provisions.

Net Interest Income. Net interest income increased $2.3 million, or 19.7%, to $14.1 million for fiscal 2009, when compared to the prior fiscal year. The increase was primarily due to a $47.0 million increase in average interest-earning assets, combined with a 25 basis point increase in the average interest rate spread. The increase in interest rate spread was primarily a result of decreasing short-term interest rates, prompted by actions of the Federal Reserve’s Federal Open Market Committee, as well as a steepened yield curve for most of the fiscal year. For fiscal 2009, the average interest rate spread was 3.11%, compared to 2.86% for fiscal year 2008. At June 30, 2009, the spread was 3.11%.

Interest Income. Interest income decreased $26,000 or 0.1%, to $25.3 million for fiscal 2009, when compared to the prior fiscal year. The decrease was primarily due to the 78 basis point decrease in the average yield earned on interest-earning assets, from 6.82% in fiscal 2008 to 6.04% in fiscal 2009, mostly offset by the $47.0 million increase in the average balance of interest-earning assets.

Interest income on loans receivable decreased by $455,000, or 2.0%, to $22.8 million for fiscal 2009 when compared to the prior fiscal year. The decrease was due to a 77 basis point decrease in the average yield earned on loans receivable, partially offset by a $32.2 million increase in the average balance of loans receivable.

Interest income on the investment portfolio and other interest-earning assets increased $430,000 or 21.1%, to $2.5 million for fiscal 2009 when compared to the prior fiscal year. The increase was due to a $14.8 million increase in the average balance of these assets, partially offset by a 36 basis point decrease in the average yield earned on these assets.

Interest Expense. Interest expense decreased $2.3 million, or 17.3%, to $11.2 million for fiscal 2009 when compared to the prior fiscal year. The decrease was due to the 103 basis point decrease in the average rate paid on interest-bearing liabilities, from 3.96% in fiscal 2008 to 2.93% in fiscal 2009, reflecting the decrease in market rates, partially offset by a $39.2 million increase in the average balance of interest-bearing liabilities.

Interest expense on deposits decreased $2.1 million, or 22.6%, to $7.2 million for fiscal 2009 when compared to the prior fiscal year. The decrease was due to a 98 basis point decrease in the average rate paid on deposits, partially offset by a $16.0 million increase in average deposits outstanding.

Interest expense on FHLB advances increased $378,000, or 12.3%, to $3.5 million for fiscal 2009 when compared to the prior fiscal year. The increase was due to the $19.4 million increase in the average balance of FHLB advances for fiscal 2009, partially offset by the 82 basis point decrease in the average rate paid on advances, reflecting the decrease in market rates.

In March 2009, $7.0 million of Floating Rate Capital Securities were issued, with an interest rate of three month LIBOR plus 275 basis points, repricing quarterly. Interest expense on these securities was $357,000 for fiscal 2009 as compared to $539,000 for the prior fiscal year. This decrease was due to the average rate paid decreasing by 252 basis points.

Provision for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for probable loan losses based on prior loss experience, type and amount of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management also considers other factors relating to the collectability of the loan portfolio.

The provision for loan losses was $1.2 million for fiscal 2009, compared to $940,000 for the prior fiscal year. The increase in provision was primarily due to loan growth, the deteriorating health of the national and regional economy, the potential for declining real estate collateral values, and increased non-performing asset levels experienced by the Company. In fiscal 2009, net charge offs were $357,000, compared to net recoveries of $90,000 for the prior year. At June 30, 2009, classified assets totaled $9.7 million, or 2.1% of total assets, compared to classified assets of $4.5 million, or 1.1% of total assets, at June 30, 2008.  The increase is primarily due to the classification of two loans totaling $3.5 million outstanding to a bank holding company, as well as the classification of the Company’s investments in pooled trust preferred securities with a book value of $1.5 million (see Note 2 – Securities).  Other classified assets were generally comprised of loans secured by commercial and agricultural real estate, or inventory and equipment.  Two investments in pooled

l 13 l

>   FINANCIAL REVIEW   (continued)   <

trust preferred securities with a total book value of $559,000 (included in the total of $1.5 million, above) have deferred interest payments as of June 30, 2009; all other classified assets were performing in accordance with terms. All assets were classified due to concerns as to the borrowers’ ability to continue to generate sufficient cash flows to service the debt.
The above provision was made based on management’s analysis of the various factors which affect the loan portfolio and management’s desire to maintain the allowance at a level considered adequate. Management performed a detailed analysis of the loan portfolio, including types of loans, the charge-off history, and an analysis of the allowance for loan losses. Management also considered the continued origination of loans secured by commercial businesses and commercial real estate, which bear an inherently higher level of credit risk. While management believes the allowance for loan losses at June 30, 2009, is adequate to cover all losses inherent in the portfolio, there can be no assurance that, in the future, increases in the allowance will not be necessary, or that actual losses will not exceed the allowance.

Noninterest Income. Noninterest income decreased $592,000, or 24.6%, to $1.8 million for fiscal 2009, when compared to the prior fiscal year.  The decrease was primarily due to charges of $679,000 incurred to recognize the other-than-temporary impairment of two investments held by the Company (see Note 2 – Securities).  Exclusive of those charges, noninterest income would have increased 3.6% in fiscal 2009, attributable to increased debit and ATM card income, secondary market income, loan fees and late charges, partially offset by decreases in NSF and account service charges, miscellaneous customer fees, and smaller increases in the cash surrender value of BOLI.

Noninterest Expense. Noninterest expense increased $1.3 million, or 16.4%, to $9.2 million for fiscal 2009, when compared to the prior fiscal year.  The increase resulted primarily from higher deposit insurance assessments, compensation expenses, legal and professional fees, and electronic banking and other charges.  These increases were partially offset by lower charges for correspondent banking services and insurance.  Deposit insurance assessments were $536,000 for fiscal 2009, an increase of $506,000 when compared to the prior year, the result of base assessment rate increases and special assessments collected by the FDIC to rebuild depleted insurance fund balances.  Compensation expenses were $4.8 million, an increase of $371,000, or 8.4%, when compared to the prior fiscal year.  The increase was due to increased salaries, the addition of key personnel, and increased health care benefit costs.  Legal expenses increased due primarily to work required for the acquisition of the Southern Bank of Commerce.  Electronic banking and other charges increased due to the development and promotion of our popular new rewards checking product, as well as the additional costs of servicing those accounts.

Provision for Income Taxes. The Company expensed an income tax provision of $1.7 million for fiscal 2009, a decrease of $63,000, or 3.6%, compared to $1.8 million in fiscal 2008. The decrease was primarily due to larger investments in tax-exempt securities and tax credits, partially offset by increased pre-tax income.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2008 AND 2007
Net Income. Southern Bank’s net income was $3.6 million for the fiscal year ended June 30, 2008, an increase of $685,000, or 23.4%, when compared to the results of the prior fiscal year. The increase in net income was primarily due to a $1.9 million increase in net interest income and an increase in non-interest income of $205,000, partially offset by a $630,000 increase in income tax provisions, a $406,000 increase in non-interest expenses, and a $335,000 increase in loan loss provisions.

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

l 14 l

>   FINANCIAL REVIEW   (continued)   <

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

Noninterest Expense. Noninterest expense increased $406,000, or 5.4%, to $7.9 million for fiscal 2008, when compared to the prior fiscal year.  The increase resulted primarily from higher compensation expenses, partially offset by lower professional, advertising, and miscellaneous expenses.  Expenses for compensation and benefits increased $422,000, or 10.5%, for fiscal 2008 when compared to the prior year. The increase was due to increased salaries, addition of personnel, and the payment of additional bonuses based on the Company’s strong financial performance.

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
The Company continues to generate long-term, fixed-rate residential loans. During the year ended June 30, 2009, fixed rate residential loan originations totaled $23.1 million, compared to $22.0 million during the prior year. At June 30, 2009, the fixed-rate residential loan portfolio totaled $96.6 million with a weighted average maturity of 206 months, compared to $98.6 million at June 30, 2008, with a weighted average maturity of 207 months. At June 30, 2009, fixed rate loans with remaining maturities in excess of 10 years totaled $90.4 million, or 24.2%, of loans receivable, compared to $83.7 million, or 24.1%, of loans receivable, at June 30, 2008. The Company originated $57.7 million in fixed rate commercial and commercial real estate loans during the year ended June 30, 2009, compared to $58.3 million during the prior fiscal year. The Company also originated $74.0 million in adjustable rate commercial and commercial real estate loans during the year ended June 30, 2009, compared to $50.1 million during the prior year. The Company originated $14.3 million in adjustable rate residential loans during the year ended June 30, 2009, compared to $9.9 million during the prior year. At June 30, 2009, adjustable-rate home equity lines of credit had increased to $11.0 million as compared to $8.2 million as of June 30, 2008. At June 30, 2009, the Company’s weighted average life of its investment portfolio was 3.9 years, as compared to 5.9 years at June 30, 2008.  At June 30, 2009, CDs with original terms of two years or more totaled $45.7 million compared to $20.8 million at June 30, 2008.

l 15 l

>   FINANCIAL REVIEW   (continued)   <

INTEREST RATE SENSITIVITY ANALYSIS
The following table sets forth as of June 30, 2009, and 2008, management’s estimates of the projected changes in net portfolio value in the event of 1%, 2% and 3%, instantaneous, permanent increases or decreases in market interest rates.
Computations in the table below are based on prospective effects of hypothetical changes in interest rates and are based on an internally generated model using the actual maturity and repricing schedules for Southern Bank’s loans and deposits, adjusted by management’s assumptions for prepayment rates and deposit runoff. Further, the computations do not consider any reactions that the Bank may undertake in response to changes in interest rates. These projected changes should not be relied upon as indicative of actual results in any of the aforementioned interest rate changes.
        Management cannot accurately predict future interest rates or their effect on the Company’s NPV and net interest income in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV and net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Additionally, most of Southern Bank’s loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

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
Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 2009, the Bank had outstanding commitments to extend credit of $62.8 million (including $53.4 million in unused lines of credit). Total commitments to originate fixed-rate loans with terms in excess of one year were $6.6 million at rates ranging from 4.75% to 7.25%. Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.
         For the year ended June 30, 2009, Southern Missouri increased deposits, securities sold under agreements to repurchase, and FHLB advances by $19.7 million, $1.9 million, and $14.7 million, respectively. During the prior year, Southern Missouri increased deposits, securities sold under agreements to repurchase, and FHLB advances by $22.2 million, $4.0 million, and $10.1 million, respectively. At June 30, 2009, the Bank had pledged $175.5 million of its residential and commercial real estate loan portfolios to the FHLB for available credit of approximately $131.3 million, of which $78.8 million had been advanced.  In addition, the Bank has the ability to pledge several of its other loan portfolios, including, for example, its home equity and commercial business loans, which could provide collateral for an additional $34.3 million in borrowings at June 30, 2009.  In total, FHLB borrowings are generally limited to 40% of Bank assets, or approximately $184.3 million, which means that an amount up to $105.5 million may still be eligible to be borrowed from the FHLB, subject to available collateral. Along with the ability to borrow from the FHLB, management believes its liquid resources will be sufficient to meet the Company’s liquidity needs.
Liquidity management is an ongoing responsibility of the Bank’s management. The Bank adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and (iv) asset/liability management objectives.
At June 30, 2009, the Bank had $112.8 million in CDs maturing within one year and $175.4 million in other deposits and securities sold under agreements to repurchase without a specified maturity, as compared to the prior year of $130.0 million in CDs maturing within one year and $163.7 million in other deposits and securities sold under agreements to repurchase without a specified maturity. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities. Also at June 30, 2009, the Bank had $39.0 million in FHLB advances eligible for early redemption by the lender within one year.

June 30, 2009
	Net Portfolio			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
Change in Rates	(dollars in thousands)
+300 bp	$ 42,388	$ (5,131)	(11)	9.51	-0.61
+200 bp	44,863	(2,656)	(6)	9.90	-0.22
+100 bp	46,998	(521)	(1)	10.19	0.07
0 bp	47,519	-	-	10.12	-
-100 bp	44,881	(2,638)	(6)	9.45	-0.67
-200 bp	42,397	(5,122)	(11)	8.88	-1.24
-300 bp	41,942	(5,577)	(12)	8.78	-1.41

June 30, 2008
	Net Portfolio			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
Change in Rates	(dollars in thousands)
+300 bp	$ 20,957	$ (15,791)	(43)	5.33	-3.51
+200 bp	26,442	(10,306)	(28)	6.60	-2.24
+100 bp	31,816	(4,932)	(13)	7.79	-1.05
0 bp	36,748	-	-	8.84	-
-100 bp	39,471	2,723	7	9.36	0.52
-200 bp	42,133	5,385	15	9.85	1.01
-300 bp	43,892	7,144	19	10.15	1.31

l 16 l

>   FINANCIAL REVIEW   (continued)   <

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
At June 30, 2009, the Bank exceeded regulatory capital requirements with core and total risk-based capital of $40.4 million and $44.7 million, or 8.87% and 12.98% of adjusted total assets and risk-weighted assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0%, respectively, and well-capitalized requirements of 5% and 10%, respectively for adjusted total assets and risk-weighted assets. (See Note 12 - Stockholders’ Equity and Regulatory Capital.)

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

l 17 l

>   FINANCIAL REVIEW   (continued)   <

(dollars in thousands)
	2009			2008			2007
Year Ended June 30	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Mortgage loans (1)	$254,355	$16,781	6.60%	$232,500	$16,541	7.11%	$211,203	$14,726	6.97%
Other loans (1)	102,963	6,050	5.88	92,614	6,745	7.28	86,352	6,966	8.07
Total net loans	357,318	22,831	6.39	325,114	23,286	7.16	297,555	21,692	7.29
Mortgage-backed securities	35,714	1,729	4.84	19,372	923	4.76	13,082	556	4.25
Investment securities (2)	20,487	706	3.45	22,552	1,059	4.69	28,234	1,256	4.45
Other interest-earning assets	5,133	35	0.68	4,567	59	1.29	3,780	46	1.22
TOTAL INTEREST- EARNING ASSETS (1)	418,652	25,301	6.04	371,605	25,327	6.82	342,651	23,550	6.87
Other noninterest-earning
assets (3)	23,045	-	-	22,429	-	-	21,563	-	-
TOTAL ASSETS	$441,697	25,301	-	$394,034	$25,327	-	$364,214	$23,550	-
Interest-bearing liabilities:
Savings accounts	$64,349	$1,155	1.80	$76,126	$2,426	3.19%	$71,211	$2,660	3.74%
NOW accounts	49,325	1,015	2.06	32,461	427	1.31	30,742	402	1.31
Money market accounts	6,905	99	1.43	6,319	112	1.77	7,321	142	1.94
Certificates of deposit	151,316	4,896	3.24	140,955	6,287	4.46	125,149	5,849	4.67
TOTAL INTEREST- BEARING DEPOSITS	271,895	7,165	2.64	255,861	9,252	3.62	234,423	9,053	3.86
Borrowings:
Securities sold under
agreements to repurchase	24,345	229	0.94	20,567	682	3.31	11,863	575	4.84
FHLB advances	77,923	3,453	4.43	58,526	3,074	5.25	62,906	3,399	5.40
Junior subordinated debt	7,217	357	4.95	7,217	539	7.47	7,217	594	8.24
TOTAL INTEREST-
BEARING LIABILITIES	381,380	11,204	2.93	342,171	13,547	3.96	316,409	13,621	4.30
Noninterest-bearing
demand deposits	23,140	-	-	20,055	-	-	17,850	-	-
Other liabilities	546	-	-	1,848	-	-	2,041	-	-
TOTAL LIABILITIES	405,066	11,204		364,074	13,547	-	336,300	13,621	-
Stockholders’ equity	36,631	-	-	29,960	-	-	27,914	-	-
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$441,697	$11,204	-	$394,034	$13,547	-	$364,214	$13,621	-
Net interest income		$14,097			$11,780			$9,929
Interest rate spread (4)			3.11%			2.86%			2.57%
Net interest margin (5)			3.37%			3.17%			2.90%
Ratio of average interest-earning
assets to average interest-
bearing liabilities	109.77%				108.60%				108.29%

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

l 18 l

>   FINANCIAL REVIEW   (continued)   <

YIELDS EARNED AND RATES PAID

The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on the Company’s assets, the weighted average interest rates paid on the Company’s liabilities, together with the net yield on interest-earning assets.

	At	For
	June 30,	The Year Ended June 30,
	2009	2009	2008	2007

Weighted-average yield on loan portfolio	6.13%	6.39%	7.16%	7.29%
Weighted-average yield on mortgage-backed securities	4.63	4.84	4.76	4.25
Weighted-average yield on investment securities (1)	3.35	3.45	4.69	4.45
Weighted-average yield on other interest-earning assets	0.00	0.68	1.29	1.22
Weighted-average yield on all interest-earning assets	5.76	6.04	6.82	6.87
Weighted-average rate paid on deposits	2.34	2.64	3.62	3.86
Weighted-average rate paid on securities sold under
agreements to repurchase	0.69	0.94	3.31	4.84
Weighted-average rate paid on FHLB advances	4.31	4.43	5.25	5.40
Weighted-average rate paid on subordinated debt	3.36	4.95	7.47	8.24
Weighted-average rate paid on all interest-bearing liabilities	2.65	2.93	3.96	4.30
Interest rate spread (spread between weighted average rate on
all interest-earning assets and all interest-bearing liabilities)	3.11	3.11	2.86	2.57
Net interest margin (net interest income as a percentage of
average interest-earning assets)	3.36	3.37	3.17	2.90
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

	Years Ended June 30, 2009 Compared to 2008 Increase (Decrease) Due to				Years Ended June 30, 2008 Compared to 2007 Increase (Decrease) Due to

(dollars in thousands)	Rate	Volume	Rate/ Volume	Net	Rate	Volume	Rate/ Volume	Net
Interest-earning assets:
Loans receivable (1)	(2,503)	2,306	(258)	(455)	(387)	2,009	(28)	1,594
Mortgage-backed securities	15	778	13	806	67	267	33	367
Investment securities (2)	(280)	(97)	24	(353)	68	(253)	(12)	(197)
Other interest-earning deposits	(28)	7	(3)	(24)	3	10	-	13
Total net change in income on
interest-earning assets	(2,796)	2,994	(224)	(26)	(249)	2,033	(7)	1,777
Interest-bearing liabilities:
Deposits	(2,556)	317	152	(2,087)	(667)	926	(60)	199
Securities sold under
agreements to repurchase	(487)	125	(91)	(453)	(182)	421	(132)	107
Subordinated debt	(182)	-	-	(182)	(56)	-	1	(55)
FHLB advances	(480)	1,018	(159)	379	(94)	(237)	6	(325)
Total net change in expense on
interest-bearing liabilities	(3,705)	1,460	(98)	(2,343)	(999)	1,110	(185)	(74)
Net change in net interest income	909	1,534	(126)	2,317	750	923	178	1,851
(1) Does not include interest on loans placed on nonaccrual status.
(2) Does not include dividends earned on equity securities.

l 19 l

>   REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM   <

BKD LLP
CPAs & Advisors

501 N. Broadway, Suite 600
St. Louis, MO 63102-2126
314.231.5544 Fax 314.231.9731 www.bkd.com

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors
and Stockholders
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri

We have audited the accompanying consolidated balance sheets of Southern Missouri Bancorp, Inc. as of June 30, 2009 and 2008, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2009. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Missouri Bancorp, Inc. as of June 30, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16, in 2009 the Company changed its method of accounting for fair value measurements in accordance with the Statement of Financial Accounting Standards No. 157, *Fair Value Measurements*.

As discussed in Note 2, in 2009 the Company changed its method of accounting for other-than-temporary impairment of debt securities in accordance with FASB Staff Position 157-4, *Determining Fair Value When the Volume and Level of Activity For the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly*.

BKD, LLP

St. Louis, Missouri
August 25, 2009

experience BKD

Praxity MEMBER
GLOBAL ALLIANCE OF INDEPENDENT FIRMS

l 20 l

>   CONSOLIDATED BALANCE SHEETS   <
JUNE 30, 2009 AND 2008

Southern Missouri Bancorp, Inc.

Assets	2009	2008
Cash and cash equivalents	$8,074,465	$6,042,408
Interest-bearing time deposits	-	1,980,000
Available for sale securities (Note 2)	60,177,992	39,915,280
Stock in FHLB of Des Moines	4,592,300	3,323,700
Loans, net of allowance for loan losses of
$4,430,210 and $3,567,203 at
June 30, 2009 and 2008, respectively (Note 3)	368,555,962	343,069,775
Accrued interest receivable	2,650,161	3,011,777
Premises and equipment, net (Note 4)	8,135,092	8,204,631
Bank owned life insurance - cash surrender value	7,563,855	7,289,819
Intangible assets, net	1,582,645	1,837,903
Prepaid expenses and other assets	4,564,164	3,145,090
TOTAL ASSETS	$465,896,636	$417,820,383

Liabilities and Stockholders’ Equity
Deposits (Note 5)	$311,955,468	$292,257,045
Securities sold under agreements to repurchase (Note 6)	23,747,557	21,803,513
Advances from FHLB of Des Moines (Note 7)	78,750,000	64,050,000
Accounts payable and other liabilities	1,229,187	821,407
Accrued interest payable	989,086	1,199,769
Subordinated debt (Note 8)	7,217,000	7,217,000
TOTAL LIABILITIES	423,888,298	387,348,734

Commitments and contingencies (Note 14)	-	-

Preferred stock, $.01 par value; $1,000 liquidation value
500,000 shares authorized; 9,550 issued and outstanding	9,388,815	-
Common stock, $.01 par value; 4,000,000 shares
authorized; 2,957,226 shares issued	29,572	29,572
Warrants to acquire common stock	176,790	-
Additional paid-in capital	16,344,725	16,675,839
Retained earnings	29,947,297	27,364,219
Treasury stock of 869,250 shares in 2009
and 766,393 shares in 2008, at cost	(13,994,870)	(13,002,803)
Accumulated other comprehensive gain (loss) - AFS securities	106,930	(626,673)
Accumulated other comprehensive income - FAS 158	9,079	31,495
TOTAL STOCKHOLDERS’ EQUITY	42,008,338	30,471,649
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$465,896,636	$417,820,383

See accompanying notes to consolidated financial statements.

l 21 l

>   CONSOLIDATED STATEMENTS OF INCOME   <
YEARS ENDED JUNE 30, 2009, 2008 AND 2007

Southern Missouri Bancorp, Inc.

Interest income:	2009	2008	2007
Loans	$22,830,730	$23,285,907	$21,691,579
Investment securities	706,429	1,058,742	1,255,676
Mortgage-backed securities	1,728,958	923,039	556,235
Other interest-earning assets	35,010	58,992	46,144
TOTAL INTEREST INCOME	25,301,127	25,326,680	23,549,634
Interest expense:
Deposits	7,165,030	9,251,569	9,052,748
Securities sold under agreements
to repurchase	228,893	681,817	574,570
Advances from FHLB of Des Moines	3,452,840	3,074,378	3,398,868
Subordinated debt	357,387	539,017	594,357
TOTAL INTEREST EXPENSE	11,204,150	13,546,781	13,620,543
NET INTEREST INCOME	14,096,977	11,779,899	9,929,091
Provision for loan losses (Note 3)	1,220,000	940,000	605,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	12,876,977	10,839,899	9,324,091
Noninterest income:
Net gains on sales of
available for sale securities	-	6,084	-
AFS securities losses due to
other-than-temporary impairment	(678,973)	-	-
Customer service charges	1,223,449	1,257,525	1,140,474
Loan late charges	155,454	142,232	124,076
Increase in cash surrender value
of bank owned life insurance	274,036	291,254	263,210
Other	845,778	715,016	679,038
TOTAL NONINTEREST INCOME	1,819,744	2,412,111	2,206,798
Noninterest expense:
Compensation and benefits	4,800,224	4,428,909	4,006,971
Occupancy and equipment	1,528,850	1,525,999	1,432,659
Deposit insurance premium	535,971	30,393	31,022
Professional fees	311,461	223,136	246,271
Advertising	217,295	176,479	224,438
Postage and office supplies	317,844	275,585	298,440
Amortization of intangible assets	255,258	255,258	255,258
Other	1,183,241	947,968	962,959
TOTAL NONINTEREST EXPENSE	9,150,144	7,863,727	7,458,018
INCOME BEFORE INCOME TAXES	5,546,577	5,388,283	4,072,871
Income taxes (Note 10)
Current	2,004,500	2,278,803	1,307,458
Deferred	(293,000)	(504,000)	(163,000)
	1,711,500	1,774,803	1,144,458
NET INCOME	$3,835,077	$3,613,480	$2,928,413
Less: effective dividend on preferred shares	288,841	-	-
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$3,546,236	$3,613,480	$2,928,413
Basic earnings per share available to common stockholders	$1.67	$1.64	$1.32
Diluted earnings per share available to common stockholders	$1.67	$1.63	$1.29

See accompanying notes to consolidated financial statements.

l 22 l

>   CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY   <
YEARS ENDED JUNE 30, 2009, 2008 AND 2007

Southern Missouri Bancorp, Inc.

	Preferred Stock	Common Stock	Warrants to Acquire Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

BALANCE AT JUNE 30, 2006	$-	$29,572	$-	$17,354,621	$22,511,880	$(12,651,521)	$(690,325)	$26,554,227

Net income					2,928,413			2,928,413
Change in unrealized gain
on available for sale securities							341,523	341,523
TOTAL COMPREHENSIVE INCOME								3,269,936

Purchases of treasury stock						(397,020)		(397,020)
Dividends paid on common
stock ($.36 per share)					(805,439)			(805,439)
SOP Expense				50,067				50,067
MRP expense				13,147				13,147
Tax benefit of MRP				3,321				3,321
Exercise of stock options				(32,000)		58,000		26,000
BALANCE AT JUNE 30, 2007	$-	$29,572	$-	$17,389,156	$24,634,854	$(12,990,541)	$(348,802)	$28,714,239

Net income					3,613,480			3,613,480
Change in unrealized loss
on available for sale securities							(277,871)	(277,871)
Defined benefit pension
plan net gain							31,495	31,495
TOTAL COMPREHENSIVE INCOME								3,367,104

Purchases of treasury stock						(1,364,279)		(1,364,279)
Dividends paid on common
stock ($.40 per share)					(884,115)			(884,115)
SOP Expense				48,481				48,481
MRP expense				19,777				19,777
Tax benefit of MRP				4,817				4,817
Exercise of stock options				(786,392)		1,352,017		565,625
BALANCE AT JUNE 30, 2008	$-	$29,572	$-	$16,675,839	$27,364,219	$(13,002,803)	$(595,178)	$30,471,649

Net income					$3,835,077			$3,835,077
Change in unrealized gain
on available for sale securities							733,603	733,603
Defined benefit pension
plan net loss							(22,416)	(22,416)
TOTAL COMPREHENSIVE INCOME								4,546,264

Preferred stock issued	9,373,210		176,790	(38,871)				9,511,129
Purchases of treasury stock						(1,507,825)		(1,507,825)
Dividends paid on common
stock ($.48 per share)					(1,024,172)			(1,024,172)
Dividends paid on preferred stock					(212,222)			(212,222)
Accretion of discount on preferred stock	15,605				(15,605)		-
SOP Expense				47,215				47,215
MRP expense				12,809				12,809
Tax benefit of MRP				2,422				2,422
Exercise of stock options				(354,689)		515,758		161,069
BALANCE AT JUNE 30, 2009	$9,388,815	$29,572	$176,790	$16,344,725	$29,947,297	$(13,994,870)	$116,009	$42,008,338

See accompanying notes to consolidated financial statements.

l 23 l

>   CONSOLIDATED STATEMENTS OF CASH FLOWS   <
YEARS ENDED JUNE 30, 2009, 2008 AND 2007

Southern Missouri Bancorp, Inc.

Cash flows from operating activities:	2009	2008	2007
Net income	$3,835,077	$3,613,480	$2,928,413
Items not requiring (providing) cash:
Depreciation	625,582	680,693	713,774
SOP and MRP expense	62,446	73,075	66,535
AFS securities losses due to other-than-temporary
impairment	678,973	-	-
Net realized gains on available
for sale securities	-	(6,084)	-
Gain on sale of foreclosed assets	(21,369)	(18,455)	(1,035)
Amortization of intangible assets	255,258	255,258	255,258
Increase in cash surrender value
of bank owned life insurance	(274,036)	(291,254)	(263,210)
Provision for loan losses	1,220,000	940,000	605,000
Amortization of premiums and discounts
on securities	136,347	(52,965)	(9,373)
Deferred income taxes	(293,000)	(504,000)	(163,000)
Changes in:
Accrued interest receivable	361,616	(763,713)	(346,437)
Prepaid expenses and other assets	95,720	49,053	(346,378)
Accounts payable and other liabilities	385,364	110,086	160,803
Accrued interest payable	(210,683)	(206,511)	440,422
NET CASH PROVIDED BY OPERATING ACTIVITIES	$6,857,295	$3,878,663	$4,040,772

Cash flows from investing activities:
Net change in interest-bearing deposits	$1,980,000	$(1,980,000)	$-
Net increase in loans	(27,425,708)	(32,445,458)	(31,877,876)
Proceeds from sales of
available for sale securities	-	233,500	-
Proceeds from maturities of
available for sale securities	9,227,820	24,698,058	8,919,334
Purchases of available for
sale securities	(29,141,403)	(30,345,266)	(4,849,941)
Investment in federal and state tax credits	(1,263,944)	-	-
Purchase of Federal Home Loan Bank stock	(1,268,600)	(253,100)	(429,300)
Purchase of premises and equipment	(556,043)	(234,651)	(347,815)
Proceeds from sale of vehicle	-	-	1,867
Proceeds from sale of foreclosed and repossessed property	352,194	578,367	201,946
NET CASH USED IN INVESTING ACTIVITIES	$(48,095,684)	$(39,748,550)	$(28,381,785)

See accompanying notes to consolidated financial statements.

l 24 l

>   CONSOLIDATED STATEMENTS OF CASH FLOWS   (continued)   <
YEARS ENDED JUNE 30, 2009, 2008 AND 2007

Southern Missouri Bancorp, Inc.

Cash flows from financing activities:	2009	2008	2007
Net increase in demand deposits and savings accounts	$9,750,488	$2,405,635	$7,025,174
Net increase in certificates of deposit	9,947,935	19,763,314	4,993,903
Net increase in securities sold under
agreements to repurchase	1,944,044	4,045,149	6,462,753
Proceeds from Federal Home Loan Bank advances	212,675,000	353,550,000	388,475,000
Repayments of Federal Home Loan Bank advances	(197,975,000)	(343,500,000)	(380,475,000)
Proceeds from issuance of preferred stock	9,511,129)	-	-
Dividends paid on preferred stock	(212,222)	-	-
Dividends paid on common stock	(1,024,172)	(884,115)	(805,439)
Exercise of stock options	161,069	565,625	26,000
Purchases of treasury stock	(1,507,825)	(1,364,279)	(397,020)
NET CASH PROVIDED BY FINANCING ACTIVITIES	$43,270,446	$34,581,329	$25,305,371
Increase (Decrease) in cash and cash equivalents	2,032,057	(1,288,558)	964,358
Cash and cash equivalents at beginning of year	6,042,408	7,330,966	6,366,608
CASH AND CASH EQUIVALENTS AT END OF YEAR	$8,074,465	$6,042,408	$7,330,966

Supplemental disclosures of cash flow information:
Noncash investing and financing activities
Conversion of loans to foreclosed real estate	$477,177	$654,369	$288,577
Conversion of foreclosed real estate to loans	13,172	235,000	52,611

Cash paid during the period for
Interest (net of interest credited)	4,981,065	5,050,895	5,223,263
Income taxes	1,886,405	1,965,393	1,472,391

See accompanying notes to consolidated financial statements.

l 25 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   <
Southern Missouri Bancorp, Inc.

NOTE 1:  Organization and Summary of Significant Accounting Policies
Organization. Southern Missouri Bancorp, Inc., a Missouri corporation (the Company) was organized in 1994 and is the parent company of Southern Bank (the Bank). Substantially all of the Company’s consolidated revenues are derived from the operations of the Bank, and the Bank represents substantially all of the Company’s consolidated assets and liabilities.

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

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents includes cash, due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest-bearing deposits in other depository institutions were $5,614,330 and $5,656,273 at June 30, 2009 and 2008, respectively. The deposits are held at the Federal Reserve and Federal Home Loan Bank of Des Moines.

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

l 26 l

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

Intangible Assets. The Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, effective July 1, 2002. Intangible assets acquired through the purchase of branches were excluded from the scope of SFAS 142. In October 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 147, Acquisitions of Certain Financial Institutions. SFAS 147 clarified that the carrying amount of an unidentified intangible asset should continue to be amortized. The Bank’s gross amount of this intangible asset at June 30, 2009 and 2008 was $3,837,416 and $3,837,416, respectively, with accumulated amortization of $2,254,771 and $1,999,513, respectively. The intangible asset is being amortized over 15 years with amortization expense over the next five years expected to be $255,258 per year.

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

As of June 30, 2005, the ESOP shares reserved at the initial public offering were fully distributed and the Bank began purchasing additional shares under the ESOP plan.

Earnings Per Share. Basic earnings per share available to common stockholders is computed using the weighted-average number of common shares outstanding. Diluted earnings per share available to common stockholders includes the effect of all dilutive potential common shares (primarily stock options) outstanding during each year.

Treasury Stock. Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

Reclassification. Certain amounts included in the 2008 and 2007 consolidated financial statements have been reclassified to conform to the 2009 presentation. These reclassifications had no effect on net income.

The following paragraphs summarize the impact of new accounting pronouncements:

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting standards, and expands disclosures about fair value measurements. SFAS No. 157 was effective for the Company for the fiscal year which began July 1, 2008. In March 2008, the FASB issued Staff Position No. FAS 157-2 (“FSP No. 157-2”), which delays the effective date of SFAS No. 157 for non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years and interim periods beginning after November 15, 2008. The Company added the required footnote disclosures as a result of adopting this standard.

In December 2007, the FASB issued Statement No. 141 (revised 2007), “Business Combinations—A Replacement of FASB Statement No. 141” (“SFAS No. 141(R)”) and Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures certain items in a business combination, as well as disclosures about the nature and financial effects of a business combination. SFAS No. 160 establishes accounting and reporting standards surrounding noncontrolling interest, or minority interests, which are the

l 27 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

portions of equity in a subsidiary not attributable, directly or indirectly, to a parent. The pronouncements will be effective for the Company beginning July 1, 2009. Presentation and disclosure requirements related to noncontrolling interests must be retrospectively applied. The Company will be impacted by the adoption of this standard with its July 2009 acquisition. The Company is in the process of determining the purchase accounting adjustments.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 was effective for the Company for the interim period which began January 1, 2009, and did not have a significant effect on the Company’s consolidated financial statements.

In October 2008, the FASB issued the FASB Staff Position on FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (“FSP 157-3”).  FSP 157-3 clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active and provides an example to illustrate key considerations in determining fair value of financial assets when the market for that financial asset is not active.   FSP 157-3 applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with FAS 157.  FSP 157-3 was effective upon issuance and included prior periods for which financial statements had not been issued.  The application of FSP 157-3 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued the FASB Staff Position on FAS 157-4, “Determining Fair Value When the Volume and Level of Activity For the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (FSP 157-4).  FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have decreased significantly.  FSP 157-4 also provides guidance on identifying circumstances that indicate a transaction is not orderly.  The provisions of FSP 157-4 were effective for the Company’s year ended June 30, 2009.  Implementation of this standard had a minimal effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued the FASB Staff Position on FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (the FSP).  The FSP establishes a methodology of determining and recording other-than-temporary impairments of debt securities and expands disclosures about fair value measurements.  The provisions of the FSP were effective for the Company’s year ended June 30, 2009. The Company has included the disclosure provisions from this FSP in the footnotes.

On May 28, 2009, the FASB issued Statement No. 165, “Subsequent Events” (“SFAS No. 165”).  Under SFAS No. 165, companies are required to evaluate events and transactions that occur after the balance sheet date but before the date the financial statements are issued, or available to be issued in the case of non-public entities.  SFAS No. 165 requires entities to recognize in the financial statements the effect of all events or transactions that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial preparation process.  Entities shall not recognize the impact of events or transactions that provide evidence about conditions that did not exist at the balance sheet date, but arose after that date.  SFAS No. 165 also requires entites to disclose the date through which subsequent events have been evaluated.  SFAS No. 165 was effective for interim and annual periods ending after June 15, 2009.  The Company adopted the provisions of SFAS No. 165 during the year ended June 30, 2009, and the adoption did not have a material impact on the Company’s financial statements.

On June 12, 2009, the FASB issued Statement No. 166, “Accounting for Transfers of Financial Assets” (“SFAS No. 166”).  SFAS No. 166 is a revision to SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and will require more information about transfers of financial assets, including securitization transactions, and where companies will have continuing exposure to the risks related to transferred financial assets.  SFAS No. 166 also eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures.  SFAS No. 166 will be effective as of the beginning of the Company’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  The recognition and measurement provisions of SFAS No. 166 shall be applied to transfers that occur on or after the effective date.  The Company will adopt SFAS No. 166 on July 1, 2010, as required.  Management has not determined the impact the adoption may have on the Company’s consolidated financial statements.

On June 12, 2009, the FASB issued Statement No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”).  SFAS No. 167 is a revision to FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.  The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design, and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance.  SFAS No. 167 will be effective as of the Company’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and annual reporting periods thereafter.  Earlier application is prohibited.  The Company will adopt SFAS No. 167 on July 1, 2010, as required.  Management has not determined the impact the adoption may have on the Company’s consolidated financial statements.

On June 29, 2009, the FASB issued Statement No. 168, “Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”), a replacement of FASB Statement No. 162.  SFAS No. 168 establishes the FASB Accounting Standards Codification TM as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP.  SFAS No. 168 will be effective for financial statements issued for interim and annual periods ending after September 15, 2009, for most entities.  On the effective date, all non-SEC accounting and reporting standards will be superseded.  The Company will adopt SFAS No. 168 for the quarterly period ended September 30, 2009, as required, and the adoption is not expected to have a material impact on the Company’s consolidated financial statements.

l 28 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 2: Securities The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of securities available for sale consisted of the following:

	June 30, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment securities:
U.S. government and Federal
agency obligations	$3,216,975	$61,733	$-	$3,278,708
Obligations of states and
political subdivisions	13,512,789	212,308	(102,402)	13,622,695
FHLMC preferred stock	-	7,920	-	7,920
Other securities	4,264,409	-	(1,264,753)	2,999,656
TOTAL INVESTMENT SECURITIES	20,994,173	281,961	(1,367,155)	19,908,979

Mortgage-backed securities:
FHLMC certificates	10,163,401	236,649	(1,839)	10,398,211
GNMA certificates	113,986	667	(153)	114,500
FNMA certificates	9,811,522	307,453	(6,795)	10,112,180
CMOs issued by government agencies	18,925,210	718,912	-	19,644,122
TOTAL MORTGAGE-BACKED SECURITIES	39,014,119	1,263,681	(8,787)	40,269,013
TOTAL	$60,008,292	$1,545,642	$(1,375,942)	$60,177,992

	June 30, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment securities:
U.S. government and Federal
agency obligations	$3,992,999	$52,103	$(25,660)	$4,019,442
Obligations of states and
political subdivisions	6,299,763	7,195	(276,075)	6,030,883
FHLMC preferred stock	304,125	-	(8,925)	295,200
Other securities	1,889,424	-	(325,979)	1,563,445
TOTAL INVESTMENT SECURITIES	12,486,311	59,298	(636,639)	11,908,970

Mortgage-backed securities:
FHLMC certificates	13,114,487	2,658	(291,529)	12,825,616
GNMA certificates	127,583	108	(807)	126,884
FNMA certificates	11,247,033	11,441	(165,909)	11,092,565
CMOs issued by government agencies	3,934,614	49,547	(22,916)	3,961,245
TOTAL MORTGAGE-BACKED SECURITIES	28,423,717	63,754	(481,161)	28,006,310
TOTAL	$40,910,028	$123,052	$(1,117,800)	$39,915,280

l 29 l

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

	June 30, 2009
Available for Sale	Amortized Cost	Estimated Fair Value
Within one year	$3,010,178	$3,010,333
After one but less than five years	1,148,429	1,209,380
After five but less than 10 years	2,768,546	2,791,532
After 10 years	14,067,020	12,897,734
Total investment securities	20,994,173	19,908,979
Mortgage-backed securities	39,014,119	40,269,013
TOTAL	$60,008,292	$60,177,992

The carrying value of investment and mortgage-backed securities pledged as collateral to secure public deposits and securities sold under agreements to repurchase amounted to $46,361,060 and $37,886,510 at June 30, 2009 and 2008, respectively.

No gains or losses resulted from sales of available-for-sale securities in 2009 or 2007. Gross gains of $6,084, and no gross losses resulted from sales of available-for-sale securities in 2008.

With the exception of U.S. government agencies and corporations, the Company did not hold any securities of a single issuer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholders’ equity at June 30, 2009.

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2009 was $5.6 million, which is approximately 9.3% of the Bank’s available for sale investment portfolio, as compared to $31.7 million or approximately 79.5% of the Bank’s available for sale investment portfolio at June 30, 2008. Except as discussed below, management believes the declines in fair value for these securities to be temporary.

The tables below show our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2009 and 2008.

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
For the year ended June 30, 2009

U.S. government agencies	$-	$-	$-	$-	$-	$-
Mortgage-backed securities	276,201	1,992	291,621	6,795	567,822	8,787
Other securities	-	-	249,656	1,264,753	249,656	1,264,753
Obligations of state and political subdivisions	3,243,030	82,933	1,547,675	19,469	4,790,705	102,402

Total temporarily impaired securities	$3,519,231	$84,925	$2,088,952	$1,291,017	$5,608,183	$1,375,942

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
For the year ended June 30, 2008

U.S. government agencies	$1,971,482	$25,660	$-	$-	$1,971,482	$25,660
Mortgage-backed securities	21,382,034	449,610	1,407,530	31,551	22,789,564	481,161
Other securities	1,858,645	334,904	-	-	1,858,645	334,904
Obligations of state and political subdivisions	5,117,601	276,075	-	-	5,117,601	276,075

Total temporarily impaired securities	$30,329,762	$1,086,249	$1,407,530	$31,551	$31,737,292	$1,117,800

l 30 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

Mortgage-backed securities. At June 30, 2009, there were three mortgage-backed securities issued by Federal Home Loan Mortgage Corporation and Federal National Mortgage Association with a fair value of $292,000 and unrealized losses of $7,000 in a continuous unrealized loss position for twelve months or more.  This position was due to intermediate rates increasing since the purchase of these securities, resulting in the market value of the securities being lower than book value. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell these securities and it is not more-likely-than-not the Company will be required to sell these securities before recovery of their amortized cost basis, which may be maturity, the Company does not consider these investments to be other than temporarily impaired at June 30, 2009.

Obligations of states and political subdivisions. At June 30, 2009, there were two obligations of states and political subdivisions issued by two municipalities with a fair value of $1.5 million and unrealized losses of $19,000 in a continuous unrealized loss position for twelve months or more.  This position was due to municipal rates increasing since the purchase of the securities, resulting in the market value being lower than book value. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments.  Because the Company does not intend to sell these securities and it is not more-likely-than-not the Company will be required to sell these securities, before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other than temporarily impaired at June 30, 2009.

Other Securities. At June 30, 2009, there were four pooled trust preferred securities with a fair value of $250,000 and unrealized losses of $1.3 million in a continuous unrealized loss position for twelve months or more.  These unrealized losses were primarily due to the long-term nature of the pooled trust preferred securities, a lack of demand or inactive market for these securities, and concerns regarding the financial institutions that have issued the underlying trust preferred securities. The June 30, 2009 cash flow analysis for three of these securities showed it is probable the Company will receive all contracted principal and related interest projected, though interest payments have been deferred on one of the three securities and are projected to be deferred on a second security. Because the Company does not intend to sell these securities and it is not more-likely-than-not that the Company will be required to sell these securities prior to recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other than temporarily impaired at June 30, 2009.

At December 31, 2008, analysis of the fourth pooled trust preferred security indicated other-than-temporary impairment (OTTI) and the Company performed further analysis to determine the portion of the loss that was related to credit conditions of the underlying issuers. The credit loss was calculated by comparing expected discounted cash flows based on performance indicators of the underlying assets in the security to the carrying value of the investment. The discounted cash flow was based on anticipated default and recovery rates, and resulting projected cash flows were discounted based on the yield anticipated at the time the security was purchased.  Based on this analysis, the Company recorded an impairment charge of $375,000 for the credit portion of the unrealized loss for this trust preferred security. This loss established a new, lower amortized cost basis of $125,000 for this security, and reduced non-interest income for the second quarter and the twelve months ended June 30, 2009. At June 30, 2009, cash flow analyses showed it is probable the Company will receive all of the remaining cost basis and related interest projected for the security. Because the Company does not intend to sell this security and it is not more-likely-than-not the Company will be required to sell this security before recovery of its new, lower amortized cost basis, which may be maturity, the Company does not consider the remainder of the investment in this security to be other-than-temporarily impaired at June 30, 2009.

During the first quarter of fiscal 2009, the Company’s investments in Freddie Mac Preferred Stock was deemed other than temporarily impaired, based on quoted market prices which reflected market participants’ expectations regarding the likelihood of recovery of their investment following the placement of the firm into receivership by the U.S. Treasury Department.  Accordingly, the Company recorded an impairment charge for the full amortized cost of the security, $304,000.  The loss established a new, lower amortized cost basis of $0 for this security, and reduced non-interest income for the first quarter of fiscal 2009.

The Company does not believe any other individual unrealized loss as of June 30, 2009 represents OTTI. However, given the continued disruption in the financial markets, the Company may be required to recognize OTTI losses in future periods with respect to its available for sale investment securities portfolio. The amount and timing of any additional OTTI will depend on the decline in the underlying cash flows of the securities. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in the period the other-than-temporary impairment is identified.

Credit Losses Recognized on Investments. As described above, some of the Company’s investments in trust preferred securities have experienced fair value deterioration due to credit losses, but are not otherwise other-than-temporarily impaired. During 2009, the Company adopted FASB Staff Position 157-4, “Determining Fair Value when the Volume and Level of Activity For the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” The following table provides information about the trust preferred security for which only a credit loss was recognized in income and other losses are recorded in other comprehensive income (loss) for the years ended June 30, 2009 and 2008.

Accumulated Credit Losses Year Ended June 30
	2009	2008
Credit losses on debt securities held
Beginning of period	$ -	$ -
Additions related to OTTI losses not previously recognized	375,000	-
Reductions due to sales	-	-
Reductions due to change in intent or likelihood of sale	-	-
Additions related to increases in previously recognized OTTI losses	-	-
Reductions due to increases in expected cash flows	-	-
End of period	$ 375,000	$ -

l 31 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 3: Loans Loans are summarized as follows:

	June 30
	2009	2008
Real estate loans:
Residential	$155,490,317	$149,340,248
Construction	23,531,528	13,945,027
Commercial	97,160,828	85,859,482
Consumer loans	23,141,738	21,524,166
Commercial	89,065,652	81,574,995
	388,390,063	352,243,918
Loans in process	(15,511,237)	(5,667,898)
Deferred loan fees, net	107,346	60,958
Allowance for loan losses	(4,430,210)	(3,567,203)
TOTAL	$368,555,962	$343,069,775

Adjustable rate loans included in the loan portfolio amounted to $154,037,379 and $118,302,376 at June 30, 2009 and 2008, respectively.

One- to four-family residential real estate loans amounted to $141,340,882 and $136,732,435 at June 30, 2009 and 2008, respectively.

Following is a summary of activity in the allowance for loan losses:

Real estate construction loans are secured principally by single and multi-family dwelling units.

Commercial real estate loans are secured principally by commercial buildings, motels, medical centers, churches, restaurants and farmland.

	June 30
	2009	2008	2007
Balance, beginning of period	$3,567,203	$2,537,659	$2,058,144
Loans charged-off	(382,542)	(93,755)	(162,719)
Recoveries of loans previously charged-off	25,549	183,299	37,234
Net recoveries (charge-offs)	(356,993)	89,544	(125,485)
Provision charged to expense	1,220,000	940,000	605,000
Balance, end of period	$4,430,210	$3,567,203	$2,537,659

Total loans past due 90 days or more and still accruing interest amounted to $137,000 and $6,000 at June 30, 2009 and 2008, respectively.

The Company had ceased recognition of interest income on loans with a book value of $659,000 and $0 at June 30, 2009 and 2008, respectively. The average balance of nonaccrual loans for the years ended June 30, 2009, 2008, and 2007 was $66,000, $28,000, and $47,000, respectively.  The allowance for losses allocated to nonaccrual loans at June 30, 2009 and 2008 was approximately $67,000 and $0, respectively.  Interest income recognized on these loans for the year ended June 30, 2009, was $25,000, while interest income recognized on these loans for the years ended June 30, 2008 and 2007 was immaterial.  Gross interest income was $52,000 for the year ended June 30, 2009, and would have been immaterial for the years ended June 30, 2008 and 2007 if interest payments had been received in accordance with the original terms.  The Company is not committed to lend additional funds to customers whose loans have been placed on nonaccrual status.

Of the above nonaccrual loans at June 30, 2009 and 2008, none were considered to be impaired. There were no impaired loans during the years ended June 30, 2009 and 2008.
Following is a summary of loans to directors, executive officers and loans to corporations in which executive officers and directors have a substantial interest:

Balance, June 30, 2008	$8,460,333
Additions	1,196,839
Repayments	(1,193,458)
Balance, June 30, 2009	$8,463,714

These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

l 32 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 4: Premises and Equipment Following is a summary of premises and equipment:

	June 30
	2009	2008
Land	$3,487,898	$3,448,083
Buildings and improvements	6,202,134	6,016,459
Furniture, fixtures and equipment	4,918,784	4,598,236
Automobiles	41,775	32,376
	14,650,591	14,095,154
Less accumulated depreciation	6,515,499	5,890,523
TOTAL	$8,135,092	$8,204,631

NOTE 5: Deposits Deposits are summarized as follows:

	June 30
	2009	2008
Noninterest-bearing accounts	$ 21,303,646	$ 19,220,977
NOW accounts	65,114,474	37,150,005
Money market deposit accounts	6,632,987	12,104,527
Savings accounts	58,598,085	73,423,195
TOTAL TRANSACTION ACCOUNTS	$ 151,649,192	$ 141,898,704

Certificates:
1.00 - 1.99%	$ 45,305,667	$ 7,134,672
2.00 - 2.99%	51,985,401	33,105,497
3.00 - 3.99%	47,719,837	50,555,205
4.00 - 4.99%	13,898,373	48,413,758
5.00 - 5.99%	1,396,998	11,149,209
TOTAL CERTIFICATES	160,306,276	150,358,341
TOTAL DEPOSITS	$ 311,955,468	$ 292,257,045

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $62,698,514 and $58,181,336 at June 30, 2009 and 2008, respectively.

Certificate maturities at June 30, 2009 are summarized as follows:

July 1, 2009 to June 30, 2010	$112,810,093
July 1, 2010 to June 30, 2011	33,152,417
July 1, 2011 to June 30, 2012	4,477,766
July 1, 2012 to June 30, 2013	4,465,794
July 1, 2013 to June 30, 2014	5,394,425
Thereafter	5,781
TOTAL	$160,306,276

l 33 l

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

The market value of the securities underlying the agreements at June 30, 2009 and 2008, was $24,832,415 and $24,854,028, respectively. The securities sold under agreements to repurchase are under the Company’s control.

	June 30
	2009	2008
Year-end balance	$23,747,557	$21,803,513
Average balance during the year	24,344,511	20,567,605
Maximum month-end balance during the year	27,819,186	24,659,429
Average interest during the year	0.94%	3.31%
Year-end interest rate	0.67%	1.67%

NOTE 7: Advances from Federal Home Loan Bank Advances from Federal Home Loan Bank are summarized as follows:

			June 30
Maturity	Call Date or Quarterly Thereafter	Interest Rate	2009	2008
Overnight borrowings and short-term
repurchase agreements	-	0.96%	$ 6,250,000	-
Overnight borrowings and short-term
repurchase agreements	-	2.81%	-	$ 5,550,000
10-26-09	09-01-03	5.58%	10,000,000	10,000,000
01-08-10	-	1.43%	5,000,000	-
01-20-10	07-20-03	5.85%	5,000,000	5,000,000
10-27-10	10-27-03	5.94%	9,000,000	9,000,000
12-09-10	12-09-05	6.01%	10,000,000	10,000,000
10-30-12	-	4.87%	3,000,000	3,000,000
04-01-13	-	3.65%	3,000,000	3,000,000
01-30-15	-	3.75%	3,000,000	3,000,000
11-29-16	11-29-07	3.93%	5,000,000	5,000,000
11-29-16	11-29-11	4.42%	5,000,000	5,000,000
11-20-17	11-22-10	3.87%	3,000,000	3,000,000
11-29-17	11-29-12	4.07%	2,500,000	2,500,000
08-14-18	08-15-11	3.53%	4,000,000	-
08-14-18	08-14-13	4.04%	5,000,000	-
		TOTAL	$ 78,750,000	$ 64,050,000
Weighted-average rate			4.31%	4.91%

In addition to the above advances, the Bank had an available line of credit amounting to $52,514,528 and $37,380,792, with FHLB at June 30, 2009 and 2008, respectively.
Advances from FHLB of Des Moines were secured by FHLB stock, commercial real estate loans, and one- to four-family mortgage loans of $105,288,000 and $76,860,000 at June 30, 2009 and 2008, respectively. The principal maturities of FHLB advances at June 30, 2009, are at right:
FHLB Advance Maturities
July 1, 2009 to June 30, 2010		$26,250,000
July 1, 2010 to June 30, 2011		19,000,000
July 1, 2011 to June 30, 2012		-
July 1, 2012 to June 30, 2013		6,000,000
July 1, 2013 to June 30, 2014		-
July 1, 2014 and thereafter		27,500,000
	total	$78,750,000

l 34 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 8:  Subordinated Debt

          Southern Missouri Statutory Trust I issued $7.0 million of Floating Rate Capital Securities (the “Trust Preferred Securities”) with a liquidation value of $1,000 per share in March 2004. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on LIBOR. At June 30, 2009, the current rate was 3.36%. The securities represent undivided beneficial interests in the trust, which was established by Southern Missouri for the purpose of issuing the securities. The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”) and have not been registered under the Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          Southern Missouri Statutory Trust I used the proceeds from the sale of the Trust Preferred Securities to purchase Junior Subordinated Debentures of Southern Missouri Bancorp. Southern Missouri Bancorp, Inc. used its net proceeds for working capital and investment in its subsidiaries.

NOTE 9:  Employee Benefits
401(k). The Bank has a 401(k) profit sharing plan that covers substantially all eligible employees. Contributions to the plan are at the discretion of the Board of Directors of the Bank. During 2009, 2008, and 2007, there were no contributions made to the plan.

Employee Stock Ownership Plan (ESOP). The Bank established a tax-qualified ESOP in April 1994. The plan covers substantially all employees who have attained the age of 21 and completed one year of service.

Benefits are vested over five years. Forfeitures are allocated on the same basis as other contributions. Benefits are payable upon a participant’s retirement, death, disability or separation of service. The Bank makes discretionary contributions to the ESOP. The ESOP expense for 2009, 2008, and 2007 was $210,000, $200,000, and $190,000, respectively.

The number of ESOP shares at June 30, 2009 and 2008 were as follows:

The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 2009, 2008, and 2007, was $12,809, $19,777, and $13,147, respectively.

Stock Option Plan. The Company adopted a stock option plan in April 1994. The purpose of the plan was to provide additional incentive to certain directors, officers and key employees of the Bank. In October 1999, the stockholders voted to increase the number of shares reserved for options by 67,932 shares. The stock options were granted at the fair market value of the common stock on the date of the grant. Through June 30, 1999, all options granted were 100% vested at the grant date. For shares granted after June 30, 1999, the vesting period ranged from the grant date up to a five year period. All options expire ten years from the date of the grant. The 1994 stock option plan expired in April 2004. In October 2003, a new stock option and incentive plan was adopted (“2003 Plan”). Under the 2003 Plan, the Company has granted 75,500 options to employees and directors.

As of June 30, 2009, there was $15,000 in remaining unrecognized compensation expense related to nonvested stock options, which will be recognized over the remaining weighted average vesting period. The aggregate intrinsic value of stock options outstanding at June 30, 2009, was $32,000. The aggregate intrinsic value of stock options exercisable at June 30, 2009, was $32,000. The intrinsic value of options exercised in fiscal 2009 was $110,400. The intrinsic value of options vested in fiscal 2009 was $0.

	2009	2008
Allocated shares	194,919	173,719

Unreleased shares	-	-
TOTAL ESOP SHARES	194,919	173,719

          Management Recognition Plan (MRP). The Bank adopted an MRP for the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors) in April 1994. During 2004, the Bank granted 5,000 MRP shares to employees; during 2007, an additional 1,000 shares were granted; and during 2008, an additional 2,500 shares were awarded. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. During 2009, 1,300 MRP shares vested, which had been awarded in 2004, 2007, and 2008. Compensation expense, in the amount of the fair market value of the common stock at the date of grant, will be recognized pro-rata over the five years during which the shares are payable.

l 35 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

Changes in options outstanding were as follows:

	Year Ended June 30
	2009		2008		2007
	Weighted Average Price	Number	Weighted Average Price	Number	Weighted Average Price	Number
Outstanding at beginning of year	$12.43	104,500	$10.73	176,500	$10.64	180,500
Granted	12.15	5,000	-	-	-	-
Exercised	6.71	(24,000)	8.08	(70,000)	6.50	(4,000)
Forfeited	-	-	15.23	(2,000)	-
Outstanding at year-end	$14.01	85,500	$12.43	104,500	$10.73	176,500
Options exercisable at year-end	$14.08	75,500	$11.88	86,800	$9.75	144,100

The following is a summary of the assumptions used in the
Black-Scholes pricing model in determining the fair values of options granted during fiscal years 2009, 2008, and 2007 (no options were granted in fiscal 2008 or 2007):

	2009	2008	2007

Assumptions:
Expected dividend yield	3.95%	-	-
Expected volatility	17.85%	-	-
Risk-free interest rate	3.68%	-	-
Weighted-average expected life	10.0	-	-
Weighted-average fair value of
options granted during the year	$1.73	-	-

The following table summarizes information about stock options under the plan outstanding at June 30, 2009:

		Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$6.7500	10,000	17.3 mo.	$6.7500	10,000	$6.7500
15.2300	50,500	70.6 mo.	15.2300	50,500	15.2300
15.3000	15,000	75.7 mo.	15.3000	12,000	15.3000
14.2600	5,000	86.5 mo.	14.2600	3,000	14.2600
12.1500	5,000	112.7 mo.	12.1500	-	-

l 36 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 10:  Income Taxes

The components of net deferred tax assets (liabilities) are summarized as follows:

		2009	2008
Deferred tax assets:
Provision for losses on loans		$1,671,156	$1,373,373
Unrealized loss on available for sale securities		-	368,075
Accrued compensation and benefits		125,617	121,319
Other-than-temporary impairment on available
for sale securities		261,405	-
Other		-	64,503
Total deferred tax assets		2,058,178	1,927,270

Deferred tax liabilities:
FHLB stock dividends		188,612	188,612
Purchase accounting adjustments		55,664	71,062
Depreciation		271,362	211,550
Prepaid expenses		125,361	-
Unrealized gain on available for sale securities		62,770	-
Other		36,209	-
Total deferred tax liabilities		739,978	471,224
	NET DEFERRED TAX ASSET	$1,318,200	$1,456,046

A reconciliation of income tax expense at the statutory rate to the
Company’s actual income tax expense is shown below:

		Year Ended June 30
		2009	2008	2007
Tax at statutory rate		$1,806,276	$1,832,016	$1,384,776
Increase (reduction) in taxes
resulting from:
Nontaxable municipal income		(217,004)	(56,886)	(31,983)
State tax, net of Federal benefit		181,500	74,951	52,006
Cash surrender value of bank
owned life insurance		(93,172)	(99,026)	(89,491)
Other, net		33,900	23,748	(170,850)
	ACTUAL PROVISION	$1,711,500	$1,774,803	$1,144,458

l 37 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 11:  Other Comprehensive (Loss) Income

Other comprehensive (loss) income components are as follows:

	Year Ended June 30
	2009	2008	2007
Unrealized gains (losses) on
arising during period	$1,206,610	$(434,981)	$542,101
Unrealized losses on available-
impairment has been recognized
in income	(42,162)		-
net income	-	(6,084)	-
on securities	$1,164,448	(441,065)	542,101
net (loss) gain	(22,416)	31,495	-
Income tax (expense) benefit	(430,845)	163,194	(200,578)
Other comprehensive income (loss)	$711,187	$(246,376)	$341,523

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	June 30
	2009	2008

Net unrealized gain (loss) on securities available-for-sale	$289,717	$(994,748)
Net unrealized gain (loss) on securities available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income	(120,017)	-
Unrealized gain (loss) from defined benefit pension plan	9,079	31,495
	$178,779	(963,253)
Tax effect	(62,770)	368,075
Net of tax amount	$116,009	$(595,178)

l 38 l

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 2009, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2009, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s only significant activity is ownership of the Bank, and, therefore, its capital, capital ratios, and minimum required levels of capital are materially the same as the Bank’s.

The following table summarizes the Bank’s actual and required regulatory capital:

(dollars in thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of June 30, 2009	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$44,699	12.98%	$27,557	>8.00%	$34,446	>10.00%
Tier I Capital (to Risk-Weighted Assets)	40,388	11.72%	13,779	>4.00%	20,668	>6.00%
Tier I Capital (to Average Assets)	40,388	8.87%	18,215	>4.00%	22,769	>5.00%

As of June 30, 2008
Total Capital (to Risk-Weighted Assets)	$36,302	11.79%	$24,631	>8.00%	$30,789	>10.00%
Tier I Capital (to Risk-Weighted Assets)	32,735	10.63%	12,315	>4.00%	18,473	>6.00%
Tier I Capital (to Average Assets)	32,735	8.08%	16,214	>4.00%	20,267	>5.00%

The Bank’s ability to pay dividends on its common stock to the Company is restricted to maintain adequate capital as shown in the table above.

l 39 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 13:  Capital Purchase Program Implemented by the U.S. Treasury

In December 2008, the Company received $9.6 million from the U.S. Treasury through the sale of 9,550 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as part of the Treasury’s Capital Purchase Program.  The Company also issued to the U.S. Treasury a warrant to purchase 114,326 shares of common stock at $12.53 per share.  The amount of preferred shares sold represented approximately 3% of the Company’s risk-weighted assets as of September 30, 2008.

The transaction was part of the Treasury’s program to infuse capital into the nation’s healthiest and strongest banks for the purpose of stabilizing the US financial system and promoting economic activity.  The Company elected to participate in the program given the uncertain economic outlook, the relatively attractive cost of capital compared to the current market, and the strategic opportunities the Company foresees regarding potential uses of the capital.  The additional capital increased the Company’s already well-capitalized position.  The Company used the proceeds of the issue for working capital and investment in its banking subsidiary.

          The preferred shares pay a cumulative dividend of 5% per year for the first five years and 9% per year thereafter.  The preferred shares are callable after three years at 100% of the issue price, subject to the approval of the Company’s federal regulator.  Earlier redemptions of the preferred shares also require that the Company complete an offering of at least $2,387,500.

NOTE 14:  Commitments and Credit Risk

Standby Letters of Credit. In the normal course of business, the Bank issues various financial standby, performance standby, and commercial letters of credit for its customers. As consideration for the letters of credit, the institution charges letter of credit fees based on the face amount of the letters and the creditworthiness of the counterparties. These letters of credit are stand-alone agreements, and are unrelated to any obligation the depositor has to the Company.

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

The Company had total outstanding standby letters of credit amounting to $1.1 million at June 30, 2009 and 2008, with terms ranging from 12 to 24 months. At June 30, 2009, the Company’s deferred revenue under standby letters of credit agreements was nominal.

Off-balance-sheet and Credit Risk. The Company’s Consolidated Financial Statements do not reflect various financial instruments to extend credit to meet the financing needs of its customers.

These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheets. Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

The Company had $64.2 million in commitments to extend credit at June 30, 2009 and $50.4 million at June 30, 2008.

At June 30, 2009, total commitments to originate fixed-rate loans with terms in excess of one year were $6.6 million at rates ranging from 4.75% to 7.25%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company’s policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the balance sheet. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

The Company grants collateralized commercial, real estate, and consumer loans to customers in Southeast Missouri. Although the Company has a diversified portfolio, loans aggregating $155,490,000 at June 30, 2009, are secured by single and multi-family residential real estate in the Company’s primary lending area.

l 40 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 15:  Earnings Per Share

The following table sets forth the computations of basic and diluted earnings per common share:

	Year Ended June 30
	2009	2008	2007

Net income	$3,835,077	$3,613,480	$2,928,413
Less: Effective dividend on preferred shares	288,841	-	-
Net income available to common stockholders	$3,546,236	$3,613,480	$2,928,413

Denominator for basic earnings per share -
Weighted-average shares outstanding	2,123,144	2,199,928	2,225,658
Effect of dilutive securities stock options	1,225	12,204	38,578
Denominator for diluted earnings per share	2,124,369	2,212,132	2,264,236

Basic earnings per share available to common stockholders	$1.67	$1.64	$1.32
Diluted earnings per share available to common stockholders	$1.67	$1.63	$1.29

l 41 l

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

Effective July 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 has been applied prospectively as of the beginning of the year.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  SFAS No. 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1.   Quoted prices in active markets for identical assets or liabilities

Level 2.   Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3.   Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available-for-sale Securities.  Available-for-sale securities are recorded at fair value on a recurring basis. Available-for-sale securities is the only balance sheet category our Company is required, in accordance with accounting principles generally accepted in the United States of America (US GAAP), to carry at fair value on a recurring basis. Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, our Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

	Fair Value Measurements at June 30, 2009, Using:
	Fair Value at June 30, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities	$60,177,992	$-	$60,177,992	$-

l 42 l

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

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)		(in thousands)
Financial Assets
Cash and cash equivalents	$8,074	$8,074	$6,042	$6,042
Interest-bearing time deposits	-	-	1,980	1,980
Investment and mortgage-
backed securities
available for sale	60,178	60,178	39,915	39,915
Stock in FHLB	4,592	4,592	3,324	3,324
Loans receivable, net	368,556	374,328	343,070	344,330
Accrued interest receivable	2,650	2,650	3,012	3,012
Bank owned life insurance	7,564	7,564	7,290	7,290
Financial Liabilities
Deposits	311,955	313,059	292,257	289,214
Securities sold under
agreements to repurchase	23,748	23,748	21,804	21,804
Advances from FHLB	78,750	82,510	64,050	65,968
Accrued interest payable	989	989	1,200	1,200
Subordinated Debt	7,217	7,217	7,217	7,217
Unrecognized financial instruments
(net of contract amount)
Commitments to originate loans	-	-	-	-
Letters of Credit	-	-	-	-
Lines of Credit	-	-	-	-

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

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates.  The fair value of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

l 43 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 17:  Significant Estimates

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are described in Note 1.

Current Economic Conditions.  The current economic environment presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The financial statements have been prepared using values and information currently available to the Company.  Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

NOTE 18:  Subsequent Events

          On July 17, 2009, the Company acquired 100% of the outstanding stock of Southern Bank of Commerce (SBOC), headquartered in Paragould, Arkansas.  SBOC was merged into the Company’s existing banking subsidiary, Southern Bank, on July 20, 2009. The Company acquired SBOC primarily for the purpose of obtaining entry to markets where it believes the Company’s business model will perform well.  The Company paid $600,000 in cash to acquire the target, of which $200,000 is held in escrow pending settlement of certain tax matters.  An amount in excess of the amounts above may be paid based on the realization of additional tax benefits pursuant to recent changes in the tax code regarding net operating loss carryback.  At acquisition, SBOC held assets of $29.9 million, including loans of $16.2 million, and held total deposits of $29.1 million.  The initial accounting for the business combination was incomplete as of the date these financial statements were issued, due to work required to identify the fair value of the target’s assets and liabilities. The Company will determine any goodwill or bargain purchase gain when the fair values of the purchased assets and liabilities are determined. The Company expects fair value adjustments to loans, investments, deposits, and fixed assets. A core deposit intangible is also expected to be recognized from the acquisition. The Company will recognize all acquisition-related costs as an expense. The Company’s acquisition-related costs were $109,000 through June 30, 2009, and are reflected in professional fees.

          Subsequent events have been evaluated through August 25, 2009, which is the date the financial statements were issued.

l 44 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 19:  Condensed Parent Company Only Financial Statements

          The following condensed balance sheets, statements of income and cash flows for Southern Missouri Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

		June 30
Condensed Balance Sheets		2009	2008

Assets

Cash and cash equivalents		$1,606,209	$1,378,574
Premise and equipment		2,109,667	2,109,667
Other assets		3,493,480	251,752
Investment in common stock of Bank		42,086,832	33,987,344
	TOTAL ASSETS	$49,296,188	$37,727,337

Liabilities and Stockholders’ Equity

Accrued expenses and other liabilities		$70,850	$38,688
Subordinated debt		7,217,000	7,217,000
	TOTAL LIABILITIES	7,287,850	7,255,688

Stockholders’ equity		42,008,338	30,471,649
	TOTAL LIABILITIES AND
	STOCKHOLDERS’ EQUITY	$49,296,188	$37,727,337

		Year Ended June 30
Condensed Statements of Income		2009	2008	2007

Interest income		$37,908	$23,843	$61,165
Interest expense		357,387	539,017	594,357
Net interest income (expense)		(319,479)	(515,174)	(533,192)
Dividends from Bank		2,000,000	1,600,000	1,200,000

Operating expenses		464,801	316,897	294,479

Income before income taxes and
equity in undistributed income
of the Bank		1,215,720	767,929	372,329

Income tax benefit		293,500	311,000	309,000

Income before equity in undistributed
income of the Bank		1,509,220	1,078,929	681,329

Equity in undistributed income
of the Bank		2,325,857	2,534,551	2,247,084
	NET INCOME	$3,835,077	$3,613,480	$2,928,413

l 45 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

	Year Ended June 30
Condensed Statements of Cash Flow	2009		2008		2007
Cash flows from operating activities:
Net income	$3,835,077		$3,613,480		$2,928,413
Changes in:
Equity in undistributed income
of the Bank	(2,325,857)		(2,534,551)		(2,247,084)
Other adjustments, net	(459,564)		(18,919)		32,480
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,049,656		1,060,010		713,809

Cash flows from investing activities:
Purchase of available for sale securities	(2,750,000)	-			(1,330,000)
Investment in real estate	-		(30,009)	-
Proceeds from sales and maturities of
available for sale securities	-		161,025		2,618,975
Investment in Bank subsidiary	(5,000,000)	-			-
NET CASH PROVIDED BY OR (USED IN) INVESTING ACTIVITIES	(7,750,000)		131,016		1,288,975

Cash flows from financing activities:
Proceeds from issuance
of preferred stock	9,511,129		-		-
Dividends on preferred stock	(212,222)		-	-
Dividends on common stock	(1,024,172)		(884,115)		(805,439)
Exercise of stock options	161,069		565,625		26,000
Payments to acquire treasury stock	(1,507,825)		(1,364,279)		(397,020)
NET CASH PROVIDED BY OR (USED IN) FINANCING ACTIVITIES	6,927,979		(1,682,769)		(1,176,459)
Net increase (decrease) in cash and cash equivalents	227,635		(491,743)		826,325
Cash and cash equivalents at beginning of year	1,378,574		1,870,317		1,043,992
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,606,209		$1,378,574		$1,870,317

l 46 l

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 20: Quarterly Financial Data (Unaudited) Quarterly operating data is summarized as follows (in thousands):

	June 30, 2009

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$6,342	$6,304	$6,290	$6,365
Interest expense	2,889	2,846	2,714	2,755

Net interest income	3,453	3,458	3,576	3,610

Provision for loan losses	400	200	410	210
Noninterest income	336	240	582	662
Noninterest expense	2,037	2,206	2,341	2,566
Income before income taxes	1,352	1,292	1,407	1,496
Income tax expense	425	404	423	460
NET INCOME	$927	$888	$984	$1,036

	June 30, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$6,333	$6,377	$6,386	$6,231
Interest expense	3,701	3,606	3,310	2,930

Net interest income	2,632	2,771	3,076	3,301

Provision for loan losses	110	90	350	390
Noninterest income	590	602	601	621
Noninterest expense	1,899	1,978	1,987	2,003
Income before income taxes	1,213	1,305	1,340	1,529
Income tax expense	400	432	442	500
NET INCOME	$813	$873	$898	$1,029

	June 30, 2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$5,686	$5,802	$5,920	$6,141
Interest expense	3,197	3,388	3,465	3,570

Net interest income	2,489	2,414	2,455	2,571

Provision for loan losses	125	95	100	285
Noninterest income	577	548	516	565
Noninterest expense	1,797	1,803	1,889	1,969
Income before income taxes	1,144	1,064	982	882
Income tax expense	404	341	330	69
NET INCOME	$740	$723	$652	$813

l 47 l

>   CORPORATE INFORMATION   <

CORPORATE HEADQUARTERS 531 Vine Street Poplar Bluff, Missouri 63901 COMPANY WEBSITE www.bankwithsouthern.com SPECIAL COUNSEL Silver, Freedman & Taff, LLP Washington, D.C. 20007	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM BKD, LLP St. Louis, Missouri 63102 COMMON STOCK Nasdaq Stock Market Nasdaq Symbol: SMBC

TRANSFER AGENT
Stockholders should report lost stock certificates or direct inquiries concerning dividend payments, change of name, address, or ownership, or consolidation of accounts, to the Company’s transfer agent:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948

ANNUAL MEETING
The Annual Meeting of Stockholders will be held Monday, October 19, 2009, at 9:00 a.m., Central Time, at the Greater Poplar Bluff Area Chamber of Commerce Building, 1111 West Pine, Poplar Bluff, Missouri 63901.

ANNUAL REPORT ON FORM 10-K AND OTHER REPORTS

A copy of the Company’s annual report on Form 10-K, including financial statement schedules and our quarterly reports as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Secretary, Southern Missouri Bancorp, Inc., 531 Vine Street, Poplar Bluff, Missouri 63901. These documents also may be accessed through Southern Bank’s website at www.bankwithsouthern.com, under the Investor Relations tab.

l 48 l

>   DIRECTORS and OFFICERS   <

Standing: Sammy Schalk, Dennis Robison, Rebecca Brooks, Charles Moffitt, Charles Love, Ronnie Black Seated: Douglas Bagby, Samuel Smith, Greg Steffens

SOUTHERN MISSOURI BANCORP, INC.
Directors
Samuel H. Smith
Chairman of the Board,
Engineer and Majority Owner,
S.H. Smith and Company, Inc.

L. Douglas Bagby
Vice-Chairman of the Board,
City Manager, Poplar Bluff
General Manager,
Municipal Utilities of Poplar Bluff

Ronnie D. Black
Executive Director,
General Association of General Baptists

Sammy A. Schalk
President,
Gamblin Lumber Company

Greg A. Steffens
President and Chief Executive Officer,
Southern Missouri Bancorp, Inc.

Rebecca M. Brooks
Financial Manager,
McLane Transport

Charles R. Love
Certified Public Accountant,
Kraft, Miles and Tatum

Charles R. Moffitt
Agency Manager,
Morse Harwell Jiles
Insurance Agency

Dennis C. Robison
President, Robison Farms, Inc.

Leonard W. Ehlers
Director Emeritus,
Retired Court Reporter,
36th Judicial Circuit

James W. Tatum
Director Emeritus,
Retired Certified Public Accountant

SOUTHERN BANK
Directors
L. Douglas Bagby
Vice-Chairman of the Board,
City Manager, Poplar Bluff
General Manager,
Municipal Utilities of Poplar Bluff

Sammy A. Schalk
President,
Gamblin Lumber Company

Samuel H. Smith
Chairman of the Board,
Engineer and Majority Owner,
S.H. Smith and Company, Inc.

Ronnie D. Black
Executive Director,
General Association of General Baptists

Greg A. Steffens
President and Chief Executive Officer,
Southern Missouri Bancorp, Inc.

Rebecca M. Brooks
Financial Manager,
McLane Transport

Charles R. Love
Certified Public Accountant,
Kraft, Miles and Tatum

Charles R. Moffitt
Agency Manager,
Morse Harwell Jiles
Insurance Agency

Dennis C. Robison
President,
Robison Farms, Inc.

Senior Officers
Greg A. Steffens
President and
Chief Executive Officer

Kimberly A. Capps
Chief Operations Officer

William D. Hribovsek
Chief Lending Officer

Matthew T. Funke
Chief Financial Officer

Lora L. Daves
Chief of Credit Administration

l 49 l

SOUTHERN MISSOURI BANCORP, INC.
is a single-bank holding company that has outperformed
peers in this troubled economic environment.
We are weathering the storm.

Southern Missouri Bancorp, Inc. 531 Vine Street Poplar Bluff, Missouri 63901   (573) 778-1800 www.bankwithsouthern.com