Form 10-K, Exhibit 13
period 2010-06-30
SOUTHERN MISSOURI BANCORP INC
filed 2010-09-17
CIK 916907

Thriving in a difficult environment

SOUTHERN MISSOURI BANCORP, INC.
2010 ANNUAL REPORT

> CORPORATE P R O F I L E <

Southern Missouri Bancorp, Inc. (NASDAQ: SMBC)
is the holding company for Southern Bank.

The Company reported record earnings and
asset growth in fiscal 2010, posted strong deposit growth,
and maintained sound asset quality,
thriving in a difficult environment.

> TABLE of CONTENTS <
Letter to Shareholders	2
Common Share Data	7
Financial Review	8
Report of Independent
Registered Public Accounting Firm	19
Consolidated Financial Statements	20
Notes to Consolidated Financial Statements	26
Corporate and Investor Information	48
Directors and Officers	49

> FINANCIAL SUMMARY <

	2010	2009	CHANGE(%)
EARNINGS (dollars in thousands)
Net interest income	$ 16,316	$ 14,097	15.7
Provision for loan losses	925	1,151	-19.6
Noninterest income	3,094	1,820	70.0
Noninterest expense	12,498	9,219	35.6
Income taxes	1,361	1,712	-20.5
Net income	4,626	3,835	20.6
Effective dividend on preferred shares	510	289	76.5
Net income available to common stockholders	4,116	3,546	16.1
PER COMMON SHARE
Net income:
Basic	$ 1.98	$ 1.67	18.6
Diluted	1.95	1.67	16.8
Tangible book value	16.62	14.82	12.1
Closing market price	15.01	9.95	50.9
Cash dividends declared	.48	.48	-
AT YEAR-END (dollars in thousands)
Total assets	$ 552,084	$ 466,334	18.4
Loans, net of allowance	418,683	368,993	13.5
Reserves as a percent of nonperforming loans	1,358%	502%
Deposits	$ 422,893	$ 311,955	35.7
Stockholders’ equity	45,649	42,008	8.7
FINANCIAL RATIOS
Return on average common stockholders’ equity	11.85%	11.38%
Return on average assets	0.88	0.87
Net interest margin	3.27	3.37
Efficiency ratio	64.39	57.92
Allowance for loan losses to loans	1.06	1.07
Equity to average assets at year-end	8.68	9.51
OTHER DATA(1)
Common shares outstanding	2,087,976	2,087,976
Average common and dilutive shares outstanding	2,105,292	2,124,369
Common stockholders of record	280	283
Full-time equivalent employees	133	108
Assets per employee (in thousands)	$ 4,151	$ 4,318
Banking offices	14	10

[1]

>   LETTER to SHAREHOLDERS   <

Dear Shareholder,
Southern Missouri Bancorp
continued its strong performance in
fiscal 2010, thriving in a difficult
environment. We achieved record profitability
and record asset growth, progressed towards a
significant shift in our funding strategies, integrated
our new northeast Arkansas branches, and continued
to build shareholder value.

For fiscal 2010, net income available to common shareholders was $4.1 million, up 16.1% from fiscal 2009, and was $1.95 per diluted share, up from $1.67 in the prior year.  The Company generated a return on average common equity of 11.8% and a return on average assets of 0.88% for fiscal 2010, both up slightly from fiscal 2009 results.  We accomplished this with a 15.7% increase in net interest income, as we grew earning assets by 19.0%, offsetting a 10 basis point decline in our margin.  Our efficiency ratio was 64.4%, up from last year, as we incurred expenses to bring new facilities into our network, continued to pay more in FDIC premiums as a result of base assessment rate increases, and incurred some one-time charges related to asset retirement and early redemption of long-term debt.
Return on common equity remains ahead of peer banks Our ROE was up slightly as competitor banks continued to struggle.

(1)
Peer data is based on the average year-end figures (December) from SNL DataSource’s Index of publicly traded commercial banks and thrifts with assets of $100 million to $1 billion, headquartered in Missouri, Arkansas, Illinois, Iowa, Kansas, Kentucky, Nebraska, Oklahoma, and Tennessee. SMBC data is as of fiscal year-end (June).

[2]

Our deposit portfolio exceeded even our own optimistic growth projections for fiscal 2010, and was up $110.9 million, or 35.6%. This growth resulted primarily from our popular Kasasa-branded rewards checking product, attractively-priced savings accounts in our new Arkansas markets, other checking accounts (both interest-bearing and noninterest-bearing), and deposits acquired in our July merger.  We have been successful over the last 18 months in making a significant shift away from wholesale funding through strong growth in transaction accounts. In that time period, Federal Home Loan Bank borrowings are down $49.2 million, while transaction account balances are up $62.8 million.

The loan portfolio grew $49.7 million, or 13.5%, in fiscal 2010, with much of the growth in commercial real estate, construction, and commercial operating and equipment loans.  Agricultural lending continued to account for a significant amount of the commercial growth, and increased $15.4 million, or 31.6%, during the year.

Continued steady growth in our core business
Deposit growth was above-trend as we made a strategic shift in our funding goals.

Early in the year, we expanded into the Jonesboro and Paragould, Arkansas, markets as we completed our acquisition of a small northeast Arkansas financial institution. We’ve made significant progress cleaning up acquired problem assets, and have seen strong deposit growth in those markets. Additionally, we’re starting to see improvement in loan origination, which we believe will contribute to growth for fiscal 2011.

[3]

We improved book value per common share by 11.6% and tangible book value per common share by 12.1% in fiscal 2010.  As the financial markets stabilized and our results held up, our stock price benefited, up 50.9%, compared to an increase of 13.0% in the SNL Bank Index and a decline of 11.4% in the SNL Micro Cap Bank Index.  Meanwhile, we paid a dividend that represented a 3.2% return on our June 30, 2010, closing stock price of $15.01, and a 3.8% return on our average closing stock price for fiscal 2010.

Tangible Book Value per share growth beats peers We have regularly exceeded our peer banks (1) in this key measure of shareholder value.

In December 2008, the Company accepted an investment of $9.6 million from the U.S. Treasury under the terms of its Capital Purchase Program, one component of the Troubled Asset Relief Program.  While we were well in excess of capital levels necessary to be classified as “well-capitalized,” we believed we could put the capital to use in a manner that would help to accomplish Treasury’s stated objectives – increasing the flow of financing to U.S. businesses and consumers, and supporting the U.S. economy.  We utilized this capital by leveraging it to expand our loan and investment portfolios, meeting the Treasury’s objectives of increasing the flow of financing.  And, we’ve also supported the economy through the acquisition of what was a troubled financial institution in northeast Arkansas.  That institution had significantly reduced new lending activity in the periods leading up to the acquisition, and disclosed in its proxy materials to its shareholders that it was a likely failure candidate absent the acquisition.

The Company is currently reviewing options to raise capital to redeem the Treasury’s preferred shares, and to build a war chest to be ready to take advantage of future opportunities, which we expect to continue to become available in the coming years.  We have an interest in using this troubled environment to complete deals that make sense for our organization – improving our growth opportunities, demographics, and profitability – at pricing that has not always been available.  We would be willing to consider deals that include FDIC assistance through the receivership process, or, like our recent acquisition, do not.

[4]

While the national economy appears to
begin a fragile recovery, our local markets
have remained relatively stable, and we’ve
had fewer asset quality issues as a result.
But our credit quality exceeds peers within
our market area, also, and we attribute that
to a strict focus on strong underwriting of
quality loans. Despite the July 2009
acquisition of a troubled financial institution,
we continued to show very solid asset quality.
Credit quality is sound Problem assets increased, but credit quality remained relatively strong.

Our goals for 2011 include...

➢
Opening a new loan production office in Springfield, Missouri.  Springfield is an attractive market located in southwest Missouri, outside our current footprint, and a logical next step for our organization to accomplish several strategic objectives: continued sound asset growth, meeting loan portfolio composition targets, and improving our market demographics.

➢
Improving profitability of our newly-acquired Arkansas branches.  After working through many of the acquired problem assets, it’s time to take advantage of our opportunities in those markets to achieve sound loan growth and contribute to the Company’s bottom line.

➢
Enhancing our efficiency.  The legal and operational impact of the acquisition, the bank’s name change, and the costs of working through acquired problem assets, as well as an early payoff of a Federal Home Loan Bank (FHLB) advance, all contributed to increase our efficiency ratio to a level that does not meet our target.  We see opportunities for  improvement in this area in 2011.
Efficiency remains ahead of peers But this is a ratio we intend to improve upon in 2011.
➢	Continuing to build shareholder value. We believe our stock represents an attractive value for current and potential shareholders, and while we’d like to see better multiples, we know that if the Company continues to post solid returns, the stock price should, over time, move proportionally.

[5]

It was a great year, and I can’t say enough about the hard work of our employees, officers, and our board of directors in 2010.  Many industry experts foresee a much different landscape in community banking over the next several years, as regulatory reform increases the burden on small banks and accelerates the consolidation already underway.  We know that achieving this consistent level of profitability will be more difficult going forward, and our employees are working to address many new issues as this letter goes to press.  Nothing will come easily in 2011, but I know that we’ll be equal to the challenges that are ahead.

I thank you, our shareholders, for your confidence in Southern Missouri Bancorp, and I trust you will find these results to be worthy of your investment.

And, last but not certainly not least, I am so appreciative of our many loyal and valued customers.  We take seriously the idea that they are partners in our success, and that we are partners in theirs, and we look forward to much future success in 2011 and beyond.

/s/ Greg Steffens

GREG STEFFENS
PRESIDENT and CHIEF EXECUTIVE OFFICER
SOUTHERN MISSOURI BANCORP, INC.

PLEASE JOIN US

at our 2010 Annual Meeting, where shareholders and those considering investing in Southern Missouri Bancorp, Inc. will hear management review this year’s performance in detail and discuss our plans to achieve continued superior results.

ANNUAL MEETING

MONDAY, OCTOBER 18, 2010 AT 9:00 AM
CHAMBER OF COMMERCE BUILDING
1111 WEST PINE, POPLAR BLUFF, MISSOURI

[6]

>   COMMON SHARE DATA   <

The common stock of the Company is listed on the NASDAQ Stock Market under the symbol “SMBC.” The following bar graph sets forth the high, low and closing market prices of the  common stock for the last three fiscal years.

The following table sets forth per share market price and dividend information for the Company’s common stock. As of June 30, 2010, there were approximately 280 common stockholders of record. This does not reflect the number of persons or entities who hold common stock in nominee or “street name.”

Fiscal 2010	High	Low	Close	Book Value At End of Period	Market Price To Book Value	Dividends Declared
4th Quarter (6-30-10)	$16.75	$ 14.15	$15.01	$17.39	86.31%	$0.12
3rd Quarter (3-31-10)	$14.50	$ 11.80	$14.20	$17.07	83.19%	$0.12
2nd Quarter (12-31-09)	$11.80	$ 10.80	$11.75	$16.65	70.57%	$0.12
1st Quarter (9-30-09)	$12.15	$ 9.39	$10.80	$16.40	65.85%	$0.12
Fiscal 2009
4th Quarter (6-30-09)	$11.00	$ 8.99	$ 9.95	$15.58	63.86%	$0.12
3rd Quarter (3-31-09)	$11.70	$ 7.63	$10.80	$15.16	71.24%	$0.12
2nd Quarter (12-31-08)	$14.91	$ 9.87	$11.09	$14.75	75.19%	$0.12
1st Quarter (9-30-08)	$15.01	$12.36	$13.05	$14.23	91.71%	$0.12
Fiscal 2008
4th Quarter (6-30-08)	$15.89	$11.21	$15.49	$13.95	111.04%	$0.10
3rd Quarter (3-31-08)	$15.10	$12.75	$15.10	$13.95	108.24%	$0.10
2nd Quarter (12-31-07)	$15.02	$12.75	$13.99	$13.76	101.67%	$0.10
1st Quarter (9-30-07)	$15.25	$14.45	$14.96	$13.35	112.06%	$0.10

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

[7]

>   FINANCIAL REVIEW   <
BUSINESS OF THE COMPANY AND THE BANK
Southern Missouri Bancorp, Inc. (Southern Missouri or Company) is a Missouri corporation and owns all of the outstanding stock of Southern Bank (the Bank). The Company’s earnings are primarily dependent on the operations of the Bank. As a result, the following discussion relates primarily to the operations of the Bank.
The Bank was originally chartered by the State of Missouri in 1887 and converted from a state-chartered stock savings and loan association to a Federally-chartered stock savings bank in 1995. In 1998, the Bank converted its charter to a state-chartered stock savings bank. Finally, in 2004, the Bank converted to a state chartered trust company with banking powers. The Bank’s deposit accounts are generally insured up to a maximum of $250,000 under current law by the Deposit Insurance Fund (DIF), which is administered by the Federal Deposit Insurance Corporation (FDIC).
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
The net interest margin is affected by economic, regulatory and competitive factors that influence interest rates, loan demand and deposits. Lending activities are funded through the attraction of deposit accounts consisting of checking accounts, passbook and statement savings accounts, money market deposit accounts, certificate of deposit accounts with terms of 60 months or less, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of Des Moines, and, to a lesser extent, brokered deposits. As of June 30, 2010, the Bank conducted its business through its home office located in Poplar Bluff and thirteen full service branch facilities in Poplar Bluff (2), Van Buren, Dexter, Kennett, Doniphan, Sikeston, Matthews, and Qulin, Missouri, and Paragould, Jonesboro, Leachville, and Brookland, Arkansas.

(dollars in thousands)	At June 30
Financial Condition Data:	2010	2009	2008	2007	2006
Total assets	$552,084	$466,334	$418,188	$380,106	$350,808
Loans receivable, net	418,683	368,993	343,438	312,242	281,055
Mortgage-backed securities	34,334	40,269	28,006	10,723	14,440
Cash, interest-bearing deposits
and investment securities	67,103	27,983	19,931	31,492	30,328
Deposits	422,893	311,955	292,257	270,088	258,069
Borrowings	73,869	102,498	85,854	71,758	57,296
Subordinated debt	7,217	7,217	7,217	7,217	7,217
Stockholders’ equity	45,649	42,008	30,472	28,714	26,554

(dollars in thousands, except per share data)	For The Year Ended June 30
Operating Data:	2010	2009	2008	2007	2006
Interest income	$27,541	$25,301	$25,327	$23,550	$20,363
Interest expense	11,225	11,204	13,547	13,621	10,763

Net interest income	16,316	14,097	11,780	9,929	9,600
Provision for loan losses	925	1,151	723	633	500

Net interest income after
provision for loan losses	15,391	12,946	11,057	9,296	9,100

Noninterest income	3,094	1,820	2,412	2,207	2,144
Noninterest expense	12,498	9,219	8,081	7,430	7,083

Income before income taxes	5,987	5,547	5,388	4,073	4,161
Income taxes	1,361	1,712	1,775	1,145	1,377
Net income	$4,626	$3,835	$3,613	$2,928	$2,784

Less: effective dividend on preferred stock	510	289	-	-
Net income available to common stockholders	$4,116	$3,546	$3,613	$2,928	$2,784
Basic earnings per share available to
common stockholders	$1.98	$1.67	$1.64	$1.32	$1.25
Diluted earnings per share available to
common stockholders	$1.95	$1.67	$1.63	$1.29	$1.24
Dividends per share	$.48	$.48	$.40	$.36	$.36

[8]

>   FINANCIAL REVIEW   (continued)   <

	At June 30
Other Data:	2010	2009	2008	2007	2006
Number of:
Real estate loans	3,282	2,957	2,868	2,795	2,808
Deposit accounts	25,353	22,069	20,560	19,978	18,845
Full service offices	14	10	9	9	9

	At Or For The Year Ended June 30
Key Operating Ratios:	2010	2009	2008	2007	2006
Return on assets (net income divided by average assets)	.88%	.87%	.92%	.80%	.80%

Return on average common equity (net income available to common stockholders divided by average common equity)	11.85	11.38	12.06	10.49	10.83

Average equity to average assets	8.39	8.29	7.60	7.66	7.43

Interest rate spread (spread between weighted average rate on all interest-earning assets and all interest-bearing liabilities)	3.06	3.11	2.86	2.57	2.69

Net interest margin (net interest income as a percentage of average interest-earning assets)	3.27	3.37	3.17	2.90	2.96

Noninterest expense to average assets	2.38	2.09	2.05	2.05	2.03

Average interest-earning assets to average interest-bearing liabilities	109.57	109.77	108.60	108.29	108.15

Allowance for loan losses to gross loans (1)	1.06	1.07	.92	.76	.66

Allowance for loan losses to nonperforming loans (1)	1,358.45	501.63	53,316.67	9,180.77	3,545.28

Net charge-offs (recoveries) to average outstanding loans during the period	.10	.10	(0.03)	.04	.19

Ratio of nonperforming assets to total assets (1)	.37	.29	.02	.04	.08

Common shareholder dividend payout ratio (common dividends as a percentage of earnings available to common shareholders)	24.35	28.27	24.49	27.50	28.80
(1) At end of period

[9]

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
Southern Bank’s noninterest income consists primarily of fees charged on transaction and loan accounts, interchange income from customer debit and ATM card use, gains on sales of loans to the secondary market, and increased cash surrender value of bank owned life insurance (“BOLI”). Southern Bank’s operating expenses include: employee compensation and benefits, occupancy expenses, legal and professional fees, federal deposit insurance premiums, amortization of intangible assets, and other general and administrative expenses.
 Southern Bank’s operations are significantly influenced by general economic conditions including monetary and fiscal policies of the U.S. government and the Federal Reserve Board. Additionally, Southern Bank is subject to policies and regulations issued by financial institution regulatory agencies including the Federal Reserve, the Missouri Division of Finance, and the Federal Deposit Insurance Corporation. Each of these factors may influence interest rates, loan demand, prepayment rates and deposit flows. Interest rates available on competing investments as well as general market interest rates influence the Bank’s cost of funds. Lending activities are affected by the demand for real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. The Bank intends to continue to focus on its lending programs for one- to four-family residential real estate, commercial real estate, commercial business and consumer financing on loans secured by properties or collateral located primarily in southeast Missouri and northeast Arkansas.

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
• the strength of the United States economy in general and the strength of the local economies in which we conduct operations;
• the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;
• inflation, interest rate, market and monetary fluctuations;
• the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;
• the willingness of users to substitute our products and services for products and services of our competitors;
• the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);
• the impact of technological changes;
• acquisitions;
• changes in consumer spending and saving habits; and
• our success at managing the risks involved in the foregoing.
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

[10]

>   FINANCIAL REVIEW   (continued)   <

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

FINANCIAL CONDITION
General. The Company’s total assets increased $85.8 million, or 18.4%, to $552.1 million at June 30, 2010, when compared to $465.3 million at June 30, 2009. The growth was due to growth in the net loan portfolio of $49.7 million, growth in cash and equivalents of $25.3 million, and growth in available for sale investments of $6.8 million. Asset growth was funded by growth in deposit balances of $110.9 million, growth in repurchase agreement balances of $6.6 million, and an increase in equity of $3.6 million. The growth in deposits also funded a $35.3 million paydown in FHLB advances.
Cash and equivalents.  Cash and equivalents increased $25.3 million, or 313.4%, to $33.4 million at June 30, 2010, from $8.1 million at June 30, 2009. The growth was primarily comprised of excess balances held at the Federal Reserve, and was attributed to strong deposit growth during the fiscal year.
Loans. Loans increased $49.7 million, or 13.5%, to $418.7 million at June 30, 2010, from $369.0 million at June 30, 2009. The growth in the loan portfolio was comprised principally of commercial real estate loans of $24.4 million, construction loans of $11.2 million, commercial loans of $8.4 million, consumer loans of $3.2 million, and residential real estate loans of $3.0 million.
Allowance for Loan Losses. The allowance for loan losses increased $516,000, or 12.9%, from $4.0 million at June 30, 2009, to $4.5 million at June 30, 2010.  The allowance for loan losses represented 1.06% of gross loans receivable at June 30, 2010, as compared to 1.07% of gross loans receivable at June 30, 2009. At June 30, 2010, nonperforming loans, which included loans past due greater than 90 days and nonaccruing loans, were $332,000, compared to $796,000 at June 30, 2009 (see also, Provision for Loan Losses, under Comparison of Operating Results for the Years Ended June 30, 2010 and 2009).
Investments. The investment portfolio increased $6.8 million, or 11.3%, to $67.0 million at June 30, 2010, from $60.2 million at June 30, 2009. Investment growth was comprised primarily of U.S. government agencies and obligations of state and political subdivisions, and was partially offset by principal repayments on mortgage-backed securities (MBSs) and collateralized mortgage obligations (CMOs).
Premises and Equipment. Premises and equipment decreased $485,000, to $7.7 million at June 30, 2010, from $8.1 million at June 30, 2009. The decrease was due to the sale of property previously acquired for future expansion and increased accumulated depreciation, partially offset by investment in buildings and equipment, including four new locations acquired in the July 2009 acquisition of the Southern Bank of Commerce (the July 2009 Acquisition).
BOLI. The Bank purchased “key person” life insurance policies on six employees with a cash surrender value of $4.0 million in February, 2003. In addition, in October, 2004, the Bank purchased “key person” life insurance policies on 20 employees for $2.0 million. At June 30, 2010, the cash surrender value had increased to $7.8 million.
Intangible Assets. Intangible assets generated through branch acquisitions in 2000 decreased $255,000 to $1.3 million as of June 30, 2010, and will continue to be amortized in accordance with ASC Topic 350.  The July 2009 acquisition resulted in goodwill of $126,000, which will not be amortized, but will be tested for impairment at least annually, and a $184,000 core deposit intangible, which is being amortized over a five-year period using the straight-line method.
Deposits. Deposits increased $110.9 million, or 35.6%, to $422.9 million at June 30, 2010, from $312.0 million at June 30, 2009. The deposit growth was

[11]

>   FINANCIAL REVIEW   (continued)   <

primarily comprised of increases in interest checking accounts of $38.6 million, certificate of deposit balances of $32.2 million, and passbook and statement savings accounts of $31.8 million.  The increase in interest checking balances was attributed to the success of the Bank’s rewards checking product, and the increase in certificates and savings accounts was attributed to the July 2009 acquisition, followed by promotion of an above-market savings account product at those new locations for much of the fiscal year.  Brokered CDs totaled $7.0 million at June 30, 2010, compared to $5.8 million at June 30, 2009.  During fiscal 2010, public unit deposits increased by $11.5 million. Average interest-bearing deposits carried an average rate of 2.23% in fiscal 2010, compared to 2.64% in fiscal 2009.
Borrowings. FHLB advances decreased $35.3 million, or 44.8%, to $43.5 million at June 30, 2010, from $78.8 million at June 30, 2009. The decrease was attributed to cash availability resulting from deposit growth and reasonable prepayment fees.  At June 30, 2010, outstanding advances included no overnight or short term borrowings, compared to $6.3 million in overnight and short-term borrowings at June 30, 2009. Of the $43.5 million in advances, the entire amount carries fixed interest rates, and $34.5 million is subject to early redemption by the issuer.
At June 30, 2010, long-term FHLB advances had a weighted average maturity of 4.8 years, compared to 3.8 years at June 30, 2009. At June 30, 2010, all FHLB advances had a weighted-average cost of 4.48%, as compared to 4.31% at June 30, 2009.
Subordinated Debt. In March 2004, $7.0 million of Floating Rate Capital Securities of Southern Missouri Statutory Trust I with a liquidation value of $1,000 per share were issued. The securities mature in March 2034, were redeemable beginning in March 2009, and bear interest at a floating rate of three month LIBOR plus 275 basis points.
Stockholders’ Equity. The Company’s stockholders’ equity increased by $3.6 million, or 8.7%, to $45.6 million at June 30, 2010, from $42.0 million at June 30, 2009. This increase was due to net income of $4.6 million, and a $470,000 increase in the market value of the investment portfolio, net of tax, and was partially offset by common and preferred dividend payments of $1.5 million. The Company completed its most recently announced share repurchase program on November 19, 2008, and has not announced a new repurchase plan. Due to the Company’s participation in the CPP, new repurchase activity is restricted.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2010 AND 2009
Net Income. The Company’s net income available to common stockholders for the fiscal year ended June 30, 2010, was $4.1 million, an increase of $569,000, or 16.1%, from the $3.5 million net income available to common stockholders for the prior fiscal year.  Before an effective dividend on preferred shares of $510,000, net income was $4.6 million for the 2010 fiscal year, an increase of $791,000, or 20.6%, compared to the $3.8 million in net income for the prior fiscal year.  The increase in net income was primarily due to a $2.2 million increase in net interest income, a $1.3 million increase in noninterest income, a $351,000 decrease in income tax provisions, and a $150,000 decrease in loan loss provisions, partially offset by a $3.2 million increase in noninterest expense.

Net Interest Income. Net interest income for fiscal 2010 was $16.3 million, an increase of $2.2 million, or 15.7%, when compared to the prior fiscal year. The increase was due to a $79.7 million increase in average interest-earning assets, partially offset by a five basis point decrease in the average interest rate spread. The decrease in interest rate spread was primarily a result of our strong deposit growth, accomplished in part due to our rewards checking product and an above-market savings account special in our new Arkansas market, coupled with resulting higher average cash balances (which earn a lower rate of return than our average interest-earning assets) during the fiscal year. For fiscal 2010, the average interest rate spread was 3.06%, compared to 3.11% for fiscal year 2009. At June 30, 2010, the spread was 3.08%.

Interest Income. Interest income for fiscal 2010 was $27.5 million, an increase of $2.2 million, or 8.9%, when compared to the prior fiscal year. The increase was due to the $79.7 million increase in the average balance of interest-earning assets, partially offset by a 51 basis point decrease in the average yield earned on interest-earning assets, from 6.04% in fiscal 2009 to 5.53% in fiscal 2010.
Interest income on loans receivable for fiscal 2010 was $24.6 million, an increase of $1.7 million, or 7.6%, when compared to the prior fiscal year.       The increase was due to a $45.1 million increase in the average balance of loans receivable, partially offset by a 29 basis point decrease in the average yield earned on loans receivable, reflecting the decrease in market rates.
Interest income on the investment portfolio and other interest-earning assets was $3.0 million for fiscal 2010, an increase of $516,000, or 20.9%, when compared to the prior fiscal year. The increase was due to a $34.7 million increase in the average balance of these assets, partially offset by a 92 basis point decrease in the average yield earned on these assets.  The decreased yield was due primarily to higher average cash balances.

Interest Expense. Interest expense was $11.2 million for fiscal 2010, an increase of $21,000, or 0.2%, when compared to the prior fiscal year.  The increase was due to the $73.5 million increase in the average balance of interest-bearing liabilities, partially offset by a 46 basis point decrease in the average rate paid on interest-bearing liabilities, from 2.93% in fiscal 2009 to 2.47% in fiscal 2010.
Interest expense on deposits was $8.1 million for fiscal 2010, an increase of $911,000, or 12.7%, when compared to the prior fiscal year. The increase was due to a $90.7 million increase in the average balance of interest-bearing deposits, partially offset by a 41 basis point decrease in the average rate paid on deposits outstanding, reflecting the decrease in market rates, despite above-market rates paid in new markets.
Interest expense on FHLB advances was $2.7 million for fiscal 2010, a decrease of $764,000, or 22.1%, when compared to the prior fiscal year.  The decrease was due to a $20.5 million decrease in the average balance of FHLB advances, partially offset by a 25 basis point increase in the average rate paid on advances, reflecting the repayment of short-term borrowings while long-term advances remained outstanding.
In March 2009, $7.0 million of Floating Rate Capital Securities were issued, with an interest rate of three month LIBOR plus 275 basis points, repricing quarterly. Interest expense on these securities was $227,000 for fiscal 2010, as compared to $357,000 for the prior fiscal year, as the average rate paid decreased by 180 basis points, due to the decrease in the index.

Provision for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for probable loan losses based on prior loss experience, type and amount of loans in the portfolio, adverse situations that

[12]

>   FINANCIAL REVIEW   (continued)   <

may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management also considers other factors relating to the collectability of the loan portfolio.
The provision for loan losses was $925,000 for fiscal 2010, compared to $1.2 million for the prior fiscal year. The decrease in provision was primarily due to less uncertainty in the regional economy and real estate market as compared to the prior fiscal year, while charge-offs and non-performing loans remained stable in the current fiscal year.  Additionally, loans acquired through the July 2009 acquisition performed slightly better than anticipated, and have not required significant further provisioning. In fiscal 2010, net charge offs were $409,000, compared to $357,000 for the prior year. At June 30, 2010, classified assets totaled $8.0 million, or 1.4% of total assets, as compared to $9.7 million, or 2.1% of total assets, at June 30, 2009.  Classified assets were generally comprised of loans secured by commercial and agricultural real estate, or inventory and equipment, as well as the Company’s investments in trust preferred securities, which totaled $1.5 million in book value.  Three of these investments in pooled trust preferred securities with a total book value of $1.0 million (included in the total of $1.5 million, above) have deferred interest payments as of June 30, 2010; all other classified assets were performing in accordance with terms. All assets were classified due to concerns as to the borrowers’ ability to continue to generate sufficient cash flows to service the debt.
The above provision was made based on management’s analysis of the various factors which affect the loan portfolio and management’s desire to maintain the allowance at a level considered adequate. Management performed a detailed analysis of the loan portfolio, including types of loans, the charge-off history, and an analysis of the allowance for loan losses. Management also considered the continued origination of loans secured by commercial businesses and commercial real estate, which bear an inherently higher level    of credit risk. While management believes the allowance for loan losses at    June 30, 2010, is adequate to cover all losses inherent in the portfolio, there can be no assurance that, in the future, increases in the allowance will not be necessary, or that actual losses will not exceed the allowance.

Noninterest Income. Noninterest income was $3.1 million for fiscal 2010, an increase of $1.3 million, or 70.0%, when compared to the prior fiscal year.  The increase was due to increased NSF fee collection, additional ATM and debit card transaction fee income, and increased gains on sales of secondary market loans, as well as charges of $679,000 incurred during fiscal 2009 to recognize the other-than-temporary impairment (OTTI) of two investments held by the Company (see Note 2 – Securities), with no corresponding charges in the current period.  Exclusive of those fiscal 2009 OTTI charges, noninterest income would have increased 23.8% in fiscal 2010. The company expects noninterest income in fiscal 2011 to be lower or to show no increase from fiscal 2010, due primarily to new regulatory requirements related to NSF charges.

      Noninterest Expense. Noninterest expense was $12.5 million for fiscal 2010, an increase of $3.3 million, or 35.6%, when compared to the prior fiscal year.  The increase resulted primarily from higher compensation, occupancy, and electronic banking expenses, a prepayment penalty for the FHLB advance prepaid in March 2010, a charge to dispose of fixed assets, and charges to write down the carrying value of foreclosed real estate held for sale.  Compensation expenses were $6.3 million for fiscal 2010, an increase of $1.5 million, or 31.1%, when compared to the prior fiscal year.  The increase was due to the July 2009 acquisition, the addition of key personnel, increased salaries, personnel, and increased benefit expenses.  Occupancy expenses were $1.9 million for fiscal 2010, an increase of $341,000, or 22.3%, as we added four new locations with the July 2009 acquisition.  Electronic banking and other charges increased due to the development and promotion of our popular new rewards checking product, as well as the additional costs of servicing those accounts.

Provision for Income Taxes. The Company expensed an income tax provision of $1.4 million for fiscal 2010, a decrease of $351,000, or 20.5%, compared to $1.7 million expensed for fiscal 2009. The decrease was primarily due to tax benefits associated with the July 2009 acquisition, as well as continuing investments in tax-exempt securities and tax credits, partially offset by increased pre-tax income.

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

[13]

>   FINANCIAL REVIEW   (continued)   <

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
The provision for loan losses was $1.2 million for fiscal 2009, compared to $723,000 for the prior fiscal year. The increase in provision was primarily due to loan growth, the deteriorating health of the national and regional economy, the potential for declining real estate collateral values, and increased non-performing asset levels experienced by the Company. In fiscal 2009, net charge offs were $357,000, compared to net recoveries of $90,000 for the prior year. At June 30, 2009, classified assets totaled $9.7 million, or 2.1% of total assets, compared to classified assets of $4.5 million, or 1.1% of total assets, at June 30, 2008.  The increase is primarily due to the classification of two loans totaling $3.5 million outstanding to a bank holding company, as well as the classification of the Company’s investments in pooled trust preferred securities with a book value of $1.5 million (see Note 2 – Securities). Other classified assets were generally comprised of loans secured by commercial and agricultural real estate, or inventory and equipment.  Two investments in pooled trust preferred securities with a total book value of $559,000 (included in the total of $1.5 million, above) have deferred interest payments as of June 30, 2009; all other classified assets were performing in accordance with terms.  All assets were classified due to concerns as to the borrowers’ ability to continue to generate sufficient cash flows to service the debt.
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

Noninterest Expense. Noninterest expense increased $1.1 million, or 14.1%, to $9.2 million for fiscal 2009, when compared to the prior fiscal year.  The increase resulted primarily from higher deposit insurance assessments, compensation expenses, legal and professional fees, and electronic banking and other charges.  These increases were partially offset by lower charges for correspondent banking services and insurance.  Deposit insurance assessments were $536,000 for fiscal 2009, an increase of $506,000 when compared to the prior year, the result of base assessment rate increases and special assessments collected by the FDIC to rebuild depleted insurance fund balances.  Compensation expenses were $4.8 million, an increase of $371,000, or 8.4%, when compared to the prior fiscal year.  The increase was due to increased salaries, the addition of key personnel, and increased health care benefit costs.  Legal expenses increased due primarily to work required for the acquisition of the Southern Bank of Commerce.  Electronic banking and other charges increased due to the development and promotion of our popular new rewards checking product, as well as the additional costs of servicing those accounts.

Provision for Income Taxes. The Company expensed an income tax provision of $1.7 million for fiscal 2009, a decrease of $63,000, or 3.6%, compared to $1.8 million in fiscal 2008. The decrease was primarily due to larger investments in tax-exempt securities and tax credits, partially offset by increased pre-tax income.

[14]

>   FINANCIAL REVIEW   (continued)   <

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
The Company continues to generate long-term, fixed-rate residential loans. During the year ended June 30, 2010, fixed rate residential loan originations totaled $17.0 million, compared to $23.1 million during the prior year. At June 30, 2010, the fixed-rate residential loan portfolio totaled $103.3 million, with a weighted average maturity of 192 months, compared to $96.6 million with a weighted average maturity of 206 months at June 30, 2009. The Company originated $11.9 million in adjustable rate residential loans during the year ended June 30, 2010, compared to $14.3 million during the prior year. At June 30, 2010, fixed rate loans with remaining maturities in excess of 10 years totaled $99.5 million, or 23.5%, of loans receivable, compared to $90.4 million, or 24.2%, of loans receivable, at June 30, 2009. The Company originated $53.2 million in fixed rate commercial and commercial real estate loans during the year ended June 30, 2010, compared to $57.7 million during the prior fiscal year. The Company also originated $68.4 million in adjustable rate commercial and commercial real estate loans during the year ended June 30, 2010, compared to $74.0 million during the prior year. At June 30, 2010, adjustable-rate home equity lines of credit had increased to $12.9 million as compared to $11.0 million as of June 30, 2009.       At June 30, 2010, the Company’s weighted average life of its investment portfolio was 2.9 years, as compared to 3.9 years at June 30, 2009.  At June 30, 2010, CDs with original terms of two years or more totaled $66.8 million compared to $45.7 million at June 30, 2009.

INTEREST RATE SENSITIVITY ANALYSIS
The following table sets forth as of June 30, 2010, and 2009, management’s estimates of the projected changes in net portfolio value in the event of 1%, 2% and 3%, instantaneous, permanent increases or decreases in market interest rates.
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

June 30, 2010
	Net Portfolio			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
Change in Rates	(dollars in thousands)
+300 bp	$ 59,399	$ 7,513	14	10.93	1.63
+200 bp	58,204	6,318	12	10.60	1.30
+100 bp	56,030	4,144	8	10.11	0.81
0 bp	51,886	-	-	9.30	-
-100 bp	46,599	(5,287)	(10)	8.30	-1.00
-200 bp	41,009	(10,877)	(21)	7.26	-2.04
-300 bp	39,297	(12,589)	(24)	6.92	-2.38

June 30, 2009
	Net Portfolio			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
Change in Rates	(dollars in thousands)
+300 bp	$ 42,388	$ (5,131)	(11)	9.51	-0.61
+200 bp	44,863	(2,656)	(6)	9.90	-0.22
+100 bp	46,998	(521)	(1)	10.19	0.07
0 bp	47,519	-	-	10.12	-
-100 bp	44,881	(2,638)	(6)	9.45	-0.67
-200 bp	42,397	(5,122)	(11)	8.88	-1.24
-300 bp	41,942	(5,577)	(12)	8.78	-1.41

The Company has worked to limit its exposure to rising rates in the current historically low rate environment by (a) increasing the share of funding on its balance sheet obtained from non-maturity transaction accounts, (b) reducing FHLB borrowings - of which, the reduced balances were generally short in duration, (c) holding cash at June 30, 2010, as compared to an overnight borrowing position at June 30, 2009, and (d) limiting the duration of its available-for-sale investment portfolio.

[15]

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
Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 2010, the Bank had outstanding commitments to extend credit of $68.6 million (including $54.2 million in unused lines of credit). Total commitments to originate fixed-rate loans with terms in excess of one year were $3.9 million at rates ranging from 3.75% to 10.00%, with a weighted-average of 5.92%. Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.
For the year ended June 30, 2010, Southern Missouri increased deposits and securities sold under agreements to repurchase by $110.9 million and $6.6 million, respectively, and decreased FHLB advances by $35.3 million. During the prior year, Southern Missouri increased deposits, securities sold under agreements to repurchase, and FHLB advances by $19.7 million, $1.9 million, and $14.7 million, respectively. At June 30, 2010, the Bank had pledged $204.3 million of its residential and commercial real estate loan portfolios to the FHLB for available credit of approximately $149.8 million, of which $43.5 million had been advanced, and another $3 million had been used for the issuance of a letter of credit to secure a public unit deposit.  The Bank also pledged $45.8 of its agricultural real estate and agricultural operating and equipment loans to the Federal Reserve’s discount window for available credit of approximately $30.7, none of which had been advanced.  In addition, the Bank has the ability to pledge several of its other loan portfolios, including, for example, its home equity and commercial business loans, which could provide collateral for an additional $19.9 million in borrowings at June 30, 2010.  In total, FHLB borrowings are generally limited to 40% of Bank assets, or approximately $220 million, which means that an amount up to $173.5 million may still be eligible to be borrowed from the FHLB, subject to available collateral. Along with the ability to borrow from the FHLB and Federal Reserve, management believes its liquid resources will be sufficient to meet the Company’s liquidity needs.
Liquidity management is an ongoing responsibility of the Bank’s management. The Bank adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and (iv) asset/liability management objectives.
At June 30, 2010, the Bank had $147.9 million in CDs maturing within one year and $260.7 million in other deposits and securities sold under agreements to repurchase without a specified maturity, as compared to the prior year of $112.8 million in CDs maturing within one year and $175.4 million in other deposits and securities sold under agreements to repurchase without a specified maturity. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities. Also at June 30,

2010, the Bank had $18.0 million in FHLB advances eligible for early redemption by the lender within one year.

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
At June 30, 2010, the Bank exceeded regulatory capital requirements with core and total risk-based capital of $45.4 million and $50.5 million, or 8.36% and 12.50% of adjusted total assets and risk-weighted assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0%, respectively, and well-capitalized requirements of 5% and 10%, respectively for adjusted total assets and risk-weighted assets. (See Note 12 - Stockholders’ Equity and Regulatory Capital.)

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

[16]

>   FINANCIAL REVIEW   (continued)   <

(dollars in thousands)
		2010			2009			2008
Year Ended June 30	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Mortgage loans (1)	$287,216	$17,917	6.24%	$254,355	$16,781	6.60%	$232,500	$16,541	7.11%
Other loans (1)	115,155	6,638	5.76	102,963	6,050	5.88	92,614	6,745	7.28
Total net loans	402,371	24,555	6.10	357,318	22,831	6.39	325,114	23,286	7.16
Mortgage-backed securities	35,862	1,715	4.78	35,714	1,729	4.84	19,372	923	4.76
Investment securities (2)	30,878	1,156	3.74	20,487	706	3.45	22,552	1,059	4.69
Other interest-earning assets	29,282	115	0.39	5,133	35	0.68	4,567	59	1.29
TOTAL INTEREST-
EARNING ASSETS (1)	498,393	27,541	5.53	418,652	25,301	6.04	371,605	25,327	6.82
Other noninterest-earning assets (3)	27,741	-	-	23,045	-	-	22,429	-	-
TOTAL ASSETS	$526,134	$27,541	-	$441,697	$25,301	-	$394,034	$25,327	-
Interest-bearing liabilities:
Savings accounts	$79,512	$1,186	1.49%	$64,349	$1,155	1.80%	$76,126	$2,426	3.19%
NOW accounts	85,911	2,076	2.42	49,325	1,015	2.06	32,461	427	1.31
Money market accounts	6,951	99	1.42	6,905	99	1.43	6,319	112	1.77
Certificates of deposit	190,190	4,715	2.48	151,316	4,896	3.24	140,955	6,287	4.46
TOTAL INTEREST-
BEARING DEPOSITS	362,564	8,076	2.23	271,895	7,165	2.64	255,861	9,252	3.62
Borrowings:
Securities sold under agreements to repurchase	27,674	233	0.84	24,345	229	0.94	20,567	682	3.31
FHLB advances	57,399	2,689	4.68	77,923	3,453	4.43	58,526	3,074	5.25
Junior subordinated debt	7,217	227	3.15	7,217	357	4.95	7,217	539	7.47
TOTAL INTEREST-
BEARING LIABILITIES	454,854	11,225	2.47	381,380	11,204	2.93	342,171	13,547	3.96
Noninterest-bearing demand deposits	25,701	-	-	23,140	-	-	20,055	-	-
Other liabilities	1,438	-	-	546	-	-	1,848	-	-
TOTAL LIABILITIES	481,993	11,225	-	405,066	11,204	-	364,074	13,547	-
Stockholders’ equity	44,141	-	-	36,631	-	-	29,960	-	-
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$526,134	$11,225	-	$441,697	$11,204	-	$394,034	$13,547	-
Net interest income		$16,316			$14,097			$11,780
Interest rate spread (4)			3.06%			3.11%			2.86%
Net interest margin (5)			3.27%			3.37%			3.17%
Ratio of average interest-earning assets to average interest-bearing liabilities	109.57%			109.77%			108.60%

(1)	Calculated net of deferred loan fees, loan discounts and loans-in-process. Nonaccrual loans are included in average loans.
(2)	Includes FHLB stock and related cash dividends.
(3)	Includes equity securities and related cash dividends.
(4)	Represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Represents net interest income divided by average interest-earning assets.

[17]

YIELDS EARNED AND RATES PAID
The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on the Company’s assets, the weighted average interest rates paid on the Company’s liabilities, together with the net yield on interest-earning assets.

	At June 30, 2010	For The Year Ended June 30,
		2010	2009	2008
Weighted-average yield on loan portfolio	5.98%	6.10%	6.39%	7.16%
Weighted-average yield on mortgage-backed securities	4.85	4.78	4.84	4.76
Weighted-average yield on investment securities (1)	3.43	3.74	3.45	4.69
Weighted-average yield on other interest-earning assets	0.37	0.39	0.68	1.29
Weighted-average yield on all interest-earning assets	5.44	5.53	6.04	6.82
Weighted-average rate paid on deposits	2.23	2.23	2.64	3.62
Weighted-average rate paid on securities sold under agreements to repurchase	0.85	0.84	0.94	3.31
Weighted-average rate paid on FHLB advances	4.48	4.68	4.43	5.25
Weighted-average rate paid on subordinated debt	3.29	3.15	4.95	7.47
Weighted-average rate paid on all interest-bearing liabilities	2.36	2.47	2.93	3.96
Interest rate spread (spread between weighted average rate on all interest-earning assets and all interest-bearing liabilities)	3.08	3.06	3.11	2.86
Net interest margin (net interest income as a percentage of average interest-earning assets)	3.27	3.27	3.37	3.17
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

	Years Ended June 30, 2010 Compared to 2009 Increase (Decrease) Due to				Years Ended June 30, 2009 Compared to 2008 Increase (Decrease) Due to
			Rate/				Rate/
(dollars in thousands)	Rate	Volume	Volume	Net	Rate	Volume	Volume	Net
Interest-earning assets
Loans receivable (1)	$(1,036)	$2,879	$(119)	$1,724	$(2,503)	$2,306	$(258)	$(455)
Mortgage-backed securities	(21)	7	-	(14)	15	778	13	806
Investment securities (2)	59	358	33	450	(280)	(97)	24	(353)
Other interest-earning deposits	(15)	164	(69)	80	(28)	7	(3)	(24)
Total net change in income on interest-earning assets	(1,013)	3,408	(155)	2,240	(2,796)	2,994	(224)	(26)
Interest-bearing liabilities:
Deposits	(1,172)	2,288	(205)	911	(2,556)	317	152	(2,087)
Securities sold under agreements to repurchase	(24)	31	(3)	4	(487)	125	(91)	(453)
Subordinated debt	(130)	-	-	(130)	(182)	-	-	(182)
FHLB advances	195	(909)	(50)	(764)	(480)	1,018	(159)	379
Total net change in expense on interest-bearing liabilities	(1,131)	1,410	(258)	21	(3,705)	1,460	(98)	(2,343)
Net change in net interest income	$118	$1,998	$103	$2,219	$909	$1,534	$(126)	$2,317

(1)	Does not include interest on loans placed on nonaccrual status.
(2)	Does not include dividends earned on equity securities.

[18]

>   REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM   <

BKD LLP
CPAs & Advisors

225 N. Water Street, Suite 400
P.O. Box 1580
Decatur, IL 62525-1580
217.429.2411 Fax 217.429.6109 www.bkd.com

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors
and Stockholders
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri

We have audited the accompanying consolidated balance sheets of Southern Missouri Bancorp, Inc. as of June 30, 2010 and 2009, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2010. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Missouri Bancorp, Inc. as of June 30, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP

St. Louis, Missouri
September 17, 2010

experience BKD

Praxity MEMBER
GLOBAL ALLIANCE OF INDEPENDENT FIRMS

[19]

>   CONSOLIDATED BALANCE SHEETS   <
JUNE 30, 2010 AND 2009

Southern Missouri Bancorp, Inc.

Assets	2010	2009
Cash and cash equivalents	$33,383,278	$8,074,465
Interest-bearing time deposits	1,089,000	-
Available for sale securities (Note 2)	66,965,413	60,177,992
Stock in FHLB of Des Moines	2,621,600	4,592,300
Stock in Federal Reserve Bank of St. Louis	583,100	-
Loans, net of allowance for loan losses of $4,508,611 and $3,992,961 at
June 30, 2010 and 2009, respectively (Note 3)	418,682,927	368,993,211
Accrued interest receivable	3,043,324	2,650,161
Premises and equipment, net (Note 4)	7,650,244	8,135,092
Bank owned life insurance - cash surrender value	7,836,929	7,563,855
Intangible assets, net	1,604,372	1,582,645
Prepaid expenses and other assets	8,623,520	4,564,164
TOTAL ASSETS	$552,083,707	$466,333,885
Liabilities and Stockholders’ Equity
Deposits (Note 5)	$422,892,907	$311,955,468
Securities sold under agreements to repurchase (Note 6)	30,368,748	23,747,557
Advances from FHLB of Des Moines (Note 7)	43,500,000	78,750,000
Accounts payable and other liabilities	1,598,436	1,666,436
Accrued interest payable	857,418	989,086
Subordinated debt (Note 8)	7,217,000	7,217,000
TOTAL LIABILITIES	506,434,509	424,325,547
Commitments and contingencies (Note 14)	-	-
Preferred stock, $.01 par value; $1,000 liquidation value 500,000 shares authorized; 9,550 issued and outstanding	9,421,321	9,388,815
Common stock, $.01 par value; 4,000,000 shares authorized; 2,957,226 shares issued	29,572	29,572
Warrants to acquire common stock	176,790	176,790
Additional paid-in capital	16,367,698	16,344,725
Retained earnings	33,060,723	29,947,297
Treasury stock of 869,250 shares in 2010 and 2009, at cost	(13,994,870)	(13,994,870)
Accumulated other comprehensive income	587,964	116,009
TOTAL STOCKHOLDERS’ EQUITY	45,649,198	42,008,338
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$552,083,707	$466,333,885

See accompanying notes to consolidated financial statements.

[20]

> CONSOLIDATED STATEMENTS OF INCOME <
YEARS ENDED JUNE 30, 2010, 2009 AND 2008
Southern Missouri Bancorp, Inc.

Interest income:	2010	2009	2008
Loans	$24,554,917	$22,830,730	$23,285,907
Investment securities	1,155,795	706,429	1,058,742
Mortgage-backed securities	1,715,309	1,728,958	923,039
Other interest-earning assets	115,239	35,010	58,992
TOTAL INTEREST INCOME	27,541,260	25,301,127	25,326,680
Interest expense:
Deposits	8,076,400	7,165,030	9,251,569
Securities sold under agreements to repurchase	232,773	228,893	681,817
Advances from FHLB of Des Moines	2,688,747	3,452,840	3,074,378
Subordinated debt	227,019	357,387	539,017
TOTAL INTEREST EXPENSE	11,224,939	11,204,150	13,546,781
NET INTEREST INCOME	16,316,321	14,096,977	11,779,899
Provision for loan losses (Note 3)	924,933	1,150,985	722,516
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	15,391,388	12,945,992	11,057,383
Noninterest income:
Net gains on sales of available for sale securities	-	-	6,084
AFS securities losses due to other-than-temporary impairment	-	(678,973)	-
Customer service charges	1,360,526	1,223,449	1,257,525
Loan late charges	214,444	155,454	142,232
Increase in cash surrender value of bank owned life insurance	273,074	274,036	291,254
Other	1,246,088	845,778	715,016
TOTAL NONINTEREST INCOME	3,094,132	1,819,744	2,412,111
Noninterest expense:
Compensation and benefits	6,291,436	4,800,224	4,428,909
Occupancy and equipment	1,869,597	1,528,850	1,525,999
Deposit insurance premium	554,467	535,971	30,393
Professional fees	306,069	311,461	223,136
Advertising	252,404	217,295	176,479
Postage and office supplies	417,699	317,844	275,585
Amortization of intangible assets	289,066	255,258	255,258
Other	2,518,209	1,252,256	1,165,452
TOTAL NONINTEREST EXPENSE	12,498,947	9,219,159	8,081,211
INCOME BEFORE INCOME TAXES	5,986,573	5,546,577	5,388,283
Income taxes (Note 10)
Current	1,901,985	2,004,500	2,278,803
Deferred	(541,000)	(293,000)	(504,000)
	1,360,985	1,711,500	1,774,803
NET INCOME	$4,625,588	$3,835,077	$3,613,480
Less: effective dividend on preferred shares	510,006	288,841	-
NET INCOME AVAILABLE TO
COMMON STOCKHOLDERS	$4,115,582	$3,546,236	$3,613,480
Basic earnings per share available to common stockholders	$1.98	$1.67	$1.64
Diluted earnings per share available to common stockholders	$1.95	$1.67	$1.63
Dividends paid	$.48	$.48	$.40

See accompanying notes to consolidated financial statements.

[21]

> CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY <
YEARS ENDED JUNE 30, 2010, 2009 AND 2008
Southern Missouri Bancorp, Inc.

	Preferred Stock	Common Stock	Warrants to Acquire Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at June 30, 2007	$-	$29,572	$-	$17,389,156	$24,634.854	$(12,990,541)	$(348,802)	$28,714,239
Net Income					3,613,480			3,613,480
Change in unrealized loss on available for sale securities							(277,871)	(277,871)
Defined benefit pension plan net gain							31,495	31,495
Total Comprehensive Income								3,367,104
Purchases of treasury stock						(1,364,279)		(1,364,279)
Dividends paid on common stock ($.40 per share)					(884,115)			(884,115)
SOP Expense				48,481				48,481
MRP expense				19,777				19,777
Tax benefit of MRP				4,817				4,817
Exercise of stock options				(786,392)		1,352,017		565,625
Balance at June 30, 2008	$-	$29,572	$-	$16,675,839	$27,364.219	$(13,0002,803)	$(595,178)	$30,471,649
Net income					3,835,077			3,835,077
Change in unrealized gain on available for sale securities							733,603	733,603
Defined benefit pension plan net loss							(22,416)	(22,416)
Total Comprehensive Income								4,456,264
Preferred stock issues	9,373,210		176,790	(38,871)				9,511,129
Purchases of treasury stock						(1,507,825)		(1,507,825)
Dividends paid on common stock ($.48 per share)					(1,024,172)			(1,024,172)
Dividends paid on preferred stock					(212,222)			(212,222)
Accretion of discount on preferred stock	15,605				(15,605)			-
SOP Expense				47,215				47,215
MRP expense				12,809				12,809
Tax benefit of MRP				2,422				2,422
Exercise of stock options				(354,689)		515,758		161,069
Balance at June 30, 2009	$9,388,815	$29,572	$176,790	$16,344,725	$29,947,297	$(13,994,870)	$116,009	$42,008,338
Net income					4,625,588			4,625,588
Change in unrealized gain on available for sale securities							469,737	469,737
Defined benefit pension plan net gain							2,218	2,218
Total Comprehensive Income								5,097,543
Dividends paid on common stock ($.48 per share)					(1,002,156)			(1,002,156)
Dividends paid on preferred stock					(477,500)			(477,500)
Accretion of discount on preferred stock	32,506				(32,506)			-
SOP Expense				11,072				11,072
MRP expense				11,901				11,901
Balance at June 30, 2010	$9,421,321	$29,572	$176,790	$16,367,698	$33,060,723	$(13,994,870)	$587,964	$45,649,198

[22-23]

> CONSOLIDATED STATEMENTS OF CASH FLOWS <
YEARS ENDED JUNE 30, 2010, 2009 AND 2008
Southern Missouri Bancorp, Inc.

Cash flows from operating activities:	2010	2009	2008
Net income Items not requiring (providing) cash:	$4,625,588	$3,835,077	$3,613,480
Depreciation	709,981	625,582	680,693
Loss on disposal of fixed assets	280,521	-	-
SOP and MRP expense	22,973	62,446	73,075
AFS securities losses due to other-than-temporary impairment	-	678,973	-
Net realized gains on available for sale securities	-	-	(6,084)
Loss (gain) on sale of foreclosed assets	84,324	(21,369)	(18,455)
Amortization of intangible assets	289,066	255,258	255,258
Increase in cash surrender value of bank owned life insurance	(273,074)	(274,036)	(291,254)
Provision for loan losses	924,993	1,150,985	722,516
Amortization of premiums and discounts on securities	200,952	136,347	(52,965)
Deferred income taxes	(541,000)	(293,000)	(504,000)
Changes in:
Accrued interest receivable	(261,572)	361,616	(763,713)
Prepaid expenses and other assets	(1,090,179)	95,720	49,053
Accounts payable and other liabilities	(26,288)	454,379	327,570
Accrued interest payable	(192,688)	(210,683)	(206,511)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,753,537	$6,857,295	$3,878,663
Cash flows from investing activities:
Net cash received in acquisitions	$9,713,304	$-	$-
Net change in interest-bearing deposits	(1,089,000)	1,980,000	(1,980,000)
Net increase in loans	(37,503,760)	(27,425,708)	(32,445,458)
Proceeds from sales of available for sale securities	-	-	233,500
Proceeds from maturities of available for sale securities	16,631,759	9,227,820	24,698,058
Purchases of available for sale securities	(21,270,406)	(29,141,403)	(30,345,266)
Investment in federal and state tax credits	(1,250,000)	(1,263,944)	-
Redemption (purchase) of Federal Home Loan Bank stock	1,970,700	(1,268,600)	(253,100)
Purchase of Federal Reserve Bank of St. Louis stock	(583,100)	-	-
Purchase of premises and equipment	(1,131,254)	(556,043)	(234,651)
Proceeds from sale of fixed assets	2,006,263	-	-
Proceeds from sale of foreclosed and repossessed property	1,296,410	352,194	578,367
NET CASH USED IN INVESTING ACTIVITIES	$(31,209,084)	$(48,095,684)	$(39,748,550)

See accompanying notes to consolidated financial statements.

[24]

> CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)<
YEARS ENDED JUNE 30, 2010, 2009 AND 2008
Southern Missouri Bancorp, Inc.

Cash flows from financing activities:	2010	2009	2008
Net increase in demand deposits and savings accounts	$74,540,768	$9,750,488	$2,405,635
Net increase in certificates of deposit	7,332,057	9,947,935	19,763,314
Net increase in securities sold under agreements to repurchase	6,621,191	1,944,044	4,045,149
Proceeds from Federal Home Loan Bank advances	30,950,000	212,675,000	353,550,000
Repayments of Federal Home Loan Bank advances	(66,200,000)	(197,975,000)	(343,500,000)
Proceeds from issuance of preferred stock	-	9,511,129	-
Dividends paid on preferred stock	(477,500)	(212,222)	-
Dividends paid on common stock	(1,002,156)	(1,024,172)	(884,115)
Exercise of stock options	-	161,069	565,625
Purchases of treasury stock	-	(1,507,825)	(1,364,279)
NET CASH PROVIDED BY FINANCING ACTIVITIES	$51,764,360	$43,270,446	$34,581,329
Increase (Decrease) in cash and cash equivalents	25,308,813	2,032,057	(1,288,558)
Cash and cash equivalents at beginning of year	8,074,465	6,042,408	7,330,966
CASH AND CASH EQUIVALENTS AT END OF YEAR	$33,383,278	$8,074,465	$6,042,408
Supplemental disclosures of cash flow information:
Noncash investing and financing activities
Conversion of loans to foreclosed real estate	$1,925,854	$477,177	$654,369
Conversion of foreclosed real estate to loans	$196,944	$13,172	$235,000

Cash paid during the period for
Interest (net of interest credited)	$4,142,105	$4,981,065	$5,050,895
Income taxes	$1,598,000	$1,886,405	$1,965,393

See accompanying notes to consolidated financial statements.

[25]

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
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, other-than-temporary impairments (OTTI), and fair value of financial instruments.

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents includes cash, due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest-bearing deposits in other depository institutions were $31,246,703 and $5,614,330 at June 30, 2010 and 2009, respectively. The deposits are held in various commercial banks in amounts not exceeding the FDIC’s deposit insurance limits, as well as at the Federal Reserve and the Federal Home Loan Bank of Des Moines.

Available for Sale Securities. Available for sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future are carried at fair value. Unrealized gains and losses, net of tax, are reported in accumulated other comprehensive income, a component of stockholders’ equity. All securities have been classified as available for sale.
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
Effective April 1, 2009, the Company adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment

(ASC 320-10). When the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.
As a result of this guidance, the Company’s consolidated statement of income as of June 30, 2010, reflects the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Company intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.
Prior to the adoption of the recent accounting guidance on April 1, 2009, management considered, in determining whether other-than-temporary impairment exists, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the company to retain its investment in the issuer for a period time sufficient to allow for any anticipated recovery in fair value.

Federal Reserve Bank and Federal Home Loan Bank Stock. The Bank is a member of the Federal Reserve and the Federal Home Loan Bank (FHLB) systems. Capital stock of the Federal Reserve and the FHLB is a required investment based upon a predetermined formula and is carried at cost.

Loans. Loans are generally stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees.
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

[26]

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

Intangible Assets. The Company’s gross amount of intangible assets at June 30, 2010 and 2009 was $4,114,401 and $3,837,416, respectively, with accumulated amortization of $2,510,029 and $2,254,771, respectively. The Company’s intangible assets are being amortized over periods ranging from five to fifteen years, with amortization expense expected to be approximately $292,000 per year over the next five years.

Income Taxes. The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to the management’s judgement. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
The Company recognizes interest and penalties on income taxes as a component of income tax expense.
The Company files consolidated income tax returns with its subsidiary.

Incentive Plan. The Company accounts for its management and recognition plan (MRP) in accordance with ASC 718, formerly Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment.” The aggregate purchase price of all shares owned by the incentive plan is reflected as a reduction of stockholders’ equity. Compensation expense is based on the market price of the Company’s stock on the date the shares are granted and is recorded over the vesting period. The difference between the aggregate purchase price and the fair value on the date the shares are considered earned is recorded as an adjustment to additional paid in capital.

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

Stock Options. The Company adopted ASC 718, formerly Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” which requires the compensation costs related to share-based payment transactions to be recognized in financial statements, in the first quarter of fiscal 2006, primarily due to the Company’s transition from a small business filer to a full filer. With limited exceptions, the amount of compensation cost is measured based on the grant-date fair value of the equity instruments issued. Compensation cost is recognized over the vesting period during which an employee provides service in exchange for the award. Stock-based compensation has been recognized for all stock options granted or modified after July 1, 2005. In addition, stock options not vested on July 1, 2005, were recognized in expense over their remaining vesting period.

Employee Stock Ownership Plan. The Company accounts for its employee stock ownership plan (ESOP) in accordance with ASC 718, formerly American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6.

[27]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.
As of June 30, 2005, the ESOP shares reserved at the initial public offering were fully distributed and the ESOP began purchasing additional shares using annual cash contributions to the plan from the Bank.

Earnings Per Share. Basic earnings per share available to common stockholders is computed using the weighted-average number of common shares outstanding. Diluted earnings per share available to common stockholders includes the effect of all dilutive potential common shares (stock options and warrants) outstanding during each year.

Comprehensive Income. Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities, unrealized appreciation (depreciation) on available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income, and changes in the funded status of defined benefit pension plans.

Treasury Stock. Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

Reclassification. Certain amounts included in the 2009 and 2008 consolidated financial statements have been reclassified to conform to the 2010 presentation. These reclassifications had no effect on net income.

The following paragraphs summarize the impact of new accounting pronouncements:
In December 2007, the FASB issued ASC 805, formerly Statement No. 141 (revised 2007), “Business Combinations—A Replacement of FASB Statement No. 141” and ASC 810, formerly Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51.”  ASC 805 establishes principles and requirements for how an acquirer recognizes and measures certain items in a business combination, as well as disclosures about the nature and financial effects of a business combination.  ASC 810 establishes accounting and reporting standards surrounding noncontrolling interest, or minority interests, which are the portions of equity in a subsidiary not attributable, directly or indirectly, to a parent.  The pronouncements were effective for the Company beginning July 1, 2009.  Presentation and disclosure requirements related to noncontrolling interests must be retrospectively applied.  The Company was impacted by the adoption of ASC 805 with its July 2009 acquisition.  The Company does not have any noncontrolling interests; thus, there was no effect to the financial statements related to the adoption of ASC 810.
In April 2009, the FASB issued ASC 825, formerly FASB Staff Position on FAS 107-1 and APB No. 28-1, “Interim Disclosures About Fair Value of Financial Instruments,” which requires disclosures about fair value of financial instruments in interim reporting periods of publicly traded companies that were previously only required to be disclosed in annual financial statements.  The provisions of ASC 825 were effective for the Company’s interim period ending September 30, 2009.  As ASC 825 amends only the disclosure requirements about fair value of financial instruments in interim periods, the adoption of ASC 825 did not affect the Company’s consolidated financial statements.
On June 12, 2009, the FASB issued ASC 860, formerly Statement No. 166, “Accounting for Transfers of Financial Assets”. ASC 860 is a revision to SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and will require more information about transfers of financial assets, including securitization transactions, and where companies will have continuing exposure to the risks related to transferred financial assets. ASC 860 also eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. ASC 860 will be effective as of the beginning of the Company’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. The recognition and measurement provisions of ASC 860 shall be applied to transfers that occur on or after the effective date. The Company will adopt ASC 860 on July 1, 2010, as required. Management does not expect adoption of the Statement to have a material impact on the Company’s consolidated financial statements.
On June 12, 2009, the FASB issued ASC 810, formerly Statement No. 167, “Amendments to FASB Interpretation No. 46(R)”. ASC 810 is a revision to FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design, and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. ASC 810 will be effective as of the Company’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and annual reporting periods thereafter. Earlier application is prohibited. The Company will adopt ASC 810 on July 1, 2010, as required. Management does not expect adoption of the Statement to have a material impact on the Company’s consolidated financial statements.
In February 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-09,  “Subsequent Events (Topic 855) – Amendments to Certain Recognition and Disclosure Requirements.”   ASU 2010-09 amends the subsequent event disclosure guidance.  The amendments include a definition of an SEC filer, requires and SEC filer to evaluate subsequent events through the date the financial statements are issued, and removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated.  ASU 2010-09 was effective upon issuance, and adoption did not have a material impact on the Company’s consolidated financial statements.
In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements.”  ASU 2010-06 amends the fair value disclosure guidance.  The amendments include new disclosures and changes to clarify existing disclosure requirements.  ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements of Level 3 fair value measurements; those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Adoption of the ASU did not have a material effect on the Company’s financial statements.
In June 2010, the FASB issued an Exposure Draft of a proposed Accounting Standards Update (the Proposed Update) regarding Fair Value Measurement and Disclosures (Topic 820) – Amendments for Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.  The Proposed Update would establish common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards.  An effective date for the Proposed Update would be established at the time a final ASU was issued. The Company is continuing to evaluate the potential impact of adoption of the Proposed Update, but it is expected to have a material effect on the Company’s financial statements.

[28]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

In July 2010, the FASB issued ASU No. 2010-10, “Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”  ASU 2010-10 requires disclosures that allow financial statement users to evaluate the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses.  ASU 2010-10 will be effective for interim and annual reporting periods beginning on or after December 15, 2010; the Company does not expect adoption of the ASU to have a material effect on the Company’s financial statements.

NOTE 2:  Available-for-Sale Securities

The amortized cost, gross unrealized gains, gross unrealized losses and approximate fair value of securities available for sale consisted of the following:

	June 30, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt and equity securities:
U.S. government and Federal agency obligations	$12,345,409	$68,568	$-	$12,413,977
Obligations of states and political subdivisions	19,351,837	454,941	(37,661)	19,769,117
FHLMC preferred stock	-	6,000	-	6,000
Other securities	1,771,299	4,306	(1,333,737)	441,868
TOTAL DEBT AND EQUITY SECURITIES	33,468,545	533,815	(1,371,398)	32,630,962
Mortgage-backed securities:
FHLMC certificates	7,316,562	498,133	-	7,814,695
GNMA certificates	99,148	2,028	-	101,176
FNMA certificates	7,101,611	511,596	(148)	7,613,059
CMOs issued by government agencies	18,064,231	741,290	-	18,805,521
TOTAL MORTGAGE-BACKED SECURITIES	32,581,552	1,753,047	(148)	34,334,451
TOTAL	$66,050,097	$2,286,862	$(1,371,546)	$66,965,413

		June 30, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Debt and equity securities:
U.S. government and Federal agency obligations	$3,216,975	$61,733	$-	$3,278,708
Obligations of states and political subdivisions	13,512,789	212,308	(102,402)	13,622,695
FHLMC preferred stock	-	7,920	-	7,920
Other securities	4,264,409	-	(1,264,753)	2,999,656
TOTAL DEBT AND EQUITY SECURITIES	20,994,173	281,961	(1,367,155)	19,908,979
Mortgage-backed securities:
FHLMC certificates	10,163,401	236,649	(1,839)	10,398,211
GNMA certificates	113,986	667	(153)	114,500
FNMA certificates	9,811,522	307,453	(6,795)	10,112,180
CMOs issued by government agencies	18,925,210	718,912	-	19,644,122
TOTAL MORTGAGE-BACKED SECURITIES	39,014,119	1,263,681	(8,787)	40,269,013
TOTAL	$60,008,292	$1,545,642	$(1,375,942)	$60,177,992

[29]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

The amortized cost and fair value of available-for-sale securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		June 30, 2010
		Amortized	Estimated Fair
Available for Sale		Cost	Value
Within one year		$1,024,775	$1,034,591
After one but less than five years		1,080,000	1,089,152
After five but less than 10 years		8,977,332	9,040,922
After 10 years		22,386,438	21,466,297
Total investment securities		33,468,545	32,630,962
Mortgage-backed securities - GSE residential		32,581,552	34,334,451
	TOTAL	$66,050,097	$66,965,413

The carrying value of investment and mortgage-backed securities pledged as collateral to secure public deposits and securities sold under agreements to repurchase amounted to $62,020,336 and $46,361,060 at June 30, 2010 and 2009, respectively.
No gains or losses resulted from sales of available-for-sale securities in 2010 or 2009. Gross gains of $6,084, and no gross losses resulted from sales of available-for-sale securities in 2008.
With the exception of U.S. government agencies and corporations, the Company did not hold any securities of a single issuer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholders’ equity at June 30, 2010.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2010 was $4.9 million, which is approximately 7.3% of the Company’s available for sale investment portfolio, as compared to $5.6 million or approximately 9.3% of the Company’s available for sale investment portfolio at June 30, 2009. Except as discussed below, management believes the declines in fair value for these securities to be temporary.
The tables below show our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at
June 30, 2010 and 2009.

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
For the year ended June 30, 2010
Mortgage-backed securities - GSE residential	$-	$-	$27,349	$148	$27,349	$148
Other securities	-	-	191,218	1,333,737	191,218	1,333,737
Obligations of state and political subdivisions	4,677,991	37,661	-	-	4,677,991	37,661
Total temporarily impaired securities	$4,677,991	$37,661	$218,567	$1,333,885	$4,896,558	$1,371,546

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
For the year ended June 30, 2009
Mortgage-backed securities - GSE residential	$276,201	$1,992	$291,621	$6,795	$567,822	$8,787
Other securities	-	-	249,656	1,264,753	249,656	1,264,753
Obligations of state and political subdivisions	3,243,030	82,933	1,547,675	19,469	4,790,705	102,402
Total temporarily impaired securities	$3,519,231	$84,925	$2,088,952	$1,291,017	$5,608,183	$1,375,942

[30]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

Other Securities. At June 30, 2010, there were four pooled trust preferred securities with a fair value of $191,000 and unrealized losses of $1.3 million in a continuous unrealized loss position for twelve months or more.  These unrealized losses were primarily due to the long-term nature of the pooled trust preferred securities, a lack of demand or inactive market for these securities, and concerns regarding the financial institutions that have issued the underlying trust preferred securities. The June 30, 2010 cash flow analysis for three of these securities showed it is probable the Company will receive all contracted principal and related interest projected, though interest payments have been deferred on two of the three securities. The cash flow analysis used in making this determination was based on anticipated default and recovery rates, amounts of prepayments, and the resulting cash flows were discounted based on the yield anticipated at the time the securities were purchased.  Other inputs include the actual collateral attributes, which include credit ratings and other performance indicators of the underlying financial institutions, including profitability, capital ratios, and asset quality.  Assumptions for these securities included no prepayments, no recoveries on issuers currently in default, recoveries of 28% to 36% on currently deferred issuers in the next two years, no new deferrals for the next two years, and annual defaults of 36 basis points (with 10% recoveries, lagged two years) thereafter.   Because the Company does not intend to sell these securities and it is not more-likely-than-not that the Company will be required to sell these securities prior to recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other than temporarily impaired at June 30, 2010.
At December 31, 2008, analysis of the fourth pooled trust preferred security indicated other-than-temporary impairment (OTTI) and the Company performed further analysis to determine the portion of the loss that was related to credit conditions of the underlying issuers. The credit loss was calculated by comparing expected discounted cash flows based on performance indicators of the underlying assets in the security to the carrying value of the investment. The discounted cash flow was based on anticipated default and recovery rates, and resulting projected cash flows were discounted based on the yield anticipated at the time the security was purchased.  Based on this analysis, the Company recorded an impairment charge of $375,000 for the credit portion of the unrealized loss for this trust preferred security. This loss established a new, lower amortized cost basis of $125,000 for this security, and reduced non-interest income for the second quarter and the twelve months ended June 30, 2009. At June 30, 2010, cash flow analyses showed it is probable the Company will receive all of the remaining cost basis and related interest projected for the security. Because the Company does not intend to sell this security and it is not more-likely-than-not the Company will be required to sell this security before recovery of its new, lower amortized cost basis, which may be maturity, the Company does not consider the remainder of the investment in this security to be other-than-temporarily impaired at June 30, 2010.
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

The Company does not believe any other individual unrealized loss as of June 30, 2010, represents OTTI. However, given the continued disruption in the financial markets, the Company may be required to recognize OTTI losses in future periods with respect to its available for sale investment securities portfolio. The amount and timing of any additional OTTI will depend on the decline in the underlying cash flows of the securities. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in the period the other-than-temporary impairment is identified.

Credit Losses Recognized on Investments. As described above, some of the Company’s investments in trust preferred securities have experienced fair value deterioration due to credit losses, but are not otherwise other-than-temporarily impaired. During fiscal 2009, the Company adopted ASC 820, formerly FASB Staff Position 157-4, “Determining Fair Value when the Volume and Level of Activity For the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” The following table provides information about the trust preferred security for which only a credit loss was recognized in income and other losses are recorded in other comprehensive income (loss) for the years ended June 30, 2010 and 2009.

Accumulated Credit Losses
Year Ended June 30
	2010	2009
Credit losses on debt securities held
Beginning of period	$ 375,000	$ -
Additions related to OTTI losses not previously recognized	-	375,000
Reductions due to sales	-	-
Reductions due to change in intent or likelihood of sale	-	-
Additions related to increases in previously recognized OTTI losses	-	-
Reductions due to increases in expected cash flows	-	-
End of period	$ 375,000	$ 375,000

[31]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 3:  Loans and Allowance for Loan Losses

Loans are summarized as follows:

		June 30
		2010	2009
Real estate loans:
Residential		$ 158,494,230	$ 155,490,317
Construction		27,951,418	23,531,528
Commercial		121,525,818	97,160,828
Consumer loans		26,323,936	23,141,738
Commercial		97,480,888	89,065,652
		431,776,290	388,390,063
Loans in process		(8,705,521)	(15,511,237)
Deferred loan fees, net		120,769	107,346
Allowance for loan losses		(4,508,611)	(3,992,961)
	TOTAL	$ 418,682,927	$ 368,993,211

Adjustable rate loans included in the loan portfolio amounted to $168,099,280 and $154,037,379 at June 30, 2010 and 2009, respectively.
One- to four-family residential real estate loans amounted to $150,061,555 and $141,340,882 at June 30, 2010 and 2009, respectively.
Real estate construction loans are secured principally by single and multi-family dwelling units.
Commercial real estate loans are secured principally by commercial buildings, motels, medical centers, churches, restaurants and farmland.
Following is a summary of activity in the allowance for loan losses:

	June 30
	2010	2009	2008
Balance, beginning of period	$ 3,992,961	$ 3,198,969	$ 2,386,909
Loans charged-off	(430,224)	(382,542)	(93,755)
Recoveries of loans previously charged-off	20,941	25,549	183,299
Net recoveries (charge-offs)	(409,283)	(356,993)	89,544
Provision charged to expense	924,933	1,150,985	722,516
Balance, end of period	$ 4,508,611	$ 3,992,961	$ 3,198,969

Total loans past due 90 days or more and still accruing interest amounted to $94,000 and $137,000 at June 30, 2010 and 2009, respectively.
The Company had ceased recognition of interest income on loans with a  book value of $238,000 and $659,000 at June 30, 2010 and 2009, respectively. The average balance of nonaccrual loans for the years ended June 30, 2010, 2009, and 2008 was $1.0 million, $66,000, and $28,000, respectively.  The allowance for losses allocated to nonaccrual loans at June 30, 2010 and 2009 was approximately $32,000 and $67,000, respectively.  Interest income recognized on these loans for the year ended June 30, 2010 and 2009 was $6,000 and $25,000, respectively, while interest income recognized on these loans for the year ended June 30, 2008, was immaterial.  Gross interest income would have been $60,000 and $52,000 for the years ended June 30, 2010 and 2009 respectively, and would have been immaterial for the year ended June 30, 2008,  if interest payments had been received in accordance with the original terms.  The Company is not committed to lend additional funds to customers whose loans have been placed on nonaccrual status.

Of the above nonaccrual loans at June 30, 2010, $33,000 was considered to be impaired, compared to $0 at June 30, 2009.
Following is a summary of loans to directors, executive officers and loans to corporations in which executive officers and directors have a substantial interest:

	2010	2009
Beginning balance	$ 8,463,714	$ 8,460,333
Additions	2,653,939	1,196,839
Repayments	(709,913)	(1,193,458)
Ending balance	$ 10,407,740	$ 8,463,714

[32]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 4:  Premises and Equipment

Following is a summary of premises and equipment:

	June 30
	2010	2009
Land	$1,488,697	$3,487,898
Buildings and improvements	7,558,799	6,202,134
Furniture, fixtures and equipment	5,695,979	4,918,784
Automobiles	74,080	41,775
	14,817,555	14,650,591
Less accumulated depreciation	7,167,310	6,515,499
TOTAL	$7,650,244	$8,135,092

NOTE 5:  Deposits

Deposits are summarized as follows:

	June 30
	2010	2009
Noninterest-bearing accounts	$28,795,215	$21,303,646
NOW accounts	103,712,619	65,114,474
Money market deposit accounts	7,479,938	6,632,987
Savings accounts	90,384,521	58,598,085
TOTAL TRANSACTION ACCOUNTS	$230,372,293	$151,649,192

Certificates:
0.00 - 0.99%	$5,576,442	$-
1.00 - 1.99%	82,606,152	45,305,667
2.00 - 2.99%	57,960,992	51,985,401
3.00 - 3.99%	33,905,369	47,719,837
4.00 - 4.99%	10,736,794	13,898,373
5.00 - 5.99%	1,734,865	1,396,998
TOTAL CERTIFICATES	192,520,614	160,306,276
TOTAL DEPOSITS	$422,892,907	$311,955,468

The aggregate amount of deposits with a minimum denomination of $100,000 was $177,568,630 and $111,757,633 at June 30, 2010 and 2009, respectively.

Certificate maturities at June 30, 2010 are summarized as follows:

July 1, 2010 to June 30, 2011	$147,948,096
July 1, 2011 to June 30, 2012	22,067,689
July 1, 2012 to June 30, 2013	9,419,516
July 1, 2013 to June 30, 2014	5,995,859
July 1, 2014 to June 30, 2015	7,089,454
Thereafter	-
TOTAL	$192,520,614

[33]

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

The market value of the securities underlying the agreements at June 30, 2010 and 2009, was $31,990,091 and $24,832,415, respectively. The securities sold under agreements to repurchase are under the Company’s control.

	June 30
	2010	2009
Year-end balance	$30,368,748	$23,747,557
Average balance during the year	27,673,908	24,344,511
Maximum month-end balance during the year	31,229,801	27,819,186
Average interest during the year	0.84%	0.94%
Year-end interest rate	0.85%	0.67%

NOTE 7:  Advances from Federal Home Loan Bank

Advances from Federal Home Loan Bank are summarized as follows:

			June 30
Maturity	Call Date or Quarterly Thereafter	Interest Rate	2010	2009

Overnight borrowings and short-term repurchase agreements	-	0.96%	$ -	$ 6,250,000
10-26-09	09-01-03	5.58%	-	10,000,000
01-08-10	-	1.43%	-	5,000,000
01-20-10	07-20-03	5.85%	-	5,000,000
10-27-10	10-27-03	5.94%	-	9,000,000
12-09-10	12-09-05	6.01%	10,000,000	10,000,000
10-30-12	-	4.87%	3,000,000	3,000,000
04-01-13	-	3.65%	3,000,000	3,000,000
01-30-15	-	3.75%	3,000,000	3,000,000
11-29-16	11-29-07	3.93%	5,000,000	5,000,000
11-29-16	11-29-11	4.42%	5,000,000	5,000,000
11-20-17	11-22-10	3.87%	3,000,000	3,000,000
11-29-17	11-29-12	4.07%	2,500,000	2,500,000
08-14-18	08-15-11	3.53%	4,000,000	4,000,000
08-14-18	08-14-13	4.04%	5,000,000	5,000,000
		TOTAL	$ 43,500,000	$ 78,750,000
Weighted-average rate			4.48%	4.31%

In addition to the above advances, the Bank had an available line of credit amounting to $103,318,000 and $52,515,000, with FHLB at June 30, 2010 and 2009, respectively.
Advances from FHLB of Des Moines were secured by FHLB stock and commercial real estate and one- to four-family mortgage loans of $59,317,000 and $105,288,000 at June 30, 2010 and 2009, respectively. The principal maturities of FHLB advances at June 30, 2010, are at right:

FHLB Advance Maturities
July 1, 2010 to June 30, 2011		$10,000,000
July 1, 2011 to June 30, 2012		-
July 1, 2012 to June 30, 2013		6,000,000
July 1, 2013 to June 30, 2014		-
July 1, 2014 to June 30, 2015		3,000,000
July 1, 2015 and thereafter		24,500,000
	Total	$43,500,000

[34]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 8:  Subordinated Debt
Southern Missouri Statutory Trust I issued $7.0 million of Floating Rate Capital Securities (the “Trust Preferred Securities”) with a liquidation value of $1,000 per share in March 2004. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on LIBOR. At June 30, 2010, the current rate was 3.29%. The securities represent undivided beneficial interests in the trust, which was established by Southern Missouri for the purpose of issuing the securities. The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”) and have not been registered under the Act.  The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Southern Missouri Statutory Trust I used the proceeds from the sale of the Trust Preferred Securities to purchase Junior Subordinated Debentures of Southern Missouri Bancorp. Southern Missouri Bancorp, Inc. used its net proceeds for working capital and investment in its subsidiaries.

NOTE 9:  Employee Benefits

401(k). The Bank has a 401(k) profit sharing plan that covers substantially all eligible employees. Contributions to the plan are at the discretion of the Board of Directors of the Bank. During 2010, 2009, and 2008, there were no contributions made to the plan.

Employee Stock Ownership Plan (ESOP). The Bank established a tax-qualified ESOP in April 1994. The plan covers substantially all employees who have attained the age of 21 and completed one year of service.
Benefits are vested over five years. Forfeitures are allocated on the same basis as other contributions. Benefits are payable upon a participant’s retirement, death, disability or separation of service. The Bank makes discretionary contributions to the ESOP. The ESOP expense for 2010, 2009, and 2008 was $240,000, $210,000, and $200,000, respectively.

The number of ESOP shares at June 30, 2010 and 2009 were as follows:

The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 2010, 2009, and 2008, was $11,900, $12,809, and $19,777, respectively. Unvested compensation expense related to the MRP was immaterial.

Stock Option Plan. The Company adopted a stock option plan in April 1994. The purpose of the plan was to provide additional incentive to certain directors, officers and key employees of the Bank. In October 1999, the stockholders voted to increase the number of shares reserved for options by 67,932 shares. The stock options were granted at the fair market value of the common stock on the date of the grant. For shares granted after June 30, 1999, the vesting period ranged from the grant date up to a five year period. All options expire ten years from the date of the grant. The 1994 stock option plan expired in April 2004, though 10,000 options awarded under that plan remain outstanding and exercisable. In October 2003, a new stock option and incentive plan was adopted (“2003 Plan”). Under the 2003 Plan, the Company has granted 95,500 options to employees and directors. Under both plans, exercised options may be issued from either authorized but unissued shares or treasury shares.
As of June 30, 2010, there was $44,000 in remaining unrecognized compensation expense related to nonvested stock options, which will be recognized over the remaining weighted average vesting period. The aggregate intrinsic value of stock options outstanding at June 30, 2010, was $146,000.  The aggregate intrinsic value of stock options exercisable at June 30, 2010, was $88,000. No options were exercised or forfeited in fiscal 2010. The intrinsic value of options vested in fiscal 2010, 2009, and 2008 was $3,610, $0, and $4,000, respectively.

	2010	2009
Allocated shares	225,139	194,919

Unreleased shares	-	-
TOTAL ESOP SHARES	225,139	194,919

Management Recognition Plan (MRP). The Bank adopted an MRP for  the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors) in April 1994. During 2007, the Bank granted 1,000 MRP shares to employees; during 2008, an additional 2,500 shares were granted. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. During 2010, 700 MRP shares vested, which had been awarded in 2007 and 2008. Compensation expense, in the amount of the fair market value of the common stock at the date of grant, will be recognized pro-rata over the five years during which the shares are payable.

[35]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

Changes in options outstanding were as follows:

	Year Ended June 30
	2010		2009		2008
	Weighted Average Price	Number	Weighted Average Price	Number	Weighted Average Price	Number
Outstanding at beginning of year	$14.01	85,500	$12.43	104,500	$10.73	176,500
Granted	12.75	20,000	12.15	5,000	-	-
Exercised	-	-	6.71	(24,000)	8.08	(70,000)
Forfeited	-	-	-	-	15.23	(2,000)
Outstanding at year-end	$13.77	105,500	$14.01	85,500	$12.43	104,500
Options exercisable at year-end	$14.10	80,500	$14.08	75,500	$11.88	86,800

The following is a summary of the assumptions used in the Black-Scholes pricing model in determining the fair values of options granted during fiscal years 2010, 2009, and 2008 (no options were granted in fiscal 2008):

	2010	2009	2008

Assumptions:
Expected dividend yield	3.76%	3.95%	-
Expected volatility	18.08%	17.85%	-
Risk-free interest rate	3.70%	3.68%	-
Weighted-average expected life	10.0	10.0	-
Weighted-average fair value of
options granted during the year	$1.95	$1.73	-

The following table summarizes information about stock options under the plan outstanding at June 30, 2010:

		Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$6.7500	10,000	6.6 mo.	$6.7500	10,000	$6.7500
15.2300	50,500	46.6 mo.	15.2300	50,500	15.2300
15.3000	15,000	51.6 mo.	15.3000	15,000	15.3000
14.2600	5,000	62.5 mo.	14.2600	4,000	14.2600
12.1500	5,000	100.7 mo.	12.1500	1,000	12.1500
12.7500	20,000	114.6 mo.	12.7500	-	-

[36]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 10:  Income Taxes

The Company files income tax returns in the U.S. Federal jurisdiction and various states. The Company is no longer subject to U.S. federal and state tax examinations by tax authorities for years before 2007. The Company recognized no interest or penalties related to income taxes.

The components of net deferred tax assets (liabilities) are summarized as follows:

	2010	2009
Deferred tax assets:
Provision for losses on loans	$ 2,139,472	$ 1,671,156
Accrued compensation and benefits	149,666	125,617
Other-than-temporary impairment on available
for sale securities	261,405	261,405
NOL carry forwards acquired	187,706	-
Unrealized loss on other real estate	89,570	-
Other	70,570	-
Total deferred tax assets	2,898,389	2,058,178

Deferred tax liabilities:
FHLB stock dividends	188,612	188,612
Purchase accounting adjustments	49,045	55,664
Depreciation	375,894	271,362
Prepaid expenses	126,217	125,361
Unrealized gain on available for sale securities	338,678	62,770
Other	-	36,209
Total deferred tax liabilities	1,078,446	739,978
NET DEFERRED TAX ASSET	$ 1,819,943	$ 1,318,200

As of June 30, 2010, the Company had approximately $750,000 of federal and state net operating loss carryforwards which were acquired in the July 2009 acquisition of Southern Bank of Commerce. The amount reported is net of the IRC Sec. 382 limitation, or state equivalent, related to the utilization of net operating loss carryforwards of acquired corporations. Unless otherwise utilized, the net operating losses will begin to expire in 2027.

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	Year Ended June 30
	2010	2009	2008
Tax at statutory rate	$2,032,389	$1,806,276	$1,832,016
Increase (reduction) in taxes
resulting from:
Nontaxable municipal income	(327,299)	(217,004)	(56,886)
State tax, net of Federal benefit	104,354	181,500	74,951
Cash surrender value of bank
owned life insurance	(92,845)	(93,172)	(99,026)
Tax benefits realized on acquisition	(258,000)	-	-
Federal tax credits	(239,703)	-	-
Acquisition costs	51,594	-	-
Other, net	90,495	33,900	23,748
ACTUAL PROVISION	$1,360,985	$1,711,500	$1,774,803

[37]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 11:  Other Comprehensive (Loss) Income

Other comprehensive (loss) income components and related taxes were as follows:

	Year Ended June 30
	2010	2009	2008
Unrealized gains (losses) on available for sale securities:
Unrealized holding gains (losses) arising during period	$743,719	$1,206,610	$(434,981)
Unrealized gains (losses) on available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income	1,896	(42,162)	-
Less: realized gains included in net income	-	-	(6,084)
Total unrealized gains (losses) on securities	$745,615	$1,164,448	$(441,065)
Defined benefit pension plan net (loss) gain	2,218	(22,416)	31,495
Income tax (expense) benefit	(275,878)	(430,845)	163,194
Other comprehensive income (loss)	$471,955	$711,187	$(246,376)

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	June 30
	2010	2009

Net unrealized gain (loss) on securities available-for-sale	$1,033,466	$289,717
Net unrealized gain (loss) on securities available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income	(118,121)	(120,017)
Unrealized gain from defined benefit pension plan	11,297	9,079
	926,642	178,779
Tax effect	(338,678)	(62,770)
Net of tax amount	$587,964	$116,009

[38]

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
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 2010, that the Bank meets all capital adequacy requirements to which it is subject.
As of June 30, 2010, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s only significant activity is ownership of the Bank, and, therefore, its capital, capital ratios, and minimum required levels of capital are materially the same as the Bank’s.
The following table summarizes the Bank’s actual and required regulatory capital:

dollars in thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of June 30, 2010	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$ 50,474	12.50%	$ 32,305	>8.00%	$ 40,382	>10.00%
Tier I Capital (to Risk-Weighted Assets)	45,423	11.25%	16,153	>4.00%	24,229	>6.00%
Tier I Capital (to Average Assets)	45,423	8.36%	21,742	>4.00%	27,178	>5.00%

As of June 30, 2009
Total Capital (to Risk-Weighted Assets)	$ 44,699	12.98%	$ 27,557	>8.00%	$ 34,446	>10.00%
Tier I Capital (to Risk-Weighted Assets)	40,388	11.72%	13,779	>4.00%	20,668	>6.00%
Tier I Capital (to Average Assets)	40,388	8.87%	18,215	>4.00%	22,769	>5.00%

The Bank’s ability to pay dividends on its common stock to the Company is restricted to maintain adequate capital as shown in the above tables. Additionally, prior regulatory approval is required for the declaration of any dividends generally in excess of the sum of net income for that calendar year and retained net income for the preceding two calendar years. At June 30, 2010, approximately $6.7 million of the equity of the Bank was available for distribution as dividends to the Company without prior regulatory approval.

[39]

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
The preferred shares pay a cumulative dividend of 5% per year for the first five years and 9% per year thereafter.  The preferred shares are callable at 100% of the issue price, subject to the approval of the Company’s federal regulator.

NOTE 14:  Commitments and Credit Risk
Standby Letters of Credit. In the normal course of business, the Company issues various financial standby, performance standby, and commercial letters of credit for its customers. As consideration for the letters of credit, the institution charges letter of credit fees based on the face amount of the letters and the creditworthiness of the counterparties. These letters of credit are stand-alone agreements, and are unrelated to any obligation the depositor has to the Company.
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
The Company had total outstanding standby letters of credit amounting to $920,000 at June 30, 2010, and $1.1 million at June 30, 2009, with terms ranging from 12 to 24 months. At June 30, 2010, the Company’s deferred revenue under standby letters of credit agreements was nominal.
Off-balance-sheet and Credit Risk. The Company’s Consolidated Financial Statements do not reflect various financial instruments to extend credit to meet the financing needs of its customers.
These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.
The Company had $68.6 million in commitments to extend credit at June 30, 2010 and $64.2 million at June 30, 2009.
At June 30, 2010, total commitments to originate fixed-rate loans with terms in excess of one year were $3.9 million at rates ranging from 3.75% to 10.00%, with a weighted-average rate of 5.92%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company’s policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the balance sheet. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.
The Company grants collateralized commercial, real estate, and consumer loans to customers in Southeast Missouri. Although the Company has a diversified portfolio, loans aggregating $158,494,000 at June 30, 2010, are secured by single and multi-family residential real estate in the Company’s primary lending area.

[40]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 15:  Earnings Per Share

The following table sets forth the computations of basic and diluted earnings per common share:

	Year Ended June 30
	2010	2009	2008

Net income	$ 4,625,588	$3,835,077	$3,613,480
Less: Effective dividend on preferred shares	510,006	288,841	-
Net income available to common stockholders	$ 4,115,582	$3,546,236	$3,613,480

Denominator for basic earnings per share -
Weighted-average shares outstanding	2,083,458	2,123,144	2,199,928
Effect of dilutive securities stock options	21,834	1,225	12,204
Denominator for diluted earnings per share	2,105,292	2,124,369	2,212,132

Basic earnings per share available to common stockholders	$1.98	$1.67	$1.64
Diluted earnings per share available to common stockholders	$1.95	$1.67	$1.63

The Company had 15,000 and 180,000 exercisable stock options and warrants outstanding at June 30, 2010 and 2009, respectively, with a grant price exceeding the market price. These stock options were excluded from the above calculation as they were anti-dilutive. At June 30, 2008, no options or warrants were outstanding with a grant price exceeding the market price.

NOTE 16:  Fair Value Measurements
ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

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

Available-for-sale Securities.  Available-for-sale securities are recorded at fair value on a recurring basis. Available-for-sale securities is the only balance sheet category our Company is required, in accordance with accounting principles generally accepted in the United States of America (US GAAP), to carry at fair value on a recurring basis. When quoted markets are available in an active market, securities are classified within Level 1.  Level 1 securities include exchange-traded equities.  If quoted market prices are not available, then fair values are estimated using pricing models or quoted prices of securities with similar characteristics. For these securities, our Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Level 2 securities include U.S. Government sponsored enterprises, state and political subdivisions, other securities and mortgage-backed GSE residential securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

[41]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

:	Fair Value Measurements at June 30, 2010, Using:
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. government sponsored enterprises (GSEs)	$ 12,413,977	$ -	$ 12,413,977	$ -
State and political subdivisions	19,769,116	-	19,769,116	-
Other securities	441,868	-	441,868	-
FHLMC preferred stock	6,000	6,000	-	-
Mortgage-backed GSE residential	34,334,451	-	34,334,451	-

	Fair Value Measurements at June 30, 2009, Using:
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. government sponsored enterprises (GSEs)	$ 3,278,708	$ -	$ 3,278,708	$ -
State and political subdivisions	13,622,695	-	13,622,695	-
Other securities	2,999,656	-	2,999,656	-
FHLMC preferred stock	7,920	7,920	-	-
Mortgage-backed GSE residential	40,269,013	-	40,269,013	-

The following is a description of valuation methodologies used for financial assets measured at fair value on a nonrecurring basis at June 30, 2010.

       Impaired Loans (Collateral Dependent).  A collateral dependent loan is considered to be impaired when it is probable that all of the principal and interest due may not be collected according to its contractual terms.  Generally, when a collateral dependent loan is considered impaired, the amount of reserve required is measured based on the fair value of the underlying collateral. The Company makes such measurements on all material collateral dependent loans deemed impaired using the fair value of the collateral for collateral dependent loans. The fair value of collateral used by the Company is determined by obtaining an observable market price or by obtaining an appraised value from an independent, licensed or certified appraiser, using observable market data. This data includes information such as selling price of similar properties and capitalization rates of similar properties sold within the market, expected future cash flows or earnings of the subject property based on current market expectations, and other relevant factors. In addition, management may apply selling and other discounts to the underlying collateral value to determine the fair value. If an appraised value is not available, the fair value of the collateral dependent impaired loan is determined by an adjusted appraised value including unobservable cash flows.  The Company records collateral dependent impaired loans as Nonrecur-

ring Level 3. If a collateral dependent loan’s fair value, as estimated by the Company, is less than its carrying value, the Company either records a charge-off of the portion of the loan that exceeds the fair value or establishes a specific reserve as part of the allowance for loan losses.

Foreclosed and Repossessed Assets Held for Sale.  Foreclosed and repossessed assets held for sale are valued at the time the loan is foreclosed upon or collateral is repossessed and the asset is transferred to foreclosed or repossessed assets held for sale. The value of the asset is based on third party or internal appraisals, less estimated costs to sell and appropriate discounts, if any. The appraisals are generally discounted based on current and expected market conditions that may impact the sale or value of the asset and management’s knowledge and experience with similar assets. Such discounts typically may be significant and result in a Level 3 classification of the inputs for determining fair value of these assets. Foreclosed and repossessed assets held for sale are continually evaluated for additional impairment and are adjusted accordingly if impairment is identified.

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis during the period and the level within the ASC 820 fair value hierarchy in which the fair value measurements fell at June 30, 2010:

[42]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

	Fair Value Measurements at June 30, 2010, Using:
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans	$ 2,317,007	$ -	$ -	$ 2,317,007
Foreclosed and repossessed assets held for sale	1,501,182	-	-	1,501,182

ASC 825, formerly Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires all entities to disclose the estimated fair value of their financial instrument assets and liabilities.  For the Company, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in ASC 825.  Many of the Company’s financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction.  It is also the Company’s general practice and intent to hold its financial instruments to maturity and to not engage in trading or sales activities except for loans held-for-sale and available-for-sale securities.  Therefore, significant estimations and assumptions, as well as present value calculations, were used by the Company for the purposes of this disclosure.

Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments.  For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances.

The estimated methodologies used, the estimated fair values, and the recorded book balances at June 30, 2010 and 2009, were as follows:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)		(in thousands)
Financial Assets
Cash and cash equivalents	$33,383	$33,383	$8,074	$8,074
Interest-bearing time deposits	1,089	1,089	-	-
Investment and mortgage-
backed securities
available for sale	66,965	66,965	60,178	60,178
Stock in FHLB	2,622	2,622	4,592	4,592
Stock in Federal Reserve Bank
of St. Louis	583	583	-	-
Loans receivable, net	418,683	419,917	368,556	374,328
Accrued interest receivable	3,043	3,043	2,650	2,650
Financial Liabilities
Deposits	422,893	426,738	311,955	313,059
Securities sold under
agreements to repurchase	30,369	30,369	23,748	23,748
Advances from FHLB	43,500	47,010	78,750	82,510
Accrued interest payable	857	857	989	989
Subordinated Debt	7,217	3,001	7,217	7,217
Unrecognized financial instruments
(net of contract amount)
Commitments to originate loans	-	-	-	-
Letters of Credit	-	-	-	-
Lines of Credit	-	-	-	-

[43]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

The following methods and assumptions were used in estimating the fair values of financial instruments:
Cash and cash equivalents and interest-bearing time deposits are valued at their carrying amounts which approximates fair value.
Stock in FHLB and the Federal Reserve Bank of St. Louis is valued at cost which approximates fair value.
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

[44]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 18:  Condensed Parent Company Only Financial Statements

The following condensed balance sheets, statements of income and cash flows for Southern Missouri Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

	June 30
Condensed Balance Sheets	2010	2009

Assets

Cash and cash equivalents	$4,461,236	$1,606,209
Premise and equipment	-	2,109,667
Other assets	841,579	3,493,480
Investment in common stock of Bank	47,614,605	42,086,832
TOTAL ASSETS	$52,917,420	$49,296,188

Liabilities and Stockholders’ Equity

Accrued expenses and other liabilities	$51,222	$70,850
Subordinated debt	7,217,000	7,217,000
TOTAL LIABILITIES	7,268,222	7,287,850

Stockholders’ equity	45,649,198	42,008,338
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$52,917,420	$49,296,188

	Year Ended June 30
Condensed Statements of Income	2010	2009	2008

Interest income	$62,324	$37,908	$23,843
Interest expense	227,020	357,387	539,017
Net interest income (expense)	(164,696)	(319,479)	(515,174)
Dividends from Bank	2,000,000	2,000,000	1,600,000

Operating expenses	467,661	464,801	316,897

Income before income taxes and equity in undistributed income of the Bank	1,367,643	1,215,720	767,929

Income tax benefit	225,100	293,500	311,000

Income before equity in undistributed income of the Bank	1,592,743	1,509,220	1,078,929

Equity in undistributed income of the Bank	3,032,845	2,325,857	2,534,551
NET INCOME	$4,625,588	$3,835,077	$3,613,480

[45]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

	Year Ended June 30
Condensed Statements of Cash Flow	2010	2009	2008
Cash flows from operating activities:
Net income	$4,625,588	$3,835,077	$3,613,480
Changes in:
Equity in undistributed income
of the Bank	(3,032,845)	(2,325,857)	(2,534,551)
Other adjustments, net	258,960	(459,564)	(18,919)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,851,703	1,049,656	1,060,010

Cash flows from investing activities:
Investment in loan participations	(284,011)	-	-
Purchase of available for sale securities	-	(2,750,000)	-
Investment in real estate	-	-	(30,009)
Proceeds from sale of real estate	2,016,991	-	-
Proceeds from maturities of
available-for-sale securities	2,750,000	-	161,025
Investment in Bank subsidiary	(2,000,000)	(5,000,000)	-
NET CASH PROVIDED BY OR (USED IN) INVESTING ACTIVITIES	2,482,980	(7,750,000)	131,016

Cash flows from financing activities:
Proceeds from issuance
of preferred stock	-	9,511,129	-
Dividends on preferred stock	(477,500)	(212,222)	-
Dividends on common stock	(1,002,156)	(1,024,172)	(884,115)
Exercise of stock options	-	161,069	565,625
Payments to acquire treasury stock	-	(1,507,825)	(1,364,279)

NET CASH PROVIDED BY OR (USED IN) FINANCING ACTIVITIES	(1,479,656)	6,927,979	(1,682,769)

Net increase (decrease) in cash and
cash equivalents	2,855,027	227,635	(491,743)
Cash and cash equivalents at beginning
of year	1,606,209	1,378,574	1,870,317
CASH AND CASH EQUIVALENTS AT END OF YEAR	$4,461,236	$1,606,209	$1,378,574

[46]

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 19:  Quarterly Financial Data (Unaudited)

Quarterly operating data is summarized as follows (in thousands):

	June 30, 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$6,896	$6,894	$6,805	$6,947
Interest expense	2,824	2,849	2,797	2,755

Net interest income	4,072	4,045	4,008	4,192

Provision for loan losses	210	310	160	245
Noninterest income	704	791	713	886
Noninterest expense	3,183	2,935	3,239	3,142
Income before income taxes	1,383	1,591	1,322	1,691
Income tax expense	193	428	245	495
NET INCOME	$1,190	$1,163	$1,077	$1,196

	June 30, 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$6,342	$6,304	$6,290	$6,365
Interest expense	2,889	2,846	2,714	2,755

Net interest income	3,453	3,458	3,576	3,610

Provision for loan losses	400	200	410	141
Noninterest income	336	240	582	662
Noninterest expense	2,037	2,206	2,341	2,635
Income before income taxes	1,352	1,292	1,407	1,496
Income tax expense	425	404	423	460
NET INCOME	$927	$888	$984	$1,036

	June 30, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$6,333	$6,377	$6,386	$6,231
Interest expense	3,701	3,606	3,310	2,930

Net interest income	2,632	2,771	3,076	3,301

Provision for loan losses	110	90	350	173
Noninterest income	590	602	601	621
Noninterest expense	1,899	1,978	1,987	2,220
Income before income taxes	1,213	1,305	1,340	1,529
Income tax expense	400	432	442	500
NET INCOME	$813	$873	$898	$1,029

[47]

>   CORPORATE INFORMATION   <

CORPORATE HEADQUARTERS	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
531 Vine Street	BKD, LLP
Poplar Bluff, Missouri 63901	St. Louis, Missouri 63102
COMPANY WEBSITE	COMMON STOCK
www.bankwithsouthern.com	Nasdaq Stock Market Nasdaq Symbol: SMBC
SPECIAL COUNSEL
Silver, Freedman & Taff, LLP
Washington, D.C. 20007

TRANSFER AGENT

Stockholders should report lost stock certificates or direct inquiries concerning dividend payments, change of name, address, or ownership, or consolidation of accounts, to the Company’s transfer agent:
    Registrar and Transfer Company
    10 Commerce Drive
    Cranford, New Jersey 07016
    (800) 368-5948

ANNUAL MEETING

The Annual Meeting of Stockholders will be held Monday, October 18, 2010, at 9:00 a.m., Central Time, at the Greater Poplar Bluff Area Chamber of Commerce Building, 1111 West Pine, Poplar Bluff, Missouri 63901.

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

[48]

>   DIRECTORS and OFFICERS   <

Standing: Sammy Schalk, Dennis Robison, Rebecca Brooks, Charles Moffitt, Charles Love, Bonnie Black Seated: Douglas Bagby, Samuel Smith, Greg Steffens

SOUTHERN MISSOURI BANCORP, INC.

Directors

Samuel H. Smith
Chairman of the Board,
Engineer and Majority Owner,
S.H. Smith and Company, Inc.

L. Douglas Bagby
Vice-Chairman of the Board,
City Manager, City of Poplar Bluff

Ronnie D. Black
Retired Executive Director,
General Association of General Baptists

Sammy A. Schalk
President,
Gamblin Lumber Company

Greg A. Steffens
President and Chief Executive Officer,
Southern Missouri Bancorp, Inc.

Rebecca M. Brooks
Financial Manager,
McLane Transport

Charles R. Love
Certified Public Accountant,
Kraft, Miles and Tatum

Charles R. Moffitt
Agency Manager,
Morse Harwell Jiles
Insurance Agency

Dennis C. Robison
President, Robison Farms, Inc.

Leonard W. Ehlers
Director Emeritus,
Retired Court Reporter,
36th Judicial Circuit

James W. Tatum
Director Emeritus,
Retired Certified Public Accountant

SOUTHERN BANK

Directors

L. Douglas Bagby
Vice-Chairman of the Board,
City Manager, City of Poplar Bluff

Sammy A. Schalk
President,
Gamblin Lumber Company

Samuel H. Smith
Chairman of the Board,
Engineer and Majority Owner,
S.H. Smith and Company, Inc.

Ronnie D. Black
Retired Executive Director,
General Association of General Baptists

Greg A. Steffens
President and Chief Executive Officer,
Southern Missouri Bancorp, Inc.

Rebecca M. Brooks
Financial Manager,
McLane Transport

Charles R. Love
Certified Public Accountant,
Kraft, Miles and Tatum

Charles R. Moffitt
Agency Manager,
Morse Harwell Jiles
Insurance Agency

Dennis C. Robison
President,
Robison Farms, Inc.

Senior Officers

Greg A. Steffens
President and
Chief Executive Officer

Kimberly A. Capps
Chief Operations Officer

William D. Hribovsek
Chief Lending Officer

Matthew T. Funke
Chief Financial Officer

Lora L. Daves
Chief of Credit Administration

[49]

SOUTHERN MISSOURI BANCORP, INC.

is a single-bank holding company that continues to outperform peers in this difficult environment.
We are thriving.

Southern Missouri Bancorp, Inc.
531 Vine Street, Poplar Bluff, Missouri 63901
(573) 778-1800
www.bankwithsouthern.com