Form 10-K, Exhibit 13
period 2011-06-30
SOUTHERN MISSOURI BANCORP INC
filed 2011-09-21
CIK 916907

New Opportunities

SOUTHERN MISSOURI BANCORP, INC. 2011 ANNUAL REPORT

>   CORPORATE PROFILE   <

Southern Missouri Bancorp, Inc. (NASDAQ: SMBC)
is the holding company for Southern Bank.

The Company produced outstanding financial results
and expanded its footprint in fiscal 2011,
taking advantage of new opportunities.

> TABLE of CONTENTS <

Letter to Shareholders	2
Common Share Data	8
Financial Review	9
Report of Independent
Registered Public Accounting Firm	21
Consolidated Financial Statements	22
Notes to Consolidated Financial Statements	28
Corporate and Investor Information	64
Directors and Officers	65

>   FINANCIAL SUMMARY   <

	2011	2010	CHANGE(%)
EARNINGS (dollars in thousands)
Net interest income	$23,763	$16,316	45.6%
Provision for loan losses	2,385	925	157.8
Noninterest income	10,502	3,094	239.4
Noninterest expense	14,459	12,348	17.1
Income taxes	5,951	1,511	293.8
Net income	11,470	4,626	147.9
Effective dividend on preferred shares	512	510	0.4
Net income available to common stockholders	10,958	4,116	166.2

PER COMMON SHARE
Net income:
Basic	$5.25	$1.98	165.2
Diluted	5.12	1.95	162.6
Tangible book value	21.19	16.62	27.5
Closing market price	20.78	15.01	38.4
Cash dividends declared	.48	.48

AT YEAR-END (dollars in thousands)
Total assets	$688,200	$552,084	24.7
Loans, net of allowance	556,576	418,683	32.9
Reserves as a percent of nonperforming loans	919%	1,358%
Deposits	$560,151	$422,893	32.5
Stockholders’ equity	55,732	45,649	22.1

FINANCIAL RATIOS
Return on average common stockholders’ equity	27.08%	11.85%
Return on average assets	1.81	0.88
Net interest margin	3.92	3.27
Efficiency ratio	42.20	63.62
Allowance for loan losses to loans	1.14	1.06
Equity to average assets at year-end	8.81	8.68

OTHER DATA(1)
Common shares outstanding	2,098,976	2,087,976
Average common and dilutive
shares outstanding	2,141,091	2,105,292
Common stockholders of record	252	280
Full-time equivalent employees	158	133
Assets per employee (in thousands)	$4,356	$4,151
Banking offices	16	14

(1) Other data is as of year-end, except for average shares.

(2) Diluted Earnings Per Share excluding impact of bargain
purchase gain on Acquisition and related transaction expenses.

>   LETTER to SHAREHOLDERS   <
Dear Shareholder,

Southern Missouri Bancorp produced outstanding financial results in fiscal 2011, partially as a result of the gain on bargain purchase recognized from an FDIC-assisted acquisition. During 2011, we achieved earnings that far outpaced peers, expanded our footprint into attractive new markets, grew our deposit market share, and, as a result, improved
long-term shareholder value.

For fiscal 2011, net income available to common shareholders was $11.0 million, an increase of 166.3% from the $4.1 million earned in fiscal 2010; this equated to $5.12 per diluted share, up from $1.95 in the prior year.  The Company generated a return on common equity of 27.1%, and a return on average assets of 1.81%, both up sharply from fiscal 2010 results.  This improved performance was primarily the result of our December 2010 acquisition from the FDIC of the former First Southern Bank, Batesville, Arkansas (the Acquisition), which resulted in a $7.0 million bargain purchase gain.  After taxes and related acquisition expenses, the impact of the transaction on income was approximately $4.1 million. Exclusive of the bargain purchase gain and transaction
Return on common equity remains ahead of peer banks ROE was significantly higher due to the bargain purchase gain realized on the Acquisition.

(1)
Peer data is based on the average year-end figures (December) from SNL DataSource’s Index of publicly traded commercial banks and thrifts with assets of $100 million to $1 billion, headquartered in Missouri, Arkansas, Illinois, Iowa, Kansas, Kentucky, Nebraska, Oklahoma, and Tennessee. SMBC data is as of fiscal year-end (June).

(2)	SMBC, excluding bargain purchase gain and related transaction expenses.

expenses related to the Acquisition, the Company estimates that it would have reported net income available to common shareholders for the fiscal year ended June 30, 2011, of $6.9 million, or $3.20 per diluted common share. Additionally, the acquired locations were immediately profitable and improved our net interest income. This was a result of the related growth in earning assets, the mix and pricing of the acquired loans and deposits, and the fair value discount applied to the acquired loan portfolio which resulted in an effective yield earned on the portfolio that was higher than our legacy earning assets.

Net interest income for the year improved 45.6%, as we grew earning assets by 21.7% and improved our net interest margin to 3.92%, as compared to 3.27% for the prior fiscal year.  Noninterest income was up 239.4%, boosted by the one-time bargain purchase gain.  (Exclusive of that item, noninterest income would have improved by 13.3%.)

Noninterest expense increased 17.1% for fiscal 2011, a relatively limited amount considering the addition of two branch facilities for slightly more than half the year, a new loan production office in Springfield, Missouri, for most of the year, and a new loan production office in Little Rock, Arkansas, for a third of the year.  The controlled increase in noninterest expense and higher noninterest income as a
Efficiency remains ahead of peers The 2011 improvement was due largely to the bargain purchase gain, but core efficiency also improved.
result of the bargain purchase gain, along with the strong improvement in net interest income combined to produce an efficiency ratio of 42.2%, as compared to 63.6% in the prior year.

For a second consecutive year, we grew deposits by more than $100 million.  Last year’s growth was attributed primarily to growth of our checking accounts (including our Kasasa-branded rewards checking product); deposits obtained in the July 2009 acquisition of the Southern Bank of Commerce, Paragould, Arkansas; and growth of attractively-priced savings accounts in our new northeast Arkansas markets.  With regard to this year’s growth of $137.3 million, or 32.5%, we can point to the December

2010 acquisition of First Southern Bank – deposits in the new Batesville and Searcy markets totaled $75.9 million at June 30, 2011 – and continued strong checking account growth.  Checking accounts made up 38.5% of our deposit growth, most of it unrelated to the First Southern Bank acquisition.

Continued growth in our core business
The Acquisition contributed to significant balance sheet growth in 2011.

The loan portfolio, net, grew by $137.9 million, or 32.9%, in fiscal 2011.  Loans outstanding at June 30, 2011, included $86.3 million from the new Batesville and Searcy markets.  Including these acquired loans, we increased commercial real estate loans by $63.6 million, residential real estate loans by $41.4 million, and commercial operating and equipment loans by $28.8 million.

Credit quality is sound The level of problem assets was stable, despite the acquisition of a failed financial institution.
Asset quality remained stable, despite the acquisition of a failed financial institution. At June 30, 2011, non-performing loans were 0.12% of total loans, as compared to 0.08% of total loans at June 30, 2010.  Non-performing assets totaled 0.35% of total assets at June 30, 2011, as compared to 0.37% of total assets at June 30, 2010.

Boosted by the gain from the First Southern Bank acquisition, earnings for the fiscal year contributed to an improvement of 27.0% in book value per common share as of June 30, 2011, compared to the previous year end; tangible book value per share improved 27.5% as of June 30, 2011, compared to the previous year end.  Our stock price improved as well, up 38.4% as of June 30, 2011, compared to the previous year end.  Over that

Tangible Book Value per share growth beats peers
We have regularly exceeded peer banks (1) in this key measure of shareholder value.
This year's results were boosted by the bargain purchase gain on the Acquisition.

same period, the SNL Bank Index improved 3.8%. Our dividend represented a 2.3% yield on our June 30, 2011, closing stock price, and a 2.6% yield on our average closing stock price for fiscal 2011.

Recent Developments:
In July 2011, the Company announced a $20 million investment from the US Treasury in the form of preferred stock issued under the terms of the Treasury’s Small Business Lending Fund (SBLF).
The SBLF was designed by Treasury to promote lending to small businesses: as the Company grows its qualified small business lending portfolio, the rate paid on the investment will decrease, making this an attractively-priced source of capital.  Because our business model already emphasized lending to small businesses, we see the program as a good fit for the Company in the near term.  Nearly half of the $20 million investment went to immediately repay the Treasury’s investment in our preferred stock under the Capital Purchase Program of the Troubled Asset Relief Program (TARP).  The remainder is available to support the Company’s anticipated continued growth, with much of that growth expected to be in the form of small business lending.

Also, in May 2011, the Company filed a preliminary registration statement with the SEC regarding a proposed public offering of up to $28.8 million of common stock.  We continue to believe that a secondary offering of our common stock is in the Company’s long-term best interest. We expect our needs for capital - resulting from continued growth, opportunities for expansion, and the requirement for  permanent capital to eventually replace the SBLF investment - will, in the near  term, exceed our internally-generated capital growth.

Our goals for 2012 include:

•
Conversion of our loan production office in Springfield, Missouri, to a full-service branch.  Our Springfield market accounted for $23.4 million of our loan portfolio at June 30, 2011. As this letter goes to press, we’re expanding our staff and preparing an exciting new service-delivery model for the Springfield branch.

•
Increased focus on branch profitability.  Recent investments in profitability management software and additional personnel devoted to this function will allow more timely information to be reported to executive and branch management, and the Board of Directors.  Employee goals for 2012 will be tweaked to better align strategic, profitability, and growth objectives at each of our locations.

•
Adoption of a new teller platform.  This new technology will allow us to continue to improve efficiency.  Additionally, the new teller platform is a key step in implementing the new service-delivery model we’re deploying at our Springfield branch.  As we adopt the platform in additional locations throughout the coming year, we’ll consider adopting customer service changes tailored to each market.

•
Repositioning and adding branch locations.  We believe several of our markets will require additional investments in facilities for Southern Bank to serve as a key provider of financial services in the local economy.  Over the next several years, we anticipate new investments in fixed assets.  You can be certain that we’ll keep a careful eye on the bottom line in order to ensure that we realize a sound return on your investment.

•
Finally, as always, we'll continue to work towards long-term improvement in shareholder value. We believe that our proposed secondary offering of common stock will help us meet this goal.  Receipt of additional capital from the SBLF has provided us flexibility in our timing of the offering, in what has recently been a turbulent equity market. We'll continue to pursue opportunities for expansion as the industry consolidates, as well as for organic growth.

I can say without a doubt that fiscal 2011 was the best year for Southern Missouri Bancorp since its formation.  As we mark the 125th anniversary of Southern Bank in 2012, continued opportunities and challenges await us.  I know that our excellent staff will be ready.

Thank you once again for your continued investment in this Company.  I consider it a privilege to serve you, our staff, and our customers.

/s/ Greg Steffens

GREG STEFFENS

PRESIDENT and CHIEF EXECUTIVE OFFICER

SOUTHERN MISSOURI BANCORP, INC.

PLEASE JOIN US

at our 2011 Annual Meeting, where shareholders will hear
management review this year’s performance in detail.

ANNUAL MEETING

MONDAY, OCTOBER 17, 2011 AT 9:00 AM
CHAMBER OF COMMERCE BUILDING
1111 WEST PINE, POPLAR BLUFF, MISSOURI

>   COMMON SHARE DATA   <

The common stock of the Company is listed on the NASDAQ Global Market under the symbol “SMBC.” The following bar graph sets forth the high, low and closing market prices of the common stock for the last three fiscal years.

The following table sets forth per share market price, book value, and dividend information for the Company’s common stock. As of June 30, 2011, there were approximately 252 common stockholders of record. This does not reflect the number of persons or entities who hold common stock in nominee or “street name.”

				Book
				Value At
				End Of	Market Price	Dividends
Fiscal 2011	High	Low	Close	Period	To Book Value	Declared
4th Quarter (6-30-11)	$28.00	$19.97	$20.78	$22.08	94.11%	$0.12
3rd Quarter (3-31-11)	24.10	17.00	22.32	20.74	107.62%	$0.12
2nd Quarter (12-31-10)	17.70	14.65	17.25	19.95	86.47%	$0.12
1st Quarter (9-30-10)	16.01	14.03	15.52	17.92	86.61%	$0.12

Fiscal 2010
4th Quarter (6-30-10)	$16.75	$14.15	$15.01	$17.39	86.31%	$0.12
3rd Quarter (3-31-10)	14.50	11.80	14.20	17.07	83.19%	0.12
2nd Quarter (12-31-09)	11.80	10.80	11.75	16.65	70.57%	0.12
1st Quarter (9-30-09)	12.15	9.39	10.80	16.40	65.85%	0.12

Fiscal 2009
4th Quarter (6-30-09)	$11.00	$ 8.99	$ 9.95	$15.58	63.86%	$0.12
3rd Quarter (3-31-09)	11.70	7.63	10.80	15.16	71.24%	0.12
2nd Quarter (12-31-08)	14.91	9.87	11.09	14.75	75.19%	0.12
1st Quarter (9-30-08)	15.01	12.36	13.05	14.23	91.71%	0.12

Any future dividend declarations and payments are subject to the discretion of the Board of Directors of the Company.  The ability of the Company to pay dividends on its common stock depends primarily on the ability of the Bank to pay dividends to the Company. For a discussion of the restrictions on the Bank’s ability to pay dividends, see Note 13 of Notes to Consolidated Financial Statements included elsewhere in this report.

>   FINANCIAL REVIEW   <

BUSINESS OF THE COMPANY AND THE BANK
Southern Missouri Bancorp, Inc. (Southern Missouri or Company) is a Missouri corporation and owns all of the outstanding stock of Southern Bank (the Bank). The Company’s earnings are primarily dependent on the operations of the Bank. As a result, the following discussion relates primarily to the operations of the Bank.
The Bank was originally chartered by the State of Missouri in 1887 and converted from a state-chartered stock savings and loan association to a Federally chartered stock savings bank in 1995. In 1998, the Bank converted its charter to a state-chartered stock savings bank. Finally, in 2004, the Bank converted to a state chartered trust company with banking powers. The Bank’s deposit accounts are generally insured up to a maximum of $250,000 per depositor under current law by the Deposit Insurance Fund (DIF), which is administered by the Federal Deposit Insurance Corporation (FDIC).
As of June 30, 2011, the Bank conducted its business through its home office located in Poplar Bluff, fifteen full service branch facilities in Poplar Bluff (2), Van Buren, Dexter, Kennett, Doniphan, Sikeston, Matthews, and Qulin, Missouri, and Paragould, Jonesboro, Leachville, Brookland, Batesville, and Searcy, Arkansas.  Additionally, the bank operates two loan production offices in Springfield, Missouri, and Little Rock, Arkansas.

(dollars in thousands)	At June 30
Financial Condition Data:	2011	2010	2009	2008	2007
Total assets	$ 688,200	$ 552,084	$ 466,334	$ 418,188	$ 380,106
Loans receivable, net	556,576	418,683	368,993	343,438	312,242
Mortgage-backed securities	24,536	34,334	40,269	28,006	10,723
Cash, interest-bearing deposits
and investment securities	73,479	67,103	27,983	19,931	31,492
Deposits	560,151	422,893	311,955	292,257	270,088
Borrowings	58,730	73,869	102,498	85,854	71,758
Subordinated debt	7,217	7,217	7,217	7,217	7,217
Stockholders’ equity	55,732	45,649	42,008	30,472	28,714

(dollars in thousands, except per share data)	For The Year Ended June 30
Operating Data:	2011	2010	2009	2008	2007
Interest income	$ 35,048	$ 27,541	$ 25,301	$ 25,327	$ 23,550
Interest expense	11,285	11,225	11,204	13,547	13,621

Net interest income	23,763	16,316	14,097	11,780	9,929
Provision for loan losses	2,385	925	1,151	723	633

Net interest income after
provision for loan losses	21,378	15,391	12,946	11,057	9,296

Noninterest income	10,502	3,094	1,820	2,412	2,207
Noninterest expense	14,459	12,348	9,134	8,081	7,430

Income before income taxes	17,422	6,137	5,632	5,388	4,073
Income taxes	5,952	1,511	1,797	1,775	1,145
Net income	$ 11,470	$ 4,626	$ 3,835	$ 3,613	$ 2,928

Less: effective dividend on preferred stock	512	510	289	-	-
Net income available to common stockholders	$ 10,958	$ 4,116	$ 3,546	$ 3,613	$ 2,928
Basic earnings per share available to
common stockholders	$ 5.25	$ 1.98	$ 1.67	$ 1.64	$ 1.32
Diluted earnings per share available to
common stockholders	$ 5.12	$ 1.95	$ 1.67	$ 1.63	$ 1.29
Dividends per share	$ .48	$ .48	$ .48	$ .40	$ .36

>   FINANCIAL REVIEW   (continued)   <

	At June 30
Other Data:	2011	2010	2009	2008	2007
Number of:
Real estate loans	3,758	3,282	2,957	2,868	2,795
Deposit accounts	30,243	25,353	22,069	20,560	19,978
Full service offices	16	14	10	9	9
Loan production offices	2	-	-	-	-

	At Or For The Year Ended June 30
Key Operating Ratios:	2011	2010	2009	2008	2007
Return on assets (net income
divided by average assets)	1.81%	.88%	.87%	.92%	.80%

Return on average common equity (net
income available to common stockholders
divided by average common equity)	27.08	11.85	11.38	12.06	10.49

Average equity to average assets	7.89	8.39	8.29	7.60	7.66

Interest rate spread (spread
between weighted average rate on
all interest-earning assets and all
interest-bearing liabilities)	3.71	3.06	3.10	2.86	2.57

Net interest margin (net interest
income as a percentage of average
interest-earning assets)	3.92	3.27	3.37	3.17	2.90

Noninterest expense to average assets	2.28	2.35	2.07	2.05	2.05

Average interest-earning assets to
average interest-bearing liabilities	111.29	109.57	109.77	108.60	108.29

Allowance for loan losses to gross
loans (1)	1.14	1.06	1.07	.92	.76

Allowance for loan losses to
nonperforming loans (1)	918.84	1,358.45	501.63	53,316.67	9,180.77

Net charge-offs (recoveries) to average
outstanding loans during the period	.09	.10	.10	(.03)	.04

Ratio of nonperforming assets
to total assets (1)	.35	.37	.29	.02	.04

Common shareholder dividend
payout ratio (common dividends as a
percentage of earnings available to
common shareholders)	9.17	24.35	28.88	24.47	27.50
(1) At end of period

>   FINANCIAL REVIEW   (continued)   <
Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW
Southern Missouri Bancorp, Inc. is a Missouri corporation originally organized for the principal purpose of becoming the holding company of Southern Bank. The principal business of Southern Bank consists of attracting deposits from the communities it serves and investing those funds in loans secured by one- to four-family residences and commercial real estate, as well as commercial business and consumer loans.  These funds have also been used to purchase investment securities, mortgage-backed securities (MBS), U.S. government and federal agency obligations and other permissible securities.
Southern Bank’s results of operations are primarily dependent on the levels of its net interest margin and noninterest income, and its ability to control operating expenses. Net interest margin is dependent primarily on the difference or spread between the average yield earned on interest-earning assets (including loans, mortgage-related securities, and investments) and the average rate paid on interest-bearing liabilities (including deposits, securities sold under agreements to repurchase, and borrowings), as well as the relative amounts of these assets and liabilities. Southern Bank is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a varying basis, from its interest-bearing liabilities.
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
Southern Bank’s operations are significantly influenced by general economic conditions including monetary and fiscal policies of the U.S. government and the Federal Reserve Board. Additionally, Southern Bank is subject to policies and regulations issued by financial institution regulatory agencies including the Federal Reserve, the Missouri Division of Finance, and the Federal Deposit Insurance Corporation. Each of these factors may influence interest rates, loan demand, prepayment rates and deposit flows. Interest rates available on competing investments as well as general market interest rates influence the Bank’s cost of funds. Lending activities are affected by the demand for real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. Lending activities are funded through the attraction of deposit accounts consisting of checking accounts, passbook and statement savings accounts, money market deposit accounts, certificate of deposit accounts with terms of 60 months or less, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of Des Moines, and, to a lesser extent, brokered deposits. The Bank intends to continue to focus on its lending programs for one- to four-family residential real estate, commercial real estate, commercial business and consumer financing on loans secured by properties or collateral located primarily in southeast Missouri and northeast and north central Arkansas.

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
• fluctuations in interest rates and in real estate values;
• monetary and fiscal policies of the Board of Governors of the Federal Reserve
   System (the “Federal Reserve Board”) and the U.S. Government and other governmental initiatives affecting the financial services industry;
• the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;
• our ability to access cost-effective funding;
• the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;
• expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;
• fluctuations in real estate values and both residential and commercial real estate market conditions;
• demand for loans and deposits in our market area;
• legislative or regulatory changes that adversely affect our business;
• results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our
• reserve for loan losses or to write-down assets;
• the impact of technological changes; and
• our success at managing the risks involved in the foregoing.
The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

NON-GAAP FINANCIAL INFORMATION
This annual report contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  These measures include net income available to common shareholders excluding bargain purchase gain and transaction expenses related to the Acquisition; net income available to common shareholders per diluted common share excluding bargain purchase gain and transaction expenses related to the Acquisition; net income excluding

>   FINANCIAL REVIEW   (continued)   <

bargain purchase gain and transaction expenses related to the Acquisition; and noninterest income excluding bargain purchase gain related to the Acquisition.  Management believes that showing these amounts excluding the bargain purchase gain and transaction expenses related to the Acquisition is useful for investors because it better reflects our core operating results.
The following table presents a reconciliation of the calculation of return on common equity excluding bargain purchase gain and transaction expenses related to the Acquisition:
The following table presents a reconciliation of the calculation of net available to common			For the twelve months
shareholders excluding bargain purchase gain and transaction expenses related to the			ended June 30, 2011
Acquisition:		Net income available to common shareholders	$ 10,958,000
For the twelve months		Less: Impact of bargain purchase gain and
ended June 30, 2011		transaction expenses related to the Acquisition,
Net income available to common shareholders	$ 10,958,000	net of tax	4,100,000
Less: Impact of bargain purchase gain and		Net income available to common shareholders
transaction expenses related to the Acquisition,		excluding bargain purchase gain and transaction
net of tax	4,100,000	expenses related to the Acquisition	$ 6,858,000
Net income available to common shareholders
excluding bargain purchase gain and transaction		Divided by: average common equity	40,455,000
expenses related to the Acquisition	$ 6,858,000	Return on average common equity, excluding
bargain purchase gain and transaction expenses
The following table presents a reconciliation of the calculation of diluted earnings per share available to common shareholders excluding bargain purchase gain and transaction expenses related to the Acquisition:		related to the Acquisition	17.0%
	For the twelve months	The following table presents a reconciliation of the calculation of noninterest income excluding bargain purchase gain related to the Acquisition:
ended June 30, 2011
Diluted earnings per share available to			For the twelve months
common stockholders	$ 5.12		ended June 30, 2011
Less: Impact of bargain purchase gain and		Noninterest income	$ 10,502,000
transaction expenses related to the Acquisition,	1.92	Less: Impact of bargain purchase gain related
net of tax		to the Acquisition	6,997,000
Noninterest income excluding bargain purchase
Diluted earnings per share available to common		gain related to the Acquisition	$ 3,505,000
stockholders excluding bargain purchase gain and
transaction expenses related to the Acquisition	$ 3.20	The non-GAAP disclosures contained herein should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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

>   FINANCIAL REVIEW   (continued)   <

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
    Loans are considered impaired if, based on current information and events, it is probable that Southern Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the fair value of the collateral for collateral-dependent loans. If the loan is not collateral-dependent, the measurement of impairment is based on the present value of expected future cash flows discounted at the historical effective interest rate or the observable market price of the loan. In measuring the fair value of the collateral, management uses the assumptions (i.e., discount rates) and methodologies (i.e., comparison to the recent selling price of similar assets) consistent with those that would be utilized by unrelated third parties. Impairment identified through this evaluation process is a component of the allowance for loan losses. If a loan that is individually evaluated for impairment is found to have none, it is grouped together with loans having similar characteristics (i.e., the same risk grade), and an allowance for loan losses is based upon a quantitative factor (historical average charge-offs for similar loans over the past one to five years), and qualitative factors such as qualitative factors such as changes in lending policies; national, regional, and local economic conditions; changes in mix and volume of portfolio; experience, ability, and depth of lending management and staff; entry to new

$137.9 million, partially offset by a decrease in available for sale investments of $3.6 million. Asset growth was funded by growth in deposit balances of $137.3 million and an increase in equity of $10.1 million; securities sold under agreements to repurchase declined by $5.1 million, and FHLB advances declined $10.0 million.
Cash and equivalents. Cash and equivalents increased $215,000, or 0.6%, to $34.7 million at June 30, 2011, from $34.5 million at June 30, 2010.
Loans. Loans increased $137.9 million, or 32.9%, to $556.6 million at June 30, 2011, from $418.7 million at June 30, 2010. This growth was attributed primarily to the Acquisition. The growth in the loan portfolio was comprised principally of commercial real estate loans of $63.6 million, residential real estate loans of $41.4 million, and commercial loans of $28.8 million.
Allowance for Loan Losses. The allowance for loan losses increased $1.9 million, or 42.8%, from $4.5 million at June 30, 2010, to $6.4 million at June 30, 2011.  The allowance for loan losses represented 1.14% of gross loans receivable at June 30, 2011, as compared to 1.06% of gross loans receivable at June 30, 2010. At June 30, 2011, nonperforming loans, which included loans past due greater than 90 days and nonaccruing loans, were $701,000, compared to $332,000 at June 30, 2010 (see also, Provision for Loan Losses, under Comparison of Operating Results for the Years Ended June 30, 2011 and 2010).
In its quarterly evaluation of the adequacy of its allowance for loan losses, the Company employs historical data including past due percentages, charge offs, and recoveries for the previous five years for each loan category.  During fiscal year 2011, the Company modified its allowance methodology to also consider the most recent twelve-month period’s average net charge offs and to use this information as one of the primary factors for evaluation of allowance adequacy.  Average net charge offs are calculated as net charge offs by portfolio type for the period as a percentage of the average balance of respective portfolio type over the same period.  As the Company and the industry have seen increases in loan defaults in the past several years, the Company believes that it is prudent to emphasize more recent historical factors in the allowance evaluation.  As is illustrated in the table below, the impact of the modification has been minimal.
The following table sets forth the Company’s historical net charge offs as of June 30, 2011:

markets; levels and trends of delinquent, nonaccrual, special mention, and		Net charge offs -	Net charge offs -
classified loans; concentrations of credit; changes in collateral values;	Portfolio segment	1-year historical	5-year historical
agricultural economic conditions; and regulatory risk. For portfolio loans that are	Real estate loans:
evaluated for impairment as part of homogenous pools, an allowance is	Conventional	.07%	.06%
maintained based upon similar quantitative and qualitative factors.	Construction	.00	.00
Changes in the financial condition of individual borrowers, in economic	Commercial	.13	.09
conditions, in historical loss experience and in the conditions of the various	Consumer loans	.23	.43
markets in which collateral may be sold may all affect the required level of the	Commercial loans	.08	.10
allowance for losses on loans and the associated provision for losses on loans.

FINANCIAL CONDITION
General. The Company’s total assets increased $136.1 million, or 24.7%, to $688.2 million at June 30, 2011, when compared to $552.1 million at June 30, 2010. The increase was due primarily to the December 2010 acquisition of certain assets and assumption of certain liabilities of the former First Southern Bank, Batesville, Arkansas, from the FDIC in its role as receiver (the Acquisition). Asset growth consisted of an increase in the net loan portfolio of

Additionally, in its quarterly evaluation of the adequacy of the allowance for loan losses, the Company evaluates changes in the financial condition of individual borrowers; changes in local, regional, and national economic conditions; the Company’s historical loss experience; and changes in market conditions for property pledged to the Company as collateral.  The Company has identified specific qualitative factors that address these issues and subjectively assigns a percentage to each factor.  Qualitative factors are reviewed quarterly and may be adjusted as necessary to reflect improving or declining trends.  At June 30, 2011, these qualitative factors included:
• Changes in lending policies

>   FINANCIAL REVIEW   (continued)   <

• National, regional, and local economic conditions
• Changes in mix and volume of portfolio
• Experience, ability, and depth of lending management and staff
• Entry to new markets
• Levels and trends of delinquent, nonaccrual, special mention and
• classified loans
• Concentrations of credit
• Changes in collateral values
• Agricultural economic conditions
• Regulatory risk

    The qualitative factors are applied to the allowance for loan losses based upon the following percentages by loan type:

Deposits. Deposits increased $137.3 million, or 32.5%, to $560.2 million at June 30, 2011, from $422.9 million at June 30, 2010. The deposit growth was primarily comprised of increases in certificate of deposit balances of $72.1 million, interest-bearing checking accounts of $48.8 million, and money market deposit accounts of $8.3 million.  The growth was primarily due to the Acquisition. At June 30, 2011, deposits obtained from the acquired branches totaled approximately $75.9 million.  These acquired deposits were primarily concentrated in certificate of deposit balances; the Company’s increase in interest-bearing checking accounts was primarily the result of organic growth.
Borrowings. FHLB advances decreased $10.0 million, or 23.0%, to $33.5 million at June 30, 2011, from $43.5 million at June 30, 2010.  At both June 30, 2011, and June 30, 2010, outstanding advances included no overnight or short term borrowings. Of the $33.5 million in advances at June 30, 2011, the entire amount carries fixed interest rates, and $24.5 million is subject to early redemption by the issuer.

	Qualitative factor	Qualitative factor	At June 30, 2011, long-term FHLB advances had a weighted average
	applied at	applied at	maturity of 5.2 years, compared to 4.8 years at June 30, 2010. At June 30,
Portfolio segment	June 30, 2011	June 30, 2010	2011, all FHLB advances had a weighted-average cost of 4.02%, as compared
Real estate loans:			to 4.48% at June 30, 2010.
Conventional	0.88%	0.58%	Subordinated Debt. In March 2004, $7.0 million of Floating Rate Capital
Construction	1.00	1.03	Securities of Southern Missouri Statutory Trust I with a liquidation value of
Commercial	1.27	1.08	$1,000 per share were issued. The securities mature in March 2034, were
Consumer loans	1.53	1.44	redeemable beginning in March 2009, and bear interest at a floating rate of
Commercial loans	1.38	1.18	three month LIBOR plus 275 basis points.
			Stockholders’ Equity. The Company’s stockholders’ equity increased by
At June 30, 2011, the amount of our allowance for loan losses attributable			$10.1million, or 22.1%, to $55.7 million at June 30, 2011, from $45.6 million to these qualitative factors was approximately $5.4 million, as compared to $3.8 million at June 30, 2010. The general increase in qualitative factors was attributable to entry to new markets and corresponding changes in the mix and volume of the portfolio and lending staff.
Investments. The investment portfolio decreased $3.6 million, or 5.4%, to $63.3 million at June 30, 2011, from $67.0 million at June 30, 2010. The decrease was primarily the result of principal repayments on mortgage-backed securities (MBSs) and collateralized mortgage obligations (CMOs), partially offset by purchases of obligations of state and political subdivisions.
Premises and Equipment. Premises and equipment increased $407,000, to $8.1 million at June 30, 2011, from $7.7 million at June 30, 2010. The increase was due to investments in building and equipment, partially offset by increases in accumulated depreciation.
BOLI. The Bank purchased “key person” life insurance policies on six employees with a cash surrender value of $4.0 million in February, 2003. In addition, in October, 2004, the Bank purchased “key person” life insurance policies on 20 employees for $2.0 million. At June 30, 2011, the cash surrender value had increased to $8.1 million.
    Intangible Assets. Intangible assets generated through branch acquisitions in 2000 decreased $255,000 to $1.1 million as of June 30, 2011, and will continue to be amortized in accordance with ASC Topic 350.  The July 2009 acquisition of the Southern Bank of Commerce resulted in goodwill of $126,000, which will not be amortized, but will be tested for impairment at least annually, and a $184,000 core deposit intangible, which is being amortized over a five-year period using the straight-line method.  The December 2010 acquisition of the former First Southern Bank resulted in a bargain purchase gain, and a $625,000 core deposit intangible, which is being amortized over a five-year period using the straight-line method.

at June 30, 2010. This increase was primarily due to net income of $11.5 million, partially offset by common and preferred dividend payments of $1.5 million. Due to the Company’s participation in the Capital Purchase Program under the U.S. Treasury’s Troubled Asset Relief Program, new repurchase activity was restricted through the Company’s July 2011 repurchase of those preferred shares (see Note 20: Subsequent Events).

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2011 AND 2010
Net Income. The Company’s net income available to common stockholders for the fiscal year ended June 30, 2011, was $11.0 million, an increase of $6.8 million, or 166.3%, from the $4.1 million net income available to common stockholders for the prior fiscal year.  Before an effective dividend on preferred shares of $512,000, net income was $11.5 million for the 2011 fiscal year, an increase of $6.8 million, or 148.0%, compared to the $4.6 million in net income for the prior fiscal year.  The increase in net income was primarily due to a $7.4 million increase in net interest income and a $7.4 million increase in noninterest income, partially offset by a $4.4 million increase in income tax provision, a $2.1 million increase in noninterest expense, and a $1.5 million increase in loan loss provisions.
    Net Interest Income. Net interest income for fiscal 2011 was $23.8 million, an increase of $7.4 million, or 45.6%, when compared to the prior fiscal year. The increase was due to a $107.9 million increase in average interest-earning assets, combined with a 65 basis point increase in the average interest rate spread. The increase in interest rate spread was primarily a result of the Acquisition, through which the Company obtained assets marked at a discounted fair value resulting in an effective yield on the acquired assets that is higher than the Company’s legacy earning assets. For fiscal 2011, the average interest rate spread was 3.71%, compared to 3.06% for fiscal year 2010. At June 30, 2011, the spread was 4.00%.

>   FINANCIAL REVIEW   (continued)   <

Interest Income. Interest income for fiscal 2011 was $35.0 million, an increase of $7.5 million, or 27.3%, when compared to the prior fiscal year. The increase was due to the $107.9 million increase in the average balance of interest-earning assets, combined with a 25 basis point increase in the average yield earned on interest-earning assets, from 5.53% in fiscal 2010 to 5.78% in fiscal 2011.
Interest income on loans receivable for fiscal 2011 was $32.3 million, an increase of $7.7 million, or 31.4%, when compared to the prior fiscal year. The increase was due to a $101.1 million increase in the average balance of loans receivable, combined with a 31 basis point increase in the average yield earned on loans receivable.  The increase in average balances was attributed to both organic growth and the Acquisition. The increase in the average yield was attributable to the Acquisition and the resulting fair value discount on the loan portfolio accreted to income.
Interest income on the investment portfolio and other interest-earning assets was $2.8 million for fiscal 2011, a decrease of $204,000, or 6.8%, when compared to the prior fiscal year. The decrease was due to a 41 basis point decrease in the average yield earned on these assets, partially offset by a $6.9 million increase in the average balance of these assets.  The decreased yield was due primarily to lower available yields on investment securities, reflecting the low interest rate environment.
Interest Expense. Interest expense was $11.3 million for fiscal 2011, an increase of $60,000, or 0.5%, when compared to the prior fiscal year. The increase was due to the $89.9 million increase in the average balance of interest-bearing liabilities, partially offset by a 40 basis point decrease in the average rate paid on interest-bearing liabilities, from 2.47% in fiscal 2010 to 2.07% in fiscal 2011.
Interest expense on deposits was $9.2 million for fiscal 2011, an increase of $1.1 million, or 14.1%, when compared to the prior fiscal year. The increase was due to a $108.6 million increase in the average balance of interest-bearing deposits, partially offset by a 27 basis point decrease in the average rate paid on deposits outstanding, reflecting the decrease in market rates.
Interest expense on FHLB advances was $1.6 million for fiscal 2011, a decrease of $1.1 million, or 42.2%, when compared to the prior fiscal year. The decrease was due to a $20.3 million decrease in the average balance of FHLB advances, combined with a 49 basis point decrease in the average rate paid on advances, reflecting the repayment of advances that carried higher rates than the average of the advances that remain outstanding.
In March 2004, $7.0 million of Floating Rate Capital Securities were issued, with an interest rate of three month LIBOR plus 275 basis points, repricing quarterly. Interest expense on these securities was $227,000 for fiscal 2011, roughly equal to the prior fiscal year, as the average rate paid decreased by one basis point.
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
    The provision for loan losses was $2.4 million for fiscal 2011, compared to $925,000 for the prior fiscal year. The increase in provision was attributed to provisions needed during the year to bring reserves to an appropriate level based on our continued analysis of the loan portfolio, the current fiscal year’s growth in the loan portfolio, and the increase in classified loans during the fiscal year. In fiscal 2011, net charge offs were $455,000, compared to $409,000 for the prior fiscal year. At June 30, 2011, classified loans totaled $8.5 million, or 1.52% of gross loans, as compared to $6.3 million, or 1.50% of gross loans at June 30, 2010.

Classified loans were comprised primarily of loans secured by commercial and agricultural real estate. All loans so designated were classified due to concerns as to the borrowers’ ability to continue to generate sufficient cash flows to service the debt.
The above provision was made based on management’s analysis of the various factors which affect the loan portfolio and management’s desire to maintain the allowance at a level considered adequate. Management performed a detailed analysis of the loan portfolio, including types of loans, the charge-off history, and an analysis of the allowance for loan losses. Management also considered the continued origination of loans secured by commercial businesses and commercial and agricultural real estate, which bear an inherently higher level of credit risk. While management believes the allowance for loan losses at June 30, 2011, is adequate to cover all losses inherent in the portfolio, there can be no assurance that, in the future, increases in the allowance will not be necessary, or that actual losses will not exceed the allowance.
Noninterest Income. Noninterest income was $10.5 million for fiscal 2011, an increase of $7.4 million, or 239.4%, when compared to the prior fiscal year.  The increase was primarily due to the bargain purchase gain of $7.0 million (pre-tax) recognized in the second quarter of fiscal 2011 as a result of the Acquisition.  Excluding the bargain purchase gain related to the Acquisition, noninterest income would have been approximately $3.5 million for fiscal 2011, an increase of $411,000, or 13.3%, when compared to the prior fiscal year. That increase was attributable to income generated from ATM and debit card transactions, increased NSF activity, and loan late fee collections, and was also partially offset by lower secondary market loan sales.
Noninterest Expense. Noninterest expense was $14.5 million for fiscal 2011, an increase of $2.1 million, or 17.1%, when compared to the prior fiscal year. The increase resulted primarily from higher compensation, occupancy, and legal and professional fees. Compensation expenses were $8.0 million for fiscal 2011, an increase of $1.7 million, or 27.0%, when compared to the prior fiscal year.  The increase was due to the Acquisition, opening two new loan production offices, the addition of key personnel, increased salaries, and increased benefit expenses.  Occupancy expenses were $2.2 million for fiscal 2011, an increase of $373,000, or 19.9%, as we added two new locations with the Acquisition, opened two loan production offices, and expanded our headquarters facility. Legal and professional fees were $530,000 in fiscal 2011, an increase of $224,000, or 73.2%, and increased primarily as a result of the Acquisition.
Provision for Income Taxes. The Company recorded an income tax provision of $6.0 million for fiscal 2011, an increase of $4.4 million, compared to $1.5 million expensed for fiscal 2010. The effective tax rate for fiscal 2011 was 34.2%, as compared to 24.6% for fiscal 2010. The increase was primarily due to additional pre-tax income, and the inclusion in fiscal 2010 results of tax benefits associated with the July 2009 acquisition of the Southern Bank of Commerce with no corresponding benefits in fiscal 2011.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2010 AND 2009
    Net Income. The Company’s net income available to common stockholders for the fiscal year ended June 30, 2010, was $4.1 million, an increase of $569,000, or 16.1%, from the $3.5 million net income available to common stockholders for the prior fiscal year.  Before an effective dividend on preferred shares of $510,000, net income was $4.6 million for the 2010 fiscal year, an increase of $791,000, or 20.6%, compared to the $3.8 million in net income for the prior fiscal year.  The increase in net income was primarily due to a $2.2 million increase in net interest income, a $1.3 million increase in noninterest income,

>   FINANCIAL REVIEW   (continued)   <

a $285,000 decrease in income tax provisions, and a $226,000 decrease in loan loss provisions, partially offset by a $3.2 million increase in noninterest expense.
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
In March 2004, $7.0 million of Floating Rate Capital Securities were issued, with an interest rate of three month LIBOR plus 275 basis points, repricing quarterly. Interest expense on these securities was $227,000 for fiscal 2010, as compared to $357,000 for the prior fiscal year, as the average rate paid decreased by 180 basis points, due to the decrease in the index.
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
The provision for loan losses was $925,000 for fiscal 2010, compared to $1.2 million for the prior fiscal year. The decrease in provision was primarily due to less uncertainty in the regional economy and real estate market as compared to the prior fiscal year, while charge-offs and non-performing loans remained stable in the current fiscal year.  Additionally, loans acquired through the July 2009 acquisition of the Southern Bank of Commerce performed slightly better than anticipated, and have not required significant further provisioning. In fiscal 2010, net charge offs were $409,000, compared to $357,000 for the prior year. At June 30, 2010, classified loans totaled $6.3 million, or 1.50% of gross loans, as compared to $8.2 million, or 2.08% of gross loans, at June 30, 2009.  Classified loans were comprised primarily of loans secured by commercial and agricultural real estate, or inventory and equipment. All loans so designated were classified due to concerns as to the borrowers’ ability to continue to generate sufficient cash flows to service the debt.
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
Noninterest Income. Noninterest income was $3.1 million for fiscal 2010, an increase of $1.3 million, or 70.0%, when compared to the prior fiscal year.  The increase was due to increased NSF fee collection, additional ATM and debit card transaction fee income, and increased gains on sales of secondary market loans, as well as charges of $679,000 incurred during fiscal 2009 to recognize the other-than-temporary impairment (OTTI) of two investments held by the Company, with no corresponding charges in the current period.
Noninterest Expense. Noninterest expense was $12.3 million for fiscal 2010, an increase of $3.2 million, or 35.2%, when compared to the prior fiscal year.  The increase resulted primarily from higher compensation, occupancy, and electronic banking expenses, a prepayment penalty for the FHLB advance prepaid in March 2010, a charge to dispose of fixed assets, and charges to write down the carrying value of foreclosed real estate held for sale.  Compensation expenses were $6.3 million for fiscal 2010, an increase of $1.5 million, or 31.1%, when compared to the prior fiscal year.  The increase was due to the July 2009 acquisition of the Southern Bank of Commerce, the addition of key personnel, increased salaries, personnel, and increased benefit expenses.  Occupancy expenses were $1.9 million for fiscal 2010, an increase of $341,000, or 22.3%, as we added four new locations with the July 2009 acquisition of the Southern Bank of Commerce.  Electronic banking and other charges increased due to the development and promotion of our popular new rewards checking product, as well as the additional costs of servicing those accounts.
    Provision for Income Taxes. The Company expensed an income tax provision of $1.5 million for fiscal 2010, a decrease of $285,000,  compared to $1.8 million expensed for fiscal 2009. The effective tax rate for fiscal 2010 was 24.6%, as compared to 31.9% for fiscal 2009. The decrease was primarily due to tax benefits associated with the July 2009 acquisition, partially offset by increased pre-tax income.

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

business loans, agricultural real estate, and agricultural operating lines, which	June 30, 2011
typically provide higher yields and shorter repricing periods, but inherently					NPV as % of
increase credit risk, (ii) limiting the price volatility of the investment portfolio		Net Portfolio			PV of Assets
by maintaining a weighted average maturity of five years or less, (iii) actively		$ Amount	$ Change	% Change	NPV Ratio	Change
soliciting less rate-sensitive deposits, and (iv) offering competitively priced	Change in Rates	(dollars in thousands)
money market accounts and CDs with maturities of up to five years. The degree	+300 bp	$ 61,503	$ 5,115	9	9.11	0.96
to which each segment of the strategy is achieved will affect profitability and	+200 bp	61,759	5,371	10	9.08	0.92
exposure to interest rate risk.	+100 bp	59,975	3,587	6	8.74	0.58
The Company continues to generate long-term, fixed-rate residential loans.	0 bp	56,388	-	-	8.16	-
During the fiscal year ended June 30, 2011, fixed rate residential loan	-100 bp	50,216	(6,172)	(11)	7.23	-0.92
originations totaled $11.1 million, compared to $17.0 million during the prior	-200 bp	43,747	(12,641)	(22)	6.27	-1.88
year. At June 30, 2011, the fixed-rate residential loan portfolio totaled $117.5	-300 bp	41,255	(15,132)	(27)	5.89	-2.27
million, with a weighted average maturity of 167 months, compared to $103.3
million with a weighted average maturity of 192 months at June 30, 2010. The	June 30, 2010
Company originated $17.4 million in adjustable rate residential loans during the					NPV as % of
fiscal year ended June 30, 2011, compared to $11.9 million during the prior		Net Portfolio			PV of Assets
fiscal year. At June 30, 2011, fixed rate loans with remaining maturities in		$ Amount	$ Change	% Change	NPV Ratio	Change
excess of 10 years totaled $83.8 million, or 14.9%, of loans receivable,	Change in Rates	(dollars in thousands)
compared to $99.5 million, or 23.5%, of loans receivable, at June 30, 2010. The	+300 bp	$ 59,399	$ 7,513	14	10.93	1.63
Company originated $52.4 million in fixed rate commercial and commercial real	+200 bp	58,204	6,318	12	10.60	1.30
estate loans during the year ended June 30, 2011, compared to $53.2 million	+100 bp	56,030	4,144	8	10.11	0.81
during the prior fiscal year. The Company also originated $31.8 million in	0 bp	51,886	-	-	9.30	-
adjustable rate commercial and commercial real estate loans during the fiscal	-100 bp	46,599	(5,287)	(10)	8.30	-1.00
year ended June 30, 2011, compared to $68.4 million during the prior year. At	-200 bp	41,009	(10,877)	(21)	7.26	-2.04
June 30, 2011, adjustable-rate home equity lines of credit had increased to $14.0	-300 bp	39,297	(12,589)	(24)	6.92	-2.38
million as compared to $12.9 million as of June 30, 2010. At June 30, 2011, the
Company’s weighted average life of its investment portfolio was 3.1 years, as compared to 2.9 years at June 30, 2010.  At June 30, 2011, CDs with original terms of two years or more totaled $92.6 million compared to $66.8 million at June 30, 2010.

INTEREST RATE SENSITIVITY ANALYSIS

The Company has worked to limit its exposure to rising rates in the current historically low rate environment by (a) increasing the share of funding on its balance sheet obtained from non-maturity transaction accounts, (b) reducing FHLB borrowings  and (c) limiting the duration of its available-for-sale investment portfolio.

The following table sets forth as of June 30, 2011, and 2010, management’s estimates of the projected changes in net portfolio value in the event of 1%, 2% and 3%, instantaneous, permanent increases or decreases in market interest rates.
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
Southern Missouri uses its liquid assets as well as other funding sources to meet ongoing commitments, to fund loan commitments, to repay maturing certificates of deposit and FHLB advances, to make investments, to fund other deposit withdrawals and to meet operating expenses. At June 30, 2011, the Bank had outstanding commitments to extend credit of $73.6 million (including $64.6 million in unused lines of credit). Total commitments to originate fixed-rate loans with terms in excess of one year were $5.4 million at rates ranging from 5.0% to 7.5%, with a weighted-average rate of 5.99%. Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.
For the year ended June 30, 2011, Southern Missouri increased deposits by $137.3 million and decreased securities sold under agreements to repurchase and FHLB advances by $5.1 million and $10.0 million, respectively. During the prior year, Southern Missouri increased deposits and securities sold under agreements to repurchase by $110.9 million and $6.6 million, respectively, and decreased FHLB advances by $35.3 million. At June 30, 2011, the Bank had pledged $218.2 million of its residential and commercial real estate loan portfolios to the FHLB for available credit of approximately $148.9 million, of which $33.5 million had been advanced, and another $7.1 million had been used for the issuance of letters of credit to secure public unit deposits.  The Bank had also pledged $88.4 of its agricultural real estate and agricultural operating and equipment loans to the Federal Reserve’s discount window for available credit of approximately $59.2, none of which had been advanced.  In addition, the Bank has the ability to pledge several of its other loan portfolios, including, for example, its home equity and commercial business loans.  In total, FHLB borrowings are generally limited to 40% of Bank assets, or approximately $275.1 million, which means that an amount up to $234.5 million may still be eligible to be borrowed from the FHLB, subject to available collateral. Along with the ability to borrow from the FHLB and Federal Reserve, management believes its liquid resources will be sufficient to meet the Company’s liquidity needs.
Liquidity management is an ongoing responsibility of the Bank’s management. The Bank adjusts its investment in liquid assets based upon a variety of factors including (i) expected loan demand and deposit flows, (ii) anticipated investment and FHLB advance maturities, (iii) the impact on profitability, and (iv) asset/liability management objectives.
    At June 30, 2011, the Bank had $181.3 million in CDs maturing within one year and $320.7 million in other deposits and securities sold under agreements to repurchase without a specified maturity, as compared to the prior year of $147.9 million in CDs maturing within one year and $260.7 million in other deposits and securities sold under agreements to repurchase without a specified maturity. Management believes that most maturing interest-bearing liabilities will be retained or replaced by new interest-bearing liabilities. Also at June 30, 2011, the Bank had $17.0 million in FHLB advances eligible for early redemption by the lender within one year.

REGULATORY CAPITAL
Federally insured financial institutions are required to maintain minimum levels of regulatory capital. Federal Reserve regulations establish capital requirements, including a leverage (or core capital) requirement and a risk-based capital requirement. The Federal Reserve is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.
At June 30, 2011, the Bank exceeded regulatory capital requirements with core and total risk-based capital of $60.0 million and $66.2 million, or 8.66% and 12.52% of adjusted total assets and risk-weighted assets, respectively. These capital levels exceeded minimum requirements of 4.0% and 8.0%, respectively, and well-capitalized requirements of 5% and 10%, respectively for adjusted total assets and risk-weighted assets. The  Company became subject to requirements to report regulatory capital ratios as of March 31, 2011.  At June 30, 2011, the Company exceeded regulatory capital requirements with core and total risk based capital of $59.1 million and $65.5 million, or 8.60% and 12.40% of adjusted total assets and risk-weighted assets, respectively.  These capital levels exceed minimum requirements of 4.0% and 8.0%, respectively.  (See Note 13: Stockholders’ Equity and Regulatory Capital.)

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

>   FINANCIAL REVIEW   (continued)   <

(dollars in thousands)
	2011			2010			2009
Year Ended June 30	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Mortgage loans (1)	$366,368	$24,196	6.60%	$287,216	$17,917	6.24%	$254,355	$16,781	6.60%
Other loans (1)	137,057	8,069	5.89	115,155	6,638	5.76	102,963	6,050	5.88
Total net loans	503,425	32,265	6.41	402,371	24,555	6.10	357,318	22,831	6.39
Mortgage-backed securities	28,503	1,377	4.83	35,862	1,715	4.78	35,714	1,729	4.84
Investment securities (2)	40,473	1,287	3.18	30,878	1,156	3.74	20,487	706	3.45
Other interest-earning assets	33,901	119	0.35	29,282	115	0.39	5,133	35	0.68
TOTAL INTEREST-
EARNING ASSETS (1)	606,302	35,048	5.78	498,393	27,541	5.53	418,652	25,301	6.04
Other noninterest-earning
assets (3)	26,356	-	-	27,741	-	-	23,045	-	-
TOTAL ASSETS	$632,658	35,048	-	$526,134	27,541	-	$441,697	$25,301	-
Interest-bearing liabilities:
Savings accounts	$89,699	$1,040	1.16%	$79,512	$1,186	1.49%	$64,349	$1,155	1.79%
NOW accounts	130,337	3,273	2.51	85,911	2,076	2.42	49,325	1,015	2.06
Money market accounts	13,598	176	1.29	6,951	99	1.42	6,905	99	1.43
Certificates of deposit	237,531	4,725	1.99	190,190	4,715	2.48	151,316	4,896	3.24
TOTAL INTEREST-
BEARING DEPOSITS	471,165	9,214	1.96	362,564	8,076	2.23	271,895	7,165	2.64
Borrowings:
Securities sold under
agreements to repurchase	29,285	290	0.99	27,674	233	0.84	24,345	229	0.94
FHLB advances	37,114	1,554	4.19	57,399	2,689	4.68	77,923	3,453	4.43
Junior subordinated debt	7,217	227	3.15	7,217	227	3.15	7,217	357	4.95
TOTAL INTEREST-
BEARING LIABILITIES	544,781	11,285	2.07	454,854	11,225	2.47	381,380	11,204	2.94
Noninterest-bearing
demand deposits	35,098	-	-	25,701	-	-	23,140	-	-
Other liabilities	2,882	-	-	1,438	-	-	546	-	-
TOTAL LIABILITIES	582,761	-	-	481,993	11,225	-	405,066	11,204	-
Stockholders’ equity	49,897	-	-	44,141	-	-	36,631	-	-
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$632,658	11,285	-	$526,134	11,225	-	$441,697	11,204	-
Net interest income		$23,763			$16,316			$14,097
Interest rate spread (4)			3.71%			3.06%			3.10%
Net interest margin (5)			3.92%			3.27%			3.37%
Ratio of average interest-earning
assets to average interest-
bearing liabilities	111.29%				109.57%				109.77%

(1)	Calculated net of deferred loan fees, loan discounts and loans-in-process. Nonaccrual loans are included in average loans.
(2)	Includes FHLB stock and related cash dividends.
(3)	Includes equity securities and related cash dividends.
(4)	Represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Represents net interest income divided by average interest-earning assets.

>   FINANCIAL REVIEW   (continued)   <

YIELDS EARNED AND RATES PAID

The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on the Company’s assets, the weighted average interest rates paid on the Company’s liabilities, together with the net yield on interest-earning assets.

	At June 30,	For The Year Ended June 30,
	2011	2011	2010	2009
Weighted-average yield on loan portfolio	6.08%	6.41%	6.10%	6.39%
Weighted-average yield on mortgage-backed securities	4.85	4.83	4.78	4.84
Weighted-average yield on investment securities (1)	3.43	3.18	3.74	3.45
Weighted-average yield on other interest-earning assets	0.39	0.35	0.39	0.68
Weighted-average yield on all interest-earning assets	5.61	5.78	5.53	6.04
Weighted-average rate paid on deposits	1.47	1.96	2.23	2.64
Weighted-average rate paid on securities sold under
agreements to repurchase	0.86	0.99	0.84	0.94
Weighted-average rate paid on FHLB advances	4.02	4.19	4.68	4.43
Weighted-average rate paid on subordinated debt	3.00	3.14	3.15	4.95
Weighted-average rate paid on all interest-bearing liabilities	1.61	2.07	2.47	2.93
Interest rate spread (spread between weighted average rate on
all interest-earning assets and all interest-bearing liabilities)	4.00	3.71	3.06	3.11
Net interest margin (net interest income as a percentage of
average interest-earning assets)	4.16	3.92	3.27	3.37
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

	Years Ended June 30, 2011 Compared to 2010 Increase (Decrease) Due to				Years Ended June 30, 2010 Compared to 2009 Increase (Decrease) Due to
(dollars in thousands)	Rate	Volume	Rate/ Volume	Net	Rate	Volume	Rate/ Volume	Net
Interest-earning assets:
Loans receivable (1)	$1,247	$6,164	$299	$7,710	$(1,036)	$2,879	$(119)	$1,724
Mortgage-backed securities	18	(352)	(4)	(338)	(21)	7	-	(14)
Investment securities (2)	(173)	359	(55)	131	59	358	33	450
Other interest-earning deposits	(12)	18	(3)	3	(15)	164	(69)	80
Total net change in income on
interest-earning assets	1,080	6,189	237	7,506	(1,013)	3,408	(155)	2,240
Interest-bearing liabilities:
Deposits	(1,125)	2,495	(233)	1,137	(1,172)	2,288	(205)	911
Securities sold under
agreements to repurchase	42	14	1	57	(24)	31	(3)	4
Subordinated debt	(1)	-	1	-	(130)	-	-	(130)
FHLB advances	(281)	(949)	96	(1,134)	195	(909)	(50)	(764)
Total net change in expense on
interest-bearing liabilities	(1,365)	1,560	(135)	60	(1,131)	1,410	(258)	21
Net change in net interest income	$2,445	$4,629	$372	$7,446	$118	$1,998	$103	$2,219

(1) Does not include interest on loans placed on nonaccrual status.
(2) Does not include dividends earned on equity securities.

>   REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM   <

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors
and Stockholders
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri

We have audited the accompanying consolidated balance sheets of Southern Missouri Bancorp, Inc. (“Company”) as of June 30, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2011.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Missouri Bancorp, Inc. as of June 30, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Decatur, Illinois
September 21, 2011

>   CONSOLIDATED BALANCE SHEETS   <
JUNE 30, 2011 AND 2010
Southern Missouri Bancorp, Inc.

Assets	2011	2010
Cash and cash equivalents	$33,895,706	$33,383,278
Interest-bearing time deposits	792,000	1,089,000
Available for sale securities (Note 2)	63,327,201	66,965,413
Stock in FHLB of Des Moines	2,369,200	2,621,600
Stock in Federal Reserve Bank of St. Louis	718,750	583,100
Loans, net of allowance for loan losses of
$6,438,451 and $4,508,611 at
June 30, 2011 and 2010, respectively (Notes 3 and 4)	556,576,055	418,682,927
Accrued interest receivable	3,799,935	3,043,324
Premises and equipment, net (Note 5)	8,057,529	7,650,244
Bank owned life insurance - cash surrender value	8,114,469	7,836,929
Intangible assets, net	1,874,689	1,604,372
Prepaid expenses and other assets	8,674,848	8,623,520
TOTAL ASSETS	$688,200,382	$552,083,707

Liabilities and Stockholders’ Equity
Deposits (Note 6)	$560,150,817	$422,892,907
Securities sold under agreements to repurchase (Note 7)	25,230,051	30,368,748
Advances from FHLB of Des Moines (Note 8)	33,500,000	43,500,000
Accounts payable and other liabilities	5,536,062	1,598,436
Accrued interest payable	834,344	857,418
Subordinated debt (Note 9)	7,217,000	7,217,000
TOTAL LIABILITIES	632,468,274	506,434,509

Commitments and contingencies (Note 15)	-	-

Preferred stock, $.01 par value; $1,000 liquidation value
500,000 shares authorized; 9,550 issued and outstanding	9,455,635	9,421,321
Common stock, $.01 par value; 4,000,000 shares
authorized; 2,957,226 shares issued	29,572	29,572
Warrants to acquire common stock	176,790	176,790
Additional paid-in capital	16,274,545	16,367,698
Retained earnings	43,014,191	33,060,723
Treasury stock of 858,250 shares in 2011 and 869,250 in 2010, at cost	(13,754,245)	(13,994,870)
Accumulated other comprehensive income	535,620	587,964
TOTAL STOCKHOLDERS’ EQUITY	55,732,108	45,649,198
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$688,200,382	$552,083,707

See accompanying notes to consolidated financial statements.

>   CONSOLIDATED STATEMENTS OF INCOME   <
YEARS ENDED JUNE 30, 2011, 2010 AND 2009

Southern Missouri Bancorp, Inc.

Interest income:	2011	2010	2009
Loans	$32,265,395	$24,554,917	$22,830,730
Investment securities	1,286,779	1,155,795	706,429
Mortgage-backed securities	1,376,856	1,715,309	1,728,958
Other interest-earning assets	118,627	115,239	35,010
TOTAL INTEREST INCOME	35,047,657	27,541,260	25,301,127
Interest expense:
Deposits	9,213,424	8,076,400	7,165,030
Securities sold under agreements
to repurchase	290,203	232,773	228,893
Advances from FHLB of Des Moines	1,554,344	2,688,747	3,452,840
Subordinated debt	226,776	227,019	357,387
TOTAL INTEREST EXPENSE	11,284,747	11,224,939	11,204,150
NET INTEREST INCOME	23,762,910	16,316,321	14,096,977
Provision for loan losses (Note 3)	2,384,799	924,933	1,150,985
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	21,378,111	15,391,388	12,945,992
Noninterest income:
AFS securities losses due to
other-than-temporary impairment	-	-	(678,973)
Customer service charges	1,538,483	1,360,526	1,223,449
Loan late charges	231,897	214,444	155,454
Increase in cash surrender value
of bank owned life insurance	277,540	273,074	274,036
Bargain purchase gain on acquisition	6,996,750	-	-
Other	1,457,622	1,246,088	845,778
TOTAL NONINTEREST INCOME	10,502,292	3,094,132	1,819,744
Noninterest expense:
Compensation and benefits	7,987,470	6,291,436	4,800,224
Occupancy and equipment	2,242,284	1,869,597	1,528,850
Deposit insurance premium	563,751	554,467	535,971
Professional fees	530,133	306,069	311,461
Advertising	262,294	252,404	217,295
Postage and office supplies	362,201	417,699	317,844
Amortization of intangible assets	354,636	289,066	255,258
Other	2,156,000	2,368,089	1,167,223
TOTAL NONINTEREST EXPENSE	14,458,769	12,348,827	9,134,126
INCOME BEFORE INCOME TAXES	17,421,634	6,136,693	5,631,610
Income taxes (Note 11)
Current	4,443,982	2,052,105	2,089,533
Deferred	1,507,621	(541,000)	(293,000)
	5,951,603	1,511,105	1,796,533
NET INCOME	$11,470,031	$4,625,588	$3,835,077
Less: effective dividend on preferred shares	511,814	510,006	288,841
NET INCOME AVAILABLE TO
COMMON STOCKHOLDERS	$10,958,217	$4,115,582	$3,546,236
Basic earnings per share available to common stockholders	$5.25	$1.98	$1.67
Diluted earnings per share available to common stockholders	$5.12	$1.95	$1.67
Dividends paid	$.48	$.48	$.48

See accompanying notes to consolidated financial statements.

>   CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY   <
YEARS ENDED JUNE 30, 2011, 2010 AND 2009

Southern Missouri Bancorp, Inc.

			Warrants to				Accumulated
			Acquire	Additional			Other	Total
	Preferred	Common	Common	Paid-in	Retained	Treasury	Comprehensive	Stockholders’
	Stock	Stock	Stock	Capital	Earnings	Stock	Income (Loss)	Equity

BALANCE AT JUNE 30, 2008	$-	$29,572	$-	$16,675,839	$27,364,219	$(13,002,803)	$(595,178)	$30,471,649

Net income					3,835,077			3,835,077
Change in unrealized gain on available for sale securities							733,603	733,603
Defined benefit pension plan net loss							(22,416)	(22,416)
TOTAL COMPREHENSIVE INCOME								4,546,264

Preferred stock issued	9,373,210		176,790	(38,871)				9,511,129
Purchases of treasury stock						(1,507,825)		(1,507,825)
Dividends paid on common stock ($.48 per share)					(1,024,172)			(1,024,172)
Dividends paid on preferred stock					(212,222)			(212,222)
Accretion of discount on preferred stock	15,605				(15,605)			-
SOP Expense				47,215				47,215
MRP expense				12,809				12,809
Tax benefit of MRP				2,422				2,422
Exercise of stock options				(354,689)		515,758		161,069
BALANCE AT JUNE 30, 2009	$9,388,815	$29,572	$176,790	$16,344,725	$29,947,297	$(13,994,870)	$116,009	$42,008,338

Net income					4,625,588			4,625,588
Change in unrealized gain on available for sale securities							469,737	469,737
Defined benefit pension plan net gain							2,218	2,218
TOTAL COMPREHENSIVE INCOME								5,097,543

Dividends paid on common stock ($.48 per share)					(1,002,156)			(1,002,156)
Dividends paid on preferred stock					(477,500)			(477,500)
Accretion of discount on preferred stock	32,506				(32,506)			-
SOP Expense				11,072				11,072
MRP expense				11,901				11,901
BALANCE AT JUNE 30, 2010	$9,421,321	$29,572	$176,790	$16,367,698	$33,060,723	$(13,994,870)	$587,964	$45,649,198

Net income					11,470,031			11,470,031
Change in unrealized gain on available for sale securities							(55,249)	(55,249)
Defined benefit pension plan net gain							2,905	2,905
TOTAL COMPREHENSIVE INCOME								11,417,687

Dividends paid on common stock ($.48 per share)					(1,004,749)			(1,004,749)
Dividends paid on preferred stock					(477,500)			(477,500)
Accretion of discount on preferred stock	34,314				(34,314)			-
SOP Expense				10,388				10,388
MRP expense				13,152				13,152
Tax benefit of MRP				6,860				6,860
Exercise of stock options				(157,895)		240,625		82,730
Tax benefit of stock options				34,342				34,342
BALANCE AT JUNE 30, 2011	$9,455,635	$29,572	$176,790	$16,274,545	$43,014,191	$(13,754,245)	$535,620	$55,732,108

See accompanying notes to consolidated financial statements.

24-25

>   CONSOLIDATED STATEMENTS OF CASH FLOWS   <
YEARS ENDED JUNE 30, 2011, 2010 AND 2009

Southern Missouri Bancorp, Inc.

Cash flows from operating activities:	2011	2010	2009
Net income	$11,470,031	$4,625,588	$3,835,077
Items not requiring (providing) cash:
Depreciation	733,131	709,981	625,582
Loss on disposal of fixed assets	-	280,521	-
SOP and MRP expense	64,742	22,973	62,446
AFS securities losses due to other-than-temporary
impairment	-	-	678,973
Loss (gain) on sale of foreclosed assets	71,964	84,324	(21,369)
Amortization of intangible assets	323,387	289,066	255,258
Increase in cash surrender value
of bank owned life insurance	(277,540)	(273,074)	(274,036)
Provision for loan losses	2,384,799	924,993	1,150,985
Amortization of premiums and discounts
on securities	258,606	200,952	136,347
Bargain purchase gain on acquisition	(6,996,750)	-	-
Decrease (increase) deferred income taxes	1,507,621	(541,000)	(293,000)
Changes in:
Accrued interest receivable	100,525	(261,572)	361,616
Prepaid expenses and other assets	693,289	(1,090,179)	95,720
Accounts payable and other liabilities	4,248,091	(26,288)	454,379
Accrued interest payable	(107,241)	(192,688)	(210,683)
NET CASH PROVIDED BY OPERATING ACTIVITIES	14,474,655	4,753,597	6,857,295

Cash flows from investing activities:
Net cash received in acquisitions	$38,249,286	$9,713,304	$-
Net change in interest-bearing deposits	297,000	(1,089,000)	1,980,000
Net increase in loans	(26,806,328)	(37,503,820)	(27,425,708)
Proceeds from maturities of
available for sale securities	26,595,224	16,631,759	9,227,820
Purchases of available for
sale securities	(23,303,316)	(21,270,406)	(29,141,403)
Investment in federal and state tax credits	(2,138,984)	(1,250,000)	(1,263,944)
Redemption (purchase) of Federal Home Loan Bank stock	1,020,900	1,970,700	(1,268,600)
Purchase of Federal Reserve Bank of St. Louis stock	(135,650)	(583,100)	-
Purchase of premises and equipment	(1,139,257)	(1,131,254)	(556,043)
Proceeds from sale of fixed assets	-	2,006,263	-
Proceeds from sale of foreclosed and repossessed property	724,667	1,296,410	352,194
NET CASH PROVIDED BY (USED IN)
INVESTING ACTIVITIES	13,363,542	(31,209,144)	(48,095,684)

See accompanying notes to consolidated financial statements.

>   CONSOLIDATED STATEMENTS OF CASH FLOWS   (continued)   <
YEARS ENDED JUNE 30, 2011, 2010 AND 2009

Southern Missouri Bancorp, Inc.

Cash flows from financing activities:	2011	2010	2009
Net increase in demand deposits and savings accounts	$39,133,943	$74,540,768	$9,750,488
Net (decrease)/increase in certificates of deposit	(32,714,693)	7,332,057	9,947,935
Net (decrease)/increase in securities sold under
agreements to repurchase	(5,138,697)	6,621,191	1,944,044
Proceeds from Federal Home Loan Bank advances	-	30,950,000	212,675,000
Repayments of Federal Home Loan Bank advances	(27,206,803)	(66,200,000)	(197,975,000)
Proceeds from issuance of preferred stock	-	-	9,511,129
Dividends paid on preferred stock	(477,500)	(477,500)	(212,222)
Dividends paid on common stock	(1,004,749)	(1,002,156)	(1,024,172)
Exercise of stock options	82,730	-	161,069
Purchases of treasury stock	-	-	(1,507,825)
NET CASH (USED IN) PROVIDED BY
FINANCING ACTIVITIES	(27,325,769)	51,764,360	43,270,446
Increase in cash and cash equivalents	512,428	25,308,813	2,032,057
Cash and cash equivalents at beginning of year	33,383,278	8,074,465	6,042,408
CASH AND CASH EQUIVALENTS AT END OF YEAR	$33,895,706	$33,383,278	$8,074,465

Supplemental disclosures of cash flow information:
Noncash investing and financing activities
Conversion of loans to foreclosed real estate	$896,875	$1,925,854	$477,177
Conversion of foreclosed real estate to loans	$157,500	$196,944	$13,172
Conversion of loans to repossessed assets	$396,229	$255,620	$255,516

Cash paid during the period for
Interest (net of interest credited)	$3,079,647	$4,142,105	$4,981,065
Income taxes	$1,947,171	$1,598,000	$1,886,405

See accompanying notes to consolidated financial statements.

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
The Bank is primarily engaged in providing a full range of banking and financial services to individuals and corporate customers in its market areas. The Bank and Company are subject to competition from other financial institutions. The Bank and Company are subject to the regulation of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation. The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and general practices within the banking industry. In the normal course of business, the Company encounters two significant types of risk: economic and regulatory. Economic risk is comprised of interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities reprice on a different basis than its interest-earning assets. Credit risk is the risk of default on the Company’s investment or loan portfolios resulting from the borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of the investment portfolio, collateral underlying loans receivable, and the value of the Company’s investments in real estate.

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
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, estimated fair values of purchased loans, other-than-temporary impairments (OTTI), and fair value of financial instruments.

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents includes cash, due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest-bearing deposits in other depository institutions were $30,690,109 and $31,246,703 at June 30, 2011 and 2010, respectively. The deposits are held in various commercial banks in amounts not exceeding the FDIC’s deposit insurance limits, as well as at the Federal Reserve, the Federal Home Loan Bank of Des Moines, and the Federal Home Loan Bank of Dallas.

Available for Sale Securities. Available for sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses, net of tax, are reported in accumulated other comprehensive income, a component of stockholders’ equity. All securities have been classified as available for sale.
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
As a result of this guidance, the Company’s consolidated statement of income as of June 30, 2011, reflects the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Company intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.
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
    Interest on loans is accrued based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in management’s judgment, the collectibility of interest or principal in the normal course of business is doubtful. The Company complies with regulatory guidance which indicates that loans should be placed in nonaccrual status when 90 days past due, unless the loan is both well-secured and in the process of collection.  A loan that is “in the process of collection” may be subject to legal action or, in appropriate circumstances, through other collection efforts reasonably expected to result in repayment or restoration to current status in the near future. A loan is considered delinquent when a payment has not been made by the contractual due date. Interest income previously accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. Cash receipts on a nonaccrual loan are applied to principal and interest in accordance with

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

its contractual terms unless full payment of principal is not expected, in which case cash receipts, whether designated as principal or interest, are applied as a reduction of the carrying value of the loan. A nonaccrual loan is generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured, and a consistent record of performance has been demonstrated.
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
Loans are considered impaired if, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Depending on a particular loan’s circumstances, we measure impairment of a loan based upon either the present value of expected future cash flows discounted at the loans effective interest rate, the loan’s observable market price, or the fair value of the collateral less estimated costs to sell if the loan is collateral dependent.  Valuation allowances are established for collateral-dependent impaired loans for the difference between the loan amount and fair value of collateral less estimated selling costs.  For impaired loans that are not collateral dependent, a valuation allowance is established for the difference between the loan amount and the present value of expected future cash flows discounted at the historical effective interest rate or the observable market price of the loan. Impairment losses are recognized through an increase in the required allowance for loan losses. Cash receipts on loans deemed impaired are recorded based on the loan’s separate status as a nonaccrual loan or an accrual status loan.
As a result of the acquisition of the former First Southern Bank, Batesville, Arkansas, the Company acquired certain loans with an outstanding principal balance of $14.2 million for which it was deemed probable that we would be unable to collect all contractually required payments.  These loans are accounted for in accordance with ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality.  The Company recorded a fair value discount of $3.9 million related to these loans acquired with deteriorated credit quality (“purchased credit impaired loans”), and began carrying them at a value of $10.3 million.  For these loans, we determined the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”), and estimated the amount and timing of undiscounted expected principal and interest payments, including expected prepayments (the “undiscounted expected cash flows”).  Under acquired impaired loan accounting, the difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference.  The nonaccretable difference is an estimate of the loss exposure of principal and interest related to the purchased credit impaired loans, and the amount is subject to change over time based on the performance of the loans.  The carrying value of purchased credit impaired loans is initially determined as the discounted expected cash flows.  The excess of expected cash flows at acquisition over the initial fair value of the purchased credit impaired loans is referred to as the “accretable yield” and is recorded as interest income over the estimated life of the acquired loans using the level-yield method, if the timing and amount of the future cash flows is reasonably estimable.  The carrying value of purchased credit impaired loans is reduced by payments received, both principal and interest, and increased by the portion of the accretable yield recognized as interest income.  Subsequent to acquisition, the Company evaluates the purchased credit impaired loans on a quarterly basis.  Increases in expected cash flows compared to those previously estimated increase the accretable yield and are recognized as interest income prospectively.  Decreases in expected cash flows compared to those previously estimated decrease the accretable yield and may result in the establishment of an allowance for loan losses and a provision for loan losses.  Purchased credit impaired loans are generally considered accruing and performing loans, as the loans accrete interest income over the estimated life of the loan when expected cash flows are reasonably estimable.  Accordingly, purchased credit impaired loans that are contractually past due are still considered to be accruing and performing as long as there is an expectation that the estimated cash flows will be received.  If the timing and amount of cash flows is not reasonably estimable, the loans may be classified as nonaccrual loans.
Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans.

Foreclosed Real Estate. Real estate acquired by foreclosure or by deed in lieu of foreclosure is initially recorded at fair value less estimated selling costs. Costs for development and improvement of the property are capitalized.
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
Depreciation is computed by use of straight-line and accelerated methods over the estimated useful lives of the assets. Estimated lives are generally 10 to 40 years for premises, and five to seven years for equipment.

Intangible Assets. The Company’s gross amount of intangible assets at June 30, 2011 and 2010 was $4.7 million and $4.1 million, respectively, with accumulated amortization of $2.9 million and $2.5 million, respectively. The Company’s intangible assets are being amortized over periods ranging from five to fifteen years, with amortization expense expected to be approximately $417,000 per year over the next three years.

Income Taxes. The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense:

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

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
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to the management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
The Company recognizes interest and penalties on income taxes as a component of income tax expense.
The Company files consolidated income tax returns with its subsidiary.

Incentive Plan. The Company accounts for its management and recognition plan (MRP) in accordance with ASC 718, “Share-Based Payment.” The aggregate purchase price of all shares owned by the incentive plan is reflected as a reduction of stockholders’ equity. Compensation expense is based on the market price of the Company’s stock on the date the shares are granted and is recorded over the vesting period. The difference between the aggregate purchase price and the fair value on the date the shares are considered earned is recorded as an adjustment to additional paid in capital.

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

Stock Options. The Company adopted ASC 718, “Share-Based Payment,” which requires the compensation costs related to share-based payment transactions to be recognized in financial statements, in the first quarter of fiscal 2006, primarily due to the Company’s transition from a small business filer to a full filer. With limited exceptions, the amount of compensation cost is measured based on the grant-date fair value of the equity instruments issued. Compensation cost is recognized over the vesting period during which an employee provides service in exchange for the award. Stock-based compensation has been recognized for all stock options granted or modified after July 1, 2005. In addition, stock options not vested on July 1, 2005, were recognized in expense over their remaining vesting period.

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

Reclassification. Certain amounts included in the 2010 and 2009 consolidated financial statements have been reclassified to conform to the 2011 presentation. These reclassifications had no effect on net income.

The following paragraphs summarize the impact of new accounting pronouncements:
In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-06, “Fair Value Measurement and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements.”  ASU 2010-06 amends the fair value disclosure guidance.  The amendments include new disclosures and changes to clarify existing disclosure requirements.  ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements of Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Adoption of this update did not have a material effect on the Company’s financial statements.
In July 2010, the FASB issued Accounting Standards Update ASU No. 2010-20, “Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses,” which requires significant new disclosures about the allowance for credit losses and the credit quality of financing receivables.  The requirements are intended to enhance transparency regarding credit losses and the credit quality of loan and lease receivables.  Under this statement, allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired financing receivables and nonaccrual status are to be presented by class of financing receivable.  Disclosure of the nature, extent, and financial impact

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

and segment information concerning troubled debt restructurings will also be required.  The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the portfolio’s risk and performance.  ASU 2010-20 is effective for interim and annual reporting periods after December 15, 2010.  The Company has adopted the provisions of ASU 2010-20 and has provided the required disclosure in this report.  Adoption of the update did not have a material effect on the Company’s financial statements, but it has significantly expanded the disclosures the Company is required to provide.
In April 2011, the FASB issued ASU No. 2011-02, “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.”  The provisions of ASU NO. 2011-02 provide additional guidance related to determining whether a creditor has granted a concession, include factors and examples for creditors to consider in evaluating whether a restructuring results in a delay in payment that is insignificant, prohibit creditors from using the borrower’s effective rate test to evaluate whether a concession has been granted to the borrower, and add factors for creditors to use in determining whether a borrower is experiencing financial difficulties.  A provision in ASU No. 2011-02 also ends the FASB’s deferral of the additional disclosures about troubled debt restructurings as required by ASU No. 2010-20.  The provisions of ASU No. 2011-02 are effective interim and annual periods beginning after June 15, 2011, and will be effective for the Company’s quarter ended September 30, 2011.  The adoption of ASU 2011-02 is not expected to have a material impact on the Company’s financial statements.
In April 2011, the FASB issued ASU No. 2011-03 to amend FASB ASC Topic 860, Transfers and Servicing.  ASC 860 outlines when the transfer of financial assets under a repurchase agreement may or may not be accounted for as a sale.  Whether the transferring entity maintains effective control over the transferred financial assets provides the basis for such a determination.  The previous requirement that the transferor must have the ability to repurchase or redeem the financial assets before the maturity of the agreement is removed from the assessment of effective control by this Update.  The Update is effective on a prospective basis for interim and annual reporting periods beginning on or after December 15, 2011, and is not expected to have a material impact on the Company’s financial position or results of operations.
In May 2011, the FASB issued ASU No. 2011-04 to amend FASB ASC Topic 820, Fair Value Measurement:  Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs.  The Update amends the GAAP requirements for measuring fair value and for disclosures about fair value measurements to improve consistency between GAAP and IFRSs by changing some of the wording used to describe the requirements, clarifying the intended application of certain requirements and changing certain principles.  The Update is effective on a prospective basis for interim and annual reporting periods beginning after December 15, 2011, and is not expected to have a material impact on the Company’s financial position or results of operations.
In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05 to amend FASB ASC Topic 220, Comprehensive Income:  Presentation of Comprehensive Income.  The purpose of the Update is to improve the comparability, consistency and transparency of financial reporting related to other comprehensive income.  It eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity.  Instead, the components of other comprehensive income must either be presented with net income in a single continuous statement of comprehensive income or as a separate but consecutive statement following the statement of operations.  Regardless of which method is used, adjustments for items that are reclassified from other comprehensive income to net income must be presented on the face of the financial statements.  The Update is effective on a retrospective basis for interim and annual reporting periods beginning after December 15, 2011, and is not expected to have a material impact on the Company’s financial position or results of operations.

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 2:  Available-for-Sale Securities

The amortized cost, gross unrealized gains, gross unrealized losses and approximate fair value of securities available for sale consisted of the following:

	June 30, 2011
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Debt and equity securities:
U.S. government and Federal
agency obligations	$12,991,362	$28,805	$(44,097)	$12,976,070
Obligations of states and
political subdivisions	24,232,364	816,966	(67,876)	24,981,454
FHLMC preferred stock	-	-	-
Other securities	1,785,562	18,717	(970,138)	834,141
TOTAL DEBT AND EQUITY SECURITIES	39,009,288	864,488	(1,082,111)	38,791,665

Mortgage-backed securities:
FHLMC certificates	4,829,996	356,213	-	5,186,209
GNMA certificates	89,126	1,481	-	90,607
FNMA certificates	4,632,854	353,886	-	4,986,740
CMOs issued by government agencies	13,938,320	333,660	-	14,271,980
TOTAL MORTGAGE-BACKED SECURITIES	23,490,296	1,045,240	-	24,535,536
TOTAL	$62,499,584	$1,909,728	$(1,082,111)	$63,327,201

	June 30, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Debt and equity securities:
U.S. government and Federal
agency obligations	$12,345,409	$68,568	$-	$12,413,977
Obligations of states and
political subdivisions	19,351,837	454,941	(37,661)	19,769,117
FHLMC preferred stock	-	6,000	-	6,000
Other securities	1,771,299	4,306	(1,333,737)	441,868
TOTAL DEBT AND EQUITY SECURITIES	33,468,545	533,815	(1,371,398)	32,630,962

Mortgage-backed securities:
FHLMC certificates	7,316,562	498,133	-	7,814,695
GNMA certificates	99,148	2,028	-	101,176
FNMA certificates	7,101,611	511,596	(148)	7,613,059
CMOs issued by government agencies	18,064,231	741,290	-	18,805,521
TOTAL MORTGAGE-BACKED SECURITIES	32,581,552	1,753,047	(148)	34,334,451
TOTAL	$66,050,097	$2,286,862	$(1,371,546)	$66,965,413

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

The amortized cost and fair value of available-for-sale securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2011
		Estimated
	Amortized	Fair
Available for Sale	Cost	Value
Within one year	$-	$-
After one but less than five years	920,000	925,925
After five but less than 10 years	7,777,301	7,920,957
After 10 years	30,311,987	29,944,783
Total investment securities	39,009,288	38,791,665
Mortgage-backed securities - GSE residential	23,490,296	24,535,536
TOTAL	$62,499,584	$63,327,201

The carrying value of investment and mortgage-backed securities pledged as collateral to secure public deposits and securities sold under agreements to repurchase amounted to $57.1 million and $62.0 million at June 30, 2011 and 2010, respectively.
No gains or losses resulted from sales of available-for-sale securities in 2011, 2010, or 2009.
With the exception of U.S. government agencies and corporations, the Company did not hold any securities of a single issuer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholders’ equity at June 30, 2011.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2011, was $10.8 million, which is approximately 17.0% of the Company’s available for sale investment portfolio, as compared to $4.9 million or approximately 7.3% of the Company’s available for sale investment portfolio at June 30, 2010. Except as discussed below, management believes the declines in fair value for these securities to be temporary.
The tables below show our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2011 and 2010.

	Less than 12 months		12 months or more		Total
Description of		Unrealized		Unrealized		Unrealized
Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
For the year ended June 30, 2011

US Government and Federal Agency obligations	$5,955,903	$44,097	$-	$-	$5,955,903	$44,097
Other securities	-	-	568,568	970,138	568,568	970,138
Obligations of state and political subdivisions	4,233,216	67,876	-	-	4,233,216	67,876

Total temporarily impaired securities	$10,189,119	$111,973	$568,568	$970,138	$10,757,687	$1,082,111

	Less than 12 months		12 months or more		Total
Description of		Unrealized		Unrealized		Unrealized
Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
For the year ended June 30, 2010

Mortgage-backed securities - GSE residential	$-	$-	$27,349	$148	$27,349	$148
Other securities	-	-	191,218	1,333,737	191,218	1,333,737
Obligations of state and political subdivisions	4,677,991	37,661	-	-	4,677,991	37,661

Total temporarily impaired securities	$4,677,991	$37,661	$218,567	$1,333,885	$4,896,558	$1,371,546

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

Other Securities. At June 30, 2011, there were four pooled trust preferred securities with a fair value of $569,000 and unrealized losses of $1.0 million in a continuous unrealized loss position for twelve months or more.  These unrealized losses were primarily due to the long-term nature of the pooled trust preferred securities, a lack of demand or inactive market for these securities, and concerns regarding the financial institutions that have issued the underlying trust preferred securities.
The June 30, 2011, cash flow analysis for three of these securities showed it is probable the Company will receive all contracted principal and related interest projected. The cash flow analysis used in making this determination was based on anticipated default and recovery rates, amounts of prepayments, and the resulting cash flows were discounted based on the yield anticipated at the time the securities were purchased.  Other inputs include the actual collateral attributes, which include credit ratings and other performance indicators of the underlying financial institutions, including profitability, capital ratios, and asset quality.  Assumptions for these three securities included prepayments by all issuers of asset size greater than $15 billion, to account for the lack of favorable capital treatment under the Dodd-Frank regulatory reform bill; prepayments of 5% every five years thereafter, to account for isolated prepayments; no recoveries on issuers currently in default; recoveries of 34% to 40% on currently deferred issuers within the next two years; no new deferrals for the next two years; and annual defaults of 36 basis points (with 10% recoveries, lagged two years) thereafter.
One of these three securities continues to receive cash interest payments in full and our cash flow analysis indicates that these payments are likely to continue. Because the Company does not intend to sell this security and it is not more-likely-than-not that the Company will be required to sell the security prior to recovery of its amortized cost basis, which may be maturity, the Company does not consider this investment to be other than temporarily impaired at June 30, 2011.
For two of these three securities, the Company is receiving principal-in-kind (PIK), in lieu of cash interest. These securities all allow, under the terms of the issue, for issuers to defer interest for up to five consecutive years.  After five years, if not cured, the securities are considered to be in default and the trustee may demand payment in full of principal and accrued interest. Issuers are also considered to be in default in the event of the failure of the issuer or a subsidiary.  Both deferred and defaulted issuers are considered non-performing, and the trustee calculates, on a quarterly or semi-annual basis, certain coverage tests prior to the payment of cash interest to owners of the various tranches of the securities.  The tests must show that performing collateral is sufficient to meet requirements for senior tranches, both in terms of cash flow and collateral value, before cash interest can be paid to subordinate tranches.  If the tests are not met, available cash flow is diverted to pay down the principal balance of senior tranches until the coverage tests are met, before cash interest payments to subordinate tranches may resume. The Company’s investments in these two securities are receiving PIK due to failure of the required coverage tests described above at senior tranche levels of these securities. The risk to holders of a tranche of a security in PIK status is that the pool’s total cash flow will not be sufficient to repay all principal and accrued interest related to the investment. The impact of payment of PIK to subordinate tranches is to strengthen the position of senior tranches, by reducing the senior tranches’ principal balances relative to available collateral and cash flow, while increasing principal balances, decreasing cash flow, and increasing credit risk to the tranches receiving PIK. For our securities in receipt of PIK, the principal balance is increasing, cash flow has stopped, and, as a result, credit risk is increasing. The Company expects these securities to remain in PIK status for a period of three to seven years. Despite these facts, because the Company does not intend to sell these two securities and it is not more-likely-than-not that the Company will be required to sell these two securities prior to recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other than temporarily impaired at June 30, 2011.
At December 31, 2008, analysis of the fourth pooled trust preferred security indicated other-than-temporary impairment (OTTI) and the Company performed further analysis to determine the portion of the loss that was related to credit conditions of the underlying issuers. The credit loss was calculated by comparing expected discounted cash flows based on performance indicators of the underlying assets in the security to the carrying value of the investment. The discounted cash flow was based on anticipated default and recovery rates, and resulting projected cash flows were discounted based on the yield anticipated at the time the security was purchased.  Based on this analysis, the Company recorded an impairment charge of $375,000 for the credit portion of the unrealized loss for this trust preferred security. This loss established a new, lower amortized cost basis of $125,000 for this security, and reduced non-interest income for the second quarter and the twelve months ended June 30, 2009. At June 30, 2011, cash flow analyses showed it is probable the Company will receive all of the remaining cost basis and related interest projected for the security. The cash flow analysis used in making this determination was based similar inputs and factors as those described above. Assumptions for this security included prepayments by all issuers of asset size greater than $15 billion, to account for the lack of favorable capital treatment under the Dodd-Frank regulatory reform bill; prepayments of 5% every five years thereafter, to account for isolated prepayments; no recoveries on issuers currently in default; recoveries of 28% on currently deferred issuers within the next two years; no new deferrals for the next two years; and annual defaults of 36 basis points (with 10% recoveries, lagged two years) thereafter.   This security is in PIK status due to similar criteria and factors as those described above, with similar impact to the Company. This security is projected to remain in PIK status for a period of three years. Because the Company does not intend to sell this security and it is not more-likely-than-not the Company will be required to sell this security before recovery of its new, lower amortized cost basis, which may be maturity, the Company does not consider the remainder of the investment in this security to be other-than-temporarily impaired at June 30, 2011.
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

The Company does not believe any other individual unrealized loss as of June 30, 2011, represents OTTI. However, given the continued disruption in the financial markets, the Company may be required to recognize OTTI losses in future periods with respect to its available for sale investment securities portfolio. The amount and timing of any additional OTTI will depend on the decline in the underlying cash flows of the securities. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in the period the other-than-temporary impairment is identified.

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

Credit Losses Recognized on Investments. As described above, some of the Company’s investments in trust preferred securities have experienced fair value deterioration due to credit losses, but are not otherwise other-than-temporarily impaired. During fiscal 2009, the Company adopted ASC 820, formerly FASB Staff Position 157-4, “Determining Fair Value when the Volume and Level of Activity For the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” The following table provides information about the trust preferred security for which only a credit loss was recognized in income and other losses are recorded in other comprehensive income (loss) for the years ended June 30, 2011 and 2010.

	Accumulated Credit Losses
	Year Ended June 30
	2011	2010
Credit losses on debt securities held
Beginning of period	$375,000	$375,000
Additions related to OTTI losses not previously recognized	-	-
Reductions due to sales	-	-
Reductions due to change in intent or likelihood of sale	-	-
Additions related to increases in previously recognized OTTI losses
Reductions due to increases in expected cash flows	-	-
End of period	$375,000	$375,000

NOTE 3:  Loans and Allowance for Loan Losses

Loans are summarized as follows:

	June 30
	2011	2010
Real estate loans:
Residential	$199,884,607	$158,494,230
Construction	29,921,110	27,951,418
Commercial	185,158,763	121,525,818
Consumer loans	29,963,281	26,323,936
Commercial	126,290,143	97,480,888
	571,217,904	431,776,290
Loans in process	(8,330,245)	(8,705,521)
Deferred loan fees, net	126,847	120,769
Allowance for loan losses	(6,438,451)	(4,508,611)
TOTAL	$556,576,055	$418,682,927

The Company’s lending activities consist of origination of loans secured by mortgages on one- to four-family residences and commercial and agricultural real estate, construction loans on residential and commercial properties, commercial and agricultural business loans and consumer loans. The Company has also occasionally purchased loan participation interests originated by other lenders and secured by properties generally located in the states of Missouri  and Arkansas.
    Supervision of the loan portfolio is the responsibility of our Chief Lending Officer. Loan officers have varying amounts of lending authority depending upon experience and types of loans. Loans beyond their authority are presented to the next level of authority, or to one of several lending committees, comprised of lenders and other officers with expertise in the type of loan the committee is authorized to approve. Loans to one borrower (or group of related borrowers), in aggregate, in excess of $1,000,000 require the approval of a majority of the Discount Committee, which consists of all Bank directors, prior to the closing of the loan. All loans are subject to ratification by the full Board of Directors.

The aggregate amount of loans that the Company is permitted to make under applicable federal regulations to any one borrower, including related entities, or the aggregate amount that the Company could have invested in any one real estate project, is based on the Bank’s capital levels.

Residential Mortgage Lending. The Company actively originates loans for the acquisition or refinance of one- to four-family residences. These loans are originated as a result of customer and real estate agent referrals, existing and walk-in customers and from responses to the Company’s marketing campaigns.
 The Company currently offers both fixed-rate and adjustable-rate mortgage (“ARM”) loans. Substantially all of the one- to four-family residential mortgage originations in the Company’s portfolio are located within the Company’s primary market area.
    The Company generally originates one- to four-family residential mortgage loans in amounts up to 90% of the lower of the purchase price or appraised value of residential property. For loans originated in excess of 80%, the Company charges an additional 50 basis points, but does not require private

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

mortgage insurance. The majority of new residential mortgage loans originated by the Company conform to secondary market standards. The interest rates charged on these loans are competitively priced based on local market conditions, the availability of funding, and anticipated profit margins. Fixed and ARM loans originated by the Company are amortized over periods as long as 30 years, but typically are repaid over shorter periods.
Fixed-rate loans secured by one- to four-family residences have contractual maturities up to 30 years, and are generally fully amortizing with payments due monthly. These loans normally remain outstanding for a substantially shorter period of time because of refinancing and other prepayments. A significant change in the interest rate environment can alter the average life of a residential loan portfolio. The one- to four-family fixed-rate loans do not contain prepayment penalties. Most are written using secondary market guidelines.
 The Company currently originates ARM loans, which adjust annually after an initial period of one, three or five years. Typically, originated ARM loans secured by owner occupied properties reprice at a margin of 2.75% to 3.00% over the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year (“CMT”). Generally, ARM loans secured by non-owner occupied residential properties reprice at a margin of 3.75% over the CMT index. Current residential ARM loan originations are subject to annual and lifetime interest rate caps and floors. As a consequence of using interest rate caps, initial rates which may be at a premium or discount, and a “CMT” loan index, the interest earned on the Company’s ARMs will react differently to changing interest rates than the Company’s cost of funds.
In underwriting one- to four-family residential real estate loans, the Company evaluates the borrower’s ability to meet debt service requirements at current as well as fully indexed rates for ARM loans, as well as the value of the property securing the loan. Most properties securing real estate loans made by the Company have appraisals performed on them by independent fee appraisers approved and qualified by the Board of Directors. The Company generally requires borrowers to obtain title insurance and fire, property and flood insurance (if indicated) in an amount not less than the amount of the loan. Real estate loans originated by the Company generally contain a “due on sale” clause allowing the Company to declare the unpaid principal balance due and payable upon the sale of the security property.
The Company also originates loans secured by multi-family residential properties that are generally located in the Company’s primary market area.  The majority of the multi-family residential loans that are originated by the Bank are amortized over periods generally up to 20 years, with balloon maturities up to five years.  Both fixed and adjustable interest rates are offered and it is typical for the Company to include an interest rate “floor” in the loan agreement.  Variable rate loans typically adjust daily, monthly, quarterly or annually based on the Wall Street prime interest rate.   Generally, multi-family residential loans do not exceed 85% of the lower of the appraised value or purchase price of the secured property.  The Company generally requires a Board-approved independent certified fee appraiser to be engaged in determining the collateral value.  As a general rule, the Company requires the unlimited guaranty of all individuals (or entities) owning (directly or indirectly) 20% or more of the stock of the borrowing entity.
The primary risk associated with multifamily loans is the ability of the income-producing property that collateralizes the loan to produce adequate cash flow to service the debt.    High unemployment or generally weak economic conditions may result in borrowers having to provide rental rate concessions to achieve adequate occupancy rates.  In an effort to reduce these risks, the Bank will evaluate the guarantor’s ability to inject personal funds as a tertiary source of repayment.

Commercial Real Estate Lending. The Company actively originates loans secured by commercial real estate including land (improved, unimproved, and farmland), strip shopping centers, retail establishments and other businesses generally located in the Company’s primary market area.
Most commercial real estate loans originated by the Company generally are based on amortization schedules of up to 20 years with monthly principal and interest payments. Generally, the interest rate received on these loans is fixed for a maturity for up to five years, with a balloon payment due at maturity. Alternatively, for some loans, the interest rate adjusts at least annually after an initial period up to five years, based upon the Wall Street Journal’s published prime rate.  The Company typically includes an interest rate “floor” in the loan agreement. Variable rate commercial real estate originations typically adjust daily, monthly, quarterly or annually based on the Wall Street Journal’s published prime rate. Generally, improved commercial real estate loan amounts do not exceed 80% of the lower of the appraised value or the purchase price of the secured property. Agricultural real estate terms offered differ slightly, with amortization schedules of up to 25 years with an 80% loan-to-value ratio, or 30 years with a 75% loan-to-value ratio. Before credit is extended, the Company analyzes the financial condition of the borrower, the borrower’s credit history, and the reliability and predictability of the cash flow generated by the property and the value of the property itself. Generally, personal guarantees are obtained from the borrower in addition to obtaining the secured property as collateral for such loans. The Company also generally requires appraisals on properties securing commercial real estate to be performed by a Board-approved independent certified fee appraiser.
Generally, loans secured by commercial real estate involve a greater degree of credit risk than one- to four-family residential mortgage loans. These loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by commercial real estate are often dependent on the successful operation or management of the secured property, repayment of such loans may be subject to adverse conditions in the real estate market or the economy.

Construction Lending. The Company originates real estate loans secured by property or land that is under construction or development. Construction loans originated by the Company are generally secured by mortgage loans for the construction of owner occupied residential real estate or to finance speculative construction secured by residential real estate, land development, or owner-operated or non-owner occupied commercial real estate.
During construction, these loans typically require monthly interest-only payments and have maturities ranging from 6 to 12 months. Once construction is completed, permanent construction loans may be converted to monthly payments using amortization schedules of up to 30 years on residential and generally up to 20 years on commercial real estate.
Speculative construction and land development lending generally affords the Company an opportunity to receive higher interest rates and fees with shorter terms to maturity than those obtainable from residential lending. Nevertheless, construction and land development lending is generally considered to involve a higher level of credit risk than one- to four-family residential lending due to (i) the concentration of principal among relatively few borrowers and development projects, (ii) the increased difficulty at the time the loan is made of accurately estimating building or development costs and the selling price of the finished product, (iii) the increased difficulty and costs of monitoring and disbursing funds for the loan,  (iv) the higher degree of sensitivity to increases in market rates of interest and changes in local economic conditions, and (v) the increased difficulty of working out problem

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

loans. Due in part to these risk factors, the Company may be required from time to time to modify or extend the terms of some of these types of loans. In an effort to reduce these risks, the application process includes a submission to the Company of accurate plans, specifications and costs of the project to be constructed. These items are also used as a basis to determine the appraised value of the subject property. Loan amounts are generally limited to 80% of the lesser of current appraised value and/or the cost of construction.
To closely monitor the inherent risks associated with construction loans, the Company will typically utilize maturity periods ranging from 6 to 12 months for these loans.   Weather conditions, change orders, availability of materials and/or labor, and other factors may contribute to the lengthening of a project, thus necessitating the need to renew the construction loan at the balloon maturity.  Such extensions are typically executed in incremental three month periods to facilitate project completion.  The Company’s average term of construction loans is approximately 14 months.  During construction, loans typically require monthly interest only payments which may allow the Company an opportunity to monitor for early signs of financial difficulty should the borrower fail to make a required monthly payment.  Additionally, during the construction phase, the Company typically obtains interim inspections completed by an independent third party.  This monitoring further allows the Company opportunity to assess risk.
At June 30, 2011, construction loans outstanding included 24 loans, totaling $2.2 million, for which a modification had been agreed to; At June 30, 2010, construction loans outstanding included 18 loans, totaling $6.3 million, for which a modification had been agreed to.  All modifications were solely for the purpose of extending the maturity date due to conditions described above.  None of these modifications were executed due to financial difficulty on the part of the borrower and, therefore, were not accounted for as TDRs.

Consumer Lending. The Company offers a variety of secured consumer loans, including home equity, direct and indirect automobile loans, second mortgages, mobile home loans and loans secured by deposits. The Company originates substantially all of its consumer loans in its primary market area. Usually, consumer loans are originated with fixed rates for terms of up to five years, with the exception of home equity lines of credit, which are variable, tied to the prime rate of interest and are for a period of ten years.
Home equity lines of credit (HELOCs) are secured with a deed of trust and are issued up to 100% of the appraised or assessed value of the property securing the line of credit, less the outstanding balance on the first mortgage. Interest rates on the HELOCs are adjustable and are tied to the current prime interest rate. This rate is obtained from the Wall Street Journal and adjusts on a daily basis. Interest rates are based upon the loan-to-value ratio of the property with better rates given to borrowers with more equity. HELOCs, which are secured by residential properties, are secured by stronger collateral than automobile loans and because of the adjustable rate structure, contain less interest rate risk to the Company. Lending up to 100% of the value of the property presents greater credit risk to the Company. Consequently, the Company limits this product to customers with a favorable credit history.
Automobile loans originated by the Company include both direct loans and a smaller amount of loans originated by auto dealers. The Company generally pays a negotiated fee back to the dealer for indirect loans. Typically, automobile loans are made for terms of up to 60 months for new and used vehicles. Loans secured by automobiles have fixed rates and are generally made in amounts up to 100% of the purchase price of the vehicle.
Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed for consumer loans include employment stability, an application, a determination of the applicant’s payment history on other debts, and an assessment of ability to meet existing and proposed obligations. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.
Consumer loans may entail greater credit risk than do residential mortgage loans, because they are generally unsecured or are secured by rapidly depreciable or mobile assets, such as automobiles. In the event of repossession or default, there may be no secondary source of repayment or the underlying value of the collateral could be insufficient to repay the loan. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Commercial Business Lending. The Company’s commercial business lending activities encompass loans with a variety of purposes and security, including loans to finance accounts receivable, inventory, equipment and operating lines of credit, including agricultural production and equipment loans.
The Company currently offers both fixed and adjustable rate commercial business loans. Adjustable rate business loans typically reprice daily, monthly, quarterly, or annually, in accordance with the Wall Street Journal’s prime rate of interest. The Company typically includes an interest rate “floor” in the loan agreement.
Commercial business loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. Generally, commercial loans secured by fixed assets are amortized over periods up to five years, while commercial operating lines of credit or agricultural production lines are generally for a one year period. The Company’s commercial business loans are evaluated based on the loan application, a determination of the applicant’s payment history on other debts, business stability and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.
Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

The tables on the following page present the balance in the allowance for loan losses and the recorded investment in loans (excluding loans in process and deferred loan fees) based on portfolio segment and impairment methods as of June 30, 2011 and 2010, and activity in the allowance for loan losses for the fiscal year ended June 30, 2011:

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

	Conventional	Construction	Commercial
June 30, 2011	Real Estate	Real Estate	Real Estate	Consumer	Commercial	Unallocated	Total
Allowance for loan losses:
Balance, beginning of period	$902,122	$198,027	$1,605,218	$473,064	$1,330,180	$-	$4,508,611
Provision charged to expense	871,114	127,312	1,125,231	15,761	245,381	$-	2,384,799
Losses charged off	(157,587)	(157,711)	(59,955)	(66,250)	(67,488)	$-	(508,991)
Recoveries	2,636	25,124	988	18,632	6,652	$-	54,032
Balance, end of period	$1,618,285	$192,752	$2,671,482	$441,207	$1,514,725	$-	$6,438,451

Ending Balance: individually
evaluated for impairment	$-	$-	$477,517	$-	$-	$-	$477,517

Ending Balance: collectively
evaluated for impairment	$1,618,285	$192,752	$2,072,595	$441,207	$1,514,725	$-	$5,839,564

Ending Balance: loans
acquired with deteriorated
credit quality	$-	$-	$121,370	$-	$-	$-	$121,370

Loans:
Ending Balance: individually
evaluated for impairment	$-	$-	$1,484,711	$-	$-	$-	$1,484,711

Ending Balance: collectively
evaluated for impairment	$198,328,878	$21,590,865	$181,257,071	$29,963,281	$123,062,000	$-	$554,202,095

Ending Balance: loans
acquired with deteriorated
credit quality	$1,555,729	$-	$2,416,981	$-	$3,228,143	$-	$7,200,853

	Conventional	Construction	Commercial
June 30, 2010	Real Estate	Real Estate	Real Estate	Consumer	Commercial	Unallocated	Total
Allowance for loan losses:
Balance, end of period	$902,122	$198,027	$1,605,218	$473,064	$1,330,180	$-	$4,508,611

Ending Balance: individually
evaluated for impairment	$-	$-	$394,211	$-	$19,699	$-	$413,910

Ending Balance: collectively
evaluated for impairment	$902,122	$198,027	$1,211,007	$473,064	$1,310,481	$-	$4,094,701

Ending Balance: loans
acquired with deteriorated
credit quality	$-	$-	$-	$-	$-	$-	$-

Loans:
Ending Balance: individually
evaluated for impairment	$-	$-	$1,433,410	$-	$299,716	$-	$1,733,126

Ending Balance: collectively
evaluated for impairment	$157,866,852	$19,245,897	$119,898,506	$26,152,658	$97,175,939	$-	$420,339,852

Ending Balance: loans
acquired with deteriorated
credit quality	$627,378	$-	$193,902	$171,278	$5,233	$-	$997,791

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

The following table presents the activity in the allowance for loan losses for the fiscal years ended June 30, 2010 and 2009:

	Fiscal 2010	Fiscal 2009
Balance, beginning of period	$3,992,961	$3,198,969
Loans charged off:
Residential real estate	(156,980)	(19,382)
Commercial business	(117,957)	(242,008)
Commercial real estate	(75,780)	(10,495)
Consumer	(79,507)	(110,657)
Gross charged off loans	(430,224)	(382,542)
Recoveries of loans previously charged off:
Residential real estate	7,994	2,898
Commercial business	4,986	2,600
Commercial real estate	2,464	6,500
Consumer	5,497	13,551
Gross charged off loans	20,941	25,549
Net charge offs	(409,283)	(356,993)
Provision charged to expense	924,933	1,150,985
Balance, end of period	$4,508,611	$3,992,961

Management’s opinion as to the ultimate collectability of loans is subject to estimates regarding future cash flows from operations and the value of property, real and personal, pledged as collateral.  These estimates are affected by changing economic conditions and the economic prospects of borrowers.
The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to cover probable credit losses inherent in the loan portfolio at the balance sheet date.  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of allocated and general components.  The allocated component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.
    A loan is considered impaired when, based on current information and events, it is probable that the scheduled payments of principal or interest will not be able to be collected when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial and agricultural loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.  Accordingly, individual consumer and residential loans are not separately identified for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.
The general component covers non-classified loans and is based on historical charge-off experience and expected loss given the internal risk rating process.  The loan portfolio is stratified into homogeneous groups of loans that possess similar loss characteristics and an appropriate loss ratio adjusted for other qualitative factors is applied to the homogeneous pools of loans to estimate the incurred losses in the loan portfolio.
    During fiscal 2011, the Company changed its allowance methodology to consider, as the primary quantitative factor, average net charge offs over the most recent twelve-month period.  The Company had previously considered average net charge offs over the most recent five-year period as the primary quantitative factor.  The impact of the modification was minimal.

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

Included in the Company’s loan portfolio are certain loans accounted for in accordance with ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality.  These loans were written down at acquisition to an amount estimated to be collectible.  As a result, certain ratios regarding the Company’s loan portfolio and credit quality cannot be used to compare the Company to peer companies or to compare the Company’s current credit quality to prior periods.  The ratios particularly affected by accounting under ASC 310-30 include the allowance for loan losses as a percentage of loans, nonaccrual loans, and nonperforming assets, and nonaccrual loans and nonperforming loans as a percentage of total loans.

The following tables present the credit risk profile of the Company’s loan portfolio (excluding loans in process and deferred loan fees) based on rating category and payment activity as of June 30, 2011 and 2010.  These tables include purchased credit impaired loans, which are reported according to risk categorization after acquisition based on the Company’s standards for such classification:

	Conventional	Construction	Commercial
June 30, 2011	Real Estate	Real Estate	Real Estate	Consumer	Commercial

Pass	$198,104,835	$21,590,865	$177,467,948	$29,951,645	$119,248,931
Special Mention	1,478,676	-	1,005,338	-	5,499,249
Substandard	215,702	-	6,685,477	9,996	1,541,963
Doubtful	85,394	-	-	1,640	-
Total	$199,884,607	$21,590,865	$185,158,763	$29,963,281	$126,290,143

	Conventional	Construction	Commercial
June 30, 2010	Real Estate	Real Estate	Real Estate	Consumer	Commercial

Pass	$158,407,780	$19,245,897	$115,891,426	$26,323,936	$90,941,003
Special Mention	-	-	123,100	-	5,790,000
Substandard	86,450	-	5,511,292	-	749,885
Doubtful	-	-	-	-	-
Total	$158,494,230	$19,245,897	$121,525,818	$26,323,936	$97,480,888

The above amounts include purchased credit impaired loans.  At June 30, 2011, these loans comprised $2.1 of credits rated “Pass”; $2.4 of credits rated “Special Mention”; $2.7 of loans rated “Substandard”; and $0 of credits rated “Doubtful”.  At June 30, 2010, these loans comprised $846,000 of credits rated “Pass”; $68,000 of credits rated “Special Mention”; $84,000 of loans rated “Substandard”; and $0 of credits rated “Doubtful”.

Credit Quality Indicators. The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis is performed on all loans at origination, and is updated on a quarterly basis for loans risk rated Special Mention, Substandard, or Doubtful.  In addition, lending relationships over $250,000 are subject to an independent loan review following origination, and lending relationships in excess of $1,000,000 are subject to an independent loan review annually, in order to verify risk ratings.

The Company uses the following definitions for risk ratings:
Special Mention – Loans classified as special mention warrant more than usual monitoring.  Issues may include deteriorating financial condition, payments made after the due date but within 30 days, adverse industry conditions, management problems, or other signs of deterioration that indicate a potential weakening of the institution’s credit position in the future.
Substandard – Loans classified as substandard possess weaknesses that jeopardize the ultimate collection of the principal and interest outstanding.  These loans exhibit continued financial losses, ongoing delinquency, overall poor financial condition, and insufficient collateral.  They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful – Loans classified as doubtful have all the weaknesses of substandard loans, and have deteriorated to the level that there is a high probability of substantial loss.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans.

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

The following tables present the Company’s loan portfolio aging analysis (excluding loans in process and deferred loan fees) as of June 30, 2011 and 2010.  These tables include purchased credit impaired loans, which are reported according to aging analysis after acquisition based on the Company’s standards for such classification:

							Total Loans
	30-59 Days	60-89 Days	Greater than	Total		Total Loans	> 90 Days
June 30, 2011	Past Due	Past Due	90 Days	Past Due	Current	Receivable	& Accruing
Real Estate Loans:
Conventional	$1,287,921	$997,076	$275,021	$2,560,018	$197,324,589	$199,884,607	$189,627
Construction	800,198	100,000	151,699	1,051,897	20,538,968	21,590,865	-
Commercial	338,484	-	124,825	463,309	184,695,454	185,158,763	124,824
Consumer loans	433,468	18,528	121,934	573,930	29,389,351	29,963,281	121,934
Commercial loans	1,153,498	13,583	1,841	1,168,922	125,121,221	126,290,143	1,840
Total Loans	$4,013,569	$1,129,187	$675,320	$5,818,076	$557,069,583	$562,887,659	$438,225

							Total Loans
	30-59 Days	60-89 Days	Greater than	Total		Total Loans	> 90 Days
June 30, 2010	Past Due	Past Due	90 Days	Past Due	Current	Receivable	& Accruing
Real Estate Loans:
Conventional	$212,708	$239,191	$162,731	$614,630	$157,879,600	$158,494,230	$8,170
Construction	-	-	-	-	19,245,897	19,245,897	-
Commercial	320,562	-	51,174	371,736	121,154,082	121,525,818	-
Consumer loans	236,694	20,202	74,957	331,853	25,992,083	26,323,936	51,447
Commercial loans	103,168	22,997	42,835	169,000	97,311,888	97,480,888	34,347
Total Loans	$873,132	$282,390	$331,697	$1,487,219	$421,583,550	$423,070,769	$93,964

The above amounts include purchased credit impaired loans.  At June 30, 2011, these loans comprised $1.8 million of credits 30-59 Days Past Due; $442,000 of credits 60-89 Days Past Due; $153,000 of credits Greater Than 90 Days Past Due; $2.4 million of Total Past Due credits; $4.7 million of credits Current; and $0 of Total Loans > 90 Days & Accruing.  At June 30, 2010, these loans comprised $0 of credits 30-59 Days Past Due; $0 of credits 60-89 Days Past Due; $50,000 of credits Greater Than 90 Days Past Due; $50,000 of Total Past Due credits; $948,000 of credits Current; and $1,000 of Total Loans > 90 Days & Accruing.
A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.  Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

The following tables present impaired loans (excluding loans in process and deferred loan fees) as of June 30, 2011, and June 30, 2010.  These tables include purchased credit impaired loans.  Purchased credit impaired loans are those for which it was deemed probable, at acquisition, that the Company would be unable to collect all contractually required payments receivable.  In an instance where, subsequent to the acquisition, the Company determines it is probable, for a specific loan, that cash flows received will exceed the amount previously expected, the Company will recalculate the amount of accretable yield in order to recognize the improved cash flow expectation as additional interest income over the remaining life of the loan.  These loans, however, will continue to be reported as impaired loans.  In an instance where, subsequent to the acquisition, the Company determines it is probable that, for a specific loan, that cash flows received will be less than the amount previously expected, the Company will allocate a specific allowance under the terms of ASC 310-10-35.

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

	June 30, 2011
	Recorded	Unpaid Principal	Specific
	Balance	Balance	Allowance
Loans without a specific valuation allowance:
Conventional real estate	$1,555,729	$2,307,417	$-
Construction real estate	-	-	-
Commercial real estate	1,835,250	3,228,059	-
Consumer loans	-	-	-
Commercial loans	3,228,143	4,728,158	-
Loans with a specific valuation allowance:
Conventional real estate	$-	$-	$-
Construction real estate	-	-	-
Commercial real estate	2,066,442	2,114,016	598,887
Consumer loans	-	-	-
Commercial loans	-	-	-
Total
Conventional real estate	$1,555,729	$2,307,417	$-
Construction real estate	$-	$-	$-
Commercial real estate	$3,901,692	$5,342,075	$598,887
Consumer loans	$-	$-	$-
Commercial loans	$3,228,143	$4,728,158	$-

	June 30, 2010
	Recorded	Unpaid Principal	Specific
	Balance	Balance	Allowance

Loans without a specific valuation allowance:
Conventional real estate	$627,378	$1,062,003	$-
Construction real estate	-	-	-
Commercial real estate	193,902	273,308	-
Consumer loans	171,278	305,882	-
Commercial loans	5,233	15,037	-
Loans with a specific valuation allowance:
Conventional real estate	$-	$-	$-
Construction real estate	-	-	-
Commercial real estate	1,433,410	1,433,410	394,211
Consumer loans	-	-	-
Commercial loans	299,716	299,716	19,699
Total
Conventional real estate	$627,378	$1,062,003	$-
Construction real estate	$-	$-	$-
Commercial real estate	$1,627,312	$1,706,718	$394,211
Consumer loans	$171,278	$305,882	$-
Commercial loans	$304,949	$314,753	$19,699

The above amounts include purchased credit impaired loans.  At June 30, 2011, these loans comprised $6.6 million of impaired loans without a specific valuation allowance; $582,000 of impaired loans with a specific valuation allowance, and $7.2 million of total impaired loans. At June 30, 2010, these loans comprised $1.0 million of impaired loans without a specific valuation allowance; $0 of impaired loans with a specific valuation allowance, and $1.0 million of total impaired loans.

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

The following tables present information regarding interest income recognized on impaired loans:

	Fiscal 2011		Fiscal 2010
	Average		Average
	Investment in	Interest Income	Investment in	Interest Income
	Impaired Loans	Recognized	Impaired Loans	Recognized

Conventional real estate	$981,000	$105,000	$802,000	$112,000
Construction real estate	-	-	-	-
Commercial real estate	2,758,000	220,000	1,758,000	116,000
Consumer loans	-		353,000	57,000
Commercial loans	2,283,000	212,000	393,000	17,000
Total loans	$6,022,000	$537,000	$3,306,000	$302,000

Interest income on impaired loans recognized on a cash basis in the fiscal years ended June 30, 2011 and 2010, was immaterial.

For the fiscal years ended June 30, 2011 and 2010, the amount of interest income recorded for impaired loans that represents a change in the present value of future cash flows attributable to the passage of time was approximately $95,000 and $46,000, respectively.

The following table presents the Company’s nonaccrual loans at June 30, 2011 and 2010.  This table includes purchased credit impaired loans.  Purchased credit impaired loans are placed on nonaccrual status in the event the Company cannot reasonably estimate cash flows expected to be collected.  The table excludes performing troubled debt restructurings.

	June 30, 2011	June 30, 2010

Conventional real estate	$97,131	$154,508
Construction real estate	-	-
Commercial real estate	151,701	51,164
Consumer loans	11,636	23,649
Commercial loans	2,022	8,709
Total loans	$262,490	$238,030

The above amounts include purchased credit impaired loans.  At June 30, 2011, these loans comprised $153,000 of nonaccrual loans; at June 30, 2010, these loans comprised $93,000 of nonaccrual loans.

At June 30, 2011 and 2010, the Company held no loans recognized as a troubled debt restructuring.

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 4: Accounting for Certain Loans Acquired in a Transfer The Company acquired loans in a transfer during the fiscal year ended June 30,		Accretable yield, or income expected to be collected, is as follows:
2011. At acquisition, certain transferred loans evidenced deterioration of credit quality		Balance at June 30, 2010	$ 13,525
since origination and it was probable, at acquisition, that all contractually required		Additions	600,788
payments would not be collected.		Accretion	(233,530)
		Reclassification from nonaccretable difference	12,159
Loans purchased with evidence of credit deterioration since origination and for		Disposals	-
which it is probable that all contractually required payments will not be collected are		Balance at June 30, 2011	$ 792,942
considered to be credit impaired. Evidence of credit quality deterioration as of the
purchase date may include information such as past-due and nonaccrual status,		During the fiscal year ended June 30, 2011, the Company increased the
borrower credit scores and recent loan to value percentages. Purchased credit-impaired		allowance for the loan losses by a charge to the income statement of $121,370.
loans are accounted for under the accounting guidance for loans and debt securities		No allowance for loan losses was reversed in fiscal 2011.
acquired with deteriorated credit quality (ASC 310-30) and initially measured at fair
value, which includes estimated future credit losses expected to be incurred over the life		Loans acquired during the fiscal year ended June 30, 2011, for which it was
of the loan. Accordingly, an allowance for credit losses related to these loans is not		probable at acquisition that all contractually required payments would not be
carried over and recorded at the acquisition date. Management estimated the cash flows expected to be collected at acquisition using our internal risk models, which incorporate		collected are as follows:
the estimate of current key assumptions, such as default rates, severity and prepayment		Contractually required payments receivable at acquisition:
speeds.		Conventional real estate	$ 3,164,199
The carrying amount of those loans is included in the balance sheet amounts of		Construction real estate	2,267,781
loans receivable at June 30, 2011. The amounts of loans at June 30, 2011, are as:		Commercial real estate	4,669,215
follows		Consumer loans	-
		Commercial loans	6,844,624
		Total required payments receivable	$ 16,945,819
Real Estate Loans
Conventional	$ 2,307,417	Cash flows expected to be collected at acquisition	$ 11,543,172
Construction	-	Basis in acquired loans at acquisition	$ 10,301,650
Commercial	3,857,364
Consumer loans	-	Certain of the loans acquired by the Company that are within the scope of
Commercial loans	4,728,158	this guidance (ASC 310-30) are not accounted for using the income recognition
Outstanding balance	$ 10,892,939	model for loans and debt securities acquired with deteriorated credit quality
Carrying amount, net of fair		because the Company cannot reasonably estimate cash flows expected to be
value adjustment of $3,692,086	$ 7,200,853	collected. The carrying amounts of such loans (which are included in the carrying amount, net allowance, described above) are as follows:

		Loans purchased during the year	$ 622,114
		Loans at end of period	$ 153,232

NOTE 5:  Premises and Equipment

Following is a summary of premises and equipment:

	June 30
	2011	2010
Land	$ 1,746,331	$ 1,488,697
Buildings and improvements	7,977,484	7,558,799
Furniture, fixtures and equipment	6,158,890	5,695,979
Automobiles	74,080	74,080
	15,956,785	14,817,555
Less accumulated depreciation	7,899,256	7,167,311
TOTAL	$ 8,057,529	$ 7,650,244

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 6:  Deposits

Deposits are summarized as follows:

	June 30
	2011	2010
Noninterest-bearing accounts	$ 32,848,037	$ 28,795,215
NOW accounts	152,474,730	103,712,619
Money market deposit accounts	15,802,312	7,479,938
Savings accounts	94,378,370	90,384,521
TOTAL NON-MATURITY DEPOSITS	295,503,449	230,372,293

Certificates:
0.00 - 0.99%	$ 26,139,189	$ 5,576,442
1.00 - 1.99%	148,429,914	82,606,152
2.00 - 2.99%	57,993,390	57,960,992
3.00 - 3.99%	25,888,256	33,905,369
4.00 - 4.99%	4,651,354	10,736,794
5.00 - 5.99%	1,545,265	1,734,865
TOTAL CERTIFICATES	264,647,368	192,520,614
TOTAL DEPOSITS	$ 560,150,817	$ 422,892,907

The aggregate amount of deposits with a minimum denomination of $100,000 was $261,490,430 and $177,568,630 at June 30, 2011 and 2010, respectively.

Certificate maturities at June 30, 2011 are summarized as follows:

July 1, 2011 to June 30, 2012	$ 181,347,272
July 1, 2012 to June 30, 2013	42,389,255
July 1, 2013 to June 30, 2014	19,012,350
July 1, 2014 to June 30, 2015	9,096,865
July 1, 2015 to June 30, 2016	12,801,626
Thereafter	-
TOTAL	$ 264,647,368

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

    The market value of the securities underlying the agreements at June 30, 2011 and 2010, was $27.5 million and $32.0 million, respectively. The securities sold under agreements to repurchase are under the Company’s control.

	June 30
	2011	2010
Year-end balance	$ 25,230,051	$ 30,368,748
Average balance during the year	29,285,198	27,673,908
Maximum month-end balance during the year	34,916,762	31,229,801
Average interest during the year	0.99%	0.84%
Year-end interest rate	0.86%	0.85%

NOTE 8:  Advances from Federal Home Loan Bank

Advances from Federal Home Loan Bank are summarized as follows:

	Call Date or
	Quarterly	Interest	June 30
Maturity	Thereafter	Rate	2011	2010
12-09-10	12-09-05	6.01%	$ -	$ 10,000,000
10-30-12	-	4.87%	3,000,000	3,000,000
04-01-13	-	3.65%	3,000,000	3,000,000
01-30-15	-	3.75%	3,000,000	3,000,000
11-29-16	11-29-07	3.93%	5,000,000	5,000,000
11-29-16	11-29-11	4.42%	5,000,000	5,000,000
11-20-17	11-22-10	3.87%	3,000,000	3,000,000
11-29-17	11-29-12	4.07%	2,500,000	2,500,000
08-14-18	08-15-11	3.53%	4,000,000	4,000,000
08-14-18	08-14-13	4.04%	5,000,000	5,000,000
		TOTAL	$ 33,500,000	$ 43,500,000
Weighted-average rate			4.02%	4.48%

In addition to the above advances, the Bank had an available line of credit	FHLB Advance Maturities
amounting to $108,332,000 and $103,318,000, with FHLB at June 30, 2011	July 1, 2011 to June 30, 2012		$ -
and 2010, respectively.	July 1, 2012 to June 30, 2013		6,000,000
Advances from FHLB of Des Moines were secured by FHLB stock and	July 1, 2013 to June 30, 2014		-
commercial real estate and one- to four-family mortgage loans of $49,084,000	July 1, 2014 to June 30, 2015		3,000,000
and $59,317,000 at June 30, 2011 and 2010, respectively. The principal	July 1, 2015 to June 30, 2016		-
maturities of FHLB advances at June 30, 2011, are at right:	July 1, 2016 and thereafter		24,500,000
		Total	$ 33,500,000

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 9:  Subordinated Debt
Southern Missouri Statutory Trust I issued $7.0 million of Floating Rate Capital Securities (the “Trust Preferred Securities”) with a liquidation value of $1,000 per share in March 2004. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on LIBOR. At June 30, 2011, the current rate was 3.00%. The securities represent undivided beneficial interests in the trust, which was established by Southern Missouri for the purpose of issuing the securities. The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”) and have not been registered under the Act.  The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Southern Missouri Statutory Trust I used the proceeds from the sale of the Trust Preferred Securities to purchase Junior Subordinated Debentures of Southern Missouri Bancorp. Southern Missouri Bancorp, Inc. used its net proceeds for working capital and investment in its subsidiaries.

NOTE 10:  Employee Benefits
401(k). The Bank has a 401(k) retirement plan that covers substantially all eligible employees.  During fiscal 2011, the Bank amended the plan to be a safe harbor plan, making non-elective contributions of 3% of eligible salary for eligible participants.  Additional profit-sharing contributions of 5% of eligible salary have been accrued for the plan year ended June 30, 2011, based on financial performance for fiscal 2011.  Total 401(k) expense for fiscal 2011 was $385,000.  For fiscal 2012, the Bank amended the plan again to be a safe harbor plan, making matching contributions of up to 4% of eligible salary for eligible participants, depending on the percentage of eligible pay deferred into the plan.  Additional profit-sharing contributions may be awarded, subject to approval by the Board of Directors of the Bank.  During fiscal 2010 and 2009, there were no contributions made to the plan.  At June 30, 2011, 401(k) plan participants held approximately 192,000 shares of the Company’s stock in the plan.  Employee deferrals and safe harbor contributions are fully vested.  Profit-sharing or other contributions vest over a period of five years.
Employee Stock Ownership Plan (ESOP).  The Bank established a tax-qualified ESOP in April 1994.  Effective September 30, 2010, the plan was merged with and into the Bank’s 401(k) retirement plan.  The Bank made discretionary contributions to the ESOP for 2010 and 2009 of $240,000 and $210,000, respectively.  Benefits are vested over five years; that vesting schedule remains intact following the merger into the 401(k) plan.  At June 30, 2010, the ESOP held 225,139 shares of the Company’s stock, all of which were allocated. Shares held by the ESOP were transferred to participant 401(k) account balances effective September 30, 2010.
Management Recognition Plan (MRP). The Bank adopted an MRP for the benefit of non-employee directors and two MRPs for officers and key employees (who may also be directors) in April 1994. During 2007, the Bank granted 1,000 MRP shares to employees; during 2008, an additional 2,500 shares were granted. The shares granted are in the form of restricted stock payable at the rate of 20% of such shares per year. During 2011, 700 MRP shares vested, which had been awarded in 2007 and 2008. Compensation expense, in the amount of the fair market value of the common stock at the date of grant, will be recognized pro-rata over the five years during which the shares vest.
The Board of Directors can terminate the MRPs at any time, and if it does so, any shares not allocated will revert to the Company. The MRP expense for 2011, 2010, and 2009, was $13,153, $11,900, and $12,809, respectively. Unvested compensation expense related to the MRP was immaterial.
Equity Incentive Plan. The Company adopted an Equity Incentive Plan (EIP) in 2008, reserving for award 66,000 shares. No shares have been awarded under the EIP. EIP shares are available for award to directors, officers, and employees of the Company and its affiliates by a committee of outside directors. The committee has the power to set vesting requirements for each award under the EIP.
Stock Option Plan. The Company adopted a stock option plan in April 1994. The 1994 stock option plan expired in 2004, and the final options awarded and outstanding under that plan were exercised during fiscal 2011.  In October 2003, a new stock option and incentive plan was adopted (“2003 Plan”). Under the 2003 Plan, the Company has granted 111,000 options to employees and directors, of which, 1,000 have been exercised, 22,500 have been forfeited, and 87,500 remain outstanding. Under both plans, exercised options may be issued from either authorized but unissued shares or treasury shares.
    As of June 30, 2011, there was $34,000 in remaining unrecognized compensation expense related to nonvested stock options, which will be recognized over the remaining weighted average vesting period. The aggregate intrinsic value of stock options outstanding at June 30, 2011, was $554,000.  The aggregate intrinsic value of stock options exercisable at June 30, 2011, was $400,000. During fiscal 2011, options to purchase 11,000 shares were exercised. The intrinsic value of these options, based on the Company’s closing stock price of $20.78, was $146,000. The intrinsic value of options vested in fiscal 2011, 2010, and 2009 was $47,000, $3,610, and $0, respectively.

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

Changes in options outstanding were as follows:

	Year Ended June 30
	2011		2010		2009
	Weighted		Weighted		Weighted
	Average		Average		Average
	Price	Number	Price	Number	Price	Number
Outstanding at beginning of year	$13.77	105,500	$14.01	85,500	$12.43	104,500
Granted	-	-	12.75	20,000	12.15	5,000
Exercised	7.52	(11,000)	-	-	6.71	(24,000)
Forfeited	15.23	(7,000)	-	-	-	-
Outstanding at year-end	$14.44	87,500	$13.77	105,500	$14.01	85,500
Options exercisable at year-end	$14.94	68,500	$14.10	80,500	$14.08	75,500

The following is a summary of the assumptions used in the Black-Scholes pricing model in determining the fair values of options granted during fiscal years 2010 and 2009. (No options were granted in fiscal 2011):

	2011	2010	2009

Assumptions:
Expected dividend yield	-	3.76%	3.95%
Expected volatility	-	18.08%	17.85%
Risk-free interest rate	-	3.70%	3.68%
Weighted-average expected life (years)	-	10.00	10.00
Weighted-average fair value of
options granted during the year	-	$1.95	$1.73

The following table summarizes information about stock options under the plan outstanding at June 30, 2011:

		Options Outstanding		Options Exercisable
		Weighted
		Average	Weighted
		Remaining	Average		Weighted
	Number	Contractual	Exercise	Number	Average
Exercise Price	Outstanding	Life	Price	Exercisable	Exercise Price
$ 15.23	42,500	34.6 mo.	$ 15.23	42,500	$ 15.23
15.30	15,000	39.6 mo.	15.30	15,000	15.30
14.26	5,000	50.5 mo.	14.26	5,000	14.26
12.15	5,000	88.7 mo.	12.15	2,000	12.15
12.75	20,000	102.6 mo.	12.75	4,000	12.75

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 11:  Income Taxes

The Company files income tax returns in the U.S. Federal jurisdiction and various states. The Company is no longer subject to U.S. federal and state tax examinations by tax authorities for years before 2008. The Company recognized no interest or penalties related to income taxes.

          The components of net deferred tax assets (liabilities) are summarized as follows:

	2011	2010
Deferred tax assets:
Provision for losses on loans	$2,889,770	$2,139,472
Accrued compensation and benefits	168,375	149,666
Other-than-temporary impairment on available
for sale securities	261,405	261,405
NOL carry forwards acquired	169,005	187,706
Unrealized loss on other real estate	66,952	89,570
Other	-	70,570
Total deferred tax assets	3,555,507	2,898,389

Deferred tax liabilities:
FHLB stock dividends	188,612	188,612
Purchase accounting adjustments	1,828,472	49,045
Depreciation	525,096	375,894
Prepaid expenses	174,507	126,217
Unrealized gain on available for sale securities	306,229	338,678
Other	187,820	-
Total deferred tax liabilities	3,210,736	1,078,446
NET DEFERRED TAX ASSET	$344,771	$1,819,943

As of June 30, 2011, the Company had approximately $668,345 of federal and state net operating loss carryforwards which were acquired in the July 2009 acquisition of Southern Bank of Commerce. The amount reported is net of the IRC Sec. 382 limitation, or state equivalent, related to the utilization of net operating loss carryforwards of acquired corporations. Unless otherwise utilized, the net operating losses will begin to expire in 2027.

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	Year Ended June 30
	2011	2010	2009
Tax at statutory rate	$5,923,356	$2,086,476	$1,914,747
Increase (reduction) in taxes
resulting from:
Nontaxable municipal income	(384,457)	(327,299)	(217,004)
State tax, net of Federal benefit	461,508	104,354	181,500
Cash surrender value of bank
owned life insurance	(94,364)	(92,845)	(93,172)
Tax benefits realized on acquisition	-	(258,000)	-
Acquisition costs	-	51,594	-
Other, net	45,560	(53,175)	10,462
ACTUAL PROVISION	$5,951,603	$1,511,105	$1,796,533

Tax credit benefits in the amount of $292,430 were recognized in fiscal 2011, as compared to $219,983 and $56,700, respectively, in fiscal 2010 and 2009, under the flow-through method of accounting for investments in tax credits.

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 12:  Other Comprehensive (Loss) Income

Other comprehensive (loss) income components and related taxes were as follows:

	Year Ended June 30
	2011	2010	2009

Unrealized gains (losses) on available for sale securities:
Unrealized holding gains (losses) arising during period	$(185,554)	$743,719	$1,206,610
Unrealized gains (losses) on available-for-sale securities for which a portion of an other-than-temporary impairment
has been recognized in income	97,826	1,896	(42,162)
Less: realized gains included in net income	-	-	-
Total unrealized gains (losses) on securities	$(87,728)	$745,615	$1,164,448
Defined benefit pension plan net (loss) gain	2,905	2,218	(22,416)
Income tax (expense) benefit	32,479	(275,878)	(430,845)
Other comprehensive income (loss)	$(52,344)	$471,955	$711,187

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	June 30
	2011	2010

Net unrealized gain on securities available-for-sale	$847,912	$1,033,466
Net unrealized gain (loss) on securities
impairment has been recognized
Net unrealized loss on securities available-for-sale
securities for which a portion of an other-than-temporary
impairment has been recognized in income	(20,295)	(118,121)
Unrealized gain from defined benefit pension plan	14,202	11,297
	841,819	926,642
Tax effect	(306,199)	(338,678)
Net of tax amount	$535,620	$587,964

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 13:  Stockholders’ Equity and Regulatory Capital
The Company and Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company and Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios

(set forth in the table below) of total capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average total assets (as defined). Management believes, as of June 30, 2011, that the Company and Bank meets all capital adequacy requirements to which they are subject.
As of June 30, 2011, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The following table summarizes the Bank’s actual and required regulatory capital:

					To Be Well
					Capitalized Under
(dollars in thousands)			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
As of June 30, 2011	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$ 66,161	12.52%	$ 42,276	>8.00%	$ 52,845	>10.00%
Tier I Capital (to Risk-Weighted Assets)	59,551	11.27%	21,138	>4.00%	31,707	>6.00%
Tier I Capital (to Average Assets)	59,551	8.66%	27,518	>4.00%	34,397	>5.00%

As of June 30, 2010
Total Capital (to Risk-Weighted Assets)	$ 50,474	12.50%	$ 32,305	>8.00%	$ 40,382	>10.00%
Tier I Capital (to Risk-Weighted Assets)	45,423	11.25%	16,153	>4.00%	24,229	>6.00%
Tier I Capital (to Average Assets)	45,423	8.36%	21,742	>4.00%	27,178	>5.00%

The Bank’s ability to pay dividends on its common stock to the Company is restricted to maintain adequate capital as shown in the above tables. Additionally, prior regulatory approval is required for the declaration of any dividends generally in excess of the sum of net income for that calendar year and retained net income for the preceding two calendar years. At June 30, 2011, approximately $14.1 million of the equity of the Bank was available for distribution as dividends to the Company without prior regulatory approval.

Additionally, effective March 31, 2011, the Company became subject to requirements to report regulatory capital ratios. Similar to requirements for the Bank, these address both risk-based capital and leverage capital. As of June 30, 2011, the Company met all applicable adequacy requirements.

The Company’s actual capital amounts and ratios are presented in the following table.

(dollars in thousands)			For Capital
	Actual		Adequacy Purposes
As of June 30, 2011	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$ 65,528	12.40%	$ 42,290	8.00%
Tier I Capital (to Risk-Weighted Assets)	59,090	11.18%	21,145	4.00%
Tier I Capital (to Average Assets)	59,090	8.60%	27,492	4.00%

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

NOTE 15:  Commitments and Credit Risk
Standby Letters of Credit. In the normal course of business, the Company issues various financial standby, performance standby, and commercial letters of credit for its customers. As consideration for the letters of credit, the institution charges letter of credit fees based on the face amount of the letters and the creditworthiness of the counterparties. These letters of credit are standalone agreements, and are unrelated to any obligation the depositor has to the Company.
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
The Company had total outstanding standby letters of credit amounting to $1,102,000 at June 30, 2011, and $920,000 at June 30, 2010, with terms ranging from 12 to 24 months. At June 30, 2011, the Company’s deferred revenue under standby letters of credit agreements was nominal.
   Off-balance-sheet and Credit Risk. The Company’s Consolidated Financial Statements do not reflect various financial instruments to extend credit to meet the financing needs of its customers.
These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on balance sheet instruments.
The Company had $73.6 million in commitments to extend credit at June 30, 2011 and $68.6 million at June 30, 2010.
At June 30, 2011, total commitments to originate fixed-rate loans with terms in excess of one year were $5.4 million at rates ranging from 5.0% to 7.5%, with a weighted-average rate of 5.99%. Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company’s policies for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the balance sheet. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.
The Company originates collateralized commercial, real estate, and consumer loans to customers in Missouri and Arkansas.  Although the Company has a diversified portfolio, loans aggregating $229.8 million at June 30, 2011, are secured by single and multi-family residential real estate in the Company’s primary lending area.

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 16:  Earnings Per Share

The following table sets forth the computations of basic and diluted earnings per common share:

	Year Ended June 30
	2011	2010	2009

Net income	$11,470,031	$4,625,588	$3,835,077
Less: Effective dividend on preferred shares	511,814	510,006	288,841
Net income available to common stockholders	$10,958,217	$4,115,582	$3,546,236

Denominator for basic earnings per share -
Weighted-average shares outstanding	2,088,833	2,083,458	2,123,144
Effect of dilutive securities stock options	52,258	21,834	1,225
Denominator for diluted earnings per share	2,141,091	2,105,292	2,124,369

Basic earnings per share available to common stockholders	$5.25	$1.98	$1.67
Diluted earnings per share available to common stockholders	$5.12	$1.95	$1.67

At June 30, 2011, no options or warrants were outstanding with a grant price exceeding the market price. The Company had 15,000 and 180,000 exercisable stock options and warrants outstanding at June 30, 2010 and 2009, respectively, with a grant price exceeding the market price. These stock options were excluded from the above calculation as they were anti-dilutive.

NOTE 17:  Acquisitions
On December 17, 2010, the Bank entered into a Purchase and Assumption Agreement with the FDIC, as receiver, to acquire certain assets and assume certain liabilities of the former First Southern Bank, with headquarters in Batesville, Arkansas, and one branch location in Searcy, Arkansas.  The results of operations of the former First Southern Bank locations have been included in the consolidated condensed financial statements since that date.  As a result of the transaction, the Bank will have an opportunity to increase its deposit base and reduce transaction and other costs through economies of scale.

The Company recorded $437,000 in third-party acquisition-related costs in fiscal 2011.  The expenses are included in noninterest expense in the Company’s consolidated statement of income for fiscal 2011.
The bargain purchase gain of $7.0 million arising from the acquisition is a result of the discount bid of $17.5 million made by the Company to acquire the assets and assume the liabilities of the failed financial institution.  The transaction was accomplished without loss-share coverage from the FDIC.    The full amount of the bargain purchase gain is expected to be taxable, on a deferred basis.

The following table summarizes the assets acquired and liabilities assumed at the acquisition date.

Fair Value of Consideration Transferred
Equity position of target at closing	$(2,453,832)
Asset discount bid	(17,500,000)
Deposit premium bid	224,028
Total cash (to) from buyer	$(19,729,804)

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

Recognized amounts of identifiable assets acquired	Acquired from	Fair Value
and liabilities assumed:	the FDIC	Adjustments	As Recorded
Cash and cash equivalents	$18,519,482	$-	$18,519,482
Loans	124,409,033	(9,801,830)	114,607,203
Premises and equipment	1,159	-	1,159
Identifiable intangible assets	-	624,952	624,952
Other	1,680,991	-	1,680,991

Deposits	(130,314,617)	(524,043)	(130,838,660)
Long-term debt	(16,658,022)	(548,781)	(17,206,803)
Other	(91,858)	(29,520)	(121,378)
TOTAL IDENTIFIABLE NET ASSETS	$(2,453,832)	$(10,279,222)	$(12,733,054)

Bargain purchase gain			$(6,996,750)

For the fiscal year ended June 30, 2011, the acquired business contributed revenues (net interest income and noninterest income) of $3.0 million, and earnings, net of tax, of $1.0 million to the Company.  The figure reported for earnings does not include additional administrative expenses incurred by the Company that could be attributed to growth resulting from the acquisition.  The following pro forma summary presents consolidated information of the Company as if the business combination had occurred on July 1, 2008:

	Pro forma
	Year Ended June 30
(dollars in thousands, except EPS)	2011	2010

Interest income	$38,796	$33,641
Interest expense	12,597	13,413
Net interest income	26,199	20,228
Provision for loan losses	2,632	2,774
Net interest income after provision for loan losses	23,567	17,454
Noninterest income	10,681	3,228
Noninterest expense	17,068	16,276
Income before taxes	17,180	4,406
Income taxes	5,862	862
Net income	11,318	3,544
Less: effective dividend on preferred shares	512	510
Net income available to common shareholders	$10,806	$3,034

Basic earnings per common share	$5.17	$1.46
Diluted earnings per common share	$5.05	$1.44

The above pro forma summary excludes earnings on investment securities as they were not included with the asset purchase.

The fair value of the assets acquired included loans with a fair value of $114.6 million.  The estimated gross amount due under the contracts was $124.4 million, of which $7.4 million was expected to be uncollectible.  The determination of the initial fair value of assets acquired and liabilities assumed in the transaction involves a high degree of judgment and complexity. The carrying value of the acquired loans reflect management’s best estimate of the fair value of these assets as of the date of acquisition. However, the amount that we realize on these assets could differ materially from the carrying value reflected in these financial statements, based upon the timing and amount of collections on the acquired loans in future periods.

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

	Fair Value Measurements at June 30, 2011, Using:
		Quoted Prices in
		Active Markets for	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

U.S. government sponsored enterprises (GSEs)	$ 12,976,070	$ -	$ 12,976,070	$ -
State and political subdivisions	24,981,454	-	24,981,454	-
Other securities	834,141	-	763,137	71,004
FHLMC preferred stock	-	-	-	-
Mortgage-backed GSE residential	24,535,537	-	24,535,537	-

	Fair Value Measurements at June 30, 2010, Using:
		Quoted Prices in
		Active Markets for	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

U.S. government sponsored enterprises (GSEs)	$ 12,413,977	$ -	$ 12,413,977	$ -
State and political subdivisions	19,769,116	-	19,769,116	-
Other securities	441,868	-	441,868	-
FHLMC preferred stock	6,000	6,000	-	-
Mortgage-backed GSE residential	34,334,451	-	34,334,451	-

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

The following table presents a reconciliation of activity for available-for-sale securities measured at fair value based on significant unobservable (Level 3) information for the years ended June 30, 2011 and 2010.  During fiscal 2011, a pooled trust preferred security was reclassified from Level 2 to Level 3 due to the unavailability of third-party vendor valuations determined by observable inputs – either quoted prices for similar assets; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full terms of the assets.

	2011	2010
Available-for-sale securities, beginning of year	$ -	$ -
Total unrealized gain (loss) included in comprehensive income	65,998	-
Transfer from Level 2 to Level 3	5,006	-
Available-for-sale securities, end of year	$ 71,004	$ -

There were no gains or losses during fiscal 2011 included in net income attributable to the change in unrealized gains or losses related to the Level 3 securities held as of June 30, 2011.

The following is a description of valuation methodologies used for financial assets measured at fair value on a nonrecurring basis at June 30, 2011.

Impaired Loans (Collateral Dependent).  A collateral dependent loan is considered to be impaired when it is probable that all of the principal and interest due may not be collected according to its contractual terms.  Generally, when a collateral dependent loan is considered impaired, the amount of reserve required is measured based on the fair value of the underlying collateral. The Company makes such measurements on all material collateral dependent loans deemed impaired using the fair value of the collateral for collateral dependent loans. The fair value of collateral used by the Company is determined by obtaining an observable market price or by obtaining an appraised value from an independent, licensed or certified appraiser, using observable market data. This data includes information such as selling price of similar properties and capitalization rates of similar properties sold within the market, expected future cash flows or earnings of the subject property based on current market expectations, and other relevant factors. In addition, management applies selling and other discounts to the underlying collateral value to determine the fair value. If an appraised value is not available, the fair value of the collateral dependent impaired loan is determined by an adjusted appraised value including unobservable cash flows.  On a quarterly basis, loans classified as special mention, substandard, doubtful, or loss are evaluated, including the loan officer’s review of the collateral and its current condition, the Company’s knowledge of the current economic environment in the market where the collateral is located, and the Company’s recent experience with real estate in the area.  The date of the most recent appraisal is also considered in conjunction with the economic environment and any decline in the real estate market since the appraisal was obtained.  For all loan types, updated appraisals are obtained if considered necessary.  Of the Company’s $12.4 million (outstanding balance) in impaired loans (collateral-dependent) at June 30, 2011, the Company utilized an appraisal performed in the past 12 months to serve as the primary basis of our valuation for approximately $1.7 million.  Older real estate appraisals were available for impaired loans with an outstanding balance of approximately $6.3 million.  For impaired loans totaling $1.4 million, an observable market price within the last 12 months was utilized.  The remaining $3.1 million was secured by collateral such as closely-held stock or an assignment of notes receivable. In instances where the economic environment has worsened and/or the real estate market has declined since the last appraisal, a higher distressed sale discount would be applied to the appraised value.  The Company records collateral dependent impaired loans as Nonrecurring Level 3. If a collateral dependent loan’s fair value, as estimated by the Company, is less than its carrying value, the Company either records a charge-off of the portion of the loan that exceeds the fair value or establishes a specific reserve as part of the allowance for loan losses.

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

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis during the period and the level within the ASC 820 fair value hierarchy in which the fair value measurements fell at June 30, 2011 and 2010:

	Fair Value Measurements at June 30, 2011, Using:
		Quoted Prices in
		Active Markets for	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$543,000	$-	$-	$543,000
Foreclosed and repossessed assets held for sale	1,150,000	-	-	1,150,000

	Fair Value Measurements at June 30, 2010, Using:
		Quoted Prices in
		Active Markets for	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$1,320,000	$-	$-	$1,320,000
Foreclosed and repossessed assets held for sale	1,306,000	-	-	1,306,000

The following table presents gains and (losses) recognized on assets measured on a non-recurring basis for the years ended June 30, 2011 and 2010:

	2011	2010
Impaired loans	$(231,000)	$(414,000)
Other real estate owned	(384,000)	(379,000)
Total gains (losses) on assets measured on a nonrecurring basis	$(615,000)	$(793,000)

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

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

The estimated methodologies used, the estimated fair values, and the recorded book balances at June 30, 2011 and 2010, were as follows:

	2011		2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(in thousands)		(in thousands)
Financial Assets
Cash and cash equivalents	$ 33,896	$ 33,896	$ 33,383	$ 33,383
Interest-bearing time deposits	792	792	1,089	1,089
Investment and mortgage-
backed securities
available for sale	63,327	63,327	66,965	66,965
Stock in FHLB	2,369	2,369	2,622	2,622
Stock in Federal Reserve Bank
of St. Louis	719	719	583	583
Loans receivable, net	556,576	558,083	418,683	419,917
Accrued interest receivable	3,800	3,800	3,043	3,043
Financial Liabilities
Deposits	560,151	561,063	422,893	426,738
Securities sold under
agreements to repurchase	25,230	25,230	30,369	30,369
Advances from FHLB	33,500	37,379	43,500	47,010
Accrued interest payable	834	834	857	857
Subordinated Debt	7,217	6,341	7,217	3,001
Unrecognized financial instruments
(net of contract amount)
Commitments to originate loans	-	-	-	-
Letters of Credit	-	-	-	-
Lines of Credit	-	-	-	-

The following methods and assumptions were used in estimating the fair values of financial instruments:
Cash and cash equivalents and interest-bearing time deposits are valued at their carrying amounts which approximates fair value.
Stock in FHLB and the Federal Reserve Bank of St. Louis is valued at cost which approximates fair value.
Fair value of loans i estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics are aggregated for purposes of the calculations.
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

NOTE 20:  Subsequent Events
On July 21, 2011, as part of the Small Business Lending Fund (SBLF) of the United States Department of the Treasury (Treasury), the Company entered into a Small Business Lending Fund-Securities Purchase Agreement (Purchase Agreement) with the Secretary of the Treasury, pursuant to which the Company sold 20,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series A (SBLF Preferred Stock) to the Secretary of the Treasury for a purchase price of $20,000,000.  The SBLF Preferred Stock was issued pursuant to the SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small business by providing capital to qualified community banks with assets of less than $10 billion.
The SBLF Preferred Stock qualifies as Tier 1 capital.  The SBLF Preferred Stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011.  The dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first 10 quarters during which the SBLF Preferred Stock is outstanding, based upon changes in the Bank’s level of Qualified Small Business Lending (QBSL), as defined in the Purchase Agreement.  Based upon the increase in the Bank’s level of QBSL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period has been set at 2.8155%.  For the second through ninth calendar quarters, the dividend rate may be adjusted to between one percent (1%) and five percent (5%) per annum, to reflect the amount of change in the Bank’s level of QBSL.  For the tenth calendar quarter through four and one half years after issuance, the dividend rate will be fixed at between one percent (1%) and seven percent (7%) based upon the increase in QBSL as compared to the baseline.  After four and one half years from issuance, the dividend rate will increase to 9% (including a quarterly lending incentive fee of 0.5%).
The SBLF Preferred Stock is non-voting, except in limited circumstances.  In the event that the Company misses five dividend payments, the holder of the SBLF Preferred Stock will have the right to appoint a representative as an observer on the Company’s Board of Directors.  In the event that the Company misses six dividend payments, then the holder of the SBLF Preferred Stock will have the right to designate two directors to the Board of Directors of the Company.
The SBLF Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of its federal banking regulator.
As required by the Purchase Agreement, $9,635,000 of the proceeds from the sale of the SBLF Preferred Stock was used to redeem the 9,550 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued in 2008 to the Treasury in the Troubled Asset Relief Program (TARP), plus the accrued dividends owed on those preferred shares.  As part of the 2008 TARP transaction, the Company issued a warrant to Treasury to purchase 114,326 shares of the Company’s common stock for a per share price of $12.53 per share over a 10-year term.  The Company has not repurchased the warrant.

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

NOTE 21:  Condensed Parent Company Only Financial Statements

The following condensed balance sheets, statements of income and cash flows for Southern Missouri Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

	June 30
Condensed Balance Sheets	2011	2010

Assets

Cash and cash equivalents	$ 816,033	$ 4,461,236
Other assets	404,518	841,579
Investment in common stock of Bank	61,962,129	47,614,605
TOTAL ASSETS	$ 63,182,680	$ 52,917,420

Liabilities and Stockholders’ Equity

Accrued expenses and other liabilities	$ 233,572	$ 51,222
Subordinated debt	7,217,000	7,217,000
TOTAL LIABILITIES	7,450,572	7,268,222

Stockholders’ equity	55,732,108	45,649,198
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$ 63,182,680	$ 52,917,420

	Year Ended June 30
Condensed Statements of Income	2011	2010	2009

Interest income	$ 17,438	$ 62,324	$ 37,908
Interest expense	226,776	227,020	357,387
Net interest income (expense)	(209,338)	(164,696)	(319,479)
Dividends from Bank	2,000,000	2,000,000	2,000,000

Operating expenses	325,857	467,661	464,801

Income before income taxes and
equity in undistributed income
of the Bank	1,464,805	1,367,643	1,215,720

Income tax benefit	170,100	225,100	293,500

Income before equity in undistributed
income of the Bank	1,634,905	1,592,743	1,509,220

Equity in undistributed income
of the Bank	9,835,126	3,032,845	2,325,857
NET INCOME	$ 11,470,031	$ 4,625,588	$ 3,835,077

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.

	Year Ended June 30
Condensed Statements of Cash Flow	2011	2010	2009
Cash flows from operating activities:
Net income	$11,470,031	$4,625,588	$3,835,077
Changes in:
Equity in undistributed income
of the Bank	(9,835,126)	(3,032,845)	(2,325,857)
Other adjustments, net	335,400	258,960	(459,564)
NET CASH PROVIDED BY
OPERATING ACTIVITIES	1,970,305	1,851,703	1,049,656

Cash flows from investing activities:
Proceeds from (investment in) loan participations	284,011	2,465,989	(2,750,000)
Proceeds from sale of real estate	-	2,016,991	-
Investment in Bank subsidiary	(4,500,000)	(2,000,000)	(5,000,000)
NET CASH (USED IN) OR PROVIDED BY
INVESTING ACTIVITIES	(4,215,989)	2,482,980	(7,750,000)

Cash flows from financing activities:
Proceeds from issuance
of preferred stock		-	9,511,129
Dividends on preferred stock	(477,500)	(477,500)	(212,222)
Dividends on common stock	(1,004,749)	(1,002,156)	(1,024,172)
Exercise of stock options	82,730	-	161,069
Payments to acquire treasury stock		-	(1,507,825)
NET CASH (USED IN) OR PROVIDED BY
FINANCING ACTIVITIES	(1,399,519)	(1,479,656)	6,927,979

Net (decrease) increase in cash and
cash equivalents	(3,645,203)	2,855,027	227,635
Cash and cash equivalents at beginning
of year	4,461,236	1,606,209	1,378,574
CASH AND CASH EQUIVALENTS
AT END OF YEAR	$816,033	$4,461,236	$1,606,209

>   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   (continued)   <
Southern Missouri Bancorp, Inc.
NOTE 22:  Quarterly Financial Data (Unaudited)

Quarterly operating data is summarized as follows (in thousands):

	June 30, 2011
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Interest income	$ 7,295	$ 7,539	$ 10,296	$ 9,917
Interest expense	2,780	2,776	2,903	2,825

Net interest income	4,515	4,763	7,393	7,092

Provision for loan losses	643	274	1,196	273
Noninterest income	820	7,867	850	966
Noninterest expense	2,861	3,695	4,068	3,834
Income before income taxes	1,831	8,661	2,979	3,951
Income tax expense	528	3,085	1,001	1,338
NET INCOME	$ 1,303	$ 5,576	$ 1,978	$ 2,613

	June 30, 2010
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Interest income	$ 6,896	$ 6,894	$ 6,805	$ 6,947
Interest expense	2,824	2,849	2,797	2,755

Net interest income	4,072	4,045	4,008	4,192

Provision for loan losses	210	310	160	245
Noninterest income	704	791	713	886
Noninterest expense	3,161	2,914	3,168	3,106
Income before income taxes	1,405	1,612	1,393	1,727
Income tax expense	215	449	316	531
NET INCOME	$ 1,190	$ 1,163	$ 1,077	$ 1,196

	June 30, 2009
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Interest income	$ 6,342	$ 6,304	$ 6,290	$ 6,365
Interest expense	2,889	2,846	2,714	2,755

Net interest income	3,453	3,458	3,576	3,610

Provision for loan losses	400	200	410	141
Noninterest income	336	240	582	662
Noninterest expense	2,016	2,185	2,320	2,615
Income before income taxes	1,373	1,313	1,428	1,516
Income tax expense	446	425	444	480
NET INCOME	$ 927	$ 888	$ 984	$ 1,036

>   CORPORATE INFORMATION   <

CORPORATE HEADQUARTERS 531 Vine Street Poplar Bluff, Missouri 63901 COMPANY WEBSITE www.bankwithsouthern.com SPECIAL COUNSEL Silver, Freedman & Taff, LLP Washington, D.C. 20007	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM BKD, LLP Decatur, Illinois 62525 COMMON STOCK Nasdaq Global Market Nasdaq Symbol: SMBC

TRANSFER AGENT
Stockholders should report lost stock certificates or direct inquiries concerning dividend payments, change of name, address, or ownership, or consolidation of accounts, to the Company’s transfer agent:
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948

ANNUAL MEETING
The Annual Meeting of Stockholders will be held Monday, October 17, 2011, at 9:00 a.m., Central Time, at the Greater Poplar Bluff Area Chamber of Commerce Building,
1111 West Pine, Poplar Bluff, Missouri 63901.

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

>   DIRECTORS and OFFICERS   <

Standing: Sammy Schalk, Dennis Robison, Rebecca Brooks, Charles Moffitt, Charles Love, Ronnie Black Seated: Douglas Bagby, Samuel Smith, Greg Steffens

SOUTHERN MISSOURI BANCORP, INC.

Directors
Samuel H. Smith
Chairman of the Board;
Retired Engineer and former Majority
  Owner, S.H. Smith and Company, Inc.

L. Douglas Bagby
Vice-Chairman of the Board;
City Manager, City of Poplar Bluff

Ronnie D. Black
Retired Executive Director,
General Association of General Baptists

Sammy A. Schalk
President,
Gamblin Lumber Company

Greg A. Steffens
President and Chief Executive Officer,
Southern Missouri Bancorp, Inc.

Rebecca M. Brooks
Financial Manager,
McLane Transport

Charles R. Love
Certified Public Accountant,
Kraft, Miles and Tatum

Charles R. Moffitt
Agency Manager,
Morse Harwell Jiles Insurance Agency

Dennis C. Robison
President, Robison Farms, Inc.

Leonard W. Ehlers
Director Emeritus,
Retired Court Reporter,
36th Judicial Circuit

James W. Tatum
Director Emeritus,
Retired Certified Public Accountant

SOUTHERN BANK
Directors	Senior Officers
L. Douglas Bagby
Chairman of the Board;
City Manager, City of Poplar Bluff

Sammy A. Schalk
Vice-Chairman of the Board;
President, Gamblin Lumber Company

Samuel H. Smith
Retired Engineer and former Majority
   Owner, S.H. Smith and Company, Inc.

Ronnie D. Black
Retired Executive Director,
General Association of General Baptists

Greg A. Steffens
President and Chief Executive Officer,
Southern Missouri Bancorp, Inc.

Rebecca M. Brooks
Financial Manager,
McLane Transport

Charles R. Love
Certified Public Accountant,
Kraft, Miles and Tatum

Charles R. Moffitt
Agency Manager,
Morse Harwell Jiles
Insurance Agency

Dennis C. Robison
President,
Robison Farms, Inc.

Greg A. Steffens
President and
Chief Executive Officer

Kimberly A. Capps
Chief Operations Officer

William D. Hribovsek
Chief Lending Officer

Matthew T. Funke
Chief Financial Officer

Lora L. Daves
Chief of Credit Administration

SOUTHERN MISSOURI BANCORP, INC.
is a single bank holding company that maintained asset quality while taking advantage of new opportunities
to grow our core business in fiscal 2011,
and, as a result, improved long-term shareholder value.

Southern Missouri Bancorp, Inc.
531 Vine Street, Poplar Bluff, Missouri 63901
(573) 778-1800
www.bankwithsouthern.com